Exhibit 10.2

Execution Version

[Published CUSIP Number: 85501UAB4]

TERM LOAN CREDIT AGREEMENT

dated as of

February 2, 2016,

among

STAPLES ESCROW, LLC,

as the initial Borrower,

STAPLES, INC.,

The Lenders Party Hereto

and

BARCLAYS BANK PLC,
as Administrative Agent and Collateral Agent,

and

BANK OF AMERICA, N.A., WELLS FARGO SECURITIES, LLC
and HSBC SECURITIES (USA) INC.,
as Syndication Agents,

and

PNC CAPITAL MARKETS LLC,
 TD SECURITIES (USA) LLC, U.S. BANK NATIONAL ASSOCIATION
and GUGGENHEIM SECURITIES HOLDINGS, LLC,
as Documentation Agents

BARCLAYS BANK PLC,
MERRILL LYNCH PIERCE FENNER & SMITH INCORPORATED,

WELLS FARGO SECURITIES, LLC and
HSBC SECURITIES (USA) INC.,
as Joint Lead Arrangers and Joint Bookrunners

i

ii

SCHEDULES:

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Schedule 1.01(a)	—	Commitment Schedule
Schedule 1.01(b)	—	Unrestricted Subsidiaries
Schedule 1.01(c)	—	Mortgaged Properties
Schedule 5.15	—	Post-Acquisition Obligations
Schedule 6.01	—	Existing Indebtedness
Schedule 6.02	—	Existing Liens
Schedule 6.04	—	Existing Investments
Schedule 6.08	—	Existing Transactions with Affiliates
Schedule 6.09	—	Existing Restrictions

EXHIBITS:

Exhibit A	—	Form of Assignment and Assumption
Exhibit B	—	Form of Affiliated Lender Assignment and Assumption
Exhibit C	—	Form of Guarantee and Collateral Agreement
Exhibit D	—	Form of Compliance Certificate
Exhibit E	—	Form of ABL Intercreditor Agreement
Exhibit F	—	Form of Pari Passu Intercreditor Agreement
Exhibit G-1	—	Form of Solvency Certificate (Closing Date)
Exhibit G-2	—	Form of Solvency Certificate (Acquisition Effective Date)
Exhibit H	—	Form of Subordinated Intercompany Note
Exhibit I	—	Form of Note
Exhibit J-1	—	Form of U.S. Tax Compliance Certificate (Non-U.S. Lenders That Are Not Partnerships)
Exhibit J-2	—	Form of U.S. Tax Compliance Certificate (Non-U.S. Lenders That Are Partnerships)
Exhibit J-3	—	Form of U.S. Tax Compliance Certificate (Non-U.S. Participants That Are Not Partnerships)
Exhibit J-4	—	Form of U.S. Tax Compliance Certificate (Non-U.S. Participants That Not Partnerships)
Exhibit K	—	Form of Borrowing Request
Exhibit L	—	Form of Interest Election Request
Exhibit M	—	Form of Perfection Certificate
Exhibit N	—	Form of Borrower Assumption Agreement
Exhibit O	—	Form of ABL Credit Agreement

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TERM LOAN CREDIT AGREEMENT dated as of February 2, 2016 (as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), among STAPLES ESCROW, LLC, a Delaware limited liability company (the “Escrow Borrower”), STAPLES, INC., a Delaware corporation, the Lenders from time to time party hereto, and BARCLAYS BANK PLC, as Administrative Agent and Collateral Agent.

RECITALS:

WHEREAS, pursuant to that certain Agreement and Plan of Merger, dated as of February 4, 2015 (as waived and consented to in the Waiver Letter, dated as of February 2, 2016, between Staples and Target (each as defined below), and as further amended, restated, amended and restated, supplemented, consented to, waived or otherwise modified, the “Acquisition Agreement”) by and among Staples, Inc., a Delaware corporation (“Staples”), Staples AMS, Inc., a Delaware corporation and a wholly owned Subsidiary of Staples (“Merger Sub”), and Office Depot, Inc., a Delaware corporation (the “Target”), Staples intends to acquire all of the Equity Interests in the Target;

WHEREAS, the Lenders have agreed to extend credit in the form of term loans in an aggregate principal amount equal to $2,500,000,000 to fund, among other things, a portion of the Acquisition consideration;

WHEREAS, the Agents, the Lenders and the Escrow Borrower have agreed that the proceeds of the Loans made to the Escrow Borrower will be held in one or more escrow accounts and the escrow accounts and the property credited to such escrow accounts will be pledged to the Collateral Agent for the benefit of the Secured Parties and that such proceeds shall be released in accordance with the Escrow Agreement;

WHEREAS, prior to the Acquisition Effective Date, Staples is party to this Agreement solely for purposes of Section 2.07(a)(i), Section 2.07(b)(v), Section 2.08 and Section 9.03; and

WHEREAS, pursuant to a Borrower Assumption Agreement to be entered into on the Acquisition Effective Date, Staples will assume all of the rights and obligations of the Escrow Borrower as the Borrower hereunder substantially concurrently with the closing of the Transactions on the Acquisition Effective Date.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01                                 Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“2018 Notes” the Borrower’s 2.75% senior notes due 2018 issued under the 2018 and 2023 Notes Indenture.

“2019 Notes” the Target’s 9.75% Senior Secured Notes due 2019 issued under the 2019 Notes Indenture.

“2023 Notes” the Borrower’s 4.375% senior notes due 2023 issued under the 2018 and 2023 Notes Indenture.

“2018 and 2023 Notes Indenture” means that certain indenture, dated as of January 15, 2009, between the Borrower and HSBC Bank USA, National Association, as trustee.

“2019 Notes Indenture” means that certain indenture, dated as of March 14, 2012, between the Target and U.S. Bank National Association, as trustee.

“ABL Administrative Agent” means Bank of America N.A., in its capacity as administrative agent and collateral agent under the ABL Credit Agreement and the ABL Documents, or any successor administrative agent and collateral agent under the ABL Documents.

“ABL Commitment” has the meaning assigned to “Commitment” in the ABL Credit Agreement.

“ABL Credit Agreement” means (a) the ABL Credit Agreement to be entered into as of the Acquisition Effective Date substantially in the form attached as Exhibit O, by and among the Borrower and certain Subsidiaries of the Borrower, as borrowers thereunder, the lenders party thereto and Bank of America, N.A., as ABL Administrative Agent, as amended, restated, amended and restated, supplemented or otherwise modified from time to time and (b) any credit agreement or other agreement providing for any Permitted Refinancing Indebtedness in respect thereof, in each case, in accordance with the ABL Intercreditor Agreement.

“ABL Documents” means the ABL Credit Agreement, the ABL Intercreditor Agreement, and the other “Loan Documents” as defined in the ABL Credit Agreement then in effect (in each case, as in effect on the Acquisition Effective Date and as amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance therewith and with the ABL Intercreditor Agreement).

“ABL Facility” means the asset-based revolving credit facility established pursuant to the ABL Credit Agreement.

“ABL Intercreditor Agreement” means the ABL Intercreditor Agreement to be entered into as of the Acquisition Effective Date by and among the Borrower, each Subsidiary Guarantor, the ABL Administrative Agent and the Collateral Agent, substantially in the form of Exhibit E.

“ABL Priority Collateral” has the meaning assigned to that term in the ABL Intercreditor Agreement, provided that, for the purposes of this Agreement, ABL Priority Collateral shall not include Excluded Collateral (as such term is defined in the Guarantee and Collateral Agreement).

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

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“Acquisition” means that certain acquisition pursuant to the Acquisition Agreement whereby the Target will be merged with Merger Sub on the Acquisition Effective Date, with the Target surviving as a wholly-owned Subsidiary of Staples.

“Acquisition Agreement” has the meaning assigned to that term in the Recitals hereto.

“Acquisition Agreement Representations” means the representations and warranties made by, or with respect to, the Target in the Acquisition Agreement that are material to the interests of the Lenders (but only to the extent that Staples or its Subsidiaries have the right (taking into account any applicable cure periods) to terminate its or their respective obligations under the Acquisition Agreement (or decline to consummate the transactions thereunder) as a result of a breach of such representations in the Acquisition Agreement).

“Acquisition Date Material Adverse Effect” means any event, change or effect (each, an “Event”), individually or in the aggregate with other such Events, that has a material adverse effect on the financial condition, business or results of operations of the Target and its Subsidiaries (for purposes of this definition, as defined in the Acquisition Agreement as of February 4, 2015), taken as a whole; provided, however, that an Acquisition Date Material Adverse Effect shall not include any Event directly or indirectly arising out of or attributable to: (i) any decrease in the market price of the shares of the Company Common Stock (for purposes of this definition, as defined in the Acquisition Agreement as of February 4, 2015), but not any Event underlying such decrease to the extent such Event would otherwise constitute an Acquisition Date Material Adverse Effect; (ii) conditions, events, or circumstances generally affecting the retail, contract, direct mail and/or internet businesses of the office supply industry; (iii) changes in GAAP, applicable Law (for purposes of this definition, as defined in the Acquisition Agreement as of February 4, 2015) or accounting standards, or in any interpretation of GAAP, applicable Law or accounting standards; (iv) any litigation arising from allegations of a breach of fiduciary duty or other violation of applicable Law relating to the Acquisition Agreement or the transactions contemplated by the Acquisition Agreement (or any public disclosure relating to such litigation); (v) any change, in and of itself, in any analyst’s recommendations, any financial strength rating or any other recommendations or ratings as to the Target or its Subsidiaries, or any failure, in and of itself, to meet analyst projections, but not any Event underlying such change or failure to the extent such Event would otherwise constitute an Acquisition Date Material Adverse Effect; (vi) the failure, in and of itself, of the Target to meet any expected or projected financial or operating performance target publicly announced or provided to the Borrower prior to the date of the Acquisition Agreement, as well as any change, in and of itself, by the Target in any expected or projected financial or operating performance target as compared with any target publicly announced or provided to the Borrower prior to the date of the Acquisition Agreement, but in each case not any Event underlying such failure or change to the extent such Event would otherwise constitute an Acquisition Date Material Adverse Effect; (vii) any changes or developments in United States, European, Asian or global economic, regulatory or political conditions in general (including the outbreak or escalation of hostilities or acts of war or terrorism), or generally affecting United States, European, Asian or global financial or securities markets; or (viii) any changes or developments resulting from the execution, delivery, existence of, or compliance with the Acquisition Agreement or announcement or consummation of the transactions contemplated by the Acquisition Agreement, including any loss of employees, customers, suppliers, vendors, licensors, licensees or distributors; provided, further, that the exceptions in subclauses (ii), (iii) and (vii) shall not apply to the extent that the Target and its Subsidiaries are materially disproportionately affected thereby compared to other participants in the industry or industries in which they operate.

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“Acquisition Effective Date” means the date that the Escrow Conditions are satisfied (or waived in accordance with Section 9.02) and the closing of the Acquisition occurs.

“Adjusted LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means Barclays, in its capacity as administrative agent for the Lenders hereunder, and its successors and permitted assigns in such capacity.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Affiliated Lender Assignment and Assumption” means an assignment and assumption entered into by a Lender and the Borrower or any of its Subsidiaries pursuant to Section 9.04(g) and accepted by the Administrative Agent, in the form of Exhibit B or any other form approved by the Administrative Agent.

“Agent Parties” has the meaning assigned to such term in Section 9.01(d).

“Agents” means, individually and collectively, the Administrative Agent, the Collateral Agent, the Syndication Agents and the Documentation Agents.

“Aggregate Credit Exposure” means, at any time, the aggregate Credit Exposure of all the Lenders.

“All-In Yield” means, as to any Indebtedness, the yield thereof, whether in the form of interest rate, margin, original issue discount, upfront fees or interest rate “floor”, as determined in the reasonable judgment of the Administrative Agent consistent with generally accepted financial practices; provided that original issue discount and upfront fees shall be equated to interest rate assuming a four-year life to maturity (or, if less, the stated life to maturity at the time of incurrence of the applicable Indebtedness); provided, further, that “All-In Yield” shall not include customary arrangement fees, structuring fees, underwriting fees or other similar fees paid to the arrangers of such Indebtedness.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1.0% and (c) the Adjusted LIBO Rate that would be calculated as of such day (or, if such day is not a Business Day, as of the next preceding Business Day) in respect of a proposed Eurocurrency Loan with a one-month Interest Period plus 1.0%.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.  Notwithstanding the foregoing, in no event shall the Alternate Base Rate at any time be less than 1.75% per annum.

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“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable ECF Percentage” means, for any fiscal year of the Borrower, (a) 50.0% if the Senior Secured Net Leverage Ratio as of the last day of such fiscal year is greater than 1.50:1.00, (b) 25.0% if the Senior Secured Net Leverage Ratio as of the last day of such fiscal year is less than or equal to 1.50:1.00 and greater than 1.00:1.00 and (c) 0.0% if the Senior Secured Net Leverage Ratio as of the last day of such fiscal year is less than or equal to 1.00:1.00.

“Applicable Margin” means, for any day, for any Initial Loan, with respect to (i) any ABR Loan, 3.00% per annum and (ii) any Eurocurrency Loan, 4.00% per annum.  The Applicable Margin in respect of any Incremental Loans, Extended Loans or Refinancing Loans shall be the percentages per annum set forth in the applicable Incremental Amendment, Extension Amendment or Refinancing Amendment, respectively.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means, individually and collectively, Barclays, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC and HSBC Securities (USA) Inc., each in its capacity as joint lead arranger and joint bookrunner.

“Asset Sale” shall mean any Disposition of property or series of related Dispositions of property (excluding any Disposition permitted by Section 6.05(a), Section 6.05(b), Section 6.05(c), Section 6.05(d), Section 6.05(f), Section 6.05(g), Section 6.05(h), Section 6.05(i), Section 6.05(j), Section 6.05(k), Section 6.05(m), Section 6.05(n), Section 6.05(o), or Section 6.05(p)) which yields gross proceeds (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $15,000,000 with respect to any Disposition or series of related Dispositions or $50,000,000 in the aggregate during any fiscal year of the Borrower.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, when used with respect to any Sale and Leaseback, as at the time of determination, the present value of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback, including any period for which such lease has been extended or may, at the option of the lessor, be extended.  Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided that, if such Sale and Leaseback results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of Capital Lease Obligation.

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“Authorized Officer” means, as applied to any Person, the principal executive officer, president or any corporate vice president (or the equivalent thereof), principal financial officer, principal accounting officer or any director of such Person or an equivalent authorized Person with respect to any limited liability company or partnership. Unless otherwise specified, an Authorized Officer shall refer to an Authorized Officer of the Borrower.

“Available Amount” means, as at any date, an amount, not less than zero in the aggregate, determined on a cumulative basis equal to, without duplication:

(a)                                 an amount equal to $150,000,000; plus

(b)                                 the Cumulative Retained Excess Cash Flow Amount at such time; plus

(c)                                  the cumulative amount of cash and Cash Equivalent proceeds from (i) the sale of Equity Interests (other than any Disqualified Equity Interests) of Staples after the Closing Date and on or prior to such time and (ii) the principal amount of Indebtedness (other than Indebtedness that is contractually subordinated to the Obligations or that is owed to an Unrestricted Subsidiary) of the Borrower or any Restricted Subsidiary owed to a Person that is not a Loan Party or a Subsidiary or an Affiliate of a Loan Party incurred after the Closing Date that is converted to common Equity Interests (other than any Disqualified Equity Interests) of Staples after the Closing Date; plus

(d)                                 in the event any Unrestricted Subsidiary has been re-designated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Borrower or a Restricted Subsidiary, in each case after the Closing Date, the fair market value of the Investments of the Borrower and its Restricted Subsidiaries in such Unrestricted Subsidiary as of the time of such re-designation, combination or transfer (or of the assets transferred or conveyed, as applicable) so long as such Investments were originally made pursuant to Section 6.04(r); provided, in each case, that such amount does not exceed the amount of such Investment made pursuant to Section 6.04(r) as such amount is reduced by any returns contemplated by clause (e) below prior to such time; plus

(e)                                  to the extent not already included in Cumulative Retained Excess Cash Flow Amount, an amount equal to any after-tax returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received in cash or Cash Equivalents by the Borrower or any Restricted Subsidiary after the Closing Date in respect of any Investments made pursuant to Section 6.04(r); provided, in each case, that such amount does not exceed the amount of such Investment made pursuant to Section 6.04(r); minus

(f)                                   any amount of the Available Amount used to make Restricted Payments pursuant to Section 6.07(a)(xi) after the Closing Date and prior to such time; minus

(g)                                  any amount of the Available Amount used to make Investments pursuant to Section 6.04(r) after the Closing Date and prior to such time; minus

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(h)                                 any amount of the Available Amount used to make payments or distributions in respect of Restricted Indebtedness pursuant to Section 6.07(b)(vi) after the Closing Date and prior to such time.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time.

“Bankruptcy Code” means the provisions of Title 11 of the United States Code, 11 USC. §§ 101 et seq.

“Barclays” means Barclays Bank PLC.

“Board” means the Board of Governors of the Federal Reserve System of the United States.

“Borrower” means, prior to the effectiveness of the Borrower Assumption Agreement, the Escrow Borrower, and upon and following the effectiveness of the Borrower Assumption Agreement, Staples, as assignee of the Escrow Borrower’s rights and obligations hereunder on the Acquisition Effective Date in accordance with the terms of the Borrower Assumption Agreement.

“Borrower Assumption Agreement” means an assumption agreement entered into by the Escrow Borrower and Staples, and accepted by the Administrative Agent, in the form of Exhibit N or any other form approved by the Administrative Agent.

“Borrower Material” has the meaning assigned to such term in the last paragraph of Section 5.01.

“Borrowing” means Loans of the same Facility and Type made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.02 substantially in the form of, and containing the information prescribed by, Exhibit K.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in the applicable currency in which interest on such Eurocurrency Loan is calculated in the London interbank market.

“Capital Expenditures” means, without duplication, any expenditure for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries as shown in the statement of cash flows prepared in accordance with GAAP.

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“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Equivalents” means, as at any date of determination, any of the following: (a) marketable securities (i) issued or directly and unconditionally guaranteed as to interest and principal by the United States government or (ii) issued by any agency of the United States and the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after the date of acquisition and having a rating of at least A-1 from S&P or at least P-1 from Moody’s; (c) certificates of deposit, time deposits, Eurocurrency time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender (or a lender under the ABL Facility) or by any commercial bank organized under the laws of the United States or any state thereof or the District of Columbia that (i) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator), (ii) has Tier 1 capital (as defined in such regulations) of not less than $1,000,000,000 and (iii) has a rating of at least A from S&P and A3 from Moody’s; (d) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within 270 days from the date of acquisition; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender (or a lender under the ABL Facility) or any commercial bank satisfying the requirements of clause (c) of this definition; and (g) shares of money market, mutual or similar funds which (i) invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; (ii) has net assets of not less than $500,000,000 and (iii) has the highest rating obtainable from either S&P or Moody’s; provided, that, in the case of any Investment by an International Subsidiary, “Cash Equivalents” shall also include: (I) direct obligations of the sovereign nation (or any agency thereof) in which such International Subsidiary is organized and is conducting business or in obligations fully and unconditionally guaranteed by such sovereign nation (or any agency thereof), in each case maturing within one year after such date, (II) investments of the type and maturity described in clauses (a), (b), (c) or (g) above of International Subsidiaries (with, in the case of clauses (a), (b) and (c), the references to the United States to also include the sovereign nation thereof or any other sovereign nation with an equal or better rating that forms a part of any group of such sovereign nations, such as the Eurozone and the European Monetary Union), which Investments have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies, (III) repurchase obligations for underlying securities of the types described in clauses (a), (b) and (c) above (as modified pursuant to clause (II) above) entered into with any bank meeting the qualifications specified in clause (c) above and (IV) shares of money market mutual or similar funds which invest exclusively in assets otherwise satisfying the requirements of this definition (including this proviso).

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“Cash Pooling Arrangements” means any agreement entered into in the ordinary course of business consistent with past practice to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements, in a pooling agreement among one or more of the Borrower and its Restricted Subsidiaries and a financial institution (or an in-house bank) including, without limitation, the Cash Pool Agreement, dated July 25, 2013, among Staples, certain Restricted Subsidiaries and Bank Mendes Gans N.V.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of Equity Interests representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) members of the board of directors of the Borrower on the Closing Date, nor (ii) nominated by the board of directors of the Borrower nor (iii) appointed or approved by directors so nominated (such approval either by a specific vote or by approval of the Borrower’s proxy statement); or (c) any “change of control” (or similar event, however denominated) shall occur under and as defined in any indenture or agreement in respect of Material Indebtedness of the Borrower that would trigger a default or event of default under such Material Indebtedness or give rise to a right of the holder thereof to cause the obligors thereunder to repurchase, prepay, redeem or defease such Material Indebtedness.

“Change in Law” means (a) the adoption or taking effect of any law, rule, regulation, practice, treaty or concession after the date of this Agreement, (b) any change in any law, rule or regulation, practice, treaty or concession or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement, (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority, (d) compliance by any Lender (or, for purposes of Section 2.11(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement, (e) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III, regardless of the date enacted, adopted, issued or implemented or (f) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, regardless of the date enacted, adopted, issued or implemented.

“Charges” has the meaning assigned to such term in Section 9.17.

“Class” refers to whether Loans are Initial Loans, Incremental Loans, Refinancing Loans of a given Refinancing Series or Extended Term Loans of a given Extension Series and, if used with respect to any Lender, shall refer to Lenders having Loans of the same Class.  Loans that are not fungible shall be construed to be in different Classes and Loans that are fungible shall be construed to be in the same Class.

“Closing Date” means February 2, 2016.

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“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all property of any Loan Party, now existing or hereafter acquired, that may at any time be or become subject to a Lien in favor of the Collateral Agent (for the benefit of the Secured Parties) pursuant to the Collateral Documents in order to secure the Secured Obligations.

“Collateral Agent” means Barclays in its capacity as collateral agent for the Secured Parties, and its successors and permitted assigns in such capacity

“Collateral Documents” means, (i) until the Acquisition Effective Date, the Escrow Agreement and each other collateral document delivered to any Agent to grant a valid, perfected security interest and Lien on any property of the Escrow Borrower as collateral for the Secured Obligations, and any other document or instrument utilized to pledge, grant or perfect or purport to pledge, grant or perfect a Lien on any property of the Escrow Borrower as collateral for the Secured Obligations, and (ii) on and after the Acquisition Effective Date, individually and collectively, the Guarantee and Collateral Agreement, the Intellectual Property Security Agreements, the Mortgages and each other collateral document delivered to any Agent to grant a valid, perfected security interest and Lien on any property of any Loan Party as collateral for the Secured Obligations, and any other document or instrument utilized to pledge, grant or perfect or purport to pledge, grant or perfect a Lien on any property of the Loan Parties as collateral for the Secured Obligations.

“Commitment” means, with respect to any Lender, the collective reference to the Initial Commitments and the Incremental Commitments (if any) of such Lender.

“Commitment Schedule” means the Schedule attached hereto as Schedule 1.01(a).

“Compliance Certificate” has the meaning assigned to such term in Section 5.01(c).

“Confidential Information Memorandum” means the Confidential Information Memorandum dated April 2015 relating to Staples and the Transactions.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consignment Transaction” means any consignment transaction between the Borrower or any of its Restricted Subsidiaries and an Original Vendor in which (i) inventory is sold to the Original Vendor for fair market value in exchange for cash consideration and (ii) such inventory is consigned by the Original Vendor to the Borrower or any of its Restricted Subsidiaries for resale.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Agreement Refinanced Debt” has the meaning assigned to such term in the definition of Credit Agreement Refinancing Indebtedness.

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“Credit Agreement Refinancing Indebtedness” means (a) Permitted Pari Passu Refinancing Debt or (b) Permitted Unsecured Refinancing Debt, in each case, issued, incurred or otherwise obtained to refinance, in whole or part, existing Loans, or any then-existing Credit Agreement Refinancing Indebtedness (“Credit Agreement Refinanced Debt”); provided that (i) such Indebtedness has a maturity no earlier, and a Weighted Average Life to Maturity equal to or greater, than the Credit Agreement Refinanced Debt, (ii) the principal amount of such Indebtedness does not exceed the principal amount of the Credit Agreement Refinanced Debt except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal, replacement or extension and by an amount equal to any existing commitments unutilized under the Credit Agreement Refinanced Debt, (iii) the terms and conditions of such Indebtedness (except as otherwise provided in clause (i) above and with respect to pricing, premiums, fees, rate floors and optional prepayment or redemption terms) (taken as a whole) are no more favorable to the lenders or holders providing such Indebtedness than the terms and conditions applicable to the Credit Agreement Refinanced Debt (except for covenants or other provisions applicable only to periods after the Latest Maturity Date at the time of incurrence of such Indebtedness), (iv) such Indebtedness is issued, incurred or otherwise obtained solely to refinance, in whole or part, Credit Agreement Refinanced Debt and (v) such Credit Agreement Refinanced Debt shall be repaid, repurchased, retired, defeased or satisfied and discharged, all accrued interest, fees, premiums (if any) and penalties in connection therewith shall be paid, and all commitments thereunder terminated, on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained.

“Credit Exposure” means, as to any Lender at any time, the unused Commitments and outstanding Loans of such Lender at such time.

“Credit Extension” means the making of a Loan or the release of the proceeds of the Loans from the Escrow Account pursuant to Section 4.02.

“Cumulative Retained Excess Cash Flow Amount” means, at any date, an amount, not less than zero in the aggregate, determined on a cumulative basis equal to the aggregate cumulative sum of the Retained Percentage of Excess Cash Flow (with Excess Cash Flow calculated after reduction for amounts attributable to International Subsidiaries that cannot be repatriated, as set forth in the second sentence of Section 2.07(b)(iv)) for all fiscal years of the Borrower ending after the Closing Date (commencing with the fiscal year ending February 3, 2018) and prior to such date.

“Current Assets” means, at any date, all amounts (other than cash and Cash Equivalents) that would be set forth opposite the caption “total current assets” (or any like caption) on the most recent consolidated balance sheet of the Borrower and its Restricted Subsidiaries in accordance with GAAP.

“Current Liabilities” means, at any date, all amounts that would be set forth opposite the caption “total current liabilities” (or any like caption) on the most recent consolidated balance sheet of the Borrower and its Restricted Subsidiaries in accordance with GAAP, but excluding (a) the current portion of Funded Debt and (b) all revolving Indebtedness.

“Declined Proceeds” means has the meaning assigned to such term in Section 2.07(d)(v).

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

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“Departing Lender” has the meaning assigned to such term in Section 2.15(b).

“Disinterested Director” means, with respect to any Person and transaction, a member of the board of directors of such Person who does not have any material direct or indirect financial interest in or with respect to such transaction.

“Disposition” means, with respect to any property, any sale, lease, sublease, assignment, conveyance, transfer, exclusive license or other disposition thereof (including by way of merger or consolidation, any Sale and Leaseback or any synthetic lease); and the terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Equity Interests” means any Equity Interests that, by their terms (or by the terms of any security or other Equity Interests into which they are convertible or for which they are exchangeable), or upon the happening of any event or condition, (a) require the payment of any dividends (other than dividends payable solely in shares of Qualified Equity Interests), (b) mature or are mandatorily redeemable or subject to mandatory repurchase or redemption or repurchase at the option of the holders thereof (other than solely for Qualified Equity Interests), in each case in whole or in part and whether upon the occurrence of any event, pursuant to a sinking fund obligation on a fixed date or otherwise (including as the result of a failure to maintain or achieve any financial performance standards) or (c) are or become convertible into or exchangeable for, automatically or at the option of any holder thereof, any Indebtedness, Equity Interests or other assets other than Qualified Equity Interests, in the case of each of clauses (a), (b) and (c), prior to the date that is 91 days after the Latest Maturity Date at the time of issuance of such Equity Interests (other than (i) following payment in full of the Obligations (other than indemnification and other contingent obligations not yet due and owing) and termination of the Commitments or (ii) upon a “change in control”; provided that any payment required pursuant to this clause (ii) is subject to the prior repayment in full of the Obligations (other than indemnification and other contingent obligations not yet due and owing) and the termination of the Commitments); provided, however, that if such Equity Interests are issued to any employee or to any plan for the benefit of employees of the Borrower or the Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by the Borrower or any Restricted Subsidiary in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Disqualified Institution” means, on any date, (a) any Person designated by Staples as a “Disqualified Institution” by written notice delivered to the Administrative Agent on or prior to February 4, 2015 and (b) any other Person that is a competitor of Staples or any of its Subsidiaries, which Person has been designated by Staples as a “Disqualified Institution” by written notice to the Administrative Agent on or prior to February 4, 2015 or from time to time thereafter (such designation to take effect on the Business Day following receipt by the Administrative Agent of such notice); provided that (i) “Disqualified Institutions” shall not include any bona fide debt fund that is an Affiliate of a competitor of Staples or any of its Subsidiaries or any investment vehicle that is an Affiliate of such competitor and that is primarily engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its business and with respect to which none of such competitor or any of its subsidiaries makes investment decisions or has the power, directly or indirectly, to direct or cause the direction of such competitor’s investment decisions, (ii) no designation of any Person as a “Disqualified Institution” shall apply retroactively to disqualify a Person that has previously acquired an assignment or participation interest in the Loans to the extent such Person (or its

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Affiliates) was not a Disqualified Institution at the time of the applicable assignment or participation, as the case may be, and (iii) “Disqualified Institutions” shall exclude any Person that Staples has designated as no longer being a “Disqualified Institution” by written notice delivered to the Administrative Agent from time to time.

“Divested Property” means the businesses, services or assets required to be divested, transferred or otherwise sold by Staples or the Target (or any of their respective Restricted Subsidiaries, determined giving pro forma effect to the Transactions) in connection with the Acquisition pursuant to an agreement or order issued by any regulatory authority.

“Documentation Agents” means, individually and collectively, PNC Capital Markets LLC, TD Securities (USA) LLC, U.S. Bank National Association and Guggenheim Securities Holdings, LLC, each in its capacity as a Documentation Agent.

“dollars” or “$” means the lawful money of the United States.

“DQ List” has the meaning assigned to such term in Section 9.04(j).

“EBITDA” means, for any period, an amount determined for Staples and its Restricted Subsidiaries on a consolidated basis equal to Net Income for such period, plus,

(a)                                 without duplication and, to the extent (other than in the case of clause (vii)) reducing Net Income for such period, the sum of:

(i)                                     Interest Expense for such period;

(ii)                                  income tax expense for such period;

(iii)                               all amounts attributable to depreciation and amortization expense for such period;

(iv)                              other non-cash charges (including, without limitation, any non-cash charges for tangible or intangible impairments or asset write downs for such period), but excluding any write downs or write-offs of inventory, any non-cash charge in respect of an item that was included in Net Income in a prior period and any non-cash charge to the extent that it represents an accrual of or reserve for cash Capital Expenditures in any future period;

(v)                                 all amounts in respect of extraordinary, unusual or non-recurring losses, expenses or charges (including, without limitation, (A) any fees, expenses or charges associated with or related to any restructurings (including restructuring related to the OfficeMax Merger or the Acquisition and, for the avoidance of doubt, the effect of retention, headcount reductions, systems establishment costs, contract termination costs and excess pension charges), (B) any fees, expenses or charges relating to plant shutdowns, facility consolidations, business exits and discontinued operations, (C) acquisition integration costs, (D) any (I) severance, other employee termination benefits or relocation costs, expenses or charges, (II) one-time non-cash compensation charges

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recorded from grants or acceleration of vesting of stock options, restricted stock, restricted stock units, performance shares, stock appreciation rights and other equity-based awards, in each case to officers, directors and employees, (III) the costs and expenses after the Closing Date relating to the employment of terminated employees, (IV) lease termination costs and (V) fees, expenses, charges or change in control payments which, in each case under clauses (A) through (D), shall not exceed (x) if such amounts result from or are related to the Acquisition, $1,000,000,000, (y) if such amounts result from or are related to the OfficeMax Merger, $250,000,000 and (z) with respect to all other amounts, when taken together with amounts added back pursuant to subclause (y)(3) of clause (vii) of this definition, 15% of EBITDA for such period (calculated prior to giving effect to any adjustment pursuant to clauses (A) through (D) and subclause (y)(3) of clause (vii) of this definition) in the aggregate and (E) any expenses or charges relating to any offering of Equity Interests, Permitted Acquisition, or any Investment or Indebtedness permitted under this Agreement, in each case under this clause (E), whether or not successful);

(vi)                              any financial advisory fees, accounting fees, legal fees and other similar advisory and consulting fees and related out-of-pocket expenses incurred by the Borrower or any Restricted Subsidiary as result of the Transactions; and

(vii)                           the amount of cost savings and other operating expense reductions and synergies projected by the Borrower in good faith to be realized as a result of (A) the OfficeMax Merger within 18 months after the Acquisition Effective Date, (B) the Acquisition within 36 months after the consummation of the Acquisition, or (C) any Specified Transaction permitted hereunder within 18 months after the consummation of such Specified Transaction (in each case, calculated on a Pro Forma Basis as though such cost savings, operating expense reductions and synergies had been realized on the first day of such period for which EBITDA is being determined and as if such cost savings, operating expense reductions and synergies were realized during the entirety of such period), net of the amount of actual benefits realized during such period from such actions; provided, that (x) such cost savings, operating expense reductions and synergies are reasonably identifiable and factually supportable, (y) the aggregate amount of cost savings, operating expense reductions and synergies added back pursuant to this clause (vii), other than any cost savings, operating expense reductions and synergies of the type that would be permitted to be included in pro forma financial statements prepared in accordance with Regulation S-X under the Securities Act, shall not exceed (1) if such amounts are projected to be realized in connection with the OfficeMax Merger, $300,000,000, (2) if such amounts are projected to be realized in connection with the Acquisition, $1,000,000,000 and (3) with respect to all other amounts, when taken together with amounts added back pursuant to subclause (z) of clause (v) of this definition, 15% of EBITDA for such period (prior to giving effect to this clause (vii) and subclauses (A) through (D) of clause (v) of this definition) and (z) the Borrower shall provide to the Administrative Agent reasonable detail with respect to such cost savings, operating expense reductions and synergies and certify that such cost savings, operating expense reductions and synergies are projected by the Borrower in good faith to be realized within the applicable time period set forth above, and

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(b)                                 minus, without duplication and to the extent included in Net Income, the sum of:

(i)                                     all amounts in respect of extraordinary, unusual or nonrecurring gains;

(ii)                                  cash payments made during such period in respect of non-cash charges that were added back pursuant to clause (a)(iv) above in a prior period; and

(iii)                               other non-cash gains increasing Net Income for such period (excluding any such non-cash gain to the extent it represents the reversal of an accrual or reserve for potential cash gain in any prior period) and all other non-cash items of income for such period, all calculated in accordance with GAAP.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person that is not a Disqualified Institution and meets the requirements to be an assignee under Section 9.04(b)(iv), Section 9.04(b)(vi) and Section 9.04(b)(vii) (subject to such consents, if any, as may be required under Section 9.04(b)(iv)).

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices, settlements or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, presence, Release or threatened Release of any Hazardous Material.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental investigation or remediation, governmental oversight costs, fines, penalties or indemnities), of the Borrower or any Restricted Subsidiary directly or indirectly resulting from or based upon (a) compliance or noncompliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, sale, treatment or disposal of any Hazardous Materials, (c) the presence of or exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract or agreement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

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“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period referred to in Section 4043(c) of ERISA is waived); (b) the existence with respect to any Plan of a non-exempt “prohibited transaction,” as defined in Section 406 of ERISA and Section 4975(f)(3) of the Code; (c) any failure of any Plan to satisfy the “minimum funding standard” applicable to such Plan (as such term is defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (d) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, the failure to make by its due date a required installment under Section 412(m) of the Code with respect to any Plan or the failure of any Loan Party or ERISA Affiliate to make any required contribution to any Multiemployer Plan; (e) the incurrence by any Loan Party or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan including, without limitation, the imposition of any Lien in favor of the PBGC or any Plan; (f) the receipt by any Loan Party or any ERISA Affiliate from the PBGC or a Plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan under Section 4042 of ERISA; (g) a determination that any Plan is, or is expected to be, in “at risk” status (within the meaning of Title IV of ERISA); (h) the incurrence by any Loan Party or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (i) the receipt by any Loan Party or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Loan Party or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA or in “endangered” or “critical status” within the meaning of Section 432 of the Code or Section 305 or Title IV of ERISA.

“Escrow Account” has the meaning assigned to such term in the Escrow Agreement.

“Escrow Agent” means JPMorgan Chase Bank, N.A., in its capacity as escrow agent under the Escrow Agreement, together with its successors and assigns in such capacity.

“Escrow Agreement” means the Escrow Agreement, dated as of the Closing Date, among the Escrow Borrower, the Administrative Agent, the Collateral Agent and the Escrow Agent, as the same may be amended, restated, supplemented, replaced or otherwise modified from time to time.

“Escrow Borrower” has the meaning assigned to such term in the Preamble hereto.

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“Escrow Conditions” has the meaning assigned to such term in Section 4.02.

“Escrow Conditions Deadline” means September 10, 2016; provided that solely in the event that the conditions precedent pursuant to Section 6.1(b) of the Acquisition Agreement shall not have been satisfied on or prior to such date, upon payment by Staples of the Escrow Extension Fee, such date shall be extended to November 10, 2016.

“Escrow Extension Fee” means a fee in an amount equal to 0.25% of the aggregate principal amount of Loans then outstanding, which fee shall be payable to the Administrative Agent for the benefit of the Lenders and allocated among the Lenders in accordance with their respective shares of the Aggregate Credit Exposure.

“Escrow Property” has the meaning assigned to such term in the Escrow Agreement.

“Escrowed Proceeds” means the proceeds from the offering of any debt securities or other Indebtedness paid into an escrow account with an independent escrow agent on the date of the applicable offering or incurrence pursuant to escrow arrangements that permit the release of amounts on deposit in such escrow account upon satisfaction of certain conditions or the occurrence of certain events. The term “Escrowed Proceeds” shall include any interest earned on the amounts held in escrow.

“Eurocurrency” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event” has the meaning assigned to such term in the definition of Acquisition Date Material Adverse Effect.

“Events of Default” has the meaning assigned to such term in Article VII.

“Excess Cash Flow” shall mean, for any fiscal year of Staples, the excess, if any, of:

(a)                                 the sum, without duplication, of:

(i)                                     Net Income for such fiscal year;

(ii)                                  the amount of all non-cash charges (including depreciation and amortization) to the extent deducted in arriving at such Net Income (excluding any such non-cash charge to the extent that it represents an accrual or reserve for a potential cash charge in any future period or amortization of a prepaid cash gain that was paid in a prior period); and

(iii)                               the amount of the decrease, if any, in Working Capital for such fiscal year; minus

(b)                                 the sum, without duplication, of:

(i)                                     the amount of all non-cash gains included in arriving at such Net Income;

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(ii)                                  without duplication of amounts deducted from Excess Cash Flow pursuant to clause (vii) in prior periods, the aggregate amount actually paid by the Borrower and its Restricted Subsidiaries in cash during such fiscal year on account of Capital Expenditures, except to the extent funded by the incurrence of long term Indebtedness or from equity contributions made to, or Equity Interests issued by, the Borrower;

(iii)                               the aggregate amount of all regularly scheduled principal payments of Funded Debt actually paid by the Borrower and its Restricted Subsidiaries in cash during such fiscal year (including, without limitation, the Loans, but excluding, for the avoidance of doubt,  repayments of revolving loans or swing line loans unless there is an equivalent scheduled permanent reduction in commitments thereunder) except to the extent funded by the incurrence of long term Indebtedness or from equity contributions made to, or Equity Interests issued by, the Borrower;

(iv)                              the amount of the increase, if any, in Working Capital for such fiscal year;

(v)                                 the amount of cash Restricted Payments made pursuant to Section 6.07(a)(iv) or Section 6.07(a)(vii) during such fiscal year, except to the extent funded by the incurrence of long term Indebtedness or from equity contributions made to, or Equity Interests issued by, the Borrower;

(vi)                              without duplication of amounts deducted from Excess Cash Flow pursuant to clause (vii) in prior periods, (x) the aggregate amount of consideration paid in cash by the Borrower and its Restricted Subsidiaries during such fiscal year with respect to Permitted Acquisitions or other Investments (in either case, except to the extent funded by the incurrence of long term Indebtedness or from equity contributions made to, or Equity Interests issued by, the Borrower) (other than Investments of a type permitted under Sections 6.04(a) and (c)) and (y) to the extent not deducted in determining Net Income for such period, an amount paid by the Borrower and its Restricted Subsidiaries during such period that is reimbursable by the seller, or other unrelated third party, in connection with a Permitted Acquisition or other Investment;

(vii)                           without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by the Borrower and its Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to acquisitions that constitute Investments permitted under this Agreement or Capital Expenditures, in each case during the period of four consecutive fiscal quarters of the Borrower following the end of such period; provided that, to the extent the aggregate amount of internally generated cash actually utilized to finance such Investments, Capital Expenditures or other amounts referred to above during such period of four consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters;

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(viii)                        the amount of any Declined Proceeds, to the extent such amounts would have otherwise been included in arriving at such Net Income; and

(ix)                              the amount of any mandatory prepayment of Loans made pursuant to Section 2.07(b)(i) or Section 2.07(b)(ii) solely to the extent that the Net Cash Proceeds of the applicable Asset Sale or Disposition of Divested Property was included in arriving at such Net Income in such fiscal year or in a prior fiscal year.

“Excluded Foreign Subsidiary” means any Subsidiary that is (i) (x) a “controlled foreign corporation” within the meaning of Section 957 of the Code or (y) is otherwise not organized or formed under the laws of any state of the United States or the District of Columbia, (ii) a Subsidiary that holds no material assets other than equity interests or debt instruments of an entity described in clause (i)(x) or the equity interests or debt instruments of an entity of the type otherwise described in this clause (ii), or (iii) a Subsidiary of an entity described in clause (i).

“Excluded Information” means any non-public information with respect to the Borrower or its Subsidiaries or any of their respective securities to the extent such information could have a material effect upon, or otherwise be material to, an assigning Lender’s decision to assign Loans or a purchasing Lender’s decision to purchase Loans.

“Excluded Taxes” means, with respect to the Administrative Agent, the Collateral Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of a Lender with respect to an applicable interest in a Loan or Commitment pursuant to a Requirement of Law (including FATCA) in effect at the time (i) such Lender acquires such interest in the Loan or Commitment (other than an assignee under Section 2.15(b)) or (ii) such Lender designates a new lending office, except in each case, to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding Tax under Section 2.13(a), (c) Taxes attributable to a Lender’s failure to comply with Section 2.13(f), or (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Credit Agreements” means (i) that certain Amended and Restated Credit Agreement dated as of May 25, 2011 (as amended, restated, amended and restated, refinanced, replaced, modified or supplemented from time to time on or prior to the Acquisition Effective Date), among, inter alios, the Target, JPMorgan Chase Bank, N.A., as administrative agent and US collateral agent, JPMorgan Chase Bank, N.A., London Branch, as European administrative agent and European collateral agent, and the other parties thereto and (ii) that certain Credit Agreement dated as of May 31, 2013 (as amended, restated, amended and restated, refinanced, replaced, modified or supplemented from time to time on or prior to the Acquisition Effective Date), among, inter alios, Staples, Bank of America, N.A. as administrative agent and the other parties thereto.

“Extended Facility” means the Extended Loans of a given Class.

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“Extended Loans” has the meaning assigned to such term in Section 2.19(a).

“Extending Lender” has the meaning assigned to such term in Section 2.19(a).

“Extension” has the meaning assigned to such term in Section 2.19(a).

“Extension Amendment” has the meaning assigned to such term in Section 2.19(c).

“Extension Offer” has the meaning assigned to such term in Section 2.19(a).

“Extension Series” has the meaning assigned to such term in Section 2.19(a).

“Facilities” means the collective reference to the Initial Facility, any Incremental Facility, any Extended Facility and any Refinancing Facility.

“Fair Value” means the amount at which the assets (both tangible and intangible), in their entirety, of a Person (or a Person and its Restricted Subsidiaries taken as a whole, as applicable) would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any regulations or official interpretations thereof.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means the chief financial officer, principal accounting officer, senior vice president — finance, treasurer or controller of a Borrower.

“Flood Zone” means areas having special flood hazards as described in the National Flood Insurance Act of 1968, as amended from time to time, and any successor statute.

“Foreign Lender” means any Lender that is not a “United States person” as defined by section 7701(a)(30) of the Code (“United States Person”).

“Foreign Plan” means each “employee benefit plan” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) that is not subject to US law and is maintained or contributed to by any Loan Party.

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“Funded Debt” means, with respect to any Person, all Indebtedness of such Person of the types described in clauses (a), (b), (h) and (i) of the definition of “Indebtedness” (in the case of clause (i), to the extent that it is not a contingent obligation).

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means the government of the United States or any other nation or, in each case, any political subdivision thereof, whether state, provisional, territorial or local; the European Central Bank, the Council of Ministers of the European Union or any other supranational body; and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or other obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business or any customary indemnity obligations.

“Guarantee and Collateral Agreement” means the Guarantee and Collateral Agreement to be executed and delivered by Staples and each Subsidiary Guarantor, substantially in the form of Exhibit C, as the same may be amended, restated, supplemented, replaced or otherwise modified from time to time.

“Hazardous Materials” means all materials, substances or wastes listed, classified, regulated, characterized or otherwise defined as hazardous, toxic, explosive, radioactive, or a pollutant under applicable Environmental Laws, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Identified Contingent Liabilities” means the maximum estimated amount of liabilities reasonably likely to result from pending litigation, asserted claims and assessments, guaranties, uninsured risks and other contingent liabilities of a Person (or a Person and its Restricted Subsidiaries taken as a whole, as applicable) including all fees and expenses related to the Transactions but exclusive of such contingent liabilities to the extent reflected in Stated Liabilities), as identified in terms of their nature and estimated magnitude by responsible officers of Staples.

“Immaterial Subsidiary” means, at any date, any Restricted Subsidiary of the Borrower which the Borrower designates in writing to the Administrative Agent as an “Immaterial Subsidiary” and

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which, on an individual basis, (i) does not, as of the most recently ended Test Period, have assets with a value in excess of 2.5% of the consolidated total assets of the Borrower and its Restricted Subsidiaries and (ii) did not, during the most recently ended Test Period, have revenues exceeding 2.5% of the total revenues of the Borrower and its Restricted Subsidiaries; provided that, the aggregate assets or revenues of all Immaterial Subsidiaries, determined in accordance with GAAP, may not exceed 5.0% of consolidated assets or consolidated revenues, respectively, of the Borrower and its Restricted Subsidiaries, collectively, at any time (and the Borrower will designate in writing to the Administrative Agent from time to time the Subsidiaries which will cease to be treated as “Immaterial Subsidiaries” in order to comply with the foregoing limitation).

“Impacted Loans” has the meaning assigned to such term in Section 2.11(f).

“Increased Amount Date” has the meaning assigned to such term in Section 2.17(a).

“Incremental Amendment” has the meaning assigned to such term in Section 2.17(e).

“Incremental Commitments” has the meaning assigned to such term in Section 2.17(a).

“Incremental Equivalent Debt” means any secured debt securities issued by the Borrower pursuant to an indenture, note purchase agreement or otherwise in lieu of Indebtedness under this Agreement permitted to be incurred pursuant to Section 2.17; provided that (i) on the date of such issuance, the aggregate principal amount of all Incremental Equivalent Debt shall not exceed the Maximum Incremental Facilities Amount on such date, (ii) on the date of such issuance, such Indebtedness could have been incurred as Incremental Commitments on such date under Section 2.17, (iii) such Incremental Equivalent Debt shall not at any time be guaranteed by any Person that is not a Loan Party, (iv) such Incremental Equivalent Debt shall not mature on or prior to the then applicable Latest Maturity Date at the time such Incremental Equivalent Debt is issued, (v) the Weighted Average Life to Maturity of such Incremental Equivalent Debt shall be no shorter than the Weighted Average Life to Maturity of the then existing Loans, (vi) the definitive documentation for such Incremental Equivalent Debt shall not include other covenants that are more favorable to the lenders or holders providing such Incremental Equivalent Debt than the covenants for the Initial Facility provided for in this Agreement, taken as a whole and (vii) (A) such Indebtedness is secured on a pari passu basis (but without regard to the control of remedies) with the Obligations and is not secured by any property or assets other than the Collateral, (B) the security agreements relating to such Indebtedness are substantially the same as or more favorable to the Loan Parties than the Collateral Documents (with such differences as are reasonably satisfactory to the Administrative Agent) and (C) a representative validly acting on behalf of the holders of such Indebtedness shall have become party to a Pari Passu Intercreditor Agreement and the ABL Intercreditor Agreement.

“Incremental Facility” means a term loan facility established pursuant to Section 2.17(a).

“Incremental Lender” has the meaning assigned to such term in Section 2.17(a).

“Incremental Loan” has the meaning assigned to such term in Section 2.17(c).

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“Incremental Loan Maturity Date” means the date on which Incremental Loans of a series shall become due and payable in full hereunder, as specified in the applicable Incremental Amendment, including by acceleration or otherwise.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed by such Person, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations, purchase money Indebtedness and Attributable Indebtedness of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty for Indebtedness, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) obligations under any earn-out that have become a liability on the balance sheet of such Person, (l) all obligations of such Person in respect of Disqualified Equity Interests of such Person, (m) any other Off-Balance Sheet Liability and (n) for the purposes of Section 6.01 and Section 7.02(f) only, the net obligations of such Person in respect of Swap Agreements.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.  The amount of any Guarantee shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Indemnified Taxes” means (a) Taxes other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Information” has the meaning assigned to such term in Section 9.12.

“Initial Commitments” means, as to any Initial Lender, the obligation of such Initial Lender, if any, to make an Initial Loan to the Borrower hereunder (to be deposited in the Escrow Account pending consummation of the Acquisition on the Acquisition Effective Date) in a principal amount not to exceed the amount set forth under the heading “Initial Commitment” opposite such Initial Lender’s name on Schedule 1.01(a) or, as the case may be, in the Assignment and Assumption pursuant to which such Initial Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof.  The aggregate principal amount of the Initial Commitments on the Closing Date is $2,500,000,000.

“Initial Facility” means the Initial Commitments and the Initial Loans made thereunder.

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“Initial Facility Maturity Date” means the earlier of (i) the date that is six years after the Closing Date and (ii) the date that is 91 days prior to the final maturity date then in effect for the 2018 Notes (as such final maturity date may be extended from time to time in accordance with the terms of the 2018 Notes); provided that clause (ii) shall be disregarded (and the Initial Facility Maturity Date shall be the date that is six years after the Closing Date) if, as of the date that is 91 days prior to the final maturity date then in effect for the 2018 Notes, the principal amount of outstanding 2018 Notes is less than $300,000,000.

“Initial Lender” means any Lender that holds an Initial Loan or an Initial Commitment.

“Initial Loans” means the term loans made by Initial Lenders to the Escrow Borrower pursuant to Section 2.01 as of the Closing Date.

“Insolvency Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Intellectual Property” means, individually and collectively, trademarks, service marks, tradenames, copyrights, patents, trade secrets, industrial designs, internet domain names and other intellectual property, including any applications and registrations pertaining thereto and with respect to trademarks, service marks and tradenames, the goodwill of the business symbolized thereby and connected with the use thereof.

“Intellectual Property Security Agreements” has the meaning assigned to such term in the Guaranty and Collateral Agreement.

“Intercreditor Agreements” means, collectively, the Pari Passu Intercreditor Agreement and the ABL Intercreditor Agreement, in each case to the extent in effect.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.04 substantially in the form of, and containing the information prescribed by, Exhibit L.

“Interest Expense” means, with reference to any period, total interest expense (including that attributable to Capital Lease Obligations) of the Borrower and its Restricted Subsidiaries for such period with respect to all outstanding Indebtedness of the Borrower and its Restricted Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP), calculated on a consolidated basis for the Borrower and its Restricted Subsidiaries for such period in accordance with GAAP.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last Business Day of each calendar quarter and the Maturity Date for such Loan, and (b) with respect to any Eurocurrency Loan, the last Business Day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’

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duration, each Business Day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and the Maturity Date for such Loan.

“Interest Period” means with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing or the date of any conversion or continuation as a Eurocurrency Loan and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, with the consent of each Lender, twelve months) thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurocurrency Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period pertaining to a Eurocurrency Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, (iii) no Interest Period shall extend beyond the applicable Maturity Date and (iv) for the period from the Closing Date until the Acquisition Effective Date, each Interest Period shall be for a period of one month.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made, and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“International Subsidiary” means any Subsidiary organized under the laws of any jurisdiction other than a jurisdiction within the United States.

“Interpolated Rate” means, in relation to the LIBO Rate, the rate which results from interpolating on a linear basis between:

(a)                                 the applicable LIBO Rate for the longest period (for which that LIBO Rate is available) which is less than the Interest Period of that LIBO Loan; and

(b)                                 the applicable LIBO Rate for the shortest period (for which that LIBO Rate is available) which exceeds the Interest Period of that LIBO Loan,

each as of approximately 11:00 a.m. (London, England time) two Business Days prior to the commencement of the Interest Period of such LIBO Loan.

“Investment” has the meaning assigned to such term in Section 6.04.

“Latest Maturity Date” means, at any date of determination, the latest Maturity Date applicable hereunder at such time, including the latest maturity date of any Initial Loan, Incremental Loan, Extended Loan or Refinancing Loan, in each case as extended in accordance with this Agreement from time to time.

“LCA Election” means the Borrower’s election to treat a specified Investment as a Limited Condition Acquisition.

“LCA Test Date” shall have the meaning assigned to such term in Section 1.05.

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“Lenders” means (a) the Initial Lenders (other than any such Person that has ceased to be a party hereto by assignment of its all of its Loans) and (b) any Person that has purchased or otherwise holds Loans hereunder pursuant to an Assignment and Assumption or any applicable Incremental Amendment or Refinancing Amendment (other than any such Person that has ceased to be a party hereto by assignment of its all of its Loans).

“LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period:

(a)                                 the rate per annum determined by the Administrative Agent to be the offered rate which appears on the page of the Reuters Screen which displays the London interbank offered rate administered by ICE Benchmark Administration Limited (such page currently being the LIBOR01 page) for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in dollars determined as of approximately 11:00 a.m., (London, England time), two Business Days prior to the commencement of such Interest Period; or

(b)                                 in the event the rate referenced in the preceding clause (a) does not appear on such page or service or if such page or service shall cease to be available, the rate determined by the Administrative Agent to be the offered rate on such other page or other service which displays the LIBO Rate for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in dollars, determined as of approximately 11:00 a.m. (London, England time) two Business Days prior to the commencement of such Interest Period, provided that, if LIBO Rates are quoted under either of the preceding clause (a) or (b), but there is no such quotation for the Interest Period elected, the LIBO Rate shall be equal to the Interpolated Rate; and provided, further, that notwithstanding the foregoing, in no event shall the LIBO Rate at any time be less than 0.75% per annum.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Limited Condition Acquisition” means any Permitted Acquisition or other Investment permitted hereunder by the Borrower or one or more of its Restricted Subsidiaries whose consummation is not expressly conditioned on the availability of, or on obtaining, third party financing.

“Loan Documents” means this Agreement, the Borrower Assumption Agreement, any Notes, the Collateral Documents, each Intercreditor Agreement, any Incremental Amendment, any Refinancing Amendment, any Extension Amendment and all other agreements, instruments, documents and certificates executed and delivered to, or in favor of, the Administrative Agent, the Collateral Agent or any Lenders and including all other pledges, powers of attorney, consents, assignments, contracts, notices and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Loan Party, or any employee of any Loan Party, and delivered to the Administrative Agent, the Collateral Agent or any Lender in connection with this Agreement or the transactions contemplated thereby.  Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other

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modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loan Parties” means the Borrower and each of the Subsidiary Guarantors.

“Loans” means a Loan made by a Lender to the Borrower pursuant this Agreement, including Section 2.01, Section 2.17 or Section 2.18, as applicable.

“Margin Stock” means “margin stock”, as such term is defined in Regulation U of the Board.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or financial condition of the Loan Parties, taken as a whole, (b) the ability of the Loan Parties, taken as a whole, to perform any of their obligations under the Loan Documents to which they are a party, or (c) the rights of or benefits available to the Administrative Agent, the Collateral Agent or the Lenders thereunder.

“Material Indebtedness” means Indebtedness (other than the Loans), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Restricted Subsidiaries in an aggregate principal amount exceeding $75,000,000; provided that, regardless of the aggregate principal amount thereof, “Material Indebtedness” shall include any Indebtedness incurred under the ABL Documents, any Permitted Pari Passu Refinancing Debt and any Incremental Equivalent Debt.  For purposes of determining Material Indebtedness, the principal amount of the “obligations” of the Borrower or any Restricted Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Restricted Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Real Property” means any Real Estate Asset located in the United States that has a book value equal to or greater than $7,500,000 (on the Acquisition Effective Date or, with respect to real property acquired after the Acquisition Effective Date, at the time of acquisition, in each case, as reasonably estimated by the Borrower in good faith).

“Maturity Date” means (x) with respect to any Initial Loans, the Initial Facility Maturity Date and (y) and with respect to any Extended Loans, Incremental Loans or Refinancing Loans, the final maturity date specified in the applicable Extension Amendment, Incremental Amendment or Refinancing Amendment, as applicable, in each case, as the same may be extended pursuant to Section 2.19.

“Maximum Incremental Facilities Amount” means, as of any date, the sum of the following:

(a)                                 (x) $1,000,000,000 minus (y) the aggregate principal amount of all Incremental Commitments, Incremental Loans and/or Incremental Equivalent Debt incurred or issued on or prior to such date pursuant to clause (a)(x) of this definition, plus

(b)                                 the Ratio Based Incremental Amount as of such date.

“Maximum Rate” has the meaning assigned to such term in Section 9.17.

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“Merger Sub” has the meaning assigned to such term in the Recitals hereto.

“Minimum Extension Condition” has the meaning assigned to such term in Section 2.19(b).

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means each of the mortgages and deeds of trust made by any Loan Party in favor of, or for the benefit of, the Collateral Agent for the benefit of the Secured Parties, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Mortgaged Property” has the meaning assigned to such term in Section 5.11(c).

“Mortgage Policies” has the meaning assigned to such term in Section 5.11(c).

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” means:

(a)                                 with respect to any Asset Sale, an amount equal to (determined solely with respect to the portion of the gross proceeds of such Asset Sale in excess of the thresholds described in the definition of Asset Sale):  (i) cash payments (including any cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received by the Borrower or any of its Restricted Subsidiaries from such Asset Sale, minus (ii) without duplication, any bona fide direct costs incurred and payments made in connection with such Asset Sale, including (1) taxes paid or payable as a result thereof including transfer taxes and income or gains taxes payable as a result of any gain recognized in connection with such Asset Sale, (2) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans, the loans under the ABL Credit Agreement and Indebtedness that is secured on a pari passu basis with the Obligations) that is secured by a Lien on the assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale, (3) a reasonable reserve established in accordance with GAAP retained by the Borrower or the applicable Restricted Subsidiary, as applicable, including, without limitation for any indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchaser in respect of such Asset Sale undertaken by the Borrower or any of its Restricted Subsidiaries in connection with such Asset Sale, (4) attorneys’ fees, accountants’ fees, investment banking fees, transfer taxes, other customary expenses and brokerage, consultant and other customary fees incurred in connection therewith and (5) in the case of any such Asset Sale occurring in a jurisdiction other than the United States (if the proceeds of such Asset Sale are in fact repatriated), the amount of all taxes paid (or reasonably estimated to be payable) by the Borrower and its Restricted Subsidiaries that are directly attributable to the distribution of such cash proceeds from such jurisdiction or to the repatriation of such cash proceeds into the United States, but only to the extent the Borrower and its Restricted Subsidiaries have used commercially reasonable efforts to reduce or eliminate such taxes, including by electing to prepay Loans in such a manner that would result in the lowest possible amount of such taxes;

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(b)                                 with respect to any Recovery Event, an amount equal to (determined solely with respect to the portion of the gross proceeds of such Recovery Event in excess of the thresholds described in the definition of Recovery Event) (i) any cash payments or proceeds received by the Borrower or any of its Restricted Subsidiaries (1) under any casualty insurance policy in respect of a covered loss thereunder or (2) as a result of the taking of any assets of the Borrower or any of its Restricted Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (ii) (1) any actual and reasonable costs incurred by the Borrower or any of its Restricted Subsidiaries in connection with the adjustment or settlement of any claims of the Borrower or such Restricted Subsidiary in respect thereof, (2) any bona fide direct costs incurred in connection with any sale of such assets as referred to in preceding clause (i)(2), including income taxes payable as a result of any gain recognized in connection therewith and (3) in the case of any such event occurring in a jurisdiction other than the United States (if the proceeds of such Recovery Event are in fact repatriated), the amount of all taxes paid (or reasonably estimated to be payable) by the Borrower and its Restricted Subsidiaries that are directly attributable to the distribution of such cash proceeds from such jurisdiction or to the repatriation of such cash proceeds into the United States, but only to the extent the Borrower and its Restricted Subsidiaries have used commercially reasonable efforts to reduce or eliminate such taxes, including by electing to prepay Loans in such a manner that would result in the lowest possible amount of such taxes; and

(c)                                  with respect to any issuance or incurrence of Indebtedness, the cash proceeds thereof, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses.

“Net Income” means, for any period, the consolidated net income (or loss) of the Staples and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary of Staples or is merged into or consolidated with the Borrower or any of its Restricted Subsidiaries or that Person’s assets are acquired by Staples or any of its Restricted Subsidiaries, (b) the income (or loss) of any Person that is not a Subsidiary of Staples or that is an Unrestricted Subsidiary in which Staples or any of its Restricted Subsidiaries has an ownership interest, except to the extent that any such income is actually received by Staples or such Restricted Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.

“Net Tangible Assets” means the aggregate amount of total assets of the Borrower and its Restricted Subsidiaries (less applicable reserves and other properly deductible items) after deducting therefrom all goodwill, trade names, trademarks, patents, unamortized debt discount and expense, and other intangibles, all as set forth in the most recent consolidated balance sheet of the Borrower and its Restricted Subsidiaries and computed in accordance with GAAP; provided that, at all times prior to the first delivery of financial statements pursuant to Section 5.01(a) or Section 5.01(b), Net Tangible Assets shall be determined based on the Pro Forma Financial Statements.

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“Non-Consenting Lender” means, in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 9.02(b) where the consent of Required Lenders shall have been obtained but the consent of one or more of such other Lenders whose consent is required shall not have been obtained, any such non-consenting Lender.

“Non-Funding Lender” has the meaning assigned to such term in Section 2.03.

“Note” has the meaning assigned to such term in Section 2.06(d).

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans (or which would have accrued but for the commencement of any bankruptcy, insolvency, receivership or similar proceeding, regardless of whether allowed or allowable in such proceeding), all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Loan Parties to any Lender, any Agent, any Arranger or any indemnified party arising under the Loan Documents, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees, charges and disbursements of counsel to the Arranger, the Agents or any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.

“Off-Balance Sheet Liability” of a Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any indebtedness, liability or obligation under any so-called “synthetic lease” transaction entered into by such Person, or (c) any indebtedness, liability or obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheets of such Person (other than operating leases).

“OfficeMax” means OfficeMax Incorporated, a Delaware corporation.

“OfficeMax Merger” means the merger transaction pursuant to the OfficeMax Merger Agreement pursuant to which OfficeMax became a wholly-owned Subsidiary of the Target.

“OfficeMax Merger Agreement” means, collectively, the Agreement and Plan of Merger, dated as of February 20, 2013 (as amended, modified or supplemented from time to time), among the Target, Dogwood Merger Sub Inc., Dogwood Merger Sub LLC, Mapleby Holdings Merger Corporation, Mapleby Merger Corporation and OfficeMax, and all schedules, exhibits and annexes thereto and all material side letters and agreements affecting the terms thereof or entered into in connection therewith.

“Organizational Documents” means, collectively, with respect to any Person, (i) in the case of any corporation, the certificate of incorporation or deed of incorporation and by-laws (or similar constitutive documents) of such Person, (ii) in the case of any limited liability company, the certificate or articles of formation or organization and operating agreement or memorandum and articles of association (or similar constitutive documents) of such Person, (iii) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar constitutive documents) of such Person (and, where applicable, the equity holders or shareholders registry of such Person), (iv) in the case

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of any general partnership, the partnership agreement (or similar constitutive document) of such Person, (v) in any other case, the functional equivalent of the foregoing, and (vi) any shareholder, voting trust or similar agreement between or among any holders of Equity Interests of such Person.

“Original Vendor” means, with respect to any inventory, the vendor from which the Borrower or any Restricted Subsidiary purchased such inventory.

“Other Applicable Indebtedness” has the meaning assigned to such term in Section 2.07(d)(ii).

“Other Connection Taxes” means, with respect to the Administrative Agent, the Collateral Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, or become a party to, performed its obligations or received payments under, received or perfected a security interest under, sold or assigned an interest in any Loan or otherwise engaged in any other transaction pursuant to, or enforced, any Loan Documents).

“Other Debt Representative” means, with respect to Incremental Equivalent Debt or any series of Permitted Pari Passu Refinancing Notes, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes which arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.15(b)).

“Pari Passu Intercreditor Agreement” means an intercreditor agreement substantially in the form of Exhibit F entered into by and among Staples, the Restricted Subsidiaries of Staples from time to time party thereto, the Administrative Agent, the Collateral Agent and one or more collateral agents or representatives for the holders of Indebtedness that is permitted under Section 6.01 and Section 6.02 to be, and is intended to be, secured on a pari passu basis with the Obligations.

“Participant” has the meaning assigned to such term in Section 9.04(e).

“Participant Register” has the meaning assigned to such term in Section 9.04(e).

“PATRIOT Act” means the Trading With the Enemy Act (50 U.S.C. §§ 1-44, as amended) and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, signed into law October 26, 2001.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

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“Perfection Certificate” means a certificate substantially in the form attached as Exhibit M with respect to the assets of, as applicable, (a) the Escrow Borrower on the Closing Date and (b) each Person that will be a Loan Party on the Acquisition Effective Date.

“Permitted Acquisition” means any acquisition by the Borrower or any Restricted Subsidiary, whether by purchase, merger or otherwise, of all or substantially all of the assets of a Person, or any Equity Interests in a Person that becomes a Restricted Subsidiary (or is already a Restricted Subsidiary pursuant to a prior Permitted Acquisition), or a business line or unit or a division of any Person; provided that:

(a)                                 such acquisition shall be consummated in accordance with all Requirements of Law, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect;

(b)                                 in the case of the acquisition of Equity Interests, all of the Equity Interests (except for any such securities in the nature of directors’ qualifying shares) acquired (or otherwise issued) in connection with such acquisition (other than shares issued by the Borrower) shall be directly and beneficially owned by the Borrower or any of its Restricted Subsidiaries;

(c)                                  (x) as of the date the definitive agreement for such acquisition is entered into if an LCA Election has been made with respect to such acquisition and (y) as of the date of such acquisition in any other case, the Total Net Leverage Ratio, calculated on a Pro Forma Basis after giving effect to such acquisition, is either (i) less than or equal to 3.00 to 1.00 or (ii) no greater than the Total Net Leverage Ratio immediately prior to giving effect to such acquisition;

(d)                                 the Person or business to be acquired shall be, or shall be engaged in, a business of the type that the Borrower and its Restricted Subsidiaries are permitted to be engaged in under Section 6.03(b); and

(e)                                  no Event of Default has occurred and is continuing or would result therefrom as of the date the definitive agreement for such transaction is entered into.

“Permitted Convertible Notes” means any Indebtedness issued in a Permitted Convertible Notes Offering.

“Permitted Convertible Notes Offering” means any offering by Staples of unsecured Indebtedness permitted by Section 6.01 that is by its terms convertible, in whole or in part, into shares of Staples’ common stock or into cash based upon a conversion rate tied to Staples’ common stock.

“Permitted Encumbrances” means:

(a)                                 Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.04;

(b)                                 carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that

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are not overdue by more than 30 days or are being contested in good faith by appropriate proceedings and for which appropriate reserves have been set aside;

(c)                                  pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d)                                 deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)                                  judgment liens in respect of judgments that do not constitute an Event of Default under Section 7.02(k);

(f)                                   easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not interfere with the ordinary conduct of business of the Borrower and its Restricted Subsidiaries, taken as a whole;

(g)                                  Liens in favor of a credit card processor or a payment processor arising in the ordinary course of business under any processor agreement; and

(h)                                 Liens arising by virtue of precautionary UCC financing statement filings (or other similar filings under applicable law) regarding operating leases and consignments, in each case entered into by the Borrower and its Restricted Subsidiaries in the ordinary course of business;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted International Subsidiary Factoring Facility” means any and all agreements or facilities entered into by any International Subsidiary that is not a Loan Party for the purpose of factoring, selling, transferring or disposing of its accounts receivable for cash consideration.

“Permitted Lien” means Liens permitted by Section 6.02.

“Permitted Pari Passu Refinancing Debt” means any Permitted Pari Passu Refinancing Notes and any Permitted Pari Passu Refinancing Loans.

“Permitted Pari Passu Refinancing Loans” means any Indebtedness incurred by Staples in the form of one or more tranches of loans under this Agreement; provided that such Indebtedness (i) otherwise constitutes Credit Agreement Refinancing Indebtedness, (ii) is secured by the Collateral on a pari passu basis with the Obligations pursuant to the Loan Documents (subject to the Intercreditor Agreements in all respects) and is not secured by any property or assets other than the Collateral and (iii) is not at any time guaranteed by any Person that is not a Loan Party.

“Permitted Pari Passu Refinancing Notes” means any Indebtedness incurred by Staples in the form of one or more series of senior secured notes pursuant to an indenture or other agreement (other than this Agreement); provided that (i) such Indebtedness otherwise constitutes Credit Agreement

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Refinancing Indebtedness, (ii) such Indebtedness is secured by all or a portion of the Collateral on a pari passu basis (but without regard to the control of remedies) with the Obligations and is not secured by any property or assets other than the Collateral, (iii) such Indebtedness is not at any time guaranteed by any Person that is not a Loan Party, (iv) the security agreements relating to such Indebtedness are substantially the same as or more favorable to the Loan Parties than the Collateral Documents (with such differences as are reasonably satisfactory to the Administrative Agent) and (v) the applicable Other Debt Representatives acting on behalf of the holders of such Indebtedness shall have become party to the Pari Passu Intercreditor Agreement.  Permitted Pari Passu Refinancing Notes shall include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Refinancing Indebtedness” means Indebtedness which represents any modification, refinancing, refunding, renewal, replacement, exchange or extension of any Indebtedness (the “Refinanced Debt”); provided that (a) the principal amount thereof does not exceed the principal amount of the Refinanced Debt except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal, replacement, exchange or extension and by an amount equal to any existing commitments unutilized thereunder, (b) such modification, refinancing, refunding, renewal, replacement, exchange or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Refinanced Debt, (c) at the time thereof, no Event of Default shall have occurred and be continuing, (d) the primary obligors and guarantors in respect of the Refinanced Indebtedness are not changed (provided that (i) an obligor or guarantor may be eliminated and (ii) an additional guarantor may be included if such guarantor is otherwise permitted to incur such guarantee pursuant to Section 6.01), (e) if the Refinanced Debt is or is required to be subordinated, in right of payment or as to Collateral, to the Obligations pursuant to the terms of the Loan Documents or is secured by all or a portion of the Collateral on a pari passu basis (but without regard to the control of remedies) with the Obligations, (i) to the extent such Refinanced Debt is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal, replacement or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Refinanced Debt and (ii) if the Refinanced Debt was subject to an Intercreditor Agreement, the holders of such modified, refinanced, refunded, renewed, replaced or extended Indebtedness (if such Indebtedness is secured) or their representative on their behalf shall become party to such Intercreditor Agreement, (f) to the extent the Refinanced Debt is secured, such modification, refinancing, refunding, renewal, replacement or extension is secured by no more collateral than the Indebtedness being modified, refinanced, refunded, renewed or extended and (g) if the Refinanced Debt is unsecured, such modification, refinancing, refunding, renewal, replacement or extension is unsecured.

“Permitted Restructuring Transactions” means, collectively, any transfers, dividends, distributions, intercompany Dispositions or Investments (collectively for purposes of this definition, “transfers”) either (1) undertaken concurrently with, or within the 36-month period following, the Acquisition Effective Date, in order to achieve synergies related to the Acquisition and integration thereof (as reasonably determined by Staples) or (2) in connection with corporate reorganizations in the ordinary course of business , in each case of clause (1) and (2) to the extent consisting of (x) transfers of any assets of any Excluded Foreign Subsidiary to any other Excluded Foreign Subsidiaries (direct or indirect), (y) transfers of the Equity Interests of any Excluded Foreign Subsidiary and any intercompany loans held by any Loan Party with respect to which such Excluded Foreign Subsidiary is the obligor to any other

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Excluded Foreign Subsidiaries (direct or indirect) or (z) the conversion to equity interests or the forgiveness of Indebtedness owed by a wholly-owned Excluded Foreign Subsidiary to any Loan Party.

“Permitted Unsecured Refinancing Debt” means any Indebtedness incurred by Staples in the form of one or more series of senior or subordinated unsecured notes or unsecured loans pursuant to an indenture, credit agreement or other agreement (other than this Agreement); provided that such Indebtedness (i) otherwise constitutes Credit Agreement Refinancing Indebtedness, (ii) does not mature or have scheduled amortization payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligations (except customary asset sale or change of control provisions that provide for the prior repayment in full of the Loans and all other Obligations), in each case on or prior to the Latest Maturity Date at the time such Indebtedness is incurred and (iii) is not at any time guaranteed by any Person that is not a Loan Party.  Permitted Unsecured Refinancing Debt shall include any Registered Equivalent Notes issued in exchange therefor.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as defined in Section 3(3) of ERISA) and in respect of which any Loan Party or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA, except for any Multiemployer Plan, Foreign Plan or Foreign Benefit Arrangement.

“Platform” has the meaning assigned to such term in the last paragraph of Section 5.01.

“Present Fair Salable Value” means the aggregate amount of net consideration that could be expected to be realized from an interested purchaser by a seller, in an arm’s length transaction under present conditions in a current market for the sale of assets of a comparable business enterprise, where both parties are aware of all relevant facts and neither party is under any compulsion to act, where such seller is interested in disposing of an entire operation as a going concern, presuming the business will be continued, in its present form and character, for a period of at least one year from the time steps were first taken to effect a disposal of such business.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent).

“Pro Forma Basis” means, with respect to any test hereunder, that such test shall be calculated in connection with any event or transaction as follows: (i) such event or transaction will be given pro forma effect as if it happened on the first day of the Test Period, (ii) any Specified Transactions by the Borrower or any Restricted Subsidiary that have been made by the Borrower or any of its Restricted Subsidiaries, including all increases in ownership of Restricted Subsidiaries, during the Test Period or subsequent to the last day of the Test Period and on or prior to the date on which the event or transaction for which calculation is made will be given pro forma effect as if such Specified Transaction had occurred on the first day of the Test Period and (iii) the incurrence of any Indebtedness by the

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Borrower or any Restricted Subsidiary and any incurrence, repayment, issuance or redemption of other Indebtedness of the Borrower or any Restricted Subsidiary occurring at any time during the Test Period or subsequent to the last day of the Test Period and on or prior to the date on which the event or transaction for which calculation is made will be given pro forma effect as if such incurrence, repayment, issuance or redemption, as the case may be, occurred on the first day of the Test Period.

“Pro Forma Financial Statements” has the meaning assigned to such term in Section 3.04(b).

“Public Lender” has the meaning assigned to such term in the last paragraph of Section 5.01.

“Qualified Equity Interests” means Equity Interests that are not Disqualified Equity Interests.

“Ratio Based Incremental Amount” means, as of any date of determination, an amount which, after giving effect to (i) the borrowings of any Incremental Loans and/or Incremental Equivalent Debt and any other Indebtedness on the effective date thereof and (ii) the consummation of any Permitted Acquisition or other Investment permitted hereunder or the making of any Restricted Payment or prepayment of Indebtedness permitted hereunder with the proceeds of such Incremental Loans and/or Incremental Equivalent Debt (in each case assuming for the purpose of this calculation that the proceeds of such Incremental Loans and/or Incremental Equivalent Debt are not treated as Unrestricted Cash and that any commitments in respect thereof are fully drawn on such date), in each case on a Pro Forma Basis, will not cause the Senior Secured Net Leverage Ratio to exceed 2.00:1.00; provided that, to the extent the proceeds of any Incremental Loans, Incremental Commitments or Incremental Equivalent Debt are intended to be applied to finance a Limited Condition Acquisition, the Senior Secured Net Leverage Ratio shall be tested as set forth in Section 1.05.

“Real Estate Asset” means, at any time of determination, any fee interest then owned by any Loan Party in any real property.

“Recovery Event” means mean any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any of the Borrower and its Restricted Subsidiaries in excess of $15,000,000 with respect to any Recovery Event or series of related Recovery Events or $50,000,000 in the aggregate during any fiscal year of the Borrower.

“Refinanced Debt” has the meaning assigned to such term in the definition of Permitted Refinancing Indebtedness.

“Refinancing Amendment” means an amendment to this Agreement executed by each of (a) the Borrower, (b) the Administrative Agent and (c) each Lender that agrees to provide any portion of Refinancing Loans incurred pursuant thereto, in accordance with Section 2.18.

“Refinancing Commitments” means any commitment established to fund Refinancing Loans of the applicable Refinancing Series hereunder pursuant to a Refinancing Amendment.

“Refinancing Facility” means any Refinancing Loans of a given Class.

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“Refinancing Loans” means one or more Classes of Loans hereunder that result from a Refinancing Amendment.

“Refinancing Series” means all Refinancing Loans that are established pursuant to the same Refinancing Amendment (or any subsequent Refinancing Amendment to the extent such Refinancing Amendment expressly provides that the Refinancing Loans provided for therein are intended to be a part of any previously established Refinancing Series) and that provide for the same All-In Yield and maturity date (or an All-In Yield and maturity date that enables such Refinancing Loans to be considered fungible with any previously established Refinancing Series) and amortization schedule.

“Refinancing Transactions” means (i) the repayment in full of all principal, accrued and unpaid interest, fees, premium, if any, and other amounts under the Existing Credit Agreements (other than (x) contingent obligations not then due and payable and that by their terms survive the termination of the applicable Existing Credit Agreement and (y) certain existing letters of credit outstanding thereunder that on the Acquisition Effective Date will be deemed issued under the ABL Facility), the termination of all of the commitments thereunder and the termination and release of all of the security interests and guaranties provided in connection therewith pursuant to a customary payoff letter and (ii) either (w) the redemption of the 2019 Notes on or prior to the 30th day after the Acquisition Effective Date (with an irrevocable notice of redemption being delivered on or prior to the Acquisition Effective Date to the Administrative Agent and the trustee under the 2019 Notes Indenture), (x) the irrevocable defeasance of the 2019 Notes in accordance with the 2019 Notes Indenture on or prior to the Acquisition Effective Date, (y) the discharge of the 2019 Notes on or prior to the Acquisition Effective Date (with an irrevocable notice of redemption being delivered on or prior to the Acquisition Effective Date to the Administrative Agent and the trustee under the 2019 Notes Indenture) or (z) a tender offer and consent solicitation with respect to the 2019 Notes that closes on or prior to the Acquisition Effective Date, as a result of which any provisions of the 2019 Notes Indenture conflicting with this Agreement are eliminated (and if any debt remains outstanding under the 2019 Notes Indenture after such tender offer and consent solicitation, the redemption, discharge or defeasance by the Target of such debt in the manner described in either clause (w) or (x) above (with an irrevocable notice of redemption being delivered on or prior to the Acquisition Effective Date to the Administrative Agent and the trustee under the 2019 Notes Indenture)).

“Register” has the meaning assigned to such term in Section 9.04.

“Registered Equivalent Notes” means, with respect to any notes originally issued in an offering pursuant to Rule 144A under the Securities Act or other private placement transaction under the Securities Act of 1933, substantially identical notes (having the same guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective successors and assigns, directors, officers, employees, agents, advisors, controlling persons and members of such Person and such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching, or migration into or through the indoor or outdoor environment.

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“Repricing Event” means (i) any prepayment or repayment of (including, prior to the Acquisition Effective Date, the release of funds from the Escrow Account to prepay or repay) all or part of the Loans with the proceeds of, or any conversion of all or part of the Loans into, any new or replacement tranche of syndicated bank financings bearing interest with an All-In Yield less than the All-In Yield applicable to the Loans and (ii) any waiver, consent or amendment to this Agreement which reduces the All-In Yield applicable to the Loans, in the case of each of clauses (i) and (ii), other than in connection with a Change in Control; provided that any such repayment, prepayment, waiver, consent or amendment shall only constitute a Repricing Event to the extent that the primary purpose of such repayment, prepayment, waiver, consent or amendment, as reasonably determined by the Borrower in good faith, is to reduce the All-In Yield applicable to the Loans.

“Required Lenders” means, at any time, Lenders having Credit Exposure of more than 50% of the Aggregate Credit Exposure at such time.

“Required Prepayment Date” means has the meaning assigned to such term in Section 2.07(d)(v).

“Requirement of Law” means, as to any Person, the Organizational Documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Restricted Indebtedness” means, collectively, any Indebtedness of the Borrower or any Restricted Subsidiary that is (i) secured by a Lien that is junior in priority to the Lien securing the Secured Obligations, (ii) by its terms subordinated in right of payment to all or any portion of the Secured Obligations or (iii) unsecured; provided that “Restricted Indebtedness” shall not include any Indebtedness incurred under the ABL Documents.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in Staples or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of (i) any such Equity Interests in Staples or any Restricted Subsidiary or (ii) any option, warrant or other right to acquire any such Equity Interests in Staples or any Restricted Subsidiary.

“Restricted Subsidiary” means any Subsidiary of Staples other than an Unrestricted Subsidiary.

“Retained Percentage” means, with respect to any fiscal year of the Borrower, (a) 100% minus (b) the Applicable ECF Percentage with respect to such fiscal year.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc.

“Sale and Leaseback” has the meaning assigned to such term in Section 6.11.

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“Sanctioned Country” means at any time, a country or territory which is itself the subject or target of any Sanctions (as of the date of this Agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or by the United Nations Security Council, Canada, the European Union or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person.

“Sanctions” means international economic sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, (b) the Canadian Government, including but not limited to all regulations made under the United Nations Act, the Special Economic Measures Act and the Export and Import Permits Act, (c) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom or (d) any other relevant sanctions authority.

“SEC” shall mean the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.

“Secured Obligations” shall have the meaning assigned to such term in the Guarantee and Collateral Agreement.

“Secured Parties” shall have the meaning assigned to such term in the Guarantee and Collateral Agreement.

“Senior Secured Net Debt” means all Total Net Debt which is secured by a Lien.

“Senior Secured Net Leverage Ratio” means, at any date, the ratio of (a) Senior Secured Net Debt on such day to (b) EBITDA for the most recently ended Test Period; provided that, for purposes of such calculation, the amount of Indebtedness outstanding under the ABL Facility shall be deemed to be the average daily amount drawn under the ABL Facility during the immediately preceding Test Period.

“Specified Representations” means the representations and warranties relating to the applicable Loan Parties set forth in Sections 3.01, 3.02, 3.03(c) (solely with respect to the absence of violation of, or default under, the Loan Parties’ (including the Escrow Borrower’s) Organizational Documents, the 2018 Notes, the 2023 Notes and the 2018 and 2023 Notes Indenture), 3.07(b), 3.08, 3.13, 3.16, 3.18, 3.19 and 3.20 (solely with respect to the Escrow Borrower on the Closing Date).

“Specified Transaction” means any Investment that results in a Person becoming a Restricted Subsidiary, any designation of a Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary, any Permitted Acquisition, any Disposition that results in a Restricted Subsidiary ceasing to be a Subsidiary of the Borrower, any Investment constituting an acquisition of assets constituting a brand, business unit, line of business or division of another Person or a facility or any Disposition of a brand, business unit, line of business or division or a facility of the Borrower or a Restricted Subsidiary or any

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acquisition, disposition or licensing of Intellectual Property that is not immaterial, in each case whether by merger, consolidation, amalgamation or otherwise.

“Spot Selling Rate” means, on any date, as determined by the Administrative Agent, the spot selling rate posted by Reuters on its website for the sale of the applicable currency for dollars at approximately 11:00 a.m., New York City time, two Business Days prior; provided that if, at the time of any such determination, for any reason, no such spot rate is being quoted, the spot selling rate shall be determined by reference to such publicly available service for displaying exchange rates as may be selected by the Administrative Agent, or, in the event no such service is selected, such spot selling rate shall instead be the arithmetic average of spot rates of exchange in the market where its foreign currency exchange operations in respect of the applicable currency are then being conducted, at or about 11.00 a.m. New York City time, on such date for the purchase of the relevant currency for delivery two Business Days later.

“Stated Liabilities” means the recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of a Person (or a Person and its Restricted Subsidiaries taken as a whole, as applicable), determined in accordance with GAAP consistently applied.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board).  Such reserve percentages shall include those imposed pursuant to such Regulation D.  Eurocurrency Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Intercompany Note” means the Subordinated Intercompany Note, substantially in the form of Exhibit H.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (i) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (ii) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any direct or indirect subsidiary of the Borrower or a Subsidiary Guarantor, as applicable.

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“Subsidiary Guarantor” means, each of the Borrower’s Subsidiaries that has become a guarantor of the Secured Obligations pursuant to the Guaranty and Collateral Agreement (or any joinder thereto).

“Swap Agreements” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Syndication Agents” means, individually and collectively, Bank of America, N.A., Wells Fargo Securities, LLC and HSBC Securities (USA) Inc., each in its capacity as a Syndication Agent.

“Target” has the meaning assigned to such term in the Recitals hereto.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other similar charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Test Period” means the most recent period of four consecutive fiscal quarters of Staples ended on or prior to such time (taken as one accounting period) in respect of which financial statements for each quarter or fiscal year in such period have been (or have been required to be) delivered pursuant to Section 5.01(a) or 5.01(b), as applicable.

“Total Net Debt” means, at any date, the aggregate principal amount of Funded Debt of the Borrower and its Restricted Subsidiaries, on a consolidated basis, (net of Unrestricted Cash of the Borrower and its Restricted Subsidiaries as of such date up to $250,000,000 in the aggregate).

“Total Net Leverage Ratio” means, at any date, the ratio of (a) Total Net Debt on such date to (b) EBITDA for the most recently ended Test Period; provided that, for purposes of such calculation, the amount of Indebtedness outstanding under the ABL Facility shall be deemed to be the average daily amount drawn under the ABL Facility during the immediately preceding Test Period.

“Transactions” means (a) the entry into of this Agreement, the Escrow Agreement and any applicable Loan Documents on the Closing Date and the initial borrowing hereunder on the Closing Date, (b) on the Acquisition Effective Date, the entry into the Borrower Assumption Agreement, the other Loan Documents, the ABL Credit Agreement and the other ABL Documents and the initial borrowing thereunder, the Acquisition, the Refinancing Transactions, the issuance of Equity Interests of the

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Borrower in connection with the Acquisition and (c) all transactions in connection with or related to the foregoing clauses (a) and (b) and the payment of fees, costs and expenses relating to each of the foregoing clauses (a) and (b).

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the grant or perfection of security interests.

“United States” and “US” means the United States of America.

“Unreasonably Small Capital” means that a Person (or a Person and its Restricted Subsidiaries taken as a whole, as applicable) do not have sufficient capital to ensure that they are a going concern.

“Unrestricted Cash” means, as of any date of determination, the aggregate amount of all cash and Cash Equivalents on the consolidated balance sheet of the Borrower and its Restricted Subsidiaries that are not “restricted” for purposes of GAAP; provided, however, that Unrestricted Cash shall not include any cash or Cash Equivalents that are subject to a Lien (other than any Lien in favor of the Collateral Agent or the ABL Administrative Agent or any collateral agent for the benefit of holders of Indebtedness that is permitted by Section 6.01 and Section 6.02 to be incurred and secured on a pari passu basis with the Obligations and that is secured on a pari passu basis with the Obligations and subject to the Intercreditor Agreements).

“Unrestricted Subsidiary” means any Subsidiary of Staples or the Target specified on Schedule 1.01(b) as of the Closing Date (and as updated pursuant to Section 1.07, if applicable) and any Subsidiary of Staples designated by the board of directors of Staples (or a duly authorized committee thereof) as an “Unrestricted Subsidiary” pursuant to Section 5.14 hereof on or subsequent to the Acquisition Effective Date, and any Subsidiary formed or acquired by an Unrestricted Subsidiary following such Unrestricted Subsidiary’s designation other than any such Unrestricted Subsidiary that has been subsequently designated as a Restricted Subsidiary pursuant to Section 5.14.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.13(f)(iv).

“Waivable Mandatory Prepayment” means has the meaning assigned to such term in Section 2.07(d)(v).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:  (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment (without giving effect to any prepayments of such installments as of such date), sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the

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nearest one-twelfth) that will elapse between such date and the making of such payment by (ii) the then outstanding principal amount of such Indebtedness.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Loan Party, the Administrative Agent, and the Collateral Agent.

“Working Capital” means, at any date, the excess of Current Assets on such date over Current Liabilities on such date.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country.

“Yield Differential” has the meaning assigned to such term in Section 2.17(d).

SECTION 1.02                                 Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Facility, (e.g., an “Incremental Facility”), Class (e.g., an “Incremental Loan”) or by Type (e.g., a “Eurocurrency Loan”).  Borrowings also may be classified and referred to by Class (e.g., a “Borrowing of Incremental Loans”) or by Type (e.g., a “Eurocurrency Borrowing”).

SECTION 1.03                                 Terms Generally; Times of Day.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) unless otherwise specified, any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

SECTION 1.04                                 Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the

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date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.  Notwithstanding any other provision contained herein, (a) all computations of amounts and ratios referred to in this Agreement shall be made without giving effect to any election under FASB ASC Topic 825 “Financial Instruments” (or any other financial accounting standard having a similar result or effect) to value any Indebtedness of the Borrower or its Subsidiaries at “fair value” as defined therein and (b) Indebtedness shall not include any obligations under leases that would be classified as operating leases under GAAP as in effect on the date hereof, and the payments thereon shall not constitute interest expense.

SECTION 1.05                                 Limited Conditionality Acquisitions Notwithstanding anything to the contrary in this Agreement, solely for the purpose of (A) measuring the relevant financial ratios and basket availability with respect to the incurrence of any Indebtedness (including any Incremental Loans or Incremental Commitments) or Liens or the making of any Investments or Dispositions or the designation of any Restricted Subsidiaries or Unrestricted Subsidiaries or (B) determining compliance with representations and warranties or the occurrence of any Default or Event of Default, in each case, in connection with a Limited Condition Acquisition, if the Borrower has made an LCA Election with respect to such Limited Condition Acquisition, the date of determination of whether any such action is permitted hereunder shall be deemed to be the date on which the definitive agreements for such Limited Condition Acquisition are entered into (the “LCA Test Date”), and if, after giving effect on a Pro Forma Basis to the Limited Condition Acquisition and the other transactions to be entered into in connection therewith as if they had occurred at the beginning of the most recent Test Period ending prior to the LCA Test Date, the Borrower could have taken such action on the relevant LCA Test Date in compliance with such financial ratio, basket, representation or warranty, such financial ratio, basket, representation or warranty shall be deemed to have been complied with.  For the avoidance of doubt, if the Borrower has made an LCA Election and any such financial ratios or baskets for which compliance was determined or tested as of the LCA Test Date are exceeded as a result of fluctuations in any such financial ratio or basket (including due to fluctuations of the target of any Limited Condition Acquisition) solely as a result of fluctuations in EBITDA (as opposed to any incurrence, disposition or Restricted Payment) at or prior to the consummation of the relevant transaction or action, such baskets or financial ratios will not be deemed to have been exceeded as a result of such fluctuations.  If the Borrower has made an LCA Election for any Limited Condition Acquisition, then in connection with any subsequent calculation of any financial ratio or basket availability (other than any calculation based on EBITDA or Net Income (in each case, except to the extent calculating any financial ratio that is required by this provision to be calculated on a Pro Forma Basis) or Net Tangible Assets) on or following the relevant LCA Test Date and prior to the earlier of (x) the date on which such Limited Condition Acquisition is consummated or (y) the date that the definitive agreement for such Limited Condition Acquisition is terminated or expires without consummation of such Limited Condition Acquisition, any such financial ratio or basket availability shall be calculated (and tested) on a Pro Forma Basis assuming such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated until such time as the applicable Limited Condition Acquisition has actually closed or the definitive agreement with respect thereto has been terminated or has expired (provided that, any financial ratio or basket availability required to make any Restricted Payment or payment of Restricted Indebtedness shall be tested on a Pro Forma Basis as required by this sentence and

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also on a standalone basis without giving effect to such Limited Condition Acquisition and the other transactions in connection therewith).

SECTION 1.06                                 Currency Translations.  (a)  For purposes of this Agreement and the other Loan Documents, where the permissibility of a transaction or determinations of required actions or circumstances depend upon compliance with, or are determined by reference to, amounts stated in dollars, any requisite currency translation shall be based on the Spot Selling Rate and the permissibility of actions taken under Article VI shall not be affected by subsequent fluctuations in exchange rates (provided that if Indebtedness is incurred to refinance or renew other Indebtedness, and such refinancing or renewal would cause the applicable dollar denominated limitation to be exceeded if calculated at the Spot Selling Rate, such dollar denominated restriction shall be deemed not to have been exceeded so long as (i) such refinancing or renewal Indebtedness is denominated in the same currency as such Indebtedness being refinanced or renewed and (ii) the principal amount of such refinancing or renewal Indebtedness does not exceed the principal amount of such Indebtedness being refinanced or renewed except as permitted under Section 6.01).

(b)                                 For purposes of all calculations and determinations under this Agreement, any amount in any currency other than dollars shall be deemed to refer to dollars and any requisite currency translation shall be based on the Spot Selling Rate, and all certificates delivered under this Agreement, shall express such calculations or determinations in dollars.

SECTION 1.07                                 Schedules.  Notwithstanding anything to the contrary in this Agreement, (a) solely to the extent related to the Target and its Subsidiaries, Staples may, on or prior to the Acquisition Effective Date, deliver to the Administrative Agent an updated version of Schedules 1.01(b), 1.01(c), 6.01, 6.02, 6.03, 6.04, 6.08 or 6.09 or supplements to such Schedules delivered on the Closing Date, or update any disclosure schedule or make any other qualification or disclosure with respect to any representation and warranty contained in Article III of this Agreement, in any case, unless the matters described in such updated or supplemented schedule or other disclosure would require or permit Staples to terminate the Acquisition Agreement or decline to consummate the Acquisition, and such updated or supplemented schedule or other disclosure shall replace such schedule or other disclosure provided on the Closing Date, without any requirement for any amendment or any consent by any Agent, any Lender, any Arranger or any other Loan Party, (b) to the extent related to Staples and its Subsidiaries (other than the Target and its Subsidiaries), if the Administrative Agent and Staples agree, Staples may, on or prior to the Acquisition Effective Date, deliver to the Administrative Agent an updated version of Schedules 1.01(b), 1.01(c), 6.01, 6.02, 6.03, 6.04, 6.08 or 6.09 or supplements to such Schedules delivered on the Closing Date, or update any disclosure schedule or make any other qualification or disclosure with respect to any representation and warranty contained in Article III of this Agreement, but solely to the extent necessary to cure any ambiguity, omission, defect or inconsistency or to the extent immaterial or not adverse to any Lender, and such updated or supplemented schedule or other disclosure shall replace such schedule or other disclosure provided on the Closing Date, and (c) to the extent agreed by the Administrative Agent and the Borrower, Schedule 5.15 may be amended by the Borrower and the Administrative Agent to set forth the arrangements and timing for the completion of the granting and/or perfection of any security interest in any Collateral or other matters to the extent such granting and/or perfection or other matters is not practicable to be completed on or prior to the Acquisition Effective Date, and such amended schedule shall replace such schedule or provided on the Closing Date, without any requirement for any amendment or any consent by any other Agent, any Lender, any Arranger or any other Loan Party.  For the avoidance

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of doubt, such Schedules may not be amended pursuant to this Section 1.07 after the Acquisition Effective Date.

ARTICLE II

The Credits

SECTION 2.01                                 Initial Commitments.  Subject to the terms and conditions set forth herein, each Initial Lender agrees, severally and not jointly, to make an Initial Loan to the Borrower on the Closing Date in the principal amount of its Initial Commitment, the proceeds of which Initial Loans shall be deposited into the Escrow Account in accordance with the Escrow Agreement.  The Borrower may make only one borrowing under the Initial Commitments, which shall be on the Closing Date.  Any amount borrowed under this Section 2.01 and subsequently repaid or prepaid may not be reborrowed.  All amounts owed hereunder with respect to the Initial Loans not previously repaid or prepaid shall be paid in full no later than the Maturity Date applicable to the Initial Loans.

SECTION 2.02                                 Procedure for Borrowings.  (a)  The Borrower shall deliver to the Administrative Agent a fully executed Borrowing Request no later than one Business Day prior to the proposed Borrowing date (which shall be a Business Day) with respect to Base Rate Loans and three Business Days prior to the proposed Borrowing date (which shall be a Business Day) with respect to Eurocurrency Loans (or such shorter period as may be acceptable to the Administrative Agent).  Promptly upon receipt by the Administrative Agent of such Borrowing Request, the Administrative Agent shall notify each Lender of the proposed Borrowing.

(b)                                 Subject to the terms and conditions set forth herein, each Lender shall make its Loans available to the Administrative Agent not later than 10:00 a.m. (New York City time) on the proposed Borrowing date by wire transfer of same day funds in dollars at the principal office designated by the Administrative Agent.  Upon satisfaction or waiver of the conditions to Borrowing specified herein, the Administrative Agent shall make the proceeds of such Loans available to the Borrower by causing an amount of same day funds in dollars equal to the proceeds of all such Loans received by the Administrative Agent from Lenders to be credited to such account as may be designated in writing to the Administrative Agent by the Borrower.

SECTION 2.03                                 Funding of Borrowings.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 and may (in its sole discretion, but shall not be obligated to), in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the Borrowing available to the Administrative Agent (a “Non-Funding Lender”), then the applicable Lender and the Borrower agree (severally and not jointly with the applicable Lender) to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry

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rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans.  If such Lender pays such amount to the Administrative Agent then such amount shall constitute such Lender’s Loan included in such Borrowing.  Notwithstanding the foregoing, the Borrower shall preserve its rights and remedies against any Non-Funding Lender which has not made Loans required by the terms and provisions hereof.

SECTION 2.04                                 Interest Elections.  (a)  Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request.  Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.04.  The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)                                 To make an election pursuant to this Section, the Borrower shall deliver by hand delivery or facsimile a duly completed and executed Interest Election Request to the Administrative Agent (i) in the case of a conversion of an ABR Borrowing to a Eurocurrency Borrowing or the continuation of a Eurocurrency Borrowing, not later than 10:00 a.m., New York City time, three Business Days before the effective date of such election and (ii) in the case of a conversion of a Eurocurrency Borrowing to an ABR Borrowing, not later than 10:00 a.m., New York City time, on the Business Day before the effective date of such election.  Each such Interest Election Request shall be irrevocable and shall be signed by the Borrower.

(c)                                  Each Interest Election Request shall specify the following information:

(i)                                     the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)                                  the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)                               whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

(iv)                              if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)                                 Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

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(e)                                  If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurocurrency Borrowing and (ii) each Eurocurrency Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.05                                 Termination of Commitments.  Each Lender’s Initial Commitment shall be automatically and permanently reduced to zero upon the funding of such Lender’s Initial Loans on the Closing Date.

SECTION 2.06                                 Repayment of Loans; Evidence of Debt.  (a)  On the last day of each fiscal quarter of Staples, commencing on the last day of the first full fiscal quarter following the Acquisition Effective Date and on a quarterly basis thereafter through the Maturity Date, the Borrower shall repay the Initial Loans in an amount equal to $31,250,000 (which quarterly amounts shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.07(d)).  The final principal repayment of the Initial Loans on the Initial Facility Maturity Date shall be in an amount equal to the aggregate principal amount of all Initial Loans outstanding on such date.

(b)                                 Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)                                  The entries made in the accounts maintained pursuant to Section 2.06(b) shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement; provided, further, that in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

(d)                                 Any Lender may request that Loans made by it be evidenced by a promissory note.  In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns and substantially in the form of Exhibit I (a “Note”).  Thereafter, the Loans evidenced by such Note and interest thereon shall at all times until cancellation of such Note (including after assignment pursuant to Section 9.04) be represented by a Note in such form payable to such payee and its registered assigns.

SECTION 2.07                                 Prepayment of Loans.

(a)                                 Voluntary Prepayments.

(i)                                     At any time and from time to time (1) with respect to ABR Borrowings, the Borrower may prepay any such Borrowings on any Business Day in whole or in part, in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that

52

amount and (2) with respect to Eurocurrency Borrowings, the Borrower may prepay any such Loans on any Business Day in whole or in part in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount, in each case, without premium or penalty except as described in Section 2.08(b) and, with respect to Eurocurrency Loans, subject to Section 2.12; provided that, with respect to any election to prepay the Initial Loans prior to the Acquisition Effective Date, if the amount of the Escrow Property is less than the amount required to prepay the Initial Loans and all accrued interest thereon in full on such date, Staples will deliver to the Administrative Agent, on the date of such prepayment, an amount equal to such deficiency.

(ii)                                  The Borrower shall notify the Administrative Agent in writing of any prepayment hereunder (i) in the case of prepayment of a Eurocurrency Borrowing, not later than 10:00 a.m., New York City time, two Business Days before the date of prepayment, or (ii) in the case of prepayment of an ABR Borrowing, not later than 10:00 a.m., New York City time, on the Business Day before the date of prepayment.  Each such notice shall be irrevocable (but it may be conditioned upon the effectiveness of other Indebtedness or the occurrence of one or more other transactions) and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid.  Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof.  Each prepayment pursuant to this Section 2.07(a) shall be applied as set forth in Section 2.07(d)(i).  Prepayments shall be accompanied by accrued interest to the extent required by Section 2.09 and any other amounts payable pursuant to Section 2.08(b) and Section 2.12.

(b)                                 Mandatory Prepayments.

(i)                                     No later than 10 Business Days following the date of receipt by (x) the Borrower or any of its Restricted Subsidiaries of Net Cash Proceeds in respect of any Asset Sale after the Acquisition Effective Date, or (y) the Borrower or any of its Restricted Subsidiaries (or the Collateral Agent as loss payee) of Net Cash Proceeds in respect of any Recovery Event after the Acquisition Effective Date, the Borrower shall prepay the Loans as set forth in Section 2.07(d)(ii) in an amount equal to 100% of such Net Cash Proceeds; provided, that so long as no Event of Default shall have occurred and be continuing, the Borrower may, upon written notice to the Administrative Agent, directly or through one or more of its Restricted Subsidiaries, invest or commit in writing to invest such Net Cash Proceeds within 365 days of receipt thereof in assets useful in the business of the Borrower or any Restricted Subsidiary, which Investment may include the repair, restoration or replacement of the applicable assets thereof or Permitted Acquisitions to the extent such Investments are otherwise permitted under this Agreement; provided, further, that in the event such Net Cash Proceeds are committed in writing to be invested prior to such 365th day, the Borrower may invest such Net Cash Proceeds within 180 days after the expiration of such initial 365-day period.  In the event that such Net Cash Proceeds are not reinvested by the Borrower prior to the earlier of (i) the last day of such 180 day period or 365 day period, as the case may be, and (ii) the date of the occurrence of an Event of Default, the Borrower shall prepay the Loans in an amount equal to such Net Cash Proceeds as set forth in Section 2.07(d)(ii).  Notwithstanding the foregoing, neither the Borrower nor any of its Restricted Subsidiaries shall be required to repay the Loans with (i) Net Cash Proceeds of any Asset Sale or Recovery Event received on account of any ABL Priority Collateral, to the extent such Net Cash Proceeds are actually used to prepay amounts outstanding under the ABL Facility (with or

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without any reduction of ABL Commitments) in accordance with and within the time periods required by the ABL Credit Agreement and (ii) Net Cash Proceeds received by a Restricted Subsidiary that is an International Subsidiary to the extent that (a) the repatriation of such Net Cash Proceeds to fund such repayments would, in the good faith judgment of the Borrower, result in material adverse tax consequences to the Borrower or any of its Restricted Subsidiaries (taking into account any foreign tax credit or benefit received in connection with such repatriation) or conflict with applicable law and (b) such adverse tax consequences or legal limitation is not directly attributable to actions taken by the Borrower or any of its Subsidiaries with the intent of avoiding or reducing repayments required pursuant to this Section 2.07(b)(i).

(ii)                                  If Staples, Target or any of their Restricted Subsidiaries (determined giving pro forma effect to the Transactions) receives (x) after the Closing Date and on or prior to the Acquisition Effective Date, Net Cash Proceeds in respect of any Divested Property in excess of $15,000,000 (in the aggregate for all Divested Properties), then substantially concurrently with the closing of the Acquisition on the Acquisition Effective Date, an amount equal to 100% of such Net Cash Proceeds in excess of $15,000,000 shall be applied by the Borrower to (1) prepay the Loans (for application as set forth in Section 2.07(d)(iii)) and (2) reduce the intended borrowings under the ABL Facility on the Acquisition Effective Date (without any reduction of ABL Commitments) on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Loans and any loans intended to be borrowed under the ABL Facility on the Acquisition Effective Date) and (y) following the Acquisition Effective Date, Net Cash Proceeds in respect of any Divested Property in excess of $15,000,000 in any calendar year (in the aggregate for all Divested Properties), then no later than 10 Business Days following the date of receipt by the Borrower or any of its Restricted Subsidiaries of such Net Cash Proceeds, an amount equal to 100% of such Net Cash Proceeds in excess of $15,000,000 shall be applied by the Borrower to prepay (1) the Loans (for application as set forth in Section 2.07(d)(iii)) and (2) any loans then outstanding under the ABL Facility (in accordance with the ABL Credit Agreement and with or without any reduction of ABL Commitments) on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Loans and any loans outstanding under the ABL Facility at such time); provided that, in the case of each of clauses (x) and (y), if after giving pro forma effect to such reduction of borrowings or prepayment of amounts outstanding under the ABL Facility, as applicable, the Excess Availability (as such term is defined in the ABL Credit Agreement in the form attached as Exhibit O) is less than $1,000,000,000, then the portion of such Net Cash Proceeds allocated to reduce borrowings or prepay amounts outstanding under the ABL Facility, as applicable, shall be increased in an amount sufficient to cause the Excess Availability to equal $1,000,000,000 (and the portion allocated to prepay the Loans shall be reduced accordingly); provided, further, that, in the case of each of clauses (x) and (y), if after giving pro forma effect to such reduction of borrowings or prepayment of amounts outstanding under the ABL Facility, the Senior Secured Net Leverage Ratio for the most recently ended Test Period is less than or equal to 2.00 to 1.00, such amount of Net Cash Proceeds that otherwise would have been required to be used to prepay the Loans shall be permitted to be reinvested as if they constituted Net Cash Proceeds from an Asset Sale pursuant to Section 2.07(b)(i), and, if not so reinvested at the end of the applicable period set forth in Section 2.07(b)(i), shall be used to prepay the Loans as set forth in Section 2.07(d)(iii).  Notwithstanding the foregoing, neither the Borrower nor any of its Restricted Subsidiaries shall be required to repay the Loans with Net Cash Proceeds in respect of any Divested Property by a Restricted Subsidiary that is an International Subsidiary to the extent that (a) the repatriation of

54

such Net Cash Proceeds to fund such repayments would, in the good faith judgment of the Borrower, result in material adverse tax consequences to the Borrower or any of its Restricted Subsidiaries (taking into account any foreign tax credit or benefit received in connection with such repatriation) or conflict with applicable law and (b) such adverse tax consequences or legal limitation is not directly attributable to actions taken by the Borrower or any of its Subsidiaries with the intent of avoiding or reducing repayments required pursuant to this Section 2.07(b)(ii). For the avoidance of doubt, nothing in this Section 2.07(b)(ii) shall be interpreted to reduce the amount that would otherwise be released from the Escrow Account pursuant to the Escrow Agreement.

(iii)                               On the date of receipt by the Borrower or any of its Restricted Subsidiaries of Net Cash Proceeds after the Acquisition Effective Date from the issuance or incurrence of any Indebtedness of the Borrower or any Restricted Subsidiary (other than with respect to any Indebtedness permitted to be incurred pursuant to Section 6.01, but in any event, including Credit Agreement Refinancing Indebtedness), the Borrower shall prepay the Loans as set forth in Section 2.07(d)(iv) in an aggregate amount equal to 100% of such Net Cash Proceeds (plus, if applicable, the premium described in Section 2.08(b));

(iv)                              In the event that there shall be Excess Cash Flow for any fiscal year of the Borrower (commencing with the fiscal year ending February 3, 2018) , no later than 95 days after the end of such fiscal year, the Loans shall be prepaid by the Borrower as set forth in Section 2.07(d)(ii) in an aggregate amount equal to (i) the Applicable ECF Percentage of such Excess Cash Flow (calculated after giving effect to amounts attributable to International Subsidiaries that cannot be repatriated, as set forth in the immediately following sentence), if any, for such fiscal year minus (ii) voluntary prepayments of the Loans in such fiscal year pursuant to Section 2.07(a), other than voluntary prepayments funded with the proceeds of long-term Indebtedness or of equity contributions made to, or Equity Interests issued by, the Borrower.  Notwithstanding the foregoing, the Borrower shall not be required to repay the Loans with Excess Cash Flow attributable to any Restricted Subsidiary that is an International Subsidiary to the extent that (a) the repatriation of such Excess Cash Flow to fund such repayments would, in the good faith judgment of the Borrower, result in material adverse tax consequences to the Borrower or any of its Restricted Subsidiaries (taking into account any foreign tax credit or benefit received in connection with such repatriation) or conflict with applicable law and (b) such adverse tax consequences or legal limitation is not directly attributable to actions taken by the Borrower or any of its Subsidiaries with the intent of avoiding or reducing repayments required pursuant to this Section 2.07(b)(iv).

(v)                                 In the event that the Collateral Agent delivers written notice to the Escrow Agent pursuant to Section 3(d) or Section 3(f) of the Escrow Agreement, the Initial Loans and all accrued interest thereon shall be immediately due and payable, and the Administrative Agent shall apply all proceeds received from the Escrow Account in accordance with Section 2.07(d)(iii); provided that if the amount of the Escrow Property is less than the amount required to prepay the Initial Loans and all accrued interest thereon in full on such date, Staples will deliver to the Administrative Agent, on the date of such prepayment, an amount equal to such deficiency.

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(c)                                  Prepayment Certificate.  Concurrently with any prepayment of the Loans pursuant to Section 2.07(b) (other than Section 2.07(b)(iii) or (v)), the Borrower shall deliver to the Administrative Agent a certificate of an Authorized Officer demonstrating the calculation of the amount of the applicable Net Cash Proceeds or Excess Cash Flow, as the case may be.  In the event that the Borrower shall subsequently determine that the actual amount received exceeded the amount set forth in such certificate, the Borrower shall promptly make an additional prepayment of the Loans in an amount equal to such excess, and the Borrower shall concurrently therewith deliver to the Administrative Agent a certificate of an Authorized Officer describing such excess.

(d)                                 Application of Prepayments/Reductions.

(i)                                     Any prepayment of any Loan pursuant to Section 2.07(a) shall be applied as specified by the Borrower in the applicable notice of prepayment; provided, in the event the Borrower fails to specify the Loans to which any such prepayment shall be applied, such prepayment shall be applied to prepay each Class of outstanding Loans on a pro rata basis and, within each Class, to reduce the remaining scheduled installments of principal in direct order of maturity.

(ii)                                  Any amount required to be paid pursuant to Section 2.07(b)(i) and Section 2.07(b)(iv) shall be applied ratably to each Class of outstanding Loans and, within each such Class, (i) first, to reduce the next eight scheduled payments required under Section 2.06(a) (or the applicable Incremental Amendment, Refinancing Amendment or Extension Amendment) in direct order of maturity and (ii) second, to the remaining scheduled payments required thereunder on a pro rata basis; provided that, if at the time any amount is required to be paid pursuant to Section 2.07(b)(i) the Borrower is required to offer to repurchase or prepay Permitted Pari Passu Refinancing Debt or Incremental Equivalent Debt pursuant to the terms of the documentation governing such Indebtedness with Net Cash Proceeds received from an Asset Sale or Recovery Event (such Permitted Pari Passu Refinancing Debt or Incremental Equivalent Debt required to be offered to be so repurchased or prepaid, “Other Applicable Indebtedness”), then the Borrower may apply such Net Cash Proceeds on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Loans and Other Applicable Indebtedness at such time; provided that the portion of such proceeds allocated to Other Applicable Indebtedness shall not exceed the amount of such proceeds required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such Net Cash Proceeds shall be allocated to the Loans in accordance with the terms hereof) to the prepayment of the Loans and to the repurchase or prepayment of such Other Applicable Indebtedness, and the amount of prepayment of the Loans that would otherwise have been required pursuant to Section 2.07(b)(i) shall be reduced accordingly; provided, further, that to the extent the holders of Other Applicable Indebtedness decline to have such Indebtedness purchased or prepaid, the declined amount shall promptly (and in any event within 10 Business Days after the date of such rejection) be applied to prepay the Loans in accordance with the terms hereof.

(iii)                               Any amount required to be paid pursuant to Section 2.07(b)(ii) and Section 2.07(b)(v) shall be applied ratably to each Class of outstanding Loans and, within each such Class, to the remaining scheduled payments required thereunder on a pro rata basis.

(iv)                              Any amount required to be paid pursuant to Section 2.07(b)(iii) shall be

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applied ratably to each Class of outstanding Loans and, within each such Class, (i) first, to reduce the next eight scheduled payments required under Section 2.06(a) (or the applicable Incremental Amendment, Refinancing Amendment or Extension Amendment) in direct order of maturity and (ii) second, to the remaining scheduled payments required thereunder on a pro rata basis; provided that any prepayment of Loans with the Net Cash Proceeds of Credit Agreement Refinancing Indebtedness shall be applied solely to each applicable Class of Credit Agreement Refinanced Debt.

(v)                                 Anything contained herein to the contrary notwithstanding, in the event the Borrower is required to make any mandatory prepayment (a “Waivable Mandatory Prepayment”) of the Loans (other than any prepayment pursuant to Section 2.07(b)(v)), not less than five Business Days prior to the date (the “Required Prepayment Date”) on which the Borrower is required to make such Waivable Mandatory Prepayment, the Borrower shall notify the Administrative Agent of the amount of such prepayment, and the Administrative Agent will promptly thereafter notify each Lender holding an outstanding Loan of the amount of such Lender’s pro rata share of such Waivable Mandatory Prepayment and such Lender’s option to refuse such amount (such declined amount, the “Declined Proceeds”).  Each such Lender may exercise such option by giving written notice to the Borrower and the Administrative Agent of its election to do so on or before the third Business Day prior to the Required Prepayment Date (it being understood that any Lender which does not notify the Borrower and the Administrative Agent of its election to exercise such option on or before the third Business Day prior to the Required Prepayment Date shall be deemed to have elected, as of such date, not to exercise such option).  Any Declined Proceeds may be retained by the Borrower.

SECTION 2.08                                 Fees.  (a)  Each of Staples and the Borrower jointly and severally agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between Staples and the Administrative Agent.  Certain additional fees separately agreed may be payable to the Lenders on the Closing Date or on the Acquisition Effective Date as fee compensation for the funding of such Lender’s Loans.

(b)                                 In connection with any Repricing Event that is consummated in respect of all or any portion of the Initial Loans on or prior to the twelve-month anniversary of the Closing Date, each of Staples and the Borrower jointly and severally shall pay to the Administrative Agent, for the ratable benefit of the Lenders holding such Initial Loans, a fee equal to 1.00% of the aggregate principal amount of the Initial Loans subject to such Repricing Event.  If all or any portion of the Initial Loans are repaid, prepaid, refinanced, assigned or replaced pursuant to Section 2.15 as a result of, or in connection with, a Lender not agreeing or otherwise consenting to any waiver, consent or amendment referred to in clause (ii) of the definition of “Repricing Event” (or otherwise in connection with a Repricing Event) occurring on or prior to the twelve-month anniversary of the Closing Date, such repayment, prepayment, refinancing, assignment or replacement will be made at 101% of the principal amount of Initial Loans so repaid, prepaid, refinanced or replaced.

(c)                                  All fees payable hereunder shall be paid on the dates due, in immediately available dollars, to the Administrative Agent for distribution, in the case of the fees referred to in the second sentence of Section 2.08(a), to the applicable Lenders.  Fees paid shall not be refundable under any circumstances.

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SECTION 2.09                                 Interest.  (a)  The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Margin for ABR Loans.

(b)                                 The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin for Eurocurrency Loans.

(c)                                  Notwithstanding the foregoing, during the occurrence and continuance of an Event of Default pursuant to Section 7.01(c), Section 7.01(e), Section 7.01(f), Section 7.02(a), Section 7.02(b), Section 7.02(h), Section 7.02(i) or Section 7.02(j), all amounts then overdue (whether interest, principal, fees or other amounts payable under the Loan Documents) shall bear interest at (i) in the case of overdue principal and interest, 2% plus the rate otherwise applicable to such Loans as provided in the preceding paragraphs of this Section 2.09 or (ii) in the case of any other amount outstanding hereunder, 2% plus the rate applicable to ABR Loans as provided in Section 2.09(a).  For the avoidance of doubt, the Required Lenders may, at their option, amend or waive the provisions of this clause (c) notwithstanding Section 9.02.

(d)                                 Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to Section 2.09(c) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)                                  All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed.  The applicable Alternate Base Rate and LIBO Rate shall be determined by the Administrative Agent and such determination shall be conclusive absent manifest error.

(f)                                   All interest hereunder shall be paid in dollars.

SECTION 2.10                                 Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a Eurocurrency Borrowing:

(a)                                 the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b)                                 the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period, then the Administrative Agent shall give notice thereof to the Borrower and the Lenders as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the

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circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurocurrency Borrowing, such Borrowing shall be made as an ABR Borrowing.

SECTION 2.11                                 Increased Costs; Illegality; Inability to Determine Rates.  (a)  If any Change in Law shall:

(i)                                     subject any Secured Party to any (or any increase in any) Taxes with respect to this Agreement or any other Loan Document or any Loan made by it, except any Connection Income Taxes, Indemnified Taxes, or Taxes described in clauses (b) through (d) of the definition of Excluded Taxes;

(ii)                                  impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO); or

(iii)                               impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurocurrency Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Secured Party of making or maintaining any Eurocurrency Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender or such other Secured Party hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or such other Secured Party, as the case may be, such additional amount or amounts as will compensate such Lender or such other Secured Party, as the case may be, for such additional costs incurred or reduction suffered.

(b)                                 If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy or liquidity), then from time to time the Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)                                  A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in Section 2.11(a) and Section 2.11(b) shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)                                 Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower

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of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided, further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e)                                  If any Lender determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to perform any of its obligations hereunder or make, maintain or fund or charge interest with respect to any Credit Extension or to determine or charge interest rates based upon the Adjusted LIBO Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to issue, make, maintain, fund or charge interest with respect to any such Credit Extension or continue Eurocurrency Loans or to convert ABR Loans to Eurocurrency Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining ABR Loans the interest rate on which is determined by reference to the Adjusted LIBO Rate component of the Alternate Base Rate, the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted LIBO Rate component of the Alternate Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurocurrency Loans of such Lender to ABR Loans (the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted LIBO Rate component of the Alternate Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Adjusted LIBO Rate, the Administrative Agent shall during the period of such suspension compute the Alternate Base Rate applicable to such Lender without reference to the Adjusted LIBO Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Adjusted LIBO Rate.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

(f)                                   If, in connection with any request for a Eurocurrency Loan or a conversion to or continuation thereof, (i) the Administrative Agent determines that (x) dollar deposits are not being offered to banks in the London interbank Eurocurrency market for the applicable amount and Interest Period of such Eurocurrency Loan, or (y) adequate and reasonable means do not exist for determining the Adjusted LIBO Rate for any requested Interest Period with respect to a proposed Eurocurrency Loan or in connection with an existing or proposed ABR Loan (in each case with respect to clause (i)(x) above, “Impacted Loans”), or (ii) the Administrative Agent or the Required Lenders determine that for any reason the Adjusted LIBO Rate for any requested Interest Period with respect to a proposed Eurocurrency Loan does not adequately and fairly reflect the cost to such Lenders of funding such Eurocurrency Loan, the Administrative Agent will promptly so notify the Borrower and each Lender.  Thereafter, (A) the obligation of the Lenders to make or maintain Eurocurrency Loans shall be suspended (to the extent of the affected Eurocurrency Loans or Interest Periods) and (B) in the event of a determination described in the preceding sentence with respect to the Adjusted LIBO Rate component of the Alternate Base Rate, the

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utilization of the Adjusted LIBO Rate component in determining the Alternate Base Rate shall be suspended, in each case until the Administrative Agent upon the instruction of the Required Lenders revokes such notice.  Upon receipt of such notice, the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of Eurocurrency Loans (to the extent of the affected Eurocurrency Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for ABR Loans in the amount specified therein.

Notwithstanding the foregoing, if the Administrative Agent has made the determination described in clause (i)(x) of this Section 2.11(f), the Administrative Agent, in consultation with the Borrower and the affected Lenders, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (A) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clause (i) of this Section 2.11(f), (B) the Administrative Agent notifies the Borrower or the Required Lenders notify the Administrative Agent and the Borrower that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans or (C) any Lender determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Borrower written notice thereof.

SECTION 2.12                                 Break Funding Payments.  In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be conditioned under Section 2.07(a)(ii) and is revoked in accordance therewith), or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.15, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event; provided that, for the avoidance of doubt, the Borrower shall not be obligated to compensate any Lender under this Section 2.12 for any loss of anticipated profits in respect of any of the foregoing.  In the case of a Eurocurrency Loan, such loss, cost or expense to any Lender shall be deemed to be an amount determined by such Lender to be the excess, if any, of (i) the amount of interest (excluding the Applicable Margin) which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate (excluding the impact of the floor) that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurocurrency market.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

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SECTION 2.13                                 Taxes.  (a)  Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Taxes other than as required by applicable law; provided that if any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment, the Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax or Other Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section) the Administrative Agent, the Collateral Agent, or any Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings for Indemnified Taxes or Other Taxes been made.

(b)                                 Without limiting the provisions of Section 2.13(a), the Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent or the Collateral Agent, as applicable, timely reimburse it for the payment of, any Other Taxes.

(c)                                  The Borrower shall indemnify the Administrative Agent, the Collateral Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes payable by the Administrative Agent, the Collateral Agent or such Lender, as the case may be (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A reasonably detailed certificate as to the amount of such payment or liability delivered to the Borrower by the Administrative Agent, the Collateral Agent or a Lender (with a copy to the Administrative Agent), as applicable, shall be conclusive absent manifest error.  This Section 2.13(c) shall not apply to the extent that the Indemnified Taxes or Other Taxes are compensated for by an increased payment under Section 2.13(a).

(d)                                 Each Lender shall indemnify, within 10 days after written demand therefor, (i) the Administrative Agent or the Collateral Agent, as applicable, for the full amount of any Indemnified Taxes and Other Taxes (but, only to the extent that the Loan Parties have not already indemnified the Administrative Agent or the Collateral Agent for such Indemnified Taxes and Other Taxes and without limiting the obligation of the Loan Parties to do so) attributable to such Lender that are payable or paid by the Administrative Agent or the Collateral Agent, (ii) the Administrative Agent, the Collateral Agent, and the Loan Parties, as applicable, for any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(e) relating to the maintenance of a Participant Register and (iii) the Administrative Agent, the Collateral Agent, and the Loan Parties, as applicable, for any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent, the Collateral Agent, or a Loan Party in connection with any Loan Document, plus, in each case, reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A reasonably detailed certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.

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(e)                                  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Loan Party to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)                                   Any Lender that is entitled to an exemption from or reduction of any applicable withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower or Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if requested by the Borrower, the Administrative Agent or the Collateral Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower, the Administrative Agent or the Collateral Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such forms shall not be required if the Lender is not legally entitled to do so, and shall not be required (other than with respect to such documentation set forth in Sections 2.13(f)(i) through (v) below and the FATCA documentation referred to below) if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense (or, in the case of a Change in Law, any incremental material unreimbursed cost or expense) or would materially prejudice the legal or commercial position of such Lender.

Without limiting the generality of the foregoing, any Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter as required by applicable law or upon the request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(i)                                     in the case of a Lender that is a United States person within the meaning of Section 7701(a)(30) of the Code, duly completed copies of Internal Revenue Service Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax,

(ii)                                  in the case of a Foreign Lender, duly completed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E,

(iii)                               in the case of a Foreign Lender, duly completed copies of Internal Revenue Service Form W-8ECI,

(iv)                              in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit J-1 to the effect that (A) such Foreign Lender is not (I) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (II) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code or (III) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (B) the interest payment in question is not effectively connected with the United States trade or business conducted by such Lender (a “U.S. Tax

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Compliance Certificate”) and (y) duly completed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E,

(v)                                 to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership or participating Lender granting a typical participation), an Internal Revenue Service Form W-8IMY, accompanied by a Form W-8ECI, W-8BEN or W-8BEN-E, U.S. Tax Compliance Certificate substantially in the form of Exhibit J-2 or Exhibit J-3, Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that, if the Foreign Lender is a partnership (and not a participating Lender) and one or more beneficial owners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-4 on behalf of each such beneficial owner, or

(vi)                              any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Withholding Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of the preceding sentence, “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g)                                  If the Administrative Agent, the Collateral Agent or any Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified pursuant to this Section 2.13 (including additional amounts paid by any Loan Party pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made or additional amounts paid under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses (including any Taxes) of the Administrative Agent, the Collateral Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that such indemnifying party, upon the request of the Administrative Agent, the Collateral Agent or such Lender agrees to repay the amount paid over pursuant to this Section 2.13(g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, the Collateral Agent or such

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Lender in the event the Administrative Agent, the Collateral Agent or such Lender is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this Section 2.13(g), in no event will the Administrative Agent, the Collateral Agent or any Lender be required to pay any amount to any Loan Party the payment of which would place the Administrative Agent, the Collateral Agent or such Lender in a less favorable net after-Tax position than the Administrative Agent, the Collateral Agent or such Lender would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.  This paragraph shall not be construed to require the Administrative Agent, the Collateral Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the Borrower or any other Person nor shall it be construed to require the Administrative Agent, the Collateral Agent or any Lender, as the case may be, to apply for or otherwise initiate any refund contemplated in this Section 2.13.

(h)                                 The agreements in this Section shall survive the resignation or replacement of the Administrative Agent, any assignment by or replacement of any Lender, the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

SECTION 2.14                                 Payments Generally; Insufficient Funds; Sharing of Set-offs.  (a)  The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees, or of amounts payable under Section 2.11, 2.12, 2.13, 9.03 or otherwise) prior to 2:00 p.m., New York City time, on the date when due, in immediately available funds, without set-off or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, as applicable, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at its offices at 745 Seventh Avenue, New York, New York 10019 USA, except that payments pursuant to Sections 2.11, 2.12, 2.13 and 9.03 shall be made directly to the Persons entitled thereto.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient, in like funds, promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day unless otherwise specifically set forth herein, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments hereunder shall be made in dollars.

(b)                                 If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest, fees and other Obligations (other than principal) then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest, fees and such other Obligations then due to such parties, and (ii) second, toward payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties. It is understood that the foregoing does not apply to any adequate protection payments under any federal, state or foreign bankruptcy, insolvency, receivership or similar proceeding, and that the Administrative Agent may, subject to any applicable federal, state or foreign bankruptcy, insolvency, receivership or similar orders, distribute any adequate protection payments it receives on behalf of the Lenders to the Lenders in its sole discretion (i.e., whether to pay the earliest accrued interest, all accrued interest on a pro rata basis or otherwise).

(c)                                  If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such

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Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, including any assignment to the Borrower or any Subsidiary thereof in accordance with Section 9.04(g), but not including any other assignment or sale of a participation to the Borrower or any Subsidiary thereof.  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)                                 Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)                                  If any Lender shall fail to make any payment required to be made by it hereunder, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by it for the account of such Lender to satisfy such Lender’s obligations hereunder until all such unsatisfied obligations are fully paid.

SECTION 2.15                                 Mitigation Obligations; Replacement of Lenders.  If any Lender requests compensation under Section 2.11 or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.13 or if any Lender is a Non-Consenting Lender, then:

(a)                                 such Lender (other than a Non-Consenting Lender) shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.11 or 2.13, as the case may be, in the future, (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender (and the Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment) and (iii) would not breach any applicable law; and

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(b)                                 the Borrower may, at its sole expense and effort, require such Lender (including any Non-Consenting Lender) (each such Lender, a “Departing Lender”), upon notice to the Departing Lender and the Administrative Agent, to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided, that (i) on the date of such assignment, the Departing Lender shall have received an amount equal to the sum of (A) the principal of, and all accrued interest on, all outstanding Loans of the Departing Lender and (B) all accrued, but theretofore unpaid, fees or other amounts owing to such Departing Lender hereunder (including pursuant to Section 2.11 or Section 2.13, and in connection with any Repricing Event, Section 2.08(b)) and (ii) in the event such Departing Lender is a Non-Consenting Lender, any replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Departing Lender was a Non-Consenting Lender.  After such replacement of any Departing Lender, such Departing Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such Departing Lender to indemnification hereunder shall survive.  Each Lender agrees that if the Borrower exercises its option hereunder to cause an assignment by such Departing Lender, such Departing Lender shall, promptly after receipt of written notice of such election, execute and deliver all documentation necessary to effectuate such assignment in accordance with Section 9.04; provided that, the failure of any such Lender to execute such documentation shall not render such assignment invalid and such assignment shall be in full force and effect and shall be recorded in the Register.

SECTION 2.16                                 Returned Payments.  If after receipt of any payment which is applied to the payment of all or any part of the Obligations, the Administrative Agent, the Collateral Agent or any Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason, then, to the extent permitted by applicable law, the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Administrative Agent, the Collateral Agent or such Lender.  The provisions of this Section 2.16 shall be and remain effective notwithstanding any contrary action which may have been taken by the Administrative Agent, the Collateral Agent or any Lender in reliance upon such payment or application of proceeds.  The provisions of this Section 2.16 shall survive the termination of this Agreement.

SECTION 2.17                                 Incremental Facilities.  (a)  The Borrower may by written notice to the Administrative Agent at any time after the Acquisition Effective Date elect to request the establishment of one or more new term loan commitments (the “Incremental Commitments”), in an aggregate principal amount not to exceed the Maximum Incremental Facilities Amount on such date, and, in each case, not to be less than $25,000,000 individually (or such lesser amount which shall be approved by the Administrative Agent or such lesser amount that shall constitute the Maximum Incremental Facilities Amount on such date of determination), and integral multiples of $10,000,000 in excess of that amount.  Each such notice shall specify the date (each, an “Increased Amount Date”) on which the Borrower proposes that the Incremental Commitments shall be effective, which shall be a date not less than 10 Business Days after the date on which such notice is delivered to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent); provided that any Lender offered or approached to provide all or a portion of the Incremental Commitments may elect or decline, in its sole discretion, to provide an Incremental Commitment; provided, further, that any Incremental Lender shall

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be subject to the approval of the Administrative Agent (such approval not to be unreasonably withheld or delayed) if and to the extent that such approval would be required pursuant to Section 9.04 for an assignment of Loans to such Incremental Lender.  The Borrower shall notify the Administrative Agent prior to the Increased Amount Date of the identity of each Lender or other Person that is an Eligible Assignee (each, an “Incremental Lender”) to whom the Borrower proposes any portion of such Incremental Commitments be allocated and the amounts of such allocations.

(b)                                 Such Incremental Commitments shall become effective as of such Increased Amount Date; provided, that:

(i)                                     (x) if the proceeds of such Incremental Commitments are being used to finance a Permitted Acquisition or Investment permitted hereunder, no Event of Default pursuant to Section 7.01(c), Section 7.01(e), Section 7.01(f), Section 7.02(a), Section 7.02(b), Section 7.02(h), Section 7.02(i) or Section 7.02(j) shall have occurred and be continuing or would exist after giving effect to such Incremental Commitments, or (y) if otherwise, no Default or Event of Default shall have occurred and be continuing or would exist after giving effect to such Incremental Commitments;

(ii)                                  as a condition to the Borrowing under such Incremental Commitments:

A.                                    each of the representations and warranties of the Borrower set forth in this Agreement shall be true and correct in all material respects on and as of the date of such Borrowing (both immediately before and after giving effect to such Incremental Commitments and the application of the proceeds thereof) with the same effect as though made on and as of the date of such Borrowing, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date); provided that any representation and warranty qualified by “materiality”, “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects; and

B.                                    the Administrative Agent shall have received a fully executed and delivered Borrowing Request in accordance with the requirements hereof,

provided that, if the proceeds of any Incremental Commitments are being used to finance a Permitted Acquisition or Investment permitted hereunder, the reference in paragraph (ii)(A) of this Section 2.17(b) to the accuracy of the representations and warranties shall refer to the accuracy of (a) the representations and warranties that would constitute Specified Representations and (y) the representations and warranties made by, or with respect to, the target or the assets that are the subject of such Permitted Acquisition or Investment in the definitive documentation related thereto that are material to the interests of the applicable Incremental Lenders (but only to the extent that the Borrower or its Subsidiaries have the right to terminate its or their respective obligations under such documentation (or decline to consummate the transaction contemplated thereunder) as a result of a breach of such representations);

(iii)                               the Incremental Commitments shall be effected pursuant to one or more

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Incremental Amendments executed and delivered by the Borrower, the Incremental Lenders and the Administrative Agent;

(iv)                              the Borrower shall deliver or cause to be delivered any documents as reasonably requested by the Administrative Agent in connection with any such transaction, including (i) customary legal opinions, board resolutions and officers’ certificates consistent with those delivered on the Closing Date other than changes to such legal opinions resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent and (ii) reaffirmation agreements and/or such amendments to the Collateral Documents (including, for the avoidance of doubt, any Mortgage) as may be reasonably requested by the Administrative Agent; and

(v)                                 the Borrower shall have paid all fees and expenses owing to the Agents and the Lenders in respect of such Incremental Commitments.

(c)                                  On any Increased Amount Date on which any Incremental Commitments become effective, subject to the satisfaction of the foregoing terms and conditions, (i) each applicable Incremental Lender shall make a Loan to the Borrower (an “Incremental Loan”) in an amount equal to its Incremental Commitment and (ii) each Incremental Lender shall become a Lender hereunder with respect to the Incremental Commitment and the Incremental Loans made pursuant thereto.

(d)                                 The terms and provisions of the Incremental Loans and Incremental Commitments shall be, except as otherwise set forth herein or in the Incremental Amendment, identical to the then existing Loans.  In any case, (i) the Weighted Average Life to Maturity of all Incremental Loans shall be no shorter than the Weighted Average Life to Maturity of the then existing Loans, (ii) the applicable Incremental Loan Maturity Date shall be no earlier than the Latest Maturity Date at such time; provided, that at no time shall the Loans (including Incremental Loans) have more than five different maturity dates, (iii) all Incremental Loans shall rank pari passu in right of payment and with respect to security with the then existing Loans, (iv) all Incremental Loans shall be guaranteed by the Loan Parties and be secured by a lien on any property or asset that secures the then existing Loans, (v) the interest margins applicable to the Incremental Loans shall be determined by the Borrower and the applicable Incremental Lenders and shall be set forth in each applicable Incremental Amendment; provided, however, that if the All-In Yield applicable to such Incremental Loans shall be greater than the applicable All-In Yield payable on any other Class of Loans pursuant to the terms of this Agreement as amended through the date of such calculation by more than 50 basis points per annum (the amount of such excess, the “Yield Differential”), then the interest rate (together with, as provided in the proviso below, the Eurocurrency or Alternate Base Rate floor) with respect to each such Class of Loans shall be increased by the applicable Yield Differential; provided, further, that, if any Incremental Loans include a Eurocurrency or Alternate Base Rate floor that is greater than the Eurocurrency or Alternate Base Rate floor applicable to any existing Class of Loans such differential between interest rate floors shall be included in the calculation of All-In Yield for purposes of this clause (v), but only to the extent an increase in the Eurocurrency or Alternate Base Rate floor applicable to the existing Loans would cause an increase in the interest rate then in effect thereunder, and in such case the Eurocurrency and Alternate Base Rate floors (but not the applicable rate unless otherwise required to be adjusted pursuant to this Section 2.17(d)) applicable to the applicable existing Loans shall be increased to the extent of such differential between interest rate floors, (vi) any Incremental Loans may participate on a pro rata basis or on a less than pro rata basis (but not on a greater than pro rata basis) in any voluntary or mandatory repayments or

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prepayments hereunder, as specified in the applicable Incremental Amendment and (vii) to the extent the terms or provisions applicable to any Incremental Loans are inconsistent with the terms and provisions applicable to the then existing Loans (except to the extent permitted by clause (i), (ii), (v) or (vi) above or except for such terms and provisions applicable only to periods after the Latest Maturity Date), they shall be reasonably acceptable to the Administrative Agent.

(e)                                  Incremental Commitments shall be documented pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, amendments to the other Loan Documents to be included in the Incremental Amendment, executed by the Borrower, each Incremental Lender providing such Incremental Commitments and the Administrative Agent.  The Incremental Amendment may, without the consent of any other Loan Party, Agent or Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.17 and the Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents (to be included in the Incremental Amendment) with the Loan Parties as may be necessary in order to establish new tranches or sub-tranches in respect of Loans or Commitments increased or extended pursuant to this Section 2.17 and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new tranches or sub-tranches, in each case on terms consistent with this Section 2.17, including any amendments that are not adverse to the interests of any Lender that are made to effectuate changes necessary to enable any Incremental Loans that are intended to be fungible with the Initial Loans to be fungible with such Initial Loans, which shall include any amendments to Section 2.06(a) that do not reduce the ratable amortization received by each Lender thereunder.  The Borrower will use the proceeds of the Incremental Loans for any purpose not prohibited by this Agreement.  No Lender shall be obligated to provide any Incremental Loans.

SECTION 2.18                                 Refinancing Amendments.  (a) On one or more occasions after the Acquisition Effective Date, the Borrower may obtain Permitted Pari Passu Refinancing Loans in respect of all or any portion of the Loans pursuant to a Refinancing Amendment in accordance with this Section 2.18 from any Eligible Assignee that agrees to provide any portion of such Refinancing Loans (which may include any then existing Lender hereunder); provided that the Administrative Agent shall have consented (such consent not to be unreasonably withheld or delayed) to such Person’s making such Refinancing Loans to the extent such consent, if any, would be required under Section 9.04 for an assignment of Loans to such Person.

(b)                                 The effectiveness of any Refinancing Amendment shall be subject to the satisfaction on the date thereof of each of the following conditions:

(i)                                     no Default or Event of Default shall exist immediately prior to or after the incurrence of such Refinancing Loans;

(ii)                                  each of the representations and warranties of the Borrower set forth in this Agreement shall be true and correct in all material respects on and as of the date of effectiveness of such Refinancing Amendment with the same effect as though made on and as of the date of the effectiveness of such Refinancing Amendment, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier

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date); provided that any representation and warranty qualified by “materiality”, “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects;

(iii)                               at no time shall the Loans (including Refinancing Loans) have more than five different maturity dates;

(iv)                              the Administrative Agent shall have received a fully executed and delivered Borrowing Request in accordance with the requirements hereof; and

(v)                                 to the extent reasonably requested by the Administrative Agent, the Administrative Agent shall have received any document reasonably requested by the Administrative Agent in connection with any such transaction, including (i) customary legal opinions, board resolutions and officers’ certificates consistent with those delivered on the Closing Date other than changes to such legal opinion resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent and (ii) reaffirmation agreements and/or such amendments to the Collateral Documents (including, for the avoidance of doubt, any Mortgage) as may be reasonably requested by the Administrative Agent in order to ensure that such Credit Agreement Refinancing Indebtedness is provided with the benefit of the applicable Loan Documents.

(c)                                  Any Refinancing Loans may participate on a pro rata basis or on a less than pro rata basis (but not on a greater than pro rata basis) in any voluntary or mandatory repayments or prepayments hereunder, as specified in the applicable Refinancing Amendment.

(d)                                 Each extension of Permitted Pari Passu Refinancing Loans under Section 2.18(a) shall be in an aggregate principal amount that is (x) not less than $25,000,000 and (y) an integral multiple of $10,000,000 in excess thereof.

(e)                                  Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended pursuant to a Refinancing Amendment, without the consent of any Lender (other than the Lenders providing the Refinancing Loans), to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Permitted Pari Passu Refinancing Loans incurred pursuant thereto and (ii) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.18, and the Lenders hereby expressly authorize the Administrative Agent to enter into any such Refinancing Amendment.  No Lender shall be obligated to provide any Refinancing Loans.

SECTION 2.19                                 Extension of Loans.

(a)                                 Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, a “Extension Offer”) made from time to time by the Borrower to all Lenders of a Class of Loans with the same Maturity Date on a pro rata basis (based on the aggregate outstanding principal amount of the respective Loans of such Class with the same Maturity Date) and on the same terms to each such Lender, the Borrower may from time to time, with the consent of any Lender that shall have accepted such Extension Offer, extend the Maturity Date of the Loans of each such Lender and otherwise

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modify the terms of such Loans pursuant to the terms of the relevant Extension Offer (including, without limitation, by increasing the interest rate or fees payable in respect of such Loans and/or modifying the amortization schedule in respect of such Loans) (each, an “Extension” and any Loans extended thereby, a “Extension Series”), so long as the following terms are satisfied:

(i)                                     no Default or Event of Default shall exist at the time the notice in respect of an Extension Offer is delivered to the Lenders, and no Default or Event of Default shall exist immediately prior to or after giving effect to the effectiveness of any Extended Loans;

(ii)                                  except as to interest rates, fees, amortization, final maturity date, premium, required prepayment dates and participation in prepayments (which shall, subject to Section 2.19(a)(iii), Section 2.19(a)(iv) and Section 2.19(a)(vi), be determined by the Borrower and set forth in the relevant Extension Offer), the Loans of any Lender that agrees to an Extension with respect to such Loans (each, an “Extending Lender”) extended pursuant to any Extension (“Extended Loans”) shall have terms no more favorable in any material respect, taken as a whole, to any Extending Lender than the terms of the Class of Loans subject to such Extension Offer (except for covenants or other provisions applicable only to periods after the Latest Maturity Date at the time of incurrence of such Extended Loans);

(iii)                               the final maturity date of any Extended Loans shall be no earlier than the then Latest Maturity Date and the amortization schedule applicable to Loans pursuant to Section 2.6(a) for periods prior to the Maturity Date of the Initial Loans may not be increased;

(iv)                              the Weighted Average Life to Maturity of any Extended Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Loans extended thereby;

(v)                                 at no time shall the Loans (including Extended Loans) have more than five different maturity dates;

(vi)                              any Extended Loans may participate on a pro rata basis or on a less than pro rata basis (but not on a greater than pro rata basis) in any voluntary or mandatory repayments or prepayments hereunder, as specified in the applicable Extension Offer;

(vii)                           if the aggregate principal amount of Loans (calculated on the face amount thereof) in respect of which Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Loans (calculated on the face amount thereof) offered to be extended by the Borrower pursuant to such Extension Offer, then the Loans of such Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Lenders have accepted such Extension Offer;

(viii)                        any Extended Loans shall be permitted by the terms of the Intercreditor Agreements (to the extent any Intercreditor Agreement is then in effect);

(ix)                              any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrower; and

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(x)                                 all documentation in respect of such Extension shall be consistent with the foregoing.

(b)                                 With respect to all Extensions consummated by the Borrower pursuant to this Section 2.19, (i) such Extensions shall not constitute voluntary or mandatory prepayments for purposes of Section 2.07 and (ii) no Extension Offer is required to be in any minimum amount or any minimum increment; provided that the Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined in the Borrower’s sole discretion and specified in the relevant Extension Offer, but in no event less than $25,000,000 or such lesser amount as may be agreed by the Administrative Agent) of Loans of any or all applicable Classes be extended.  The Administrative Agent and the Lenders hereby consent to the Extensions and other transactions contemplated by this Section 2.19 and hereby waive the requirements of any provision of this Agreement (including, without limitation, Section 2.14 or any other pro rata payment section) or any other Loan Document that may otherwise prohibit or restrict any such Extension or any other transaction contemplated by this Section 2.19.

(c)                                  Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended to give effect to each Extension (an “Extension Amendment”), without the consent of any Lenders other than extending Lenders, to the extent (but only to the extent) necessary to (A) reflect the existence and terms of the Extended Loans incurred pursuant thereto, (B) modify the scheduled repayments set forth in Section 2.06(a) with respect to any Class of Loans subject to an Extension and (C) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.19, and the Lenders hereby expressly and irrevocably, for the benefit of all parties hereto, authorize the Administrative Agent to enter into any such Extension Amendment.  Without limiting the foregoing, in connection with any Extension, the respective Loan Parties shall (at their expense) deliver to the Collateral Agent such amendments to the Collateral Documents as may be reasonably requested by the Collateral Agent in order to ensure that such Extended Loans are provided with the benefit of the applicable Loan Documents, including, as applicable, such amendments to any Mortgage that has a maturity date prior to the then Latest Maturity Date so that such maturity date is extended to the Latest Maturity Date after giving effect to such Extension (or such later date as may be advised by local counsel to the Collateral Agent).

(d)                                 In connection with any Extension, the Borrower shall provide the Administrative Agent at least 10 Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.19.

ARTICLE III

Representations and Warranties

To induce the Agents and the Lenders to enter into this Agreement and to make the Credit Extensions hereunder, (x) on the Closing Date, the Escrow Borrower represents and warrants to the Agents and the Lenders solely with respect to each Specified Representation and solely with respect to Staples and the Escrow Borrower, and (y) on the Acquisition Effective Date and on the date of each other

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Credit Extension (excluding, for the avoidance of doubt, the Closing Date), the Borrower represents and warrants to the Agents and the Lenders that:

SECTION 3.01                                 Organization; Powers.  Each of the Loan Parties is duly organized or incorporated and validly existing under the laws of the jurisdiction of its organization or incorporation, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02                                 Authorization; Enforceability.  The Transactions to be consummated on the Closing Date are within the Escrow Borrower’s organizational powers and have been duly authorized by all necessary organizational actions and, if required, actions by equity holders.  The Transactions to be consummated on the Acquisition Effective Date are within each Loan Party’s organizational powers and have been duly authorized by all necessary organizational actions and, if required, actions by equity holders.  The Loan Documents to which each Loan Party is a party have been duly executed and delivered by such Loan Party and constitute a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, examination, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03                                 Governmental Approvals; No Conflicts.  The entry into of this Agreement, the Escrow Agreement and any applicable Loan Documents on the Closing Date and the initial borrowing hereunder on the Closing Date (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect as of the Acquisition Effective Date, or except to the extent that the failure to make or obtain the same would not reasonably be expected to result in a Material Adverse Effect and except for filings necessary to perfect Liens created pursuant to the Loan Documents, (b) will not violate any Requirement of Law applicable to the Escrow Borrower, which would reasonably be expected to result in a Material Adverse Effect, (c) will not violate or result in a default under the Escrow Borrower’s Organizational Documents or the 2018 Notes, the 2023 Notes and the 2018 and 2023 Notes Indenture, require any consent or approval thereunder, or give rise to a right thereunder to require any payment to be made by the Escrow Borrower, and (d) will not result in the creation or imposition of any Lien on any asset of the Escrow Borrower, except Liens created pursuant to the Loan Documents.  The Transactions to be consummated on the Acquisition Effective Date (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect as of the Acquisition Effective Date, or except to the extent that the failure to make or obtain the same would not reasonably be expected to result in a Material Adverse Effect and except for filings necessary to perfect Liens created pursuant to the Loan Documents, (b) will not violate any Requirement of Law applicable to the Borrower or any of its Restricted Subsidiaries, which would reasonably be expected to result in a Material Adverse Effect, (c) will not violate or result in a default under the Borrower’s or any Restricted Subsidiary’s Organizational Documents or the 2018 Notes, the 2023 Notes and the 2018 and 2023 Notes Indenture, require any consent or approval thereunder, or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Restricted Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Restricted Subsidiaries, except Liens created pursuant to the Loan Documents and the ABL Documents.

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SECTION 3.04                                 Financial Condition; No Material Adverse Change.  (a) The Borrower has heretofore furnished to the Administrative Agent (A) the consolidated balance sheet and statements of income, stockholders equity and cash flows of Staples (i) as of and for the fiscal years ended February 2, 2013, February 1, 2014 and January 31, 2015, reported on by Ernst & Young LLP, a registered public accounting firm, and (ii) as of and for the last day of, and for the most recently completed fiscal quarter (other than the fourth fiscal quarter) of Staples ended after the last fiscal year for which financial statements have been provided pursuant to clause (A)(i) above and ended at least 45 days before the Closing Date, certified by Staples’ chief financial officer and (B) the Target’s consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal years ended December 29, 2012, December 28, 2013 and December 27, 2014, reported on by Deloitte & Touche LLP, a registered public accounting firm, and (ii) as of and for the last day of, and for the most recently completed fiscal quarter (other than the fourth fiscal quarter) of the Target ended after the last fiscal year for which financial statements have been provided pursuant to clause (B)(i) above and ended at least 45 days before the Closing Date.  Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of, with respect to the financial statements referred to in clause (A) above, Staples and its consolidated Subsidiaries and, with respect to the financial statements referred to in clause (B) above, the Target and its consolidated Subsidiaries, in each case as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clauses (A)(ii) and (B)(ii) above.

(b)                                 The Borrower has heretofore furnished to the Lenders a pro forma consolidated balance sheet and related pro forma statement of income of Staples and its consolidated Subsidiaries as of, and for the twelve-month period ending on, the last day of the most recently completed financial statements delivered pursuant to Sections 3.04(a)(A)(i) and 3.04(a)(B)(i), prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such income statements) which need not be prepared in compliance with Regulation S-X of the Securities Act of 1933, as amended, or include adjustments for purchase accounting (including adjustments of the type contemplated by Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations (formerly SFAS 141R)) (the “Pro Forma Financial Statements”).  The Pro Forma Financial Statements (A) have been prepared in good faith by Staples based upon (i) the assumptions stated therein (which assumptions are believed by it on the date of delivery thereof and on the Closing Date to be reasonable), (ii) accounting principles consistent with the financial statements delivered pursuant to Sections 3.04(a)(A)(i) and 3.04(a)(B)(i), and (B) present fairly in all material respects the pro forma consolidated financial position and results of operations of Staples as of such date and for such periods, assuming that the Transactions had occurred at such dates.

(c)                                  No event, change or condition has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect, since January 31, 2015.

SECTION 3.05                                 Properties.  (a)  Each of Staples and its Restricted Subsidiaries has good and indefeasible title to, or valid leasehold interests in, all its real and personal property, free of all Liens other than Permitted Liens, except would not reasonably be expected to result in a Material Adverse Effect.  Except as disclosed by Staples to the Administrative Agent in writing prior to the Acquisition Effective Date, neither Staples nor any of its Restricted Subsidiaries has received any notice of, nor has any knowledge of, any pending or contemplated condemnation proceeding affecting any Material Real Property.  Except as disclosed by Staples to the Administrative Agent in writing on or prior to the Acquisition Effective Date, neither Staples nor or any of its Restricted Subsidiaries is obligated under any

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right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any Material Real Property.

(b)                                 Each of Staples and its Restricted Subsidiaries owns, or is licensed to use, all material Intellectual Property that is necessary to its business as currently conducted and the use thereof by Staples and its Restricted Subsidiaries does not infringe in any material respect upon the rights of any other Person except, in each case, where the failure thereof would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06                                 Litigation and Environmental Matters.  (a)  There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Loan Party, threatened against or affecting (i) Staples or any of its Restricted Subsidiaries or the Transactions that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) this Agreement that would adversely affect the Lenders, the Arrangers or the Agents named herein, in any material respect, it being acknowledged that the existence of an appeal by the Federal Trade Commission of an order permitting the Acquisition shall not, in and of itself, constitute a Material Adverse Effect or adversely affect the Lenders, the Arrangers or the Agents (provided that such acknowledgment shall not extend to any results of any such appeal or the effect thereof on the Borrower, its Restricted Subsidiaries or the Lenders, Arrangers or Agents).

(b)                                 (i) Neither the Borrower nor any of its Restricted Subsidiaries is subject to any pending or, to the knowledge of any Loan Party, threatened claim with respect to any Environmental Liability or knows of any basis for any Environmental Liability and (ii) neither the Borrower nor any of its Restricted Subsidiaries (1) has failed to comply with any applicable Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law or (2) has become subject to any Environmental Liability or has knowledge of any existing facts or circumstances that are reasonably likely to form the basis for any such Environmental Liability, except, in each of clause (i) and (ii), where the same would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.07                                 Compliance with Laws, Organizational Documents and Agreements.  (a)  Each of Staples and its Restricted Subsidiaries is in compliance with all Requirements of Law applicable to it or its property, its Organizational Documents and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(b)                                 None of Staples, any of its Restricted Subsidiaries or the Escrow Borrower is engaged principally, or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock.

SECTION 3.08                                 Investment Company Status.  Neither the Borrower nor any of its Restricted Subsidiaries is (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) subject to regulation under the Federal Power Act, any public utilities code or any other Requirement of Law regarding its authority to incur Indebtedness.

SECTION 3.09                                 Taxes.  Each of Staples and its Restricted Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid

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all Taxes required to have been paid by it, except (i) where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect or (ii) for Taxes that are being contested in good faith by appropriate proceedings and for which Staples or such Restricted Subsidiary, as applicable, has set aside on its books adequate reserves.  No tax liens have been filed and no claims are being asserted with respect to any such Taxes, other than (i) liens or claims that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect or (ii) claims for Taxes that are being contested in good faith by appropriate proceedings and for which Staples or such Restricted Subsidiary, as applicable, has set aside on its books adequate reserves.  Staples is not resident for Tax purposes in any jurisdiction outside of the United States.

SECTION 3.10                                 ERISA; Benefit Plans.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.  Each Loan Party and ERISA Affiliate is in compliance with the applicable provisions of ERISA, the Code and any other federal, state or local laws relating to the Plans, and with all regulations and published interpretations thereunder, except as could not reasonably be expected to result in a Material Adverse Effect.  Except as could not reasonably be expected to result in a Material Adverse Effect, the present value of all accumulated benefit obligations under each Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan.

SECTION 3.11                                 Disclosure.  Neither the Confidential Information Memorandum nor any of the other written reports, financial statements, certificates or other written information furnished by or on behalf of Staples or any Loan Party to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, and taken as a whole, not materially misleading; provided that, with respect to projected financial information so furnished (as modified or supplemented by other information so furnished), the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time furnished and as of the Acquisition Effective Date, it being understood that such projections and forward-looking statements are subject to significant uncertainties and contingencies and that actual results during the period or periods covered by any such information may differ significantly from the projected results, and that no assurance can be given that the projected results will be realized.

SECTION 3.12                                 No Default.  Neither Staples nor any of its Restricted Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound in any respect that could reasonably be expected to have a Material Adverse Effect.  No Default or Event of Default has occurred and is continuing.

SECTION 3.13                                 Solvency.  Immediately after the entry into of this Agreement, the Escrow Agreement and any applicable Loan Documents on the Closing Date and the initial borrowing hereunder on the Closing Date, (i) each of the Fair Value and the Present Fair Salable Value of the assets of Staples and the Escrow Borrower on a consolidated basis will exceed the Stated Liabilities and Identified Contingent Liabilities; (ii) Staples and the Escrow Borrower on a consolidated basis will not have

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Unreasonably Small Capital; and (iii) Staples and the Escrow Borrower on a consolidated basis will be able to pay its Stated Liabilities and Identified Contingent Liabilities as they mature.  Immediately after the consummation of the Transactions to occur on the Acquisition Effective Date, (i) each of the Fair Value and the Present Fair Salable Value of the assets of Staples and its Restricted Subsidiaries taken as a whole will exceed their Stated Liabilities and Identified Contingent Liabilities; (ii) Staples and its Restricted Subsidiaries taken as a whole will not have Unreasonably Small Capital; and (iii) Staples and its Restricted Subsidiaries taken as a whole will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature.

SECTION 3.14                                 Insurance.  Staples has provided to the Administrative Agent a description of all insurance expected to be maintained by or on behalf of the Loan Parties as of the Acquisition Effective Date.  As of the Acquisition Effective Date, all premiums in respect of such insurance shall have been paid (other than premiums paid in installments, which are current).  Each of Staples and its Restricted Subsidiaries is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which it is engaged.  Neither Staples nor any of its Restricted Subsidiaries has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers.

SECTION 3.15                                 Capitalization and Subsidiaries.  All of the issued and outstanding Equity Interests owned by any Loan Party in its Subsidiaries has been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and is fully paid and non-assessable.

SECTION 3.16                                 Security Interest in Collateral.  As of the Closing Date, the provisions of the Escrow Agreement create a legal, valid and perfected security interest and Lien on the Escrow Property in favor of the Collateral Agent, for the benefit of the Secured Parties (to the extent that such Liens can be created under the UCC), and having priority (subject to Permitted Liens to the extent any such Permitted Liens would have priority over the Liens in favor of the Collateral Agent by operation of any applicable law) over all other Liens on the Collateral.  As of the Acquisition Effective Date, the provisions of this Agreement and the other Loan Documents create legal and valid Liens on all the Collateral in favor of the Collateral Agent, for the benefit of the Secured Parties (with respect to personal property, to the extent that such Liens can be created under the UCC), and upon filing of UCC financing statements and the taking of actions or making of filings required for perfection under the laws of the relevant Collateral Documents, as necessary, and, if applicable, the taking of actions or making of filings with respect to Intellectual Property registrations or applications issued or pending, such Liens constitute perfected and continuing Liens on the Collateral (with respect to personal property, to the extent that such Liens can be perfected under the UCC), securing the Secured Obligations, enforceable against the applicable Loan Party and all third parties, and having priority (subject to (x) Permitted Liens to the extent any such Permitted Liens would have priority over the Liens in favor of the Collateral Agent by operation of any applicable law and (y) liens subject to the Intercreditor Agreements, which will be subject to the provisions thereof and have only the priority set forth therein) over all other Liens on the Collateral.

SECTION 3.17                                 Employment Matters.  As of Acquisition Effective Date, there are no strikes, lockouts or slowdowns, and no unfair labor practice charges, against Staples or its Restricted Subsidiaries pending or, to the knowledge of the Loan Parties, threatened, in each case, that could be reasonably expected to result in a Material Adverse Effect.  The terms and conditions of employment, hours worked by and payments made to employees of Staples and its Restricted Subsidiaries have not been in violation

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of the Fair Labor Standards Act, or any other applicable federal, provincial, territorial, state, local or foreign law dealing with such matters, in each case, except as could not reasonably be expected to have a Material Adverse Effect.  All material payments due from Staples or any of its Restricted Subsidiaries, or for which any claim may be made against Staples or any of its Restricted Subsidiaries, on account of wages, vacation pay and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of Staples or such Restricted Subsidiary.

SECTION 3.18                                 Anti-Corruption Laws and Sanctions.  Staples has implemented and maintains in effect policies and procedures designed to ensure compliance by Staples, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and Staples, its Subsidiaries and their respective officers and employees, and to the knowledge of Staples and its Subsidiaries, their directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in Staples being designated as a Sanctioned Person.  None of (a) the Staples, any Subsidiary or any of their respective directors, officers or employees, or (b) to the knowledge of Staples, any agent of Staples or any Subsidiary that will act in any capacity in connection with or benefit from the Facilities established hereby, is a Sanctioned Person.  No Loan, use of proceeds thereof or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or applicable Sanctions.

SECTION 3.19                                 PATRIOT Act.  To the extent applicable, each Loan Party is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the PATRIOT Act.

SECTION 3.20                                 Escrow Borrower.  The Escrow Borrower is a Delaware limited liability company, formed on January 11, 2016 and is a wholly-owned direct or indirect Subsidiary of Staples, formed by or on behalf of Staples for the purpose of borrowing the Initial Loans to be held pursuant to the Escrow Agreement and used in connection with the consummation of the Acquisition.  On and prior to the date hereof, the Escrow Borrower did not have and currently does not have any assets or liabilities, did not and is not currently engaged in any material business, has not made any investment, paid any dividend or distribution, permitted any Lien to exist on its property or assets or become obligated in respect of any Indebtedness, other than (a) the Initial Loans and other Obligations under this Agreement, the Escrow Agreement and the documents, instruments and agreements executed in connection herewith and therewith (and Liens on the Escrow Account and Escrow Property pursuant to the Escrow Agreement), (b) activities undertaken in connection with its formation and maintenance of existence, and (c) with respect to clauses (a) and (b), other activities reasonably related or incidental thereto.  The Escrow Borrower has not had and currently does not have any Subsidiaries.

SECTION 3.21                                 EEA Financial Institutions. No Loan Party is an EEA Financial Institution.

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ARTICLE IV

Conditions

SECTION 4.01                                 Conditions to Closing Date.  The obligation of each Lender to make an Initial Loan on the Closing Date is subject to the satisfaction or waiver (in accordance with Section 9.02) of the following conditions on or before the Closing Date:

(a)                                 The Administrative Agent shall have received each of (i) this Agreement executed and delivered by an Authorized Officer of the Escrow Borrower, the Administrative Agent, the Collateral Agent and each Lender, (ii) a Note executed and delivered by an Authorized Officer of the Escrow Borrower in favor of each Lender that has requested a Note at least two Business Days prior to the Closing Date and (iii) the Escrow Agreement, executed and delivered by an Authorized Officer of each party thereto.

(b)                                 The security interests created pursuant to the Escrow Agreement shall be effective and the Collateral Agent shall hold a valid and perfected security interest in the Escrow Account and the Escrow Property securing the Obligations, as of the date that the Initial Deposit (as defined in the Escrow Agreement) is deposited into the Escrow Account.

(c)                                  The Collateral Agent shall have received a Perfection Certificate with respect to the Escrow Borrower dated as of the Closing Date, executed by an Authorized Officer thereof, together with all attachments contemplated thereby.

(d)                                 The Lenders, the Arrangers and the Agents shall have received or, simultaneously with the funding of the Initial Loans, will receive, all fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced at least two Business Days prior to the Closing Date, reimbursement or payment of all out-of-pocket expenses (including reasonable fees, disbursements and other charges of counsel) required to be reimbursed or paid under any Loan Document or any other agreement.

(e)                                  The Administrative Agent shall have received a solvency certificate substantially in the form attached hereto as Exhibit G-1 with respect to Staples and the Escrow Borrower, dated the Closing Date and signed by the chief financial officer of Staples.

(f)                                   The Administrative Agent shall have received a certificate of the secretary, assistant secretary or other Authorized Officer of each of the Escrow Borrower and Staples dated the Closing Date, attaching the following:

(i)                                     copies of the Organizational Documents of such Person (including each amendment thereto), certified (as of a date reasonably near the Closing Date) as being a true and correct copy thereof by the Secretary of State or other applicable Governmental Authority of the jurisdiction in which such Person is organized;

(ii)                                  a copy of resolutions duly adopted by the board of directors or similar governing body of such Person approving and authorizing the execution, delivery and performance of this Agreement, the Escrow Agreement (in the case of the Escrow Borrower) and

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any other document, instrument and agreement to which it is a party relating thereto, and the consummation of the applicable Transactions on such date, together with specimen signatures of the Persons authorized to execute the Loan Documents on such Person’s behalf, certified as being true and correct and in full force and effect;

(iii)                               a certificate of another officer as to the incumbency and specimen signature of the secretary, assistant secretary or other Authorized Officer executing the certificate pursuant to clause (ii) above; and

(iv)                              a copy of the certificate of good standing of such Person from the Secretary of State or other applicable Governmental Authority of the jurisdiction in which such Person is organized (dated as of a date reasonably near the Closing Date).

(g)                                  The Administrative Agent shall have received the legal opinion of Wilmer Cutler Pickering Hale and Dorr LLP, special counsel to the Escrow Borrower; dated as of the Closing Date, addressed to the Administrative Agent, the Collateral Agent and the Lenders, covering such matters relating to the Loan Documents and the Transactions to be consummated on the Closing Date as the Administrative Agent may reasonably require.  The Borrower hereby instructs such counsel to deliver such opinions to the Administrative Agent, the Collateral Agent and the Lenders.

(h)                                 At least three Business Days prior to the Closing Date, the Administrative Agent, the Collateral Agent and the Lenders shall have received all documentation and other information required by bank regulatory authorities or reasonably requested by any Agent or any Lender under or in respect of applicable “know-your-customer” and anti-money laundering rules and regulations, including the PATRIOT Act, that was requested at least 10 Business Days prior to the Closing Date.

(i)                                     Each of the Specified Representations and the representations and warranties contained in Section 3.20 shall be true and correct in all material respects on and as of the Closing Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date); provided that any representation and warranty qualified by “materiality”, “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects.

(j)                                    The Administrative Agent shall have received a fully executed and delivered Borrowing Request in accordance with the requirements hereof, and the proceeds of the Initial Loans shall be funded into the Escrow Account in accordance with the terms of the Escrow Agreement.

SECTION 4.02                                 Conditions to Release from Escrow.  The release of the Escrow Property from the Escrow Account to (or as directed by) Staples or the Escrow Borrower on the Acquisition Effective Date is subject to the satisfaction or waiver (in accordance with Section 9.02) of the following additional conditions on or prior to the Escrow Conditions Deadline (such conditions, the “Escrow Conditions”):

(a)                                 The Acquisition will be consummated, substantially concurrently with the release of the Escrow Property, on substantially the terms of the Acquisition Agreement without giving effect to any amendments, modifications, supplements, consents or waivers by Staples thereto (other than such amendments, modifications, supplements, consents or waivers by Staples of any term thereof that are not

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materially adverse to any interest of the Lenders) unless consented to by the Arrangers (it being understood that (i) any amendment, modification, supplement, consent or waiver by Staples to the definition of “Material Adverse Effect” or the “Xerox” provisions in Sections 8.5(b), 8.6, 8.11, the last sentence of 8.12 and the last sentence of 8.14 of the Acquisition Agreement shall be deemed to be materially adverse and (ii) any amendment, modification, supplement, consent or waiver by Staples that results in a decrease of up to 15% of the Cash Consideration (as defined in the Acquisition Agreement) shall not be deemed to be materially adverse so long as the Initial Loans are prepaid (upon release from the Escrow Account on the Acquisition Effective Date) in an amount equal to the amount of any such decrease).

(b)                                 The Refinancing Transactions will be consummated prior to or substantially concurrently with the release of the Escrow Property, and the Administrative Agent shall have received the ABL Intercreditor Agreement, executed and delivered by an Authorized Officer of each party thereto.

(c)                                  (A) Staples shall have executed and delivered a Borrower Assumption Agreement, (B) Staples and each Restricted Subsidiary of Staples (other than any Immaterial Subsidiary or any Excluded Foreign Subsidiary) shall have executed and delivered the Guarantee and Collateral Agreement, (C) Staples shall have delivered (as part of the Perfection Certificates) a correct and complete list of the name and jurisdiction of each and all of Staples’ Subsidiaries (completed on a pro forma basis giving effect to the Transactions), (D) each of Staples and the Target shall have executed and delivered a Perfection Certificate dated as of the Acquisition Effective Date, and (E) with respect to the Collateral:

(i)                                     the Collateral Agent shall have received, subject to the terms of the ABL Intercreditor Agreement, and unless otherwise agreed by the Collateral Agent (I) all certificates representing Equity Interests pledged under the Guarantee and Collateral Agreement to the extent certificated, accompanied by undated instruments of transfer or stock powers endorsed in blank, (II) the Subordinated Intercompany Note executed by the parties thereto accompanied by an undated instrument of transfer duly executed in blank and satisfactory to the Collateral Agent, (III) an Acknowledgment and Consent, substantially in the form of Exhibit D to the Guarantee and Collateral Agreement, duly executed by any issuer of Equity Interests pledged pursuant to the Guarantee and Collateral Agreement that is not itself a party to the Guarantee and Collateral Agreement and (IV) each promissory note pledged under the Guarantee and Collateral Agreement, duly executed (without recourse), in blank or accompanied by an undated instrument of transfer duly executed in blank and satisfactory to the Collateral Agent;

(ii)                                  all UCC or other applicable personal property and financing statements reasonably requested by the Collateral Agent to be filed, registered or recorded to perfect the Liens intended to be created by any Collateral Document shall have been delivered to the Collateral Agent for filing, registration or recording; and

(d)                                 The Administrative Agent shall have received a certificate of the secretary, assistant secretary or other Authorized Officer of each Loan Party dated the Acquisition Effective Date, substantially in the form delivered by the Escrow Borrower to the Administrative Agent on the Closing Date, and with appropriate resolutions relating to the applicable Transactions.

(e)                                  The Administrative Agent shall have received the Pro Forma Financial Statements and the financial statements described in Section 3.04(a).

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(f)                                   The Administrative Agent shall have received a solvency certificate substantially in the form attached hereto as Exhibit G-2 with respect to Staples and its Restricted Subsidiaries, dated the Acquisition Effective Date (after giving effect to the Transactions) and signed by the chief financial officer of Staples.

(g)                                  The Administrative Agent shall have received the legal opinions of Wilmer Cutler Pickering Hale and Dorr LLP, special counsel to the Loan Parties, and other firms of counsel to the Loan Parties that are reasonably acceptable to the Administrative Agent, each (a) dated as of the Acquisition Effective Date, (b) addressed to the Administrative Agent, the Collateral Agent and the Lenders and (c) covering such matters relating to the Loan Documents and the Transactions as the Administrative Agent may reasonably require.  The Borrower hereby instructs such counsel to deliver such opinions to the Administrative Agent, the Collateral Agent and the Lenders.

(h)                                 (A) Since September 27, 2014 through the date of the Acquisition Agreement, there not having been any Events that would, individually or in the aggregate, reasonably be expected to have an Acquisition Date Material Adverse Effect; provided that this clause (A) is qualified in its entirety by reference to (1) the information disclosed by the Target in any Company SEC Document (as defined in the Acquisition Agreement as in effect on February 4, 2015) filed under Sections 13(a), 14(a) or 15(d) of the Exchange Act (as defined in the Acquisition Agreement as in effect on February 4, 2015) during the period from December 31, 2013 through the Business Day (as defined in the Acquisition Agreement as in effect on February 4, 2015) prior to the date of the Acquisition Agreement (other than in any risk factor or other cautionary or forward-looking disclosure contained in such Company SEC Document) and (2) the exceptions set forth in the Company Disclosure Schedule (as defined in the Acquisition Agreement as in effect on February 4, 2015); it being understood and agreed that each exception set forth in the Company Disclosure Schedule shall qualify such condition to the extent such exception is specifically identified as being disclosed under Section 3.6 of the Acquisition Agreement or such exception is disclosed with reference to any other section of the Acquisition Agreement and it is reasonably apparent on the face of such disclosure that it relates to such Section 3.6, and (B) since the date of the Acquisition Agreement, there shall not have occurred any Events (other than Excluded Company Events (as defined in the Acquisition Agreement as in effect on February 4, 2015)) that, individually or in the aggregate, have had or would reasonably be expected to have an Acquisition Date Material Adverse Effect.

(i)                                     Each of the Specified Representations shall be true and correct in all material respects on and as of the Acquisition Effective Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date); provided that any representation and warranty qualified by “materiality”, “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects.  Each of the Acquisition Agreement Representations shall be true and correct in all respects on the Acquisition Effective Date, expect to the extent any such Acquisition Agreement Representation is stated to relate solely to an earlier date, in which case such Acquisition Agreement Representation shall be true and correct as of such earlier date specified in the Acquisition Agreement.

(j)                                    The Lenders, the Arrangers and the Agents shall have received or, substantially concurrently with the release of the Escrow Property, will receive, all fees and other amounts due and payable on or prior to the Acquisition Effective Date, including, to the extent invoiced at least two Business Days prior to the Acquisition Effective Date, reimbursement or payment of all out-of-pocket

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expenses (including reasonable fees, disbursements and other charges of counsel) required to be reimbursed or paid under any Loan Document or any other agreement.

(k)                                 The Escrow Property will be used in the manner described in Section 5.08.

In connection with any release from the Escrow Account, the conditions set forth in this Section 4.02 will be deemed to have been satisfied upon delivery to the Escrow Agent of a certificate signed by an Authorized Officer of the Escrow Borrower confirming compliance therewith.

Notwithstanding anything in this Agreement, the Escrow Agreement or any Loan Document to the contrary, the only representations and warranties the accuracy of which will constitute Escrow Conditions on the Acquisition Effective Date will be (a) the Acquisition Agreement Representations and (b) the Specified Representations.

ARTICLE V

Affirmative Covenants

Until all Obligations (other than contingent or indemnification obligations not then due) shall have been paid in full in cash and all Commitments (if any) shall have terminated, subject to Article X of this Agreement, the Borrower covenants and agrees with the Agents and the Lenders that:

SECTION 5.01                                 Financial Statements and Other Information.  The Borrower will furnish to the Administrative Agent (with copies to be provided to each Lender by the Administrative Agent):

(a)                                 as soon as available, and in any event within 90 days after the end of each fiscal year of Staples (or, if earlier, within 15 days after the date required to be filed with the SEC, giving effect to any extension permitted by the SEC), (i) its audited consolidated balance sheet and related statements of operations and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year and a management discussion and analysis, discussing and analyzing the results of operations for Staples for such fiscal year (it being understood that the Borrower shall be permitted to satisfy the requirements of this clause (i) by furnishing to the Administrative Agent Staples’ annual report on Form 10-K (or any successor form), and all supplements or amendments thereto, as filed with the SEC) and (ii) with respect to such consolidated financial statements a report thereon by Ernst & Young LLP or another registered public accounting firm of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of Staples and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, accompanied by any management letter prepared by such accountant;

(b)                                 as soon as available, and in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of Staples (or, if earlier, within 10 days after the date required to be filed with the SEC, giving effect to any extension permitted by the SEC), the consolidated balance sheet and related statements of operations and cash flows of Staples as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of)

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the previous fiscal year and a management discussion and analysis, discussing and analyzing the results of operations for Staples for such fiscal quarter.  The Borrower shall be permitted to satisfy the requirements of this Section 5.01(b) by furnishing to the Administrative Agent Staples’ quarterly report on Form 10-Q (or any successor form), and all supplements or amendments thereto, as filed with the SEC;

(c)                                  concurrently with any delivery of financial statements under clause (a) or (b) above after the Acquisition Effective Date, a certificate of a Financial Officer of the Borrower in substantially the form of Exhibit D (each, a “Compliance Certificate”) (i) certifying, in the case of the financial statements delivered under clause (b), as presenting fairly in all material respects the financial condition and results of operations of Staples and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, (ii) certifying as to whether a Default or an Event Default has occurred and, if a Default or an Event of Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto and (iii) stating whether any material change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of any material change on the financial statements accompanying such certificate;

(d)                                 concurrently with any required delivery of financial statements under clause (a) above, a copy of the plan and forecast (including a projected consolidated balance sheet, income statement and cash flow statement in form reasonably satisfactory to the Administrative Agent) of Staples for each fiscal quarter of the upcoming fiscal year in form reasonably satisfactory to the Administrative Agent;

(e)                                  concurrently with any delivery of financial statements under clause (a) or (b) above after the Acquisition Effective Date, the related consolidated financial statements reflecting the adjustments to eliminate the accounts of Unrestricted Subsidiaries (if any) from such financial statements referred to in clause (a) or (b); and

(f)                                   promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of Staples or any Subsidiary, or compliance with the terms of this Agreement, or in respect of applicable “know-your-customer” and anti-money laundering rules and regulations (including the PATRIOT Act), as the Administrative Agent, the Collateral Agent or any Lender (through the Administrative Agent) may reasonably request.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, Syndtrak, ClearPar, or a substantially similar electronic transmission system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities, provided, however, that each Public Lender shall identify at least one employee who may receive material non-public information with respect to the Loan Parties or their securities.  The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the

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word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.12); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”  Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC.”

SECTION 5.02                                 Notices of Material Events.  To the extent that an Authorized Officer of the Borrower has actual knowledge thereof, the Borrower will furnish to the Administrative Agent (for distribution to the Lenders in accordance with the last paragraph of Section 5.01) prompt written notice of the following:

(a)                                 the occurrence of any Default or Event of Default;

(b)                                 any actual knowledge of the Loan Parties of, or any receipt of any notice of, any governmental investigation or any litigation, arbitration or administrative proceeding (each, an “Action”) commenced or, to the knowledge of any Loan Party, threatened against the Borrower or any of its Restricted Subsidiaries (i) that seeks damages in excess of $75,000,000 (provided that there is a reasonable likelihood that damages in excess of $75,000,000 shall be awarded in connection with such Action), (ii) that seeks injunctive relief (provided that there is a reasonable likelihood that such injunctive relief shall be granted and, if so granted, such injunctive relief would be reasonably likely to have a Material Adverse Effect on any Loan Party’s ability to perform its obligations under the Loan Documents or would have a Material Adverse Effect on the Collateral), (iii) that is asserted or instituted against any Plan, its fiduciaries or its assets (provided that such Action has a reasonable likelihood of success and seeks damages, or would result in liabilities, in excess of $75,000,000), (iv) that alleges criminal misconduct by any Loan Party or any of its Subsidiaries (provided that such criminal misconduct would be reasonably likely to result in a Material Adverse Effect), (v) that alleges or seeks remedies in connection with any Environmental Liabilities (provided that such Action has a reasonable likelihood of success and seeks damages, or would result in liabilities, in excess of $75,000,000) or (vi) by the Borrower or any Restricted Subsidiary that contests any tax, fee, assessment, or other governmental charge in excess of $75,000,000;

(c)                                  any Lien (other than a Permitted Lien) or claim made or asserted against any of the Collateral; provided that such claim or assertion has a reasonable likelihood of success and would reasonably be expected to result in a Material Adverse Effect;

(d)                                 any loss, damage, or destruction to the Collateral in the amount of $75,000,000 or more per occurrence or related occurrences, whether or not covered by insurance;

(e)                                  any and all default notices received under or with respect to any leased location or public warehouse where Collateral with a fair market value in excess of $75,000,000 is located (which

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shall be delivered within 10 Business Days after an Authorized Officer of the Borrower obtains knowledge of the receipt thereof);

(f)                                   the occurrence of any ERISA Event or breach of the representations and warranties in Section 3.10 that, alone or together with any other ERISA Events or breaches of such representations and warranties that have occurred, could reasonably be expected to result in liability of the Loan Parties and their Subsidiaries, whether directly or by virtue of their affiliation with any ERISA Affiliate, in an aggregate amount exceeding $75,000,000;

(g)                                  the Release of any Hazardous Material that is required by any applicable Environmental Law to be reported to a Governmental Authority and which would reasonably be expected to result in any Material Adverse Effect; and

(h)                                 any other development that results in, or would reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 5.02 shall be accompanied by a statement of an Authorized Officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03                                 Existence; Conduct of Business.  The Borrower will, and will cause each of its Restricted Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and, except where any of the following could not reasonably be expected to result in a Material Adverse Effect, the rights, qualifications, licenses, permits, franchises, governmental authorizations, Intellectual Property rights, licenses and permits used or useful in the conduct of its business, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

SECTION 5.04                                 Payment of Tax Obligations.  The Borrower will, and will cause each of its Restricted Subsidiaries to, pay or discharge all material Taxes, before the same shall become delinquent or in default, except where (i) (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and (b) the Borrower or such Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (ii) the failure to make payment would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05                                 Maintenance of Properties.  The Borrower will, and will cause each of its Restricted Subsidiaries to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.06                                 Books and Records; Inspection Rights.  The Borrower will, and will cause each of its Restricted Subsidiaries to, (a) keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities and (b) on one occasion per calendar year permit any representatives designated by the Administrative Agent or the Collateral Agent (including employees of the Administrative Agent, the Collateral Agent or any consultants, accountants and lawyers retained by the Administrative Agent or the Collateral Agent), upon

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reasonable prior notice, to visit and inspect its properties and to examine and make extracts from its books and records, and the Borrower or the applicable Restricted Subsidiary will make its officers and independent accountants available to discuss its affairs, finances and condition with such representatives, all at such reasonable times as are requested; provided, however, that if an Event of Default has occurred and is continuing, there shall be no limitation on the number of such site visits and inspections.  For purposes of this Section 5.06, it is understood and agreed that a single site visit and inspection may consist of examinations conducted at multiple relevant sites and involve one or more relevant Loan Parties and their assets.  All such site visits and inspections shall be at the sole expense of the Loan Parties.  The Borrower acknowledges that the Administrative Agent and the Collateral Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain reports pertaining to the Loan Parties’ and their respective Subsidiaries assets for internal use by the Administrative Agent, the Collateral Agent and the Lenders.

SECTION 5.07                                 Compliance with Laws.  (a)  The Borrower will, and will cause each of its Restricted Subsidiaries to, comply with all Requirements of Law applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(b)                                 For each existing, or hereafter adopted, Plan and Foreign Plan (together, a “Company Plan”), the Borrower will, and will cause each Restricted Subsidiary to, in a timely fashion comply with and perform in all material respects all of its obligations under and in respect of such Company Plan, including under any funding agreements and all applicable laws and regulatory requirements (whether discretionary or otherwise), except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(c)                                  All employer or employee payments, contributions or premiums required to be remitted, paid to or in respect of each Company Plan by the Borrower or any Restricted Subsidiary shall be paid or remitted by the Borrower and each Restricted Subsidiary in a timely fashion in accordance with the terms thereof, any funding agreements and all applicable laws, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(d)                                 The Borrower will, and will cause each Subsidiary Guarantor to, deliver to each Lender (i) if requested by such Lender, copies of each annual and other return, report or valuation with respect to each Company Plan, as filed with any applicable Governmental Authority; (ii) promptly following receipt thereof, copies of any documents described in Sections 101(k) or 101(l) of ERISA that any Loan Party or any ERISA Affiliate may request with respect to any Multiemployer Plan; provided, that if the Loan Parties or any of their ERISA Affiliates have not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, then, upon reasonable request of the Administrative Agent, the Loan Parties and/or their ERISA Affiliates shall promptly make a request for such documents or notices from such administrator or sponsor and the Borrower shall provide copies of such documents and notices to the Administrative Agent (on behalf of each requesting Lender) promptly after receipt thereof; (iii) promptly after receipt thereof, a copy of any material direction, order, notice, ruling or opinion that the Borrower or any Restricted Subsidiary may receive from any applicable Governmental Authority with respect to any Company Plan; (iv) notification within 30 days of any increases having a cost to the Borrower and its Restricted Subsidiaries in excess of $20,000,000 per annum in the aggregate, in benefits, pursuant to amendment, of any existing Company Plan, or the establishment of any new Company Plan, or the commencement of contributions to any such plan to

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which any Loan Party was not previously contributing; and (v) notification within 30 days of any voluntary or involuntary termination of, or participation in, a Company Plan.

(e)                                  The Borrower will, and will cause each of its Restricted Subsidiaries to (i)  be at all times in compliance with all Environmental Laws and (ii) ensure that their assets and operations are in compliance with all Environmental Laws and that no Hazardous Materials are, contrary to any Environmental Laws, Released, generated, used, stored, managed, transported or otherwise dealt with, except, in the case of both subclauses (i) and (ii), where failure to comply with any of the foregoing would not, either singly or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 5.08                                 Use of Proceeds.  The proceeds of the Loans, if released to the Escrow Borrower in accordance with the Escrow Agreement, will be used only (a) together with the proceeds of the ABL Facility, if drawn, and cash on hand at the Borrower, the Target and their respective Subsidiaries, to finance the Transactions and (b) for working capital needs and general corporate purposes.  No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

SECTION 5.09                                 Insurance.  The Borrower will, and will cause each of its Restricted Subsidiaries to, maintain with financially sound and reputable (x) carriers having a financial strength rating of at least A- by A.M. Best Company or (y) a captive insurance company subsidiary that is in compliance with all laws and regulatory requirements applicable thereto (a) insurance in such amounts (with no greater risk retention) and against such risks (including loss or damage by fire and loss in transit; theft, burglary, pilferage, larceny, embezzlement, and other criminal activities that are usually and customarily covered under a commercial crime policy; business interruption; and general liability) and such other hazards, as is customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations and (b) all insurance required pursuant to the Collateral Documents.  The Borrower will, and will cause each of its Restricted Subsidiaries to, furnish to the Lenders, upon request of the Administrative Agent, information in reasonable detail as to the insurance so maintained.  Without limiting the generality of the foregoing, the Borrower will, and will cause each of its Restricted Subsidiaries to, maintain or cause to be maintained (i) flood insurance that covers each Real Estate Asset subject to a Mortgage that is located in a Flood Zone, in each case in compliance with any applicable regulations of the Board of Governors, (ii) replacement value casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses.  Each such policy of insurance with respect to a Loan Party shall (i) name the Collateral Agent (for the benefit of the Secured Parties) as an additional insured party thereunder, (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement, satisfactory in form and substance to the Collateral Agent, that names the Collateral Agent, for the benefit of the Secured Parties, as the loss payee thereunder and (iii) provide that the insurer affording coverage (with respect to property and liability insurance) will provide for at least 30 days’ prior written notice to the Collateral Agent of any cancellation of such policy (and to the extent practicable after use of commercially reasonable efforts by the Borrower, any material modification of such policy that would diminish the Borrower’s ability to meet its obligations under this Agreement).

SECTION 5.10                                 Casualty and Condemnation.  The Borrower (a) will furnish to the Administrative Agent (for delivery to the Lenders) prompt written notice of any casualty or other insured

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damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any material portion of the Collateral or interest therein under power of eminent domain or by condemnation or similar proceeding and (b) will ensure that the net proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with the applicable provisions of this Agreement and the Collateral Documents.

SECTION 5.11                                 Additional Collateral; Further Assurances.

(a)                                 Subject in all cases to the timing requirements in Section 5.11(c), and subject to applicable law, the Borrower will, and will cause each Subsidiary Guarantor to cause each of its and their respective wholly-owned Restricted Subsidiaries (other than any Immaterial Subsidiary or any Excluded Foreign Subsidiary) formed or acquired after the Acquisition Effective Date or which ceases to be an Unrestricted Subsidiary, an Immaterial Subsidiary or an Excluded Foreign Subsidiary (within thirty days after such formation or acquisition, or determination that such Subsidiary is no longer an Unrestricted Subsidiary, an Immaterial Subsidiary or an Excluded Foreign Subsidiary, or such longer period as may be agreed to by the Administrative Agent) (A) to duly execute and deliver to the Administrative Agent an assumption agreement substantially in the form of Annex 1 to the Guarantee and Collateral Agreement, (B) to execute and deliver such amendments, supplements or documents of accession to any other Collateral Documents, or such new Collateral Documents, as the Collateral Agent deems necessary for such Restricted Subsidiary to grant to the Collateral Agent (for the benefit of the Secured Parties) a perfected first priority security interest (subject to (x) Permitted Liens to the extent any such Permitted Liens would have priority over the Liens in favor of the Collateral Agent by operation of any applicable law and (y) liens subject to the Intercreditor Agreements, which will be subject to the provisions thereof and have only the priority set forth therein) in the Collateral described in such Collateral Document with respect to such new Restricted Subsidiary or such Restricted Subsidiary that ceases to be an Unrestricted Subsidiary, an Immaterial Subsidiary or an Excluded Foreign Subsidiary, as applicable, (C) to deliver to the Administrative Agent with respect to each Material Real Property, any existing title reports, abstracts or environmental assessment reports, to the extent in the possession or control of the Borrower; provided, however, that there shall be no obligation to deliver to the Administrative Agent any environmental assessment report whose disclosure to the Administrative Agent would require the consent of a Person other than the Borrower or one of its Subsidiaries and (D) to deliver to the Administrative Agent such opinions, documents and certificates referred to in Section 4.01 as may be reasonably requested by the Administrative Agent.  Upon execution and delivery of such documents and agreements, each such Person (i) shall automatically become a Loan Party hereunder and thereupon shall have all of the rights, benefits, duties, and obligations in such capacity under the Loan Documents and (ii) will grant Liens to the Collateral Agent (in each case for the benefit of the Secured Parties), in any property of such Loan Party which constitutes Collateral.

(b)                                 Without limiting the foregoing, the Borrower will, and will cause each Subsidiary Guarantor to, execute and deliver, or cause to be executed and delivered, to the Administrative Agent and the Collateral Agent such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements, Intellectual Property Security Agreements and other documents and such other actions or other deliveries of the type required by Section 4.01), which may be required by law or which the Administrative Agent or the Collateral Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents, all at the expense of the Loan Parties.  In addition,

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the Borrower will, and will cause each Subsidiary Guarantor to, execute and deliver, or cause to be executed and delivered, to the Administrative Agent and the Collateral Agent filings with any governmental recording or registration office in any jurisdiction or office required by the Collateral Documents in order to perfect or protect the Liens of the Collateral Agent granted under any Collateral Document in any Intellectual Property at the expense of the Loan Parties.

(c)                                  Without limiting the foregoing, (x) with respect to each Real Estate Asset listed on Schedule 1.01(c), not later than 120 days after the Acquisition Effective Date (or such longer period as the Administrative Agent may agree in its reasonable discretion) and (y) with respect to (A) the acquisition by any Loan Party of Material Real Property or (B) the formation or acquisition of a Restricted Subsidiary which owns any Material Real Property, or determination that a Subsidiary which owns any Material Real Property is no longer an Unrestricted Subsidiary, an Immaterial Subsidiary or an Excluded Foreign Subsidiary, not later than 120 days (or such longer period as the Administrative Agent may agree in its reasonable discretion) following the later of (I) the Acquisition Effective Date, and (II) the date of such acquisition, formation or determination, the Borrower will, and will cause the applicable Subsidiary Guarantor to, execute and deliver, or cause to be executed and delivered, to the Administrative Agent and the Collateral Agent with respect to each such Real Estate Asset (each, a “Mortgaged Property”):  (i) a Mortgage duly authorized and executed, in proper form for recording in the recording office of each jurisdiction where such Mortgaged Property to be encumbered thereby is situated in favor of the Collateral Agent, for the benefit of the Secured Parties, together with such other instruments as shall be necessary or appropriate (in the reasonable judgment of the Collateral Agent) to create and/or maintain a first priority Lien (subject to (x) Permitted Liens to the extent any such Permitted Liens would have priority over the Liens in favor of the Collateral Agent by operation of any applicable law and (y) liens subject to the Intercreditor Agreements, which will be subject to the provisions thereof and have only the priority set forth therein) on such Mortgaged Property subject to Permitted Liens; (ii) fully paid American Land Title Association Lender’s Extended Coverage title insurance policies (the “Mortgage Policies”), in amounts not less than 125% of the fair market value of the Mortgaged Property, issued, coinsured and reinsured by title insurers reasonably acceptable to and reasonably required by the Collateral Agent, insuring the Mortgages to be valid first and subsisting Liens on the property described therein, free and clear of all defects (including, but not limited to, mechanics’ and materialmen’s Liens) and encumbrances, other than Permitted Liens, and providing for such other standard and customary affirmative insurance and endorsements (including endorsements for future advances under the Loan Documents, for mechanics’ and materialmen’s Liens and for zoning of the applicable property); (iii) either (x) American Land Title Association/American Congress on Surveying and Mapping form surveys or such other forms of surveys as are reasonably acceptable to Collateral Agent dated no more than 90 days before the later of the Acquisition Effective Date or the date of such acquisition, formation or determination, as applicable (or such other dates as shall be reasonably acceptable to the Collateral Agent), certified to the Collateral Agent and the issuer of the Mortgage Policies in a manner reasonably satisfactory to the Collateral Agent, or (y) in lieu of such aforementioned surveys, such affidavits, certificates, information, and/or instruments of indemnification as may be reasonably acceptable to the title companies issuing the Mortgage Policies in order to issue the applicable Mortgage Policies in accordance with this Section 5.11(c); (iv) policies or certificates of insurance of the type required by Section 5.09; (v) evidence of flood insurance required by Section 5.09, in form and substance reasonably satisfactory to Collateral Agent; and (vi) opinions of local counsel for the Loan Parties in states in which the Mortgaged Properties are located, with respect to the enforceability and validity of the Mortgages and any related fixture filings and other customary opinions reasonably requested by the Collateral Agent, in form and substance reasonably satisfactory to the Collateral Agent.  Notwithstanding anything to the

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contrary in this Section 5.11(c), so long as the 2018 and 2023 Note Indenture is in effect, the amount of the Secured Obligations secured by any Principal Property or stock or indebtedness of any Principal Subsidiary (each as defined in the 2018 and 2023 Notes Indenture as in effect on the date hereof) shall be automatically limited to the maximum amount of the Secured Obligations permitted to be secured by such Principal Property without violating the terms of the 2018 and 2023 Notes Indenture and without giving rise to any obligation on the part of any Loan Party to grant a Lien on any of its assets to secure Indebtedness governed by or subject to the terms of the 2018 and 2023 Notes Indenture.

SECTION 5.12                                 Anti-Corruption Laws, PATRIOT Act and Sanctions The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, the PATRIOT Act and applicable Sanctions and will conduct its business in compliance with Anti-Corruption Laws, in all material respects.

SECTION 5.13                                 Maintenance of Ratings.  The Borrower will at all times use commercially reasonable efforts to maintain public corporate family and public corporate credit ratings issued by Moody’s and S&P with respect to the Borrower and public ratings issued by Moody’s and S&P with respect to the Facilities hereunder, it being understood that no minimum rating is required.

SECTION 5.14                                 Designation of Subsidiaries.  The Borrower may designate any of its Subsidiaries as an Unrestricted Subsidiary or any of its Unrestricted Subsidiaries as a Restricted Subsidiary; provided that:

(a)                                 (i) immediately before and after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing and (ii) immediately after giving effect to such designation, the Total Net Leverage Ratio shall not exceed 3.00 to 1.00 on a Pro Forma Basis;

(b)                                 no Subsidiary may be designated as an Unrestricted Subsidiary if such Subsidiary is a party to any agreement, contract, arrangement or understanding with the Borrower or any of its Restricted Subsidiaries that would not be permitted to be entered into pursuant to Section 6.08;

(c)                                  no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purpose of any Material Indebtedness or any Restricted Indebtedness; and

(d)                                 neither the Borrower nor any of its Restricted Subsidiaries may at any time (i) provide a guarantee of, or similar credit support to, any Indebtedness of such Unrestricted Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness), (ii) be directly or indirectly liable for any Indebtedness of such Unrestricted Subsidiary or (iii) be directly or indirectly liable for any Indebtedness which provides that the holder thereof may (upon notice, lapse of time or both) declare a default thereon (or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity) upon the occurrence of a default with respect to any other Indebtedness that is Indebtedness of such Unrestricted Subsidiary (including any corresponding right to take enforcement action against such Subsidiary);

Any designation of a Restricted Subsidiary as an Unrestricted Subsidiary shall be deemed an Investment under Section 6.04 in an amount equal to the fair market value of the Subsidiary so designated and any such designation shall be evidenced by providing notice to the Administrative Agent of the copy of the

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resolution of the Borrower’s board of directors (or duly authorized committee thereof) giving effect to such designation and a certificate of an Authorized Officer certifying that such designation complies with the foregoing requirements.

The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time and (ii) a return on any Investment by the Borrower in such Subsidiary pursuant to the preceding sentence in an amount equal to the fair market value at the date of such designation of the Borrower’s Investment in such Subsidiary.

SECTION 5.15                                 Post-Acquisition Obligations.  The Borrower will cause each obligation specified on Schedule 5.15 hereto to be completed no later than the date set forth with respect to such obligation on such schedule, or such later date as the Administrative Agent shall reasonably agree.

ARTICLE VI

Negative Covenants

Until all Obligations (other than contingent or indemnification obligations not then due) shall have been paid in full in cash and all Commitments (if any) shall have terminated, subject to Article X of this Agreement, the Borrower covenants and agrees with the Agents and the Lenders that:

SECTION 6.01                                 Indebtedness. The Borrower will not, nor will it permit any of its Restricted Subsidiaries to, create, incur or suffer to exist any Indebtedness, except:

(a)                                 the Obligations and (i) any Credit Agreement Refinancing Indebtedness and (ii) Indebtedness incurred under the ABL Documents in an aggregate amount not to exceed the aggregate amount of (A) $3,000,000,000, (B) any incremental commitments permitted to be incurred pursuant to Section 2.22 or Section 2.25 of the ABL Credit Agreement in substantially the form attached as Exhibit O (whether incurred as incremental commitments or otherwise) and (C) any Canadian revolving commitments incurred pursuant to Section 2.24 of the ABL Credit Agreement in substantially the form attached as Exhibit O (including any Permitted Refinancing Indebtedness in respect of the Indebtedness under the ABL Documents, to the extent permitted under the ABL Intercreditor Agreement);

(b)                                 Indebtedness of Staples and its Restricted Subsidiaries (giving pro forma effect to the Transactions) existing on the Closing Date (and the Acquisition Effective Date to the extent Schedule 6.01 is updated pursuant to Section 1.07 hereof) and set forth on Schedule 6.01, and Permitted Refinancing Indebtedness in respect thereof;

(c)                                  Indebtedness of Staples owing to any Restricted Subsidiary, and of any Restricted Subsidiary owing to Staples or any other Restricted Subsidiary, to the extent constituting an Investment permitted by Section 6.04(c) or set forth on Schedule 6.04; provided that (i) all such Indebtedness owed to a Loan Party shall be evidenced by a promissory note that is pledged to the Collateral Agent in accordance with the terms of the Guarantee and Collateral Agreement and (ii) all such Indebtedness of any Loan Party owed to any Restricted Subsidiary that is not a Loan Party shall be subordinated to the Obligations pursuant to the Subordinated Intercompany Note or other subordination or similar agreement reasonably acceptable to the Administrative Agent (it being understood that

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payments or prepayments of such Indebtedness shall be permitted if, immediately prior to or after giving effect to such payments or prepayments, an Event of Default has not occurred);

(d)                                 Guarantees by the Borrower of Indebtedness of any Restricted Subsidiary and by any Restricted Subsidiary of Indebtedness of the Borrower or any other Restricted Subsidiary, provided that (i) the Indebtedness so Guaranteed is permitted to be incurred by Staples or such Restricted Subsidiary by this Section 6.01, (ii) Guarantees by any Loan Party of Indebtedness of any Restricted Subsidiary that is not a Loan Party shall be permitted solely to the extent permitted by Section 6.04(c) and (iii) Guarantees permitted under this clause (d) shall be subordinated to the Obligations of the Borrower or the applicable Restricted Subsidiary if, and on the same terms as, the Indebtedness so Guaranteed is subordinated to the Obligations;

(e)                                  (x) Indebtedness of the Borrower or any Restricted Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, whether or not constituting purchase money Indebtedness (including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets); provided that (i) such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (e) shall not exceed, other than as referred to on Schedule 6.01, the greater of (1) $300,000,000 and (2) 2.25% of Net Tangible Assets, in each case at any time outstanding, and (y) any Permitted Refinancing Indebtedness in respect thereof;

(f)                                   Indebtedness owed to any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such person, in each case incurred in the ordinary course of business;

(g)                                  Indebtedness of the Borrower or any Restricted Subsidiary in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the ordinary course of business;

(h)                                 any Incremental Equivalent Debt and any Permitted Refinancing Indebtedness in respect thereof;

(i)                                     indebtedness of International Subsidiaries; provided that the aggregate principal amount of Indebtedness permitted by this clause (i) (when taken together with the aggregate principal amount of any Indebtedness incurred under Section 6.01(j) by Restricted Subsidiaries that are not Loan Parties) shall not at any one time outstanding exceed the greater of (x) $300,000,000 and (y) 2.25% of Net Tangible Assets;

(j)                                    (x) Indebtedness of any Person that becomes a Restricted Subsidiary after the Closing Date (other than the Target and its Restricted Subsidiaries on the Acquisition Effective Date) and Indebtedness assumed in connection with a Permitted Acquisition or other Investment permitted pursuant to Section 6.04 and, in each case, Permitted Refinancing Indebtedness in respect thereof and (y) Indebtedness incurred to finance Permitted Acquisitions or other Investment permitted pursuant to Section 6.04 after the Closing Date; provided that, in each case, (i) the Total Net Leverage Ratio calculated on a Pro Forma Basis after giving effect to such incurrence or assumption of Indebtedness is

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either (A) less than or equal to 3.00 to 1.00 or (B) no greater than the Total Net Leverage Ratio immediately prior to giving effect to such incurrence or assumption of Indebtedness, (ii) if such Indebtedness is incurred to finance such Permitted Acquisition under clause (y) above, such Indebtedness does not mature prior to the date that is the Latest Maturity Date of, or have a Weighted Average Life to Maturity less than the Weighted Average Life to Maturity of, any Loan outstanding at the time such Indebtedness is incurred or issued and (iii) the aggregate principal amount of any such Indebtedness of Restricted Subsidiaries that are not Loan Parties (when taken together with the aggregate principal amount of Indebtedness incurred under Section 6.01(i)) does not at any one time outstanding exceed the greater of (x) $300,000,000 and (y) 2.25% of Net Tangible Assets;

(k)                                 Indebtedness incurred by a Restricted Subsidiary that is not a Subsidiary Guarantor pursuant to a Permitted International Subsidiary Factoring Facility that is non-recourse to any Loan Party;

(l)                                     Indebtedness of the Borrower and its Restricted Subsidiaries with respect to loans made to such Loan Party or Restricted Subsidiary on the cash surrender value of life insurance policies of employees and former employees of any Loan Party or any Restricted Subsidiary in the ordinary course of business; provided that the aggregate principal amount of all Indebtedness permitted by this clause (l) shall not exceed the cash surrender value (without giving effect to such loan) of such policies;

(m)                             Indebtedness of the Borrower and its Restricted Subsidiaries in respect of Swap Agreements permitted by Section 6.06;

(n)                                 unsecured Indebtedness of the Borrower and its Restricted Subsidiaries in the form of debt securities issued pursuant to an indenture, note purchase agreement or otherwise; provided that (i) both before and after giving effect to such issuance on a Pro Forma Basis, the Total Net Leverage Ratio does not exceed 3.00:1.00, (ii) such Indebtedness shall not at any time be guaranteed by any Person that is not a Loan Party, (iii) such Indebtedness shall not mature on or prior to the then applicable Latest Maturity Date at the time such Indebtedness is issued, (iv) the Weighted Average Life to Maturity of such Indebtedness shall be no shorter than the Weighted Average Life to Maturity of the then existing Loans, (v) such Indebtedness shall not have scheduled amortization payments of principal and shall not be subject to mandatory redemption, repurchase, prepayment or sinking fund obligations (except customary asset sale or change of control provisions that provide for the prior repayment in full of the Loans and all other Obligations) on or prior to the then applicable Latest Maturity Date at the time such Indebtedness is issued and (vi) the definitive documentation for such Indebtedness shall not include other covenants that are more favorable to the lenders or holders providing such Indebtedness than the covenants in this Agreement, taken as a whole;

(o)                                 Indebtedness under Cash Pooling Arrangements;

(p)                                 additional unsecured Indebtedness of the Borrower or any of its Restricted Subsidiaries in an aggregate principal amount not to exceed the greater of (x) $300,000,000 and (y) 2.25% of Net Tangible Assets at any time outstanding; and

(q)                                 intercompany Indebtedness issued to the Borrower or any Restricted Subsidiary in consideration of the transfer by the Borrower or such Restricted Subsidiary of the Equity Interests in, or Indebtedness of, an Excluded Foreign Subsidiary pursuant to a Permitted Restructuring Transaction.

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SECTION 6.02                                 Liens.  The Borrower will not, nor will it permit any of its Restricted Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)                                 Liens created pursuant to any Loan Document;

(b)                                 Permitted Encumbrances;

(c)                                  any Lien on any property or asset of Staples or any Restricted Subsidiary (giving pro forma effect to the Transactions) existing on the Closing Date (and the Acquisition Effective Date to the extent Schedule 6.02 is updated pursuant to Section 1.07 hereof) and set forth on Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of Staples or Restricted Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the Closing Date and Permitted Refinancing Indebtedness in respect thereof;

(d)                                 Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Restricted Subsidiary; provided that (i) such security interests secure Indebtedness permitted by Section 6.01(e), (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of the Borrower or such Restricted Subsidiary or any other Restricted Subsidiary;

(e)                                  any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Restricted Subsidiary (including in connection with a Permitted Acquisition) or existing on any property or asset of any Person that becomes a Restricted Subsidiary after the Acquisition Effective Date prior to the time such Person becomes a Restricted Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Restricted Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of such Restricted Subsidiary and (iii) such Lien shall secure only those obligations permitted under Section 6.01(j)(x) which it secures on the date of such acquisition or the date such Person becomes a Restricted Subsidiary, as the case may be and Permitted Refinancing Indebtedness in respect thereof;

(f)                                   Liens (i) of a collecting bank arising in the ordinary course of business under Section 4-210 of the UCC in effect in the relevant jurisdiction covering only the items being collected upon or (ii) in favor of a banking institution arising as a matter of law, encumbering amounts credited to deposit or securities accounts (including the right of set-off) and which are within the general parameters customary in the banking industry;

(g)                                  Liens arising out of Sale and Leaseback transactions that are permitted by Section 6.11;

(h)                                 Liens granted by a Restricted Subsidiary that is not a Loan Party in favor of the Borrower or a Subsidiary Guarantor in respect of Indebtedness owed by such Restricted Subsidiary to such Loan Party;

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(i)                                     Liens on the Collateral securing Incremental Equivalent Debt and Credit Agreement Refinancing Indebtedness constituting Permitted Pari Passu Refinancing Notes; provided that such Liens and the related Indebtedness shall be subject to the ABL Intercreditor Agreement and the Pari Passu Intercreditor Agreement;

(j)                                    in the case of any Restricted Subsidiary that is not a wholly-owned Subsidiary, purchase options, calls or similar rights of a third party or customary transfer restrictions with respect to Equity Interests in such Subsidiary set forth in its Organizational Documents or any related joint venture or similar agreement;

(k)                                 leases, subleases, licenses and sublicenses of assets permitted by Section 6.05(i) or Section 6.05(n);

(l)                                     Liens granted in connection with a Permitted International Subsidiary Factoring Facility; provided that no such Liens shall encumber any property or assets of any Loan Party;

(m)                             the owner’s interest in consigned inventory and other goods sold or to be sold by any Loan Party;

(n)                                 rights of lenders of Indebtedness under Section 6.01(l) to set off against the cash surrender value of the life insurance policies referenced to in such Section 6.01(l);

(o)                                 Liens securing Indebtedness under Section 6.01(a)(ii) and any Banking Services Obligations (as defined in the ABL Credit Agreement), Swap Agreements secured pursuant to the terms of the ABL Documents and other obligations (not constituting Indebtedness) under the ABL Documents in accordance with, and, in each case, subject to, the terms of the ABL Intercreditor Agreement;

(p)                                 customary Liens on deposit accounts subject to Cash Pooling Arrangements in favor of the financial institutions providing such Cash Pooling Arrangements;

(q)                                 Liens on Escrowed Proceeds for the benefit of the related holders of debt securities or other Indebtedness (or the underwriters or arrangers thereof) and on cash set aside at the time of the incurrence of such Indebtedness (or government securities purchased with such cash) in order to prefund the payment of interest on such Indebtedness and which is held in an escrow account or pursuant to a similar arrangement to be applied for such purpose; and

(r)                                    Liens not otherwise permitted by this Section 6.02 so long as the aggregate outstanding principal amount of the obligations secured thereby does not exceed (as to the Borrower and its Restricted Subsidiaries) $300,000,000 at any one time; provided that, if such Lien is on Collateral, it shall be subordinated to the Liens securing the Obligations and the Liens described in Section 6.02(o) pursuant to a customary intercreditor agreement acceptable to the Administrative Agent.

In addition, Staples will not, nor will it permit any of its Restricted Subsidiaries to, create, incur, assume or permit to exist any Lien securing Indebtedness on any Real Estate Asset owned as of the Acquisition Effective Date, that is located in the United States and that is not part of the Collateral.

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SECTION 6.03                                 Fundamental Changes.  (a)  The Borrower will not, nor will it permit any of its Restricted Subsidiaries to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing, (i) any Restricted Subsidiary may merge into the Borrower in a transaction in which the Borrower is the surviving entity, (ii) any Subsidiary Guarantor may merge into, or consolidate with, any other Loan Party, (iii) any Restricted Subsidiary may transfer its assets to a Loan Party and any Restricted Subsidiary which is a not a Loan Party may transfer its assets to another Restricted Subsidiary; provided that any such transfer involving a Person that is not a wholly-owned Restricted Subsidiary shall not be permitted unless also permitted by Section 6.04 and Section 6.05, (iv) any Restricted Subsidiary that is not a Loan Party may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders, (v) any Restricted Subsidiary which is not a Loan Party may merge into, or consolidate with, another Restricted Subsidiary which is not a Loan Party; provided that any such merger involving a Person that is not a wholly-owned Restricted Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04 and Section 6.05, (vi) any Restricted Subsidiary that is not a Loan Party may merge into or consolidate with any Loan Party in a transaction in which the surviving entity is a Loan Party, (vii) any Restricted Subsidiary that is not a Loan Party may merge, consolidate, liquidate or dissolve and any Subsidiary Guarantor may merge or consolidate; provided that, with respect to this clause (vii), (1) in each case, any such merger, consolidation, liquidation or dissolution is, or the purpose of which is to effectuate (x) an investment or acquisition otherwise permitted by Section 6.04 or (y) a disposition otherwise permitted by Section 6.05 and (2) with respect to any merger or consolidation of any Subsidiary Guarantor (other than with respect to a disposition permitted by Section 6.05), the surviving entity is a Loan Party, (viii) the Borrower or any of its Restricted Subsidiaries may transfer its assets as part of the Permitted Restructuring Transactions and (ix) the Escrow Borrower may liquidate or dissolve or merge into, or consolidate with, Staples or a Subsidiary following the effectiveness of the Borrower Assumption Agreement on the Acquisition Effective Date.

(b)                                 Staples will not, nor will it permit any of its Restricted Subsidiaries to, engage in any business other than businesses of the type conducted by Staples and its Restricted Subsidiaries (giving pro forma effect to the Transactions) on the Closing Date and businesses reasonably related, complementary to, or incidental thereto (including the provision of services).

SECTION 6.04                                 Investments, Loans, Advances, Guarantees and Acquisitions.  The Borrower will not, nor will it permit any of its Restricted Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a Loan Party and a wholly-owned Restricted Subsidiary prior to such merger) any Equity Interests, evidences of Indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (whether through purchase of assets, merger or otherwise) (collectively, “Investments”), except:

(a)                                 Investments in cash and Cash Equivalents and Investments in assets that were Cash Equivalents when such Investment was made;

(b)                                 Investments (and commitments (including consummation of any “put”

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arrangement in connection therewith) in respect thereof) of Staples and its Restricted Subsidiaries (giving pro forma effect to the Transactions) in existence on the Closing Date (and the Acquisition Effective Date to the extent Schedule 6.04 is updated pursuant to Section 1.07 hereof)  and described on Schedule 6.04 and renewals, replacements, conversions and extensions thereof;

(c)                                  Investments by the Borrower or any of its Restricted Subsidiaries in the Borrower or any Restricted Subsidiary; provided that the aggregate amount of such Investments by Loan Parties made after the Closing Date in Restricted Subsidiaries that are not Loan Parties shall not exceed the greater of (x) $300,000,000 and (y) 2.25% of Net Tangible Assets (determined on the date such Investment is made, with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value), provided further that there shall be no limitation on any such Investment (nor shall it be counted for the purposes of the foregoing proviso) if, both before and after giving effect thereto on a Pro Forma Basis, the Senior Secured Net Leverage Ratio does not exceed 1.50:1.00;

(d)                                 Guarantees (i) constituting Indebtedness permitted by Section 6.01(d) or (ii) of operating leases (but not capital leases) or of other obligations that do not constitute Indebtedness, in the case of this clause (ii), entered into in the ordinary course of business (including Guarantees in the nature of “keepwells” or assurances of ongoing financial support);

(e)                                  loans or advances made by the Borrower and its Restricted Subsidiaries to their employees on an arms’-length basis in the ordinary course of business consistent with past practices for travel and entertainment expenses, relocation costs and similar purposes up to a maximum of $35,000,000 in the aggregate at any time outstanding during the first three years following the Closing Date and, thereafter, $15,000,000 in the aggregate at any time outstanding;

(f)                                   notes payable, or stock or other securities issued by account debtors to any Loan Party pursuant to negotiated agreements with respect to settlement of such account debtor’s accounts in the ordinary course of business, consistent with past practices;

(g)                                  Investments or other obligations in the form of Swap Agreements permitted by Section 6.06;

(h)                                 (i) Permitted Acquisitions and (ii) Investments of any Person existing at the time such Person becomes a Restricted Subsidiary or consolidates or merges with the Borrower or any Restricted Subsidiary (including in connection with a Permitted Acquisition), so long as such Investments described in this clause (ii) were not made in contemplation of such Person becoming a Restricted Subsidiary or of such merger; provided that the aggregate amount of Investments (excluding any Investment to the extent payment consists of Equity Interests of the Borrower) made under this clause (h) (without duplication), directly or indirectly, by Loan Parties in Persons that do not become Loan Parties, in assets that are not (or do not become) owned by a Loan Party or in Equity Interests in Persons that do not become Loan Parties shall not exceed the greater of (x) $250,000,000 and (y) 2% of Net Tangible Assets (and, in the case of Permitted Acquisitions or Investments in which only a portion of the Investment therein is within the scope of this proviso, the Borrower shall reasonably determine that portion to which this proviso is applicable);

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(i)                                     Investments received in connection with dispositions of assets permitted by Section 6.05;

(j)                                    Investments constituting deposits described in clauses (c) and (d) of the definition of the term “Permitted Encumbrances”;

(k)                                 Investments pursuant to Cash Pooling Arrangements;

(l)                                     option, warrant and similar derivative transactions entered into by the Borrower in connection with a Permitted Convertible Notes Offering;

(m)                             Investments made by Loan Parties in Subsidiaries that are not Loan Parties; provided that such Investments are part of a series of substantially simultaneous Investments by Loan Parties in other Loan Parties that results in substantially all the proceeds of the initial Investment being invested, loaned or advanced in one or more Loan Parties;

(n)                                 Investments by the Borrower or any of its Restricted Subsidiaries in (i) joint ventures or similar arrangements and (ii) Unrestricted Subsidiaries; provided that the aggregate amount for all investments under this clause (n) at any one time outstanding shall not exceed the greater of (x) $250,000,000 and (y) 2% of Net Tangible Assets (determined on the date such Investment is made, with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(o)                                 options to invest in or to lease Real Estate Assets to be used in the operations of the Borrower or any of its Restricted Subsidiaries, in each case, entered into in the ordinary course of business or otherwise consistent with past practice;

(p)                                 Investments by the Borrower and its Restricted Subsidiaries as part of the Permitted Restructuring Transactions;

(q)                                 Investments consisting of loans and advances to any unaffiliated third Person in an aggregate amount not to exceed $75,000,000 at any one time outstanding;

(r)                                    so long as no Event of Default shall have occurred and be continuing or would result therefrom, additional Investments, provided that the aggregate amount of such Investments at any one time outstanding (but not including any Investments to the extent payment consists of Equity Interests of the Borrower) shall not exceed an amount equal to the portion, if any, of the Available Amount on such date that the Borrower elects to apply to this Section 6.04(r);

(s)                                   so long as (A) no Event of Default shall have occurred and be continuing or would result therefrom and (B) both before and after giving effect thereto on a Pro Forma Basis, the Senior Secured Net Leverage Ratio does not exceed 1.50:100, additional Investments;

(t)                                    the payment of amounts not to exceed $2,000,000 to existing shareholders of Corporate Express, B.V. that are not Restricted Subsidiaries;

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(u)                                 contributions, not to exceed $25,000,000 in any fiscal year, to Clearfield Insurance Limited; and

(v)                                 the consummation of the Transactions pursuant to and in accordance with the Acquisition Agreement and the Loan Documents.

For purposes hereof, the amount of any Investment shall be the amount originally invested without adjustment for increases or decreases in value, but (other than with respect to Section 6.04(r)) giving effect to any cash returns or cash distributions of capital or repayment of principal with respect thereto; provided that, the amount of any Investment made pursuant to Section 6.04(r) shall be calculated as set forth in the definition of Available Amount.

SECTION 6.05                                 Dispositions.  The Borrower will not, nor will it permit any of its Restricted Subsidiaries to, Dispose of any asset, including any Equity Interest owned by it, nor will the Borrower permit any Restricted Subsidiary to issue any additional Equity Interest in such Restricted Subsidiary (other than to the Borrower or any Restricted Subsidiary thereof in compliance with Section 6.04), except:

(a)                                 Dispositions of (i) inventory in the ordinary course of business, including pursuant to any store closings and (ii) used, obsolete, worn out or surplus equipment or property in the ordinary course of business, including pursuant to any store closings;

(b)                                 Dispositions by (i) any Loan Party to any Loan Party, (ii) any Loan Party to any Restricted Subsidiary that is not a Loan Party for no less than fair market value (as reasonably determined by the Borrower) or (iii) any Restricted Subsidiary that is not a Loan Party to (A) the Borrower or any Loan Party for no more than fair market value (as reasonably determined by the Borrower) or (B) any other Restricted Subsidiary that is not a Loan Party;

(c)                                  Dispositions for fair market value of accounts receivable in connection with the compromise, settlement or collection thereof;

(d)                                 (x) Dispositions of Investments permitted by Section 6.04(a) or Section 6.04(f) and (y) the unwinding of any Swap Agreement in accordance with its terms;

(e)                                  [OMITTED.]

(f)                                   Sale and Leaseback transactions permitted by Section 6.11; provided, that the aggregate fair market value of all assets Disposed of in reliance upon this clause (f) shall not exceed the greater of (x) $150,000,000 and (y) 1% of Net Tangible Assets;

(g)                                  Dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Borrower or any Restricted Subsidiary;

(h)                                 Dispositions of Divested Properties;

(i)                                     licenses of Intellectual Property that are in furtherance of, or integral to, other business transactions entered into by the Borrower or a Subsidiary in the ordinary course of business;

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(j)                                    to the extent constituting Dispositions, Liens permitted by Section 6.02, fundamental changes permitted by Section 6.03 (other than Section 6.03(a)(vii)(1)(y)) and Investments permitted by Section 6.04);

(k)                                 Dispositions of cash and Cash Equivalents in the ordinary course of business or in connection with a transaction otherwise permitted under this Agreement;

(l)                                     Dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(m)                             Dispositions of inventory to an Original Vendor in connection with any Consignment Transaction for fair market value; provided that (i) the aggregate amount of Consignment Transactions (based on the amount paid to the Borrower or its Restricted Subsidiaries for the subject inventory by the Original Vendor) shall not exceed $100,000,000 in any fiscal year of the Borrower and (ii) at least 75% of the total consideration for any such Disposition shall be received by the Borrower and its Restricted Subsidiaries in the form of cash and Cash Equivalents (in each case, free and clear of all Liens at the time received, other than Permitted Encumbrances);

(n)                                 leases, subleases, licenses and sublicenses of assets entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business that do not materially interfere with the conduct of the business of the Borrower and its Restricted Subsidiaries taken as a whole;

(o)                                 Dispositions of accounts receivable for fair market value pursuant to a Permitted International Subsidiary Factoring Facility;

(p)                                 Dispositions pursuant to the Permitted Restructuring Transactions; and

(q)                                 Dispositions of other assets for fair market value not to exceed the greater of $225,000,000 and 1.75% of Net Tangible Assets per fiscal year of the Borrower; provided that (i) no Event of Default exists or would result therefrom and (ii) at least 75% of the total consideration for any such Disposition shall be received by the Borrower and its Restricted Subsidiaries in the form of cash and Cash Equivalents (in each case, free and clear of all Liens at the time received, other than Permitted Encumbrances); provided, however, that for the purposes of this clause (ii), the following shall be deemed to be cash: (A) any liabilities (as shown on the Borrower’s or its Restricted Subsidiaries’, as applicable, most recent balance sheet provided hereunder or in the footnotes thereto) of the Borrower or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the payment of the Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which the Borrower and all of its Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, and (B) any securities received by the Borrower or the applicable Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 180 days following the closing of the applicable Disposition; and provided, further, that the limitation on the amount set forth above shall not apply to Dispositions of the assets or stock of Excluded Foreign Subsidiaries under this clause (q) if, both before and after giving effect to such Disposition on a Pro Forma Basis, the Senior Secured Net Leverage Ratio does not exceed 1.50:1.00.

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SECTION 6.06                                 Swap Agreements.  The Borrower will not, nor will it permit any of its Restricted Subsidiaries to, enter into any Swap Agreement, except Swap Agreements entered into in the ordinary course of business, and not for speculative purposes, to protect against changes in interest rates, commodity prices or foreign exchange rates or in connection with a Permitted Convertible Notes Offering.

SECTION 6.07                                 Restricted Payments; Certain Payments of Indebtedness.  (a)  The Borrower will not, nor will it permit any of its Restricted Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except:

(i)                                     any wholly-owned Restricted Subsidiary may make Restricted Payments to the Borrower or any Restricted Subsidiary;

(ii)                                  the Borrower may declare and make Restricted Payments on any class of Equity Interests of the Borrower payable solely in the form of Qualified Equity Interests of the Borrower;

(iii)                               (a) any non-wholly owned Restricted Subsidiary of the Borrower may declare and pay cash dividends, share premiums and other distributions to its equity holders generally, or redeem shares of its equity holders generally, so long as the Borrower or its Restricted Subsidiary which owns the equity interests in the Restricted Subsidiary paying such dividend, premium or distribution (or redeeming such shares) receives at least its proportional share thereof (based upon its relative holding of the equity interests in such Restricted Subsidiary and taking into account the relative preferences, if any, of the various classes of equity interest of such Restricted Subsidiary) and (b) Corporate Express B.V. may repurchase or redeem the shares of its shareholders that are not Restricted Subsidiaries in an amount not to exceed $2,000,000;

(iv)                              the Borrower and its Restricted Subsidiaries may make Restricted Payments (a) not exceeding $10,000,000 in the aggregate during any fiscal year, pursuant to and in accordance with equity incentive plans or other benefit plans for management or employees of the Borrower and its Subsidiaries and for deceased and terminated employees and present and former directors (including from their estates) and (b) in accordance with the Acquisition Agreement on account of equity awards made by the Target on or prior to the Acquisition Effective Date;

(v)                                 the Borrower may enter into option, warrant and similar derivative transactions in connection with a Permitted Convertible Notes Offering and may settle such transactions in accordance with the terms thereof;

(vi)                              Restricted Payments in respect of Permitted Convertible Notes permitted under Section 6.07(b);

(vii)                           the Borrower may declare and pay dividends payable in cash with respect to its capital stock not to exceed $0.15 per share of stock during any fiscal quarter of the Borrower; provided that, no Event of Default shall have occurred and be continuing when any such dividend is declared;

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(viii)                        the Borrower may make Restricted Payments (other than in cash) pursuant to any shareholder rights plan or similar arrangement;

(ix)                              the Borrower or any Restricted Subsidiary may make Restricted Payments to consummate the Transactions in accordance with the Acquisition Agreement;

(x)                                 any Restricted Subsidiary may make Restricted Payments consisting of the Permitted Restructuring Transactions;

(xi)                              so long as (A) no Event of Default shall have occurred and be continuing or would result therefrom and (B) both before and after giving effect thereto on a Pro Forma Basis, the Senior Secured Net Leverage Ratio does not exceed 2.00:1.00, the Borrower may make Restricted Payments in an aggregate amount not to exceed an amount equal to the portion, if any, of the Available Amount on such date that the Borrower elects to apply to this Section 6.07(a)(xi); and

(xii)                           so long as no (A) Event of Default shall have occurred and be continuing or would result therefrom and (B) both before and after giving effect thereto on a Pro Forma Basis, the Senior Secured Net Leverage Ratio does not exceed 1.50:1.00, the Borrower may make additional Restricted Payments.

(b)                                 The Borrower will not, nor will it permit any of its Restricted Subsidiaries to, make or offer to make (or give any notice in respect thereof) any voluntary or optional payment, prepayment, repurchase or redemption of, or voluntarily or optionally defease, or otherwise satisfy prior to the scheduled maturity thereof in any manner (including pursuant any sinking fund or similar deposit), any Restricted Indebtedness (including, for the avoidance of doubt, any cash payments pursuant to the Permitted Convertible Notes), or segregate funds for any such voluntary or optional payment, prepayment, repurchase, redemption or defeasance, except:

(i)                                     any payment, prepayment, repurchase, redemption, defeasance or refinancing of such Indebtedness with the proceeds of Permitted Refinancing Indebtedness;

(ii)                                  payment of Indebtedness owed to the Borrower or any wholly-owned Restricted Subsidiary; provided that, if such Indebtedness is owed by a Loan Party to a Restricted Subsidiary that is not a Loan Party, no Event of Default shall have occurred and be continuing or would result therefrom;

(iii)                               payment of Indebtedness owed by any Restricted Subsidiary that is not a Loan Party;

(iv)                              payment, prepayment, redemption, purchase, defeasance or other satisfaction of Indebtedness outstanding under (i) the 2018 Notes, (ii) the 7.35% debentures due 2016 issued by Boise Cascade Corporation and (iii) the revenue bonds listed on Schedule 6.01, in each case, on or after the date that is six months prior to the maturity date (as then in effect) applicable to such notes, debentures or revenue bonds, as applicable;

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(v)                                 payment of Indebtedness under revolving and other lines of credit that have been entered into in the ordinary course of business;

(vi)                              so long as (A) no Event of Default shall have occurred and be continuing or would result therefrom and (B) both before and after giving effect thereto on a Pro Forma Basis, the Senior Secured Net Leverage Ratio does not exceed 2.00:100, the Borrower or any Restricted Subsidiary may prepay Restricted Indebtedness in an aggregate amount not to exceed an amount equal to the portion, if any, of the Available Amount on such date that the Borrower elects to apply to this Section 6.07(b)(vi);

(vii)                           so long as (A) no Event of Default shall have occurred and be continuing or would result therefrom and (B) both before and after giving effect thereto on a Pro Forma Basis, the Senior Secured Net Leverage Ratio does not exceed 1.50:1.00, the Borrower may prepay Restricted Indebtedness; and

(viii)                        the Refinancing Transactions.

(c)                                  Notwithstanding anything to the contrary contained in this Section 6.07, nothing in this Section 6.07 shall prohibit the Borrower from issuing Permitted Convertible Notes as otherwise permitted under this Agreement.

(d)                                 Nothing in Section 6.07(b) shall be construed to allow the Borrower or any of its Restricted Subsidiaries to make any payment on Restricted Indebtedness which is otherwise prohibited by the express terms of any subordination or intercreditor agreement such Restricted Indebtedness is subject to.

SECTION 6.08                                 Transactions with Affiliates.  The Borrower will not, nor will it permit any of its Restricted Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates with an individual value in excess of $20,000,000, except (a) transactions that are at prices and on terms and conditions not less favorable to the Borrower or such Restricted Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Borrower and/or any Restricted Subsidiaries not involving any other Affiliate, (c) transactions between or among any Restricted Subsidiaries that are not Loan Parties not involving any other Affiliate, (d) transactions permitted by Section 6.01 or Section 6.03, (e) any Investments permitted by Section 6.04(c) or (d), Dispositions permitted by Section 6.05 and any Restricted Payment permitted by Section 6.07, (f) the payment of reasonable fees to directors of the Borrower or of its Restricted Subsidiaries who are not employees of the Borrower or any of its Restricted Subsidiaries, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of the Borrower or its Restricted Subsidiaries, in each case in the ordinary course of business, (g) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options, equity incentive and stock ownership plans approved by the Borrower’s or any of its Restricted Subsidiaries’ board of directors, (h) payments to or from, and transactions with, joint ventures (to the extent any such joint venture is an Affiliate solely as a result of Investments by the Borrower or any Restricted Subsidiary in such joint venture) in the ordinary course of business to the extent otherwise permitted under Section 6.04 and (i) the Transactions pursuant to and in accordance with the Acquisition Agreement and the Loan Documents and the Permitted Restructuring

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Transactions, and (j) in existence on the Closing Date (and the Acquisition Effective Date to the extent Schedule 6.08 is updated pursuant to Section 1.07 hereof)  and described on Schedule 6.08.

For purposes of this Section 6.08, any transaction with any Affiliate shall be deemed to have satisfied the standard set forth in clause (a) of the first sentence of this Section 6.08 if such transaction is approved by a majority of the Disinterested Directors of the board of directors of the Borrower or such Restricted Subsidiary, as applicable.

SECTION 6.09                                 Restrictive Agreements.  The Borrower will not, nor will it permit any of its Restricted Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) its ability or the ability of any of its Restricted Subsidiaries to create, incur or permit to exist any Lien upon any of its property or assets to secure the Secured Obligations or (b) the ability of any of its Restricted Subsidiaries to pay dividends or other distributions with respect to any shares of its Equity Interests or to make or repay loans or advances to the Borrower or any other of its Restricted Subsidiaries or to Guarantee Indebtedness of the Borrower or any other Restricted Subsidiary; provided that the foregoing shall not apply to (i) restrictions and conditions imposed by law or by any Loan Document, (ii) restrictions and conditions imposed on the Loan Parties (pro forma for the Transactions) existing on the Closing Date (and the Acquisition Effective Date to the extent Schedule 6.09 is updated pursuant to Section 1.07 hereof)  and identified on Schedule 6.09 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) in the case of clause (b), customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or assets pending such sale, provided such restrictions and conditions apply only to the Subsidiary or assets that is to be sold and such sale is permitted hereunder, (iv) any restriction in any agreement of any Person in effect at the time such Person becomes a Restricted Subsidiary so long as such restriction is not entered into in contemplation of such Person becoming a Restricted Subsidiary, (v) customary restrictions contained in the documentation governing any Indebtedness incurred pursuant to Sections 6.01(a), (b), (e), (h), (i), (j)(x), (n) or (o) and the Liens securing such Indebtedness to the extent permitted under Section 6.02; provided that, other than in the case of Sections 6.01(e) and (i), such restrictions shall be no more restrictive, taken as a whole, than the restrictions contained herein and (vi) customary provisions in joint venture agreements and similar agreements applicable to any joint venture entered into in the ordinary course of business.

SECTION 6.10                                 Amendment of Material Debt Agreements and Organizational Documents.  The Borrower will not, nor will it permit any of its Restricted Subsidiaries to, (a) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of any Restricted Indebtedness, if, after giving effect to such amendment, modification, waiver, change or consent, the obligors with respect to such Restricted Indebtedness would not have been permitted to incur or secure such Restricted Indebtedness pursuant to the terms hereof if such Restricted Indebtedness as amended, modified, waived or otherwise changed, was instead incurred as Permitted Refinancing Indebtedness of such Restricted Indebtedness or (b) amend, restate, supplement or otherwise modify of any of its Organizational Documents or any agreement to which it is a party with respect to its Equity Interests (including any stockholders’ agreement), other than any such amendments, modifications or changes which are not, and would not reasonably be expected to be, materially adverse to the interests of the Administrative Agent, the Collateral Agent or the Lenders.

SECTION 6.11                                 Limitations Sale and Leasebacks.  The Borrower will not, nor will it permit any of its Restricted Subsidiaries to, enter into any arrangement, directly or indirectly, with any Person

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whereby it shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred (any such transaction, a “Sale and Leaseback”), unless (i) the sale of such property is made for cash (or Cash Equivalent) consideration in an amount not less than the fair market value of such property and (ii) such Sale and Leaseback would be permitted under Section 6.01, assuming the Attributable Indebtedness with respect to such Sale and Leaseback constituted Indebtedness under Section 6.01.

SECTION 6.12                                 Limitations on Changes in Fiscal Periods and Accounting Changes.  (a)  Staples will not change its method of determining fiscal years and fiscal quarters from that in effect on the Closing Date.

(b)                                 Staples will not, nor will it permit any of its Restricted Subsidiaries to, make any change in accounting policies or reporting practices, except (i) in connection with the integration of the Target and its subsidiaries or other Permitted Acquisitions or (ii) as required by GAAP or other applicable foreign accounting principles.

SECTION 6.13                                 Anti-Corruption Laws and Sanctions; PATRIOT Act.  The Borrower will not request any Loan, and the Borrower and other Loan Parties shall not use, and shall procure that their Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Loan (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person or for any purpose in violation of any Anti-Corruption Laws or the PATRIOT Act, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C) in any manner that would result in the violation by any individual or entity (including any individual or entity participating in the transaction, whether as a Lender, Arranger, Administrative Agent, Collateral Agent, or otherwise) of any Sanctions.

SECTION 6.14                                 Limitations on Activities of Escrow Borrower.  Prior to the consummation of the Acquisition, the Escrow Borrower will not (a) have any Subsidiaries or (b) have any assets or liabilities, engage in any material business or enter into any transaction or agreement (including making any investment, paying any dividend or distribution, permitting any Lien to exist on its property or assets or becoming obligated in respect of any Indebtedness), other than, in the case of this clause (b), the Initial Loans and other Obligations under the Loan Documents (and Liens on the Escrow Account and Escrow Property pursuant to the Escrow Agreement), activities undertaken in connection with its formation and maintenance of existence, investments in connection with the Escrow Agreement, entry into the Borrower Assumption Agreement and the consummation of the Acquisition substantially concurrently therewith and, in each case, other activities reasonably related or incidental thereto.

ARTICLE VII

Events of Default and Remedies

SECTION 7.01                                 Events of Default Prior to Acquisition.  The following events that occur prior to the Acquisition Effective Date shall constitute “Events of Default”:

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(a)                                 any Specified Representation made or deemed made by or on behalf of Staples or the Escrow Borrower in or in connection with this Agreement or any other Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate or other document furnished pursuant to or in connection with this Agreement or any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made (or in any respect if such representation or warranty is by its terms already qualified as to materiality);

(b)                                 the Escrow Borrower shall fail to observe or perform the provisions of Section 5.03 (as it relates to the Escrow Borrower’s legal existence) or Section 6.14;

(c)                                  the Borrower shall fail to pay any interest on any Loan or any fee or any other amount payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;

(d)                                 (i) the Escrow Agreement shall for any reason fail to create a valid and perfected first priority security interest in the Escrow Account and the Escrow Property or (ii) the Escrow Borrower shall fail to observe or perform the provisions of the Escrow Agreement and, in the case of clause (ii), such failure shall continue unremedied for a period of five Business Days;

(e)                                  an involuntary proceeding (including the filing of any notice of intention in respect thereof) shall be commenced or an involuntary petition shall be filed seeking (A) bankruptcy, liquidation, winding-up, dissolution, reorganization, examination, suspension of general operations or other relief in respect of the Escrow Borrower or its debts, or of a substantial part of its assets, under any Insolvency Law now or hereafter in effect, (B) the composition, rescheduling, reorganization, examination, arrangement or readjustment of, or other relief from, or stay of proceedings to enforce, some or all of the debts or obligations of the Escrow Borrower, (C) the appointment of a receiver, interim receiver, receiver and manager, liquidator, provisional liquidator, administrator, examiner, trustee, custodian, sequestrator, conservator, examiner, agent or similar official for the Escrow Borrower or for any substantial part of its assets or (D) possession, foreclosure, seizure or retention, sale or other disposition of, or other proceedings to enforce security over any substantial part of the assets of the Escrow Borrower and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(f)                                   the Escrow Borrower shall (A) voluntarily commence any proceeding, file any petition, pass any resolution or make any application seeking liquidation, reorganization, administration or other relief under any Insolvency Law now or hereafter in effect, (B) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 7.01(e), (C) apply for or consent to the appointment of a receiver, interim receiver, receiver and manager, liquidator, assignee, trustee, custodian, sequestrator, administrator, examiner, conservator or similar official for the Escrow Borrower or for a substantial part of its assets, (D) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (E) make a general assignment for the benefit of creditors or (F) take any action for the purpose of effecting any of the foregoing.

SECTION 7.02                                 Events of Default From and After Acquisition.  The following events that occur from and after the Acquisition Effective Date shall constitute “Events of Default”:

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(a)                                 the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)                                 the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in Section 7.02(a)) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;

(c)                                  any material representation or warranty made or deemed made by or on behalf of any Loan Party or any Subsidiary in or in connection with this Agreement or any other Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made (or in any respect if such representation or warranty is by its terms already qualified as to materiality);

(d)                                 any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), Section 5.03 (with respect to the Borrower’s existence), Section 5.08, Section 5.15 or in Article VI;

(e)                                  any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or any other Loan Document (other than those which constitute a Default under another Section of this Article), and such failure shall continue unremedied or unwaived (i) for a period of five days after the earlier of any Authorized Officer of any Loan Party’s knowledge of such breach or notice thereof from the Administrative Agent (which notice will be given at the request of any Lender) if such breach relates to terms or provisions of Section 5.01, Section 5.02 (other than Section 5.02(a)) and Section 5.10 and (ii) otherwise, for a period of 30 days after the earlier of any Authorized Officer of any Loan Party’s knowledge of such breach or notice thereof from the Administrative Agent (which notice will be given at the request of any Lender);

(f)                                   the Borrower or any of its Restricted Subsidiaries shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (beyond any applicable grace or cure period);

(g)                                  any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both), and continues for the period of time that would permit, the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this Section 7.02(g) shall not apply to (i) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, (ii) voluntary early redemption, tender for, repurchase, defeasance or prepayment of Indebtedness that is permitted under this Agreement and not triggered by a Change of Control or (iii) any other prepayment which does not arise from a failure to pay obligations with respect to, or a default or event of default under (or other non-compliance with the terms of) such Material Indebtedness;

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(h)                                 an involuntary proceeding (including the filing of any notice of intention in respect thereof) shall be commenced or an involuntary petition shall be filed (other than against an Immaterial Subsidiary) seeking (A) bankruptcy, liquidation, winding-up, dissolution, reorganization, examination, suspension of general operations or other relief in respect of the Borrower or any of its Restricted Subsidiaries or its debts, or of a substantial part of its assets, under any Insolvency Law now or hereafter in effect, (B) the composition, rescheduling, reorganization, examination, arrangement or readjustment of, or other relief from, or stay of proceedings to enforce, some or all of the debts or obligations of the Borrower or any of its Restricted Subsidiaries, (C) the appointment of a receiver, interim receiver, receiver and manager, liquidator, provisional liquidator, administrator, examiner, trustee, custodian, sequestrator, conservator, examiner, agent or similar official for the Borrower or any of its Restricted Subsidiaries or for any substantial part of its assets or (D) possession, foreclosure, seizure or retention, sale or other disposition of, or other proceedings to enforce security over any substantial part of the assets of the Borrower or any of its Restricted Subsidiaries and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)                                     the Borrower or any of its Restricted Subsidiaries (other than an Immaterial Subsidiary) shall (A) voluntarily commence any proceeding, file any petition, pass any resolution or make any application seeking liquidation, reorganization, administration or other relief under any Insolvency Law now or hereafter in effect, (B) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 7.02(h), (C) apply for or consent to the appointment of a receiver, interim receiver, receiver and manager, liquidator, assignee, trustee, custodian, sequestrator, administrator, examiner, conservator or similar official for the Borrower or any such Restricted Subsidiary or for a substantial part of its assets, (D) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (E) make a general assignment for the benefit of creditors or (F) take any action for the purpose of effecting any of the foregoing;

(j)                                    the Borrower or any of its Restricted Subsidiaries (other than an Immaterial Subsidiary) shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k)                                 one or more final judgments for the payment of money in an aggregate amount in excess of $75,000,000 (to the extent not covered by insurance or a creditworthy indemnitor as to which the relevant insurance company or creditworthy indemnitor has not denied coverage) shall be rendered against the Borrower, any of its Restricted Subsidiaries or any combination thereof and the same shall remain undischarged, unsatisfied or unappealed for a period of 30 consecutive days during which execution shall not be effectively stayed;

(l)                                     an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(m)                             a Change in Control shall occur;

(n)                                 the guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the

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invalidity or unenforceability of such guarantee, or any Loan Party shall deny that it has any further liability under such guarantee, or shall give notice to such effect;

(o)                                 any Collateral Document shall for any reason fail to create a valid and perfected first priority security interest (subject to (x) Permitted Liens to the extent any such Permitted Liens would have priority over the Liens in favor of the Collateral Agent by operation of any applicable law and (y) liens subject to the Intercreditor Agreements, which will be subject to the provisions thereof and have only the priority set forth therein) in any material portion of the Collateral purported to be covered thereby, except (i) as permitted by the terms of any Collateral Document or (ii) if such loss of perfection or priority results from the failure of the Administrative Agent to maintain possession of certificates actually delivered to it or to file UCC continuation statements, or any Collateral Document with respect to a material portion of the Collateral shall fail to remain in full force or effect or any action shall be taken by any of the Loan Parties to discontinue or to assert the invalidity or unenforceability of any Collateral Document; or

(p)                                 any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or any Loan Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms);

SECTION 7.03                                 Remedies Upon Event of Default.  In the case of every such Event of Default (a) until the Acquisition Effective Date, as set forth in Sections 7.01 and (b) from and after the Acquisition Effective Date, Section 7.02 (other than an event with respect to the Borrower described in Section 7.01(e), Section 7.01(f), Section 7.02(h), Section 7.02(i) or Section 7.02(j)), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments (if any), and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in Section 7.01(e), Section 7.01(f), Section 7.02(h), Section 7.02(i) or Section 7.02(j), the Commitments (if any) shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.  Upon the occurrence and during the continuance of an Event of Default but subject to the Intercreditor Agreements, the Administrative Agent and the Collateral Agent may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to the Administrative Agent or the Collateral Agent under the Loan Documents or at law or in equity, including all remedies provided under the UCC.

SECTION 7.04                                 Application of Funds.  Subject to the Intercreditor Agreements, after the exercise of remedies provided for in Section 7.03 (or after the Loans have automatically become immediately due and payable as set forth in Section 7.03), any amounts received by the Administrative

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Agent on account of the Obligations shall be applied by the Administrative Agent in the following order:

first, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent) payable to the Administrative Agent or the Collateral Agent, each in its capacity as such;

second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders arising under the Loan Documents), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

third, to payment of that portion of the Obligations constituting interest on the Loans and other Obligations arising under the Loan Documents, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them; and

last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

ARTICLE VIII

The Administrative Agent and the Collateral Agent

(a)                                 Each of the Lenders hereby irrevocably appoints the Administrative Agent and the Collateral Agent as its agent and authorizes the Administrative Agent and the Collateral Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to such Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent, the Collateral Agent and the Lenders, and neither the Borrower nor any Subsidiary Guarantor shall have rights as a third-party beneficiary of any of such provisions, except for the consent right provided in clause (f) of this Article VIII.  It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b)                                 Any Person serving as the Administrative Agent or the Collateral Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent or the Collateral Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent or Collateral Agent hereunder in its individual capacity, and such Person and its Affiliates may accept deposits from, lend money to, invest in, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage

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in any kind of business with the Loan Parties or any Subsidiary of a Loan Party or other Affiliate thereof as if it were not the Administrative Agent or the Collateral Agent hereunder and without any duty to account therefor to the Lenders.

(c)                                  Neither the Administrative Agent nor the Collateral Agent shall have any duties or obligations except those expressly set forth in the Loan Documents, and their duties hereunder shall be administrative in nature.  Without limiting the generality of the foregoing, (x) neither the Administrative Agent nor the Collateral Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (y) neither the Administrative Agent nor the Collateral Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02); provided that neither the Administrative Agent nor the Collateral Agent shall be required to take any action that, in the opinion of the Administrative Agent or the Collateral Agent or the opinion of any of their counsel, may expose the Administrative Agent or the Collateral Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Insolvency Law, and (z) except as expressly set forth in the Loan Documents, neither the Administrative Agent nor the Collateral Agent shall have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Restricted Subsidiaries that is communicated to or obtained by the bank serving as the Administrative Agent or the Collateral Agent or any of its Affiliates in any capacity.  Neither the Administrative Agent nor the Collateral Agent shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment.  Neither the Administrative Agent nor the Collateral Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by the Borrower or a Lender, and neither the Administrative Agent nor any Collateral Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the adequacy, accuracy or completeness of any information (whether oral or written) set forth or in connection with any Loan Document, (v) the legality, validity, enforceability, effectiveness, adequacy or genuineness of any Loan Document or any other agreement, instrument or document, (vi) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral, or (vii) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or the Collateral Agent.

(d)                                 The Administrative Agent and the Collateral Agent shall each be entitled to rely upon, and shall not incur any liability for relying upon, (i) any representation, notice, request, certificate, consent, statement, instrument, document or other writing or communication believed by it to be genuine and to have been authorized, signed or sent by the proper Person, (ii) any statement made to it orally or by telephone and believed by it to be made or authorized by the proper Person or (iii) any statement made by a director, authorized signatory or employee of any Person regarding any matters which may reasonably be assumed to be within his or her knowledge or within his or her power to verify.  In determining

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compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan.  The Administrative Agent and the Collateral Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

(e)                                  The Administrative Agent and the Collateral Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent or the Collateral Agent, as the case may be.  The Administrative Agent and the Collateral Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of this Article VIII shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and the Collateral Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent and the Collateral Agent, as the case may be.  The Administrative Agent and the Collateral Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent and the Collateral Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

(f)                                   Each of the Administrative Agent and the Collateral Agent, may resign at any time upon 30 days’ notice to the Lenders and the Borrower.  Upon receipt of any such resignation, the Required Lenders shall have the right, with the consent of the Borrower (so long as no Event of Default is then in existence), to appoint a successor (which in no event shall be a Disqualified Institution).  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent or Collateral Agent, as the case may be, gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent or Collateral Agent, as the case may be, may (but shall not be obligated to), on behalf of the Lenders, with the consent of the Borrower if no Event of Default is in existence (such consent not to be unreasonably withheld, conditioned or delayed), appoint its successor in such capacity, which shall be a commercial bank with an office in the United States, or an Affiliate of any such Person with an office in the United States, or a Lender.  Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on such effective date, whereupon (i) the retiring Administrative Agent or Collateral Agent, as applicable, shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Collateral Agent for the benefit of the Secured Parties, the retiring Collateral Agent may (but shall not be obligated to) continue to hold such collateral security until such time as a successor Collateral Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent or the Collateral Agent, as applicable, shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent or Collateral Agent, as applicable, as provided for above.  Upon the acceptance of its appointment as Administrative Agent or Collateral Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges, obligations and duties of the retiring Administrative Agent or Collateral Agent (other than as provided in Section 2.13(h) and other than any rights to indemnity payments or other

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amounts owed to the retiring Administrative Agent or Collateral Agent, as the case may be, as of the Resignation Effective Date), and the retiring Administrative Agent or Collateral Agent shall be discharged from its duties and any further obligations hereunder and under the other Loan Documents (if not already discharged therefrom as provided above in this Article).  The retiring Administrative Agent or Collateral Agent shall, at its own cost, make available to the successor Administrative Agent or Collateral Agent any documents and records and provide any assistance which the successor Administrative Agent or Collateral Agent may reasonably request for the purposes of performing its functions as Administrative Agent or Collateral Agent under the Loan Documents.  The fees payable by the Borrower to a successor Administrative Agent or Collateral Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the Administrative Agent’s or Collateral Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent or Collateral Agent.

(g)                                  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, the Collateral Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Collateral Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

(h)                                 In case of the pendency of any proceeding under any Insolvency Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(i)                                     to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Collateral Agent and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Collateral Agent and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Collateral Agent and the Administrative Agent) allowed in such judicial proceeding; and

(ii)                                  to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for

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the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.08 and 9.03.

The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Secured Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Secured Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar laws in any other jurisdictions to which a Loan Party is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law.  In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in clauses (i) through (x) of Section 9.02(b) of this Agreement), (iii) the Administrative Agent shall be authorized to assign the relevant Secured Obligations to any such acquisition vehicle (determined on the basis of the portion of the aggregate amount of the Secured Obligations held by each Secured Party at such time) and each of the Secured Parties shall be deemed to have received an equivalent pro rata portion of any Equity Interests and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Secured Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action, and (iv) to the extent that Secured Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Secured Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Secured Obligations shall automatically be reassigned to the Secured Parties on a pro rata basis (determined on the basis of the portion of the aggregate amount of the Secured Obligations held by each Secured Party at such time) and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Secured Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

(i)                                     Each of the Lenders irrevocably authorizes the Administrative Agent and the Collateral Agent to enter into the Intercreditor Agreements and any other intercreditor or subordination agreement it deems reasonable (it being understood that the entry into the Intercreditor Agreements shall be deemed to be reasonable) in connection with any obligations not prohibited hereunder and that if any such other intercreditor or subordination agreement is posted to the Lenders three (3) Business Days before being executed and the Required Lenders shall not have objected to such other intercreditor or subordination agreement the Required Lenders shall be deemed to agree that the Administrative Agent’s or the Collateral Agent’s entry into of such other intercreditor or subordination agreement is reasonable and to have consented to such other intercreditor or subordination agreement and such Agent’s execution thereof.  The Administrative Agent and the Collateral Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of

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the Collateral, the existence, priority or perfection of the Administrative Agent’s or the Collateral Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent or the Collateral Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

(j)                                    The Collateral Agent shall act as the secured party for the benefit of the Secured Parties.

(k)                                 The Arrangers, Syndication Agent and the Documentation Agents shall not have any right, power, obligation, liability, responsibility or duty under this Agreement.

(l)                                     The Administrative Agent and the Collateral Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions.  Without limiting the generality of the foregoing, the Administrative Agent and the Collateral Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution.

ARTICLE IX

Miscellaneous

SECTION 9.01                                 Notices.  (a)  All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

I.                                        if to any Loan Party, to Staples at:

Staples, Inc.
500 Staples Drive
Framingham, MA 01702
Attention: Treasurer
Telephone: (508) 253-4766
Email: john.buchta@staples.com

with a copy to the General Counsel

Email: michael.williamsgc@staples.com
Telephone: (508) 253-0637

II.                                   if to the Administrative Agent or the Collateral Agent to:

Barclays Bank PLC
745 Seventh Avenue
New York, NY 10019
Attention: Christopher R. Lee

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Facsimile: (212) 220-9646
Email: christopher.r.lee@barclays.com

III.                              if to any Lender, to it at its address or facsimile number set forth in its Administrative Questionnaire.

All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received or (ii) sent by facsimile shall be deemed to have been given when sent, provided that if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient.

(b)                                 Notices and other communications to the Lenders hereunder also may be delivered or furnished by electronic communications (including e-mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II or to certificates delivered pursuant to Section 5.01(d) unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent or the Borrower (on behalf of the Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. All such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (b)(i) of notification that such notice or communication is available and identifying the website address therefor.

(c)                                  Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent and the Collateral Agent.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.  Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(d)                                 THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE

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PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials or notices through the platform, any other electronic platform or electronic messaging service, or through the Internet, other than damages caused by one or more of the Agent Parties’ gross negligence or willful misconduct, as determined by a court of competent jurisdiction by final and non-appealable judgment.

SECTION 9.02                                 Waivers; Amendments.  (a)  No failure or delay by any Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Agents and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by this Section 9.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether any Agent or any Lender may have had notice or knowledge of such Default at the time.

(b)                                 Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders (or the Administrative Agent with the consent of the Required Lenders), (ii) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent, the Collateral Agent (to the extent it is a party to such Loan Document) and each Loan Party that is a party thereto, with the consent of the Required Lenders, (iii) in the case of the Escrow Agreement, pursuant to an agreement or agreements in writing entered into by the Escrow Agent, the Escrow Borrower, the Administrative Agent and the Collateral Agent, with the consent of the Required Lenders, or (iv) as otherwise expressly provided for in this Section 9.02(b); provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce or forgive the principal amount of any Loan or amortization payment or reduce the rate of interest thereon, or reduce or forgive any interest or fees payable hereunder, without the written consent of each Lender directly and adversely affected thereby, (iii) postpone any scheduled date of payment of the principal amount of any Loan, including any amortization payment, or any date for the payment of any interest, fees or other Obligations payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly and adversely affected thereby (for the avoidance of doubt, amendments to reduce the default rate of interest or to reduce or eliminate any mandatory prepayment required by Section 2.07(b) shall require only the consent of the Required Lenders), (iv) impose modifications or restrictions on

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assignments and participations that are more restrictive than, or additional to, those set forth in Section 9.04 without the consent of each Lender directly and adversely affected thereby, (v) change Section 2.14(b), Section 2.14(c) or Section 7.04 in a manner that would alter the manner in which payments are shared or the relative priorities of such payments, in each case, without the written consent of each Lender directly and adversely affected thereby, (vi) change any of the provisions of this Section 9.02(b) or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender, (vii) except as provided in clause (i) of the first sentence of Section 9.02(c), release the Borrower or release all or substantially all of the value of the guarantees contained in the Loan Documents, including Section 2 of the Guarantee and Collateral Agreement, or limit the liability of the Loan Parties in respect of such guarantees, without the written consent of each Lender directly and adversely affected thereby, (viii) except as provided in clause (i) of the first sentence of Section 9.02(c), release all or substantially all of the Collateral without the written consent of each Lender directly and adversely affected thereby, (ix) subordinate all or part of the Obligations to any other Indebtedness without the prior written consent of each Lender directly and adversely affected thereby, (x) extend the Escrow Conditions Deadline (other than to November 10, 2016 in accordance with the definition of “Escrow Conditions Deadline”), or (xi) except as provided in clause (i) of Article VIII or Section 9.02(c), subordinate all or part of the Liens securing the Secured Obligations to any other Liens without the written consent of each Lender directly and adversely affected thereby; provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of any Agent without the prior written consent of such Agent.  In addition to the foregoing, this Agreement may also be amended by supplements to the Schedules pursuant to Section 1.07, Incremental Amendments pursuant to Section 2.17, Refinancing Amendments pursuant to Section 2.18 and Extension Amendments pursuant to Section 2.19, in each case, without the consent of the Required Lenders.

Notwithstanding anything to the contrary herein, the Administrative Agent and the Collateral Agent may, with the consent of the Borrower only, amend, modify or supplement this Agreement or any other Loan Document to cure any ambiguity, omission, defect or inconsistency, so long as such amendment, modification or supplement does not adversely affect the rights of any Lender or the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent and the Collateral Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment.

(c)                                  The Lenders hereby irrevocably authorize the Collateral Agent to release any Liens granted to the Collateral Agent by the Loan Parties on any Collateral (i) upon the payment and satisfaction in full in cash of all Secured Obligations (other than indemnification and other contingent obligations not yet due and owing), (ii) constituting property sold or otherwise disposed of if the Loan Party disposing of such property certifies to the Collateral Agent that the sale or disposition is made in compliance with the terms of this Agreement (and the Collateral Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property leased to a Loan Party under a lease which has expired or been terminated in a transaction permitted under this Agreement, (iv) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies by the Collateral Agent, the Administrative Agent or the Lenders pursuant to Article VII and the Intercreditor Agreements, (v) if such Liens were granted by any Loan Party which ceases to be a Subsidiary of the Borrower as a result of a transaction permitted under the Loan Documents or (vi) constituting the Escrow

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Account and the Escrow Property substantially concurrently with the closing of the Acquisition on the Acquisition Effective Date.  The Lenders hereby also irrevocably authorize the Collateral Agent to subordinate any Lien on any property granted to or held by the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(d).  Except as provided in the preceding sentences of this Section 9.02(c) or in Section 9.02(b), the Collateral Agent will not release or subordinate any Liens on Collateral without the prior written authorization of the Required Lenders.  The Lenders hereby irrevocably authorize the Administrative Agent to release any Loan Party from its obligations under the Guarantee and Collateral Agreement if such Loan Party ceases to be a Subsidiary of the Borrower as a result of a transaction permitted under the Loan Documents.  Any such release shall not in any manner discharge, affect, or impair the Secured Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral.  In connection with any release of Collateral permitted under this Agreement, the Administrative Agent or the Collateral Agent, upon receipt of any certificates or other documents reasonably requested by it to confirm compliance with this Agreement, shall promptly execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such release.

(d)                                 Notwithstanding the foregoing, no Lender consent is required to effect any amendment or supplement to any Intercreditor Agreement or other intercreditor agreement or arrangement permitted under this Agreement that is for the purpose of adding the holders of Permitted Pari Passu Refinancing Debt, as expressly contemplated by the terms of such Intercreditor Agreement or other intercreditor agreement or arrangement permitted under this Agreement, as applicable (it being understood that any such amendment or supplement may make such other changes to the applicable intercreditor agreement as, in the good faith determination of the Administrative Agent, are required to effectuate the foregoing provided that such other changes are not adverse, in any material respect, to the interests of the Lenders); provided that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Collateral Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent or Collateral Agent, as applicable.

SECTION 9.03                                 Expenses; Indemnity; Damage Waiver.  (a)  Each of Staples and the Borrower shall jointly and severally pay (i) all reasonable and documented or invoiced out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, each Arranger and their respective Affiliates, including the reasonable and documented fees, charges and disbursements of counsel for the Administrative Agent, the Collateral Agent and each Arranger (limited, in the absence of an actual conflict of interest, to the primary counsel of the Administrative Agent and the Collateral Agent and one counsel in each relevant material jurisdiction and, in the case of an actual or perceived conflict of interest, where the party affected by such conflict informs Staples of such conflict and thereafter retains its own counsel, of another firm of counsel for each such affected person), as the case may be, in connection with the syndication and distribution (including, without limitation, via the internet or through a service such as Intralinks) of the credit facilities provided for herein, the preparation, execution, delivery and administration of the Loan Documents or any amendments, modifications or waivers of the provisions of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all reasonable and documented or invoiced out-of-pocket costs and expenses incurred by the Administrative Agent, the Collateral Agent, any Arranger or any Lender (including the reasonable and documented fees, charges and disbursements of any counsel for the Administrative Agent,

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Collateral Agent, any Arranger or any Lender) in connection with the enforcement, collection or protection of any rights and remedies under this Agreement and the other Loan Documents, including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Insolvency Law, and including in connection with any workout, restructuring or negotiations in respect of the Credit Extensions and the Loan Documents, including the reasonable fees, charges and disbursements of counsel (but limited to one counsel for the Administrative Agent, the Collateral Agent, the Arrangers and the Lenders taken a whole and, if necessary, one local counsel in each relevant material jurisdiction (which may include a single special counsel acting in multiple jurisdictions) and special counsel for each relevant specialty (and, in the case of an actual or perceived conflict of interest, where the party affected by such conflict informs Staples of such conflict and thereafter retains its own counsel, of another firm of counsel for each such affected person)).

(b)                                 Each of Staples and the Borrower shall jointly and severally indemnify each Agent, each Arranger, each Lender, and each Related Party of any of the foregoing Persons (each such Person, an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property currently or formerly owned or operated by Staples or any of its Subsidiaries, or any Environmental Liability related in any way to Staples or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto or whether any claim, litigation or other proceeding is brought by a third party or a Loan Party or any Affiliate of any Loan Party or any creditor or shareholder of a Loan Party; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or the material breach of such Indemnitee’s obligation to fund its Commitments hereunder or (y) result from any dispute solely among Indemnitees (other than any claims against an Indemnitee in its capacity or in fulfilling its role as an agent or arranger or any similar role under any Facility and other than any claims arising out of any act or omission of Staples or any of its Affiliates).  This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, or liabilities arising from any non-Tax claim.

(c)                                  To the extent that Staples or the Borrower fails to pay any amount required to be paid by it to any Agent or any Related Party of any Agent under Section 9.03(a) or Section 9.03(b), each Lender severally agrees to pay (whether or not any such amount arises, in whole or in part, out of the comparative, contributory or sole negligence of such Agent or such Related Party) to such Agent or such Related Party such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, penalty, liability or related expense, as the case may be, was incurred by or asserted against such Agent or such Related Party in its capacity as such.

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(d)                                 To the extent permitted by applicable law, no party hereto shall assert, and each hereby waives, any claim against any other party on any theory of liability for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof; provided that such waiver of special, indirect, consequential or punitive damages shall not, in any way, limit the indemnification obligations of the Loan Parties under this Section 9.03.  No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials distributed by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement, the other Loan Documents or the transactions contemplated hereby or thereby, unless determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee.

(e)                                  All amounts due under this Section 9.03 shall be payable promptly after written demand therefor.

(f)                                   The agreements in this Section shall survive the resignation of the Administrative Agent, the Collateral Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.

SECTION 9.04                                 Successors and Assigns.  (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder (other than pursuant to the Borrower Assumption Agreement) without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except in accordance with this Section 9.04.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 9.04(e) and, to the extent expressly contemplated hereby, the Indemnitees and the Related Parties of each of the Administrative Agent, the Collateral Agent, any sub-agent thereof and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of the Loans at the time owing to it); provided that (in each case with respect to any Facility) any such assignment shall be subject to the following conditions:

(i)                                     in the case of an assignment of the entire remaining amount of the assigning Lender’s Loans at the time owing to it (in each case with respect to any Facility) or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in Section 9.04(b)(ii) in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned;

(ii)                                  in any case not described in Section 9.04(b)(i), the aggregate principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is

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delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $1,000,000, unless each of the Administrative Agent and, so long as no Event of Default pursuant to Section 7.01(c), Section 7.01(e), Section 7.01(f), Section 7.02(a), Section 7.02(b), Section 7.02(h), Section 7.02(i) or Section 7.02(j) has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed);

(iii)                               each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan, except that this Section 9.04(b)(iii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis;

(iv)                              no consent shall be required for any assignment except to the extent required by Section 9.04(b)(ii) and, in addition:

(A)                               the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default pursuant to Section 7.01(c), Section 7.01(e), Section 7.01(f), Section 7.02(a), Section 7.02(b), Section 7.02(h), Section 7.02(i) or Section 7.02(j) has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof; provided, further, that the Borrower’s consent shall not be required in connection with the primary syndication of the Initial Facility to Persons (or any Affiliate or Approved Fund thereof) which the Borrower has previously consented to in writing (including by email); and

(B)                               the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender;

(v)                                 the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that (1) in the case of contemporaneous assignments by any Lender to one or more Approved Funds, only a single processing and recording fee shall be payable and (2) such fee may be waived or reduced in the sole discretion of the Administrative Agent.  The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire;

(vi)                              no such assignment shall be made to the Borrower or any of the Borrower’s Subsidiaries or Affiliates (in the case of any assignment to the Borrower or any of its Subsidiaries, except as permitted by Section 9.04(g)); and

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(vii)                           no such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).

(c)                                  Subject to acceptance and recording thereof pursuant to Section 9.04(d), from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.11, Section 2.12, Section 2.13 and Section 9.03).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.

(d)                                 The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower or any Lender (but only, in the case of a Lender, at the Administrative Agent’s Office and with respect to any entry relating to such Lender’s Commitments), at any reasonable time and from time to time upon reasonable prior notice.

(e)                                  (i)  Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Collateral Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant.  Subject to Section 9.04(e)(ii), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.11, 2.12 and 2.13 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 9.04(b).  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.14(c) as though it were a Lender. Each Lender that sells a

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participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(ii)                                  A Participant shall not be entitled to receive any greater payment under Section 2.11 or 2.13 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant.  A Participant shall not be entitled to the benefits of Section 2.13 unless such Participant agrees to comply with Section 2.13(f) as though it were a Lender (it being understood that the documentation required under Section 2.13(f) shall be delivered to the participating Lender).

(f)                                   Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender to a Federal Reserve Bank or any central bank having jurisdiction over such Lender, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)                                  Following the Acquisition Effective Date, any Lender may, so long as no Default or Event of Default has occurred and is continuing, at any time, assign all or a portion of its rights and obligations with respect to all or a portion of its Loans under this Agreement to the Borrower or any of its Subsidiaries through (x) Dutch auctions or (y) open market purchases; provided that:

(i)                                     immediately and automatically, without any further action on the part of the Borrower, any Lender, the Administrative Agent or any other Person, upon the effectiveness of such assignment of Loans from a Lender to the Borrower or any of its Subsidiaries, such Loans and all rights and obligations as a Lender related thereto shall, for all purposes under this Agreement, the other Loan Documents and otherwise, be deemed to be irrevocably prepaid, terminated, extinguished, cancelled and of no further force and effect and neither the Borrower nor any of its Subsidiaries shall obtain or have any rights as a Lender hereunder or under the other Loan Documents by virtue of such assignment;

(ii)                                  the Borrower or the applicable Subsidiary shall represent and warrant, as of the date of such assignment, that neither it, its Affiliates nor any of its respective directors or officers has any Excluded Information that has not been disclosed to the Lenders generally (other than Public Lenders) prior to such date;

(iii)                               purchases of Loans pursuant to this clause (g) may not be funded with the proceeds of the ABL Facility; and

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(iv)                              the Borrower or the applicable Subsidiary shall execute and deliver to the Administrative Agent an Affiliated Lender Assignment and Assumption.

(h)                                 No assignment or participation shall be made to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the assigning Lender entered into a binding agreement to sell and assign all or a portion of its rights and obligations under this Agreement to such Person (unless the Borrower has consented to such assignment in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment or participation).  For the avoidance of doubt, with respect to any assignee that becomes a Disqualified Institution after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Disqualified Institution”), (x) such assignee shall not retroactively be disqualified from being a Lender and (y) the execution by the Borrower of an Assignment and Assumption with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Institution.  Any assignment in violation of this Section 9.04(h) shall be voidable upon request by the Borrower (unless such Disqualified Lender no longer holds such assignment or participation and the holder thereof is an Eligible Assignee).

(i)                                     If any assignment or participation is made to any Disqualified Institution without the Borrower’s prior written consent in violation of Section 9.04(h) above (and unless the Borrower requests such assignment or participation be voided), or if any Person becomes a Disqualified Institution after the applicable Trade Date, the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, require such Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 9.04), all of its interest, rights and obligations under this Agreement to one or more Eligible Assignees at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.

(j)                                    The Administrative Agent shall have the right, and the Borrower hereby expressly authorizes the Administrative Agent, to (i) post the list of Disqualified Institutions provided by the Borrower and any updates thereto from time to time (collectively, the “DQ List”) on the Platform, including that portion of the Platform that is designated for Public Lenders and/or (ii) provide the DQ List to each Lender requesting the same.  The Administrative Agent shall not be responsible or have liability for, or have any duty to ascertain, inquire into, monitor or enforce compliance with the provisions of the Loan Documents relating to Disqualified Institutions.

SECTION 9.05                                 Survival.  All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and thereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid.  The provisions of Sections 2.11, 2.12, 2.13 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the

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Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06                                 Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission (including .pdf format) shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07                                 Severability.  Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08                                 Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower or any Subsidiary Guarantor against any and all of the Secured Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured.  The applicable Lender shall promptly notify the Borrower and the Administrative Agent of such set-off or application, provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section.  The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09                                 Governing Law; Jurisdiction; Consent to Service of Process.  (a)  THIS AGREEMENT AND ANY DISPUTE, CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS AGREEMENT (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW RULES THAT WOULD RESULT IN THE APPLICATION OF A DIFFERENT GOVERNING LAW.

(b)                                 Each party hereto irrevocably and unconditionally submits, for itself and its property, to the exclusive (subject to the last sentence of this clause (b)) general jurisdiction of the courts of the State of New York sitting in the Borough of Manhattan, New York, the courts of the United States for the Southern District of New York sitting in the Borough of Manhattan, an appellate courts from any

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thereof in any action or proceeding arising out of or relating to any Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such courts.  Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Collateral Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(c)                                  Each party hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 9.09(b).  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)                                 Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.01.  Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10                                 WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11                                 Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12                                 Confidentiality.  Each of the Administrative Agent, the Collateral Agent and the Lenders agrees to maintain the confidentiality of the Information, except that Information (as defined below) may be disclosed (a) to its Related Parties and legal counsel (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential in accordance with customary practices); (b) to the extent required or requested by any regulatory or similar authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners or any other similar organization); (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection

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with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same (or at least as restrictive) as those of this Section 9.12 (or as may otherwise be reasonably acceptable to the Borrower), to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.17, or (ii) any actual or prospective party (or its Related Parties or its legal counsel) to any swap, derivative other transaction relating to the Loan Parties and their obligations; (g) on a confidential basis to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Facilities; (h) with the consent of the Borrower; or (i) to the extent that such Information (x) becomes publicly available other than as a result of a breach of this Section 9.12, or (y) becomes available to any Agent, any Lender or any of their respective Affiliates on a non-confidential basis from a source other than the Borrower.  In addition, each of the Administrative Agent, the Collateral Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent, the Collateral Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents and the Credit Extensions.

“Information” means all information received from Staples or any of its Subsidiaries relating to Staples or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to any Agent or any Lender on a non-confidential basis prior to disclosure by Staples or any of its Subsidiaries.  Any Person required to maintain the confidentiality of Information as provided in this Section 9.12 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning Staples or its Subsidiaries, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

SECTION 9.13                                 Several Obligations; Nonreliance; Violation of Law.  The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder.  Each Lender hereby represents that it is not relying on or looking to any margin stock for the repayment of the Borrowings provided for herein.  Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any Requirement of Law.

SECTION 9.14                                 USA PATRIOT Act.  Each Lender that is subject to the requirements of the PATRIOT Act and the Administrative Agent and the Collateral Agent (for themselves and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower and the Subsidiary Guarantors, which information includes the name and address of the Borrower and the Subsidiary Guarantors and other information that will allow such Lender or the Administrate Agent or Collateral Agent to identify the Borrower and the Subsidiary Guarantors in accordance with such Act.  The

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Borrower and each Subsidiary Guarantor shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

SECTION 9.15                                 Disclosure.  Each Loan Party and each Lender hereby acknowledges and agrees that the Administrative Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Loan Parties and their respective Affiliates.

SECTION 9.16                                 Appointment for Perfection.  Each Lender hereby appoints the Collateral Agent and each other Lender as its agent for the purpose of perfecting Liens (in each case for the benefit of the Secured Parties) in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession.  Should any Lender (other than the Collateral Agent) obtain possession of any such Collateral, such Lender shall notify the Administrative Agent and, promptly upon the request of the Administrative Agent, shall deliver such Collateral to the Collateral Agent or otherwise deal with such Collateral in accordance with the instructions of the Collateral Agent.

SECTION 9.17                                 Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.18                                 Waiver of Immunity.  To the extent that the Borrower has, or hereafter may be entitled to claim or may acquire, for itself, any Collateral or other assets of the Loan Parties, any immunity (whether sovereign or otherwise) from suit, jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution or otherwise) with respect to itself, any Collateral or any other assets of the Loan Parties, the Borrower hereby waives such immunity in respect of its obligations hereunder and under any promissory notes evidencing the Loans hereunder and any other Loan Document to the fullest extent permitted by applicable Requirements of Law and, without limiting the generality of the foregoing, agrees that the waivers set forth in this Section 9.18 shall be effective to the fullest extent now or hereafter permitted under the Foreign Sovereign Immunities Act of 1976 (as amended, and together with any successor legislation) and are, and are intended to be, irrevocable for purposes thereof.

SECTION 9.19                                 Intercreditor Agreements.  Notwithstanding anything to the contrary in this Agreement or in any other Loan Document:  (a) the Liens granted to the Collateral Agent to secure the Secured Obligations pursuant to the Loan Documents and the exercise of any right related to any Collateral shall be subject, in each case, to the terms of any applicable Intercreditor Agreement, (b) in the

131

event of any conflict between the express terms and provisions of this Agreement or any other Loan Document, on the one hand, and of such Intercreditor Agreement, on the other hand, the terms and provisions of such Intercreditor Agreement shall control, and (c) each Lender authorizes the Administrative Agent and the Collateral Agent to execute any such Intercreditor Agreement on behalf of such Lender, and such Lender agrees to be bound by the terms thereof.

SECTION 9.20                                 Enforcement.  Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent or the Collateral Agent in accordance with Article VIII for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 9.08 (subject to the terms of Section 2.14(c)), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Insolvency Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Article VIII and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.14(c), any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders. The Collateral Agent and the Administrative Agent hereby agrees that it will not deliver any entitlement order or instruction to the Escrow Agent other than (1) pursuant to each Additional Interest Deposit and Interest Payment Notice (as defined in the Escrow Agreement), (2) on or after the Escrow Conditions Deadline if the conditions set forth in Section 4.02 have not been satisfied on or prior to such date, (3) on or after the date that the Borrower has delivered written notice to the Collateral Agent that the conditions set forth in Section 4.02 will not be satisfied on or prior to the Escrow Conditions Deadline, or (4) at any time on or after the time that the Loans have become due and payable pursuant to Section 7.03.

SECTION 9.21                                 No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Collateral Agent, the Arrangers, and the Lenders are arm’s-length commercial transactions between the Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent, the Collateral Agent, the Arrangers, and the Lenders, on the other hand, (B) each of the Borrower and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, the Collateral Agent, each Arranger and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any other Loan Party or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent, the Collateral Agent, any Arranger nor any Lender has any obligation to the Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations

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expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Collateral Agent, the Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and neither the Administrative Agent, the Collateral Agent, the Arranger, nor any Lender has any obligation to disclose any of such interests to the Borrower, any other Loan Party or any of their respective Affiliates.  To the fullest extent permitted by law, each of the Borrower and each other Loan Party hereby waives and releases any claims that it may have against the Administrative Agent, the Collateral Agent, the Arrangers or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 9.22                                 Acknowledgment and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority applicable to such EEA Financial Institution and agrees and consents to, and acknowledges and agrees to be bound by:

(a)                                 the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution subject to the jurisdiction of such EEA Resolution Authority; and

(b)                                 the effects of any Bail-in Action on any such liability, including, if applicable:

(1)         a reduction in full or in part or cancellation of any such liability;

(2)         a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(3)         the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority with jurisdiction of such EEA Resolution Authority.

ARTICLE X

Applicability of Covenants

From the Closing Date until the Acquisition Effective Date, the only covenants applicable to the Borrower under Article V and Article VI of this Agreement shall be the following Sections, as applicable solely to the Escrow Borrower: Section 5.03 (as it relates to the Escrow Borrower’s legal existence) and Section 6.14.  Notwithstanding the foregoing, if and to the extent Staples and its Restricted Subsidiaries (excluding the Target and its subsidiaries) take any action or inaction, during the period from the Closing Date until the Acquisition Effective Date, that is prohibited from being taken by the Borrower (or Staples) and its Restricted Subsidiaries by Article V or Article VI (but subject

133

to Section 1.07), and such action or inaction is continuing as of the Acquisition Effective Date, an Event of Default shall be deemed to exist immediately after giving effect to and as of the Acquisition Effective Date; provided that (i) no action or inaction taken or omitted by the Target or any of its subsidiaries at any time prior to the Acquisition Effective Date (other than an action or inaction that would require or permit Staples to terminate the Acquisition Agreement or decline to consummate the Acquisition) shall constitute a breach of this Agreement or the other Loan Documents or shall otherwise constitute an Event of Default, and (ii) for purposes of determining retroactive compliance with the provisions of Articles V and VI under this Article X, the terms “Restricted Subsidiary,” “Loan Party,”“ Subsidiary Guarantor” and other terms that are defined with reference to a Person signing a Loan Document, shall, on and immediately after giving effect to the Acquisition Effective Date, include the applicable Staples Subsidiaries to the extent any such Subsidiary is, immediately after giving effect to the Acquisition Effective Date, a Restricted Subsidiary, Loan Party, Subsidiary Guarantor or similar applicable designation.  In addition, the absence of an Event of Default shall not be an Escrow Condition that must be satisfied or waived in order for the Escrow Property to be released from the Escrow Account pursuant to Section 4.02 of this Agreement or Section 3(b) of the Escrow Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

STAPLES ESCROW, LLC, as the Borrower

By	/s/ Christine T. Komola
	Name:	Christine T. Komola
	Title:	Executive Vice President and Chief Financial Officer

Solely for purposes of Section 2.07(a)(i), Section 2.07(b)(v), Section 2.08 and Section 9.03:

STAPLES, INC.

By	/s/ Christine T. Komola
	Name:	Christine T. Komola
	Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Term Loan Credit Agreement]

BARCLAYS BANK PLC, as Administrative Agent, Collateral Agent and Lender

By	/s/ Christopher R. Lee
	Name:	Christopher R. Lee
	Title:	Vice President

[Signature Page to Term Loan Credit Agreement]

Schedule 1.01(a)

Commitment Schedule

Initial Lender	Initial Commitment
Barclays Bank PLC	$2,500,000,000
TOTAL	$2,500,000,000

1

Schedule 1.01(b)

Unrestricted Subsidiaries

Entity Name	Type of Organization	Jurisdiction of Organization/ Formation
OMX Timber Finance Investments II, LLC	Limited Liability Company	Delaware
OMX Timber Finance Investments I, LLC	Limited Liability Company	Delaware
OMX Timber Finance Holdings II, LLC	Limited Liability Company	Delaware
OMX Timber Finance Holdings I, LLC	Limited Liability Company	Delaware

2

Schedule 1.01(c)(1)

Mortgaged Properties

Staples

Company	Loc #	Location Name	Address
Staples, Inc.	8392	HQ - 500 STAPLES DRI, Framingham, MA	500 Staples Drive, Framingham, MA
Staples of Maryland, LLC	4994	DC: HAGERSTOWN, MD	11540 Hopewell Road Hagerstown MD
Staples the Office Superstore, LLC	4964	DC: RIALTO, CA	450 S. Cactus Ave & Merrill, Rialto, CA
Staples the Office Superstore East, Inc.	4499	DC: TERRA HAUTE, IN	700 E. Industrial Drive, Vigo County Industrial Park Phase III, Terre Haute, IN
Staples the Office Superstore East, Inc.	4013	NAD FC: MONTGOMERY, NY	100 Hadden Drive, Montgomery, NY
Staples Contract & Commercial, Inc.	4684	NAD FC: LONDON, OH	500 Spring Valley Road, Spring Valley Road and State RT 142, London, OH
Staples Contract & Commercial, Inc.	4675	NAD FC: ATLANTA, GA	7701 Staples Drive, Lithia Springs, GA
Quill Corporation	4839	NAD FC: DALLAS, TX	201 Northpoint Dr., Coppell, TX
Staples Contract & Commercial, Inc.	10873	SA — BROOMFIELD, CO OCC	1 Environmental Way, Broomfield, CO
Staples Contract & Commercial, Inc.	4580	NAD FC: BELOIT, WI	3140 Colley Road, Beloit, WI
Staples Connecticut, Inc.	4799	DC: KILLINGLY, CT	155 Tracy Road, Killingly CT
Staples Contract & Commercial, Inc.	4805	NAD FC: PORTLAND, OR	19499 NE Riverside Parkway, Gresham, OR
Staples the Office Superstore East, Inc.	147	BROOKLYN, NY	9305 5th Avenue, Brooklyn, NY
Staples, Inc.	4472	PUTNAM DISTRIBUTION CTR	15 Ridge Road, Putnam, CT

(1)  This schedule reflects all Real Estate Assets located in the United States that have a book value of at least $7.5 million or more that Staples, Inc. and its Subsidiaries anticipate owning as of the Acquisition Effective Date, subject to Staples’ ability to update this schedule in accordance with Section 1.07 of the Credit Agreement.

Office Depot(2)

Company	Location Name	Address
OfficeMax North America Inc.	Itasca - 800 W. Bryn Mawr Ave.	800 W. Bryn Mawr Ave., Itasca, IL
OMX, Inc.	Orlando - 1801 Cypress Lake Drive	1801 Cypress Lake Drive, Orlando, FL
OMX, Inc.	Haines City - Haines City Indus. Park	1825 Haines City Industrial Park, Haines City, FL

(2)  To be updated pursuant to Section 1.07 of the Credit Agreement on or prior to the Acquisition Effective Date.

4

Schedule 5.15(1)

Post-Acquisition Obligations

None.

(1)  NTD: Subject to update in accordance with Section 1.07 of the Credit Agreement.

5

Schedule 6.01

Existing Indebtedness

Part 1 — Indebtedness to be Refinanced

On the Closing Date, Indebtedness will exist under the Existing Credit Agreements and 2019 Notes.  Prior to or substantially concurrently with the release of the Escrow Property on the Acquisition Effective Date, the Refinancing Transactions shall be consummated.

Part 2 - Existing Letters of Credit

Staples

Financial institutions have issued letters of credit to third parties on behalf of Staples, Inc. and its subsidiaries in an aggregate amount of approximately $90 million.  Additional detail regarding such letters of credit has been provided to the Administrative Agent pursuant to a Supplemental Information Statement.

Office Depot(1)

Financial institutions have issued letters of credit to third parties on behalf of Office Depot, Inc. and its subsidiaries in an aggregate amount of approximately $87 million.  Additional detail regarding such letters of credit has been provided to the Administrative Agent pursuant to a Supplemental Information Statement.

(1)  To be updated pursuant to Section 1.07 of the Credit Agreement on or prior to the Acquisition Effective Date.

6

Part 3 — Guarantees

Staples

Staples, Inc. has guaranteed obligations of its subsidiaries under certain lines of credit listed in Part 5 in an aggregate amount of approximately $97 million.

Staples, Inc., together with Corporate Express N.V., has a credit facility with Deutsche Bank that is utilized predominantly by foreign subsidiaries. Guarantees and letters of credit have been issued by Deutsche Bank under this facility on behalf of foreign subsidiaries in an aggregate amount of approximately $70 million.

Additional detail regarding Staples’ guarantees of Indebtedness has been provided to the Administrative Agent pursuant to a Supplemental Information Statement.

Office Depot(2)

Office Depot, Inc. has guaranteed OfficeMax Incorporated’s obligations under certain industrial revenue bonds listed below under “Long-term Indebtedness.”

Pursuant to that certain Set Off Agreement (Principal) (Group) (Guarantee and Overdraft) dated October 2nd, 2012, as amended from time to time, by and between OfficeMax Holdings Limited (New Zealand), OfficeMax New Zealand Limited, and Croxley Stationary (New Zealand), each party thereto guaranteed any amounts the other two parties may owe to Westpac New Zealand Limited.

Additional detail regarding Office Depot’s guarantees of Indebtedness has been provided to the Administrative Agent pursuant to a Supplemental Information Statement.

(2)  To be updated pursuant to Section 1.07 of the Credit Agreement on or prior to the Acquisition Effective Date.

7

Part 4 — Intercompany Loans

Staples

Intercompany loans are currently outstanding between Staples, Inc. and certain of its Restricted Subsidiaries.  Additional detail regarding such loans has been provided to the Administrative Agent pursuant to a Supplement Information Statement.

Office Depot(3)

Intercompany loan are currently outstanding among Office Depot, Inc. and certain of its Restricted Subsidiaries.  Additional detail regarding such loans has been provided to the Administrative Agent pursuant to a Supplement Information Statement.

Part 5 — Credit Facilities

Staples

Bank Name	Country	Obligor	Facility Type	Currency	Amount
Santander	Argentina	Staples Argentina SA	Working Capital	ARS	10,000,000
Citibank	Argentina	Staples Argentina SA	Working Capital	ARS	13,000,000
HSBC	Argentina	Staples Argentina SA	Working Capital	ARS	7,000,000
Bank of America	China	Staples (Shanghai) Company Limited	Working Capital	RMB	220,000,000
Citibank	China	Staples (Shanghai) Company Limited	Working Capital	RMB	280,600,000
JP Morgan	China	Staples (Shanghai) Company Limited	Working Capital	RMB	60,000,000
Danske	Finland	Emo Finland Oy	Overdraft	EUR	420,000
Nordea	Norway	Staples Norway Holding AS	Overdraft	NOK	30,000,000
Nordea	Sweden	Staples Sweden Holdings AB	Overdraft	SEK	52,000,000

(3)  To be updated pursuant to Section 1.07 of the Credit Agreement on or prior to the Acquisition Effective Date.

8

Nordea	Sweden	Staples Connect Sweden Finance AB	Customer Financing	SEK	40,000,000
Intesa	Italy	Mondoffice Srl	Overdraft	EUR	3,000,000
Intesa	Italy	Corporate Express Srl	Overdraft	EUR	2,000,000
HSBC	UK	Staples UK Retail ltd	Overdraft	GBP	2,000,000
Vereinsbank	Germany	Staples Deutschland GmbH	Overdraft	EUR	1,000,000
Santander	Brazil	Staples Brasil Comercio de Materials para Escrito Ltda	Working Capital	USD	6,000,000
Citibank	Brazil	Staples Brasil Comercio de Materials para Escrito Ltda	Working Capital	USD	6,000,000

Office Depot(4)

Bank Name	Country	Obligor	Facility Type	Currency	Amount
Lloyds	UK	Office Depot International UK Ltd.	Overdraft	GBP	5,000,000
Danske Bank	Sweden	OD Svenska AB	Leasing Facility	SEK	15,000,000
Korea Exchange Bank	Korea	Office Depot Korea Ltd.	Uncommitted Facility	KRW	40,000,000
Citibank	Korea	Office Depot Korea Ltd.	Uncommitted Facility	KRW	3,300,000,000
Korea Exchange Bank	Korea	Office Depot Korea Ltd.	Purchasing	KRW	1,500,000,000
Shinhan	Korea	Office Depot Korea Ltd.	Purchasing	KRW	1,000,000,000
Bank of America	China	Office Depot China	Working Capital	RMB	30,000,000
Peoples Bank of China	China	OD Networks Ltd.	Purchasing	RMB	30,000,000
Citibank	Hong Kong	Office Depot Asia Holdings Ltd.	Trade Finance LC’s	USD	3,000,000

(4)  To be updated pursuant to Section 1.07 of the Credit Agreement on or prior to the Acquisition Effective Date.

9

Part 6 — Capital Leases

Staples

Lessor	Lease Type	Approximate Balance ($USD)
Cisco Systems	Software Licenses & Support	3,840,000
Cisco Systems	Telecom Equipment	15,693,468
Cisco Systems	Networking Hardware	1,998,869
Cisco Systems	Riverbed Retail PCI	3,036,103
Cisco Systems	WiFi Access Points	2,708,118
U.S. Bank	C&P Finishing Equipment	2,503,879
Cisco Systems	Cisco Network	5,803,896
Cisco Systems	Cisco One Offer	1,186,042
Cisco Systems	Non-U.S. Capital Leases	$1,200,000
	Total:	37,970,375

Office Depot(5)

U.S. Capital Leases	$197,499,928

Non-U.S. Capital Leases	$11,160,823

Total:	$208,660,751

(5)  To be updated pursuant to Section 1.07 of the Credit Agreement on or prior to the Acquisition Effective Date.

10

Part 7 — Long-term Indebtedness

Staples

Obligor	Description	Maturity Date	Rate	Amount
Staples, Inc.	Senior Notes	January 2018	2.75%	$499,442,625.00
Staples, Inc.	Senior Notes	January 2023	4.375%	$499,324,000.00
	Total			$998,766,625.00

Office Depot(6)

Obligor	Description	Maturity Date	Rate	Principal Amount
OfficeMax Incorporated	American & Foreign Power Company Inc., Gold Debenture and related documents	March 2030	5.00%	$18,526,000.00
OfficeMax Incorporated	Boise Cascade Corp 7.35% Debentures due 2016 and related documents	February 2016	7.35%	$17,967,000.00
OfficeMax Incorporated	Parish of Beauregard, State of Louisiana Refunding Revenue Bonds (Boise Cascade Corporation Project) Series 2002 and related documents	February 2027	6.80%	$22,190,000.00
OfficeMax Incorporated	International Falls, Minnesota Pollution Control Refunding Revenue Bonds (Boise Cascade Corporation Project) Series 1998 and related documents	April 2023	5.50%	$9,750,000.00
OfficeMax Incorporated	International Falls, Minnesota Pollution Control Refunding Revenue Bonds (Boise Cascade Corporation Project) Series 1997 and related documents	December 2022	5.65%	$21,500,000.00
OfficeMax Incorporated	International Falls, Minnesota Solid Waste Disposal Refunding Revenue Bonds (Boise Cascade	December 2029	6.85%	$14,000,000.00

(6)  To be updated pursuant to Section 1.07 of the Credit Agreement on or prior to the Acquisition Effective Date.

11

Obligor	Description	Maturity Date	Rate	Principal Amount
	Corporation Project) Series 1999 and related documents
OfficeMax Incorporated	Alabama State Industrial Development Authority 1997 Remarketing and Fixed Rate Conversion of Solid Waste Disposal Revenue Bonds (Pine City Fiber Company Project) Series 1993 and related documents	December 2023	6.45%	$42,935,000.00
OfficeMax Incorporated	Alabama State Industrial Development Authority 1997 Remarketing and Fixed Rate Conversion of Solid Waste Disposal Revenue Bonds (Pine City Fiber Company Project) Series 1994 and related documents	December 2023	6.45%	$26,280,000.00
OfficeMax Incorporated	Town of Rumford, Maine Pollution Control Refunding Revenue Bonds (Boise Cascade Corporation Project) Series 1995 and related documents	July 2020	6.625%	$9,600,000.00
OfficeMax Incorporated	Town of Rumford, Maine Solid Waste Disposal Refunding Revenue Bonds (Boise Cascade Corporation Project) Series 2001 and related documents	October 2026	6.875%	$31,500,000.00
OfficeMax Incorporated	Port of St. Helens, Oregon Pollution Control Refunding Revenue Bonds Series (Boise Cascade Corporation Project) 1997 and related documents	December 2027	5.65%	$7,750,000.00
OfficeMax Incorporated	City of Edwardsville, Kansas Lease Agreement and related documents	June 2016	7.00%	$2,125,407.94
	Total			$224,123,407.94

12

Schedule 6.02

Existing Liens

On the Closing Date, Liens will exist under (i) that certain Amended and Restated Credit Agreement dated as of May 25, 2011 (as amended, restated, amended and restated, refinanced, replaced, modified or supplemented from time to time on or prior to the Acquisition Effective Date), among, inter alios, the Target, JPMorgan Chase Bank, N.A., as administrative agent and US collateral agent, JPMorgan Chase Bank, N.A., London Branch, as European administrative agent and European collateral agent, and the other parties thereto and (ii) the 2019 Notes.  Prior to or substantially concurrently with the release of the Escrow Property on the Acquisition Effective Date, the Refinancing Transactions shall be consummated.

Staples, Inc. and its Subsidiaries

UCC Filings, Fixture Filings, and Judgment Liens

Debtor	Filing Location	File Type	File No	File Date	Secured Party	Brief Description(1)
QUILL CORPORATION ADDITIONAL DEBTOR: STAPLES, INC.	Delaware	Original	20090293115	01/28/2009	TREND ENTERPRISES, INC.	Consigned inventory consisting of learning products and classroom materials labeled under the “TREND” and “ARGUS” line; all proceeds
QUILL CORPORATION ADDITIONAL DEBTOR: STAPLES, INC.	Delaware	Original	20113963637	10/14/2011	PNC EQUIPMENT FINANCE, LLC	Specific equipment, and all proceeds

STAPLES CONTRACT AND COMMERCIAL, INC.	Delaware	Original	32589755	10/03/2003	BELKIN, INC.	Consigned inventory
STAPLES CONTRACT & COMMERCIAL,	Delaware	Original	61872910	06/02/2006	U.S. BANK NATIONAL	Leased equipment and personal property under

(1)  Reference is made to the each UCC financing statement for a complete description.

13

Debtor	Filing Location	File Type	File No	File Date	Secured Party	Brief Description(1)
INC.
					ASSOCIATION (2)	Master Lease Agreement dated 6/30/06
STAPLES CONTRACT & COMMERCIAL, INC.	Delaware	Original	63173291	09/13/2006	U.S. BANK NATIONAL ASSOCIATION (3)	Leased equipment and personal property under Schedule No. 001, dated 6/30/06
STAPLES CONTRACT AND COMMERCIAL, INC.	Delaware	Original	20072864345	07/30/2007	MACQUARIE EQUIPMENT FINANCE, LLC	Leased equipment, computers, machines, system units, monitors, keyboards, modems, etc., and proceeds
STAPLES CONTRACT AND COMMERCIAL, INC.	Delaware	Original	20092372222	07/23/2009	U.S. BANCORP EQUIPMENT FINANCE, INC.	Various items of equipment, and proceeds
STAPLES CONTRACT & COMMERCIAL, INC.	Delaware	Original	20123266881	08/22/2012	BELKIN, INC.	Consigned inventory, goods, merchandise, materials and equipment, and proceeds
STAPLES CONTRACT & COMMERCIAL, INC. ADDITIONAL DEBTOR: STAPLES, INC.	Delaware	Original	20124978542	12/20/2012	BANC OF AMERICA LEASING & CAPITAL, LLC	Leased Isuzu trucks with Morgan bodies (“Equipment”) subject to Schedule 001 to Master Lease Agreement No. 24395-9000, dated July 3, 2012, and proceeds
STAPLES CONTRACT & COMMERCIAL, INC.	Delaware	Original	20130711102	02/22/2013	FUJIFILM NORTH AMERICA CORPORATION	Fuji Wisconsin Oven, proceeds
STAPLES CONTRACT & COMMERCIAL, INC.	Delaware	Original	20131906735	05/17/2013	FUJIFILM NORTH AMERICA CORPORATION	Specific Fuji equipment, proceeds

(2)  UCC Termination filed on 09/01/2011 by Applied Financial, LLC.

(3)  UCC Termination filed on 09/01/2011 by Applied Financial, LLC.

14

Debtor	Filing Location	File Type	File No	File Date	Secured Party	Brief Description(1)
STAPLES THE OFFICE SUPERSTORE, LLC ADDITIONAL DEBTOR: STAPLES THE OFFICE SUPERSTORE EAST, INC.	Delaware	Original	20143954963	10/02/2014	MELISSA & DOUG, LLC	Consignee/Consignor All products branded as “Melissa & Doug”
STAPLES THE OFFICE SUPERSTORE, INC.	Delaware	Original	21121924	04/16/2002	AMERICAN BANK NOTE COMPANY, AS AGENT FOR THE UNITED STATES POSTAL SERVICE	Consigned goods including First Class postage, Express Mail postage, Priority Mail postage, machines, and proceeds
STAPLES THE OFFICE SUPERSTORE, INC.	Delaware	Original	22207458	08/30/2002	BELKIN, INC.	Consigned inventory
STAPLES THE OFFICE SUPERSTORE, LLC		Original	63678083	10/23/2006	MEADWESTVACO CORPORATION	Consigned goods and inventory, and proceeds pursuant to Global Vendor Program Agreement dated 1/1/05
STAPLES THE OFFICE SUPERSTORE, LLC	Delaware	Original	20081322054	04/11/2008	THULE ORGANIZATION SOLUTIONS, INC. ADDITIONAL SECURED PARTY: CASE LOGIC, INC.	Consigned products
STAPLES THE OFFICE SUPERSTORE, LLC	Delaware	Original	20083059381	09/03/2008	HERITAGE TRAVELWARE, LTD. ASSIGNOR: THE PRIVATEBANK AND TRUST COMPANY	Consigned Franklin Covey, Samsonite and CompuCase branded business cases, aluminum cases, agendas, backpacks, binders, planners, etc., and proceeds

15

Debtor	Filing Location	File Type	File No	File Date	Secured Party	Brief Description(1)
STAPLES THE OFFICE SUPERSTORE, LLC	Delaware	Original	20090868205	03/18/2009	JASCO PRODUCTS COMPANY LLC	Specific consigned equipment; cordless phone batteries, telephone accessories pursuant to Global Vendor Program Agreement
STAPLES THE OFFICE SUPERSTORE, LLC	Delaware	Original	20110473713	02/09/2011	FUJIFILM NORTH AMERICA CORPORATION	Consigned products and inventory
STAPLES THE OFFICE SUPERSTORE, LLC	Delaware	Original	20111296915	03/24/2011	AUDIOVOX ACCESSORIES CORPORATION	Consigned goods and inventory, pursuant to Consignment Amendment to Global Vendor Program Agreement dated January, 2011
STAPLES THE OFFICE SUPERSTORE, LLC	Delaware	Original	20112258377	06/13/2011	D-LINK SYSTEMS, INC.	Consigned inventory; wireless routers, and proceeds
STAPLES THE OFFICE SUPERSTORE, LLC	Delaware	Original	20113241711	08/19/2011	MICROSOFT CORPORATION	Consigned products that are listed in the current Price List pursuant to Microsoft Corporation Direct Retailer Agreement dated October 1, 2009 and Addendum dated July 6, 2011
STAPLES THE OFFICE SUPERSTORE, LLC	Delaware	Original	20120571515	02/13/2012	CARSON-DELLOSA PUBLISHING, LLC	Consigned inventory and other merchandise
STAPLES THE OFFICE SUPERSTORE, LLC	Delaware	Original	20121337155	04/05/2012	ZOOM TELEPHONICS, INC.	Consigned inventory and products, and proceeds
STAPLES THE OFFICE SUPERSTORE, INC.	Delaware	Original	20123266857	08/22/2012	BELKIN, INC.	Consigned inventory, goods, merchandise, materials and equipment, and proceeds

16

Debtor	Filing Location	File Type	File No	File Date	Secured Party	Brief Description(1)
STAPLES THE OFFICE SUPERSTORE, LLC	Delaware	Original	20123534916	09/13/2012	VOXX ELECTRONICS CORPORATION	Consigned goods and inventory, pursuant to Consignment Amendment to Global Vendor Program Agreement dated January 1, 2012
STAPLES THE OFFICE SUPERSTORE, LLC	Delaware	Original	20124315760	11/08/2012	NETGEAR, INC.	Consigned products bearing the Netgear label, trademark or logo, and proceeds pursuant to Global Vendor Program Agreement effective as of 3/20/02, as amended
STAPLES THE OFFICE SUPERSTORE, LLC	Delaware	Original	20130607581	02/14/2013	ROSETTA STONE LTD.	Consignee/Consignor Exclusive title and ownership of all Rosetta Stone language learning products bearing the Rosetta Stone trademark
STAPLES THE OFFICE SUPERSTORE, INC.	Delaware	Original	20131211714	03/29/2013	NAVARRE DISTRIBUTION SERVICES, INC.	Consigned computer software, consumer electronic, accessory and other products, pursuant to Global Vendor Program Agreement dated 10/10/02
STAPLES THE OFFICE SUPERSTORE, LLC	Delaware	Original	20131645531	04/30/2013	FUJIFILM NORTH AMERICA CORPORATION	Specific equipment, and insurance proceeds
STAPLES THE OFFICE SUPERSTORE, LLC	Delaware	Original	20131660282	05/01/2013	FUJIFILM NORTH AMERICA CORPORATION	Specific equipment, and insurance proceeds
STAPLES THE OFFICE SUPERSTORE, LLC	Delaware	Original	20133484624	09/06/2013	HSBC BANK USA, NATIONAL ASSOCIATION	Consigned inventory consisting of writing instruments, refills, readers

17

Debtor	Filing Location	File Type	File No	File Date	Secured Party	Brief Description(1)
STAPLES THE OFFICE SUPERSTORE, LLC	Delaware	Original	20134963949	12/16/2013	RM ACQUISITION, LLC D/B/A RAND MCNALLY	Consignee/Consignor Printed map, electronic maps, laminated maps
STAPLES THE OFFICE SUPERSTORE, LLC	Delaware	Original	20142163996	06/04/2014	SANDISK CORPORATION	Consigned inventory, and proceeds
STAPLES THE OFFICE SUPERSTORE, LLC	Delaware	Original	20153955696	09/09/2015	SCOSCHE INDUSTRIES, INC.	Any and all products and inventory consigned by Scosche Industries, Inc., and sales proceeds therefrom
STAPLES THE OFFICE SUPERSTORE, LLC	Delaware	Original	20155787170	12/03/2015	SPECULATIVE PRODUCT DESIGN, LLC	All Speck branded products currently available on consignment, including mobile phone cases, tablet cases and MacBook cases
STAPLES THE OFFICE SUPERSTORE, LLC	Massachusetts	Original	201522468880	09/03/2015	SCOSCHE INDUSTRIES, INC.	Any and all products and inventory consigned by Scosche Industries, Inc., and sales proceeds therefrom

STAPLES, INC.	Delaware	Original	21801525	06/25/2002	GENERAL ELECTRIC COMPANY, GE LIGHTING	Any and all goods (whether characterized as equipment, inventory, or otherwise), which consists of specific equipment and inventory., including proceeds
STAPLES, INC.	Delaware	Original	30777212	03/26/2003	BELKIN, INC.	Consigned inventory
STAPLES, INC.	Delaware	Original	61030006	03/27/2006	ENCORE SOFTWARE, INC.	Consigned computer software products
STAPLES, INC.	Delaware	Original	20082684825	08/05/2008	SELECT MEDIA SERVICES LLC	Consigned magazines, comic books, calendars and puzzles
STAPLES, INC.		Original	20083208905	09/22/2008	TARGUS, INC.	Consigned goods, proceeds

18

Debtor	Filing Location	File Type	File No	File Date	Secured Party	Brief Description(1)
STAPLES, INC. ADDITIONAL DEBTOR: QUILL CORPORATION	Delaware	Original	20090293115	01/28/2009	TREND ENTERPRISES, INC.	Consigned inventory consisting of learning products and classroom materials labeled under the “TREND” and “ARGUS” line; all proceeds
STAPLES, INC. ADDITIONAL DEBTOR: QUILL CORPORATION	Delaware	Original	20113963637	10/14/2011	PNC EQUIPMENT FINANCE, LLC	Specific equipment, and all proceeds
STAPLES, INC.	Delaware	Original	20120207748	01/18/2012	WELLS FARGO BANK, N.A.	One Advanced sweeper, proceeds
STAPLES, INC.	Delaware	Original	20121146085	03/26/2012	EPSON AMERICA, INC.	Consigned projectors and accessories, printers, scanners, proceeds
STAPLES, INC.	Delaware	Original	20121567082	04/24/2012	UNITED RENTALS (NORTH AMERICA) , INC.	Specific equipment, proceeds
STAPLES, INC.	Delaware	Original	20122770511	07/19/2012	BANC OF AMERICA LEASING & CAPITAL, LLC

Leased Isuzu trucks with Morgan bodies (“Equipment”) subject to Master Lease Agreement No. 24395-9000, dated July 3, 2012; accounts, chattel paper, and general intangibles arising from any sale; including documents, instruments, deposit accounts, proceeds of the foregoing

STAPLES, INC.	Delaware	Original	20123266873	08/22/2012	BELKIN, INC.	Consigned inventory, goods, merchandise and equipment, proceeds

19

Debtor	Filing Location	File Type	File No	File Date	Secured Party	Brief Description(1)
STAPLES, INC.	Delaware	Original	20124120111	10/24/2012	GENERAL ELECTRIC CAPITAL CORPORATION	Specific equipment, proceeds
STAPLES, INC.	Delaware	Original	20124534980	11/26/2012	GENERAL ELECTRIC CAPITAL CORPORATION	Specific equipment, proceeds
STAPLES, INC.	Delaware	Original	20124589984	11/29/2012	PNC EQUIPMENT FINANCE, LLC	Specific equipment, pursuant to Schedule No. 166663000 to Master Lease Agreement dated 8/28/2012, proceeds
STAPLES, INC. ADDITIONAL DEBTOR: STAPLES CONTRACT & COMMERCIAL, INC.	Delaware	Original	20124978542	12/20/2012	BANC OF AMERICA LEASING & CAPITAL, LLC	Leased Isuzu trucks with Morgan bodies (“Equipment”) subject to Schedule 001 to Master Lease Agreement No. 24395-9000, dated July 3, 2012, and proceeds
STAPLES, INC.	Delaware	Original	20131423632	04/12/2013	GENERAL ELECTRIC CAPITAL CORPORATION	Specific equipment and installation costs, proceeds
STAPLES, INC.	Delaware	Original	20133389633	08/29/2013	WINTHROP RESOURCES CORPORATION	Leased equipment, hardware, subject to Lease Agreement No. ST081413, proceeds
STAPLES, INC.	Delaware	Original	20134851805	12/09/2013	PNC EQUIPMENT FINANCE, LLC	Specific equipment, pursuant to Schedule No. 176888000 to Master Lease Agreement dated 8/28/2012, other goods and proceeds
STAPLES, INC.	Delaware	Original	20140583930	02/13/2014	BANC OF AMERICA LEASING & CAPITAL, LLC	Leased specific equipment pursuant to Lease Agreement No. ST081413, Schedule No. 001R

20

Debtor	Filing Location	File Type	File No	File Date	Secured Party	Brief Description(1)
STAPLES, INC.	Delaware	Original	20140766964	02/27/2014	SUN CHEMICAL CORP	Consigned ink inventory
STAPLES, INC.	Delaware	Original	20141379551	04/08/2014	CROWN CREDIT COMPANY	Leased equipment, proceeds
STAPLES, INC.	Delaware	Original	20142072916	05/28/2014	MACROLEASE CORPORATION	Leased specific equipment, part of Lease Agreement #26195, dated 5/27/14
STAPLES, INC.	Delaware	Original	20142558526	06/30/2014	CISCO SYSTEMS CAPITAL CORPORATION	Leased equipment, proceeds
STAPLES, INC.	Delaware	Original	20150796572	02/25/2015	BANC OF AMERICA LEASING & CAPITAL, LLC	Leased specific equipment pursuant to Lease Agreement No. ST081413, Schedule No. 002R
STAPLES, INC. ADDITIONAL DEBTOR: STAPLES PRINT SOLUTIONS	Delaware	Original	20151026110	03/11/2015	XPEDX, LLC	Consigned inventory
STAPLES, INC.	Delaware	Original	20151891315	05/04/2015	WELLS FARGO BANK, N.A.	Leased new Hyundai Forklift, proceeds
STAPLES, INC.	Delaware	Original	20153409843	08/06/2015	U.S. BANK EQUIPMENT FINANCE, A DIVISION OF U.S. BANK NATIONAL ASSOCIATION	Leased equipment, inventory, and software, under Master Lease Agreement dated 2/26/01, proceeds
STAPLES, INC.	Delaware	Original	20155081657	11/2/2015	WELLS FARGO BANK, N.A.	Specific leased equipment, and all parts accessories, substitutions, additional accessions and replacements, and proceeds

21

Debtor	Filing Location	File Type	File No	File Date	Secured Party	Brief Description(1)
STAPLES, INC.	Delaware	Original	20155467476	11/19/2015	CAPTIVE FINANCE SOLUTIONS, LLC	All equipment leased under Rental Agreement 5469, dated 11/11/2015 (including insurance, general intangibles and accounts proceeds)

STAPLES THE OFFICE SUPERSTORE, LLC (CONSIGNEE) ADDITIONAL DEBTOR: STAPLES THE OFFICE SUPERSTORE EAST, INC. (CONSIGNEE)	Massachusetts	Original	200971075830	02/03/2009	MASTER MANUFACTURING COMPANY (CONSIGNOR)	Consigned inventory
STAPLES THE OFFICE SUPERSTORE EAST, INC. ADDITIONAL DEBTOR: STAPLES THE OFFICE SUPERSTORE, LLC	Delaware	Original	20143954963	10/02/2014	MELISSA & DOUG, LLC	All products branded as “Melissa & Doug” or any derivatives of such brand name that are consigned by Melissa & Doug, LLC

VILLAGE OFFICE SUPPLY, INC.	New York	Original	01001664	01/03/2001	VNB NEW YORK CORP.

This security interest applies to approximately $241,000 in assets purchased by Staples Contact & Commercial, Inc. from Village Office Supply Inc. and Alpha One, Inc. (d/b/a Village Office Supply Inc.) on July 30, 2012.

22

Debtor	Filing Location	File Type	File No	File Date	Secured Party	Brief Description(1)
VILLAGE OFFICE SUPPLY	New York	Original	02067796	03/25/2002	UNITED STATIONERS FINANCIAL SERVICES LLC

This security interest applies to approximately $241,000 in assets purchased by Staples Contact & Commercial, Inc. from Village Office Supply Inc. and Alpha One, Inc. (d/b/a Village Office Supply Inc.) on July 30, 2012.

VILLAGE OFFICE SUPPLY, INC.	New York	Original	200511171230161	11/17/2005	VNB NEW YORK CORP.

In Lieu Financing Statements from NJ Commercial Recording and Onondaga County, NY

This security interest applies to approximately $241,000 in assets purchased by Staples Contact & Commercial, Inc. from Village Office Supply Inc. and Alpha One, Inc. (d/b/a Village Office Supply Inc.) on July 30, 2012.

MLF DISTRIBUTING, INC.	Colorado	Original	20142013740	02/13/2014	DELL FINANCIAL SERVICES L.L.C.	Leased computer equipment and peripherals, and proceeds

BOK C LEE D/B/A HAPPY STUDIO, INC.	New York	State Tax Lien	E-023190773-W001-6	11/27/2007	DEPT. OF TAXATION AND FINANCE	$306.65

23

Debtor	Filing Location	File Type	File No	File Date	Secured Party	Brief Description(1)
MEDICAL ARTS PRESS INC.(4)	Minnesota	Original	200916162391	5/20/2009	HSBC SECURITIES (USA) INC., AS PROGRAM AGENT STAPLES RECEIVABLES LLC, AS ASSIGNOR	Each and every Receivable, Collections, the Related Security and all proceeds of certain Purchase and Sale Agreement among Originators

STAPLES RECEIVABLES LLC(5)	Delaware	Original	20091593620	5/19/2009

HSBC SECURITIES (USA) INC., AS PROGRAM AGENT and Bank of America, N.A., as Managing Agent for Enterprise Funding Company LLC, Barclays Bank Plc, as Managing Agent for Salisbury Receivables Company LLC, The Bank of Nova Scotia, as Managing Agent for Liberty Street Funding LLC, PNC Bank, N.A., as Managing Agent for Market Street Funding, LLC, Bryant Park Funding LLC, Enterprise Funding LLC, Salisbury Receivables Company, LLC, Liberty Street Funding LLC, and Market Street Funding LLC.

						Each and every Receivable, Collections, the Related Security , Lock-box Accounts and all proceeds of certain Receivables Sales among Originators

(4)  Merged into Quill Corporation, effective 12/23/14.  This lien does not secure current obligations.  It is expected that this will be released on or prior to the Acquisition Effective Date.

(5)  Merged into Staples Contract & Commercial, Inc., effective 3/4/2011.  This lien does not secure current obligations.  It is expected that this will be released on or prior to the Acquisition Effective Date.

24

Debtor	Filing Location	File Type	File No	File Date	Secured Party	Brief Description(1)
LLC.

Intellectual Property Liens(6)

Debtor	Trademark (If Applicable)	App. No. App. Date	Reg. No./Patent No. Reg. Date/Issue Date	Filing Location	Reel/Frame	Recordation Date	Secured Party
Staples Contract & Commercial, Inc.	DUAL-WEB	74433809 09-SEP-1993	1839422 14-JUN-1994	USPTO	2019/0590	1/18/2000	Bankers Trust Company

Staples Contract & Commercial, Inc.	INTELIMAIL	73584494 24-FEB-1986	1441414 02-JUN-1987	USPTO	2019/0590	1/18/2000	Bankers Trust Company

Staples Contract & Commercial, Inc.	INTELIMAIL	73584494 24-FEB-1986	1441414 02-JUN-1987	USPTO	3754/0096	4/7/2008	Deutsche Bank AG, London Branch

Staples Contract &	LASERPRINT	73702612	1499538	USPTO	Reel/Frame	1/18/2000	Bankers Trust

(6)  The liens listed do not secure current obligations.  It is expected that they will be released on or prior to the Acquisition Effective Date.

25

Debtor	Trademark (If Applicable)	App. No. App. Date	Reg. No./Patent No. Reg. Date/Issue Date	Filing Location	Reel/Frame	Recordation Date	Secured Party
Commercial, Inc.		23-DEC-1987	09-AUG-1988		2019/0590		Company

Staples Contract & Commercial, Inc.	POP TALKER	75209280 06-DEC-1996	2121540 16-DEC-1997	USPTO	Reel/Frame 2019/0590	1/18/2000	Bankers Trust Company

Staples, Inc.	COASTWIDE	78220972 03-MAR-2003	2843041 18-MAY-2004	USPTO	Reel/Frame 3754/0089	4/7/2008	Deutsche Bank AG, London Branch

Staples, Inc.	CORPORATE EXPRESS	75239795 04-FEB-1997	2132583 27-JAN-1998	USPTO	Reel/Frame 2024/0068	1/18/2000	Bankers Trust Company

Staples, Inc.	CORPORATE EXPRESS	75239795 04-FEB-1997	2132583 27-JAN-1998	USPTO	Reel/Frame 3754/0089	4/7/2008	Deutsche Bank AG, London Branch

Staples, Inc.	CORPORATE EXPRESS	75233327 27-JAN-1997	2127359 06-JAN-1998	USPTO	Reel/Frame 2024/0068	1/18/2000	Bankers Trust Company

Staples, Inc.	CORPORATE	75233327	2127359	USPTO	Reel/Frame	4/7/2008	to Deutsche Bank AG,

26

Debtor	Trademark (If Applicable)	App. No. App. Date	Reg. No./Patent No. Reg. Date/Issue Date	Filing Location	Reel/Frame	Recordation Date	Secured Party
	EXPRESS	27-JAN-1997	06-JAN-1998		3754/0089		London Branch

Staples, Inc.	CORPORATE EXPRESS	74002340 16-NOV-1989	1606908 17-JUL-1990	USPTO	Reel/Frame 2024/0068	1/18/2000	Bankers Trust Company

Staples, Inc.	CORPORATE EXPRESS	74002340 16-NOV-1989	1606908 17-JUL-1990	USPTO	Reel/Frame 3754/0089	4/7/2008	Deutsche Bank AG, London Branch

Staples, Inc.	Design Only	74526948 13-MAY-1994	1937967 28-NOV-1995	USPTO	Reel/Frame 2024/0068	1/18/2000	Bankers Trust Company

Staples, Inc.	E WAY (Stylized)	78361826 03-FEB-2004	2983065 09-AUG-2005	USPTO	Reel/Frame 3754/0089	4/7/2008	Deutsche Bank AG, London Branch

Staples, Inc.	EARTH SAVER	74045405 03-APR-1990	1931821 31-OCT-1995	USPTO	Reel/Frame 2024/0068	1/18/2000	Bankers Trust Company

27

Debtor	Trademark (If Applicable)	App. No. App. Date	Reg. No./Patent No. Reg. Date/Issue Date	Filing Location	Reel/Frame	Recordation Date	Secured Party
Staples, Inc.	E-WAY	75009557 24-OCT-1995	2060018 06-MAY-1997	USPTO	Reel/Frame 2024/0068	1/18/2000	Bankers Trust Company

Staples, Inc.	E-WAY	75009557 24-OCT-1995	2060018 06-MAY-1997	USPTO	Reel/Frame 3754/0089	4/7/2008	Deutsche Bank AG, London Branch

Staples, Inc.	EXP	74044243 30-MAR-1990	2055623 22-APR-1997	USPTO	Reel/Frame 2024/0068	1/18/2000	Bankers Trust Company

Staples, Inc.	EXP	74044243 30-MAR-1990	2055623 22-APR-1997	USPTO	Reel/Frame 3754/0089	on 4/7/2008	Deutsche Bank AG, London Branch

Staples, Inc.	EXP	77428694 21-MAR-2008	3629611 02-JUN-2009	USPTO	Reel/Frame 3754/0089	4/7/2008	Deutsche Bank AG, London Branch

Staples, Inc.	EXP	74802309 30-MAR-1990	1903563 04-JUL-1995	USPTO	Reel/Frame 2024/0068	1/18/2000	to Bankers Trust Company

Staples, Inc.	EXP	74802309	1903563	USPTO	Reel/Frame	4/7/2008	Deutsche Bank AG,

28

Debtor	Trademark (If Applicable)	App. No. App. Date	Reg. No./Patent No. Reg. Date/Issue Date	Filing Location	Reel/Frame	Recordation Date	Secured Party
		30-MAR-1990	04-JUL-1995		3754/0089		London Branch

Staples, Inc.	ISIS	75039742 03-JAN-1996	2691227 25-FEB-2003	USPTO	Reel/Frame 2024/0068	1/18/2000	Bankers Trust Company

Staples, Inc.	SUSTAINABLE EARTH	78229905 25-MAR-2003	2869383 03-AUG-2004	USPTO	Reel/Frame 3754/0089	4/7/2008	Deutsche Bank AG, London Branch

Office Depot, Inc. and its subsidiaries(7)

UCC Filings, Fixture Filings, and Judgment Liens

Debtor	Filing Location	File Type	File No	File Date	Secured Party	Brief Description
NOTUS AVIATION, INC.	Delaware	Original	20133535391	09/11/2013	BANC OF AMERICA LEASING & CAPITAL, LLC	Leased Aircraft

(7)  To be updated pursuant to Section 1.07 of the Credit Agreement on or prior to the Acquisition Effective Date.

29

Debtor	Filing Location	File Type	File No	File Date	Secured Party	Brief Description
OFFICEMAX NORTH AMERICA, INC. OFFICEMAX, INC.	Ohio	Original	OH00093388899	09/16/2005	LOOKOUT SALES, INC. MASTERPIECE STUDIOS, INC.	Consignment paper products
OFFICEMAX NORTH AMERICA, INC.	Ohio	Original	OH00094265840	10/12/2005	DE LAGE LANDEN FINANCIAL SERVICES, INC.	Leased equipment
OFFICEMAX NORTH AMERICA, INC.	Ohio	Original	OH00126760465	05/16/2008	THULE ORGANIZATION SOLUTIONS, INC. CASE LOGIC, INC.	Purchase Money Security Interest in Inventory granted by Consignee
OFFICEMAX NORTH AMERICA, INC.	Ohio	Original	OH00133272641	03/11/2009	BELKIN, INC.	Consignor has a Purchase Money Security in all inventory consigned to OfficeMax North America
OFFICEMAX NORTH AMERICA, INC.	Ohio	Original	OH00133751112	04/03/2009	JASCO PRODUCTS COMPANY LLC	Consignment
OFFICEMAX NORTH AMERICA, INC.	Ohio	Original	OH00142840768	06/10/2010	PLANTRONICS, INC.	Consignment
OFFICEMAX OF NORTH AMERICA, INC.	Ohio	Original	OH00143490786	07/08/2010	IMATION ENTERPRISES CORP. IMATION CORP.	Products delivered under Supplier Agreement and consignment Amendment
OFFICEMAX NORTH AMERICA, INC.	Ohio	Original	OH00156026112	02/06/2012	MEADWESTVACO CORPORATION	Consigned goods and inventory
OFFICEMAX NORTH AMERICA, INC.	Ohio	Original	OH00157070005	03/27/2012	EPSON AMERICA, INC.	Consignment
OFFICEMAX NORTH AMERICA, INC.	Ohio	Original	OH00160749291	08/23/2012	BELKIN, INC.	Consignment

30

Debtor	Filing Location	File Type	File No	File Date	Secured Party	Brief Description
OFFICEMAX NORTH AMERICA, INC.	Ohio	Original	OH00162164001	10/23/2012	NETGEAR, INC.	Consignment
OFFICEMAX NORTH AMERICA, INC.	Ohio	Original	OH00162389320	10/31/2012	SANDISK CORPORATION	Consignment
OFFICEMAX NORTH AMERICA, INC.	Ohio	Original	OH00163261543	12/07/2012	QWEST COMMUNICATIONS COMPANY, LLC	All equipment provided by Secured Party

OFFICEMAX, INC.	Delaware	Original	51896795	06/21/2005	GENERAL ELECTRIC COMPANY, GE LIGHTING	Inventory of lamps and light bulbs
OFFICEMAX, INC.	Delaware	Original	51896894	06/21/2005	GENERAL ELECTRIC COMPANY, GE LIGHTING	Inventory of lamps and light bulbs
OFFICEMAX INCORPORATED	Delaware	Original	60865659	03/14/2006	ENCORE SOFTWARE, INC.	Consigned computer software
OFFICEMAX INCORPORATED	Delaware	Original	20071351922	04/04/2007	WELLS FARGO BANK NORTHWEST, NATIONAL ASSOCIATION, AS OWN ER TRUSTEE NOT IN ITS INDIVIDUAL CAPACITY, BUT	Leased Aircraft
OFFICEMAX INCORPORATED	Delaware	Original	20081594553	05/08/2008	NAVARRE DISTRIBUTION SERVICES, INC.	Consigned computer software
OFFICEMAX INCORPORATED	Delaware	Original	20082684775	08/05/2008	SELECT MEDIA SERVICES LLC	Consigned magazines etc
OFFICEMAX INCORPORATED	Delaware	Original	20082914388	08/27/2008	U.S. BANCORP	Leased printers

31

Debtor	Filing Location	File Type	File No	File Date	Secured Party	Brief Description
OFFICEMAX INCORPORATED	Delaware	Original	20083059548	09/03/2008	HERITAGE TRAVELWARE, LTD.	Consigned Samsonite and CompuCase cases etc.
OFFICEMAX INCORPORATED	Delaware	Original	20083208921	09/22/2008	TARGUS, INC.	Consignment
OFFICEMAX INCORPORATED	Delaware	Original	20090782034	03/11/2009	BELKIN, INC.	Consignment; purchase money interest in inventory
OFFICEMAX INCORPORATED	Delaware	Original	20091775581	05/29/2009	AUDIOVOX ELECTRONICS CORPORATION	Consignment; purchase money interest in inventory
OFFICEMAX INCORPORATED	Delaware	Original	20102268195	06/29/2010	PLANTRONICS, INC.	Consignment
OFFICEMAX INCORPORATED	Delaware	Original	20102536724	07/14/2010	AUDIOVOX ACCESSORIES CORPORATION	Consignment
OFFICEMAX INCORPORATED	Delaware	Original	20103109901	09/07/2010	CANON FINANCIAL SERVICES	Leased equipment
OFFICEMAX INCORPORATED	Delaware	Original	20103118423	09/07/2010	CANON FINANCIAL SERVICES	Leased equipment
OFFICEMAX INCORPORATED	Delaware	Original	20103248915	09/17/2010	CANON FINANCIAL SERVICES	Leased equipment
OFFICEMAX INCORPORATED	Delaware	Original	20103553470	10/12/2010	DEXXXON LOGISTICS, INC.	Consignment
OFFICEMAX INCORPORATED	Delaware	Original	20103646167	10/19/2010	UNITED RENTALS (NORTH AMERICA), INC.	Specific Equipment
OFFICEMAX INCORPORATED	Delaware	Original	20111326183	04/08/2011	ADOBE SYSTEMS INCORPORATED	Consignment
OFFICEMAX INCORPORATED	Delaware	Original	20112044892	05/30/2011	XEROX CORPORATION	Leased equipment
OFFICEMAX INCORPORATED	Delaware	Original	20112044991	05/30/2011	XEROX CORPORATION	Leased equipment

32

Debtor	Filing Location	File Type	File No	File Date	Secured Party	Brief Description
OFFICEMAX INCORPORATED	Delaware	Original	20112064437	05/31/2011	XEROX CORPORATION	Leased equipment
OFFICEMAX INCORPORATED	Delaware	Original	20112410432	06/23/2011	XEROX CORPORATION	Leased equipment
OFFICEMAX INCORPORATED	Delaware	Original	20112472317	06/28/2011	SAKAR INTENATIONAL, INC.	Consignment
OFFICEMAX INCORPORATED	Delaware	Original	20112736745	07/15/2011	XEROX CORPORATION	Leased equipment
OFFICEMAX INCORPORATED	Delaware	Original	20112736869	07/15/2011	XEROX CORPORATION	Leased equipment
OFFICEMAX INCORPORATED	Delaware	Original	20112798703	07/20/2011	XEROX CORPORATION	Leased equipment
OFFICEMAX INCORPORATED	Delaware	Original	20113370825	08/31/2011	XEROX CORPORATION	Leased equipment
OFFICEMAX INCORPORATED	Delaware	Original	20113522417	09/14/2011	XEROX CORPORATION	Leased equipment
OFFICEMAX INCORPORATED	Delaware	Original	20113522565	09/14/2011	XEROX CORPORATION	Leased equipment
OFFICEMAX INCORPORATED	Delaware	Original	20113525550	09/14/2011	XEROX CORPORATION	Leased equipment
OFFICEMAX INCORPORATED	Delaware	Original	20113951335	10/13/2011	XEROX CORPORATION	Leased equipment
OFFICEMAX INCORPORATED	Delaware	Original	20120673980	02/21/2012	XEROX CORPORATION	Leased equipment
OFFICEMAX INCORPORATED	Delaware	Original	20120674509	02/21/2012	XEROX CORPORATION	Leased equipment
OFFICEMAX INCORPORATED	Delaware	Original	20120685422	02/06/2012	MEADWESTVACO CORPORATION	Consignment
OFFICEMAX INCORPORATED	Delaware	Original	20120830192	03/02/2012	XEROX CORPORATION	Leased equipment
OFFICEMAX INCORPORATED	Delaware	Original	20121169632	03/27/2012	EPSON AMERICA, INC.	Consignment

33

Debtor	Filing Location	File Type	File No	File Date	Secured Party	Brief Description
OFFICEMAX INCORPORATED	Delaware	Original	20121359167	04/09/2012	XEROX CORPORATION	Leased equipment
OFFICEMAX INCORPORATED	Delaware	Original	20121359274	04/09/2012	XEROX CORPORATION	Leased equipment
OFFICEMAX INCORPORATED	Delaware	Original	20122318741	06/15/2012	XEROX CORPORATION	Leased equipment
OFFICEMAX INCORPORATED	Delaware	Original	20122318931	06/15/2012	XEROX CORPORATION	Leased equipment
OFFICEMAX INCORPORATED	Delaware	Original	20122551754	07/02/2012	XEROX CORPORATION	Leased equipment
OFFICEMAX INCORPORATED	Delaware	Original	20122553081	07/02/2012	XEROX CORPORATION	Leased equipment
OFFICEMAX INCORPORATED	Delaware	Original	20122554014	07/02/2012	XEROX CORPORATION	Leased equipment
OFFICEMAX INCORPORATED	Delaware	Original	20122554147	07/02/2012	XEROX CORPORATION	Leased equipment
OFFICEMAX INCORPORATED	Delaware	Original	20122907030	07/28/2012	CANON FINANCIAL SERVICES	Leased equipment
OFFICEMAX INCORPORATED	Delaware	Original	20123178839	08/16/2012	XEROX CORPORATION	Leased equipment
OFFICEMAX INCORPORATED	Delaware	Original	20123261338	08/22/2012	XEROX CORPORATION	Leased equipment
OFFICEMAX INCORPORATED	Delaware	Original	20123261411	08/22/2012	XEROX CORPORATION	Leased equipment
OFFICEMAX INCORPORATED	Delaware	Original	20123266949	08/22/2012	BELKIN, INC.	Consignment
OFFICEMAX INCORPORATED	Delaware	Original	20123746270	09/28/2012	XEROX CORPORATION	Leased equipment
OFFICEMAX INCORPORATED	Delaware	Original	20123871144	10/08/2012	XEROX CORPORATION	Leased equipment
OFFICEMAX INCORPORATED	Delaware	Original	20123890300	10/09/2012	XEROX CORPORATION	Leased equipment

34

Debtor	Filing Location	File Type	File No	File Date	Secured Party	Brief Description
OFFICEMAX INCORPORATED	Delaware	Original	20124099455	10/23/2012	NETGEAR, INC.	Consignment
OFFICEMAX INCORPORATED	Delaware	Original	20124561041	11/27/2012	XEROX CORPORATION	Leased equipment
OFFICEMAX INCORPORATED	Delaware	Original	20125110962	12/31/2012	BANC OF AMERICA LEASING & CAPITAL, LLC	Leased equipment
OFFICEMAX INCORPORATED	Delaware	Original	20130113689	01/09/2013	BANC OF AMERICA LEASING & CAPITAL, LLC	Leased equipment
OFFICEMAX INCORPORATED	Delaware	Original	20131546903	04/23/2013	XEROX CORPORATION	Leased equipment
OFFICE MAX INC.	Delaware	Original	20132025857	05/29/2013	CANON FINANCIAL SERVICES, INC.	Leased equipment
OFFICEMAX INCORPORATED	Delaware	Original	20132962679	07/30/2013	XEROX CORPORATION	Leased equipment
OFFICEMAX INCORPORATED	Delaware	Original	20133256287	08/20/2013	XEROX CORPORATION	Leased equipment

OFFICE DEPOT, INC.	Delaware	Original	31503781	06/13/2003	CISCO SYSTEMS CAPITAL CORPORATION	Leased equipment
OFFICE DEPOT, INC.	Delaware	Original	42637181	09/20/2004	BELKIN, INC.	Consignment
OFFICE DEPOT, INC.	Delaware	Original	43165505	11/04/2004	AMERICAN BANK NOTE COMPANY, AS AGENT FOR THE UNITED STATES POSTAL SERVICE	Consignment
OFFICE DEPOT, INC. TECH DEPOT	Delaware	Original	51057778	04/06/2005	CASE LOGIC INC. THULE ORGANIZATION	Consignment

35

Debtor	Filing Location	File Type	File No	File Date	Secured Party	Brief Description
VIKING OFFICE DEPOT					SOLUTIONS, INC.
OFFICE DEPOT, INC.	Delaware	Original	51891259	06/21/2005	GENERAL ELECTRIC CO, GE LIGHTING	Consigned or Sold by General Electric
OFFICE DEPOT, INC.	Delaware	Original	60852863	03/13/2006	ENCORE SOFTWARE, INC.	Consignment
OFFICE DEPOT, INC.	Delaware	Original	62315786	06/30/2006	GENERAL ELECTRIC CAPITAL CORPORATION	Leased equipment
OFFICE DEPOT, INC.	Delaware	Original	63837333	10/17/2006	OFC CAPITAL CORPORATION	Specific equipment
OFFICE DEPOT, INC.	Delaware	Original	20072479201	06/29/2007	STORAGETEK FINANCIAL SERVICES CORPORATION	Leased equipment
OFFICE DEPOT, INC.	Delaware	Original	20080516557	02/12/2008	STEELCASE FINANCIAL SERVICES INC MB FINANCIAL BANK, N.A. PRIME ALLIANCE BANK, INC.	leased equipment
OFFICE DEPOT, INC.	Delaware	Original	20081312238	04/15/2008	CISCO SYSTEMS CAPITAL CORPORATION	leased equipment
OFFICE DEPOT, INC.	Delaware	Original	20081582830	05/07/2008	NAVARRE DISTRIBUTION SERVICES, INC.	Consignment
OFFICE DEPOT, INC.	Delaware	Original	20082684734	08/05/2008	SELECT MEDIA SERVICES LLC	Consignment
OFFICE DEPOT, INC.	Delaware	Original	20083208947	09/22/2008	TARGUS, INC.	Consignment

36

Debtor	Filing Location	File Type	File No	File Date	Secured Party	Brief Description
OFFICE DEPOT, INC.	Delaware	Original	20090291846	01/28/2009	TREND ENTERPRISES, INC.	Consignment
OFFICE DEPOT, INC.	Delaware	Original	20090721503	03/06/2009	NCR CORPORATION	NCR equipment
OFFICE DEPOT, INC.	Delaware	Original	20091071155	04/03/2009	JASCO PRODUCTS COMPANY LLC	Consignment
OFFICE DEPOT, INC.	Delaware	Original	20093303184	10/14/2009	PLANTRONICS, INC.	Consignment
OFFICE DEPOT, INC.	Delaware	Original	20102523144	07/20/2010	PLANTRONICS, INC.	Consignment
OFFICE DEPOT, INC.	Delaware	Original	20103034471	08/30/2010	ADOBE SYSTEMS, INCORPORATED	Consignment
OFFICE DEPOT, INC.	Delaware	Original	20103553579	10/12/2010	DEXXXON LOGISTICS, INC.	Consignment
OFFICE DEPOT, INC.	Delaware	Original	20103688862	10/21/2010	MICROSOFT CORPORATION	Consignment
OFFICE DEPOT, INC.	Delaware	Original	20104401927	12/13/2010	IBM CREDIT LLC	Leased equipment
OFFICE DEPOT, INC.	Delaware	Original	20104420752	12/14/2010	IBM CREDIT LLC	Leased equipment
OFFICE DEPOT, INC.	Delaware	Original	20104513234	12/20/2010	IBM CREDIT LLC	Leased equipment
OFFICE DEPOT, INC.	Delaware	Original	20104534420	12/21/2010	IBM CREDIT LLC	Leased equipment
OFFICE DEPOT, INC.	Delaware	Original	20104564229	12/22/2010	IBM CREDIT LLC	Leased equipment
OFFICE DEPOT, INC.	Delaware	Original	20104612713	12/28/2010	IBM CREDIT LLC	Leased equipment
OFFICE DEPOT, INC.	Delaware	Original	20104649822	12/30/2010	IBM CREDIT LLC	Leased equipment
OFFICE DEPOT, INC.	Delaware	Original	20110049174	01/06/2011	SAMSONITE LLC	Specific Products
OFFICE DEPOT, INC.	Delaware	Original	20110416472	02/03/2011	HEWLETT-PACKARD FINANCIAL SERVICES COMPANY	Leased equipment

37

Debtor	Filing Location	File Type	File No	File Date	Secured Party	Brief Description
OFFICE DEPOT, INC.	Delaware	Original	20111759904	05/10/2011	IMATION ENTERPRISES CORP. IMATION CORP.	Specific Products
OFFICE DEPOT, INC.	Delaware	Original	20112385022	06/21/2011	IBM CREDIT LLC	Leased equipment
OFFICE DEPOT, INC.	Delaware	Original	20113590687	09/19/2011	IBM CREDIT LLC COLE TAYLOR EQUIPMENT FINANCE, LLC	Leased equipment
OFFICE DEPOT, INC.	Delaware	Original	20113993626	10/17/2011	MAXELL CORPORATION OF AMERICA	Consignment
OFFICE DEPOT, INC.	Delaware	Original	20114198753	10/31/2011	XEROX CORPORATION	Leased equipment
OFFICE DEPOT, INC.	Delaware	Original	20114200286	10/31/2011	XEROX CORPORATION	Leased equipment
OFFICE DEPOT, INC.	Delaware	Original	20114291947	11/07/2011	SONY MUSIC ENTERTAINMENT	Consignment
OFFICE DEPOT, INC.	Delaware	Original	20114321264	11/09/2011	XEROX CORPORATION	Leased equipment
OFFICE DEPOT, INC.	Delaware	Original	20120571614	02/13/2012	CARSON-DELLOSA PUBLISHING, LLC	Leased equipment
OFFICE DEPOT, INC.	Delaware	Original	20121159997	03/27/2012	EPSON AMERICA, INC.	Consignment
OFFICE DEPOT, INC.	Delaware	Original	20123266907	08/22/2012	BELKIN, INC.	Consignment
OFFICE DEPOT INC	Delaware	Original	20123785419	10/01/2012	IBM CREDIT LLC	Leased equipment
OFFICE DEPOT, INC.	Delaware	Original	20123914019	10/11/2012	SUNTRUST EQUIPMENT FINANCE & LEASING CORP.	Specific equipment

38

Debtor	Filing Location	File Type	File No	File Date	Secured Party	Brief Description
OFFICE DEPOT, INC.	Delaware	Original	20123914050	10/11/2012	SUNTRUST EQUIPMENT FINANCE & LEASING CORP.	Specific equipment
OFFICE DEPOT, INC.	Delaware	Original	20123914159	10/11/2012	SUNTRUST EQUIPMENT FINANCE & LEASING CORP.	Specific equipment
OFFICE DEPOT, INC.	Delaware	Original	20123914167	10/11/2012	SUNTRUST EQUIPMENT FINANCE & LEASING CORP.	Specific equipment
OFFICE DEPOT, INC.	Delaware	Original	20123914290	10/11/2012	SUNTRUST EQUIPMENT FINANCE & LEASING CORP.	Specific equipment
OFFICE DEPOT, INC.	Delaware	Original	20124258796	11/05/2012	BANC OF AMERICA LEASING & CAPITAL, LLC	Leased equipment
OFFICE DEPOT, INC.	Delaware	Original	20124265650	11/05/2012	BANC OF AMERICA LEASING & CAPITAL, LLC	Leased equipment
OFFICE DEPOT, INC.	Delaware	Original	20124265726	11/05/2012	BANC OF AMERICA LEASING & CAPITAL, LLC	Leased equipment
OFFICE DEPOT, INC.	Delaware	Original	20124774073	12/10/2012	SUNTRUST EQUIPMENT FINANCE & LEASING CORP.	Specific equipment
OFFICE DEPOT, INC.	Delaware	Original	20124912913	12/17/2012	ZOOM TELEPHONICS, INC.	Consignment
OFFICE DEPOT, INC.	Delaware	Original	20131152405	03/26/2013	CIT FINANCE LLC	Specific equipment
OFFICE DEPOT, INC.	Delaware	Original	20131984104	05/23/2013	VOXX ACCESSORIES CORPORATION F/K/A AUDIOVOX ACCESSORIES CORPORATION	Consignment

39

Debtor	Filing Location	File Type	File No	File Date	Secured Party	Brief Description
OFFICE DEPOT, INC.	Delaware	Original	20132237247	06/11/2013	IBM CREDIT LLC COLE TAYLOR EQUIPMENT FINANCE, LLC	Leased equipment
OFFICE DEPOT, INC.	Delaware	Original	20132358563	06/19/2013	XEROX CORPORATION	Leased equipment
OFFICE DEPOT, INC.	Delaware	Original	20132821412	07/22/2013	XEROX CORPORATION	Leased equipment
OFFICE DEPOT, INC.	Delaware	Original	20132822022	07/22/2013	XEROX CORPORATION	Leased equipment
OFFICE DEPOT, INC.	Delaware	Original	20133495372	09/09/2013	CROWN CREDIT COMPANY	Leased equipment
OFFICE DEPOT, INC.	Delaware	Original	20133620664	09/17/2013	INTERNATIONAL BUSINESS MACHINES CORPORATION	Specific equipment
OFFICE DEPOT, INC.	Delaware	Original	20133820181	10/01/2013	IBM CREDIT LLC	Leased equipment
OFFICE DEPOT, INC.	Delaware	Original	20141111079	03/21/2014	SANDISK CORPORATION	Consignment
OFFICE DEPOT, INC.	Delaware	Original	20141484195	04/15/2014	ROSETTA STONE LTD.	Consignment
OFFICE DEPOT, INC.	Delaware	Original	20141879865	05/13/2014	HOUGHTON MIFFLIN HARCOURT PUBLISHING COMPANY	Consignment
OFFICE DEPOT, INC.	Delaware	Original	20142080166	05/28/2014	BANC OF AMERICA LEASING & CAPITAL, LLC	Leased equipment
OFFICE DEPOT, INC.	Delaware	Original	20142080257	05/28/2014	BANC OF AMERICA LEASING & CAPITAL, LLC	Leased equipment
OFFICE DEPOT, INC.	Delaware	Original	20142080281	05/28/2014	BANC OF AMERICA	Leased equipment

40

Debtor	Filing Location	File Type	File No	File Date	Secured Party	Brief Description
					LEASING & CAPITAL, LLC

OFFICE DEPOT, INC.	Delaware	Original	20142080364	05/28/2014	BANC OF AMERICA LEASING & CAPITAL, LLC	Leased equipment
OFFICE DEPOT, INC.	Delaware	Original	20142467355	06/23/2014	IBM CREDIT LLC	Leased equipment
OFFICE DEPOT, INC.	Delaware	Original	20143702305	09/08/2014	VAR RESOURCES, LLC.	Leased equipment
OFFICE DEPOT, INC.	Delaware	Original	20144333571	10/28/2014	U.S. BANK EQUIPMENT FINANCE, A DIVISION OF U.S. BANK NATIONAL ASSOCIATION	Leased equipment
OFFICE DEPOT, INC.	Delaware	Original	20144651345	11/18/2014	BANC OF AMERICA LEASING & CAPITAL, LLC	Leased equipment
OFFICE DEPOT, INC.	Delaware	Original	20150758069	02/23/2015	R.R. DONNELLEY & SONS CO.	Consignment
OFFICE DEPOT, INC.	Delaware	Original	20151229078	03/24/2015	XEROX CORPORATION	Leased equipment
OFFICE DEPOT, INC.	Delaware	Original	20151229219	03/24/2015	XEROX CORPORATION	Leased equipment
OFFICE DEPOT, INC.	Delaware	Original	20151708360	04/21/2015	XEROX CORPORATION	Leased equipment
OFFICE DEPOT, INC.	Delaware	Original	20152164217	05/20/2015	XEROX CORPORATION	Leased equipment
OFFICE DEPOT, INC.	Delaware	Original	20152166113	05/20/2015	XEROX CORPORATION	Leased equipment
OFFICE DEPOT, INC.	Delaware	Original	20152518842	06/12/2015	XEROX CORPORATION	Leased equipment
OFFICE DEPOT, INC.	Delaware	Original	20153067948	07/15/2015	BANC OF AMERICA LEASING & CAPITAL,	Leased equipment

41

Debtor	Filing Location	File Type	File No	File Date	Secured Party	Brief Description
					LLC
OFFICE DEPOT, INC.	Delaware	Original	20153103453	07/17/2015	XEROX CORPORATION	Leased equipment
OFFICE DEPOT, INC.	Delaware	Original	20153412177	08/06/2015	BANC OF AMERICA LEASING & CAPITAL, LLC	Leased equipment
OFFICE DEPOT	PALM BEACH COUNTY	Judgment Lien	22712/1382	06/20/2008	PALM BEACH COUNTY	$260.00

42

Schedule 6.04

Existing Investments

Staples

Minority Equity Interest in Corporate Express BV. The balance as of January 2, 2016 was approximately $8 million.

Staples has the following outstanding warrants:

1.             Lendio Inc. - 1,811,576 total warrants, which vest based on hitting certain customer referral milestones;

2.             Aunigma Network Solutions Corp. — 666,400; and

3.             Prestobox — 522,734 (only 10% of these warrants are vested).

Staples, Inc. and its subsidiaries have outstanding intercompany investments referenced in Part 3 of Schedule 6.01.

Office Depot(1)

OfficeMax Incorporated holds debt from the City of Edwardsville, Kansas in the principal amount of $2,125,407.94 due 6/1/2016 at an annual interest rate of 7.00%.

Office Depot, Inc. and its subsidiaries have outstanding intercompany investments referenced in Part 3 of Schedule 6.01.

(1)  To be updated pursuant to Section 1.07 of the Credit Agreement on or prior to the Acquisition Effective Date.

43

Schedule 6.08

Existing Transactions with Affiliates

None.

44

Schedule 6.09

Existing Restrictions(1)

1.              Prior to the Acquisition Effective Date, Staples, Inc. and its subsidiaries are subject to certain restrictions, conditions or prohibitions pursuant to that certain Second Amended and Restated Commitment Letter, dated February 2, 2016, by and among Staples, Inc., Bank of America, N.A., Merrill, Lynch, Pierce, Fenner & Smith Inc., Barclays Bank Plc, and the other parties thereto.

2.              The Limited Liability Agreement of Staples Escrow, LLC restricts distributions to the extent prohibited  by applicable law or this Agreement.

3.              Office Depot, Inc. is restricted from creating or causing any lien or claim against the property leased pursuant to the Lease Agreement dated November 10, 2006, as amended, by and between Office Depot, Inc. and Boca 54 North LLC.

4.              Kooskia Investment Corporation is restricted in its ability to transfer shares in Timber Holdings Co., pursuant to that certain Stockholders Agreement, dated October 29, 2004, as amended, between Kooskia Investment Corporation, Forest Products Holdings L.L.C. and Boise Land & Timber Holdings Corp.

(1)  To be updated for Office Depot, Inc. and its Subsidiaries pursuant to Section 1.07 of the Credit Agreement.

45

EXHIBIT A

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each](1) Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each](2) Assignee identified in item 2 below ([the][each, an] “Assignee”).  [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees](3) hereunder are several and not joint.](4) Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement (as defined below), receipt of a copy of which is hereby acknowledged by [the][each] Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including without limitation any guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”).  Each such sale and assignment is without recourse to [the][any] Assignor and, except as

(1)                                 For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

(2)                                 For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

(3)                                 Select as appropriate.

(4)                                 Include bracketed language if there are either multiple Assignors or multiple Assignees.

1

expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

2.	Assignee[s]:

[for each Assignee, indicate if [Affiliate][Approved Fund] of [identify Lender]]

3.	Affiliate Status:

4.	Borrower:	[STAPLES ESCROW, LLC, a Delaware limited liability company](5)[STAPLES, INC., a Delaware corporation](6)

5.	Administrative Agent:	Barclays Bank PLC, including any successor thereto, as the administrative agent under the Credit Agreement

6.	Credit Agreement:

The Term Loan Credit Agreement, dated as of February 2, 2016 (as amended, restated, amended and restated, extended, refinanced, replaced, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among the Borrower referred to above, BARCLAYS BANK PLC, as Administrative Agent and Collateral Agent, and the Lenders and the other agents from time to time party thereto.

7.	Assigned Interest:

(5)  Prior to the Acquisition Effective Date.

(6)  From and after the Acquisition Effective Date.

Assignor[s](7)	Assignee[s](8)	Facility Assigned(9)	Aggregate Amount of Commitment / Loans for all Lenders(10)	Amount of Commitment / Loans Assigned		Percentage Assigned of Commitment /Loans(11)	CUSIP Number
			$	$	%
			$	$	%
			$	$	%

[8.	Trade Date: ](12)

Effective Date:                   ,20   [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

(7)                                 List each Assignor, as appropriate.

(8)                                 List each Assignee, as appropriate.

(9)                                 Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment and Assumption (e.g., Initial Loans, Incremental Loans, Refinancing Loans of a given Refinancing Series or Extended Term Loans of a given Extension Series).

(10)                          Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

(11)                          Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

(12)                          To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S](13)
[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE[S](14)

[NAME OF ASSIGNEE]

By:
Name:
Title:

[Consented to and](15) Accepted:

BARCLAYS BANK PLC, as Administrative Agent

By:
Name:
Title:

(13)                          Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).

(14)                          Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).

(15)                          To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

[Consented to]:(16)

[STAPLES ESCROW, LLC][STAPLES, INC.]

By:
Name:
Title:

(16)                          To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

ANNEX 1
TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.             Representations and Warranties.

1.1.         Assignor[s].  [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is not a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.         Assignee[s].  [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it is an Eligible Assignee (subject to such consents, if any, as may be required under Section 9.04(b)(iv) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.01(a) and (b) thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest and (vii) attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, including but not limited to any documentation required pursuant to Section 2.13 of the Credit Agreement, duly completed and executed by [the][such] Assignee; (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender; and (c) appoints and authorizes the Administrative Agent to take such action on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents as are delegated to or otherwise conferred upon the Administrative Agent, by the terms thereof, together with such powers as are reasonably incidental thereto.

2.             Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.

3.             General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  THIS ASSIGNMENT AND ASSUMPTION AND ANY DISPUTE, CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS AGREEMENT (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW RULES THAT WOULD RESULT IN THE APPLICATION OF A DIFFERENT GOVERNING LAW.

EXHIBIT B

FORM OF AFFILIATED LENDER ASSIGNMENT AND ASSUMPTION

This Affiliated Lender Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each](17) Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each](18) Assignee identified in item 2 below ([the][each, an] “Assignee”).  [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees](19) hereunder are several and not joint.](20)  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement (as defined below), receipt of a copy of which is hereby acknowledged by [the][each] Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including without limitation any guarantees included in such facilities), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”).

(17)                          For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

(18)                          For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

(19)                          Select as appropriate.

(20)                          Include bracketed language if there are either multiple Assignors or multiple Assignees.

Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

2.	Assignee[s]:

3.	Affiliate Status:

4.	Borrower:	[STAPLES ESCROW, LLC, a Delaware limited liability company](21)[STAPLES, INC., a Delaware corporation](22)

5.	Administrative Agent:	Barclays Bank PLC, including any successor thereto, as the administrative agent under the Credit Agreement

6.	Credit Agreement:

The Term Loan Credit Agreement, dated as of February 2, 2016 (as amended, restated, amended and restated, extended, refinanced, replaced, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among the Borrower referred to above, BARCLAYS BANK PLC, as Administrative Agent and Collateral Agent, and the Lenders and the other agents from time to time party thereto.

7.	Assigned Interest:

(21)  Prior to the Acquisition Effective Date.

(22)  From and after the Acquisition Effective Date.

Assignor[s](23)	Assignee[s](24)	Facility Assigned(25)	Aggregate Amount of Commitment / Loans for all Lenders(26)	Amount of Commitment / Loans Assigned		Percentage Assigned of Commitment /Loans(27)	CUSIP Number
			$	$	%
			$	$	%
			$	$	%

[8.	Trade Date: ](28)

Effective Date:                    , 20   [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR]

(23)                          List each Assignor, as appropriate.

(24)                          List each Assignee, as appropriate.

(25)                          Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment and Assumption (e.g., Initial Loans, Incremental Loans, Refinancing Loans of a given Refinancing Series or Extended Term Loans of a given Extension Series).

(26)                          Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

(27)                          Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

(28)                          To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

Accepted:

Barclays Bank PLC, as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

ANNEX 1
TO AFFILIATED LENDER ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR
AFFILIATED LENDER ASSIGNMENT AND ASSUMPTION

1.             Representations and Warranties.

1.1.         Assignor[s].  [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is not a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.         Assignee[s].  [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, [(ii) it is an Eligible Assignee](29), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.01(a) and (b) thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, including but not limited to any documentation required pursuant to Section 2.13 of the Credit Agreement, duly completed and executed by [the][such] Assignee; (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit

(29)                          Include only if Affiliated Lender is the Assignor.

decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender; and (c) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents as are delegated to or otherwise conferred upon the Administrative Agent, by the terms thereof, together with such powers as are reasonably incidental thereto.

2.             Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.

3.             General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.  THIS ASSIGNMENT AND ASSUMPTION AND ANY DISPUTE, CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS AGREEMENT (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW RULES THAT WOULD RESULT IN THE APPLICATION OF A DIFFERENT GOVERNING LAW.

EXHIBIT C

FORM OF GUARANTEE AND COLLATERAL AGREEMENT

[Attached.]

C-1

Execution Version

Notwithstanding anything herein to the contrary, the lien and security interest granted to the Agent pursuant to this Agreement and the exercise of any right or remedy by the Agent hereunder are subject to the provisions of the Intercreditor Agreements.  In the event of any conflict between the terms of any Intercreditor Agreement and this Agreement, the terms of the applicable Intercreditor Agreement shall govern and control.

GUARANTEE AND COLLATERAL AGREEMENT

among

STAPLES, INC.,

certain of its Subsidiaries

and

BARCLAYS BANK PLC,
as Collateral Agent

Dated as of [             ], 2016

i

ii

		Page

9.13	Acknowledgments	45
9.14	Additional Grantors	46
9.15	Releases	46
9.16	WAIVER OF JURY TRIAL	46
9.17	Security Interest Absolute	46
9.18	Recourse	46
9.19	General Authority of the Agent	46

SCHEDULE 1	Notice Addresses of Guarantors	1-1
SCHEDULE 2	Description of Pledged Investment Property	2-1
SCHEDULE 2A	Certain Pledged Investment Property	2A-1
SCHEDULE 3	Filings and Other Actions Required to Perfect Security Interests	3-1
SCHEDULE 4	Exact Legal Name, Location of Jurisdiction of Organization and Chief Executive Office	4-1
SCHEDULE 5	Location of Inventory and Equipment	5-1
SCHEDULE 6	Material Excluded Assets	6-1
SCHEDULE 7	Government Receivables	7-1
SCHEDULE 8	Copyrights; Patents; Trademarks; Intellectual Property Licenses; Other Intellectual Property	8-1
SCHEDULE 9	Letter of Credit Rights	9-1
SCHEDULE 10	Commercial Tort Claims	10-1
EXHIBIT A	Insert to LLC/Partnership Agreement	A-1
EXHIBIT C-1	Form of Copyright Security Agreement	EXHIBIT C-1
EXHIBIT C-2	Form of Patent Security Agreement	EXHIBIT C-2
EXHIBIT C-3	Form of Trademark Security Agreement	EXHIBIT C-3
EXHIBIT D	Form of Acknowledgment and Consent	EXHIBIT D
ANNEX 1	Assumption Agreement	ANNEX 1-1

iii

GUARANTEE AND COLLATERAL AGREEMENT, dated as of [          ], 2016, among each of the signatories hereto designated as a Grantor on the signature pages hereto (together with any other entity that may become a party hereto as a Grantor as provided herein, each a “Grantor” and collectively, the “Grantors”), and BARCLAYS BANK PLC, as Collateral Agent (in such capacity and together with its successors and assigns in such capacity, the “Agent”) for (i) the banks and other financial institutions or entities (the “Lenders”) from time to time parties to the Term Loan Credit Agreement, dated as of February 2, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified or replaced from time to time, the “Credit Agreement”), among STAPLES, INC., a Delaware corporation (as successor to STAPLES ESCROW, LLC, a Delaware limited liability company), as Borrower, the several banks and other financial institutions or entities from time to time parties thereto (the “Lenders”), BARCLAYS BANKS PLC, as administrative agent, and the Agent, and (ii) the other Secured Parties (as hereinafter defined).

W I T N E S S E T H:

WHEREAS, pursuant to the Credit Agreement, the Lenders have severally agreed to make extensions of credit to the Borrower upon the terms and subject to the conditions set forth therein;

WHEREAS, the Borrower is a member of an affiliated group of companies that includes each other Grantor;

WHEREAS, the Borrower and the other Grantors are engaged in related businesses, and each Grantor will derive substantial direct and indirect benefit from the making of the extensions of credit under the Credit Agreement; and

WHEREAS, it is a condition precedent to the release of the Escrow Property from the Escrow Account to (or as directed by) the Borrower or Staples Escrow, LLC on the Acquisition Effective Date under the Credit Agreement that the Grantors shall have executed and delivered this Agreement to the Agent for the benefit of the Secured Parties.

NOW, THEREFORE, in consideration of the premises and to induce the Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrower thereunder and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Grantor hereby agrees with the Agent, for the benefit of the Secured Parties, as follows:

SECTION 1.         DEFINED TERMS

1.1          Definitions.  (a)  Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement, and the following terms which are defined in the UCC are used herein as so defined (and if defined in more than one article of the UCC shall have the meaning specified in Article 9 thereof):  Accounts, Account Debtor, As-Extracted Collateral, Authenticate, Certificated Security, Chattel Paper, Commodity Account, Commodity Contract, Commodity Intermediary, Documents, Electronic Chattel Paper, Entitlement Order, Equipment, Farm Products, Financial Asset, Fixtures, Goods, Health-Care-Insurance Receivable, Instruments, Inventory, Letter of

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Credit Rights, Manufactured Homes, Money, Payment Intangibles, Securities Account, Securities Intermediary, Security, Security Entitlement, Supporting Obligations, Tangible Chattel Paper and Uncertificated Security.

(b)       The following terms shall have the following meanings:

“ABL Obligations”  shall have the meaning assigned to such term in the ABL Intercreditor Agreement.

“Agreement”  shall mean this Guarantee and Collateral Agreement, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“After-Acquired Intellectual Property”  shall have the meaning set forth in Section 5.9(a).

“Collateral”  shall have the meaning set forth in Section 3.

“Collateral Account”  shall mean any collateral account established by the Agent as provided in Section 6.1 or 6.3.

“Copyright Licenses”  shall mean all agreements, licenses and covenants providing for the grant to or from a Grantor of any right in or to any Copyright or otherwise providing for a covenant not to sue for infringement or other violation of any Copyright (including those listed on Schedule 8).

“Copyrights”  shall mean, with respect to any Grantor, all of such Grantor’s right, title and interest in and to all works of authorship and all intellectual property rights therein, all United States copyrights (whether or not the underlying works of authorship have been published), including but not limited to copyrights in software and databases, all designs (including but not limited to all industrial designs, “Protected Designs” within the meaning of 17 U.S.C. 1301 et. Seq. and Community designs), and all “Mask Works” (as defined in 17 U.S.C. 901 of the U.S. Copyright Act), whether registered or unregistered, and with respect to any and all of the foregoing: (i) all registrations and applications for registration thereof including the registrations and applications listed on Schedule 8, (ii) all extensions, renewals, and restorations thereof, (iii) all rights to sue or otherwise recover for any past, present and future infringement or other violation thereof, and (iv) all Proceeds of the foregoing, including license fees, royalties, income, payments, claims, damages and proceeds of suit now or hereafter due and/or payable with respect thereto.

“Credit Agreement” shall have the meaning set forth in the preamble hereto.

“Deposit Account”  shall mean all “deposit accounts” as defined in Article 9 of the UCC and all other accounts maintained with any financial institution (other than Securities Accounts or Commodity Accounts), and shall include, without limitation, all of the accounts listed on Schedule 2 hereto under the heading “Deposit Accounts” together,

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in each case, with all funds held therein and all certificates or instruments representing any of the foregoing.

“Discharge of the Secured Obligations”  shall mean and shall have occurred when (i) all Secured Obligations shall have been paid in full in cash and all other obligations under the Loan Documents shall have been performed (other than (a) those expressly stated to survive termination and (b) contingent obligations as to which no claim has been asserted) and (ii) all Commitments (if any) shall have terminated or expired.

“Equity Interests”  (i) shall mean, with respect to any Person, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents, including membership interests (however designated, whether voting or non-voting) of the equity of such Person, including, if such person is a partnership, partnership interests (whether general or limited), if such Person is a limited liability company, membership interests, and, if such Person is a trust, all beneficial interests therein, and shall also include any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of property of, such corporation, partnership, limited liability company or trust, whether outstanding on the date hereof or issued on or after the date hereof and (ii) shall include, without limitation, all Pledged Stock, Pledged Partnership Interests and Pledged LLC Interests.

“Excluded Assets”  shall mean (i) any real property (other than Material Real Properties) and all real property leasehold interests, (ii) any Divested Property, (iii) any Material Real Property which (a) has been identified by Staples to the Administrative Agent in writing on or prior to the Acquisition Effective Date and (b) is for sale on the Acquisition Effective Date or which the Borrower or any other Grantor intends, as of the Acquisition Effective Date, to sell as part of the restructuring and integration in connection with the Acquisition; provided that, in the case of clauses (ii) and (iii) above, such assets shall cease to constitute Excluded Assets, and the Collateral shall include, such assets to the extent not disposed of on or prior to the date that is 120 days after the Acquisition Effective Date, (iv) motor vehicles, rolling stock and other assets subject to certificates of title (to the extent a lien thereon cannot be perfected by filing of a UCC financing statement), (v) any permit, lease, license, contract, property right or agreement to which any Grantor is a party or any of its rights or interests thereunder if and only to the extent that the grant of a security interest hereunder (a) is prohibited by or would result in a violation of any law, rule or regulation applicable to such Grantor or (b) shall constitute or result in a breach of a term or provision of, or the termination of or a default under the terms of, such permit, lease, license, contract, property right or agreement (other than to the extent that any such law, rule, regulation, term or provision would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC of any relevant jurisdiction); provided, however, that the Collateral shall include (and such security interest shall attach and the definition of Excluded Assets shall not then include) immediately at such time as the contractual or legal provisions referred to above shall no longer be applicable and to the extent severable, and shall attach immediately to any portion of such permit, lease, license, contract or agreement not subject to the provisions specified in clauses (a) or (b) above, (vi) property (including interest in partnerships, joint ventures and other non-wholly owned entities) owned by any Grantor (a) if and only to

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the extent that the grant of a security interest hereunder is prohibited by or a violation of any law, rule or regulation applicable to such Grantor (other than to the extent that any such law, rule, regulation, term or provision would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC of any relevant jurisdiction) or (b) that is subject to a purchase money Lien or Capital Lease permitted under the Credit Agreement if the agreement pursuant to which such Lien is granted (or the document providing for such Capital Lease) prohibits, would create a right of termination or requires the consent of any Person other than the Grantors (or any of their Affiliates) which has not been obtained as a condition to, the creation of any other Lien on such property; provided further that the exclusions referred to in clauses (v) and (vi) of this definition shall not include any Proceeds of such permit, lease, license, contract or agreement or property; (vii) any “intent-to-use” application for registration of a Trademark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, solely to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal law, (viii) Equity Interests in any Unrestricted Subsidiary or in any Subsidiary of any Grantor (other than a wholly-owned Subsidiary) acquired on or after the Closing Date to the extent the grant of a security interest pursuant to this Agreement is prohibited by the terms of the Organizational Documents or any joint venture agreement of such Subsidiary and such prohibition (a) existed at the time such Subsidiary was acquired and (b) was not created in anticipation or contemplation thereof and (ix) Excluded Foreign Subsidiary Voting Stock and the stock of Unrestricted Subsidiaries.

“Excluded Foreign Subsidiary Voting Stock”  shall mean any voting stock in excess of 65% of the total outstanding amount of any class of voting stock of an Excluded Foreign Subsidiary.

“Foreign Collateral Documents” shall mean the collective reference to the security agreements, debentures, pledge agreements, charges and other similar documents and agreements pursuant to which any Grantor purports to pledge or grant a security interest in any Pledged Equity Interests of any Issuer organized under a jurisdiction other than the United States or any state or locality thereof securing the Secured Obligations.

“General Intangibles”  shall mean all “general intangibles” as such term is defined in Section 9-102(a)(42) of the UCC and, in any event, shall include, without limitation, with respect to any Grantor, all rights of such Grantor to receive any tax refunds, all Swap Agreements, contracts, agreements, instruments and indentures and all licenses, permits, concessions, franchises and authorizations issued by Governmental Authorities in any form, and portions thereof, to which such Grantor is a party or under which such Grantor has any right, title or interest or to which such Grantor or any property of such Grantor is subject, as the same may from time to time be amended, restated, amended and restated, supplemented, replaced or otherwise modified, including (i) all rights of such Grantor to receive moneys due and to become due to it thereunder or in connection therewith, (ii) all rights of such Grantor to receive proceeds of any insurance, indemnity,

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warranty or guaranty with respect thereto, (iii) all rights of such Grantor to damages arising thereunder, and (iv) all rights of such Grantor to terminate and to perform, compel performance and to exercise all remedies thereunder.

“Guarantors”  shall mean the collective reference to each Grantor and, for the avoidance of doubt, shall include the Borrower.

“Insurance”  shall mean (i) all insurance policies covering any or all of the Collateral (regardless of whether the Agent is the loss payee thereof) and (ii) any key man life insurance policies.

“Intellectual Property”  shall mean, with respect to any Grantor, the collective reference to all rights, priorities and privileges relating to intellectual property arising under United States law, including Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks, Trademark Licenses, Trade Secrets and Trade Secret Licenses, and all rights to sue or otherwise recover for any past, present and future infringement, dilution, misappropriation, or other violation or impairment thereof, including the right to receive all Proceeds therefrom, including without limitation license fees, royalties, income payments, claims, damages and proceeds of suit, now or hereafter due and/or payable with respect thereto.

“Intellectual Property Security Agreements”  shall mean, collectively, the Copyright Security Agreement substantially the form of Exhibit C-1, the Patent Security Agreement substantially in the form of Exhibit C-2, and the Trademark Security Agreement substantially in the form of Exhibit C-3.

“Intercompany Note”  shall mean any promissory note evidencing loans made by any Grantor to the Borrower or any of its Subsidiaries, including the Subordinated Intercompany Note.

“Investment Property”  shall mean the collective reference to (i) all “investment property” as such term is defined in Section 9-102(a)(49) of the UCC including all Certificated Securities and Uncertificated Securities, all Security Entitlements, all Securities Accounts, all Commodity Contracts and all Commodity Accounts (other than any Excluded Assets), (ii) all security entitlements, in the case of any United States Treasury book-entry securities, as defined in 31 C.F.R. section 357.2, or, in the case of any United States federal agency book-entry securities, as defined in the corresponding United States federal regulations governing such book-entry securities, and (iii) whether or not constituting “investment property” as so defined, all Pledged Notes, all Pledged Equity Interests, all Pledged Security Entitlements and all Pledged Commodity Contracts.

“Issuers”  shall mean the collective reference to each issuer of Pledged Equity Interests.

“Material Intellectual Property”  shall mean any Intellectual Property included in the Collateral that is material to the business of the Grantors, taken as a whole, or is otherwise of material value.

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“Obligations”  shall mean all Obligations (as defined in the Credit Agreement) including those arising under Section 2.

“Obligee Guarantor”  shall have the meaning set forth in Section 2.6.

“Patent Licenses”  shall mean all agreements, licenses and covenants providing for the grant to or from a Grantor of any right in or to any Patent or otherwise providing for a covenant not to sue for infringement or other violation of any Patent (including those listed on Schedule 8).

“Patents”  shall mean, with respect to any Grantor, all of such Grantor’s right, title and interest in and to all patentable inventions and designs, all United States patents, certificates of invention, and similar industrial property rights, and applications for any of the foregoing, including (i) each patent and patent application listed on Schedule 8, (ii) all reissues, substitutes, divisions, continuations, continuations-in-part, extensions, renewals, and reexaminations thereof, (iii) all inventions and improvements described and claimed therein, (iv) all rights to sue or otherwise recover for any past, present and future infringement or other violation thereof, (v) all Proceeds of the foregoing, including license fees, royalties, income, payments, claims, damages, proceeds of suit and other payments now or hereafter due and/or payable with respect thereto, and (vi) all other rights accruing thereunder or pertaining thereto throughout the world.

“Pledged Commodity Contracts”  shall mean all Commodity Contracts listed on Schedule 2 and all other Commodity Contracts to which any Grantor is party from time to time.

“Pledged Debt Securities”  shall mean all debt securities now owned or hereafter acquired by any Grantor, including the debt securities listed on Schedule 2, together with any other certificates, options, rights or security entitlements of any nature whatsoever in respect of the debt securities of any Person that may be issued or granted to, or held by, any Grantor while this Agreement is in effect.

“Pledged Equity Interests” shall mean all Equity Interests owned or hereafter acquired by any Grantor, and shall include Pledged LLC Interests, Pledged Partnership Interests and Pledged Stock; provided, however, that in no event shall “Pledged Equity Interests” include any Excluded Assets.

“Pledged LLC Interests”  shall mean all membership interests and other interests now owned or hereafter acquired by any Grantor in any limited liability company including all limited liability company interests listed on Schedule 2 hereto under the heading “Pledged LLC Interests” and the certificates, if any, representing such limited liability company interests and any interest of such Grantor on the books and records of such limited liability company and any securities entitlements relating thereto and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such limited liability company interests and any other warrant, right or option or other agreement to acquire any of the foregoing, all

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management rights, all voting rights, any interest in any capital account of a member in such limited liability company, all rights as and to become a member of the limited liability company, all rights of the Grantor under any shareholder or voting trust agreement or similar agreement in respect of such limited liability company, all of the Grantor’s right, title and interest as a member to any and all assets or properties of such limited liability company, and all other rights, powers, privileges, interests, claims and other property in any manner arising out of or relating to any of the foregoing; provided, however, that Pledged LLC Interests shall not include any Excluded Assets.

“Pledged Notes”  shall mean all promissory notes now owned or hereafter acquired by any Grantor including those listed on Schedule 2 and all the Intercompany Notes.

“Pledged Partnership Interests”  shall mean all partnership interests and other interests now owned or hereafter acquired by any Grantor in any general partnership, limited partnership, limited liability partnership or other partnership including all partnership interests listed on Schedule 2 hereto under the heading “Pledged Partnership Interests” and the certificates, if any, representing such partnership interests, and any interest of such Grantor on the books and records of such partnership and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such partnership interests and any other warrant, right or option to acquire any of the foregoing, all management rights, all voting rights, any interest in any capital account of a partner in such partnership, all rights as and to become a partner of such partnership, all of the Grantor’s rights, title and interest as a partner to any and all assets or properties of such partnership, and all other rights, powers, privileges, interests, claims and other property in any manner arising out of or relating to any of the foregoing; provided, however, that Pledged Partnership Interests shall not include any Excluded Assets.

“Pledged Stock”  shall mean all shares of capital stock now owned or hereafter acquired by such Grantor, including all shares of capital stock described on Schedule 2 hereto under the heading “Pledged Stock”, and the certificates, if any, representing such shares and any interest of such Grantor in the entries on the books of the issuer of such shares and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares and any other warrant, right or option to acquire any of the foregoing; provided, however, that Pledged Stock shall not include any Excluded Assets.

“Pledged Securities”  shall mean the collective reference to the Pledged Debt Securities, the Pledged Notes and the Pledged Equity Interests regardless of whether constituting Securities under the UCC.

“Pledged Security Entitlements”  shall mean all security entitlements with respect to the financial assets listed on Schedule 2 and all other security entitlements of any Grantor.

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“Proceeds”  shall mean all “proceeds” as such term is defined in Section 9-102(a)(64) of the UCC and, in any event, shall include, without limitation, all dividends or other income from the Pledged Securities, collections thereon and distributions or payments with respect thereto.

“Receivable”  shall mean all Accounts and any other any right to payment for goods or other property sold, leased, licensed or otherwise disposed of or for services rendered, whether or not such right is evidenced by an Instrument or Chattel Paper or classified as a Payment Intangible and whether or not it has been earned by performance.  References herein to Receivables shall include any Supporting Obligation or collateral securing such Receivable.

“Secured Obligations”  shall mean (i)  the Obligations, (ii) each guarantee of the Obligations and (iii) whether or not constituting Obligations, the unpaid principal of and interest on (including interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to the Borrower or any other Grantor, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) and all other obligations and liabilities of the Borrower or any other Grantor to any Agent or any Lender which may arise under or in connection with any Loan Document.

“Secured Parties”  shall mean collectively, the Agent and the other Agents (as defined in the Credit Agreement), the Lenders, each Indemnitee pursuant to Section 9.03(b) of the Credit Agreement and each co-agent or sub-agent appointed by the Agent or the Administrative Agent from time to time pursuant to the Credit Agreement.

“Securities Act”  shall mean the Securities Act of 1933, as amended.

“Trademark Licenses”  shall mean all agreements, licenses and covenants providing for the grant to or from a Grantor of any right in or to any Trademark or otherwise providing for a covenant not to sue for infringement, dilution, or other violation of any Trademark or permitting co-existence with respect to a Trademark (including those listed on Schedule 8).

“Trademarks” shall mean, with respect to any Grantor, all of such Grantor’s right, title and interest in and to all United States trademarks, service marks, trade names, corporate names, company names, business names, fictitious business names, trade dress, trade styles, logos, Internet domain names, other indicia of origin or source identification, and general intangibles of a like nature, whether registered or unregistered, and, with respect to any and all of the foregoing, (i) all registrations and applications for registration thereof including the registrations and applications listed on Schedule 8, (ii) all extensions and renewals thereof, (iii) all of the goodwill of the business connected with the use of and symbolized by any of the foregoing, (iv) all rights to sue or otherwise recover for any past, present and future infringement, dilution, or other violation thereof, and (v) all Proceeds of the foregoing, including license fees, royalties, income, payments, claims, damages, proceeds of suit and other payments now or hereafter due and/or payable with respect thereto.

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“Trade Secret Licenses” shall mean all agreements, licenses and covenants providing for the grant to or from a Grantor of any right in or to any Trade Secret or otherwise providing for a covenant not to sue for misappropriation or other violation of a Trade Secret.

“Trade Secrets”  shall mean, with respect to any Grantor, all of such Grantor’s right, title and interest in and to (i) all trade secrets and all confidential and proprietary information, including know-how, manufacturing and production processes and techniques, inventions, research and development information, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and information, and with respect to any and all of the foregoing, (ii) all rights to sue or otherwise recover for any past, present and future misappropriation or other violation thereof and (iii) all Proceeds of the foregoing, including license fees, royalties, income, payments, claims, damages, proceeds of suit and other payments now or hereafter due and/or payable with respect thereto.

“UCC”  shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that in the event that, by reason of mandatory provisions of law, any or all of the perfection or priority of, or remedies with respect to, any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions hereof relating to such perfection, priority or remedies.

“UETA”  shall have the meaning set forth in Section 4.3.

“Voidable Transfer”  shall have the meaning set forth in Section 2.10.

1.2          Other Definitional Provisions.  (a)  The words “hereof”, “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule, Exhibit and Annex references, are to this Agreement unless otherwise specified.  References to any Schedule, Exhibit or Annex shall mean such Schedule, Exhibit or Annex as amended or supplemented from time to time in accordance with this Agreement.

(b)       The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(c)       Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Grantor, shall refer to such Grantor’s Collateral or the relevant part thereof.

(d)       The expressions “payment in full,” “paid in full” and any other similar terms or phrases when used herein shall mean payment in cash in immediately available funds.

(e)       The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items

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or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.

(f)        All references herein to provisions of the UCC shall include all successor provisions under any subsequent version or amendment to any Article of the UCC.

SECTION 2.         GUARANTEE

2.1          Guarantee of Secured Obligations.  Each of the Guarantors hereby, jointly and severally, absolutely, unconditionally and irrevocably, guarantees, as primary obligor and not merely as surety, to the Agent, for the benefit of the Secured Parties and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by each other Guarantor, including the Borrower, when due (whether at the stated maturity, by acceleration or otherwise) of the Secured Obligations.  Each Guarantor shall be liable under its guarantee set forth in this Section 2.1, without any limitation as to amount, for all present and future Secured Obligations, including specifically all future increases in the outstanding amount of the Loans or other Secured Obligations and other future increases in the Secured Obligations, whether or not any such increase is committed, contemplated or provided for by the Loan Documents on the date hereof.  Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all Secured Obligations (including interest, fees, costs and expenses) that would be owed by any other obligor on the Secured Obligations but for the fact that they are unenforceable or not allowable due to the existence of an insolvency proceeding involving such other obligor because it is the intention of the Guarantors and Secured Parties that the Secured Obligations which are guaranteed by the Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve the Borrower or any other Guarantor of any portion of such Secured Obligations.

2.2          Limitation on Obligations Guaranteed.  (a)  Notwithstanding any other provision hereof, the right of recovery against each Guarantor under Section 2 hereof shall not exceed $1.00 less than the lowest amount which would render such Guarantor’s obligations under Section 2 hereof void or voidable under applicable law, including the Uniform Fraudulent Conveyance Act, Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to the guaranty set forth herein and the obligations of each Guarantor hereunder.  To effectuate the foregoing, the Agent and the Guarantors hereby irrevocably agree that the Secured Obligations of each Guarantor in respect of the guarantee set forth in Section 2 hereof at any time shall be limited to the maximum amount as will result in the Secured Obligations of such Guarantor with respect thereto hereof not constituting a fraudulent transfer or conveyance after giving full effect to the liability under such guarantee set forth in Section 2 hereof and its related contribution rights but before taking into account any liabilities under any other guarantee by such Guarantor other than any guarantee of ABL Obligations.  For purposes of the foregoing, all guarantees of such Guarantor other than the guarantee under Section 2 hereof and any guarantee of ABL Obligations will be deemed to be enforceable and payable after the guaranty under Section 2 hereof. To the fullest extent permitted by applicable law, this Section 2.2(a) shall be for the benefit solely of creditors and representatives of creditors of each

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Guarantor and not for the benefit of such Guarantor or the holders of any Equity Interest in such Guarantor.

(b)  Each Guarantor agrees that Secured Obligations may at any time and from time to time be incurred or permitted in an amount exceeding the maximum liability of such Guarantor under Section 2.2(a) without impairing the guarantee contained in this Section 2 or affecting the rights and remedies of any Secured Party hereunder.

2.3          Nature of Guarantee; Continuing Guarantee; Waivers of Defenses Etc.  (a)  Each Guarantor understands and agrees that the guarantee contained in this Section 2 shall be construed as a continuing guarantee of payment and performance and not merely of collectability.  Each Guarantor waives diligence, presentment, protest, marshaling, demand for payment, notice of dishonor, notice of default and notice of nonpayment to or upon the Borrower or any of the other Guarantors with respect to the Secured Obligations.  Without limiting the generality of the foregoing, this Guaranty and the obligations of each Guarantor hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, set-off, defense, counterclaim, discharge or termination for any reason (other than a Discharge of the Secured Obligations).

(b)  Each Guarantor agrees that the Secured Obligations of each Guarantor hereunder are independent of the Secured Obligations of each other Guarantor and of any other guarantee of the Secured Obligations and when making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, any Secured Party may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the Borrower, any other Guarantor or any other Person or against any collateral security or other guarantee for the Secured Obligations or any right of offset with respect thereto, and any failure by any Secured Party to make any such demand, to pursue such other rights or remedies or to collect any payments from the Borrower, any other Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrower, any other Guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of any Secured Party against any Guarantor.  For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

(c)  Except as required by applicable law, no payment made by the Borrower, any of the other Guarantors, any other guarantor or any other Person or received or collected by any Secured Party from the Borrower, any of the other Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Secured Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment, remain liable for the Secured Obligations until the Discharge of the Secured Obligations.

(d)  Except as required by applicable law, without limiting the generality of the foregoing, each Guarantor agrees that its obligations under and in respect of the guarantee

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contained in this Section 2 and any security interest securing the Secured Obligations shall not be affected by, and shall remain in full force and effect without regard to, and hereby waives all rights, claims or defenses that it might otherwise have (now or in the future) with respect to each of the following (whether or not such Guarantor has knowledge thereof):

(i)  the validity or enforceability against each other Loan Party of the Credit Agreement or any other Loan Document, any of the Secured Obligations or any guarantee or right of offset with respect thereto at any time or from time to time held by any Secured Party;

(ii)  any renewal, extension or acceleration of, or any increase in the amount of the Secured Obligations, or any amendment, supplement, modification or waiver of, or any consent to departure from, the Loan Documents;

(iii)  any failure or omission to assert or enforce, or agreement or election not to assert or enforce, delay in enforcement, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under any Loan Document, at law, in equity or otherwise) with respect to the Secured Obligations against each other Loan Party or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Secured Obligations;

(iv)  any change, reorganization or termination of the corporate structure or existence of the Borrower or any other Guarantor or any of their Subsidiaries and any corresponding restructuring of the Secured Obligations;

(v)  any settlement, compromise, release, or discharge of, or acceptance or refusal of any offer of payment or performance with respect to, or any substitution for, the Secured Obligations, or any subordination of the Secured Obligations to any other obligations;

(vi)  the validity, perfection, non-perfection or lapse in perfection, priority or avoidance of any security interest or lien, the release of any or all collateral securing, or purporting to secure, the Secured Obligations or any other impairment of such collateral;

(vii)  any exercise of remedies with respect to any security for the Secured Obligations (including any collateral, including the Collateral, securing or purporting to secure any of the Secured Obligations) at such time and in such order and in such manner as the Agent and the Secured Parties may decide and whether or not every aspect thereof is commercially reasonable and whether or not such action constitutes an election of remedies and even if such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy that any Guarantor would otherwise have, and without limiting the generality of the foregoing or any other provisions hereof, each Guarantor hereby expressly waives any and all benefits which might otherwise be available to such Guarantor under applicable law, including without limitation, California Civil Code Sections 2809, 2810, 2819, 2939, 2845, 2848, 2849, 2850, 2855, 2899 and 3433; and

(viii)  any other circumstance whatsoever which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Secured Obligations or which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower or any other Guarantor for the Secured Obligations, or of such Guarantor under the

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guarantee contained in this Section 2 or of any security interest granted by any Guarantor, whether in an insolvency proceeding or in any other instance.

(e)  In addition, to the extent permitted by applicable law, each Guarantor further waives any and all other defenses, set-offs or counterclaims (other than a defense of payment or performance in full hereunder) which may at any time be available to or be asserted by it, the Borrower, or any other Guarantor or Person against any Secured Party, including failure of consideration, breach of warranty, statute of frauds, statute of limitations, accord and satisfaction and usury.

2.4          Rights of Reimbursement, Contribution and Subrogation.  In case any payment is made on account of the Secured Obligations by any Guarantor or is received or collected on account of the Secured Obligations from any Guarantor or its property:

(a)       if such payment is made by a Guarantor or from its property in respect of the Secured Obligations of another Guarantor, such Guarantor shall be entitled, subject to and upon (but not before) a Discharge of the Secured Obligations, (A) to demand and enforce reimbursement for the full amount of such payment from such other Guarantor, and (B) to demand and enforce contribution in respect of such payment from each other Guarantor which has not paid its proportionate share of such payment, as necessary to ensure that (after giving effect to any enforcement of reimbursement rights provided hereby) each Guarantor pays its proportionate share of the unreimbursed portion of such payment.  For this purpose, the proportionate share of each Guarantor as to any unreimbursed payment shall be determined based on an equitable apportionment of such unreimbursed payment among all Guarantors (other than the Guarantor whose primary obligations were so guaranteed by the other Guarantors) based on the relative value of their assets and any other equitable considerations deemed appropriate by the court.  For purposes of the foregoing, all guarantees of such Guarantor other than the guarantee under Section 2 hereof will be deemed to be enforceable and payable after the guaranty under Section 2 hereof.

(b)       If and whenever any right of reimbursement or contribution becomes enforceable by any Guarantor against any other Guarantor (including the Borrower) whether under Sections 2.4(a) or otherwise, such Guarantor shall be entitled, subject to and upon (but not before) a Discharge of the Secured Obligations, to be subrogated (equally and ratably with all other Guarantors entitled to reimbursement or contribution from any other Guarantor as set forth in this Section 2.4) to any security interest that may then be held by the Agent upon any collateral securing or purporting to secure any of the Secured Obligations.  Any right of subrogation of any Guarantor (including the Borrower) shall be enforceable solely after a Discharge of the Secured Obligations and solely against the Guarantors, and not against the Secured Parties, and neither the Agent nor any other Secured Party shall have any duty whatsoever to warrant, ensure or protect any such right of subrogation or to obtain, perfect, maintain, hold, enforce or retain any collateral securing or purporting to secure any of the Secured Obligations for any purpose related to any such right of subrogation.  If subrogation is demanded by any Guarantor, then, after Discharge of the Secured Obligations, the Agent shall deliver to the Guarantors making such demand, or to a representative of such Guarantors or of the Guarantors generally, an instrument satisfactory to the Agent transferring, on a quitclaim basis without any recourse, representation, warranty or any other obligation whatsoever,

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whatever security interest the Agent then may hold in whatever collateral securing or purporting to secure any of the Secured Obligations that may then exist that was not previously released or disposed of or acquired by the Agent.

(c)       All rights and claims arising under this Section 2.4 or based upon or relating to any other right of reimbursement, indemnification, contribution or subrogation that may at any time arise or exist in favor of any Guarantor (including the Borrower) as to any payment on account of either (x) the Secured Obligations or (y) any other obligation that is secured by any collateral that also secures or purports to secure any of the Secured Obligations, in each case made by it or received or collected from its property shall be fully subordinated to the Secured Obligations in all respects prior to the Discharge of the Secured Obligations.  Until Discharge of the Secured Obligations, no Guarantor may demand or receive any collateral security, payment or distribution whatsoever (whether in cash, property or securities or otherwise) on account of any such right or claim.  If any such payment or distribution is made or becomes available to any Guarantor in any bankruptcy case, receivership, or insolvency or liquidation proceeding, such payment or distribution shall be delivered by the person making such payment or distribution directly to the Agent, for application to the payment of the Secured Obligations.  If any such payment or distribution is received by any Guarantor, it shall be held by such Guarantor in trust, as trustee of an express trust for the benefit of the Secured Parties, and shall forthwith be transferred and delivered by such Guarantor to the Agent, in the exact form received and, if necessary, duly endorsed.

(d)       The obligations of the Guarantors under this Agreement and the other Loan Documents, including their liability for the Secured Obligations and the enforceability of the security interests granted thereby, are not contingent upon the validity, legality, enforceability, collectability or sufficiency of any right of reimbursement, contribution or subrogation arising under this Section 2.4 or otherwise.  The invalidity, insufficiency, unenforceability or uncollectability of any such right shall not in any respect diminish, affect or impair any such obligation or any other claim, interest, right or remedy at any time held by any Secured Party against any Guarantor or its property.  The Secured Parties make no representations or warranties in respect of any such right and shall have no duty to assure, protect, enforce or ensure any such right or otherwise relating to any such right.

2.5          Payments.  Each Guarantor hereby guarantees that payments hereunder will be paid to the Agent without set-off or counterclaim in Dollars in immediately available funds at the office of the Agent located at the address specified in Section 2.14 of the Credit Agreement.

2.6          [Omitted].

2.7          Financial Condition of Borrower and other Guarantors.  Any Credit Extension may be made to the Borrower or continued from time to time without notice to or authorization from any Guarantor regardless of the financial or other condition of Borrower or any other Guarantor at the time of any such grant or continuation.  No Secured Party shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of the Borrower or any other Guarantor.  Each Guarantor has adequate means to obtain information from the Borrower and each other Guarantor on a

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continuing basis concerning the financial condition of the Borrower and each other Guarantor and its ability to perform its obligations under the Loan Documents and each Guarantor assumes responsibility for being and keeping informed of the financial condition of Borrower, and each other Guarantor and of all circumstances bearing upon the risk of nonpayment of the Secured Obligations.  Each Guarantor hereby waives and relinquishes any duty on the part of any Secured Party to disclose any matter, fact or thing relating to the business, operations or conditions of the Borrower or any other Guarantor now known or hereafter known by any Secured Party.

2.8          Bankruptcy, Etc.  The obligations of the Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or insolvency proceeding, voluntary or involuntary, involving the Borrower or any other Guarantor or by any defense which the Borrower or any Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding of the Borrower or another Guarantor.

2.9          Duration of Guaranty, Discharge of Guaranty Upon Sale of Guarantor.  (a)  Except as provided in 2.9(b) below, the guarantee contained in this Section 2 shall remain in full force and effect until the Discharge of the Secured Obligations.

(b)  If (i) all of the Equity Interests of any Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) in accordance with the terms and conditions of the Loan Documents to a Person that is not an Affiliate of the Borrower or any Guarantor or (ii) a Guarantor becomes an Unrestricted Subsidiary, then in the case of each of clauses (i) and (ii), the guaranty of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Secured Party or other Person effective as of the time of such sale or disposition.

2.10        Reinstatement.  If at any time payment of any of the Secured Obligations or any portion thereof is rescinded, disgorged or must otherwise be restored or returned by any Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any other Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any other Guarantor or any substantial part of its property, or otherwise, or if any Secured Party repays, restores, or returns, in whole or in part, any payment or property previously paid or transferred to the Secured Party in full or partial satisfaction of any Secured Obligation, because the payment or transfer or the incurrence of the obligation is so satisfied, is declared to be void, voidable, or otherwise recoverable under any state or federal law (collectively a “Voidable Transfer”), or because such Secured Party elects to do so on the reasonable advice of its counsel in connection with an assertion that the payment, transfer or incurrence is a Voidable Transfer, then, as to any such Voidable Transfer and as to all reasonable costs, expenses and attorney’s fees of the Secured Party related thereto, the liability of each Guarantor hereunder will automatically and immediately be revived, reinstated, and restored and will exist as though the Voidable Transfer had never been made.

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SECTION 3.         GRANT OF SECURITY INTEREST;
CONTINUING LIABILITY UNDER COLLATERAL

3.1          (a)           Each Grantor hereby assigns and transfers to the Agent, and hereby grants to the Agent, for the benefit of the Secured Parties, a security interest in, all of the following property, in each case, wherever located and now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Secured Obligations:

(i)            all Accounts, including all Receivables;

(ii)           all Chattel Paper;

(iii)          all Deposit Accounts;

(iv)          all Securities Accounts and Commodities Accounts;

(v)           all Documents;

(vi)          all Equipment;

(vii)         all Fixtures;

(viii)        all General Intangibles;

(ix)          all Instruments;

(x)           all Insurance;

(xi)          all Intellectual Property;

(xii)         all Inventory;

(xiii)        all Investment Property and Securities;

(xiv)        all Letter of Credit Rights and letters of credit;

(xv)         all Money, cash and cash equivalents;

(xvi)        all Pledged Equity Interests;

(xvii)       all Goods not otherwise described above;

(xviii)      all Collateral Accounts;

(xix)        all books, records, ledger cards, files, correspondence, customer lists, blueprints, technical specifications, manuals, computer software, computer

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printouts, tapes, disks and other electronic storage media and related data processing software and similar items that at any time evidence or contain information relating to any of the Collateral or are otherwise necessary or helpful in the collection thereof or realization thereupon;

(xx)         all commercial tort claims now or hereafter described on Schedule 10; and

(xxi)        to the extent not otherwise included, all other property of such Grantor, including, without limitation, any other contract rights or rights to the payment of money, insurance claims and proceeds and tort claims, and all Proceeds, products, accessions, rents and profits of any and all of the foregoing and all collateral security, Supporting Obligations and guarantees given by any Person with respect to any of the foregoing.

Notwithstanding anything to the contrary in this Agreement, none of the Excluded Assets shall constitute Collateral.

(b)       Notwithstanding anything herein to the contrary, (i) each Grantor shall remain liable for all obligations under the Collateral and nothing contained herein is intended or shall be a delegation of duties to the Agent or any Secured Party, and (ii) each Grantor shall remain liable under each of the agreements included in the Collateral, including any Receivables and any agreements relating to Pledged Partnership Interests or Pledged LLC Interests, to perform all of the obligations undertaken by it thereunder all in accordance with and pursuant to the terms and provisions thereof and neither the Agent nor any Secured Party shall have any obligation or liability under any of such agreements by reason of or arising out of this Agreement or any other document related thereto nor shall the Agent or any Secured Party have any obligation to make any inquiry as to the nature or sufficiency of any payment received by it or have any obligation to take any action to collect or enforce any rights under any agreement included in the Collateral, including any agreements relating to any Receivables, Pledged Partnership Interests or Pledged LLC Interests.

3.2          Limitation on Secured Obligations.  Notwithstanding any provision herein to the contrary, so long as the 2018 and 2023 Note Indenture is in effect, the amount of the Secured Obligations secured by Collateral that constitutes either (a) Principal Property (as defined in the 2018 and 2023 Notes Indenture as then in effect) or (b) Equity Interests of, or evidences of indebtedness issued by, Principal Subsidiaries (as defined in the 2018 and 2023 Notes Indenture as then in effect) shall be automatically limited to the maximum amount of the Secured Obligations permitted to be secured by such assets without violating the terms of the 2018 and 2023 Notes Indenture and without giving rise to any obligation on the part of any Grantor to grant a Lien on any of its assets to secure Indebtedness governed by or subject to the terms of the 2018 and 2023 Notes Indenture.

SECTION 4.         REPRESENTATIONS AND WARRANTIES

To induce the Agent, the other Agents (as defined in the Credit Agreement) and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their

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respective extensions of credit to the Borrower thereunder, each Grantor hereby represents and warrants to the Secured Parties on the Acquisition Effective Date Date, that:

4.1          Representations in Credit Agreement.  The representations and warranties set forth in Section 4 of the Credit Agreement as they relate to such Grantor or to the Loan Documents to which such Grantor is a party, each of which is hereby incorporated herein by reference, are true and correct, in all material respects, except for representations and warranties that are qualified as to “materiality”, “Material Adverse Effect” or similar language, in which case such representations and warranties shall be true and correct (after giving effect to any such qualification therein) in all respects as of such date, in each case unless expressly stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date, and the Secured Parties shall be entitled to rely on each of such representations and warranties as if they were fully set forth herein, provided that each reference in each such representation and warranty to any Borrower’s knowledge shall, for the purposes of this Section 4.l, be deemed to be a reference to such Grantor’s knowledge.

4.2          Title; No Other Liens.  Such Grantor owns each item of the Collateral free and clear of any and all Liens or claims, including liens arising as a result of such Grantor becoming bound (as a result of merger or otherwise) as Grantor under a security agreement entered into by another Person, except for Permitted Liens.

4.3          Valid, Perfected First Priority Liens.  (a)  The security interests granted pursuant to this Agreement constitute a legal and valid security interest in favor of the Agent, for the benefit of the Secured Parties, securing the payment and performance of each Grantor’s Secured Obligations and upon completion of the filings and other actions specified on Schedule 3 and payment of all filing fees, will constitute fully perfected security interests in all of the Collateral, prior to all other Liens on the Collateral to the extent governed by U.S. law except for (x) Permitted Encumbrances to the extent any such Permitted Encumbrance would have priority over the Liens in favor of the Collateral Agent pursuant to any applicable law, (y) Permitted Liens and (z) liens subject to the Intercreditor Agreements, which will be subject to the provisions thereof.

4.4          Name; Jurisdiction of Organization, Etc.   On the date hereof, such Grantor’s exact legal name (as indicated on the public record of such Grantor’s jurisdiction of formation or organization), jurisdiction of organization, organizational identification number, if any, and the location of such Grantor’s chief executive office or sole place of business are specified on Schedule 4.  Each Grantor is organized solely under the law of the jurisdiction so specified and has not filed any certificates of domestication, transfer or continuance in any other jurisdiction.  Unless otherwise stated on Schedule 4, such Grantor is not a transmitting utility as defined in Section 9-102(a)(80) of the UCC.

4.5          [Omitted.]

4.6          [Omitted.]

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4.7          Investment Property.  (a)  Schedule 2 hereto sets forth under the headings “Pledged Stock”, “Pledged LLC Interests” and “Pledged Partnership Interests”, respectively, all of the Pledged Stock, Pledged LLC Interests and Pledged Partnership Interests owned by any Grantor on the date hereof and such Pledged Equity Interests constitute the percentage of issued and outstanding shares of stock, percentage of membership interests or percentage of partnership interests of the respective issuers thereof indicated on such Schedule.  Schedule 2 hereto sets forth under the heading “Pledged Debt Securities” or “Pledged Notes” all of the Pledged Debt Securities and Pledged Notes owned by any Grantor on the date hereof.

(b)       Except as otherwise disclosed in writing to the Collateral Agent, the shares of Pledged Stock pledged by such Grantor hereunder constitute all of the issued and outstanding shares of all classes of the Equity Interests of each Issuer owned by such Grantor other than any such Equity Interests that are Excluded Assets.

(c)       All the shares of the Pledged Equity Interests have been duly and validly issued and are fully paid and nonassessable.

(d)       Except as set forth on Schedule 2A, none of the Pledged LLC Interests or Pledged Partnership Interests are, or represent interests in entities that (a) are registered as investment companies, (b) are dealt in or traded on securities exchanges or markets or (c) have opted to be treated as securities under the Uniform Commercial Code of any jurisdiction.

(e)       No consent, approval or authorization of any Person is required for the pledge by such Grantor of the Pledged Equity Interests pursuant to this Agreement or for the execution, delivery or performance of this Agreement by such Grantor, whether under the Organizational Documents of any Issuer of Pledged Equity Interests or otherwise, except such as have been obtained and are in full force and effect.

(f)        [Omitted.]

(g)       [Omitted.]

(h)       Each Issuer that is not a Grantor hereunder has executed and delivered to the Collateral Agent an Acknowledgment and Consent, in substantially the form of Exhibit D, to the pledge of the Pledged Equity Interests pursuant to this Agreement.

4.8          [Omitted.]

4.9          Intellectual Property.  Schedule 8 lists all of the following Intellectual Property, to the extent owned by such Grantor in its own name on the date hereof: (i) issued Patents and pending Patent applications, (ii) registered Trademarks and applications for the registration of Trademarks, and (iii) registered Copyrights, and applications to register Copyrights.  All such Intellectual Property is recorded in the name of such Grantor.  Except as set forth on Schedule 8, such Grantor is the sole and exclusive owner of the entire and unencumbered right, title and interest in and to such Intellectual Property, as well as any other Material Intellectual Property owned by such Grantor, in each case free and clear of all Liens, claims and licenses, except for Permitted Liens and the licenses set forth on Schedule 8.

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4.10        Letter of Credit Rights.  No Grantor is a beneficiary or assignee under any letter of credit on the date hereof other than the letters of credit described on Schedule 9.

4.11        Commercial Tort Claims.  No Grantor has any commercial tort claims on the date hereof individually or in the aggregate in excess of $5,000,000 other than those described on Schedule 10.

SECTION 5.         COVENANTS

Each Grantor covenants and agrees with the Secured Parties that, from and after the date of this Agreement until the Discharge of the Secured Obligations:

5.1          Covenants in Credit Agreement.  Each Grantor shall take, or shall refrain from taking, as the case may be, each action that is necessary to be taken or not taken, as the case may be, so that no Default or Event of Default is caused by the failure to take such action or to refrain from taking such action by such Grantor or any of its Restricted Subsidiaries.

5.2          Delivery and Control of Instruments, Chattel Paper, Negotiable Documents and Investment Property.

(a)       If any of the Collateral is or shall become evidenced or represented by any Instrument, Certificated Security, Negotiable Document or Tangible Chattel Paper having an individual book value in excess of $7,500,000, such Instrument (other than checks received in the ordinary course of business), Certificated Security, Negotiable Document or Tangible Chattel Paper shall be promptly delivered to the Agent (or, with respect to ABL Priority Collateral, the ABL Administrative Agent in accordance with the ABL Intercreditor Agreement), duly endorsed in a manner satisfactory to the Agent, to be held as Collateral pursuant to this Agreement.

(b)       If any of the Collateral with a value in excess of $7,500,000 is or shall become Electronic Chattel Paper such Grantor shall ensure that (i) a single authoritative copy exists which is unique, identifiable and unalterable (except as provided in clauses (iii), (iv) and (v) of this paragraph), (ii) such authoritative copy identifies the Agent (or, with respect to ABL Priority Collateral, the ABL Administrative Agent in accordance with the ABL Intercreditor Agreement) as the assignee and is communicated to and maintained by the Agent (or, with respect to ABL Priority Collateral, the ABL Administrative Agent in accordance with the ABL Intercreditor Agreement) or its designee, (iii) copies or revisions that add or change the assignee of the authoritative copy can only be made with the participation of the Agent (or, with respect to ABL Priority Collateral, the ABL Administrative Agent in accordance with the ABL Intercreditor Agreement), (iv) each copy of the authoritative copy and any copy of a copy is readily identifiable as a copy and not the authoritative copy and (v) any revision of the authoritative copy is readily identifiable as an authorized or unauthorized revision.

(c)       If any of the Collateral is or shall become evidenced or represented by an Uncertificated Security with an aggregate value in excess of $7,500,000, such Grantor shall cause the Issuer thereof either (i) to register the Agent (or, with respect to ABL Priority Collateral, the ABL Administrative Agent in accordance with the ABL Intercreditor Agreement) as the registered owner of such Uncertificated Security, upon original issue or

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registration of transfer or (ii) to agree in writing with such Grantor and the Agent (or, with respect to ABL Priority Collateral, the ABL Administrative Agent in accordance with the ABL Intercreditor Agreement) that such Issuer will comply with instructions with respect to such Uncertificated Security originated by the Agent without further consent of such Grantor, such agreement to be in form and substance reasonably satisfactory to the Agent.

(d)       The Agent shall have a second priority perfected security interest in any Securities Entitlements, Securities Accounts and Deposit Accounts maintained by any Grantor that is required to be subject to a control agreement pursuant to the ABL Documents; provided that subject to the provisions of the ABL Intercreditor Agreement, after the Discharge of ABL Obligations (as defined in the ABL Intercreditor Agreement), the Agent shall have a first priority perfected security interest therein.

5.3          Maintenance of Perfected Security Interest; Further Documentation.  (a)  Such Grantor shall maintain the security interest created by this Agreement as a perfected security interest having at least the priority described in Section 4.3 and shall defend such security interest against the claims and demands of all Persons whomsoever.

(b)       Such Grantor shall furnish to the Agent from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the assets and property of such Grantor as the Agent may reasonably request, all in reasonable detail.

(c)           At any time and from time to time, upon the written request of the Agent, and at the sole expense of such Grantor, such Grantor shall promptly and duly authorize, execute and deliver, and have recorded, such further instruments and documents and take such further actions as the Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including (i) the filing of any financing or continuation statements under the UCC (or other similar laws) in effect in any jurisdiction with respect to the security interests created hereby and (ii) subject, in each case, to the terms of the Credit Agreement, in the case of Investment Property, Deposit Accounts and any other relevant Collateral, taking any actions necessary to enable the Agent to obtain “control” (within the meaning of the applicable UCC) with respect thereto to the extent required hereunder, including without limitation, executing and delivering and causing the relevant depositary bank or securities intermediary to execute and deliver a control agreement in form and substance reasonably satisfactory to the Agent.

5.4          Changes in Locations, Name, Jurisdiction of Incorporation, Etc.  Such Grantor will not, except upon five (5) days’ prior written notice to the Agent (or such shorter period as the Agent may agree in its reasonable discretion) and delivery to the Agent of duly authorized and, where required, executed copies of all additional financing statements and other documents reasonably requested by the Agent to maintain the validity, perfection and priority of the security interests provided for herein:

(i)            without limiting the prohibitions on mergers involving the Grantors contained in the Credit Agreement, change its legal name, jurisdiction of

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organization or the location of its chief executive office or sole place of business, if applicable, from that referred to in Section 4.4; or

(ii)           change its legal name, identity or structure to such an extent that any financing statement filed by the Agent in connection with this Agreement would become misleading.

5.5          Perfection Certificate Updates. At the time of delivery of annual and quarterly financial statements pursuant to Section 5.01(a) and (b) of the Credit Agreement, the Borrower shall deliver to the Agent a certificate executed by a Responsible Officer of the Borrower setting forth the information required pursuant to Sections II.A.2, II.A.3, II.C and II.D of the Perfection Certificate or confirming that there has been no change in such information since the date of the Perfection Certificate or the date of the most recent certificate delivered pursuant to this Section 5.5.

5.6          Investment Property.  (a)  If such Grantor shall become entitled to receive or shall receive any stock or other ownership certificate (including any certificate representing a stock dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), or option or rights in respect of the capital stock or other Pledged Equity Interest of any Issuer, whether in addition to, in substitution of, as a conversion of, or in exchange for, any shares of or other ownership interests in the Pledged Equity Interests, or otherwise in respect thereof, such Grantor shall accept the same as the agent of the Secured Parties, hold the same in trust for the Secured Parties and deliver the same forthwith to the Agent in the exact form received, duly endorsed by such Grantor to the Agent, if required, together with an undated stock power covering such certificate duly executed in blank by such Grantor and with, if the Agent so requests, signature guaranteed, to be held by the Agent, subject to the terms hereof, as additional collateral security for the Secured Obligations.  If an Event of Default shall have occurred and be continuing, any sums paid upon or in respect of the Pledged Equity Interests upon the liquidation or dissolution of any Issuer shall be paid over to the Agent to be held by it hereunder as additional collateral security for the Secured Obligations, and in case any distribution of capital shall be made on or in respect of the Pledged Equity Interests or any property shall be distributed upon or with respect to the Pledged Equity Interests pursuant to the recapitalization or reclassification of the capital of any Issuer or pursuant to the reorganization thereof, the property so distributed shall, unless otherwise subject to a perfected security interest in favor of the Agent, be delivered to the Agent to be held by it hereunder as additional collateral security for the Secured Obligations.  If an Event of Default shall have occurred and be continuing and any sums of money or property so paid or distributed in respect of the Pledged Equity Interests shall be received by such Grantor, such Grantor shall, until such money or property is paid or delivered to the Agent, hold such money or property in trust for the Secured Parties, segregated from other funds of such Grantor, as additional collateral security for the Secured Obligations.

(b)       Without the prior written consent of the Agent (which consent shall not be unreasonably withheld or delayed), such Grantor will not (i) vote to enable, or take any other action to permit, any Issuer to amend its Organizational Documents in any manner that materially changes the rights of such Grantor with respect to any Pledged Equity Interests or adversely affects the validity, perfection or priority of the Agent’s security interest therein, (ii)

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enter into any agreement or undertaking restricting the right or ability of such Grantor or the Agent to sell, assign or transfer any of the Investment Property or Proceeds thereof or any interest therein or (iii) cause or permit any Issuer of any Pledged Partnership Interests or Pledged LLC Interests which are not securities (for purposes of the UCC) on the date hereof to elect or otherwise take any action to cause such Pledged Partnership Interests or Pledged LLC Interests to be treated as securities for purposes of the UCC; provided, however, that notwithstanding the foregoing, if any issuer of any Pledged Partnership Interests or Pledged LLC Interests takes any such action in violation of the foregoing in this clause (iii), such Grantor shall promptly notify the Agent in writing of any such election or action and, in such event, shall take all steps necessary or advisable to establish the Agent’s “control” thereof.

(c)       Each Grantor which is an Issuer agrees that (i) it will be bound by the terms of this Agreement relating to the Pledged Equity Interests issued by it and will comply with such terms insofar as such terms are applicable to it, (ii) it will notify the Agent promptly in writing of the occurrence of any of the events described in Section 5.6(a) with respect to the Pledged Equity Interests issued by it and (iii) the terms of Sections 5.7(c) shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section 5.7(c) with respect to the Pledged Equity Interests issued by it.  In addition, each Grantor which is either an Issuer or an owner of any Pledged Equity Interests hereby consents to the grant by each other Grantor of the security interest hereunder in favor of the Agent and to the transfer of any Pledged Equity Interest to the Agent or its nominee following an Event of Default and to the substitution of the Agent or its nominee as a partner, member or shareholder or other equity holder of the Issuer of the related Pledged Equity Interest.

5.7          Voting and Other Rights with Respect to Pledged Securities.  (a)  Unless an Event of Default shall have occurred and be continuing, each Grantor shall be permitted to receive all cash dividends paid in respect of the Pledged Equity Interests and all payments made in respect of the Pledged Notes or Pledged Debt Securities, in each case paid in the normal course of business of the relevant Issuer, to the extent permitted by the Credit Agreement, and to exercise all voting and corporate rights with respect to the Pledged Equity Interests; provided, however, that no vote shall be cast or corporate or other ownership right exercised or other action taken which would result in any violation of any provision of the Credit Agreement, this Agreement or any other Loan Document.

(b)       If an Event of Default shall occur and be continuing:  (i) all rights of each Grantor to exercise or refrain from exercising the voting and other consensual rights with respect to Pledged Securities which it would otherwise be entitled to exercise shall cease and all such rights shall thereupon become vested in the Agent who shall thereupon have the sole right, but shall be under no obligation, to exercise or refrain from exercising such voting and other consensual rights and (ii) subject to applicable law, the Agent shall have the right, without notice to any Grantor, to transfer all or any portion of the Pledged Securities to its name or the name of its nominee or agent.  In addition, the Agent shall have the right at any time, without notice to any Grantor, to exchange any certificates or instruments representing any Pledged Securities for certificates or instruments of smaller or larger denominations.  In order to permit the Agent to exercise the voting and other consensual rights which it may be entitled to exercise pursuant hereto and to receive all dividends and other distributions which it may be entitled to receive hereunder each Grantor shall promptly execute and deliver (or cause

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to be executed and delivered) to the Agent all proxies, dividend payment orders and other instruments as the Agent may from time to time reasonably request and each Grantor acknowledges that the Agent may utilize the power of attorney set forth herein.

(c)       Each Grantor hereby authorizes and instructs each Issuer of any Pledged Securities pledged by such Grantor hereunder to (i) comply with any instruction received by it from the Agent in writing that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Grantor, and each Grantor agrees that each Issuer shall be fully protected in so complying, and (ii) unless otherwise expressly permitted hereby, pay any dividends or other payments with respect to the Pledged Securities directly to the Agent.

5.8          [Omitted.]

5.9          Intellectual Property.

(a)       Such Grantor agrees that, should it hereafter (i) obtain an ownership interest in any item of Intellectual Property, (ii) obtain an exclusive license to any Copyrights, (iii) (either by itself or through any agent, employee, licensee, or designee) file any application for the registration or issuance of any Intellectual Property with the United States Patent and Trademark Office, the United States Copyright Office, or any similar office or agency in any other country or in any political subdivision of any of the foregoing, or (iv) should it file a Statement of Use or an Amendment to Allege Use with respect to any “intent-to-use” Trademark application, in each case, to the extent that such Intellectual Property constitutes Material Intellectual Property (the items in clauses (i), (ii) (iii) and (iv), collectively, the “After-Acquired Intellectual Property”), then the provisions of Section 3 shall automatically apply thereto, and any such After-Acquired Intellectual Property shall automatically become part of the Collateral, and such Grantor shall give prompt (and, in any event within ten (10) Business Days after the last day of the fiscal quarter in which such Grantor acquires such ownership interest) written notice thereof to the Agent in accordance herewith, and shall provide the Agent promptly (and, in any event within ten (10) Business Days after the last day of the fiscal quarter in which such Grantor acquires such ownership interest) with an amended Schedule 8 hereto and promptly take the actions specified in Section 5.9(c) with respect thereto.

(b)       Such Grantor shall execute Intellectual Property Security Agreements with respect to the Intellectual Property included in the Collateral as of the date hereof, as well as any After-Acquired Intellectual Property, in substantially the form of Exhibits C-1, C-2, or C-3, as applicable, in order to record the security interest granted herein to the Agent for the benefit of the Secured Parties with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, and such Grantor shall promptly execute and deliver, and have recorded, any and all other agreements, instruments, documents, and papers as the Agent may reasonably request to evidence the Secured Parties’ security interest in any such Material Intellectual Property with any other applicable offices, agencies, or Governmental Authorities.

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(c)       Such Grantor shall use commercially reasonable efforts so as not to permit the inclusion in any contract to which it hereafter becomes a party of any provision that could or may in any way materially impair or prevent the creation of a security interest in, or the assignment of, such Grantor’s rights and interests in any property that constitutes Material Intellectual Property.

(d)       Such Grantor shall (and shall require its licensees to) use proper notice of its Intellectual Property rights in connection with the use of any of its Material Intellectual Property.

5.10        [Omitted.]

5.11        [Omitted.]

5.12        Commercial Tort Claims.  Within thirty (30) days after the date of any additional commercial tort claims individually or in the aggregate in excess of $5,000,000 arising since Schedule 10 was last delivered, each Grantor shall provide the Agent with an amended or supplemented Schedule 10 to reflect such additional commercial tort claims.

SECTION 6.         REMEDIAL PROVISIONS

6.1          Certain Matters Relating to Receivables.   (a) The Agent hereby authorizes each Grantor to collect such Grantor’s Receivables and each Grantor hereby agrees to continue to collect all amounts due or to become due to such Grantor under the Receivables and any Supporting Obligation in respect thereof at its own expense consistent with its reasonable business judgment; provided, however, that the Agent (or the ABL Administrative Agent in accordance with the ABL Intercreditor Agreement) may curtail or terminate said authority at any time after the occurrence and during the continuance of an Event of Default. If required by the Agent (or the ABL Administrative Agent in accordance with the ABL Intercreditor Agreement) and solely to the extent not in conflict with the requirements of the ABL Documents at any time after the occurrence and during the continuance of an Event of Default, any payments of Receivables, when collected by any Grantor, (i) shall forthwith (and, in any event, within two (2) Business Days) be deposited by such Grantor in the exact form received, duly endorsed by such Grantor to the Agent (or the ABL Administrative Agent in accordance with the ABL Intercreditor Agreement) if required, in a Collateral Account maintained under the sole dominion and control of the Agent (or the ABL Administrative Agent in accordance with the ABL Intercreditor Agreement), subject to withdrawal by the Agent for the account of the Secured Parties only as provided in Section 6.4, and (ii) until so turned over, shall be held by such Grantor in trust for the Secured Parties, segregated from other funds of such Grantor.  Each such deposit of Proceeds of Receivables shall be accompanied by a report identifying in reasonable detail the nature and source of the payments included in the deposit.

(b)       If an Event of Default has occurred and is continuing, at the Agent’s request (or the request of the ABL Administrative Agent in accordance with the ABL Intercreditor Agreement), each Grantor shall deliver to the Agent (or the ABL Administrative Agent in accordance with the ABL Intercreditor Agreement) all original and other documents

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evidencing, and relating to, the agreements and transactions which gave rise to the Receivables, including all original orders, invoices and shipping receipts.

6.2          Communications with Obligors.  (a)  The Agent in its own name or in the name of others may at any time after the occurrence and during the continuance of an Event of Default communicate with obligors under the Receivables to verify with them to the Agent’s satisfaction the existence, amount and terms of any Receivables.

(b)       The Agent may at any time after the occurrence and during the continuance of an Event of Default notify, or require any Grantor to so notify, the Account Debtor or counterparty on any Receivable of the security interest of the Agent therein. In addition, after the occurrence and during the continuance of an Event of Default, the Agent may upon written notice to the applicable Grantor, notify, or require any Grantor to notify, the Account Debtor or counterparty to make all payments under the Receivable directly to the Agent.

6.3          Proceeds to be Turned Over To Agent.  In addition to the rights of the Secured Parties specified in Section 6.1 with respect to payments of Receivables, if an Event of Default shall occur and be continuing, all Proceeds received by any Grantor consisting of cash, Cash Equivalents, checks and other near-cash items shall be held by such Grantor in trust for the Secured Parties, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, be turned over to the Agent (or the ABL Administrative Agent in accordance with the ABL Intercreditor Agreement) in the exact form received by such Grantor (duly endorsed by such Grantor to the Agent, if required).  All Proceeds received by the Agent hereunder shall be held by the Agent in a Collateral Account maintained under its sole dominion and control.  All Proceeds while held by the Agent in a Collateral Account (or by such Grantor in trust for the Secured Parties) shall continue to be held as collateral security for all the Secured Obligations and shall not constitute payment thereof until applied as provided in Section 6.4.

6.4          Application of Proceeds(a).  (a)  Subject to the Intercreditor Agreements, if an Event of Default shall have occurred and be continuing, at any time at the Agent’s election, the Agent may (and, if directed by the Required Lenders, shall), notwithstanding the provisions of Section 2.07(b) of the Credit Agreement, apply all or any part of the Collateral and/or net Proceeds thereof (after deducting fees and expenses as provided in Section 6.5) realized through the exercise by the Agent of its remedies hereunder, whether or not held in any Collateral Account, and any proceeds of the guarantee set forth in Section 2 (all references in this Section 6.4 to Proceeds shall include proceeds of such guarantee), in payment of the Secured Obligations.  The Agent shall apply any such Collateral or Proceeds to be applied in accordance with Section 7.02 of the Credit Agreement.  Any Proceeds not applied shall be held by the Agent as Collateral.

(b)       With respect to any proceeds of a Recovery Event received by the Agent, (x) if no Event of Default shall have occurred and be continuing, (i) such proceeds shall be returned to the Grantors if permitted or required by the Credit Agreement or (ii) if not so permitted or required by the Credit Agreement, then the Net Cash Proceeds of such Recovery Event shall be applied in accordance with clause (y) of this Section 6.4(b) and (y) if an Event

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of Default shall have occurred and be continuing, then such Net Cash Proceeds shall be applied in accordance with Section 6.4(a).

6.5          Code and Other Remedies.  (a)  Subject to the Intercreditor Agreements, if an Event of Default shall occur and be continuing, the Agent, on behalf of the Secured Parties, may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Secured Obligations, all rights and remedies of a secured party under the UCC (whether or not the UCC applies to the affected Collateral) and all rights under any other applicable law or in equity.  Without limiting the generality of the foregoing, the Agent, without demand of performance or other demand, defense, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Grantor or any other Person (all and each of which demands, presentments, protests, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, license, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of any Secured Party, on the internet or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk.  The Agent may store, repair or recondition any Collateral or otherwise prepare any Collateral for disposal in the manner and to the extent that the Agent deems appropriate.  Each Secured Party shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold or to become the licensor of all or any such Collateral, free of any right or equity of redemption in any Grantor, which right or equity is hereby waived and released.  For purposes of bidding and making settlement or payment of the purchase price for all or a portion of the Collateral sold at any such sale made in accordance with the UCC or other applicable laws, including the Bankruptcy Code, the Agent, as agent for and representative of the Secured Parties (but not any Secured Party or Secured Parties in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing), shall be entitled to credit bid and use and apply the Secured Obligations (or any portion thereof) as a credit on account of the purchase price for any Collateral payable by the Agent at such sale, such amount to be apportioned ratably to the Secured Obligations of the Secured Parties in accordance with their pro rata share of such Secured Obligations.  Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by applicable law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.  Each Grantor agrees that, to the extent notice of sale shall be required by law, at least ten (10) days’ notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification.  The Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given.  The Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.  The Agent may sell the Collateral without giving any warranties as to the Collateral.  The Agent may specifically disclaim or modify any warranties of title or the like.  The foregoing will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.

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Each Grantor hereby waives any claims against the Agent arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if the Agent accepts the first offer received and does not offer such Collateral to more than one offeree.  Each Grantor further agrees, at the Agent’s request, to assemble the Collateral and make it available to the Agent at places which the Agent shall reasonably select, whether at such Grantor’s premises or elsewhere.  The Agent shall have the right to enter onto the property where any Collateral is located without any obligation to pay rent and take possession thereof with or without judicial process.  The Agent shall have no obligation to marshal any of the Collateral.

(b)       The Agent shall deduct from such Proceeds all reasonable costs and expenses of every kind incurred in connection with the exercise of its rights and remedies against the Collateral or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Secured Parties hereunder, including reasonable attorneys’ fees and disbursements.  Any net Proceeds remaining after such deductions shall be applied or retained by the Agent in accordance with Section 6.4.  Only after such application and after the payment by the Agent of any other amount required by any provision of law, including Section 9-615(a) of the UCC, need the Agent account for the surplus, if any, to any Grantor.  If the Agent sells any of the Collateral upon credit, the Grantor will be credited only with payments actually made by the purchaser and received by the Agent.  In the event the purchaser fails to pay for the Collateral, the Agent may resell the Collateral and the applicable Grantor shall be credited with proceeds of the sale.  To the extent permitted by applicable law, each Grantor waives all claims, damages and demands it may acquire against any Secured Party arising out of the exercise by it or them of any rights hereunder.

(c)       In the event of any Disposition of any of the Intellectual Property, the goodwill of the business connected with and symbolized by any Trademarks subject to such Disposition shall be included, and the applicable Grantor shall supply the Agent or its designee with such Grantor’s know-how and expertise, and with documents and things embodying the same, relating to the exploitation of such Intellectual Property, including the manufacture, distribution, advertising and sale of products or the provision of services under such Intellectual Property, and such Grantor’s customer lists and other records and documents relating to such Intellectual Property and to the manufacture, distribution, advertising and sale of such products and services.

(d)       For the purpose of enabling the Agent to exercise rights and remedies under this Section 6.5 (including in order to take possession of, collect, receive, assemble, process, appropriate, remove, realize upon, sell, assign, license out, convey, transfer or grant options to purchase any Collateral) at such time as the Agent shall be lawfully entitled to exercise such rights and remedies, each Grantor hereby grants to the Agent, for the benefit of the Secured Parties, (i) an irrevocable, nonexclusive, and assignable license (exercisable without payment of royalty or other compensation to such Grantor), subject, in the case of Trademarks, to sufficient rights to quality control and inspection in favor of such Grantor to avoid the risk of invalidation of such Trademarks, to use, practice, license, sublicense, and otherwise exploit any and all Intellectual Property now owned or held or hereafter acquired or held by such Grantor (which license shall include access to all media in which any of the licensed items may be recorded or stored and to all software and programs used for the

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compilation or printout thereof) and (ii) an irrevocable license (without payment of rent or other compensation to such Grantor) to use, operate and occupy all real property owned, operated, leased, subleased, or otherwise occupied by such Grantor.

6.6          Effect of Securities Laws.     Each Grantor recognizes that the Agent may be unable to effect a public sale of any or all of the Pledged Equity Interests or the Pledged Debt Securities by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof.  Each Grantor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall not, for that reason, be deemed to have been made in a commercially unreasonable manner.  The Agent shall be under no obligation to delay a sale of any of the Pledged Equity Interests or the Pledged Debt Securities for the period of time necessary to permit the Issuer thereof to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if such Issuer would agree to do so.

6.7          Deficiency.  Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Secured Obligations and the fees and disbursements of any attorneys employed by any Secured Party to collect such deficiency.

SECTION 7.         POWER OF ATTORNEY AND FURTHER ASSURANCES

7.1          Agent’s Appointment as Attorney-in-Fact, Etc.  (a)  Each Grantor hereby irrevocably constitutes and appoints the Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority, in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the purpose of carrying out the terms of this Agreement, to take, after and during the continuance of an Event of Default, any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Grantor hereby gives the Agent the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do any or all of the following:

(i)            in the name of such Grantor or its own name, or otherwise, take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Receivable or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Agent for the purpose of collecting any and all such moneys due under any Receivable or with respect to any other Collateral whenever payable;

(ii)           in the case of any Intellectual Property, execute and deliver, and have recorded, any and all agreements, instruments, documents and papers as the Agent

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may reasonably request to evidence the Secured Parties’ security interest in such Intellectual Property and the goodwill and general intangibles of such Grantor relating thereto or represented thereby;

(iii)          pay or discharge taxes and Liens levied or placed on or threatened against the Collateral, effect any repairs or purchase any insurance called for by the terms of the Loan Documents and pay all or any part of the premiums therefor and the costs thereof;

(iv)          execute, in connection with any sale provided for in Section 6.5 or 6.6, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and

(v)           (1) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Agent or as the Agent shall direct; (2) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (3) sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral; (4) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (5) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral; (6) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Agent may deem appropriate; (7) assign any Copyright, Patent or Trademark (along with the goodwill of the business to which any such Copyright, Patent or Trademark pertains), throughout the world for such term or terms, on such conditions, and in such manner, as the Agent shall in its sole discretion determine; and (8) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Agent were the absolute owner thereof for all purposes, and do, at the Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things which the Agent deems necessary to protect, preserve or realize upon the Collateral and the Secured Parties’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

Anything in this Section 7.1(a) to the contrary notwithstanding, the Agent agrees that, except as provided in Section 7.1(b), it will not exercise any rights under the power of attorney provided for in this Section 7.1(a) unless an Event of Default shall have occurred and be continuing.

(b)       If any Grantor fails to perform or comply with any of its agreements contained herein, the Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement; provided, however, that unless an Event of Default has occurred and is continuing or time is of the

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essence, the Agent shall not exercise this power without first making demand on the Grantor and the Grantor failing to promptly comply therewith.

(c)       The expenses of the Agent incurred in connection with actions undertaken as provided in this Section 7.1, together with interest thereon at a rate per annum equal to the rate per annum at which interest would then be payable on past due ABR Loans under the Credit Agreement, from the date of payment by the Agent to the date reimbursed by the relevant Grantor, shall be payable by such Grantor to the Agent on demand.

(d)       Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof.  All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until a Discharge of the Secured Obligations.

7.2          Authorization of Financing Statements.  Each Grantor acknowledges that pursuant to Section 9-509(b) of the UCC and any other applicable law, the Agent is authorized to file or record financing or continuation statements, and amendments thereto, and other filing or recording documents or instruments with respect to the Collateral in such form and in such offices as the Agent reasonably determines appropriate to perfect or maintain the perfection of the security interests of the Agent under this Agreement.  Each Grantor agrees that such financing statements may describe the collateral in the same manner as described in the Collateral Documents or as “all assets” or “all personal property” of the such Grantor, whether now owned or hereafter existing or acquired by the such Grantor or such other description as the Agent, in its sole judgment, determines is necessary or advisable.  A photographic or other reproduction of this Agreement shall be sufficient as a financing statement or other filing or recording document or instrument for filing or recording in any jurisdiction.

7.3          Further Assurances.  Each Grantor agrees that from time to time, at the expense of such Grantor, it shall promptly execute and deliver all further instruments and documents and take all further action that may be reasonably necessary, or that the Agent may reasonably request, in order to create and/or maintain the validity, perfection or priority of and protect any security interest granted or purported to be granted hereby or to enable the Agent to exercise and enforce its rights and remedies hereunder in respect of any Collateral.  Without limiting the generality of the foregoing, each Grantor shall:

(i)            file such financing or continuation statements, or amendments thereto, record security interests in Intellectual Property and execute and deliver such other agreements, instruments, endorsements, powers of attorney or notices, as may be necessary or desirable, or as the Agent may reasonably request, in order to effect, reflect, perfect and preserve the security interests granted or purported to be granted hereby;

(ii)           take all actions necessary to ensure the recordation of appropriate evidence of the liens and security interest granted hereunder in any Intellectual Property with any intellectual property registry in which said Intellectual Property is registered or issued or in which an application for registration or issuance is pending, including the United States Patent and Trademark Office, the United States Copyright Office, the various Secretaries of State, and the foreign counterparts of any of the foregoing;

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(iii)          at any time when an Event of Default is continuing, upon request by the Agent, assemble the Collateral and allow inspection of the Collateral by the Agent or persons designated by the Agent;

(iv)          at the Agent’s request, appear in and defend any action or proceeding that may affect such Grantor’s title to or the Agent’s interest in all or any part of the Collateral; and

(v)           furnish the Agent with such information regarding the Collateral, including the location thereof, as the Agent may reasonably request from time to time.

SECTION 8.         THE COLLATERAL AGENT

8.1          Authority of Agent.  (a)  Each Grantor acknowledges that the rights and responsibilities of the Agent under this Agreement with respect to any action taken by the Agent or the exercise or non-exercise by the Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Agent and the other Secured Parties, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Agent and the Grantors, the Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

(b)       The Agent has been appointed to act as Agent hereunder by the Lenders.  The Agent shall be obligated, and shall have the right hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including, without limitation, the release or substitution of Collateral), solely in accordance with this Agreement and the Credit Agreement.  The provisions of the Credit Agreement relating to the Agent, including without limitation, the provisions relating to resignation or removal of the Agent (subject to Section 8.3(e) hereof) and the powers and duties and immunities of the Agent, are incorporated herein by this reference and shall survive any termination of the Credit Agreement.

8.2          Duty of Agent.  The Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the UCC or otherwise, shall be to deal with it in the same manner as the Agent deals with similar property for its own account.  Neither the Agent nor any other Secured Party nor any of their respective officers, directors, partners, employees, agents, attorneys or other advisors, attorneys-in-fact or affiliates shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof.  The powers conferred on the Secured Parties hereunder are solely to protect the Secured Parties’ interests in the Collateral and shall not impose any duty upon any Secured Party to exercise any such powers.  The Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, partners,

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employees, agents, attorneys and other advisors, attorneys-in-fact or affiliates shall be responsible to any Grantor for any act or failure to act hereunder, except to the extent that any such act or failure to act is found by a final and nonappealable decision of a court of competent jurisdiction to have resulted primarily from their own gross negligence or willful misconduct in breach of a duty owed to such Grantor.

8.3          Exculpation of the Agent.  (a)  The Agent shall not be responsible to any Secured Party for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or of any Security Document or the validity or perfection of any security interest or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by the Agent to the Secured Parties or by or on behalf of any Secured Party to the Agent or any Secured Party in connection with the Security Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Credit Party or any other Person liable for the payment of any Secured Obligations, nor shall the Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Security Documents or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing.

(b)       Neither the Agent nor any of its officers, partners, directors, employees or agents shall be liable to the Secured Parties for any action taken or omitted by the Agent under or in connection with any of the Security Documents except to the extent caused solely and proximately by the Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction.  The Agent shall be entitled to refrain from any  act or the taking of any action in connection herewith or any of the Security Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until the Agent shall have been instructed in respect thereof by the Required Lenders and, upon such instruction, the Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such written instructions.  Without prejudice to the generality of the foregoing, (i) the Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for the Grantors and their Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Secured Party shall have any right of action whatsoever against the Agent as a result of the Agent acting or refraining from acting hereunder or under any of the Security Documents in accordance with the Credit Agreement or acting upon the instructions of the
Required Lenders.

(c)       No direction given to the Agent which imposes, or purports to impose, upon the Agent any obligation not set forth in or arising under this Agreement or any Security Document accepted or entered into by the Agent shall be binding upon the Agent.

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(d)       The Agent may resign at any time in accordance with clause (f) of Article VIII of the Credit Agreement.  After the Agent’s resignation in accordance with clause (f) of Article VIII of the Credit Agreement, the provisions of Section 8 hereof and Article VIII of the Credit Agreement shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent. Upon the acceptance of any appointment as the Agent by a successor Agent in accordance with clause (f) of Article VIII of the Credit Agreement, the retiring Agent shall promptly transfer all Collateral within its possession or control to the possession or control of the successor Agent and shall execute and deliver such notices, instructions and assignments as may be necessary or desirable to transfer the rights of the Agent in respect of the Collateral to the successor Agent.

8.4          Delegation of Duties.  The Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Security Document by or through any one or more sub-agents appointed by the Agent.  The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates.  All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Article 8 shall apply to any such sub-agent and to any of the Affiliates of the Agent and any such sub-agents, and shall apply to their respective activities as if such sub-agent and Affiliates were named herein in connection with the transactions contemplated hereby and by the Security Documents.  Notwithstanding anything herein to the contrary, each sub-agent appointed by the Agent or Affiliate of the Agent or Affiliate of any such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of the Credit Parties and the Secured Parties, and such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent or Affiliate acting in such capacity.

8.5          No Individual Foreclosure, Etc.  No Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any guarantee of the Secured Obligations except to the extent expressly contemplated by this Agreement or the other Loan Documents, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Agent on behalf of the Secured Parties in accordance with the terms thereof.  Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the guarantees of the Secured Obligations provided hereunder and under any other Loan Documents, to have agreed to the foregoing provisions and the other provisions of this Agreement.  Without limiting the generality of the foregoing, each Secured Party authorizes the Agent to credit bid all or any part of the Secured Obligations held by it.

SECTION 9.         MISCELLANEOUS

9.1          Amendments in Writing.  None of the terms or provisions of this Agreement may be waived, amended, restated, amended and restated, supplemented or otherwise modified except in accordance with Section 9.02 of the Credit Agreement.

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9.2          Notices.  All notices, requests and demands to or upon the Agent or any Grantor hereunder shall be effected in the manner provided for in Section 9.01 of the Credit Agreement; provided that any such notice, request or demand to or upon any Grantor shall be addressed to such Grantor at its notice address set forth on Schedule 1.

9.3          No Waiver by Course of Conduct; Cumulative Remedies.  No Secured Party shall by any act (except by a written instrument pursuant to Section 9.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default.  No failure to exercise, nor any delay in exercising, on the part of any Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof.  No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  A waiver by any Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which such Secured Party would otherwise have on any future occasion.  The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

9.4          Enforcement Expenses; Indemnification.  (a)  Each Grantor agrees to pay or reimburse each Secured Party for all its costs and expenses incurred in collecting against such Grantor under the guarantee contained in Section 2 or otherwise enforcing or preserving any rights under this Agreement and the other Loan Documents to which such Grantor is a party, including the fees and disbursements of counsel to each Secured Party and of counsel to the Agent subject to the limitations on payments to such counsel set forth in Section 9.03 of the Credit Agreement.

(b)       Each Grantor agrees to pay, and to save the Secured Parties harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement.

(c)       Each Grantor agrees to pay, and to save the Secured Parties (including all Indemnitees pursuant to Section 9.03(b) of the Credit Agreement), harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement to the extent the Borrower would be required to do so pursuant to Section 9.03 of the Credit Agreement (it being understood and agreed that the indemnification obligations set forth in this Section 9.4(c) shall apply to the Secured Parties to the same extent that they apply to the Agent and the Lenders under the Credit Agreement).

(d)       Each Grantor agrees that the provisions of Section 2.13 of the Credit Agreement are hereby incorporated herein by reference, mutatis mutandis, and each Secured Party shall be entitled to rely on each of them as if they were fully set forth herein.

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(e)       The agreements in this Section shall survive repayment of the Secured Obligations and all other amounts payable under the Credit Agreement and the other Loan Documents.

9.5          Successors and Assigns.  This Agreement shall be binding upon the successors and assigns of each Grantor and shall inure to the benefit of the Secured Parties and their permitted successors and assigns; provided that no Grantor may assign, transfer or delegate any of its rights or obligations under this Agreement, except in accordance with the Credit Agreement, without the prior written consent of the Agent  and any such assignment, transfer or delegation without such consent shall be null and void.

9.6          Set-Off. Each Grantor hereby irrevocably authorizes each Secured Party from time to time while an Event of Default pursuant to Section 7.02(a), Section 7.02(b), Section 7.02(h), Section 7.02(i) or Section 7.02(j) of the Credit Agreement shall have occurred and be continuing, without notice to such Grantor or any other Grantor, any such notice being expressly waived by each Grantor, to set-off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and other obligations at any time owing by such party to or for the credit or the account of such Grantor, or any part thereof in such amounts as such Secured Party may elect, against and on account of the obligations and liabilities of such Grantor to such Secured Party hereunder and claims of every nature and description of such Secured Party against such Grantor, in any currency, whether arising hereunder, under the Credit Agreement, any other Loan Document or otherwise, as such Secured Party may elect, whether or not any Secured Party has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured, provided that, if such Secured Party is a Lender, it complies with Section 9.08 of the Credit Agreement.  Each Secured Party exercising any right of set-off shall notify such Grantor promptly of any such set-off and the application made by such Secured Party of the proceeds thereof, provided that the failure to give such notice shall not affect the validity of such set-off and application.  The rights of each Secured Party under this Section are in addition to other rights and remedies (including other rights of set-off) which such Secured Party may have.

9.7          Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic imaging means), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission (e.g. “pdf” or “tif” format) shall be effective as delivery of a manually executed counterpart hereof.

9.8          Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  The parties hereto shall endeavor in good-faith negotiations to replace any invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

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9.9          Section Headings.  The section headings and Table of Contents used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

9.10        Integration/Conflict.  (a)  This Agreement and the other Loan Documents represent the entire agreement of the Grantors, the Agent and the other Secured Parties with respect to the subject matter hereof and thereof, and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof.  There are no promises, undertakings, representations or warranties by the Agent or any other Secured Party relative to the subject matter hereof and thereof not expressly set forth or referred to herein or therein.  In the case of any Collateral “located” outside the United States (including any Equity Interests of an Issuer organized under a jurisdiction other than the United States of any state or other locality thereof), in the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of any applicable Foreign Collateral Document which cannot be resolved by both provisions being complied with, the provisions contained in such Foreign Collateral Document shall govern to the extent of such conflict with respect to such Collateral.  In the event that any of the Collateral hereunder is also subject to a valid and enforceable Lien under the terms of a Mortgage securing the Secured Obligations and the terms thereof are inconsistent with the terms of this Agreement, then with respect to such Collateral, the terms of such Mortgage shall control in the case of fixtures and real property leases, letting and licenses of, and contracts and agreements relating to the lease of, real property, and the terms of this Agreement shall control in the case of all other Collateral.

(b)       Notwithstanding any other provision contained herein, this Agreement, the Liens created hereby and the rights, remedies, duties and obligations provided for herein are subject in all respects to the provisions of the Intercreditor Agreements.  In the event of any conflict or inconsistency between the provisions of this Agreement and any Intercreditor Agreement, the provisions of the applicable Intercreditor Agreement shall control.  Notwithstanding anything to the contrary herein, the Agent acknowledges and agrees that no Grantor shall be required to take or refrain from taking any action at the request of the Agent with respect to the Collateral if such action or inaction would be inconsistent with the terms of the Intercreditor Agreement.

9.11        GOVERNING LAW.  THIS AGREEMENT AND ANY DISPUTE, CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS AGREEMENT (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW RULES THAT WOULD RESULT IN THE APPLICATION OF A DIFFERENT GOVERNING LAW (OTHER THAN ANY MANDATORY PROVISIONS OF THE UCC RELATING TO THE LAW GOVERNING PERFECTION AND THE EFFECT OF PERFECTION OR PRIORITY OF THE SECURITY INTERESTS).

9.12        Submission to Jurisdiction; Waivers.  Each Grantor hereby irrevocably and unconditionally:

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(a)       submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents (whether arising in contract, tort or otherwise) to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York sitting in the Borough of Manhattan, the courts of the United States for the Southern District of New York sitting in the Borough of Manhattan, and appellate courts from any thereof;

(b)       agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York state court or, to the fullest extent permitted by applicable law, in such federal court;

(c)       agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law and that nothing in this agreement or any other Loan Document shall affect any right that any Secured Party may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against such Grantor or any of its assets in the courts of any jurisdiction;

(d)       waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (a) of this section (and irrevocably waives to the fullest extent permitted by applicable law the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court);

(e)       consents to service of process in the manner provided in Section 9.09 of the Credit Agreement (and agrees that nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law); and

(f)        waives, to the maximum extent not prohibited by law, any right it may have to claim or recover any special, exemplary, punitive or consequential damages.

9.13        Acknowledgments.  Each Grantor hereby acknowledges that:

(a)       it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;

(b)       no Secured Party has any fiduciary relationship with or duty to any Grantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Grantors, on the one hand, and the Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)       no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Secured Parties or among the Grantors and the Secured Parties.

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9.14        Additional Grantors.  Each Subsidiary of the Borrower that is required to become a party to this Agreement pursuant to Section 5.11 of the Credit Agreement shall become a Grantor and/or Guarantor as required by the Credit Agreement for all purposes of this Agreement upon execution and delivery by such Subsidiary of an Assumption Agreement in the form of Annex 1 hereto.

9.15        Releases.  (a)  At such time as there has been a Discharge of the Secured Obligations, the Collateral shall be released from the Liens created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Agent and each Grantor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Grantors.  At the request and sole expense of any Grantor following any such termination, the Agent shall deliver to such Grantor any Collateral held by the Agent hereunder, and execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination.

(b)       If any of the Collateral shall be Disposed of by any Grantor in a transaction permitted by the Credit Agreement, then such Collateral shall be automatically released from the Liens created hereby and the Agent, at the request and sole expense of such Grantor, shall execute and deliver to such Grantor all releases or other documents reasonably necessary or desirable for the release of the Liens created hereby on such Collateral provided that the Grantor shall have delivered to the Agent, at least ten (10) Business Days prior to the date of the proposed execution of any release (or such shorter period as the Agent may agree in its reasonable discretion), a written request for release identifying the relevant Grantor and Collateral to be released, together with a certification by the Borrower stating that such transaction is in compliance with the Credit Agreement and the other Loan Documents and that the Proceeds of such Disposition will be applied in accordance therewith.  At the request and sole expense of the Borrower, a Subsidiary Guarantor shall be released from its obligations hereunder in the event that all the Equity Interests of such Subsidiary Guarantor shall be Disposed of in a transaction permitted by the Credit Agreement; provided that the Borrower shall have delivered to the Agent, at least ten (10) Business Days prior to the date of the proposed release (or such shorter period as the Agent may agree in its reasonable discretion), a written request for release identifying the relevant Subsidiary Guarantor, together with a certification by the Borrower stating that such transaction is in compliance with the Credit Agreement and the other Loan Documents and that the Proceeds of such Disposition will be applied in accordance therewith.

(c)       Each Grantor acknowledges that it is not authorized to file any financing statement or amendment or termination statement with respect to any financing statement originally filed in connection herewith without the prior written consent of the Agent, subject to such Grantor’s rights under Section 9-509(d)(2) of the UCC.

9.16        WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE

39

TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT, BREACH OF DUTY, COMMON LAW, STATUTE OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.  EACH PARTY HERETO FURTHER REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

9.17        Security Interest Absolute.  All rights of the Agent hereunder, the security interest, the grant of a security interest in the Collateral and all obligations of each Grantor hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Credit Agreement, any other Loan Document, any agreement with respect to any of the Secured Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any other Loan Document, or any other agreement or instrument, (c) any exchange, release or non-perfection of any Lien on other collateral, or any release or amendment or waiver of or consent under or departure from any guarantee, securing or guaranteeing all or any of the Secured Obligations or (d) subject only to termination of a Grantor’s obligations hereunder in accordance with the terms of Section 9.15, any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Grantor in respect of the Secured Obligations or this Agreement.

9.18        Recourse.  This Agreement is made with full recourse to each Grantor and pursuant to and upon all the warranties, representations, covenants and agreements on the part of such Grantor contained herein, in the Credit Agreement and the other Loan Documents and otherwise in writing in connection herewith or therewith, with respect to the Secured Obligations of each applicable Secured Party.  It is the desire and intent of each Grantor and each applicable Secured Party that this Agreement shall be enforced against each Grantor to the fullest extent permissible under applicable law applied in each jurisdiction in which enforcement is sought.

9.19        General Authority of the Agent.  By acceptance of the benefits of this Agreement and any other Collateral Documents, each Secured Party (whether or not a signatory hereto) shall be deemed irrevocably (a) to consent to the appointment of the Agent and Administrative Agent as its agent hereunder and under such other Collateral Documents, (b) to confirm that the Agent and the Administrative Agent shall have the authority to act as the exclusive agent of such Secured Party for the enforcement of any provisions of this Agreement and such other Collateral Documents against any Grantor, the exercise of remedies hereunder or thereunder and the giving or withholding of any consent or approval hereunder or thereunder relating to any Collateral or any Grantor’s obligations with respect thereto, (c) to agree that it

40

shall not take any action to enforce any provisions of this Agreement or any other Collateral Document against any Grantor, to exercise any remedy hereunder or thereunder or to give any consents or approvals hereunder or thereunder except as expressly provided in this Agreement or any other Collateral Document and (d) to agree to be bound by the terms of this Agreement and any other Collateral Documents.

41

IN WITNESS WHEREOF, each of the undersigned has caused this Guarantee and Collateral Agreement to be duly executed and delivered as of the date first above written.

GRANTORS:

STAPLES, INC.

By:
Name:
Title:

[SUBSIDIARY GUARANTORS]

By:
Name:
Title:

42

AGENT:

BARCLAYS BANK PLC,
as Agent

By:
Name:
Title:

43

Schedule 1

NOTICE ADDRESSES OF GUARANTORS

1

Schedule 2

DESCRIPTION OF PLEDGED INVESTMENT PROPERTY

Pledged Stock:

Grantor	Issuer	Issuer’s Jurisdiction Under New York UCC Section 9- 305(a)(2)	Class of Stock	Stock Certificate No.	Percentage of Shares	No. of Shares

Pledged Notes:

Grantor	Issuer	Payee	Principal Amount

Pledged Debt Securities:

Grantor	Issuer	Issuer’s Jurisdiction Under New York UCC Section 9-305(a)(2)	Payee	Principal Amount

2A-1

Pledged Security Entitlements:

Grantor	Issuer of Financial Asset	Description of Financial Asset	Securities Intermediary (Name and Address)	Securities Account (Number and Location)	Securities Intermediary’s Jurisdiction Under New York UCC Section 9-305(a)(3)

Pledged Commodity Contracts:

Grantor	Description of Commodity Contract	Commodity Intermediary (Name and Address)	Commodity Account (Number and Location)	Commodity Intermediary’s Jurisdiction Under New York UCC Section 9- 305(a)(4)

2-2

Pledged Partnership Interests:

Grantor	Issuer	Type of Partnership Interest (e.g., General or Limited)	Certificated (Y/N)	Certificate No. (if any)	% of Outstanding Partnership Interests of the Partnership

Pledged LLC Interests:

Grantor	Issuer	Certificated (Y/N)	Certificate No. (if any)	No. of Pledged Units	% of Outstanding LLC Interests of the Issuer

Other Pledged Equity Interests:

Grantor	Issuer	Class of Equity Interests	Certificated (Y/N)	Certificate No. (if any)	% of Outstanding Equity Interests of the Issuer

2-3

Deposit Accounts:

Grantor	Name of Depositary Bank	Account Number	Account Name

2-4

Schedule 2A

CERTAIN PLEDGED INVESTMENT PROPERTY

Pledged Partnership Interests:

Grantor	Issuer	Type of Partnership Interest (e.g., General or Limited)	Certificated (Y/N)	Certificate No. (if any)	% of Outstanding Partnership Interests of the Partnership

Pledged LLC Interests:

Grantor	Issuer	Certificated (Y/N)	Certificate No. (if any)	No. of Pledged Units	% of Outstanding LLC Interests of the Issuer

2A-1

Schedule 3

FILINGS AND OTHER ACTIONS
REQUIRED TO PERFECT SECURITY INTERESTS

Uniform Commercial Code Filings

[List each office where a financing statement is to be filed]

Copyright, Patent and Trademark Filings

[List all filings]

Actions with respect to Investment Property

[Describe all actions required to obtain “control” of Investment Property]

Other Actions

[Describe other actions to be taken]

3-1

Schedule 4

EXACT LEGAL NAME, LOCATION OF JURISDICTION OF ORGANIZATION AND CHIEF EXECUTIVE OFFICE

Exact Legal Name	Jurisdiction of Organization	Organizational I.D.	Chief Executive Office or Sole Place of Business

4-1

Schedule 5

LOCATION OF INVENTORY AND EQUIPMENT

Grantor	Locations

5-1

Schedule 6

[Omitted.]

7-1

Schedule 7

GOVERNMENT RECEIVABLES

7-1

Schedule 8

COPYRIGHTS

PATENTS

TRADEMARKS

INTELLECTUAL PROPERTY LICENSES

OTHER INTELLECTUAL PROPERTY

8-1

Schedule 9

LETTER OF CREDIT RIGHTS

10-1

Schedule 10

COMMERCIAL TORT CLAIMS

11-1

EXHIBIT C-1

TO GUARANTEE AND COLLATERAL AGREEMENT

FORM OF COPYRIGHT SECURITY AGREEMENT

This COPYRIGHT SECURITY AGREEMENT, dated as of [          ], 2016 (this “Agreement”), is made by each of the signatories hereto indicated as a “Grantor” (each a “Grantor” and collectively, the “Grantors”) in favor of BARCLAYS BANK PLC, as Collateral Agent for the Secured Parties (in such capacity and together with its successors and assigns in such capacity, the “Agent”).

WHEREAS, pursuant to that certain Term Loan Credit Agreement dated as of February 2, 2016 by and among Staples, Inc. (as successor to Staples Escrow, LLC) as the Borrower, the Lenders from time to time party thereto, Barclays Bank PLC as the Administrative Agent and the Collateral Agent, and the other parties from time to time party thereto (as the same may hereafter be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), the Lenders have severally agreed to make extensions of credit to the Borrower upon the terms and conditions set forth therein, to the Borrower;

WHEREAS, as a condition precedent to the obligation of the Lenders to make their respective extension of credit to the Borrower under the Credit Agreement, the Grantors entered into a Guarantee and Collateral Agreement dated as of [          ], 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Guarantee and Collateral Agreement”) between each of the Grantors and the Agent, pursuant to which each of the Grantors assigned, transferred and granted to the Agent, for the benefit of the Secured Parties, a security interest in the Copyright Collateral (as defined below); and

WHEREAS, pursuant to the Guarantee and Collateral Agreement, each Grantor agreed to execute and this Agreement, in order to record the security interest granted to the Agent for the benefit of the Secured parties with the United States Copyright Office.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Grantors hereby agree with the Agent as follows:

SECTION 1.        Defined Terms

Capitalized terms used but not defined herein shall have the respective meanings given thereto in the Guarantee and Collateral Agreement, and if not defined therein, shall have the respective meanings given thereto in the Credit Agreement.

SECTION 2.        Grant of Security Interest

Each Grantor hereby assigns and transfers to the Agent, and hereby grants to the Agent, for the benefit of the Secured Parties, a security interest in, all of the following property, in each case, wherever located and now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Copyright Collateral”) as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of such Grantor’s Obligations:

EXHIBIT C-1

(a)           all works of authorship and all intellectual property rights therein, all United States copyrights (whether or not the underlying works of authorship have been published), including but not limited to copyrights in software and databases, all designs (including but not limited to all industrial designs, “Protected Designs” within the meaning of 17 U.S.C. 1301 et. Seq. and Community designs), and all “Mask Works” (as defined in 17 U.S.C. 901 of the U.S. Copyright Act), whether registered or unregistered, and with respect to any and all of the foregoing: (i) all registrations and applications for registration thereof including the registrations and applications listed in Schedule A attached hereto, (ii) all extensions, renewals, and restorations thereof, (iii) all rights to sue or otherwise recover for any past, present and future infringement or other violation thereof and (iv) all Proceeds of the foregoing, including license fees, royalties, income, payments, claims, damages and proceeds of suit now or hereafter due and/or payable with respect thereto; and

(b)           all agreements, licenses and covenants pursuant to which such Grantor has been granted exclusive rights in any registered Copyrights or has otherwise been granted or has granted a covenant not to sue for infringement or other violation of any registered Copyrights, but excluding, in every case, any and all Excluded Assets.

SECTION 3.        Security Agreement

The security interest granted pursuant to this Agreement is granted in conjunction with the security interest granted to the Agent for the Secured Parties pursuant to the Guarantee and Collateral Agreement, and the Grantors hereby acknowledge and affirm that the rights and remedies of the Agent with respect to the security interest in the Copyright Collateral made and granted hereby are more fully set forth in the Guarantee and Collateral Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein.  In the event that any provision of this Agreement is deemed to conflict with the Guarantee and Collateral Agreement, the provisions of the Guarantee and Collateral Agreement shall control.

SECTION 4.        Governing Law

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW RULES THAT WOULD RESULT IN THE APPLICATION OF A DIFFERENT GOVERNING LAW (OTHER THAN ANY MANDATORY PROVISIONS OF THE UCC RELATING TO THE LAW GOVERNING PERFECTION AND EFFECT OF PERFECTION OF THE SECURITY INTERESTS).

SECTION 5.        Counterparts

This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, each Grantor has caused this Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

[NAME OF GRANTOR],
as Grantor

By:
Name:
Title:

[ADD SIGNATURE BLOCKS FOR ANY OTHER GRANTORS]

Accepted and Agreed:

BARCLAYS BANK PLC,
as Agent

By:
Name:
Title:

SCHEDULE A
to
COPYRIGHT SECURITY AGREEMENT

COPYRIGHT REGISTRATIONS

Title	Registration No.	Registration Date

COPYRIGHT APPLICATIONS

Title	Application / Case No.	Filing Date

EXHIBIT C-2

TO GUARANTEE AND COLLATERAL AGREEMENT

FORM OF PATENT SECURITY AGREEMENT

This PATENT SECURITY AGREEMENT, dated as of [          ], 2016 (this “Agreement”), is made by each of the signatories hereto indicated as a Grantor (each a “Grantor” and collectively, the “Grantors”) in favor of BARCLAYS BANK PLC, as Collateral Agent for the Secured Parties (in such capacity and together with its successors and assigns in such capacity, the “Agent”).

WHEREAS, pursuant to that certain Term Loan Credit Agreement dated as of February 2, 2016 by and among Staples, Inc. (as successor to Staples Escrow, LLC) as the Borrower, the Lenders from time to time party thereto, Barclays Bank PLC as the Administrative Agent and the Collateral Agent, and the other parties from time to time party thereto (as the same may hereafter be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), the Lenders have severally agreed to make extensions of credit to the Borrower upon the terms and conditions set forth therein, to the Borrower;

WHEREAS, as a condition precedent to the obligation of the Lenders to make their respective extension of credit to the Borrower under the Credit Agreement, the Grantors entered into a Guarantee and Collateral Agreement dated as of [          ], 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Guarantee and Collateral Agreement”) between each of the Grantors and the Agent, pursuant to which each of the Grantors assigned, transferred and granted to the Agent, for the benefit of the Secured Parties, a security interest in the Patent Collateral (as defined below); and

WHEREAS, pursuant to the Guarantee and Collateral Agreement, each Grantor agreed to execute and this Agreement, in order to record the security interest granted to the Agent for the benefit of the Secured parties with the United States Patent and Trademark Office.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Grantors hereby agree with the Agent as follows:

SECTION. 1.  Defined Terms

Capitalized terms used but not defined herein shall have the respective meanings given thereto in the Guarantee and Collateral Agreement, and if not defined therein, shall have the respective meanings given thereto in the Credit Agreement.

SECTION 2.  Grant of Security Interest.

Each Grantor hereby assigns and transfers to the Agent, and hereby grants to the Agent, for the benefit of the Secured Parties, a security interest in, all of the following property, in each case, wherever located and now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Patent Collateral”) as collateral security for the prompt and complete payment

EXHIBIT C-2

and performance when due (whether at the stated maturity, by acceleration or otherwise) of such Grantor’s Obligations:

all patentable inventions and designs, all United States patents, certificates of invention, and similar industrial property rights, and applications for any of the foregoing, including without limitation: (i) each patent and patent application listed in Schedule A attached hereto (ii) all reissues, substitutes, divisions, continuations, continuations-in-part, extensions, renewals, and reexaminations thereof, (iii) all inventions and improvements described and claimed therein, (iv) all rights to sue or otherwise recover for any past, present and future infringement or other violation thereof and (v) all Proceeds of the foregoing, including license fees, royalties, income, payments, claims, damages, and proceeds of suit now or hereafter due and/or payable with respect thereto, income, royalties, damages and other payments now and hereafter due and/or payable with respect thereto.

but excluding, in every case, any and all Excluded Assets

SECTION 3.        Security Agreement

The security interest granted pursuant to this Agreement is granted in conjunction with the security interest granted to the Agent for the Secured Parties pursuant to the Guarantee and Collateral Agreement, and the Grantors hereby acknowledge and affirm that the rights and remedies of the Agent with respect to the security interest in the Patent Collateral made and granted hereby are more fully set forth in the Guarantee and Collateral Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein.  In the event that any provision of this Agreement is deemed to conflict with the Guarantee and Collateral Agreement, the provisions of the Guarantee and Collateral Agreement shall control.

SECTION 4.        Governing Law

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW RULES THAT WOULD RESULT IN THE APPLICATION OF A DIFFERENT GOVERNING LAW (OTHER THAN ANY MANDATORY PROVISIONS OF THE UCC RELATING TO THE LAW GOVERNING PERFECTION AND EFFECT OF PERFECTION OF THE SECURITY INTERESTS).

SECTION 5.        Counterparts

This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, each Grantor has caused this Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

[NAME OF GRANTOR],
as Grantor

By:
Name:
Title:

[ADD SIGNATURE BLOCKS FOR ANY OTHER GRANTORS]

Accepted and Agreed:

BARCLAYS BANK PLC,
as Agent

By:
Name:
Title:

SCHEDULE A
to
PATENT SECURITY AGREEMENT

PATENTS AND PATENT APPLICATIONS

Title	Application No.	Filing Date	Patent No.	Issue Date

EXHIBIT C-3
TO GUARANTEE AND COLLATERAL AGREEMENT

FORM OF TRADEMARK SECURITY AGREEMENT

This TRADEMARK SECURITY AGREEMENT, dated as of [          ], 2016 (this “Agreement”), is made by each of the signatories hereto indicated as a Grantor (each a “Grantor” and collectively, the “Grantors”) in favor of BARCLAYS BANK PLC, as Collateral Agent for the Secured Parties (in such capacity and together with its successors and assigns in such capacity, the “Agent”).

WHEREAS, pursuant to that certain Term Loan Credit Agreement dated as of February 2, 2016 by and among Staples, Inc. (as successor to Staples Escrow, LLC) as the Borrower, the Lenders from time to time party thereto, Barclays Bank PLC as the Administrative Agent and the Collateral Agent, and the other parties from time to time party thereto (as the same may hereafter be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), the Lenders have severally agreed to make extensions of credit to the Borrower upon the terms and conditions set forth therein, to the Borrower;

WHEREAS, as a condition precedent to the obligation of the Lenders to make their respective extension of credit to the Borrower under the Credit Agreement, the Grantors entered into a Guarantee and Collateral Agreement dated as of [          ], 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Guarantee and Collateral Agreement”) between each of the Grantors and the Agent, pursuant to which each of the Grantors assigned, transferred and granted to the Agent, for the benefit of the Secured Parties, a security interest in the Trademark Collateral (as defined below); and

WHEREAS, pursuant to the Guarantee and Collateral Agreement, each Grantor agreed to execute and this Agreement, in order to record the security interest granted to the Agent for the benefit of the Secured parties with the United States Patent and Trademark Office.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Grantors hereby agree with the Agent as follows:

SECTION 1.        Defined Terms

Capitalized terms used but not defined herein shall have the respective meanings given thereto in the Guarantee and Collateral Agreement, and if not defined therein, shall have the respective meanings given thereto in the Credit Agreement.

SECTION 2.        Grant of Security Interest in Trademark Collateral

SECTION 2.1      Grant of Security.  Each Grantor hereby assigns and transfers to the Agent, and hereby grants to the Agent, for the benefit of the Secured Parties, a security interest in, all of the following property, in each case, wherever located and now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Trademark Collateral”) as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of such Grantor’s Obligations:

EXHIBIT C-3

All United States service marks, trade names, corporate names, company names, business names, fictitious business names, trade dress, trade styles, logos, Internet domain names, other indicia of origin or source identification, and general intangibles of a like nature, whether registered or unregistered, and with respect to any and all of the foregoing: (i) all registrations and applications for registration thereof in the United States including the registrations and applications listed in Schedule A attached hereto, (ii) all extension and renewals thereof, (iii) all of the goodwill of the business connected with the use of and symbolized by any of the foregoing, (iv) all rights to sue or otherwise recover for any past, present and future infringement, dilution, or other violation thereof and (iv) all Proceeds of the foregoing, including license fees, royalties, income, payments, claims, damages and proceeds of suit now or hereafter due and/or payable with respect thereto;

but excluding, in every case, any and all Excluded Assets

SECTION 2.2      Certain Limited Exclusions.  Notwithstanding anything herein to the contrary, in no event shall the Trademark Collateral include or the security interest granted under Section 2.1 hereof attach to any “intent-to-use” application for registration of a Trademark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, solely to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal law.

SECTION 3.        Security Agreement

The security interest granted pursuant to this Agreement is granted in conjunction with the security interest granted to the Agent for the Secured Parties pursuant to the Guarantee and Collateral Agreement, and the Grantors hereby acknowledge and affirm that the rights and remedies of the Agent with respect to the security interest in the Trademark Collateral made and granted hereby are more fully set forth in the Guarantee and Collateral Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein.  In the event that any provision of this Agreement is deemed to conflict with the Guarantee and Collateral Agreement, the provisions of the Guarantee and Collateral Agreement shall control.

SECTION 4.        Governing Law

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW RULES THAT WOULD RESULT IN THE APPLICATION OF A DIFFERENT GOVERNING LAW (OTHER THAN ANY MANDATORY PROVISIONS OF THE UCC RELATING TO THE LAW GOVERNING PERFECTION AND EFFECT OF PERFECTION OF THE SECURITY INTERESTS).

SECTION 5.        Counterparts

This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, each Grantor has caused this Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

[NAME OF GRANTOR],
as Grantor

By:
Name:
Title:

[ADD SIGNATURE BLOCKS FOR ANY OTHER GRANTORS]

Accepted and Agreed:

BARCLAYS BANK PLC,
as Agent

By:
Name:
Title:

SCHEDULE A
to
TRADEMARK SECURITY AGREEMENT

TRADEMARK REGISTRATIONS AND APPLICATIONS

Mark	Serial No.	Filing Date	Registration No.	Registration Date

EXHIBIT D
TO GUARANTEE AND COLLATERAL AGREEMENT

FORM OF ACKNOWLEDGMENT AND CONSENT

The undersigned hereby acknowledges receipt of a copy of the Guarantee and Collateral Agreement dated as of [          ], 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Agreement”), made by the Grantor for the benefit of Barclays Bank PLC, as Collateral Agent for the Secured Parties (in such capacity and together with its successors and assigns in such capacity, the “Agent”).  Capitalized terms used but not defined herein shall have the respective meanings given thereto in the Agreement.  The undersigned agrees for the benefit of the Agent and the Secured Parties as follows:

1.     The undersigned acknowledges that it is an “Issuer” as defined in the Agreement.

2.     The undersigned confirms the statements made in the Agreement with respect to the undersigned in its capacity as Issuer, including without limitation in Section 4.7 of the Agreement and Schedule 2 to the Agreement.

3.     The undersigned will notify the Agent promptly in writing of the occurrence of any of the events described in Sections 5.2(a), 5.2(c) and 5.6 of the Agreement.

4.     The terms of Sections 5.2(a), 5.2(c), 5.6, 5.7(c), 6.6 and 9.10 of the Agreement shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Sections 5.2(a), 5.2(c), 5.6, 5.7(c), 6.6 and 9.10 of the Agreement.

[NAME OF ISSUER]

By
Name:
Title:

Address for Notices:

Fax:

EXHIBIT D

Annex 1 to
Guarantee and Collateral Agreement

ASSUMPTION AGREEMENT, dated as of             ,      , made by                       , a                 corporation (the “Additional Grantor”), in favor of BARCLAYS BANK PLC, as Agent (in such capacity, the “Agent”) for (i) the banks and other financial institutions and entities (the “Lenders”) parties to the Credit Agreement referred to below, and (ii) the other Secured Parties (as defined in the Guarantee and Collateral Agreement (as hereinafter defined)).  All capitalized terms not defined herein shall have the meaning ascribed to them in such Credit Agreement.

W I T N E S S E T H:

WHEREAS, Staples, Inc. (as successor to Staples Escrow, LLC), as Borrower, the Lenders, and the Agent have entered into a Term Loan Credit Agreement, dated as of February 2, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, in connection with the Credit Agreement, the Borrower and certain of its Affiliates (other than the Additional Grantor) have entered into the Guarantee and Collateral Agreement, dated as of [                    ], 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Guarantee and Collateral Agreement”) in favor of the Agent for the benefit of the Secured Parties;

WHEREAS, the Credit Agreement requires the Additional Grantor to become a party to the Guarantee and Collateral Agreement; and

WHEREAS, the Additional Grantor has agreed to execute and deliver this Assumption Agreement in order to become a party to the Guarantee and Collateral Agreement;

NOW, THEREFORE, IT IS AGREED:

1.     Guarantee and Collateral Agreement.  By executing and delivering this Assumption Agreement, the Additional Grantor, as provided in Section 9.14 of the Guarantee and Collateral Agreement, hereby becomes a party to the Guarantee and Collateral Agreement as a Guarantor and Grantor thereunder with the same force and effect as if originally named therein as a Guarantor and Grantor and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Guarantor and Grantor thereunder.  In furtherance of the foregoing, the Additional Grantor hereby assigns and transfers to the Agent, and hereby grants to the Agent, for the benefit of the Secured Parties, a security interest in, all of the Collateral, in each case, wherever located and now owned or at any time hereafter acquired by such Additional Grantor or in which such Additional Grantor now has or at any time in the future may acquire any right, title or interest, as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Secured Obligations.  The information set forth in Annex 1-A hereto is

Annex 1-1

hereby added to the information set forth in Schedules               to the Guarantee and Collateral Agreement.  The Additional Grantor hereby represents and warrants that each of the representations and warranties contained in Section 4 of the Guarantee and Collateral Agreement is true and correct on and as the date hereof (after giving effect to this Assumption Agreement) as if made on and as of such date.

2.     GOVERNING LAW.  THIS ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

3.     Successors and Assigns.

This Assumption Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Additional Grantor may not assign, transfer or delegate any of its rights or obligations under this Assumption Agreement without the prior written consent of the Agent and any such assignment, transfer or delegation without such consent shall be null and void.

IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL GRANTOR]

By:
Name:
Title:

Annex 1-2

Annex 1-A

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE

[Date]

Reference is made to the Term Loan Credit Agreement, dated as of February 2, 2016 (as amended, restated, amended and restated, extended, refinanced, replaced, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among STAPLES, INC., a Delaware corporation (as successor to STAPLES ESCROW, LLC, a Delaware limited liability company, the “Borrower”), BARCLAYS BANK PLC, as Administrative Agent and Collateral Agent, and the Lenders and the other agents from time to time party thereto.  Pursuant to Section 5.01(c) of the Credit Agreement, the undersigned, solely in his/her capacity as a Financial Officer of the Borrower, certifies as of the date hereof as follows:

1.              [The financial statements [attached hereto] [as currently available on the website of the Securities Exchange Commission at http://www.sec.gov] in accordance with Section 5.01(b) of the Credit Agreement fairly present in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.](30)

2.              [No Default or Event of Default has occurred and is continuing.](31)

3.              [No material change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04.](32)

[The remainder of this page is intentionally left blank.]

(30)                          To be included only if accompanying quarterly financial statements.

(31)                          If unable to provide this certification, attach an Annex A specifying the details of the Default or Event of Default that has occurred and is continuing and any action taken or proposed to be taken with respect thereto.

(32)                          If any material change in GAAP has occurred, attach an Annex B specifying the effect of any material change on the financial statements accompanying such certificate.

D-1

IN WITNESS WHEREOF, the undersigned, solely in his/her capacity as a Financial Officer of the Borrower, has executed this certificate for and on behalf of the Borrower, and has caused this certificate to be delivered as of the date first set forth above.

STAPLES, INC.

By:
Name:
Title:

D-2

EXHIBIT E

FORM OF ABL INTERCREDITOR AGREEMENT

[Attached.]

E-1

Execution Version

INTERCREDITOR AGREEMENT

Dated as of [   ], 2016

among

BANK OF AMERICA, N.A.,

as Initial ABL Collateral Agent

and

BARCLAYS BANK PLC,

as Initial Fixed Asset Collateral Agent

and acknowledged and agreed to by

STAPLES, INC.,

as the Company

and the other Grantors referred to herein

6.4	Avoidance Issues	45
6.5	Reorganization Securities	45
6.6	Post-Petition Interest	45
6.7	Waiver	45
6.8	Separate Grants of Security and Separate Classification	45
6.9	Effectiveness in Insolvency or Liquidation Proceedings	46
6.10	Asset Dispositions	46

SECTION 7 RELIANCE; WAIVERS; ETC.		47

7.1	Reliance	47
7.2	No Warranties or Liability	48
7.3	No Waiver of Lien Priorities	48
7.4	Obligations Unconditional	51

SECTION 8 MISCELLANEOUS		51

8.1	Integration/Conflicts	51
8.2	Effectiveness; Continuing Nature of this Agreement; Severability	52
8.3	Amendments; Waivers	52
8.4	Information Concerning Financial Condition of the Company and its Subsidiaries	53
8.5	Subrogation	54
8.6	Submission to Jurisdiction; Certain Waivers	54
8.7	WAIVER OF JURY TRIAL	55
8.8	Notices	55
8.9	Further Assurances	56
8.10	APPLICABLE LAW	56
8.11	Binding on Successors and Assigns	56
8.12	Headings	56
8.13	Counterparts	57
8.14	Authorization	57
8.15	No Third Party Beneficiaries/ Provisions Solely to Define Relative Rights	57
8.16	No Indirect Actions	57
8.17	Additional Grantors	57
8.18	Additional Credit Agreements	58

ii

INTERCREDITOR AGREEMENT

This INTERCREDITOR AGREEMENT (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), is dated as of [                ], 2016, and entered into by and among BANK OF AMERICA, N.A. (“Bank of America”), as collateral agent for the holders of the Initial ABL Obligations (as defined below) (in such capacity and together with its successors and assigns from time to time, the “Initial ABL Collateral Agent”) and BARCLAYS BANK PLC (“Barclays”), as collateral agent for the holders of the Initial Fixed Asset Obligations (as defined below) (in such capacity and together with its successors and assigns from time to time, the “Initial Fixed Asset Collateral Agent”) and acknowledged and agreed to by STAPLES, INC., a Delaware corporation (the “Company”) and the other Grantors (as defined below).  Capitalized terms used in this Agreement have the meanings set forth in Section 1 below.

RECITALS

The Company, certain subsidiaries of the Company, Bank of America, as Administrative Agent and Collateral Agent, and the lenders and other agents party thereto have entered into that certain Credit Agreement dated as of the date hereof (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Initial ABL Credit Agreement”);

The Company (as successor to Staples Escrow, LLC, a Delaware limited liability company), Barclays, as Administrative Agent and Collateral Agent, and the lenders and other agents party thereto have entered into that certain Term Loan Credit Agreement dated as of the February 2, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Initial Fixed Asset Credit Agreement”);

The ABL Obligations are to be secured (i) by Liens on the ABL Priority Collateral that are senior to the Liens of the Fixed Asset Claimholders on the ABL Priority Collateral and (ii) by Liens on the Fixed Asset Priority Collateral that are junior in priority to the Liens of the Fixed Asset Claimholders on the Fixed Asset Priority Collateral;

The Fixed Asset Obligations are to be secured (i) by Liens on the Fixed Asset Priority Collateral that are senior to the Liens of the ABL Claimholders on the Fixed Asset Priority Collateral and (ii) by Liens on the ABL Priority Collateral that are junior in priority to the Liens of the ABL Claimholders on the ABL Priority Collateral;

The ABL Loan Documents and the Fixed Asset Loan Documents provide, among other things, that the parties thereto shall set forth in this Agreement their respective rights and remedies with respect to the Collateral; and

In consideration of the foregoing, the mutual covenants and obligations herein set forth and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, each of the Fixed Asset Collateral Agents on behalf of the Fixed Asset Claimholders and the ABL Collateral Agents on behalf of the ABL Claimholders, intending to be legally bound, hereby agrees as follows:

AGREEMENT

SECTION 1

DEFINITIONS

1.1          Defined Terms.  Each of Account Debtor, Chattel Paper, Deposit Accounts, Commercial Tort Claims, Documents, Equipment, Fixtures, General Intangibles, Goods, Instruments, Inventory, Investment Property, Letter of Credit, Letter of Credit Rights, Payment Intangibles, Proceeds, Securities and Securities Accounts shall have the meanings set forth in Articles 8 or 9 of the UCC.  In addition, as used in this Agreement, the following terms shall have the meanings set forth below.

“2016 Boise Note Indenture” means that certain indenture, dated as of October 31, 1985, as amended as of December 20, 1989 and August 1, 1990, between Boise Cascade Corporation and Morgan Guaranty Trust Company of New York, as trustee.

“2018 and 2023 Notes Indenture” means that certain indenture, dated as of January 15, 2009, between the Company and HSBC Bank USA, National Association, as trustee.

“ABL Bank Product Obligations” means, all obligations and liabilities (whether direct or indirect, absolute or contingent, due or to become due or now existing or hereafter incurred) of the Company or any other Grantor or their Subsidiaries, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise, which may arise under, out of, or in connection with: (a) any one or more of the following types of services or facilities (i) ACH transactions, (ii) treasury and/or cash management services, including, without limitation, controlled disbursement services, depository, direct debit arrangements, overdraft, electronic funds transfer services, interstate depository network services and e-payable services, and (iii) deposit accounts, other accounts and related services; (b) any products, services or facilities (other than services or facilities set forth in clause (a) of this definition) on account of (i) commercial credit cards, debit cards or purchasing cards (including so-called “procurement cards” or “p-cards”), (ii) stored value cards, (iii) merchant services, (iv) lease financing or related services or (v) supply chain financing, open account services and similar trade finance services; (c) any other banking products or services as may be requested by any Grantor or any of their Subsidiaries (including, without limitation, bank guarantees of obligations of Foreign Subsidiaries of the Grantors); and (d) (i) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (ii) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement,

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or any other master agreement; in each case, to any Person who is a secured party in respect of such obligations under the ABL Loan Documents, including all “Banking Services Obligations” (as defined in the Initial ABL Credit Agreement as in effect on the date hereof, whether or not then in effect.

“ABL Claimholders” means, at any relevant time, the holders of ABL Obligations at that time, including the ABL Lenders, any ABL Hedge Provider, any provider of ABL Bank Products Obligations, issuing bank(s) of letters of credit issued pursuant to the ABL Credit Agreement and the agents under the ABL Loan Documents.

“ABL Collateral Agent” means each of (i) the Initial ABL Collateral Agent, (ii) any New ABL Collateral Agent identified by the Company pursuant to Section 5.6(a) and (iii) any agent or trustee under any Additional ABL Credit Agreement, in each case, together with any successor thereto and “ABL Collateral Agents” shall mean, collectively, each ABL Collateral Agent.

“ABL Collateral Documents” means the “Collateral Documents” or “Security Documents” (as defined in the respective ABL Credit Agreements) and any other agreement, document or instrument pursuant to which a Lien is granted securing any ABL Obligations or under which rights or remedies with respect to such Liens are governed (other than this Agreement); provided that the term “ABL Collateral Documents” shall exclude any Canadian Collateral Document.

“ABL Credit Agreement” means collectively, (a) the Initial ABL Credit Agreement and (b) each Additional ABL Credit Agreement. Any reference to the ABL Credit Agreement hereunder shall be deemed a reference to each ABL Credit Agreement then in existence.

“ABL Credit Party” means “Loan Party” as defined in the ABL Credit Agreement.

“ABL Default” means an “Event of Default” as defined in an ABL Credit Agreement or any similar event or condition set forth in any other ABL Loan Document which causes, or permits holders of the applicable ABL Obligations outstanding thereunder to cause, the ABL Obligations outstanding thereunder to become immediately due and payable.

“ABL Hedge Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (including any such obligations or liabilities under any such

3

master agreement) entered into with an ABL Hedge Provider as permitted under the ABL Loan Documents and the Fixed Asset Loan Documents, in each case to the extent secured, or purported to be secured, under the ABL Collateral Documents.

“ABL Hedge Provider” shall mean any Person who has entered into an ABL Hedge Agreement with an ABL Credit Party or their Subsidiaries, including any “Swap Agreement Secured Party” (as defined in the Initial ABL Credit Agreement as in effect on the date hereof, whether or not then in effect).

“ABL Hedging Obligation” means any and all obligations, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all ABL Hedge Agreements, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any ABL Hedge Agreement transaction of any ABL Credit Party (or its Subsidiary) under any ABL Hedge Agreement, including any “Swap Obligations” (as defined in the Initial ABL Credit Agreement as in effect on the date hereof, whether or not then in effect).

“ABL Intercreditor Agreement” means any agreement or agreements (other than this Agreement) among ABL Collateral Agents that defines the relative rights and priorities as among ABL Collateral Agents and ABL Claimholders with respect to the Collateral.

“ABL Lenders” means the “Lenders” under and as defined in each ABL Credit Agreement.

“ABL Loan Documents” means each ABL Credit Agreement and the “Credit Documents” or “Loan Documents” (as defined in the respective ABL Credit Agreement) and each of the other agreements, documents and instruments providing for or evidencing any other ABL Obligation, and any other document or instrument executed or delivered at any time in connection with any ABL Obligations, including any intercreditor or joinder agreement among holders of ABL Obligations, to the extent such are effective at the relevant time, as each may be amended, restated, amended and restated, supplemented or otherwise modified from time to time; provided that the term “ABL Loan Documents” shall exclude any Canadian Collateral Document.  For certainty, the term “ABL Loan Documents” includes the Canadian Guaranty, if any.

“ABL Mortgages” means all mortgages, deeds of trust and other documents under which a Lien on real property is granted to secure the ABL Obligations.

“ABL Obligations” means (i) all unpaid principal of and accrued and unpaid interest on all loans made (or deemed made) pursuant to any ABL Credit Agreement, all accrued and unpaid fees and all expenses, reimbursements (including reimbursement obligations (if any) and interest thereon with respect to any letter of credit or similar instruments issued pursuant to any ABL Credit Agreement), indemnities and other obligations of the ABL Credit Parties to any ABL Lender, any arranger, agent, issuing bank or any indemnified party arising under the ABL Loan Documents, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with the ABL Loan Documents, whether on account of principal, interest, reimbursement obligations, fees,

4

indemnities, costs, expenses or otherwise; (ii) all ABL Hedging Obligations; (iii) all ABL Bank Product Obligations and (iv) all guarantee obligations, fees, expenses and all other Obligations under any ABL Credit Agreement and the other ABL Loan Documents, including any Post-Petition Interest with respect to the Obligations in  clauses (i) — (iv), in each case, whether or not allowed or allowable in an Insolvency or Liquidation Proceeding.  For greater certainty, the term “ABL Obligations” includes, without limitation, all of the “Secured Obligations” (as defined in the Initial ABL Credit Agreement as in effect on the date hereof, whether or not then in effect).

“ABL Priority Collateral” means (i) Accounts (other than to the extent constituting identifiable proceeds of Fixed Asset Priority Collateral), Chattel Paper and Credit Card Receivables; (ii) Deposit Accounts (and all balances, cash, checks and other negotiable instruments, funds and other evidences of payment held therein) and Securities Accounts (and all balances, cash, checks, securities, securities entitlements, financial assets and instruments (whether negotiable or otherwise), funds and other evidences of payment held therein), other than a Deposit Account or Securities Account containing exclusively identifiable proceeds of Fixed Asset Priority Collateral; (iii) all Inventory; (iv) to the extent evidencing, governing, securing or otherwise reasonably related to any of the foregoing, all Documents, General Intangibles, Instruments, Investment Property (other than equity interests in Subsidiaries), Commercial Tort Claims, Letters of Credit, Letter of Credit rights and Supporting Obligations; provided, however, that to the extent any of the foregoing also evidence, govern, secure or otherwise reasonably relate to any Fixed Asset Priority Collateral only that portion that evidences, governs, secures or primarily relates to ABL Priority Collateral shall constitute ABL Priority Collateral; provided, further, that the foregoing shall not include any Intellectual Property; (v) all books, records and documents related to the foregoing (including databases, customer lists and other records, whether tangible or electronic, which contain any information relating to any of the foregoing); and (vi) all Proceeds and products of any or all of the foregoing in whatever form received, including proceeds of business interruption and other insurance and claims against third parties.

“ABL Standstill Period” has the meaning set forth in Section 3.1.

“Access Period” means for each Real Estate Asset that is a Mortgaged Premises and any other Fixed Asset Priority Collateral located thereon, the period, which begins on the day on which the Designated ABL Collateral Agent provides the Designated Fixed Asset Collateral Agent with notice of its exercise of its access rights in accordance with Section 3.3(a) following either (a) delivery by the Designated Fixed Asset Collateral Agent to the Designated ABL Collateral Agent of the notice required by Section 3.3(a) that any Fixed Asset Collateral Agent (or its agent) has either obtained possession or control of such Fixed Asset Priority Collateral or sold or otherwise disposed of such Fixed Asset Priority Collateral or (b) delivery of an Enforcement Notice by the Designated ABL Collateral Agent in accordance with Section 3.3(a), and ends on the earliest of (A) the 180th day after such date; provided, however, that such 180 day period shall be tolled during any period during which the Designated ABL Collateral Agent is stayed or otherwise prohibited by law or court order from exercising remedies with respect to ABL Priority Collateral located on such Real Estate Asset; (B) the date on which all or substantially all of the ABL Priority Collateral located on such Real Estate Asset is sold, collected or liquidated; and (C) the Discharge of ABL Obligations.

5

“Account Agreements” means any lockbox account agreement, pledged account agreement, blocked account agreement, deposit account control agreement, securities account control agreement, or any similar deposit or securities account agreements among any Fixed Asset Collateral Agent and/or the any ABL Collateral Agent, one or more Grantors and the relevant financial institution depository or securities intermediary.

“Accounts” means, individually and collectively, (a) “accounts” as defined in the UCC and (b) all Payment Intangibles consisting of amounts owing from credit card and debit card issuers and processors and all rights under contracts relating to the creation or collection of such Payment Intangibles.

“Additional ABL Credit Agreement” means any credit agreement, debt facility, indenture and/or commercial paper facility, in each case, with banks or other institutional or commercial lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from (or sell such receivables to) such lenders against such receivables), letters of credit, bankers’ acceptances, or other borrowings, that either (x) is secured by a Lien on the Collateral on a pari passu basis with the Initial ABL Credit Agreement (if outstanding) and each other outstanding ABL Credit Agreement or (y) if there are no other outstanding ABL Credit Agreements, is secured by a Lien on the Collateral and has been designated as an ABL Credit Agreement in accordance with Section 8.18 hereof; provided, however, that (i) such the Indebtedness under such Additional ABL Credit Agreement is permitted to be incurred, secured and guaranteed on such basis by each ABL Loan Document and each Fixed Asset Loan Document, (ii)  each ABL Collateral Agent under such Additional ABL Credit Agreement shall have become party to this Agreement pursuant to, and by satisfying the conditions set forth in, Section 8.18 hereof  and (iii) each of the other requirements of Section 8.18 shall have been complied with.  The requirements of clause (i) of the immediately preceding sentence shall be tested only as of (x) the date of execution of a joinder agreement in substantially the form of Exhibit C hereto by the applicable Additional ABL Credit Agreement if pursuant to a commitment entered into at the time of such joinder agreement and (y) with respect to any later commitment or amendment to those terms to permit such Indebtedness, as of the date of such commitment and/or amendment.

“Additional Fixed Asset  Credit Agreement” means any credit agreement, debt facility, indenture and/or commercial paper facility, in each case, with banks or other institutional or commercial lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from (or sell such receivables to) such lenders against such receivables), letters of credit, bankers’ acceptances, or other borrowings, that either (x) is secured by a Lien on the Collateral on a pari passu basis with the Initial Fixed Asset Credit Agreement (if outstanding) and each other outstanding Fixed Asset Credit Agreement or (y) if there are no other outstanding Fixed Asset Credit Agreements, is secured by a Lien on Collateral and has been designated as a Fixed Asset Credit Agreement in accordance with Section 8.18 hereof; provided, however, that (i) such the Indebtedness under such Additional Fixed Asset Credit Agreement is permitted to be incurred, secured and guaranteed on such basis by each ABL Loan Document and each Fixed Asset Loan Document, (ii)  each Fixed Asset Collateral Agent under such Additional Fixed Asset Credit Agreement shall have become party to this Agreement pursuant to, and by

6

satisfying the conditions set forth in, Section 8.18 hereof  and (iii) each of the other requirements of Section 8.18 shall have been complied with.  The requirements of clause (i) of the immediately preceding sentence shall be tested only as of (x) the date of execution of a joinder agreement in substantially the form of Exhibit C hereto by the applicable Additional Fixed Asset Credit Agreement if pursuant to a commitment entered into at the time of such joinder agreement and (y) with respect to any later commitment or amendment to those terms to permit such Indebtedness, as of the date of such commitment and/or amendment.

“Affiliate” means, with respect to a specified Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with the Person specified or is a director or officer of the Person specified.

“Agent” means each of the ABL Collateral Agents and/or the Fixed Asset Collateral Agents, as the context may require.

“Agreement” has the meaning set forth in the Preamble to this Agreement.

“Bankruptcy Case” means a case under the Bankruptcy Code or any other Bankruptcy Law.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Bankruptcy Law” means the Bankruptcy Code and any similar federal, state or foreign law for the relief of debtors.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

“Canadian Credit Facility” means a secured asset-based revolving credit facility which may be provided to one or more Canadian Subsidiaries of the Company.

“Canadian Guaranty” means each guaranty from time to time made by the Company and the other Grantors in favor of the agents and lenders under the Canadian Credit Facility of the Obligations of the Canadian Subsidiaries under or in connection with the Canadian Credit Facility.

“Claimholders” means the ABL Claimholders and/or the Fixed Asset Claimholders, as the context may require.

“Canadian Collateral Documents” means any agreement, document or instrument pursuant to which a Lien is granted by any Canadian Subsidiary of the Company securing Obligations in respect of the Canadian Credit Facility.

“Canadian Subsidiary” means a Subsidiary of the Company organized under the law of Canada (or any province or territory thereof).

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“Collateral” means, at any time, all of the assets and property of any Grantor, whether real, personal or mixed, in which the holders of any ABL Obligations and the holders of any Fixed Asset Obligations (or their respective Agents) hold, purport to hold or are required to hold, a security interest at such time (or are required pursuant to Section 2 to be granted a security interest), including any property subject to Liens granted pursuant to Section 6 to secure both any ABL Obligations and any Fixed Asset Obligations.  If, at any time, any portion of the ABL Collateral does not constitute Fixed Asset Collateral for each Series of Fixed Asset Obligations, then such portion of such ABL Collateral shall constitute Collateral only with respect to the Fixed Asset Obligations for which it constitutes Fixed Asset Collateral and shall not constitute Collateral for any Fixed Asset Obligations which do not have a security interest in such Collateral at such time.

“Collateral Documents” means the ABL Collateral Documents and the Fixed Asset Collateral Documents.

“Company” has the meaning set forth in the Preamble to this Agreement.

“Comparable Subordinated Lien Collateral Document” means, in relation to any Collateral subject to any Lien created under any Prior Lien Collateral Document, the Subordinated Lien Collateral Document that creates a Lien on the same Collateral, granted by the same Grantor.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Copyright Licenses” means any written agreement naming any Grantor as licensor or licensee, granting any right under any Copyright or copyrights owned by a third party, including the grant of rights to reproduce, distribute, display, perform, create derivative works of and otherwise exploit material works protected by any Copyright.

“Copyrights” means each of the following that is owned by any Grantor: (i) all copyrights arising under the laws of the United States, any other country or group of countries or any political subdivision thereof, whether registered or unregistered and whether published or unpublished, all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in the United States Copyright Office; and (ii) the right to obtain all renewals thereof.

“Credit Card Issuer” shall mean any person who issues or whose members issue credit or debit cards, including, without limitation, MasterCard or VISA bank credit or debit cards or other bank credit or debit cards issued through MasterCard International, Inc., Visa, U.S.A., Inc. or Visa International and American Express, Discover, Diners Club, Carte Blanche and other non-bank credit or debit cards, including, without limitation, credit or debit cards issued by or through American Express Travel Related Services Company, Inc., and Novus Services, Inc. and other issuers approved by the ABL Collateral Agent.

8

“Credit Card Processor” shall mean any servicing or processing agent or any factor or financial intermediary who facilitates, services, processes or manages the credit authorization, billing transfer and/or payment procedures with respect to any Grantor’s sales transactions involving credit card or debit card purchases by customers using credit cards or debit cards issued by any Credit Card Issuer.

“Credit Card Receivables” means each “payment intangible” (as defined in the UCC) together with all income, payments and proceeds thereof, owed by a Credit Card Issuer or Credit Card Processor to a Grantor resulting from charges by a customer of a Grantor on credit or debit cards issued by such Credit Card Issuer in connection with the sale of Inventory by a Grantor, or services performed by a Grantor, in each case in the ordinary course of its business.  For greater certainty, the term “Credit Card Receivables” includes, without limitation, all of the Credit Card Account Receivables (as defined in the Initial ABL Credit Agreement as in effect on the date hereof, whether or not then in effect).

“Declined Liens” has the meaning set forth in Section 2.3.

“Designated ABL Collateral Agent” means (i) if at any time there is only one ABL Collateral Agent party hereto, such ABL Collateral Agent and (ii) at any time when clause (i) does not apply, subject to Section 2.6 hereof, the ABL Collateral Agent designated as such pursuant to the ABL Intercreditor Agreement.

“Designated Fixed Asset Collateral Agent” means (i) if at any time there is only one Fixed Asset Collateral Agent party hereto, the such Fixed Asset Collateral Agent and (ii) at any time when clause (i) does not apply, subject to Section 2.6 hereof, the Fixed Asset Collateral Agent designated as such pursuant to the Fixed Asset Intercreditor Agreement.

“Designated Prior Lien Collateral Agent” means (i) as it relates to the ABL Collateral Agents and the other ABL Claimholders with respect to all matters relating to the Fixed Asset Priority Collateral (but not the ABL Priority Collateral) prior to the Discharge of Fixed Asset Obligations, the Designated Fixed Asset Collateral Agent; and (ii) as it relates to the Fixed Asset Collateral Agents and the other Fixed Asset Claimholders with respect to all matters relating to the ABL Priority Collateral (but not the Fixed Asset Priority Collateral) prior to the Discharge of ABL Obligations, the Designated ABL Collateral Agent.

“DIP Financing” has the meaning set forth in Section 6.1.

“Discharge of ABL Obligations” means, except to the extent otherwise expressly provided in Section 5.6, each of the following has occurred:

(a)           payment in full in cash of the principal of and interest (including Post-Petition Interest, whether or not such interest would be allowed in such Insolvency or Liquidation Proceeding), on all Indebtedness outstanding under the ABL Loan Documents and constituting ABL Obligations;

(b)           payment in full in cash of all ABL Hedging Obligations or the cash collateralization of all such ABL Hedging Obligations on terms satisfactory to each applicable counterparty (or other arrangements satisfactory to each such counterparty

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shall have been made) and the expiration or termination of all outstanding transactions under ABL Hedge Agreements;

(c)           payment in full in cash of all other ABL Obligations that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid (other than any indemnification obligations for which no claim or demand for payment, whether oral or written, has been made at such time);

(d)           termination or expiration of all commitments, if any, to extend credit that would constitute ABL Obligations; and

(e)           termination or cash collateralization (in an amount and manner reasonably satisfactory to the ABL Collateral Agent, but in no event greater than 105% of the aggregate undrawn face amount) of all letters of credit issued under the ABL Loan Documents and constituting ABL Obligations.

“Discharge of Fixed Asset Obligations” means, except to the extent otherwise expressly provided in Section 5.6, each of the following has occurred:

(a)           payment in full in cash of the principal of and interest (including Post-Petition Interest, whether or not such interest would be allowed in such Insolvency or Liquidation Proceeding), on all Indebtedness outstanding under the Fixed Asset Loan Documents and constituting Fixed Asset Obligations;

(b)           payment in full in cash of all other Fixed Asset Obligations that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid (other than any indemnification obligations for which no claim or demand for payment, whether oral or written, has been made at such time); and

(c)           termination or expiration of all commitments, if any, to extend credit that would constitute Fixed Asset Obligations.

“Discharge of Prior Lien Obligations” means (a) with respect to the ABL Priority Collateral as it relates to the Fixed Asset Claimholders, the Discharge of ABL Obligations; and (b) with respect to the Fixed Asset Priority Collateral as it relates to the ABL Claimholders, the Discharge of Fixed Asset Obligations.

“Disposition” has the meaning set forth in Section 5.1(b).

“Enforcement Action” means any action to:

(a)           foreclose, execute, levy, or collect on, take possession or control of (other than for purposes of perfecting a Lien thereon), sell or otherwise realize upon (judicially or non-judicially), or lease, license, or otherwise dispose of (whether publicly or privately), Collateral or otherwise exercise or enforce remedial rights with respect to Collateral under the ABL Loan Documents or the Fixed Asset Loan Documents (including by way of setoff, recoupment, notification of a public or private sale or other disposition pursuant to the UCC or other applicable law, notification to Account Debtors,

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notification to depositary banks under deposit account control agreements, or exercise of rights under landlord consents, if applicable);

(b)           solicit bids from third Persons, approve bid procedures for any proposed disposition of Collateral, to conduct the liquidation or disposition of Collateral or engage or retain sales brokers, marketing agents, investment bankers, accountants, auctioneers, or other third Persons for the purposes of marketing, promoting, and selling Collateral;

(c)           receive a transfer of Collateral in satisfaction of Indebtedness or any other Obligation secured thereby;

(d)           otherwise enforce a security interest or exercise another right or remedy, as a secured creditor or otherwise, pertaining to the Collateral at law, in equity, or pursuant to the ABL Loan Documents or Fixed Asset Loan Documents (including the commencement of applicable legal proceedings or other actions with respect to all or any portion of the Collateral to facilitate the actions described in the preceding clauses, and exercising voting rights in respect of equity interests comprising Collateral); or

(e)           the Disposition of Collateral by any Grantor after the occurrence and during the continuation of an event of default under the ABL Loan Documents or the Fixed Asset Loan Documents with the consent of the Designated ABL Collateral Agent or Designated Fixed Asset Collateral Agent, as applicable;

provided, however, that notwithstanding the foregoing, none of the following shall constitute an Enforcement Action: (i) the establishment or modification of (x) borrowing base and/or availability reserves or other reserves against collateral, (y) eligibility criteria for Accounts, Credit Card Receivables or Inventory, or (z) other conditions for advances; (ii) the changing of advance rates or advance sub-limits; (iii) the imposition of a default rate or late fee; (iv) the collection and application (including pursuant to “cash dominion” provisions) of Accounts or other monies deposited from time to time in Deposit Accounts or Securities Accounts, in each case, against the ABL Obligations pursuant to the provisions of the ABL Loan Documents (including the notification of Account Debtors, depositary institutions or any other Person to deliver proceeds of Collateral to the Designated ABL Collateral Agent); (v) the cessation of lending pursuant to the provisions of the ABL Loan Documents, including upon the occurrence of a default or the existence of an over-advance; (vi) the filing of a proof of claim in any Insolvency or Liquidation Proceeding; (vii) unless an event of default under and as defined in the ABL Loan Documents or the Fixed Asset Loan Documents has occurred and is continuing, the consent by the Designated ABL Collateral Agent to disposition by any Grantor of any of the ABL Priority Collateral or the consent by the Designated Fixed Asset Collateral Agent to disposition by any Grantor of any of the Fixed Asset Priority Collateral; (viii) the acceleration of the Fixed Asset Obligations or the ABL Obligations; and (ix) the commencement or filing or joining with other Persons in the commencement or filing of a petition in an Insolvency or Liquidation Proceeding in the exercise of any remedies as an unsecured creditor.

“Enforcement Notice” means a written notice delivered by (i) any ABL Collateral Agent, at a time when an ABL Default has occurred and is continuing, to the Designated Fixed Asset Collateral Agent announcing that such ABL Collateral Agent intends to commence an

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Enforcement Action against the ABL Priority Collateral and specifying the relevant event of default; or (ii) any Fixed Asset Collateral Agent, at a time when a Fixed Asset Default has occurred and is continuing, to the Designated ABL Collateral Agent announcing that such Fixed Asset Collateral Agent intends to commence an Enforcement Action against the Fixed Asset Priority Collateral and specifying the relevant event of default.

“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).

“Fixed Asset Claimholders” means, at any relevant time, the holders of Fixed Asset Obligations at that time, including the Fixed Asset Lenders and the agents under the Fixed Asset Loan Documents.

“Fixed Asset Collateral Agent” means each of (i) the Initial Fixed Asset Collateral Agent, (ii) any New Fixed Asset Collateral Agent identified by the Company pursuant to Section 5.6(b) and (iii) any agent or trustee under any other Fixed Asset Credit Agreement, in each case, together with any successors thereto, and Fixed Asset Collateral Agents shall mean, collectively, each Fixed Asset Collateral Agent.

“Fixed Asset Collateral Documents” means the “Collateral Documents” or “Security Documents” (as defined in the respective Fixed Asset Credit Agreements) and any other agreement, document or instrument pursuant to which a Lien is granted securing any Fixed Asset Obligations or under which rights or remedies with respect to such Liens are governed (other than this Agreement).

“Fixed Asset Credit Agreement” means collectively, (a) the Initial Fixed Asset Credit Agreement and (b) any Additional Fixed Asset Credit Agreement. Any reference to the Fixed Asset Credit Agreement hereunder shall be deemed a reference to each Fixed Asset Credit Agreement then in existence.

“Fixed Asset Default” means an “Event of Default” as defined in the Fixed Asset Credit Agreement or any similar event or condition set forth in any other Fixed Asset Loan Document which causes, or permits holders of the applicable Fixed Asset Obligations outstanding thereunder to cause, the Fixed Asset Obligations outstanding thereunder to become immediately due and payable.

“Fixed Asset General Intangibles” means all general intangibles (including Intellectual Property) which are not ABL Priority Collateral.

“Fixed Asset Intercreditor Agreement” means any agreement or agreements (other than this Agreement) among Fixed Asset Collateral Agents that defines the relative rights and priorities as among Fixed Asset Collateral Agents and Fixed Asset Claimholders with respect to the Collateral.

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“Fixed Asset Lenders” means the “Lenders” under and as defined in the Fixed Asset Credit Agreement.

“Fixed Asset Loan Documents” means each Fixed Asset Credit Agreement and the “Loan Documents” or “Credit Documents” (as defined in the respective Fixed Asset Credit Agreements) and each of the other agreements, documents and instruments providing for or evidencing any other Fixed Asset Obligation, and any other document or instrument executed or delivered at any time in connection with any Fixed Asset Obligations, including any intercreditor or joinder agreement among holders of Fixed Asset Obligations to the extent such are effective at the relevant time, as each may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Fixed Asset Mortgages” means a collective reference to each mortgage, deed of trust and any other document or instrument under which any Lien on real property owned or leased by any Grantor is granted to secure any Fixed Asset Obligations or under which rights or remedies with respect to any such Liens are governed.

“Fixed Asset Obligations” means all Obligations outstanding under any Fixed Asset Credit Agreement and the other Fixed Asset Loan Documents.  “Fixed Asset Obligations” shall include all interest accrued or accruing, including Post-Petition Interest, in accordance with the rate specified in the relevant Fixed Asset Loan Document whether or not the claim for such interest is allowed as a claim in such Insolvency or Liquidation Proceeding.

“Fixed Asset Priority Collateral” means (i) Equipment and Fixtures; (ii) Real Estate Assets; (iii) Intellectual Property; (iv) Equity Interests in all direct and indirect Subsidiaries of the Company; (v) all other assets of any Grantor, whether real, personal or mixed not constituting ABL Priority Collateral; (vi) to the extent evidencing, governing, securing or otherwise reasonably related to any of the foregoing, all Documents, General Intangibles, Instruments, Commercial Tort Claims, Letters of Credit, Letter of Credit Rights and Supporting Obligations; provided, however, that to the extent any of the foregoing also evidence, govern, secure or otherwise reasonably relate to any ABL Priority Collateral only that portion that evidences, governs, secures or primarily relates to Fixed Asset Priority Collateral shall constitute Fixed Asset Priority Collateral; (vii) all books, records and documents related to the foregoing (including databases, customer lists and other records, whether tangible or electronic, which contain any information relating to any of the foregoing); and (viii) all Proceeds and products of any or all of the foregoing in whatever form received, including proceeds of business interruption and other insurance and claims against third parties.

“Fixed Asset Standstill Period” has the meaning set forth in Section 3.2.

“Foreign Subsidiary” means a Subsidiary of the Company that is not organized or formed under the laws of any state of the United States.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or

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any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

“Grantors” means the Company, each of the Guarantor Subsidiaries and each other Person that has or may from time to time hereafter execute and deliver any ABL Collateral Document and/or Fixed Asset Collateral Document as a “grantor” or “pledgor” (or the equivalent thereof) to secure any ABL Obligations and/or Fixed Asset Obligations, as the context may require; provided that the term “Grantors” shall not include the Canadian Subsidiaries of the Company.

“Guarantor Subsidiaries” means each Subsidiary of the Company that has or may from time to time hereafter execute and deliver any ABL Loan Document and/or Fixed Asset Loan Document as a “guarantor” (or the equivalent thereof).

“Indebtedness” means and includes all indebtedness for borrowed money; for the avoidance of doubt, “Indebtedness” shall not include reimbursement or other obligations in respect of letters of credit, ABL Hedging Obligations or ABL Bank Product Obligations.

“Initial ABL Collateral Agent” has the meaning set forth in the Preamble to this Agreement

“Initial ABL Credit Agreement” has the meaning set forth in the Recitals to this Agreement.

“Initial Fixed Asset Collateral Agent” has the meaning set forth in the Preamble to this Agreement.

“Initial Fixed Asset Credit Agreement” has the meaning set forth in the Recitals to this Agreement.

“Insolvency or Liquidation Proceeding” means:

(a)           any voluntary or involuntary case or proceeding under the Bankruptcy Code with respect to any Grantor;

(b)           any other voluntary or involuntary insolvency, reorganization or Bankruptcy Case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to any Grantor or with respect to a material portion of their respective assets;

(c)           any liquidation, dissolution, reorganization or winding up of any Grantor whether voluntary or involuntary and whether or not involving insolvency or bankruptcy; or

(d)           any assignment for the benefit of creditors or any other marshaling of assets and liabilities of any Grantor.

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“Intellectual Property” means the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including the Copyrights, the Copyright Licenses, the Patents, the Patent Licenses, the Trademarks, the Trademark Licenses, the Trade Secrets, the Computer Software and any registered internet domain names, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Lien” means any lien (including, judgment liens and liens arising by operation of law), mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, call, trust, (contractual, statutory, deemed, equitable, constructive, resulting or otherwise), UCC financing statement or other preferential arrangement having the practical effect of any of the foregoing, including any right of set-off or recoupment.

“Mortgaged Premises” means any real property which shall now or hereafter be subject to a Fixed Asset Mortgage and/or an ABL Mortgage.

“Obligations” means all obligations of every nature of each Grantor from time to time owed to any agent or trustee, the ABL Claimholders, the Fixed Asset Claimholders or any of them or their respective Affiliates under the ABL Loan Documents, the Fixed Asset Loan Documents, ABL Hedge Agreements, agreements evidencing ABL Bank Product Obligations, in each case, whether for principal, interest or payments for early termination of ABL Hedge Agreements, fees, expenses, indemnification or otherwise and all guarantees of any of the foregoing and including any interest and fees that accrue or are incurred after the commencement by or against any Person of any proceeding under any Bankruptcy Law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Patent Licenses” means all agreements, whether written or oral, providing for the grant by or to any Grantor of any right to manufacture, use or sell any invention covered in whole or in part by a Patent or patents owned by a third party.

“Patents” means each of the following that is owned by any Grantor: (i) all letters patent of the United States, any other country or group of countries or any political subdivision thereof, all reissues and extensions thereof and all goodwill associated therewith; (ii) all applications for letters patent of the United States or any other country and all divisions, continuations and continuations-in-part thereof; and (iii) all rights to obtain any reissues or extensions of the foregoing.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, limited partnership, Governmental Authority or other entity.

“Pledged Collateral” has the meaning set forth in Section 5.5.

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“Post-Petition Interest” means interest, fees, expenses and other charges that pursuant to the ABL Credit Agreement or the Fixed Asset Credit Agreement, continue to accrue after the commencement of any Insolvency or Liquidation Proceeding, whether or not such interest, fees, expenses and other charges are allowed or allowable under the Bankruptcy Law or in any such Insolvency or Liquidation Proceeding.

“Prior Lien Claimholders” means (i) as it relates to the ABL Claimholders with respect to all matters relating to the Fixed Asset Priority Collateral (but not the ABL Priority Collateral) prior to the Discharge of Fixed Asset Obligations, the Fixed Asset Claimholders; and (ii) as it relates to the Fixed Asset Claimholders with respect to all matters relating to the ABL Priority Collateral (but not the Fixed Asset Priority Collateral) prior to the Discharge of ABL Obligations, the ABL Claimholders.

“Prior Lien Collateral” means with respect to any Person, all Collateral with respect to which (and only for so long as) such Person is a “Prior Lien Claimholder” as provided in the definition thereof.

“Prior Lien Collateral Agent” means (i) as it relates to the ABL Collateral Agents and the other ABL Claimholders with respect to all matters relating to the Fixed Asset Priority Collateral (but not the ABL Priority Collateral) prior to the Discharge of Fixed Asset Obligations, each of the Fixed Asset Collateral Agents; and (ii) as it relates to the Fixed Asset Collateral Agents and the other Fixed Asset Claimholders with respect to all matters relating to the ABL Priority Collateral (but not the Fixed Asset Priority Collateral) prior to the Discharge of ABL Obligations, each of the ABL Collateral Agents.

“Prior Lien Loan Documents” means (i) as it relates to the ABL Claimholders with respect to all matters relating to the Fixed Asset Priority Collateral (but not the ABL Priority Collateral) prior to the Discharge of Fixed Asset Obligations, the Fixed Asset Loan Documents; and (ii) as it relates to the Fixed Asset Claimholders with respect to all matters relating to the ABL Priority Collateral (but not the Fixed Asset Priority Collateral) prior to the Discharge of ABL Obligations, the ABL Loan Documents.

“Prior Lien Obligations” means (i) as it relates to the ABL Obligations with respect to all matters relating to the Fixed Asset Priority Collateral (but not the ABL Priority Collateral) prior to the Discharge of Fixed Asset Obligations, the Fixed Asset Obligations; and (ii) as it relates to the Fixed Asset Obligations with respect to all matters relating to the ABL Priority Collateral (but not the Fixed Asset Priority Collateral) prior to the Discharge of ABL Obligations, the ABL Obligations.

“Real Estate Asset” means, at any time of determination, any interest (fee, leasehold or otherwise) of any Grantor in any real property, including Mortgaged Premises, distribution centers and warehouses and corporate headquarters and administrative offices.

“Recovery” has the meaning set forth in Section 6.4.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, defease, amend, modify, supplement, restructure, replace, refund or repay, or to issue other Indebtedness in exchange or replacement for, such Indebtedness in whole or in part regardless of whether the

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principal amount of such Refinancing Indebtedness is the same, greater than or less than the principal amount of the Refinanced Indebtedness.  “Refinanced” and “Refinancing” shall have correlative meanings.

“Subordinated Lien Claimholders” means (i) with respect to all matters relating to the ABL Priority Collateral (but not the Fixed Asset Priority Collateral) prior to the Discharge of ABL Obligations, the Fixed Asset Claimholders; and (ii) with respect to all matters relating to the Fixed Asset Priority Collateral (but not the ABL Priority Collateral) prior to the Discharge of Fixed Asset Obligations, the ABL Claimholders.

“Subordinated Lien Collateral” means with respect to any Person, all Collateral with respect to which (and only for so long as) such Person is a “Subordinated Lien Claimholder” as provided in the definition thereof.

“Subordinated Lien Collateral Agent” means (i) with respect to all matters relating to the ABL Priority Collateral (but not the Fixed Asset Priority Collateral) prior to the Discharge of ABL Obligations, the Fixed Asset Collateral Agents; and (ii) with respect to all matters relating to the Fixed Asset Priority Collateral (but not the ABL Priority Collateral) prior to the Discharge of Fixed Asset Obligations, collectively, the ABL Collateral Agents.

“Subordinated Lien Loan Documents” means (i) with respect to all matters relating to the ABL Priority Collateral (but not the Fixed Asset Priority Collateral) prior to the Discharge of ABL Obligations, the Fixed Asset Loan Documents; and (ii) with respect to all matters relating to the Fixed Asset Priority Collateral (but not the ABL Priority Collateral) prior to the Discharge of Fixed Asset Obligations, the ABL Loan Documents.

“Subordinated Lien Obligations” means (i) with respect to all matters relating to the ABL Priority Collateral (but not the Fixed Asset Priority Collateral) prior to the Discharge of ABL Obligations, the Fixed Asset Obligations; and (ii) with respect to all matters relating to the Fixed Asset Priority Collateral (but not the ABL Priority Collateral) prior to the Discharge of Fixed Asset Obligations, the ABL Obligations.

“Subsidiary” means, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.

“Third Party Purchaser” has the meaning set forth in Section 3.3.

“Trade Secrets” means all confidential and proprietary information, including know-how, trade secrets, manufacturing and production processes and techniques, inventions, research and development information, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and information.

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“Trademark License” means any agreement, whether written or oral, providing for the grant by or to any Grantor of any right to use any Trademark or trademarks owned by a third party.

“Trademarks” means each of the following that is owned by any Grantor: (i) all trademarks, trade names, trade dress, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, and all goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the U.S. Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or group of countries or any political subdivision thereof, or otherwise, and all common-law rights related thereto; and (ii) the right to obtain all renewals thereof.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“Use Period” means the period, with respect to any Fixed Asset Priority Collateral (but, in the case of Real Estate Assets, only if such Real Estate Assets are a Mortgaged Premises), which begins on the day on which the Designated ABL Collateral Agent provides the Designated Fixed Asset Collateral Agent with an Enforcement Notice and ends on the earliest of (A) the 180th day after such date; provided, however, that such 180 day period shall be tolled during any period during which the Designated ABL Collateral Agent is stayed or otherwise prohibited by law or court order from exercising remedies with respect to such Fixed Asset Priority Collateral; (B) the date on which all or substantially all of the ABL Priority Collateral is sold, collected or liquidated; and (C) the Discharge of ABL Obligations.

1.2          Terms Generally.  The definitions of terms in this Agreement shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise:

(a)           any definition of or reference herein to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as amended, restated, amended and restated, supplemented or otherwise modified from time to time and any reference herein to any statute or regulations shall include any amendment, renewal, extension or replacement thereof;

(b)           any reference herein to any Person shall be construed to include such Person’s permitted successors and assigns from time to time;

(c)           the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof;

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(d)           all references herein to Sections shall be construed to refer to Sections of this Agreement;

(e)           the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights;

(f)            any reference herein to an ABL Collateral Agent on behalf of the ABL Claimholders shall be understood to mean only on behalf of itself and the ABL Claimholders for which such ABL Collateral Agent is acting as agent under the related ABL Loan Documents or any ABL Collateral Documents; and

(g)           any reference herein to a Fixed Asset Collateral Agent on behalf of the Fixed Asset Claimholders shall be understood to mean only on behalf of itself and the Fixed Asset Claimholders for which such Fixed Asset Collateral Agent is acting as agent under the related Fixed Asset Loan Documents or any Fixed Asset Collateral Documents.

SECTION 2

LIEN PRIORITIES

2.1          Relative Priorities.  Notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Liens securing the ABL Obligations and/or the Fixed Asset Obligations on the Collateral and notwithstanding any provision of the UCC, or any other applicable law or the ABL Loan Documents or the Fixed Asset Loan Documents or any defect or deficiencies in, or failure to perfect or lapse in perfection of, or avoidance as a fraudulent conveyance or otherwise of, the Liens securing the ABL Obligations or the Fixed Asset Obligations, the subordination of such Liens to any Liens securing other obligations or any other circumstance whatsoever, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Company or any other Grantor, each ABL Collateral Agent, on behalf of itself and the ABL Claimholders represented by it, and each Fixed Asset Collateral Agent, on behalf of itself and the Fixed Asset Claimholders represented by it, each hereby agree that:

(a)           any Lien on the ABL Priority Collateral securing any ABL Obligations now or hereafter held by or on behalf of any ABL Collateral Agent or any ABL Claimholders or any agent or trustee therefor, regardless of how acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be senior in all respects and prior to any Lien on the ABL Priority Collateral securing any Fixed Asset Obligations; and

(b)           any Lien on the Fixed Asset Priority Collateral securing any Fixed Asset Obligations now or hereafter held by or on behalf of any Fixed Asset Collateral Agent, any Fixed Asset Claimholders or any agent or trustee therefor regardless of how acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be senior in all respects to all Liens on the Fixed Asset Priority Collateral securing any ABL Obligations.

2.2          Prohibition on Contesting Liens & Claims; No Marshaling.  Each ABL Collateral Agent, for itself and on behalf of each other ABL Claimholder represented by it and each Fixed

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Asset Collateral Agent, for itself and on behalf of each other Fixed Asset Claimholder represented by it agrees that it will not (and hereby waives any right to) directly or indirectly contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the priority, validity, perfection, extent or enforceability of a Lien held, or purported to be held, by or on behalf of any of the ABL Claimholders in the Collateral or by or on behalf of any of the Fixed Asset Claimholders in the Collateral, as the case may be, or the amount, nature or extent of the ABL Obligations or Fixed Asset Obligations or the provisions of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of (i) any ABL Collateral Agent or any ABL Claimholder or (ii) any Fixed Asset Collateral Agent or any Fixed Asset Claimholder to enforce this Agreement, including the provisions of this Agreement relating to the priority of the Liens securing (a) the ABL Obligations as provided in Sections 2.1(a) and 3.1 and (b) the Fixed Asset Obligations as provided in Sections 2.1(b) and 3.2.  Until the Discharge of Prior Lien Obligations, neither (x) the Fixed Asset Collateral Agents nor any Fixed Asset Claimholder with respect to the ABL Priority Collateral or (y) the ABL Collateral Agents nor any ABL Claimholder with respect to the Fixed Asset Priority Collateral will assert any marshaling, appraisal, valuation or other similar right that may otherwise be available to a junior secured creditor.

2.3          No New Liens.  So long as the Discharge of Prior Lien Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Company or any other Grantor (except that any Liens securing DIP Financing shall be governed by Section 6.1 hereof not this Section 2.3), the parties hereto agree that the Company shall not, and shall not permit any other Grantor to:

(a)           grant or permit any additional Liens on any asset or property of a Grantor to secure any Fixed Asset Obligation unless it has granted or concurrently grants a Lien on such asset or property to secure all of the ABL Obligations, the parties hereto agreeing that any such Lien shall be subject to Section 2.1 hereof; provided that this provision will not be violated with respect to any Lien securing any Fixed Asset Obligations if each ABL Collateral Agent is given a reasonable opportunity to accept a Lien on any asset or property and either the Company or each such ABL Collateral Agent not receiving the Lien states in writing that the applicable ABL Loan Documents prohibit such ABL Collateral Agent from accepting a Lien on such asset or property, or such ABL Collateral Agent otherwise expressly declines to accept a Lien on such asset or property or (1) to the extent the 2018 and 2023 Notes Indenture remains in effect, such Lien is on Principal Properties (as defined in the 2018 and 2023 Notes Indenture as in effect on the date hereof) or upon shares of capital stock or evidences of Indebtedness issued by any Principal Subsidiary (as defined in the 2018 and 2023 Notes Indenture as in effect on the date hereof) and owned by the Company or any Principal Subsidiary [or (2) to the extent the 2016 Boise Note Indenture remains in effect, such Lien is on Principal Properties (as defined in the 2016 Boise Note Indenture) or upon Debt (as defined in the 2016 Boise Note Indenture) or shares of stock of any Restricted Subsidiary (as defined in the 2016 Boise Note Indenture)] (any such prohibited or declined Liens, an “ABL Declined Lien”); or

(b)           grant or permit any additional Liens on any asset or property of a Grantor to secure any ABL Obligation unless it has granted or concurrently grants a Lien on such asset or property to secure all of the Fixed Asset Obligations, the parties hereto agreeing that any such Lien shall be subject to Section 2.1 hereof; provided that this provision will not be violated with

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respect to any Lien securing any ABL Obligations if each Fixed Asset Collateral Agent is given a reasonable opportunity to accept a Lien on any asset or property and either the Company or each Fixed Asset Collateral Agent not receiving the Lien states in writing that the applicable Fixed Asset Loan Documents prohibit such Fixed Asset Collateral Agent from accepting a Lien on such asset or property, or such Fixed Asset Collateral Agent otherwise expressly declines to accept a Lien on such asset or property (any such prohibited or declined Lien, a “Fixed Asset Declined Lien” and, together with the ABL Declined Liens, the “Declined Liens”).

To the extent that the foregoing provisions are not complied with for any reason, without limiting any other rights and remedies available to (i) the ABL Collateral Agents and/or the ABL Claimholders or (ii) the Fixed Asset Collateral Agents and/or the Fixed Asset Claimholders, each agree that any amounts received by or distributed to any of them pursuant to or as a result of Liens granted in contravention of this Section 2.3 shall be subject to Section 4.2.

Notwithstanding anything in this Agreement to the contrary, cash and cash equivalents may be pledged to secure ABL Obligations in accordance with the ABL Credit Agreement without granting a Lien thereon to secure any other ABL Obligations or any other Fixed Asset Obligations.  Notwithstanding anything in this Agreement to the contrary and for the avoidance of doubt, the ABL Obligations may from time to time be secured by property pledged by Foreign Subsidiaries (“Foreign Property”) and the Fixed Asset Obligations are not secured by Foreign Property, and the parties agree that this Agreement shall not apply to any Foreign Property and the Foreign Property shall not be subject to any claims by the Fixed Asset Claimholders.

2.4          Similar Liens and Agreements.  Except with respect to the Canadian Credit Facility, the parties hereto agree that, subject to Section 2.3 and 5.3(c), it is their intention that the Collateral that is subject to Liens supporting the ABL Obligations and the Fixed Asset Obligations be identical.  In furtherance of the foregoing and of Section 8.9, the parties hereto agree, subject to the other provisions of this Agreement:

(a)           upon request by any ABL Collateral Agent or any Fixed Asset Collateral Agent, to cooperate in good faith (and to direct their counsel to cooperate in good faith) from time to time in order to determine the specific items included in the ABL Priority Collateral and the Fixed Asset Priority Collateral and the steps taken to perfect their respective Liens thereon and the identity of the respective parties obligated under the ABL Loan Documents and the Fixed Asset Loan Documents; and

(b)           that the documents and agreements creating or evidencing the ABL Priority Collateral and the Fixed Asset Priority Collateral and guarantees for the ABL Obligations and the Fixed Asset Obligations shall be in all material respects the same forms of documents other than with respect to the ABL and the Fixed Asset nature of the Obligations thereunder.

2.5          Perfection of Liens.  Except for the arrangements contemplated by Section 5.5, none of the ABL Collateral Agents or the ABL Claimholders shall be responsible for perfecting and maintaining the perfection of Liens with respect to the Collateral for the benefit of the Fixed Asset Collateral Agents or the Fixed Asset Claimholders, and none of the Fixed Asset Collateral Agents or the Fixed Asset Claimholders shall be responsible for perfecting and maintaining the

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perfection of Liens with respect to the Collateral for the benefit of the ABL Collateral Agents or the ABL Claimholders.  The provisions of this Agreement are intended solely to govern the respective Lien priorities as between the ABL Claimholders on the one hand and the Fixed Asset Claimholders on the other hand and such provisions shall not impose on the ABL Collateral Agents, the ABL Claimholders, the Fixed Asset Collateral Agents, the Fixed Asset Claimholders or any agent or trustee therefor any obligations in respect of the disposition of proceeds of any Collateral which would conflict with prior-perfected claims therein in favor of any other Person or any order or decree of any court or governmental authority or any applicable law.

2.6          Appointment of Designated Agents, etc.

(a)           Each Fixed Asset Collateral Agent hereby appoints and designates the Designated Fixed Asset Collateral Agent to act as Designated Fixed Asset Collateral Agent hereunder and the Designated Fixed Asset Collateral Agent hereby accepts such appointment.  Each ABL Collateral Agent hereby appoints and designates the Designated ABL Collateral Agent to act as Designated ABL Collateral Agent hereunder and the Designated ABL Collateral Agent hereby accepts such appointment.

(b)           The ABL Collateral Agent may treat the Initial Fixed Asset Collateral Agent as the Designated Fixed Asset Collateral Agent hereunder until the Initial Fixed Asset Collateral Agent notifies the Designated ABL Collateral Agent in writing that another Fixed Asset Collateral Agent has become the Designated Fixed Asset Collateral Agent hereunder.  The Initial Fixed Asset Collateral Agent hereby agrees to give prompt written notice of any such event.  The Fixed Asset Collateral Agent may treat the Initial ABL Collateral Agent as the Designated ABL Collateral Agent hereunder until the Initial ABL Collateral Agent notifies the Designated Fixed Asset Collateral Agent in writing that another ABL Collateral Agent has become the Designated ABL Collateral Agent hereunder.  The Initial ABL Collateral Agent hereby agrees to give prompt written notice of any such event.

(c)           Each of the Designated Fixed Asset Collateral Agent and the Designated ABL Collateral Agent shall exercise all rights and powers under this Agreement as are delegated to them by the terms hereof, together with such other rights and powers as are reasonably incidental thereto.

SECTION 3

ENFORCEMENT

3.1          Restrictions on Exercise of Remedies By Fixed Asset Collateral Agents and Fixed Asset Claimholders.

(a)           Until the Discharge of ABL Obligations has occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Company or any other Grantor, each Fixed Asset Collateral Agent and the Fixed Asset Claimholders represented by it:

(i)            will not commence or maintain, or seek to commence or maintain, any Enforcement Action or otherwise exercise any rights or remedies with respect to the

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ABL Priority Collateral; provided that any Fixed Asset Collateral Agent may commence an Enforcement Action or otherwise exercise any or all such rights or remedies, in each case, with respect to ABL Priority Collateral, after the passage of a period of at least 180 days has elapsed since the later of: (x) the date on which such Fixed Asset Collateral Agent declared the existence of any Event of Default under any Fixed Asset Loan Documents for which it is the Fixed Asset Collateral Agent and demanded the repayment of all of the principal amount of the Fixed Asset Obligations thereunder; and (y) the date on which the Designated ABL Collateral Agent received notice from such Fixed Asset Collateral Agent of such declaration of an Event of Default and demand for repayment, (the “ABL Standstill Period”); provided, further, that notwithstanding anything herein to the contrary, in no event shall any Fixed Asset Collateral Agent or any Fixed Asset Claimholder take any Enforcement Action with respect to the ABL Priority Collateral if, notwithstanding the expiration of the ABL Standstill Period, any ABL Collateral Agent or ABL Claimholders shall have commenced and be diligently pursuing an Enforcement Action or other exercise of their rights or remedies in each case with respect to all or any material portion of the ABL Priority Collateral or seeking to lift or dissolve any stay or other injunction preventing them from exercising such rights (prompt notice of such exercise to be given to the Designated Fixed Asset Collateral Agent);

(ii)           will not contest, protest or object to any foreclosure proceeding or action brought by any ABL Collateral Agent or any ABL Claimholder with respect to ABL Priority Collateral or any other exercise by any ABL Collateral Agent or any ABL Claimholder of any rights and remedies relating to the ABL Priority Collateral under the ABL Loan Documents or otherwise (including any Enforcement Action initiated by or supported by any ABL Collateral Agent or any ABL Claimholder), in each case so long as any proceeds received by such ABL Collateral Agent in excess of those necessary to achieve a Discharge of ABL Obligations are distributed in accordance with Section 4.1 hereof and applicable law, and

(iii)          subject to their rights under clause (a)(i) above, will not object to the forbearance by any ABL Collateral Agent or the ABL Claimholders from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies, in each case, relating to the ABL Priority Collateral.

(b)           Until the Discharge of ABL Obligations has occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Company or any other Grantor, subject to Section 3.1(a)(i), the ABL Collateral Agents and the ABL Claimholders shall have the exclusive right: (i)  to commence and maintain an Enforcement Action or otherwise enforce rights, exercise remedies (including set-off, recoupment and the right to credit bid their debt), in each case, with respect to ABL Priority Collateral; provided that the Designated Fixed Asset Collateral Agent shall have the credit bid rights set forth in Section 3.1(c)(vi)); and (ii) subject to Section 5.1, to make determinations regarding the release, disposition, or restrictions with respect to the ABL Priority Collateral without any consultation with or the consent of any Fixed Asset Collateral Agent or any Fixed Asset Claimholder; provided, further, that any proceeds of ABL Priority Collateral received by any ABL Collateral Agent in excess of those necessary to achieve a Discharge of ABL Obligations are distributed in accordance with Section 4.1 hereof and applicable law.  In commencing or maintaining any

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Enforcement Action or otherwise exercising rights and remedies with respect to the ABL Priority Collateral, the ABL Collateral Agents and the ABL Claimholders may enforce the provisions of the ABL Loan Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion in compliance with any applicable law and without consultation with any Fixed Asset Collateral Agent or any Fixed Asset Claimholder and regardless of whether any such exercise is adverse to the interest of any Fixed Asset Claimholder.  Such exercise and enforcement shall include the rights of an agent appointed by them to sell or otherwise dispose of ABL Priority Collateral upon foreclosure, to incur expenses in connection with such sale or disposition, and to exercise all the rights and remedies of a secured creditor under the UCC and of a secured creditor under Bankruptcy Laws of any applicable jurisdiction.

(c)           Notwithstanding the foregoing, any Fixed Asset Collateral Agent and any Fixed Asset Claimholder may:

(i)            file a claim or statement of interest with respect to the Fixed Asset Obligations; provided that an Insolvency or Liquidation Proceeding has been commenced by or against the Company or any other Grantor;

(ii)           take any action (not adverse to the priority status of the Liens on the ABL Priority Collateral securing the ABL Obligations, or the rights of any ABL Collateral Agent or the ABL Claimholders to exercise remedies in respect thereof) in order to create, perfect, preserve or protect its Lien on the ABL Priority Collateral;

(iii)          file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims of the Fixed Asset Claimholders, including any claims secured by the ABL Priority Collateral, if any, in each case in accordance with the terms of this Agreement;

(iv)          vote on any plan of reorganization, arrangement, compromise or liquidation, file any proof of claim, make other filings and make any arguments and motions that are, in each case, in accordance with the terms of this Agreement; provided that no filing of any claim or vote, or pleading related to such claim or vote, to accept or reject a disclosure statement, plan of reorganization, arrangement, compromise or liquidation, or any other document, agreement or proposal similar to the foregoing by any Fixed Asset Collateral Agent or any Fixed Asset Claimholder may be inconsistent with the provisions of this Agreement;

(v)           exercise any of its rights or remedies with respect to the ABL Priority Collateral after the termination of the ABL Standstill Period to the extent permitted by Section 3.1(a)(i);

(vi)          bid for or purchase ABL Priority Collateral at any public, private or judicial foreclosure upon such Collateral initiated by any ABL Collateral Agent or any ABL Claimholder, or any sale of ABL Priority Collateral during an Insolvency or Liquidation Proceeding; provided that such bid may not include a “credit bid” in respect

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of any Fixed Asset Obligations unless the cash proceeds of such bid are otherwise sufficient to cause the Discharge of ABL Obligations; and

(vii)         object to any proposed acceptance of ABL Priority Collateral by an ABL Claimholder pursuant to Section 9-620 of the UCC.

Each Fixed Asset Collateral Agent, on behalf of itself and the Fixed Asset Claimholders represented by it, agrees that it will not take or receive any ABL Priority Collateral or any proceeds of ABL Priority Collateral in connection with the exercise of any right or remedy (including set-off and recoupment) with respect to any ABL Priority Collateral in its capacity as a creditor, unless and until the Discharge of ABL Obligations has occurred, except in connection with any foreclosure.  Without limiting the generality of the foregoing, unless and until the Discharge of ABL Obligations has occurred, except as expressly provided in Sections 3.1(a), 6.3(b) and this Section 3.1(c), the sole right of the Fixed Asset Collateral Agents and the Fixed Asset Claimholders with respect to the ABL Priority Collateral is to hold a Lien on the ABL Priority Collateral pursuant to the applicable Fixed Asset Collateral Documents for the period and to the extent granted therein and to receive a share of the proceeds thereof, if any, after the Discharge of ABL Obligations has occurred.

(d)           Subject to Sections 3.1(a) and 3.1 (c) and Section 6.3(b):

(i)            each Fixed Asset Collateral Agent, for itself and on behalf of each other Fixed Asset Claimholder represented by it, agrees that such Fixed Asset Collateral Agent and the Fixed Asset Claimholders represented by it will not take any action with respect to ABL Priority Collateral that would hinder any exercise of remedies under the ABL Loan Documents with respect to ABL Priority Collateral or is otherwise prohibited hereunder, including any sale, lease, exchange, transfer or other disposition of the ABL Priority Collateral, whether by foreclosure or otherwise;

(ii)           each Fixed Asset Collateral Agent, for itself and on behalf of each other Fixed Asset Claimholder represented by it, hereby waives any and all rights it or the Fixed Asset Claimholders may have as a junior lien creditor or otherwise to object to the manner in which any ABL Collateral Agent or the ABL Claimholders seek to enforce the Liens on the ABL Priority Collateral securing the ABL Obligations undertaken in accordance with this Agreement, regardless of whether any action or failure to act by or on behalf of any ABL Collateral Agent or ABL Claimholders is adverse to the interest of the Fixed Asset Claimholders; and

(iii)          each Fixed Asset Collateral Agent, for itself and on behalf of each other Fixed Asset Claimholder represented by it, hereby acknowledges and agrees that no covenant, agreement or restriction contained in the Fixed Asset Collateral Documents or any other Fixed Asset Loan Document (other than this Agreement) shall be deemed to restrict in any way the rights and remedies of any ABL Collateral Agent or the ABL Claimholders with respect to the ABL Priority Collateral as set forth in this Agreement and the ABL Loan Documents.

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(e)           Except as specifically set forth in this Agreement, the Fixed Asset Collateral Agents and the Fixed Asset Claimholders may exercise rights and remedies as unsecured creditors against the Company or any other Grantor that has guaranteed or granted Liens to secure the Fixed Asset Obligations in accordance with the terms of the Fixed Asset Loan Documents and applicable law (other than initiating or joining in an involuntary case or proceeding under any Insolvency or Liquidation Proceeding with respect to any Grantor); provided that in the event that any Fixed Asset Claimholder becomes a judgment Lien creditor as a result of its enforcement of its rights as an unsecured creditor with respect to the Fixed Asset Obligations, such judgment Lien shall be subject to the terms of this Agreement for all purposes (including in relation to the ABL Obligations) as the other Liens securing the Fixed Asset Obligations are subject to this Agreement.

(f)            Except as specifically set forth in Sections 3.1(a) and 3.1(d), nothing in this Agreement shall prohibit the receipt by any Fixed Asset Collateral Agent or any Fixed Asset Claimholders of the required payments of interest, principal and other amounts owed in respect of any Fixed Asset Obligations so long as such receipt is not the direct or indirect result of the exercise by any Fixed Asset Collateral Agent or any other Fixed Asset Claimholders of rights or remedies as a secured creditor (including set-off and recoupment) with respect to ABL Priority Collateral or enforcement in contravention of this Agreement of any Lien on ABL Priority Collateral held by any of them.

(g)           Each Fixed Asset Collateral Agent, on behalf of the Fixed Asset Claimholders represented by it, agrees to use commercially reasonable efforts to provide an Enforcement Notice to the ABL Collateral Agent prior to taking any Enforcement Action (though the Fixed Asset Collateral Agent shall have no liability for failing to do so in good faith).

3.2          Restrictions on Exercise of Remedies by ABL Collateral Agents and ABL Claimholders.

(a)           Until the Discharge of Fixed Asset Obligations has occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Company or any other Grantor, each ABL Collateral Agent and the ABL Claimholders represented by it:

(i)            will not commence or maintain, or seek to commence or maintain, any Enforcement Action or otherwise exercise any rights or remedies with respect to the Fixed Asset Priority Collateral; provided that any ABL Collateral Agent may commence an Enforcement Action or otherwise exercise any or all such rights or remedies, in each case, with respect to Fixed Asset Priority Collateral, after the passage of a period of at least 180 days has elapsed since the later of: (x) the date on which such ABL Collateral Agent declared the existence of any Event of Default under any ABL Loan Documents for which it is the ABL Agent and demanded the repayment of all the principal amount of the ABL Obligations thereunder; and (y) the date on which the Designated Fixed Asset Collateral Agent received notice from any ABL Collateral Agent of such declaration of an Event of Default and demand for repayment, (the “Fixed Asset Standstill Period”); provided, further, that notwithstanding anything herein to the contrary, in no event shall any ABL Collateral Agent or any ABL Claimholder take any Enforcement Action with respect to the Fixed Asset Priority Collateral if, notwithstanding the expiration of the

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Fixed Asset Standstill Period, any Fixed Asset Collateral Agent or Fixed Asset Claimholders shall have commenced and be diligently pursuing an Enforcement Action or other exercise of their rights or remedies in each case with respect to all or any material portion of the Fixed Asset Priority Collateral or seeking to lift or dissolve any stay or other injunction preventing them from exercising such rights (prompt notice of such exercise to be given to the ABL Collateral Agent);

(ii)           will not contest, protest or object to any foreclosure proceeding or action brought by any Fixed Asset Collateral Agent or any Fixed Asset Claimholder with respect to Fixed Asset Priority Collateral or any other exercise by any Fixed Asset Collateral Agent or any Fixed Asset Claimholder of any rights and remedies relating to the Fixed Asset Priority Collateral under the Fixed Asset Loan Documents or otherwise (including any Enforcement Action initiated by or supported by any Fixed Asset Collateral Agent or any Fixed Asset Claimholder), in each case so long as any proceeds received by such Fixed Asset Collateral Agent in excess of those necessary to achieve a Discharge of Fixed Asset Obligations are distributed in accordance with the Section 4.1 and applicable law, subject to the relative priorities described herein; and

(iii)          subject to their rights under clause (a)(i) above, will not object to the forbearance by any Fixed Asset Collateral Agent or the Fixed Asset Claimholders from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies, in each case, relating to the Fixed Asset Priority Collateral.

(b)           Until the Discharge of Fixed Asset Obligations has occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Company or any other Grantor, subject to Sections 3.2(a)(i), 3.3 and 3.4, the Fixed Asset Collateral Agents and the Fixed Asset Claimholders shall have the exclusive right: (i) to commence and maintain an Enforcement Action or otherwise enforce rights or exercise remedies (including set-off, recoupment and the right to credit bid their debt), in each case, with respect to Fixed Asset Priority Collateral; provided that the ABL Collateral Agents shall have the credit bid rights set forth in Section 3.2(c)(vi)), subject to Section 5.1, to make determinations regarding the release, disposition, or restrictions with respect to the Fixed Asset Priority Collateral without any consultation with or the consent of any ABL Collateral Agent or any ABL Claimholder; provided, further, that any proceeds received by any Fixed Asset Collateral Agent in excess of those necessary to achieve a Discharge of Fixed Asset Obligations are distributed in accordance with Section 4.1 and applicable law, subject to the relative priorities described herein.  In commencing or maintaining any Enforcement Action or otherwise exercising rights and remedies with respect to the Fixed Asset Priority Collateral, the Fixed Asset Collateral Agents and the Fixed Asset Claimholders may, subject to Sections 3.4 and 3.5, enforce the provisions of the Fixed Asset Loan Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion in compliance with any applicable law and without consultation with any ABL Collateral Agent or any ABL Claimholder and regardless of whether any such exercise is adverse to the interest of any ABL Claimholder.  Such exercise and enforcement shall include the rights of an agent appointed by them to sell or otherwise dispose of Fixed Asset Priority Collateral upon foreclosure, to incur expenses in connection with such sale or disposition, and to exercise all the rights and remedies

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of a secured creditor under the UCC and of a secured creditor under Bankruptcy Laws of any applicable jurisdiction.

(c)           Notwithstanding the foregoing, any ABL Collateral Agent and any ABL Claimholder may:

(i)            file a claim or statement of interest with respect to the ABL Obligations; provided that an Insolvency or Liquidation Proceeding has been commenced by or against the Company or any other Grantor;

(ii)           take any action (not adverse to the priority status of the Liens on the Fixed Asset Priority Collateral securing the Fixed Asset Obligations, or the rights of any Fixed Asset Collateral Agent or the Fixed Asset Claimholders to exercise remedies in respect thereof) in order to create, perfect, preserve or protect its Lien on the Fixed Asset Priority Collateral;

(iii)          file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims of the ABL Claimholders, including any claims secured by the Fixed Asset Priority Collateral, if any, in each case in accordance with the terms of this Agreement;

(iv)          vote on any plan of reorganization, arrangement, compromise or liquidation, file any proof of claim, make other filings and make any arguments and motions that are, in each case, in accordance with the terms of this Agreement; provided that no filing of any claim or vote, or pleading related to such claim or vote, to accept or reject a disclosure statement, plan of reorganization, arrangement, compromise or liquidation, or any other document, agreement or proposal similar to the foregoing by any ABL Collateral Agent or any ABL Claimholder may be inconsistent with the provisions of this Agreement;

(v)           exercise any of its rights or remedies with respect to the Fixed Asset Priority Collateral after the termination of the Fixed Asset Standstill Period to the extent permitted by Sections 3.2(a)(i), 3.3 and 3.4;

(vi)          bid for or purchase Fixed Asset Priority Collateral at any public, private or judicial foreclosure upon such Collateral initiated by any Fixed Asset Collateral Agent or any Fixed Asset Claimholder, or any sale of Fixed Asset Priority Collateral during an Insolvency or Liquidation Proceeding; provided that such bid may not include a “credit bid” in respect of any ABL Obligations unless the cash proceeds of such bid are otherwise sufficient to cause the Discharge of Fixed Asset Obligations;

(vii)         exercise any of its rights with respect to any to the Fixed Asset Priority Collateral set forth in Section 3.3 and/or 3.4; and

(viii)        object to any proposed acceptance of Fixed Asset Priority Collateral by a Fixed Asset Claimholder pursuant to Section 9-620 of the UCC.

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Except as otherwise provided in Sections 3.3, 3.4, and 3.5 each ABL Collateral Agent, on behalf of itself and the ABL Claimholders represented by it, agrees that it will not take or receive any Fixed Asset Priority Collateral or any proceeds of Fixed Asset Priority Collateral in connection with the exercise of any right or remedy (including set-off and recoupment) with respect to any Fixed Asset Priority Collateral in its capacity as a creditor, unless and until the Discharge of Fixed Asset Obligations has occurred.  Without limiting the generality of the foregoing, unless and until the Discharge of Fixed Asset Obligations has occurred, except as expressly provided in Sections 3.2(a), 3.3, 3.4, 3.5, 6.3(b) and this Section 3.2(c), the sole right of the ABL Collateral Agents and the ABL Claimholders with respect to the Fixed Asset Priority Collateral is to hold a Lien on the Fixed Asset Priority Collateral pursuant to the ABL Collateral Documents for the period and to the extent granted therein and to receive a share of the proceeds thereof, if any, after the Discharge of Fixed Asset Obligations has occurred.

(d)           Subject to Sections 3.2(a) and 3.2 (c), Sections 3.3 and 3.4 and Section 6.3(b):

(i)            each ABL Collateral Agent, for itself and on behalf of each other ABL Claimholder represented by it, agrees that such ABL Collateral Agent and ABL Claimholders will not take any action with respect to Fixed Asset Priority Collateral that would hinder any exercise of remedies under the Fixed Asset Loan Documents with respect to Fixed Asset Priority Collateral or is otherwise prohibited hereunder, including any sale, lease, exchange, transfer or other disposition of the Fixed Asset Priority Collateral, whether by foreclosure or otherwise;

(ii)           each ABL Collateral Agent, for itself and on behalf of each other ABL Claimholder represented by it, hereby waives any and all rights it or the ABL Claimholders may have as a junior lien creditor or otherwise to object to the manner in which any Fixed Asset Collateral Agent or the Fixed Asset Claimholders seek to enforce the Liens on the Fixed Asset Priority Collateral securing the Fixed Asset Obligations granted in any of the Fixed Asset Priority Collateral undertaken in accordance with this Agreement, regardless of whether any action or failure to act by or on behalf of such Fixed Asset Collateral Agent or Fixed Asset Claimholders is adverse to the interest of the ABL Claimholders; and

(iii)          each ABL Collateral Agent, for itself and on behalf of each other Claimholder represented by it, hereby acknowledges and agrees that no covenant, agreement or restriction contained in the ABL Collateral Documents or any other ABL Loan Document (other than this Agreement) shall be deemed to restrict in any way the rights and remedies of any Fixed Asset Collateral Agent or the Fixed Asset Claimholders with respect to the Fixed Asset Priority Collateral as set forth in this Agreement and the Fixed Asset Loan Documents.

(e)           Except as specifically set forth in this Agreement, the ABL Collateral Agents and the ABL Claimholders may exercise rights and remedies as unsecured creditors against the Company or any other Grantor that has guaranteed or granted Liens to secure the ABL Obligations in accordance with the terms of the ABL Loan Documents and applicable law (other than initiating or joining in an involuntary case or proceeding under any Insolvency or

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Liquidation Proceeding with respect to any Grantor); provided that in the event that any ABL Claimholder becomes a judgment Lien creditor as a result of its enforcement of its rights as an unsecured creditor with respect to the ABL Obligations, such judgment Lien shall be subject to the terms of this Agreement for all purposes (including in relation to the Fixed Asset Obligations) as the other Liens securing the ABL Obligations are subject to this Agreement.

(f)            Except as specifically set forth in Sections 3.2(a) and 3.2 (d), nothing in this Agreement shall prohibit the receipt by any ABL Collateral Agent or any ABL Claimholders of the required payments of interest, principal and other amounts owed in respect of the ABL Obligations so long as such receipt is not the direct or indirect result of the exercise by any ABL Collateral Agent or any other ABL Claimholders of rights or remedies as a secured creditor (including set-off and recoupment) with respect to the Fixed Asset Priority Collateral or enforcement in contravention of this Agreement of any Lien on Fixed Asset Priority Collateral held by any of them.

(g)           Each ABL Collateral Agent, on behalf of the ABL Claimholders, agrees to use commercially reasonable efforts to provide an Enforcement Notice to the Designated Fixed Asset Collateral Agent prior to taking any Enforcement Action (though the ABL Collateral Agent shall have no liability for failing to do so in good faith).

3.3          Collateral Access Rights.

(a)           If any Fixed Asset Collateral Agent, or any agent or representative of any Fixed Asset Collateral Agent, shall, after any Fixed Asset Default, obtain possession or physical control of any of the Fixed Asset Priority Collateral consisting of Real Estate Asset that is a Mortgaged Premises or any other Fixed Asset Priority Collateral located thereon or any Fixed Asset Collateral Agent shall sell or otherwise dispose of any Fixed Asset Priority Collateral consisting of Real Estate Asset that is a Mortgaged Premises or any other Fixed Asset Priority Collateral located thereon to any third party (each a “Third Party Purchaser”), such Fixed Asset Collateral Agent shall promptly notify the Designated ABL Collateral Agent in writing of that fact, and the Designated ABL Collateral Agent shall within 10 Business Days (or such longer period as may be agreed by such Fixed Asset Collateral Agent in its sole discretion) thereafter, notify such Fixed Asset Collateral Agent in writing as to whether the Designated ABL Collateral Agent desires to exercise access rights under this Section 3.3.  In addition, if any ABL Collateral Agent, or any agent or representative of the ABL Collateral Agent, shall obtain possession or physical control of any of the Fixed Asset Priority Collateral, following the delivery to the Designated Fixed Asset Collateral Agent of an Enforcement Notice with respect to the Disposition of any ABL Priority Collateral, then such ABL Collateral Agent shall within 10 Business Days (or such longer period as may be agreed by such Fixed Asset Collateral Agent in its sole discretion) notify the Designated Fixed Asset Collateral Agent in writing that such ABL Collateral Agent is exercising its access rights under this Agreement and its rights under Section 3.4 in respect of such ABL Priority Collateral.  Upon delivery of such notice of exercise of access rights by the applicable ABL Collateral Agent to the Designated Fixed Asset Collateral Agent, the parties shall confer in good faith to coordinate with respect to the applicable ABL Collateral Agent’s exercise of such access rights.  Consistent with the definition of “Access Period”, access rights may apply to differing portions of the Fixed Asset Priority Collateral at differing times, in which case, a differing Access Period will apply to each such portion.

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(b)           Subject to Section 3.3(e), during any pertinent Access Period, each ABL Collateral Agent and its agents, representatives and designees shall have an irrevocable, non-exclusive right to have access to, and a royalty-free, rent-free right to use, the Fixed Asset Priority Collateral consisting of any Real Estate Asset constituting a Mortgaged Premises or any other Fixed Asset Priority Collateral located thereon, for the purpose of (i) arranging for and effecting the sale or disposition of any ABL Priority Collateral, including the production, completion, packaging and other preparation of such ABL Priority Collateral for sale or disposition; (ii) selling the ABL Priority Collateral (by public auction, private sale, a “store closing”, “going out of business” sale or other sale, whether in bulk, in lots or to customers in the ordinary course of business or otherwise and which sale may include augmented Inventory of the same type sold in any Grantor’s business); (iii) storing or otherwise dealing with the ABL Priority Collateral; or (iv) taking any action necessary to complete the assembly, manufacture, processing, packaging, storage, sale or disposal (whether in bulk, in lots or to customers in the ordinary course of business or otherwise), transportation or shipping and/or removal of, in any lawful manner (A) work-in-process; (B) raw materials; (C) Inventory; or (D) any other item of ABL Priority Collateral.  During any such Access Period, each ABL Collateral Agent and its representatives (and persons employed on their behalf), may continue to operate, service, maintain, process and sell the ABL Priority Collateral, as well as to engage in bulk sales of ABL Priority Collateral; provided, however, that any ABL Collateral Agent that exercises such rights and the other ABL Claimholders represented by it shall be obligated to pay any utility, rental, lease or similar charges and payments owed to third parties that accrue during, or that arise as a result of, such use to the extent not paid for by the Grantors.  Each ABL Collateral Agent shall take proper and reasonable care under the circumstances of any Fixed Asset Priority Collateral that is used by it during the Access Period and repair any physical damage (ordinary wear-and-tear excepted) caused by such ABL Collateral Agent or its agents, representatives or designees, and each ABL Collateral Agent shall comply with all applicable laws in all material respects in connection with its use or occupancy of the Fixed Asset Priority Collateral.  Each ABL Collateral Agent and the other ABL Claimholders shall reimburse the Designated Collateral Agent for any damage to property (ordinary wear-and-tear excepted) directly caused by the acts or omissions of Persons under such ABL Collateral Agent’s control and shall indemnify and hold harmless each Fixed Asset Collateral Agent and the other Fixed Asset Claimholders represented by it for any injury or damage to Persons directly caused by the acts or omissions of Persons under such ABL Collateral Agent’s control; provided, however, that the ABL Collateral Agents and the other ABL Claimholders will not be liable for any diminution in the value of the Fixed Asset Priority Collateral caused by the absence of the ABL Priority Collateral therefrom and none of the ABL Claimholders have any duty or liability to maintain the Fixed Asset Priority Collateral in a condition or manner better than that in which it was maintained prior to the access or use thereof by any or all of the ABL Claimholders.  In no event shall any ABL Collateral Agent or the other ABL Claimholders have any liability to any Fixed Asset Collateral Agent and/or the Fixed Asset Claimholders hereunder as a result of any condition (including any environmental condition, claim or liability) on or with respect to the Fixed Asset Priority Collateral existing prior to the date of the exercise by any ABL Collateral Agent of its rights under this Agreement.  The ABL Collateral Agents and the Fixed Asset Collateral Agents shall cooperate and use reasonable efforts to ensure that their activities during the Access Period as described above do not unduly interfere with the activities of the other as described above,

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including the right of the Fixed Asset Collateral Agents to show the Fixed Asset Priority Collateral to prospective purchasers and to ready the Fixed Asset Priority Collateral for sale.

(c)           The Fixed Asset Collateral Agents shall not sell or dispose of any of the Fixed Asset Priority Collateral of a type subject to Section 3.3 or 3.4 hereof prior to the expiration of the Access Period or Use Period, as applicable, unless the buyer agrees in writing to acquire the Fixed Asset Priority Collateral subject to the terms of Section 3.3 and Section 3.4 of this Agreement and agrees therein to comply with the terms thereof.  Subject to Section 3.3(e), the rights of the ABL Collateral Agents and the other ABL Claimholders under this Section 3.3 and Section 3.4 during the Access Period or Use Period shall continue notwithstanding such foreclosure, sale or other disposition by any Fixed Asset Collateral Agent.

(d)           The ABL Collateral Agents and the other ABL Claimholders shall have the right to bring an action to enforce their rights under this Section 3.3 and Section 3.4, including an action seeking possession of the applicable Collateral and/or specific performance of this Section 3.3 and Section 3.4.

(e)           The rights of the ABL Collateral Agents under this Section 3.3 shall automatically cease to apply to any Fixed Asset Priority Collateral from and after the date, if any, on which such Fixed Asset Priority Collateral is no longer physically located on any Mortgaged Premises of any Grantor.

(f)            The rights set forth in this Section 3.3 are solely among the Fixed Asset Collateral Agents and ABL Collateral Agents, and this Section 3.3 shall not be construed as an agreement by the Company or any Grantor to provide access to the Collateral in addition to those rights otherwise set forth in the ABL Loan Documents or Fixed Asset Loan Documents, as applicable.

3.4          Fixed Asset General Intangibles Rights/Access to Information.  Each Fixed Asset Collateral Agent hereby grants (to the full extent of its rights and interests, if any) to each ABL Collateral Agent and its agents, representatives and designees (a) an irrevocable royalty-free, rent-free nonexclusive license and lease (which will be binding on any successor or assignee of any Fixed Asset Priority Collateral) to use, all of the Fixed Asset Priority Collateral consisting of Fixed Asset General Intangibles (including, for the avoidance of doubt, Intellectual Property), and any computer or other data processing Equipment included in the Fixed Asset Priority Collateral necessary in connection therewith, to (i) collect all Accounts included in ABL Priority Collateral; (ii) copy, use, or preserve any and all information relating to any of the ABL Priority Collateral; and (iii) finish and sell any Goods or Inventory constituting ABL Priority Collateral and (b) an irrevocable royalty-free license (which will be binding on any successor or assignee of the Fixed Asset General Intangibles) to use any and all Fixed Asset General Intangibles (including, for the avoidance of doubt, Intellectual Property) at any time in connection with any Enforcement Action by any ABL Collateral Agent or such agents, representatives and designees; provided, however, that such ABL Collateral Agent exercising such rights and the other ABL Claimholders represented by it shall be obligated to pay any utility, rental, lease or similar charges and payments owed to third parties that accrue during, or that arise as a result of, such use to the extent not paid for by the Grantors; provided, further, however, (A) the royalty-free, rent-free license and lease granted in clause (a) with respect to the applicable Fixed Asset

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Priority Collateral (exclusive of any Fixed Asset General Intangibles (including Intellectual Property)), shall be subject to Section 3.3(e) and shall only apply during, and immediately expire upon the end of, (1) the Access Period applicable to such Fixed Asset Priority Collateral located on any Real Estate Asset that is a Mortgaged Premises and (2) the Use Period with respect to any Fixed Asset Priority Collateral not located on any Real Estate Asset that is a Mortgaged Premises and (B) the royalty-free license granted in clause (b) with respect to any Fixed Asset General Intangibles shall only apply during, and immediately expire upon the end of, the Use Period (provided that such expiration shall be without prejudice to the sale or other disposition of the ABL Priority Collateral in accordance with applicable law).

In the event that any ABL Collateral Agent shall, in the exercise of its rights under the ABL Loan Documents or otherwise, receive possession or control of any books and records of any Grantor which contain information identifying or pertaining to the Fixed Asset Priority Collateral, such ABL Collateral Agent shall promptly either make available to the Designated Fixed Asset Collateral Agent such books and records for inspection and duplication or provide to the Designated Fixed Asset Collateral Agent copies thereof.  In the event that Fixed Asset Collateral Agent shall, in the exercise of its rights under the Fixed Asset Loan Documents or otherwise, receive possession or control of any books and records of any Grantor which contain information identifying or pertaining to any of the ABL Priority Collateral, such Fixed Asset Collateral Agent shall promptly either make available to the Designated ABL Collateral Agent such books and records for inspection and duplication or provide the Designated ABL Collateral Agent copies thereof.

The rights set forth in this Section 3.4 are solely among the Fixed Asset Collateral Agents and ABL Collateral Agents, and this Section 3.4 shall not be construed as an agreement by the Company or any Grantor to provide access to or rights with respect to, the Collateral in addition to those rights otherwise set forth in the ABL Loan Documents or Fixed Asset Loan Documents, as applicable.

3.5          Set-Off and Tracing of and Priorities in Proceeds.

(a)           Each Fixed Asset Collateral Agent, on behalf of the Fixed Asset Claimholders represented by it, acknowledges and agrees that, to the extent such Fixed Asset Collateral Agent or any other Fixed Asset Claimholder exercises its rights of set-off against any ABL Priority Collateral, the amount of such set-off shall be held and distributed pursuant to Section 4.1(a).  Each ABL Collateral Agent, on behalf of the ABL Claimholders represented by it, acknowledges and agrees that, to the extent such ABL Collateral Agent or any other ABL Claimholder exercises its rights to set-off against any Fixed Asset Priority Collateral, the amount of such set-off shall be held and distributed pursuant to Section 4.1(b).

(b)           Each ABL Collateral Agent, for itself and on behalf of each other ABL Claimholder represented by it, and each Fixed Asset Collateral Agent, for itself and on behalf of each other Fixed Asset Claimholder represented by it, agree that prior to an issuance of an Enforcement Notice or the commencement of any Insolvency or Liquidation Proceeding, any proceeds of Collateral, whether or not deposited under Account Agreements, used by any Grantor to acquire property constituting Collateral shall not (solely as between the ABL Collateral Agents and the Fixed Asset Collateral Agents and as between the ABL Claimholders

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and the Fixed Asset Claimholders) be treated as proceeds of Collateral for purposes of determining the relative priorities of the ABL Claimholders and the Fixed Asset Claimholders in the Collateral so acquired.

(c)           Each ABL Collateral Agent, on behalf of itself and the ABL Claimholders represented by it, and each Fixed Asset Collateral Agent, on behalf of itself and the Fixed Asset Claimholders represented by it, agrees that after an issuance of an Enforcement Notice, each such Person shall cooperate in good faith to identify the proceeds of the ABL Priority Collateral and the Fixed Asset Priority Collateral, as the case may be (it being agreed that, unless any ABL Collateral Agent has actual knowledge to the contrary, all funds deposited under Account Agreements and then applied to the ABL Obligations shall be presumed to be ABL Priority Collateral (a presumption that can be rebutted by any Fixed Asset Collateral Agent); provided, however, that neither any ABL Claimholder nor any Fixed Asset Claimholder shall be liable or in any way responsible for any claims or damages from conversion of the ABL Priority Collateral or Fixed Asset Priority Collateral, as the case may be (it being understood and agreed that (A) the only obligation of any ABL Claimholder is to pay over to the Designated Fixed Asset Collateral Agent, in the same form as received, with any necessary endorsements, all proceeds that such ABL Claimholder received after the issuance of an Enforcement Notice that have been identified as proceeds of the Fixed Asset Priority Collateral and (B) the only obligation of any Fixed Asset Claimholder is to pay over to the Designated ABL Collateral Agent, in the same form as received, with any necessary endorsements, all proceeds that such Fixed Asset Claimholder received after the issuance of an Enforcement Notice that have been identified as proceeds of the ABL Priority Collateral).  Each of the ABL Collateral Agents and the Fixed Asset Collateral Agents may request from the other agents an accounting of the identification of the proceeds of Collateral (and the ABL Collateral Agents and the Fixed Asset Collateral Agents, as the case may be, upon which such request is made shall deliver such accounting reasonably promptly after such request is made).

SECTION 4

PAYMENTS

4.1          Application of Proceeds.

(a)           So long as the Discharge of ABL Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Company or any other Grantor, any ABL Priority Collateral or any proceeds thereof received in connection with any Enforcement Action or other exercise of remedies by any ABL Collateral Agent or ABL Claimholders shall be applied by such ABL Collateral Agent to the ABL Obligations in such order as specified in the relevant ABL Loan Documents and, if then in effect, the ABL Intercreditor Agreement; provided that any non-cash ABL Priority Collateral or non-cash proceeds may be held by the ABL Collateral Agent as ABL Priority Collateral unless the failure to apply such amounts would be commercially unreasonable.  Upon the Discharge of ABL Obligations, each ABL Collateral Agent shall deliver any remaining ABL Priority Collateral and proceeds thereof held by it in the same form as received, with any necessary endorsements (such endorsements shall be without recourse and without any representation or warranty) to the Designated Fixed Asset Collateral Agent, to such other Person as may be lawfully entitled

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thereto or as a court of competent jurisdiction may otherwise direct, to be applied by such Fixed Asset Collateral Agent to the Fixed Asset Obligations in such order as specified in the applicable Fixed Asset Loan Documents and, if then in effect, the Fixed Asset Intercreditor Agreement.

(b)           So long as the Discharge of Fixed Asset Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Company or any other Grantor, any Fixed Asset Priority Collateral or any proceeds thereof received in connection with any Enforcement Action or other exercise of remedies by any Fixed Asset Collateral Agent or Fixed Asset Claimholders after an Event of Default shall be applied by such Fixed Asset Collateral Agent to the Fixed Asset Obligations in such order as specified in the relevant Fixed Asset Loan Documents and, if then in effect, the Fixed Asset Intercreditor Agreement; provided that any non-cash Fixed Asset Priority Collateral or non-cash proceeds may be held by such Fixed Asset Collateral Agent as Fixed Asset Priority Collateral unless the failure to apply such amounts would be commercially unreasonable.  Upon the Discharge of Fixed Asset Obligations, each Fixed Asset Collateral Agent shall deliver any remaining Fixed Asset Priority Collateral and proceeds thereof held by it in the same form as received, with any necessary endorsements (such endorsements shall be without recourse and without any representation or warranty) to the Designated ABL Asset Collateral Agent, to such other Person as may be lawfully entitled thereto or as a court of competent jurisdiction may otherwise direct, to be applied by such ABL Collateral Agent to the ABL Obligations in such order as specified in the ABL Loan Documents and, if then in effect, the ABL Intercreditor Agreement.

(c)           In the event that prior to the Discharge of ABL Obligations an Event of Default has occurred and is continuing and proceeds of the Collateral are received in connection with a loss or condemnation of Collateral that involves both ABL Priority Collateral and Fixed Asset Priority Collateral, for the purposes of this Agreement with respect to such loss or condemnation, (i) the ABL Priority Collateral consisting of Accounts shall be deemed to have a valuation equal to the book value of each such Account, (ii) the ABL Priority Collateral consisting of Inventory shall be deemed to have a value equal to the greater of (A) the “Net Orderly Liquidation Value” (as defined in the Initial ABL Credit Agreement as in effect on the date hereof, whether or not then in effect) of such Inventory based on and consistent with the then-current appraisal of such Inventory received by each applicable ABL Collateral Agent with respect thereto and (B) the book value thereof, and (iii) the ABL Priority Collateral consisting of Credit Card Receivables shall be deemed to have a value equal to the book value of each such Credit Card Receivable.

4.2          Payments Over.  (a)  Subject to Section 3.5, so long as the Discharge of Prior Lien Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Company or any other Grantor, any Subordinated Lien Collateral or any proceeds thereof (including any Subordinated Lien Collateral or proceeds subject to Liens that have been avoided or otherwise invalidated) received by any Subordinated Lien Collateral Agent or any Subordinated Lien Claimholders in connection with any Enforcement Action or other exercise of any right or remedy relating to the Subordinated Lien Collateral (less any reasonable out of pockets costs and expenses incurred in connection with any such enforcement Action) in all cases shall be segregated and held in trust and forthwith paid over to the Prior Lien Collateral Agent for the benefit of the Prior Lien Claimholders (and, if there is more than one Prior Lien Collateral Agent, the Prior Lien Collateral Agent that is the Designated ABL

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Collateral Agent or Designated Fixed Asset Collateral Agent, as applicable) in the same form as received, with any necessary endorsements (which endorsements shall be without recourse and without any representations or warranties) or as a court of competent jurisdiction may otherwise direct.  Each Prior Lien Collateral Agent is hereby authorized to make any such endorsements as agent for the Subordinated Lien Collateral Agent or Subordinated Lien Claimholders.  This authorization is coupled with an interest and is irrevocable until the Discharge of Prior Lien Obligations.

(b)           So long as the Discharge of Prior Lien Obligations has not occurred, if in any Insolvency or Liquidation Proceeding the Subordinated Lien Collateral Agent or any Subordinated Lien Claimholders shall receive any distribution of money or other property in respect of the Prior Lien Collateral (including any assets or proceeds subject to Liens that have been avoided or otherwise invalidated) such money or other property shall be segregated and held in trust and forthwith paid over to the Prior Lien Collateral Agent for the benefit of the Prior Lien Claimholders in the same form as received, with any necessary endorsements. Any Lien received by the Subordinated Lien Collateral Agent or any Subordinated Lien Claimholders in respect of any of the Subordinated Lien Obligations in any Insolvency or Liquidation Proceeding shall be subject to the terms of this Agreement.

SECTION 5

OTHER AGREEMENTS

5.1          Releases.

(a)           (i)  If in connection with any Enforcement Action by any ABL Collateral Agent or any other exercise of any ABL Collateral Agent’s remedies in respect of the ABL Priority Collateral, in each case prior to the Discharge of ABL Obligations, each ABL Collateral Agent, for itself or on behalf of any of the ABL Claimholders represented by it, releases any of its Liens on any part of the ABL Priority Collateral, then the Liens, if any, of each Fixed Asset Collateral Agent, for itself or for the benefit of the Fixed Asset Claimholders represented by it, on such ABL Priority Collateral shall be automatically, unconditionally and simultaneously released.  Each Fixed Asset Collateral Agent, for itself or on behalf of the Fixed Asset Claimholders represented by it, promptly shall execute and deliver to such enforcing ABL Collateral Agent or Grantor such termination statements, releases and other documents as the ABL Collateral Agent or Grantor may request to effectively confirm the foregoing releases.

(ii)           If in connection with any Enforcement Action by any Fixed Asset Collateral Agent or any other exercise of any Fixed Asset Collateral Agent’s remedies in respect of the Fixed Asset Priority Collateral, in each case prior to the Discharge of Fixed Asset Obligations, each Fixed Asset Collateral Agent, for itself or on behalf of the Fixed Asset Claimholders represented by it, releases any of its Liens on any part of the Fixed Asset Priority Collateral, then the Liens, if any, of each ABL Collateral Agent, for itself or for the benefit of the ABL Claimholders represented by it, on such Fixed Asset Priority Collateral, shall be automatically, unconditionally and simultaneously released. Each ABL Collateral Agent, for itself and on behalf of the ABL Claimholders represented by it, promptly shall execute and deliver to the Designated Fixed Asset Collateral Agent or Grantor such termination statements,

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releases and other documents as the Designated Fixed Asset Collateral Agent or Grantor may request to effectively confirm the foregoing releases.

(b)           If, in connection with any sale, lease, exchange, transfer or other disposition of any Collateral by any Grantor (collectively, a “Disposition”) permitted under the terms of both the Prior Lien Loan Documents and the Subordinated Lien Loan Documents (other than in connection with an Enforcement Action or other exercise of the Prior Lien Collateral Agent’s remedies in respect of the Collateral which shall be governed by Section 5.1(a) above), each of the Prior Lien Collateral Agents, for itself and on behalf of any of the Prior Lien Claimholders represented by it, releases its Liens on any part of the Prior Lien Collateral, in each case other than (A) in connection with, or following, the Discharge of Prior Lien Obligations or (B) after the occurrence and during the continuance of any Event of Default under the Subordinated Lien Loan Documents, then the Liens, if any, of the Subordinated Lien Collateral Agent, for itself or for the benefit of the Subordinated Lien Claimholders, on such Collateral shall be automatically, unconditionally and simultaneously released.  The Subordinated Lien Collateral Agent, for itself or on behalf of any such Subordinated Lien Claimholders, promptly shall execute and deliver to the Prior Lien Collateral Agent or such Guarantor Subsidiary such termination statements, releases and other documents as the Prior Lien Collateral Agent or such Grantor may request to effectively confirm such release.

(c)           Until the Discharge of Prior Lien Obligations occurs, the Subordinated Lien Collateral Agent, for itself and on behalf of each other Subordinated Lien Claimholder, hereby irrevocably constitutes and appoints each Prior Lien Collateral Agent and any officer or agent of the Prior Lien Collateral Agent, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the Subordinated Lien Collateral Agent or such holder or in such Prior Lien Collateral Agent’s own name, from time to time in the Prior Lien Collateral Agent’s discretion, for the purpose of carrying out the terms of this Section 5.1, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary to accomplish the purposes of this Section 5.1, including any endorsements or other instruments of transfer or release.  This power is coupled with an interest and is irrevocable until the Discharge of Prior Lien Obligations.

(d)           Until the Discharge of Prior Lien Obligations occurs, to the extent that any Prior Lien Collateral Agent and the Prior Lien Claimholders represented by it (i) have released any Lien on Collateral subject to this Agreement and any such Liens or guaranty are later reinstated or (ii) obtain any new liens from any Grantor, then the Subordinated Lien Collateral Agent, for itself and on behalf of each other Subordinated Lien Claimholder, shall be granted a Lien on any such Collateral (except to the extent such lien represents a Declined Lien with respect to the Indebtedness represented by the Subordinated Lien Collateral Agent), subject to the lien subordination provisions of this Agreement.

5.2          Insurance.  (a)  Unless and until the Discharge of ABL Obligations has occurred, the Designated ABL Collateral Agent and the ABL Claimholders represented by it shall have the sole and exclusive right, subject to the rights of the Grantors under the ABL Loan Documents, to adjust settlement for any insurance policy covering the ABL Priority Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar

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proceeding (or any deed in lieu of condemnation) affecting the ABL Priority Collateral.  Unless and until the Discharge of ABL Obligations has occurred, and subject in all cases to the rights of the Grantors under the ABL Loan Documents (including the rights of the Grantors to adjust for settlement and receive proceeds), all proceeds of any such policy and any such award (or any payments with respect to a deed in lieu of condemnation) if in respect to the ABL Priority Collateral shall be paid first to the Designated ABL Collateral Agent for the benefit of the ABL Claimholders pursuant to the terms of the ABL Loan Documents (including for purposes of cash collateralization of letters of credit, and, if then in effect, the ABL Intercreditor Agreement), second, upon a Discharge of ABL Obligations, and subject in all cases to the rights of the Grantors under the Fixed Asset Loan Documents (including the rights of the Grantors to adjust for settlement and receive proceeds), to the Designated Fixed Asset Collateral Agent for the benefit of the Fixed Asset Claimholders to the extent required under the Fixed Asset Loan Documents and, if then in effect, the Fixed Asset Intercreditor Agreement, and third, upon a Discharge of Fixed Asset Obligations, to the owner of the subject property, such other Person as may be lawfully entitled thereto or as a court of competent jurisdiction may otherwise direct.  Until the Discharge of ABL Obligations has occurred, if any Fixed Asset Collateral Agent or any Fixed Asset Claimholders shall, at any time, receive any proceeds of any such insurance policy or any such award or payment in contravention of this Agreement, it shall segregate and hold in trust and forthwith pay such proceeds over to the Designated ABL Collateral Agent in accordance with the terms of Section 4.2.

(b)           Unless and until the Discharge of Fixed Asset Obligations has occurred, the Designated Fixed Asset Collateral Agent and the Fixed Asset Claimholders represented by it shall have the sole and exclusive right, subject to the rights of the Grantors under the Fixed Asset Loan Documents, to adjust settlement for any insurance policy covering the Fixed Asset Priority Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding (or any deed in lieu of condemnation) affecting the Fixed Asset Priority Collateral.  Unless and until the Discharge of Fixed Asset Obligations has occurred, and subject in all cases to the rights of the Grantors under the Fixed Asset Loan Documents (including the rights of the Grantors to adjust for settlement and receive proceeds), all proceeds of any such policy and any such award (or any payments with respect to a deed in lieu of condemnation) if in respect to the Fixed Asset Priority Collateral shall be paid first to the Designated Fixed Asset Collateral Agent for the benefit of the Fixed Asset Claimholders pursuant to the terms of the Fixed Asset Loan Documents and, if then in effect, the Fixed Asset Intercreditor Agreement, second, upon a Discharge of Fixed Asset Obligations, and subject in all cases to the rights of the Grantors under the ABL Loan Documents (including the rights of the Grantors to adjust for settlement and receive proceeds), to the Designated ABL Collateral Agent for the benefit of the ABL Claimholders to the extent required under the ABL Collateral Documents (including for purposes of cash collateralization of letters of credit) and, if then in effect, the ABL Intercreditor Agreement, and third, upon a Discharge of ABL Obligations, to the owner of the subject property, such other Person as may be lawfully entitled thereto or as a court of competent jurisdiction may otherwise direct.  Until the Discharge of Fixed Asset Obligations has occurred, if the ABL Collateral Agent or any ABL Claimholders shall, at any time, receive any proceeds of any such insurance policy or any such award or payment in contravention of this Agreement, it shall segregate and hold in trust and forthwith pay such proceeds over to the Designated Fixed Asset Collateral Agent in accordance with the terms of Section 4.2.

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(c)           To effectuate the foregoing, and to the extent that the pertinent insurance company agrees to issue such endorsements, each ABL Collateral Agent and each Fixed Asset Collateral Agent shall each receive separate lender’s loss payable endorsements naming themselves as loss payee, as their interests may appear, with respect to policies which insure the ABL Priority Collateral and the Fixed Asset Priority Collateral.

(d)           To the extent that an insured loss covers or constitutes both ABL Priority Collateral and Fixed Asset Priority Collateral, then the Designated ABL Collateral Agent and the Designated Fixed Asset Collateral Agent will work jointly and in good faith to collect, adjust or settle (subject to the rights of the relevant grantors under the ABL Loan Documents and the Fixed Asset Loan Documents) under the relevant insurance policy, with the proceeds thereof being applied in accordance with the provisions of Section 4.1 of this Agreement.

5.3          Amendments to ABL Loan Documents and Fixed Asset Loan Documents.

(a)           The ABL Loan Documents may be amended, restated, amended and restated, supplemented or otherwise modified from time in accordance with their terms and the ABL Credit Agreement may be Refinanced, in each case, without notice to, or the consent of the Fixed Asset Collateral Agents or the Fixed Asset Claimholders, all without affecting the lien subordination or other provisions of this Agreement; provided that (x) any such amendment, supplement, modification or Refinancing shall not, without the express written consent of the Designated Fixed Asset Collateral Agent violate or be inconsistent with the express terms of this Agreement and (y) the holders of such Refinancing debt bind themselves in a writing addressed to the Designated Fixed Asset Collateral Agent and the Fixed Asset Claimholders to the terms of this Agreement.

(b)           The Fixed Asset Loan Documents may be amended, restated, amended and restated, supplemented or Refinanced or otherwise modified from time in accordance with their terms and the Fixed Asset Credit Agreement may be Refinanced, in each case, without notice to, or the consent of the ABL Collateral Agents or the ABL Claimholders, all without affecting the lien subordination or other provisions of this Agreement; provided that (x) any such amendment, restatement, supplement, modification or Refinancing shall not, without the express written consent of the Designated ABL Collateral Agent violate or be inconsistent with the express terms of this Agreement and (y) the holders of such Refinancing debt bind themselves in a writing addressed to the Designated ABL Collateral Agent and the ABL Claimholders to the terms of this Agreement.

5.4          Confirmation of Subordination in Subordinated Lien Collateral Documents.  Prior to the Discharge of the Prior Lien Obligations, the Company agrees that each Subordinated Lien Collateral Document shall include the following language (or language to similar effect approved by the Designated Prior Lien Collateral Agent):

“Notwithstanding anything herein to the contrary, the lien and security interest granted to the [ABL][Fixed Asset] Collateral Agent pursuant to this Agreement and the exercise of any right or remedy by the [ABL][Fixed Asset] Collateral Agent hereunder are subject to the provisions of the Intercreditor Agreement, dated as of [        ], 2016

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(as amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), among Staples, Inc., Bank of America, N.A., as ABL Collateral Agent and Barclays Bank PLC, as Fixed Asset Collateral Agent and certain other persons party or that may become party thereto from time to time.  In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern and control.”

5.5          Gratuitous Bailee/Agent for Perfection.

(a)           Each ABL Collateral Agent and each Fixed Asset Collateral Agent agrees to hold that part of the Collateral that is in its possession or control (or in the possession or control of its agents or bailees) to the extent that possession or control thereof is taken to perfect a Lien thereon under the UCC (such Collateral being the “Pledged Collateral”) as (i) in the case of each ABL Collateral Agent, the collateral agent for the ABL Claimholders under the ABL Loan Documents for which such ABL Collateral Agent is acting as agent or, in the case of each Fixed Asset Collateral Agent, the collateral agent for the Fixed Asset Claimholders under the Fixed Asset Loan Documents for which such Fixed Asset Collateral Agent is acting as agent and (ii) non-fiduciary, gratuitous bailee for the benefit of each other Agent (such bailment being intended, among other things, to satisfy the requirements of Sections 8-106(d)(3), 8-301(a)(2) and 9-313(c) of the UCC) and any assignee solely for the purpose of perfecting the security interest granted under the ABL Loan Documents and the Fixed Asset Loan Documents, respectively, subject to the terms and conditions of this Section 5.5.  Each Agent hereby appoints each other Agent as their non-fiduciary gratuitous bailee for the purposes of perfecting their security interest in all Pledged Collateral in which such other Agent has a perfected security interest under the UCC.  Solely with respect to any Deposit Accounts under the control of any ABL Collateral Agents, such ABL Collateral Agent agrees to also hold such control as gratuitous agent for the Fixed Asset Collateral Agents subject to the terms and conditions of this Section 5.5.  Each ABL Collateral Agent and each Fixed Asset Collateral Agent hereby accepts such appointments pursuant to this Section 5.5(a) and acknowledges and agrees that it shall hold the Pledged Collateral for the benefit of the other Claimholders with respect to any Pledged Collateral and that any proceeds received by such Agent under any Pledged Collateral shall be applied in accordance with Article IV.

(b)           Each Agent shall have no obligation whatsoever to any Claimholders or other Agents to ensure that the Pledged Collateral is genuine or owned by any of the Grantors, to perfect the security interest of any other Agent or any other Claimholder or to preserve rights or benefits of any Person except as expressly set forth in this Section 5.5.  The duties or responsibilities of each ABL Collateral Agent under this Section 5.5 shall be limited solely to holding the Pledged Collateral as bailee (and with respect to Deposit Accounts, agent) in accordance with this Section 5.5 and delivering the Pledged Collateral upon a Discharge of ABL Obligations as provided in Section 5.5 (d) below or upon a Discharge of Fixed Asset Obligations as provided in Section 5.5 (e) below.

(c)           None of the Agents shall have by reason of the Collateral Documents, this Agreement or any other document a fiduciary relationship in respect of the any other Agent or Claimholder represented by such other Agent.  Each Agent and the respective Claimholders

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represented by it hereby waives and releases each other Agent and the respective Claimholders represented by it from all claims and liabilities arising pursuant to such Agent’s role under this Section 5.5 as gratuitous bailee and gratuitous agent with respect to the Pledged Collateral.  It is understood and agreed that the interests of the ABL Collateral Agents and the ABL Claimholders, on the one hand, and the Fixed Asset Collateral Agents and the Fixed Asset Claimholders on the other hand, may differ and each of the ABL Collateral Agents and Fixed Asset Collateral Agents and each of the ABL Claimholders and Fixed Asset Claimholders shall be fully entitled to act in their own interest without taking into account the interests of any other Agents or Claimholders represented by such other Agent.

(d)           Upon the Discharge of ABL Obligations, such ABL Collateral Agent shall deliver the remaining Pledged Collateral in its possession (if any) together with any necessary endorsements (such endorsement shall be without recourse and without any representations or warranties) in the following order: first, if a Discharge of Fixed Asset Obligations has not already occurred, to the Designated Fixed Asset Collateral Agent until a Discharge of Fixed Asset Obligations has occurred and second, to the extent both a Discharge of ABL Obligations and Discharge of Fixed Asset Obligations has occurred, to the Company or as a court of competent jurisdiction may otherwise direct.   Each ABL Collateral Agent further agrees to take all other action reasonably requested by the Designated Fixed Asset Collateral Agent at the expense of the Designated Fixed Asset Collateral Agent or the Company in connection with the Designated Fixed Asset Collateral Agent obtaining a first-priority interest in the ABL Priority Collateral.

(e)           Upon the Discharge of Fixed Asset Obligations, such Fixed Asset Collateral Agent shall deliver the remaining Pledged Collateral in its possession (if any) together with any necessary endorsements (such endorsement shall be without recourse and without any representation or warranty) in the following order: first, to the Designated ABL Collateral Agent until a Discharge of ABL Obligations has occurred, and second, to the extent both a Discharge of Fixed Asset Obligations and Discharge of ABL Obligations has occurred, to the Company or as a court of competent jurisdiction may otherwise direct.  Upon such Discharge, each Fixed Asset Collateral Agent further agrees to take all other action reasonably requested by the Designated ABL Collateral Agent at the expense of the Designated ABL Collateral Agent or the Company in connection with the Designated ABL Collateral Agent obtaining a first-priority interest in the Fixed Asset Priority Collateral.

(f)            Notwithstanding anything to the contrary contained in this Agreement, any obligation of either Agent, to make any delivery to the other Agent under Section 5.5(d), Section 5.5(e) or Section 5.6 is subject to (i) the order of any court of competent jurisdiction or (ii) any automatic stay imposed in connection with any Insolvency or Liquidation Proceeding

5.6          When Discharge of Obligations Deemed to Not Have Occurred.

(a)           If, at any time after the Discharge of ABL Obligations has occurred or contemporaneously therewith, the Company enters into any Additional ABL Credit Agreement which Additional ABL Credit Agreement is permitted by the Fixed Asset Loan Documents, then such Discharge of ABL Obligations shall automatically be deemed not to have occurred for all purposes of this Agreement (other than with respect to any actions taken as a result of the

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occurrence of such first Discharge of ABL Obligations), and, from and after the date on which the ABL Collateral Agent under such Additional ABL Credit Agreement becomes a party to this Agreement in accordance with Section 8.18 hereof, the obligations under such Additional ABL Credit Agreement automatically shall be treated as ABL Obligations for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Collateral set forth herein, and the ABL Collateral Agent under such Additional ABL Credit Agreement shall be the ABL Collateral Agent for all purposes of this Agreement and this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto from such date of reinstatement.   Upon receipt of a designation from the Company in accordance with Section 8.18 hereof, each Fixed Asset Collateral Agent shall promptly (a) enter into such documents and agreements (including amendments or supplements to this Agreement) as the Company or such new ABL Collateral Agent shall reasonably request in order to provide to the new ABL Collateral Agent the rights contemplated hereby, in each case consistent in all material respects with the terms of this Agreement and (b) deliver to the New ABL Collateral Agent any Pledged Collateral constituting ABL Priority Collateral held by it together with any necessary endorsements (or otherwise allow the New ABL Collateral Agent to obtain control of such Pledged Collateral).  As provided in Section 8.18 hereof, the new ABL Collateral Agent shall agree in a writing addressed to the Designated Fixed Asset Collateral Agent and the Fixed Asset Claimholders to be bound by the terms of this Agreement.  If the new ABL Obligations under the new ABL Loan Documents are secured by assets of the Grantors constituting Collateral that do not also secure the Fixed Asset Obligations, then the Fixed Asset Obligations shall be secured at such time by a second-priority Lien on such assets to the same extent provided in the Fixed Asset Collateral Documents and this Agreement except to the extent such Lien on such assets constitutes a Declined Lien.

(b)           If, at any time after the Discharge of Fixed Asset Obligations has occurred or contemporaneously therewith, the Company enters into any Additional Fixed Asset Credit Agreement which Additional Fixed Asset Credit Agreement is permitted by the ABL Loan Documents, then such Discharge of Fixed Asset Obligations shall automatically be deemed not to have occurred for all purposes of this Agreement (other than with respect to any actions taken as a result of the occurrence of such first Discharge of Fixed Asset Obligations), and, from and after the date on which the Fixed Asset Collateral Agent under such Additional Fixed Asset Credit Agreement becomes a party to this Agreement in accordance with Section 8.18 hereof, the obligations under such Additional Fixed Asset Credit Agreement automatically shall be treated as Fixed Asset Obligations for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Collateral set forth herein, and the Fixed Asset Collateral Agent under such Additional Fixed Asset Credit Agreement shall be the Fixed Asset Collateral Agent for all purposes of this Agreement and this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto from such date of reinstatement.   Upon receipt of a designation from the Company in accordance with Section 8.18 hereof, each ABL Asset Collateral Agent shall promptly (a) enter into such documents and agreements (including amendments or supplements to this Agreement) as the Company or such new Fixed Asset Collateral Agent shall reasonably request in order to provide to the new Fixed Asset Collateral Agent the rights contemplated hereby, in each case consistent in all material respects with the terms of this Agreement and (b) deliver to the New Fixed Asset Collateral Agent any Pledged Collateral

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constituting Fixed Asset Priority Collateral held by it together with any necessary endorsements (or otherwise allow the New Fixed Asset Collateral Agent to obtain control of such Pledged Collateral).  As provided in Section 8.18 hereof, the new Fixed Asset Collateral Agent shall agree in a writing addressed to the Designated Fixed Asset Collateral Agent and the Fixed Asset Claimholders to be bound by the terms of this Agreement.  If the new Fixed Asset Obligations under the new Fixed Asset Loan Documents are secured by assets of the Grantors constituting Collateral that do not also secure the ABL Obligations, then the ABL Obligations shall be secured at such time by a second-priority Lien on such assets to the same extent provided in the ABL Collateral Documents and this Agreement except to the extent such Lien on such assets constitutes a Declined Lien.

SECTION 6

INSOLVENCY OR LIQUIDATION PROCEEDINGS

6.1          Finance and Sale Issues.

(a)           Until the Discharge of ABL Obligations has occurred, if the Company or any other Grantor shall be subject to any Insolvency or Liquidation Proceeding and the ABL Collateral Agent shall desire to permit the use of “Cash Collateral” (as such term is defined in Section 363(a) of the Bankruptcy Code) constituting ABL Priority Collateral or proceeds thereof or to permit any Grantor to obtain financing, whether from the ABL Claimholders or any other Person under Section 364 of the Bankruptcy Code or any similar Bankruptcy Law (“DIP Financing”) then each Fixed Asset Collateral Agent, on behalf of itself and the Fixed Asset Claimholders represented by it, agrees that it will raise no objection to such Cash Collateral use or DIP Financing so long as any Lien on the Fixed Asset Priority Collateral to secure such DIP Financing is subordinate to the Lien of the Fixed Asset Collateral Agents with respect thereto; provided that the foregoing provisions of this Section 6.1(a) shall not prevent the Fixed Asset Claimholders from objecting to any provision in any DIP Financing or any ancillary agreements relating to any content of a plan of reorganization under any Insolvency or Liquidation Proceeding.  To the extent the Liens securing the ABL Obligations are subordinated to or pari passu with such DIP Financing meeting the requirements set forth in the prior sentence, each Fixed Asset Collateral Agent will subordinate its Liens in the ABL Priority Collateral to the Liens securing such DIP Financing (and all obligations relating thereto) and will not request adequate protection or any other relief in connection therewith (except, as expressly agreed by the ABL Collateral Agent or to the extent permitted by Section 6.3).

(b)           Until the Discharge of Fixed Asset Obligations has occurred, if the Company or any other Grantor shall be subject to any Insolvency or Liquidation Proceeding and any Fixed Asset Collateral Agent shall desire to permit the use of “Cash Collateral” (as such term is defined in Section 363(a) of the Bankruptcy Code) constituting Fixed Asset Priority Collateral or proceeds thereof or to permit any Grantor to obtain DIP Financing, then each ABL Collateral Agent, on behalf of itself and the ABL Claimholders represented by it, agrees that it will raise no objection to such Cash Collateral use or DIP Financing so long as any Lien on the ABL Priority Collateral to secure such DIP Financing is subordinate to the Lien of the ABL Collateral Agents with respect thereto; provided that the foregoing provisions of this Section 6.1(b) shall not prevent the ABL Claimholders from objecting to any provision in any DIP

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Financing or any ancillary agreements relating to any content of a plan of reorganization under any Insolvency or Liquidation Proceeding.  To the extent the Liens securing the Fixed Asset Obligations are subordinated to or pari passu with such DIP Financing meeting the requirements set forth in the prior sentence, each ABL Collateral Agent will subordinate its Liens in the Fixed Asset Priority Collateral to the Liens securing such DIP Financing (and all obligations relating thereto) and will not request adequate protection or any other relief in connection therewith (except as expressly agreed by the Designated Fixed Asset Collateral Agent or to the extent permitted by Section 6.3).

6.2          Relief from the Automatic Stay.  Until the Discharge of Prior Lien Obligations has occurred, each Subordinated Lien Collateral Agent, on behalf of itself and the Subordinated Lien Claimholders represented by it, agrees that none of them shall (i) seek (or support any other Person seeking) relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding in respect of the Subordinated Lien Collateral, without the prior written consent of the Prior Lien Collateral Agent or (ii) oppose (or support any other Person in opposing) any request by any Prior Lien Collateral Agent for relief from such stay with respect to Prior Lien Collateral.

6.3          Adequate Protection.

(a)           Until the Discharge of Prior Lien Obligations has occurred, each Subordinated Lien Collateral Agent, on behalf of itself and the Subordinated Lien Claimholders represented by it, agrees that none of them shall contest (or support any other Person contesting):

(i)            any request by any Prior Lien Collateral Agent or any Prior Lien Claimholders for adequate protection under any Bankruptcy Law with respect to Prior Lien Collateral; or

(ii)           any objection by any Prior Lien Collateral Agent or any Prior Lien Claimholders to any motion, relief, action or proceeding based on such Prior Lien Collateral Agent or such Prior Lien Claimholders claiming a lack of adequate protection with respect to Prior Lien Collateral.

(b)           Notwithstanding the foregoing provisions in this Section 6.3, in any Insolvency or Liquidation Proceeding, if the Prior Lien Claimholders (or any subset thereof) are granted adequate protection with respect to Prior Lien Collateral in the form of additional collateral in connection with any Cash Collateral use or DIP Financing, then each Subordinated Lien Collateral Agent, on behalf of itself or any of the Subordinated Lien Claimholders, may seek or request adequate protection in the form of a Lien on such additional collateral, which Lien will be subordinated to the Liens securing the Prior Lien Obligations and such Cash Collateral use or DIP Financing (and all Obligations relating thereto) on the same basis as the other Liens securing the Subordinated Lien Obligations are so subordinated to the Prior Lien Obligations under this Agreement; and

(c)           Each Subordinated Lien Collateral Agent, for itself and on behalf of each other Subordinated Lien Claimholder represented by it, agrees that notice of a hearing to approve DIP Financing or use of Cash Collateral on an interim basis shall be adequate if delivered to such

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Subordinated Lien Collateral Agent at least two (2) Business Days in advance of such hearing and that notice of a hearing to approve DIP Financing or use of Cash Collateral on a final basis shall be adequate if delivered to such Subordinated Lien Collateral Agent at least fifteen (15) days in advance of such hearing.

6.4          Avoidance Issues.  If any Prior Lien Claimholder is required in any Insolvency or Liquidation Proceeding or otherwise to turn over or otherwise pay to the estate of the Company or any other Grantor any amount paid in respect of Prior Lien Obligations (a “Recovery”), then such Prior Lien Claimholders shall be entitled to a reinstatement of Prior Lien Obligations with respect to all such recovered amounts on the date of such Recovery, and from and after the date of such reinstatement the Discharge of Prior Lien Obligations shall be deemed not to have occurred for all purposes hereunder.  If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto from such date of reinstatement.  This Section 6.4 shall survive termination of this Agreement.

6.5          Reorganization Securities.  If, in any Insolvency or Liquidation Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed pursuant to a plan of reorganization, arrangement, compromise or liquidation or similar dispositive restructuring plan, both on account of Prior Lien Obligations and on account of Subordinated Lien Obligations, then, to the extent the debt obligations distributed on account of the Prior Lien Obligations and on account of the Subordinated Lien Obligations are secured by Liens upon the same property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

6.6          Post-Petition Interest.  Neither the Subordinated Lien Collateral Agents nor any Subordinated Lien Claimholder shall oppose or seek to challenge any claim by the Prior Lien Collateral Agent or any Prior Lien Claimholder for allowance in any Insolvency or Liquidation Proceeding of Prior Lien Obligations consisting of Post-Petition Interest to the extent of the value of any Prior Lien Claimholder’s Lien on Prior Lien Collateral, without regard to the existence of the Lien of the Subordinated Lien Collateral Agent on behalf of the Subordinated Lien Claimholders on such Collateral.

6.7          Waiver.  Each Subordinated Lien Collateral Agent, for itself and on behalf of each other Subordinated Lien Claimholder represented by it, waives any claim it may hereafter have against any Prior Lien Claimholder arising out of the election of any Prior Lien Claimholder of the application of Section 1111(b)(2) of the Bankruptcy Code, and/or out of any cash collateral or financing arrangement or out of any grant of a security interest in connection with the Prior Lien Collateral in any Insolvency or Liquidation Proceeding so long as such actions are not in express contravention of the terms of this Agreement.

6.8          Separate Grants of Security and Separate Classification.  Each Fixed Asset Collateral Agent, for itself and on behalf of each other Fixed Asset Claimholder represented by it, and each ABL Collateral Agent, for itself and on behalf of each other ABL Claimholder represented by it, acknowledges and agrees that:

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(a)           the grants of Liens pursuant to the ABL Collateral Documents and the Fixed Asset Collateral Documents constitute separate and distinct grants of Liens; and

(b)           because of, among other things, their differing rights in the Collateral, the Fixed Asset Obligations are fundamentally different from the ABL Obligations and must be separately classified in any plan of reorganization proposed or adopted in an Insolvency or Liquidation Proceeding.

To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that the claims of the ABL Claimholders and the Fixed Asset Claimholders in respect of the Collateral constitute only one secured claim (rather than separate classes of senior and junior secured claims), then each of the parties hereto hereby acknowledges and agrees that, subject to Sections 2.1 and 4.1, all distributions shall be made as if there were separate classes of secured claims against the Grantors in respect of the Collateral (with the effect being that, to the extent that the aggregate value of the Prior Lien Collateral is sufficient (for this purpose ignoring all claims held by the Subordinated Lien Claimholders), the Prior Lien Claimholders shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing (or that would be owing if there were such separate classes of senior and junior secured claims) in respect of Post-Petition Interest, including any additional interest payable pursuant to the Prior Lien Loan Documents, arising from or related to a default, which is disallowed as a claim in any Insolvency or Liquidation Proceeding) before any distribution is made in respect of the claims held by the Subordinated Lien Claimholders with respect to the Prior Lien Collateral, with each Subordinated Lien Collateral Agent, for itself and on behalf of each other Subordinated Lien Claimholder, hereby acknowledging and agreeing to turn over to the Designated Prior Lien Collateral Agent, for itself and on behalf of each other Prior Lien Claimholder, Collateral or proceeds of Prior Lien Collateral otherwise received or receivable by them to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the claim or recovery of the Subordinated Lien Claimholders).  Nothing in this Section shall limit the rights of the Company or its Subsidiaries as debtors in any Insolvency or Liquidation Proceeding.

6.9          Effectiveness in Insolvency or Liquidation Proceedings.  The Parties acknowledge that this Agreement is a “subordination agreement” under Section 510(a) of the Bankruptcy Code, which will be effective before, during and after the commencement of an Insolvency or Liquidation Proceeding. All references in this Agreement to any Grantor will include such Person as a debtor-in-possession and any receiver or trustee for such Person in an Insolvency or Liquidation Proceeding.

6.10        Asset Dispositions.

(a)           Until the Discharge of ABL Obligations has occurred, each Fixed Asset Collateral Agent, for itself and on behalf of each other Fixed Asset Claimholder represented by it, agrees that, in the event of any Insolvency or Liquidation Proceeding, the Fixed Asset Claimholders will not seek consultation rights in connection with, and will not object or oppose (or support any Person in objecting or opposing) a motion for any Disposition of any ABL Priority Collateral free and clear of the Liens of Fixed Asset Collateral Agents and the Fixed

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Asset Claimholders or other claims under Sections 363, 365, 1129 or 1141 of the Bankruptcy Code, or any comparable provision of any Bankruptcy Law (and including any motion for bid procedures or other procedures related to the Disposition that is the subject of such motion), and shall be deemed to have consented to any such Disposition of any ABL Priority Collateral under Section 363(f) of the Bankruptcy Code that has been consented to by any ABL Collateral Agent; provided that the proceeds of such Disposition of any Collateral to be applied to the ABL Obligations or the Fixed Asset Obligations are applied in accordance with Sections 4.1 and 4.2.

(b)           Until the Discharge of Fixed Asset Obligations has occurred, each ABL Collateral Agent, for itself and on behalf of each other ABL Claimholder represented by it, agrees that, in the event of any Insolvency or Liquidation Proceeding, the ABL Claimholders will not seek consultation rights in connection with, and will not object or oppose (or support any Person in objecting or opposing), a motion to any Disposition of any Fixed Asset Priority Collateral free and clear of the Liens of ABL Collateral Agent and the ABL Claimholders or other claims under Sections 363, 365, 1129 or 1141 of the Bankruptcy Code, or any comparable provision of any Bankruptcy Law (and including any motion for bid procedures or other procedures related to the Disposition that is the subject of such motion), and shall be deemed to have consented to any such Disposition of any Fixed Asset Priority Collateral under Section 363(f) of the Bankruptcy Code that has been consented to by any Fixed Asset Collateral Agent; provided that the proceeds of such Disposition of any Collateral to be applied to the ABL Obligations or the Fixed Asset Obligations are applied in accordance with Sections 4.1 and 4.2.

(c)           The Fixed Asset Claimholders agree that the ABL Claimholders shall have the right to credit bid under Section 363(k) of the Bankruptcy Code with respect to any Disposition of, the ABL Priority Collateral and the ABL Claimholders agree that the Fixed Asset Claimholders shall have the right to credit bid under Section 363(k) of the Bankruptcy Code with respect to any Disposition of the Fixed Asset Priority Collateral; provided that the Claimholders shall not be deemed to have agreed to any credit bid by other Claimholders in connection with the Disposition of Collateral consisting of both Fixed Asset Priority Collateral and ABL Priority Collateral.  Each Fixed Asset Collateral Agent, for itself and on behalf of each other Fixed Asset Claimholder represented by it, agrees that, so long as the Discharge of ABL Obligations has not occurred, no Fixed Asset Claimholder shall, without the prior written consent of the Designated ABL Collateral Agent, credit bid under Section 363(k) of the Bankruptcy Code with respect to the ABL Priority Collateral.  Each ABL Collateral Agent, for itself and on behalf of each other ABL Claimholder represented by it, agrees that, so long as the Discharge of Fixed Asset Obligations has not occurred, no ABL Claimholder shall, without the prior written consent of the Designated Fixed Asset Collateral Agent, credit bid under Section 363(k) of the Bankruptcy Code with respect to the Fixed Asset Priority Collateral.

SECTION 7

RELIANCE; WAIVERS; ETC.

7.1          Reliance.  Other than any reliance on the terms of this Agreement, each ABL Collateral Agent, on behalf of itself and the ABL Claimholders represented by it, acknowledges that it and such ABL Claimholders have, independently and without reliance on any Fixed Asset Collateral Agent or any Fixed Asset Claimholder, and based on documents and information

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deemed by them appropriate, made their own credit analysis and decision to enter into each of the applicable ABL Loan Documents and be bound by the terms of this Agreement and they will continue to make their own credit decision in taking or not taking any action under the applicable ABL Loan Documents or this Agreement.  Other than any reliance on the terms of this Agreement, each Fixed Asset Collateral Agent, on behalf of itself and the Fixed Asset Claimholders represented by it, acknowledges that it and such Fixed Asset Claimholders have, independently and without reliance on any ABL Collateral Agent or any ABL Claimholder, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into each of the applicable Fixed Asset Loan Documents and be bound by the terms of this Agreement and they will continue to make their own credit decision in taking or not taking any action under the applicable Fixed Asset Loan Documents or this Agreement.

7.2          No Warranties or Liability.  Each ABL Collateral Agent, on behalf of itself and the ABL Claimholders represented by it, acknowledges and agrees that each of the Fixed Asset Collateral Agents and the Fixed Asset Claimholders have made no express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectability or enforceability of any of the Fixed Asset Loan Documents, the ownership of any Collateral or the perfection or priority of any Liens thereon.  Except as otherwise provided herein, the Fixed Asset Claimholders will be entitled to manage and supervise their respective loans and extensions of credit under the applicable Fixed Asset Loan Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate.  Each Fixed Asset Collateral Agent, on behalf of itself and the Fixed Asset Claimholders represented by it, acknowledges and agrees that each of the ABL Collateral Agents and the ABL Claimholders have made no express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectability or enforceability of any of the ABL Loan Documents, the ownership of any Collateral or the perfection or priority of any Liens thereon.  Except as otherwise provided herein, the ABL Claimholders will be entitled to manage and supervise their respective loans and extensions of credit under the applicable ABL Loan Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate.  Each Fixed Asset Collateral Agent and the Fixed Asset Claimholders represented by it shall have no duty to any ABL Collateral Agent or any of the ABL Claimholders, and each ABL Collateral Agent and the ABL Claimholders represented by it shall have no duty to any Fixed Asset Collateral Agent or any of the Fixed Asset Claimholders, to act or refrain from acting in a manner which allows, or results in, the occurrence or continuance of an event of default or default under any agreements with the Company or any other Grantor (including the ABL Loan Documents and the Fixed Asset Loan Documents), regardless of any knowledge thereof with which they may have or be otherwise charged with.

7.3          No Waiver of Lien Priorities.

(a)           No right of the ABL Claimholders, any ABL Collateral Agent or any of them to enforce any provision of this Agreement or any ABL Loan Document shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or any other Grantor or by any act or failure to act by any ABL Claimholder or any ABL Collateral Agent, or by any noncompliance by any Person with the terms, provisions and covenants of this

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Agreement, any of the ABL Loan Documents or any of the Fixed Asset Loan Documents, regardless of any knowledge thereof which the ABL Collateral Agent or the ABL Claimholders, or any of them, may have or be otherwise charged with.  No right of the Fixed Asset Claimholders, any Fixed Asset Collateral Agent or any of them to enforce any provision of this Agreement or any Fixed Asset Loan Document shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or any other Grantor or by any act or failure to act by any Fixed Asset Claimholder or any Fixed Asset Collateral Agent, or by any noncompliance by any Person with the terms, provisions and covenants of this Agreement, any of the ABL Loan Documents or any of the Fixed Asset Loan Documents, regardless of any knowledge thereof which any Fixed Asset Collateral Agent or the Fixed Asset Claimholders, or any of them, may have or be otherwise charged with.

(b)           Without in any way limiting the generality of the foregoing paragraph (but subject to the rights of the Company and the other Grantors under the ABL Loan Documents), the ABL Claimholders, each ABL Collateral Agent and any of them may, at any time and from time to time in accordance with the ABL Loan Documents and/or applicable law, without the consent of, or notice to, the Designated Fixed Asset Collateral Agent or any Fixed Asset Claimholders, without incurring any liabilities to any Fixed Asset Collateral Agent or any Fixed Asset Claimholders and without impairing or releasing the Lien priorities and other benefits provided in this Agreement (even if any right of subrogation or other right or remedy of any Fixed Asset Collateral Agent or any Fixed Asset Claimholders is affected, impaired or extinguished thereby) do any one or more of the following:

(i)            change the manner, place or terms of payment or change or extend the time of payment of, or amend, renew, exchange, increase or alter, the terms of any of the ABL Obligations or any Lien on any ABL Priority Collateral or guaranty thereof or any liability of the Company or any other Grantor, or any liability incurred directly or indirectly in respect thereof (including any increase in or extension of the ABL Obligations, without any restriction as to the tenor or terms of any such increase or extension) or otherwise amend, renew, exchange, extend, modify or supplement in any manner any Liens held by any ABL Collateral Agent or any of the ABL Claimholders, the ABL Obligations or any of the ABL Loan Documents;

(ii)           sell, exchange, release, surrender, realize upon, enforce or otherwise deal with in any manner and in any order any part of the ABL Priority Collateral or any liability of the Company or any other Grantor to the ABL Claimholders or any ABL Collateral Agent, or any liability incurred directly or indirectly in respect thereof;

(iii)          settle or compromise any ABL Obligation or any other liability of the Company or any other Grantor or any security therefor or any liability incurred directly or indirectly in respect thereof and apply any sums by whomsoever paid and however realized to any liability (including the ABL Obligations) in any manner or order; and

(iv)          exercise or delay in or refrain from exercising any right or remedy against the Company or any other Grantor or any other Person, elect any remedy and

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otherwise deal freely with the Company, any other Grantor or any ABL Priority Collateral and any guarantor or any liability of the Company or any other Grantor to the ABL Claimholders or any liability incurred directly or indirectly in respect thereof.

(c)           Without in any way limiting the generality of the foregoing paragraph (but subject to the rights of the Company and the other Grantors under the Fixed Asset Loan Documents), the Fixed Asset Claimholders, each Fixed Asset Collateral Agent and any of them may, at any time and from time to time in accordance with the Fixed Asset Loan Documents and/or applicable law, without the consent of, or notice to, the Designated ABL Collateral Agent or any ABL Claimholders, without incurring any liabilities to any ABL Collateral Agent or any ABL Claimholders and without impairing or releasing the Lien priorities and other benefits provided in this Agreement (even if any right of subrogation or other right or remedy of any ABL Collateral Agent or any ABL Claimholders is affected, impaired or extinguished thereby) do any one or more of the following:

(i)            change the manner, place or terms of payment or change or extend the time of payment of, or amend, renew, exchange, increase or alter, the terms of any of the Fixed Asset Obligations or any Lien on any Fixed Asset Priority Collateral or guaranty thereof or any liability of the Company or any other Grantor, or any liability incurred directly or indirectly in respect thereof (including any increase in or extension of the Fixed Asset Obligations, without any restriction as to the tenor or terms of any such increase or extension) or otherwise amend, renew, exchange, extend, modify or supplement in any manner any Liens held by any Fixed Asset Collateral Agent or any of the Fixed Asset Claimholders, the Fixed Asset Obligations or any of the Fixed Asset Loan Documents;

(ii)           sell, exchange, release, surrender, realize upon, enforce or otherwise deal with in any manner and in any order any part of the Fixed Asset Priority Collateral or any liability of the Company or any other Grantor to the Fixed Asset Claimholders or any Fixed Asset Collateral Agent, or any liability incurred directly or indirectly in respect thereof;

(iii)          settle or compromise any Fixed Asset Obligation or any other liability of the Company or any other Grantor or any security therefor or any liability incurred directly or indirectly in respect thereof and apply any sums by whomsoever paid and however realized to any liability (including the Fixed Asset Obligations) in any manner or order; and

(iv)          exercise or delay in or refrain from exercising any right or remedy against the Company or any security or any other Grantor or any other Person, elect any remedy and otherwise deal freely with the Company, any other Grantor or any Fixed Asset Priority Collateral and any security and any guarantor or any liability of the Company or any other Grantor to the Fixed Asset Claimholders or any liability incurred directly or indirectly in respect thereof.

(d)           The rights set forth in this Section 7.3 are solely among the Fixed Asset Collateral Agents and ABL Collateral Agents on behalf of themselves and the applicable ABL

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Claimholders and Fixed Asset Claimholders, and this Section 7.3 shall not be construed as an agreement by the Company or any Grantor in addition to the agreements of the Company or such Grantor forth in the ABL Loan Documents or Fixed Asset Loan Documents, as applicable.

7.4          Obligations Unconditional.  All rights, interests, agreements and obligations of each ABL Collateral Agent and the ABL Claimholders represented by it and each Fixed Asset Collateral Agent and the Fixed Asset Claimholders represented by it, respectively, hereunder shall remain in full force and effect irrespective of:

(a)           any lack of validity or enforceability of any ABL Loan Documents or any Fixed Asset Loan Documents;

(b)           except as otherwise expressly set forth in this Agreement, any change in the time, manner or place of payment of, or in any other terms of, all or any of the ABL Obligations or Fixed Asset Obligations, or any amendment or waiver or other modification, including any increase in the amount thereof, whether by course of conduct or otherwise, of the terms of any ABL Loan Document or any Fixed Asset Loan Document;

(c)           except as otherwise expressly set forth in this Agreement, any exchange of any security interest in any Collateral or any other collateral, or any amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the ABL Obligations or Fixed Asset Obligations or any guaranty thereof;

(d)           the commencement of any Insolvency or Liquidation Proceeding in respect of the Company or any other Grantor; or

(e)           any other circumstances which otherwise might constitute a defense available to, or a discharge of, the Company or any other Grantor in respect of any ABL Collateral Agent, the ABL Obligations, any ABL Claimholder, any Fixed Asset Collateral Agent, the Fixed Asset Obligations or any Fixed Asset Claimholder in respect of this Agreement.

(f)            This Section 7.4 is solely among the Fixed Asset Collateral Agents and ABL Collateral Agents, on behalf of themselves and the applicable ABL Claimholders and Fixed Asset Claimholders, and this Section 7.4 shall not be construed as an agreement by the Company or any Grantor in addition to the agreements of the Company or such Grantor set forth in the ABL Loan Documents or Fixed Asset Loan Documents, as applicable.

SECTION 8

MISCELLANEOUS

8.1          Integration/Conflicts.  This Agreement, the ABL Loan Documents and the Fixed Asset Loan Documents represent the entire agreement of the Grantors, the ABL Claimholders and the Fixed Asset Claimholders with respect to the subject matter hereof and thereof, and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof.  There are no promises, undertakings, representations or warranties by the ABL Claimholders or the Fixed Asset Claimholders relative to the subject matter hereof and thereof not expressly set forth or referred to herein or therein. As between the

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ABL Claimholders on the one hand and the Fixed Asset Claimholders on the other, in the event of any conflict between the provisions of this Agreement and the provisions of the ABL Loan Documents or the Fixed Asset Loan Documents, the provisions of this Agreement shall govern and control. Solely as among the Fixed Asset Claimholders, in the event of any conflict between this Agreement and the Fixed Asset Intercreditor Agreement, the Fixed Asset Intercreditor Agreement shall govern and control.  Solely as among the ABL Claimholders, in the event of any conflict between this Agreement and the ABL Intercreditor Agreement, the ABL Intercreditor Agreement shall govern and control.

8.2          Effectiveness; Continuing Nature of this Agreement; Severability.  This Agreement shall become effective when executed and delivered by the parties hereto.  This is a continuing agreement of lien subordination and the ABL Claimholders and the Fixed Asset Claimholders may continue, at any time and without notice to any other Agent or any other Claimholder, to extend credit and other financial accommodations and lend monies to or for the benefit of the Company or any Grantor in reliance hereof.  Each ABL Collateral Agent and Fixed Asset Collateral Agent, on behalf of itself and the ABL Claimholders and the Fixed Asset Claimholders represented by it, respectively, hereby waives any right it may have under applicable law to revoke this Agreement or any of the provisions of this Agreement.  The terms of this Agreement shall survive, and shall continue in full force and effect, in any Insolvency or Liquidation Proceeding.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  The parties hereto shall endeavor in good-faith negotiations to replace any invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.  All references to the Company or any other Grantor shall include the Company or such Grantor as debtor and debtor-in-possession and any receiver, trustee or similar person for the Company or any other Grantor (as the case may be) in any Insolvency or Liquidation Proceeding.  This Agreement shall terminate and be of no further force and effect:

(a)           with respect to each ABL Collateral Agent, the ABL Claimholders and the ABL Obligations, on the date on which the ABL Obligations are no longer secured by, and no longer required to be secured by, any of the Collateral, subject to the rights of such ABL Claimholders under Sections 5.6 and 6.4; and

(b)           with respect to each Fixed Asset Collateral Agent, the Fixed Asset Claimholders and the Fixed Asset Obligations, on the date on which the Fixed Asset Obligations are no longer secured by, and no longer required to be secured by, any of the Collateral, subject to the rights of such Fixed Asset Claimholders under Sections 5.6 and 6.4.

provided, however, that in each case, such termination shall not relieve any such part of its obligations incurred hereunder prior to the date of such termination.

8.3          Amendments; Waivers.  No amendment, modification or waiver of any of the provisions of this Agreement by any Fixed Asset Collateral Agent or any ABL Collateral Agent shall be deemed to be made unless the same shall be in writing signed on behalf of each party

52

hereto or its authorized agent and each waiver, if any, shall be a waiver only with respect to the specific instance involved and shall in no way impair the rights of the parties making such waiver or the obligations of the other parties to such party in any other respect or at any other time.  Notwithstanding the foregoing, the Company and the other Grantors shall not have any right to consent to or approve any amendment, modification or waiver of any provision of this Agreement except with respect to Sections 1.1, 2.3, 2.4, 5.2(c), 5.4 or this Section 8, in each case, to the extent its rights are directly and adversely affected.

8.4          Information Concerning Financial Condition of the Company and its Subsidiaries.

(a)           The ABL Collateral Agents and the ABL Claimholders, on the one hand, and the Fixed Asset Claimholders and the Fixed Asset Collateral Agents, on the other hand, shall each be responsible for keeping themselves informed of (i) the financial condition of the Company and its Subsidiaries and all endorsers and/or guarantors of the ABL Obligations or the Fixed Asset Obligations and (ii) all other circumstances bearing upon the risk of nonpayment of the ABL Obligations or the Fixed Asset Obligations.  The ABL Collateral Agents and the ABL Claimholders shall have no duty to advise the Fixed Asset Collateral Agents or any Fixed Asset Claimholder of information known to it or them regarding such condition or any such circumstances or otherwise.  The Fixed Asset Collateral Agents and the Fixed Asset Claimholders shall have no duty to advise the ABL Collateral Agents or any ABL Claimholder of information known to it or them regarding such condition or any such circumstances or otherwise.

(b)           In the event any ABL Collateral Agent or any of the ABL Claimholders, in its or their sole discretion, undertakes at any time or from time to time to provide any such information to any Fixed Asset Collateral Agent or any Fixed Asset Claimholder, it or they shall be under no obligation:

(i)            to make, and the ABL Collateral Agents and the ABL Claimholders shall not make, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided;

(ii)           to provide any additional information or to provide any such information on any subsequent occasion;

(iii)          to undertake any investigation; or

(iv)          to disclose any information, which pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.

(c)           In the event any Fixed Asset Collateral Agent or any of the Fixed Asset Claimholders, in its or their sole discretion, undertakes at any time or from time to time to provide any such information to any ABL Collateral Agent or any ABL Claimholder, it or they shall be under no obligation:

53

(i)            to make, and the Fixed Asset Collateral Agents and the Fixed Asset Claimholders shall not make, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided;

(ii)           to provide any additional information or to provide any such information on any subsequent occasion;

(iii)          to undertake any investigation; or

(iv)          to disclose any information, which pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.

8.5          Subrogation.  With respect to the value of any payments or distributions in cash, property or other assets that any of the Subordinated Lien Claimholders or the Subordinated Lien Collateral Agent pays over to the Prior Lien Collateral Agent or the Prior Lien Claimholders under the terms of this Agreement, the Subordinated Lien Claimholders and the Subordinated Lien Collateral Agents shall be subrogated to the rights of the Prior Lien Collateral Agents and the Prior Lien Claimholders; provided that each Subordinated Lien Collateral Agent, on behalf of itself and the Subordinated Lien Claimholders represented by it, hereby agrees not to assert or enforce all such rights of subrogation it may acquire as a result of any payment hereunder until the Discharge of Prior Lien Obligations has occurred.  The Company and the other Grantors acknowledge and agree that the value of any payments or distributions in cash, property or other assets received by any Subordinated Lien Collateral Agent or the Subordinated Lien Claimholders that are paid over to the Designated Prior Lien Collateral Agent or the Prior Lien Claimholders pursuant to this Agreement shall not reduce any of the Subordinated Lien Obligations.

8.6          Submission to Jurisdiction; Certain Waivers.  Each party hereto hereby irrevocably and unconditionally:

(a)           submits for itself and its property in any legal action or proceeding relating to this Agreement and the Collateral Documents (whether arising in contract, tort or otherwise), or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York sitting in the Borough of Manhattan, the courts of the United States for the Southern District of New York sitting in the Borough of Manhattan, and appellate courts from any thereof;

(b)           agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York state court or, to the fullest extent permitted by applicable law, in such federal court;

(c)           agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law and that nothing in this Agreement or any other ABL Loan Document or Fixed Asset Loan Document shall affect any right that any ABL Claimholder or Fixed Asset Claimholder may otherwise have to bring any action or proceeding relating to this Agreement or

54

any other ABL Loan Document or Fixed Asset Loan Document against any Grantor or any of its assets in the courts of any jurisdiction;

(d)           waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (a) of this Section (and irrevocably waives to the fullest extent permitted by applicable law the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court);

(e)           consents to service of process in any such proceeding in any such court may be made by registered or certified mail, return receipt requested, to the applicable party at its address provide in accordance with Section 8.8 (and agrees that nothing in this Agreement or any other ABL Loan Document or Fixed Asset Loan Document will affect the right of any party hereto to serve process in any other manner permitted by applicable law);

(f)            agrees that service as provided in clause (e) above is sufficient to confer personal jurisdiction over the applicable party in any such proceeding in any such court, and otherwise constitutes effective and binding service in every respect; and

(g)           waives, to the maximum extent not prohibited by law, any right it may have to claim or recover any special, exemplary, punitive or consequential damages.

8.7          WAIVER OF JURY TRIAL.  EACH PARTY HERETO, THE COMPANY AND EACH OTHER GRANTOR HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT, BREACH OF DUTY, COMMON LAW, STATUTE OR ANY OTHER THEORY).  EACH PARTY HERETO AND THE COMPANY AND THE OTHER GRANTORS (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.  EACH PARTY HERETO AND THE COMPANY AND THE OTHER GRANTORS FURTHER REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

8.8          Notices.  All notices to the Fixed Asset Claimholders and the ABL Claimholders permitted or required under this Agreement shall also be sent to the Designated Fixed Asset Collateral Agent and the Designated ABL Collateral Agent, respectively.  Unless otherwise specifically provided herein, any notice hereunder shall be in writing and may be personally

55

served, telexed or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of telefacsimile or telex, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed.  For the purposes hereof, the addresses of the parties hereto shall be as set forth below each party’s name on the signature pages hereto or in the Joinder Agreement pursuant to which it becomes a party hereto, or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.

8.9          Further Assurances.  Each ABL Collateral Agent, for itself and on behalf of each other ABL Claimholder represented by it under the applicable ABL Loan Documents, and each Fixed Asset Collateral Agent, for itself and on behalf of each other Fixed Asset Claimholder represented by it under the applicable Fixed Asset Loan Documents, and the Company and the other Grantors, agree that each of them shall take such further action and shall execute and deliver such additional documents and instruments (in recordable form, if requested) as the Designated ABL Collateral Agent or the Designated Fixed Asset Collateral Agent may reasonably request to effectuate the terms of and the Lien priorities contemplated by this Agreement.

8.10        APPLICABLE LAW.  THIS AGREEMENT AND ANY DISPUTE, CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS AGREEMENT (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW RULES THAT WOULD RESULT IN THE APPLICATION OF A DIFFERENT GOVERNING LAW (OTHER THAN ANY MANDATORY PROVISIONS OF THE UCC RELATING TO THE LAW GOVERNING PERFECTION AND THE EFFECT OF PERFECTION OR PRIORITY OF THE SECURITY INTERESTS IN THE COLLATERAL).

8.11        Binding on Successors and Assigns.  This Agreement shall be binding upon the ABL Collateral Agents, the ABL Claimholders, the Fixed Asset Collateral Agents, the Fixed Asset Claimholders, the Company and the other Grantors and their respective successors and assigns from time to time.  If any of the ABL Collateral Agents or the Fixed Asset Collateral Agents resigns or is replaced pursuant to the ABL Credit Agreement or the Fixed Asset Credit Agreement, as applicable, its successor shall be deemed to be a party to this Agreement and shall have all the rights of, and be subject to all the obligations of, this Agreement.  No provision of this Agreement will inure to the benefit of a trustee, debtor-in-possession, creditor trust or other representative of an estate or creditor of any Grantor, including where any such trustee, debtor-in-possession, creditor trust or other representative of an estate is the beneficiary of a Lien securing Collateral by virtue of the avoidance of such Lien in an Insolvency or Liquidation Proceeding.

8.12        Headings.  The section headings and table of contents used in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose, be given any substantive effect, affect the construction hereof or be taken into consideration in the interpretation hereof.

56

8.13        Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic imaging means), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission (e.g. “pdf” or “tif” format) shall be effective as delivery of a manually executed counterpart hereof.

8.14        Authorization.  By its signature, each Person executing this Agreement, on behalf of such Person but not in his or her personal capacity as a signatory, represents and warrants to the other parties hereto that it is duly authorized to execute this Agreement.

8.15        No Third Party Beneficiaries/ Provisions Solely to Define Relative Rights.  This Agreement and the rights and benefits hereof shall inure to the benefit of each of the ABL Claimholders and the Fixed Asset Claimholders and their respective successors and assigns from time to time.  The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the ABL Collateral Agents and the ABL Claimholders on the one hand and the Fixed Asset Collateral Agents and the Fixed Asset Claimholders on the other hand.  Nothing herein shall be construed to limit the relative rights and obligations as among the ABL Claimholders or as among the Fixed Asset Claimholders.  Other than as set forth in Section 8.3 and 8.18, none of the Company, any other Grantor or any other creditor thereof shall have any rights hereunder and neither the Company nor any Grantor may rely on the terms hereof.  Other than as set forth in Sections 2.3, 2.4, 5.2(c), 5.4 and this Section 8, none of the Company or any other Grantor shall have any obligations hereunder except to the extent such obligations are otherwise set forth in the ABL Loan Documents or Fixed Asset Loan Documents, as applicable and, for the avoidance of doubt, nothing in this Agreement is intended to require the Company or any other Grantor to provide a lien on any Collateral which is otherwise expressly excluded from the grant of Liens pursuant to the terms of the ABL Loan Documents or the Fixed Asset Loan Documents, as applicable.  Nothing in this Agreement is intended to or shall impair the obligations of the Company or any other Grantor, which are absolute and unconditional, to pay the ABL Obligations and the Fixed Asset Obligations as and when the same shall become due and payable in accordance with their terms.

8.16        No Indirect Actions.  Unless otherwise expressly stated, if a party may not take an action under this Agreement, then it may not take that action indirectly, or support any other Person in taking that action directly or indirectly. “Taking an action indirectly” means taking an action that is not expressly prohibited for the party but is intended to have substantially the same effects as the prohibited action.

8.17        Additional Grantors.  Each Grantor agrees that it shall ensure that each of its Subsidiaries that is or is to become a party to any ABL Loan Document or Fixed Asset Loan Document shall either execute this Agreement on the date hereof or shall confirm that it is a Grantor hereunder pursuant to a joinder agreement substantially in the form attached hereto as Exhibit A that is executed and delivered by such Subsidiary prior to or concurrently with its execution and delivery of such ABL Loan Document or such Fixed Asset Loan Document.

57

8.18        Additional Credit Agreements.  (a)   To the extent, but only to the extent, permitted by the provisions of the ABL Loan Documents and the Fixed Asset Loan Documents, the Company may incur or issue and sell one or more series or classes of Indebtedness under credit agreements, debt facilities, indentures and/or commercial paper facilities that the Company designates as an Additional ABL Credit Agreement or Additional Fixed Asset Credit Agreement as applicable.  In order to so designate any credit agreements, debt facilities, indentures and/or commercial paper facilities as an Additional ABL Credit Agreement or an Additional Fixed Asset Credit Agreement as applicable, such credit agreements, debt facilities, indentures and/or commercial paper facilities must satisfy the requirements of the definition of Additional ABL Credit Agreement or Additional Fixed Asset Credit Agreement as applicable and the Company must deliver to each Agent a designation in substantially the form of Exhibit B hereto.   Additionally the Agent under such Additional ABL Credit Agreement or Additional Fixed Asset Credit Agreement shall have executed and delivered to each other Collateral Agent a joinder agreement in substantially the form of Exhibit C hereto whereby such new Collateral Agent agrees to be bound by the terms of this Agreement and represents and warrants that the Additional ABL Credit Agreement or Additional Fixed Asset Credit Agreement, as applicable, provides that the Claimholders thereunder will be subject to and bound by the provisions of this Agreement.

[Signature Pages Follow]

58

IN WITNESS WHEREOF, the parties hereto have executed this Intercreditor Agreement as of the date first written above.

Initial ABL Collateral Agent:

BANK OF AMERICA, N.A.,
as Initial ABL Collateral Agent,

By:
Name:
Title:

100 Federal Street
Boston, MA 02110
Attention: Andrew Cerussi
Facsimile: (617) 310-2686

Initial Fixed Asset Collateral Agent:

BARCLAYS BANK PLC,
as Initial Fixed Asset Collateral Agent

By:
Name:
Title:

745 Seventh Avenue
New York, NY 10019
Attention: Christopher R. Lee
Facsimile: 212 220 9646

59

Acknowledged and agreed to in accordance with Section 8.15 by:

STAPLES, INC.

By:
Name:
Title:

[NOTICE ADDRESS]

[OTHER GRANTORS]

60

Exhibit A

to Intercreditor Agreement

[FORM OF] GRANTOR JOINDER AGREEMENT NO. [ ] dated as of [      ], 20[  ] to the INTERCREDITOR AGREEMENT dated as of [          ], 2016 (the “ABL Intercreditor Agreement”), among Bank of America, N.A., as Initial ABL Collateral Agent, Barclays Bank PLC, as Initial Fixed Asset Collateral Agent, and the additional Agents from time to time a party thereto, and acknowledged and agreed to by Staples, Inc., a Delaware corporation (the “Company”) and certain subsidiaries of the Company (each a “Grantor”).

Capitalized terms used herein but not otherwise defined herein shall have the meanings set forth in the ABL Intercreditor Agreement.

The undersigned, [              ], a [                ], (the “New Grantor”) wishes to acknowledge and agree to the ABL Intercreditor Agreement in accordance with Section 8.15 and become a party thereto to the limited extent contemplated by Section 8.15 thereof and to acquire and undertake the rights and obligations of a Grantor thereunder.

Accordingly, the New Grantor agrees as follows for the benefit of the Representatives, the Collateral Agents and the Claimholders:

Section 1.              Accession to the Intercreditor Agreement.  The New Grantor (a) acknowledges and agrees to in accordance with, and becomes a party to the ABL Intercreditor Agreement as a Grantor to the limited extent contemplated by, Section 8.15 thereof, (b) agrees to all the terms and provisions of the ABL Intercreditor Agreement and (c) shall have all the rights and obligations of a Grantor under the ABL Intercreditor Agreement.  This Grantor Joinder Agreement supplements the Intercreditor Agreement and is being executed and delivered by the New Grantor pursuant to Section 8.17 of the ABL Intercreditor Agreement.

Section 2.              Representations, Warranties and Acknowledgement of the New Grantor.  The New Grantor represents and warrants to each Representative, each Collateral Agent and to the Claimholders that (a) it has full power and authority to enter into this Grantor Joinder Agreement, in its capacity as Grantor and (b) this Grantor Joinder Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms of this Grantor Joinder Agreement.

Section 3.              Counterparts.  This Grantor Joinder Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  Delivery of an executed counterpart of a signature page of this Grantor Joinder Agreement or any document or instrument delivered in connection herewith by telecopy or other electronic means shall be effective as delivery of a manually executed counterpart of this Grantor Joinder Agreement or such other document or instrument, as applicable.

Section 4.              Section Headings.  Section heading used in this Grantor Joinder Agreement are for convenience of reference only and are not to affect the construction hereof or to be taken in consideration in the interpretation hereof.

Exhibit A – Page 1

Section 5.              Benefit of Agreement.  The agreements set forth herein or undertaken pursuant hereto are for the benefit of, and may be enforced by, any party to the ABL Intercreditor Agreement subject to any limitations set forth in the Intercreditor Agreement with respect to the Grantors.

Section 6.              Governing Law.  THIS GRANTOR JOINDER AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 7.              Severability.  In case any one or more of the provisions contained in this Grantor Joinder Agreement should be held invalid, illegal or unenforceable in any respect, none of the parties hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the ABL Intercreditor Agreement shall not in any way be affected or impaired.  The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 8.              Notices.  All communications and notices hereunder shall be in writing and given as provided in Section 8.8 of the ABL Intercreditor Agreement.  All communications and notices hereunder to the New Grantor shall be given to it at the address set forth under its signature hereto, which information supplements Section 8.8 of the Intercreditor Agreement.

Section 9.              Miscellaneous.  The provisions of Article 8 of the Second Lien Intercreditor Agreement will apply with like effect to this Grantor Joinder Agreement.

IN WITNESS WHEREOF, the New Grantor has duly executed this designation as of the day and year first above written.

[ ]

By
Name:
Title:

Exhibit A – Page 2

Exhibit B

[Form of] Credit Agreement Designation

[FORM OF] CREDIT AGREEMENT DESIGNATION NO. [ ] (this “Designation”) dated as of [      ], 20[   ] with respect to the INTERCREDITOR AGREEMENT dated as of [               ], 2016 (the “ABL Intercreditor Agreement”), among Bank of America, N.A., as Initial ABL Collateral Agent, Barclays Bank PLC, as Initial Fixed Asset Collateral Agent, and the additional Agents from time to time a party thereto, and acknowledged and agreed to by Staples, Inc., a Delaware corporation (the “Company”) and certain subsidiaries of the Company (each a “Grantor”).

Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the ABL Intercreditor Agreement.

This Designation is being executed and delivered in order to designate the below described credit agreement, debt facility, indenture and/or commercial paper facility as an [Additional ABL Credit Agreement]/[Additional Fixed Asset Credit Agreement] entitled to the benefit of and subject to the terms of the ABL Intercreditor Agreement.

The undersigned, the duly appointed [specify title of Responsible Officer] of the Company hereby certifies on behalf of the Company that:

Section 1.              [Insert name of the Company or other Grantor] intends to enter into [describe new debt facility] (the “New Debt Facility”) which New Debt Facility satisfies all requirements of the ABL Intercreditor Agreement to be an [Additional ABL Credit Agreement]/[Additional Fixed Asset Credit Agreement] and it hereby designated as such.

Section 2.              The incurrence of the Indebtedness under the New Debt Facility is permitted by each applicable ABL Loan Document and Fixed Asset Loan Document.

Section 3.              The name and address of the Agent for such New Debt Facility  is:

[Insert name and all capacities; Address]

Telephone:

Fax:

Email

Email:

[Remainder of this page intentionally left blank]

Exhibit B – Page 1

IN WITNESS WHEREOF, the Company has duly executed this designation as of the day and year first above written.

[ ]

By
Name:
Title:

Exhibit B – Page 2

Exhibit C

to Intercreditor Agreement

JOINDER AGREEMENT NO.  with respect to the INTERCREDITOR AGREEMENT dated as of [          ], 2016 (the “ABL Intercreditor Agreement”), among Bank of America, N.A., as Initial ABL Collateral Agent, Barclays Bank PLC, as Initial Fixed Asset Collateral Agent, and the additional Agents from time to time a party thereto, and acknowledged and agreed to by Staples, Inc., a Delaware corporation (the “Company”) and certain subsidiaries of the Company (each a “Grantor”).

A.            Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the ABL Intercreditor Agreement.

B.            The undersigned (the “New Agent”) is the Agent under the [described facility] which has been designated by the Company as an [Additional ABL Credit Agreement]/[Additional Fixed Asset Credit Agreement entitled to the benefit of and subject to the terms of the ABL Intercreditor Agreement.

C.            The New Agent wishes to become a party to the ABL Intercreditor Agreement as an [ABL Collateral Agent][Fixed Asset Collateral Agent] in accordance with the provisions of the ABL Intercreditor Agreement.

Accordingly, the New Agent, and the Grantors agrees as follows, for the benefit of each other party to the Intercreditor Agreement:

Section 1.  Accession to the Intercreditor Agreement.  The New Agent (a) hereby accedes and becomes a party to the Intercreditor Agreement as an [ABL Collateral Agent][Fixed Asset First Lien Collateral Agent] (b) agrees, for itself and on behalf of the holders of the [ABL Obligations] [Fixed Asset Obligations] represented by it to all the terms and provisions of the ABL Intercreditor Agreement and (c) shall have all the rights and obligations of an Agent under the ABL Intercreditor Agreement.

Section 2.  Representations, Warranties and Acknowledgement of the New Agent.  The New Agent represents and warrants to each other Agent and to the Secured Parties that (a) it has full power and authority to enter into this Joinder Agreement, in its capacity as an [ABL Collateral Agent]/[Fixed Asset Collateral Agent] with respect to the [ABL Obligations] [Fixed Asset Obligations] represented by it (b) this Joinder Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms of this Joinder Agreement and (c) the [ABL Loan Documents] [Fixed Asset Documents] relating to such [ABL Obligations] [Fixed Asset  Obligations] provide that, upon the New Agent’s entry into this Joinder Agreement, the Claimholders in respect of such [ABL Obligations] [Fixed Asset Obligations] will be subject to and bound by the provisions of the ABL Intercreditor Agreement.

Section 3.  Counterparts.  This Joinder Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  Delivery of an executed counterpart of a signature page of this Joinder Agreement or any document or instrument delivered in connection herewith by telecopy or other electronic means shall be effective as

Exhibit C – Page 1

delivery of a manually executed counterpart of this Joinder Agreement or such other document or instrument, as applicable

Section 4.  Section Headings.  Section heading used in this Joinder Agreement are for convenience of reference only and are not to affect the construction hereof or to be taken in consideration in the interpretation hereof.

Section 5.  Benefit of Agreement.  The agreements set forth herein or undertaken pursuant hereto are for the benefit of, and may be enforced by, any party to the Intercreditor Agreement subject to any limitations set forth in the ABL Intercreditor Agreement with respect to the Grantors.

Section 6.  Governing Law.  THIS JOINDER AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 7.  Severability.  In case any one or more of the provisions contained in this Joinder Agreement should be held invalid, illegal or unenforceable in any respect, none of the parties hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the ABL Intercreditor Agreement shall not in any way be affected or impaired.  The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 8.  Notices.  All communications and notices hereunder shall be in writing and given as provided in Section 8.8 of the ABL Intercreditor Agreement.  All communications and notices hereunder to the New Agent shall be given to it at the address set forth under its signature hereto, which information supplements Section 8.8 of the ABL Intercreditor Agreement.

Exhibit C – Page 2

IN WITNESS WHEREOF, the New Agent has duly executed this Joinder Agreement to the Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW AGENT], as [ABL Collateral Agent][Fixed Asset Collateral Agent]

By:
Name:
Title:

Address for notices:

attention of:
Telecopy:

Exhibit C – Page 3

EXHIBIT F

FORM OF PARI PASSU INTERCREDITOR AGREEMENT

[Attached.]

F-1

Execution Version

FORM OF

FIXED ASSETS PARI PASSU INTERCREDITOR AGREEMENT

dated as of

[               ], 20[   ]

among

BARCLAYS BANK PLC,
as Initial Fixed Assets Representative and Initial Fixed Assets Collateral Agent,

[                                       ],
as the Initial Other Representative,

[                                       ],
as the Initial Other Collateral Agent,

and

each additional Representative and Collateral Agent from time to time party hereto and acknowledged and agreed to by

STAPLES, INC.,

as the Company and the other Grantors referred to herein

i

SECTION 5.12	Section Headings	30
SECTION 5.13	Counterparts	30
SECTION 5.14	Other Fixed Assets Obligations	30
SECTION 5.15	Authorization	32
SECTION 5.16	No Third Party Beneficiaries/ Provisions Solely to Define Relative Rights	32
SECTION 5.17	No Indirect Actions	32
SECTION 5.18	Additional Grantors	32
SECTION 5.19	ABL Intercreditor Agreement	32

EXHIBITS

Exhibit A	-	Form of Joinder Agreement (Additional Fixed Assets Debt / Replacement Credit Agreement)
Exhibit B	-	Form of Additional Fixed Assets Debt / Replacement Credit Agreement Designation
Exhibit C	-	Form of Joinder Agreement (Additional Grantors)

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This FIXED ASSETS PARI PASSU INTERCREDITOR AGREEMENT (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”) dated as of [                  ], 20[   ], among BARCLAYS BANK PLC, as administrative agent for the Initial Credit Agreement Claimholders (in such capacity and together with its successors from time to time in such capacity, the “Initial Fixed Assets Representative”) and as collateral agent for the Initial Credit Agreement Claimholders (in such capacity and together with its successors from time to time in such capacity, the “Initial Fixed Assets Collateral Agent”),  [                                                   ], as Representative for the Initial Other Fixed Assets Claimholders (in such capacity and together with its successors from time to time in such capacity, the “Initial Other Representative”), [                                 ], as collateral agent for the Initial Other Fixed Assets Claimholders (in such capacity and together with its successors from time to time in such capacity, the “Initial Other Collateral Agent”), and each additional Representative and Collateral Agent from time to time party hereto for the Other Fixed Assets Claimholders of the Series with respect to which it is acting in such capacity, and acknowledged and agreed to by STAPLES, INC., a Delaware corporation (the “Company”) and the other Grantors.  Capitalized terms used in this Agreement have the meanings assigned to them in Article 1 below.

Reference is made to the Term Loan Credit Agreement dated as of February 2, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Initial Credit Agreement”), among the Company (as successor to Staples Escrow, LLC, a Delaware limited liability company), the Lenders party thereto from time to time, the Initial Fixed Assets Representative, the Initial Fixed Assets Collateral Agent and the other parties named therein.

Pursuant to the Guarantee and Collateral Agreement, the Company has agreed to cause certain current and future Subsidiaries to agree to guaranty the Initial Credit Agreement Obligations pursuant to a Subsidiary Guaranty (the “Subsidiary Guaranty”);

The obligations of the Company under the Initial Credit Agreement and the obligations of the Subsidiary guarantors under the Subsidiary Guaranty will be secured on a first-priority basis (or, with respect to the ABL Priority Collateral, on a second-priority basis) by liens on substantially all the assets of the Company and the Subsidiary guarantors (such current and future Subsidiaries of the Company providing a guaranty thereof, the “Guarantor Subsidiaries”), respectively, pursuant to the terms of the Initial Credit Agreement Collateral Documents;

The Initial Credit Agreement Documents provide, among other things, that the parties thereto shall set forth in this Agreement their respective rights and remedies with respect to the Collateral; and

In consideration of the foregoing, the mutual covenants and obligations herein set forth and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, each of the Initial Fixed Assets Representative (for itself and on behalf of each other Initial Credit Agreement Claimholder), the Initial Fixed Assets Collateral Agent (for itself and on behalf of each other Initial Credit Agreement Claimholder), the Initial Other Representative (for itself and on behalf of each other Initial Other Fixed Assets Claimholder), the Initial Other Collateral Agent (for itself and on behalf of each other Initial Other Fixed Assets Claimholder) and each Additional Fixed Assets Representative and Additional Fixed Assets Collateral

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Agent (in each case, for itself and on behalf of the Additional Fixed Assets Claimholders of the applicable Series), intending to be legally bound, hereby agrees as follows:

ARTICLE I.

DEFINITIONS

SECTION 1.1                     Certain Defined Terms.

Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Initial Credit Agreement (whether or not then in effect), and the following terms which are defined in the UCC are used herein as so defined (and if defined in more than one article of the UCC shall have the meaning specified in Article 9 thereof): Certificated Security, Commodity Account, Commodity Contract, Deposit Account, Electronic Chattel Paper, Promissory Note, Instrument, Letter of Credit Right, Securities Entitlement, Securities Account and Tangible Chattel Paper.  As used in this Agreement, the following terms have the meanings specified below:

“ABL Intercreditor Agreement” means that certain Intercreditor Agreement dated as of [     ], 2016 among the Initial Fixed Assets Collateral Agent, Bank of America, N.A., as Initial ABL Collateral Agent thereunder, the Company and each of the Company’s subsidiaries signatory thereto, as supplemented pursuant to Section 8.18 thereof from time to time.

“ABL Priority Collateral” has the meaning set forth in the ABL Intercreditor Agreement.

“ABL Priority Collateral Enforcement Date” has the meaning assigned to such term in the definition of “Non-Controlling Representative Enforcement Date”.

“Additional Fixed Assets Claimholders” has the meaning set forth in Section 5.14.

“Additional Fixed Assets Collateral Agent” means with respect to each Series of Other Fixed Assets Obligations and each Replacement Credit Agreement, in each case, that becomes subject to the terms of this Agreement after the date hereof, the Person serving as collateral agent (or the equivalent) for such Series of Other Fixed Assets Obligations or Replacement Credit Agreement and named as such in the applicable Joinder Agreement delivered pursuant to Section 5.14 hereof, together with its successors from time to time in such capacity. If an Additional Fixed Assets Collateral Agent is the Collateral Agent under a Replacement Credit Agreement, it shall also be a Replacement Collateral Agent and the Credit Agreement Collateral Agent, otherwise it shall be an Other Fixed Assets Collateral Agent.

“Additional Fixed Assets Debt” has the meaning set forth in Section 5.14.

“Additional Fixed Assets Representative” means with respect to each Series of Other Fixed Assets Obligations and each Replacement Credit Agreement, in each case, that becomes subject to the terms of this Agreement after the date hereof, the Person serving as administrative agent, trustee or in a similar capacity for such Series of Other Fixed Assets Obligations

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or Replacement Credit Agreement and named as such in the applicable Joinder Agreement delivered pursuant to Section 5.14 hereof, together with its successors from time to time in such capacity.  If an Additional Fixed Assets Representative is the Representative under a Replacement Credit Agreement, it shall also be a Replacement Representative and the Credit Agreement Representative, otherwise it shall be an Other Fixed Assets Representative.

“Agreement” has the meaning set forth in the introductory paragraph hereto.

“Applicable Collateral Agent” means (i) until the earlier of (x) the Discharge of Credit Agreement and (y) the Non-Controlling Representative Enforcement Date, the Credit Agreement Collateral Agent and (ii) from and after the earlier of (x) the Discharge of Credit Agreement and (y) the Non-Controlling Representative Enforcement Date, the Collateral Agent for the Series of Fixed Assets Obligations represented by the Major Non-Controlling Representative.

“Applicable Representative” means (i) until the earlier of (x) the Discharge of Credit Agreement and (y) the Non-Controlling Representative Enforcement Date, the Credit Agreement Representative and (ii) from and after the earlier of (x) the Discharge of Credit Agreement and (y) the Non-Controlling Representative Enforcement Date, the Major Non-Controlling Representative.

“Bankruptcy Case” has the meaning set forth in Section 2.5(b).

“Bankruptcy Code” means Title 11 of the United States Code, as amended.

“Bankruptcy Law” means the Bankruptcy Code and any similar Federal, state or foreign law for the relief of debtors.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

“Collateral” means all assets and properties subject to, or purported to be subject to, Liens created pursuant to any Fixed Assets Collateral Document to secure one or more Series of Fixed Assets Obligations and shall include any property or assets subject to replacement Liens or adequate protection Liens in favor of any Fixed Assets Claimholder.

“Collateral Agent” means (i) in the case of any Credit Agreement Obligations, the Credit Agreement Collateral Agent (which in the case of the Initial Credit Agreement Obligations shall be the Initial Fixed Assets Collateral Agent and in the case of any Replacement Credit Agreement shall be the Replacement Collateral Agent) and (ii) in the case of the Other Fixed Assets Obligations, the Other Fixed Assets Collateral Agent (which in the case of the Initial Other Fixed Assets Obligations shall be the Initial Other Collateral Agent and in the case of any other Series of Other Fixed Assets Obligations shall be the Additional Collateral Agent for such Series).

“Company” has the meaning set forth in the introductory paragraph to this Agreement.

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“Control Collateral” means any Shared Collateral in the “control” (within the meaning of Section 9-104, 9-105, 9-106, 9-107 or 8-106 of the Uniform Commercial Code of any applicable jurisdiction) of any Collateral Agent (or its agents or bailees), to the extent that control thereof perfects a Lien thereon under the Uniform Commercial Code of any applicable jurisdiction. Control Collateral includes any Deposit Accounts, Securities Accounts, Securities Entitlements, Commodity Accounts, Commodity Contracts, Letter of Credit Rights or Electronic Chattel Paper over which any Collateral Agent has “control” under the applicable Uniform Commercial Code.

“Controlling Claimholders” means (i) at any time when the Credit Agreement Collateral Agent is the Applicable Collateral Agent, the Credit Agreement Claimholders and (ii) at any other time, the Series of Fixed Assets Claimholders whose Collateral Agent is the Applicable Collateral Agent.

“Credit Agreement” means (i) the Initial Credit Agreement and (ii) each Replacement Credit Agreement.

“Credit Agreement Claimholders” means (i) the Initial Credit Agreement Claimholders and (ii) the Replacement Credit Agreement Claimholders.

“Credit Agreement Collateral Agent” means (i) the Initial Fixed Assets Collateral Agent and (ii) the Replacement Collateral Agent under any Replacement Credit Agreement.

“Credit Agreement Collateral Documents” means (i) the Initial Credit Agreement Collateral Documents and (ii) the Replacement Credit Agreement Collateral Documents.

“Credit Agreement Documents” means (i) the Initial Credit Agreement Documents and (ii) the Replacement Credit Agreement Documents.

“Credit Agreement Obligations” means (i) the Initial Credit Agreement Obligations and (ii) the Replacement Credit Agreement Obligations.

“Credit Agreement Representative” means (i) the Initial Fixed Assets Representative and (ii) the Replacement Representative under any Replacement Credit Agreement.

“Declined Liens” has the meaning set forth in Section 2.11.

“Default” means a “Default” (or similarly defined term) as defined in any Fixed Assets Document.

“Designation” means a designation of Additional Fixed Assets Debt and, if applicable, the designation of a Replacement Credit Agreement, in each case, in substantially the form of Exhibit B attached hereto.

“DIP Financing” has the meaning set forth in Section 2.5(b).

“DIP Financing Liens” has the meaning set forth in Section 2.5(b).

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“DIP Lenders” has the meaning set forth in Section 2.5(b).

“Discharge” means, with respect to any Series of Fixed Assets Obligations, that such Series of Fixed Assets Obligations is no longer secured by, and no longer required to be secured by, any Shared Collateral.  The term “Discharged” shall have a corresponding meaning.

“Discharge of Credit Agreement” means, except to the extent otherwise provided in Section 2.6, that the Discharge of the Credit Agreement Obligations has occurred; provided that the Discharge of Credit Agreement shall be deemed not to have occurred if a Replacement Credit Agreement is entered into until, subject to Section 2.06, the Replacement Credit Agreement Obligations shall have been Discharged.

“Enforcement Date” has the meaning set forth in the definition of “Non-Controlling Representative Enforcement Date”.

“Equity Release Proceeds” has the meaning set forth in Section 2.4(a).

“Event of Default” means an “Event of Default” (or similarly defined term) as defined in any Fixed Assets Document.

“Fixed Assets Claimholders” means (i) the Credit Agreement Claimholders and (ii) the Other Fixed Assets Claimholders with respect to each Series of Other Fixed Assets Obligations.

“Fixed Assets Collateral Documents” means, collectively, (i) the Credit Agreement Collateral Documents and (ii) the Other Fixed Assets Collateral Documents.

“Fixed Assets Documents” means (i) the Credit Agreement Documents, (ii) the Initial Other Fixed Assets Documents and (iii) each other Other Fixed Assets Document.

“Fixed Assets Obligations” means, collectively, (i) the Credit Agreement Obligations and (ii) each Series of Other Fixed Assets Obligations.

“Fixed Asset Priority Collateral” has the meaning set forth in the ABL Intercreditor Agreement.

“Fixed Asset Priority Collateral Enforcement Date” has the meaning set forth in the definition of “Non-Controlling Representative Enforcement Date”.

“Grantors” means the Company and each Subsidiary of the Company which has granted a security interest pursuant to any Fixed Assets Collateral Document to secure any Series of Fixed Assets Obligations.

“Guarantee and Security Agreement” has the meaning set forth in the Initial Credit Agreement.

“Impairment” has the meaning set forth in Section 2.1(b)(ii).

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“Indebtedness” means indebtedness in respect of borrowed money.

“Initial Credit Agreement” has the meaning set forth in the second paragraph of this Agreement.

“Initial Credit Agreement Claimholders” means the holders of any Initial Credit Agreement Obligations, including the “Secured Parties” as defined in the Initial Credit Agreement or in the Initial Credit Agreement Collateral Documents and the Initial Fixed Assets Representative and Initial Fixed Assets Collateral Agent.

“Initial Credit Agreement Collateral Documents” means the Collateral Documents (as defined in the Initial Credit Agreement) and any other agreement, document or instrument entered into for the purpose of granting a Lien to secure any Initial Credit Agreement Obligations or to perfect such Lien (as each may be amended, restated, amended and restated, supplemented or otherwise modified from time to time).

“Initial Credit Agreement Documents” means the Initial Credit Agreement, each Initial Credit Agreement Collateral Document and the other Loan Documents (as defined in the Initial Credit Agreement), and each of the other agreements, documents and instruments providing for or evidencing any other Initial Credit Agreement Obligation, as each may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Initial Credit Agreement Obligations” means:

(a)           all unpaid principal of and accrued and unpaid interest on the loans made pursuant to the Initial Credit Agreement (or which would have accrued but for the commencement of any Insolvency or Liquidation Proceeding, regardless of whether allowed or allowable in such proceeding), all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Company and the Guarantor Subsidiaries to any Initial Credit Agreement Claimholder arising under the Initial Credit Agreement Documents, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Initial Credit Agreement, any other Initial Credit Agreement Document or any other document made, delivered or given in connection therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees, charges and disbursements of counsel to any Initial Credit Agreement Claimholder that are required to be paid by the Company pursuant to the Initial Credit Agreement) or otherwise; and

(b)           to the extent any payment with respect to any Initial Credit Agreement Obligation (whether by or on behalf of any Grantor, as proceeds of security, enforcement of any right of setoff or otherwise) is declared to be a fraudulent conveyance or a preference in any respect, set aside or required to be paid to a debtor in possession, any Other Fixed Assets Claimholder, receiver or similar Person, then the obligation or part thereof originally intended to be satisfied shall, for the purposes of this Agreement and the rights and obligations of the Initial Credit Agreement Claimholders and the Other Fixed Assets Claimholders, be deemed to be reinstated and outstanding as if such payment had not occurred.  To the extent that any interest, fees, expenses or other charges (including Post-Petition Interest) to be paid pursuant to the Initial

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Credit Agreement Documents are disallowed by order of any court, including by order of a court of competent jurisdiction presiding over an Insolvency or Liquidation Proceeding, such interest, fees, expenses and charges (including Post-Petition Interest) shall, as between the Initial Credit Agreement Claimholders and the Other Fixed Assets Claimholders, be deemed to continue to accrue and be added to the amount to be calculated as the “Initial Credit Agreement Obligations”.

“Initial Fixed Assets Collateral Agent” has the meaning set forth in the introductory paragraph to this Agreement.

“Initial Fixed Assets Representative” has the meaning set forth in the introductory paragraph to this Agreement.

“Initial Other Collateral Agent” has the meaning set forth in the introductory paragraph to this Agreement.

“Initial Other Collateral Documents” means the Collateral Documents (as defined in the Initial Other Fixed Assets Agreement) and any other agreement, document or instrument entered into for the purpose of granting a Lien to secure any Initial Other Fixed Assets Obligations or to perfect such Lien (as each may be amended, restated, amended and restated, supplemented or otherwise modified from time to time).

“Initial Other Fixed Assets Agreement” means [describe the indenture or other document pursuant to which the Initial Other Fixed Assets Obligations are incurred].

“Initial Other Fixed Assets Claimholders” means the holders of any Initial Other Fixed Assets Obligations, the Initial Other Representative and the Initial Other Collateral Agent.

“Initial Other Fixed Assets Documents” means the Initial Other Fixed Assets Agreement, each Initial Other Collateral Document and each of the other agreements, documents and instruments providing for or evidencing any other Initial Other Fixed Assets Obligations, as each may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Initial Other Fixed Assets Obligations” means the Other Fixed Assets Obligations pursuant to the Initial Other Fixed Assets Documents.

“Initial Other Representative” has the meaning set forth in the introductory paragraph to this Agreement.

“Insolvency or Liquidation Proceeding” means:

(a)           any voluntary or involuntary case or proceeding under the Bankruptcy Code with respect to any Grantor;

(b)           any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to any Grantor or with respect to a material portion of its assets;

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(c)           any liquidation, dissolution, reorganization or winding up of any Grantor whether voluntary or involuntary and whether or not involving insolvency or bankruptcy; or

(d)           any assignment for the benefit of creditors or any other marshaling of assets and liabilities of any Grantor.

“Intervening Creditor” has the meaning set forth in Section 2.1(b)(i).

“Joinder Agreement” means a document in the form of Exhibit A to this Agreement required to be delivered by a Representative to each Collateral Agent and each other Representative pursuant to Section 5.14 of this Agreement in order to create an additional Series of Other Fixed Assets Obligations or a Refinancing of any Series of Fixed Assets Obligations (including the Credit Agreement) and bind Fixed Assets Claimholders hereunder.

“Lien” means any lien (including judgment liens and liens arising by operation of law), mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, call, trust (whether contractual, statutory, deemed, equitable, constructive, resulting or otherwise), UCC financing statement or other preferential arrangement having the practical effect of any of the foregoing, including any right of set-off or recoupment.

“Major Non-Controlling Representative” means the Representative of the Series of Other Fixed Assets Obligations that constitutes the largest outstanding principal amount of any then outstanding Series of Other Fixed Assets Obligations (provided, however, that if there are two outstanding Series of Other Fixed Assets Obligations which have an equal outstanding principal amount, the Series of Other Fixed Assets Obligations with the earlier maturity date shall be considered to have the larger outstanding principal amount for purposes hereof).  For purposes of this definition, “principal amount” shall be deemed to include the face amount of any outstanding letter of credit issued under the particular Series.

“Non-Controlling Claimholders” means the Fixed Assets Claimholders which are not Controlling Claimholders.

“Non-Controlling Representative” means, at any time, each Representative that is not the Applicable Representative at such time.

“Non-Controlling Representative Enforcement Date” means, with respect to any Non-Controlling Representative, (I) in the case of any Fixed Asset Priority Collateral, the date which is 180 days (throughout which 180 day period such Non-Controlling Representative was the Major Non-Controlling Representative) after the occurrence of both (i) an Event of Default (under and as defined in the First Lien Documents under which such Non-Controlling Representative is the Representative) and (ii) each Collateral Agent’s and each other Representative’s receipt of written notice from such Non-Controlling Representative certifying that (x) such Non-Controlling Representative is the Major Non-Controlling Representative and that an Event of Default (under and as defined in the First Lien Documents under which such Non-Controlling Representative is the Representative) has occurred and is continuing and (y) the Fixed Assets Obligations of the Series with respect to which such Non-Controlling Representative is the

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Representative are currently due and payable in full (whether as a result of acceleration thereof or otherwise) in accordance with the terms of the applicable Other Fixed Assets Document (the “Fixed Asset Priority Collateral Enforcement Date”) and (II) in the case of any ABL Priority Collateral, the date which is 180 days (throughout which 180 day period such Non-Controlling Representative was the Major Non-Controlling Representative) after the occurrence of each of (i) an Event of Default (under and as defined in the Fixed Assets Documents under which such Non-Controlling Representative is the Representative), (ii) each Collateral Agent’s and each other Representative’s receipt of written notice from such Non-Controlling Representative certifying that (x) such Non-Controlling Representative is the Major Non-Controlling Representative and that an Event of Default (under and as defined in the Fixed Assets Documents under which such Non-Controlling Representative is the Representative) has occurred and is continuing and (y) the Fixed Assets Obligations of the Series with respect to which such Non-Controlling Representative is the Representative are currently due and payable in full (whether as a result of acceleration thereof or otherwise) in accordance with the terms of the applicable Other Fixed Assets Document and (iii) the expiration of the Fixed Asset Standstill Period (as defined in the ABL Intercreditor Agreement) (the “ABL Priority Collateral Enforcement Date” and together with the Fixed Asset Priority Collateral Enforcement Date, the “Enforcement Date”); provided, however, if the ABL Intercreditor Agreement is no longer in effect, the Enforcement Date for all Collateral shall be the Fixed Asset Priority Collateral Enforcement Date; provided, further, that the Non-Controlling Representative Enforcement Date shall be stayed and shall not occur and shall be deemed not to have occurred (1) at any time the Applicable Collateral Agent acting on the instructions of the Applicable Representative has commenced and is diligently pursuing any enforcement action with respect to Shared Collateral or (2) at any time the Grantor that has granted a security interest in Shared Collateral is then a debtor under or with respect to (or otherwise subject to) any Insolvency or Liquidation Proceeding.

“Other Fixed Assets Agreement” means any indenture, notes or other agreement, document or instrument, including the Initial Other Fixed Assets Agreement, pursuant to which any Grantor has or will incur Other Fixed Assets Obligations; provided that, in each case, the Indebtedness thereunder (other than the Initial Other Fixed Assets Obligations) has been designated as Other Fixed Assets Obligations pursuant to and in accordance with Section 5.14.  For avoidance of doubt, neither the Initial Credit Agreement nor any Replacement Credit Agreement shall constitute an Other Fixed Assets Agreement.

“Other Fixed Assets Claimholder” means the holders of any Other Fixed Assets Obligations and any Representative and Collateral Agent with respect thereto and shall include the Initial Other Fixed Assets Claimholders.

“Other Fixed Assets Collateral Agents” means each of the Collateral Agents other than the Credit Agreement Collateral Agent.

“Other Fixed Assets Collateral Documents” means the Security Documents or Collateral Documents or similar term (in each case as defined in the applicable Other Fixed Assets Agreement) and any other agreement, document or instrument entered into for the purpose of granting a Lien to secure any Other Fixed Assets Obligations or to perfect such Lien (as each may be amended, restated, amended and restated, supplemented or otherwise modified from time to time).

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“Other Fixed Assets Documents” means, with respect to the Initial Other Fixed Assets Obligations or any Series of Other Fixed Assets Obligations, the Other Fixed Assets Agreements, including the Initial Other Fixed Assets Documents and the Other Fixed Assets Collateral Documents applicable thereto and each other agreement, document and instrument providing for or evidencing any other Other Fixed Assets Obligation, as each may be amended, restated, amended and restated, supplemented or otherwise modified from time to time; provided that, in each case, the Indebtedness thereunder (other than the Initial Other Fixed Assets Obligations) has been designated as Other Fixed Assets Obligations pursuant to and in accordance with Section 5.14 hereto.

“Other Fixed Assets Obligations” means all amounts owing to any Other Fixed Assets Claimholder (including any Initial Other Fixed Assets Claimholder) pursuant to the terms of any Other Fixed Assets Document (including the Initial Other Fixed Assets Documents), including all amounts in respect of any principal, interest (including any Post-Petition Interest), premium (if any), penalties, fees, expenses (including fees, expenses and disbursements of agents, professional advisors and legal counsel), indemnifications, reimbursements, damages and other liabilities, and guarantees of the foregoing amounts, in each case whether or not allowed or allowable in an Insolvency or Liquidation Proceeding.  Other Fixed Assets Obligations shall include any Registered Equivalent Notes and guarantees thereof by the Grantors issued in exchange therefor.  For avoidance of doubt, neither the Initial Credit Agreement Obligations nor any Replacement Credit Agreement Obligations shall constitute Other Fixed Assets Obligations.

“Other Fixed Assets Representative “ means each of the Fixed Assets Representatives other than the Initial Fixed Assets Representative.

“Possessory Collateral” means any Shared Collateral in the possession of any Collateral Agent (or its agents or bailees), to the extent that possession thereof perfects a Lien thereon under the Uniform Commercial Code of any jurisdiction or otherwise.  Possessory Collateral includes any Certificated Securities, Promissory Notes, Instruments, and Tangible Chattel Paper, in each case, delivered to or in the possession of any Collateral Agent under the terms of the Fixed Assets Collateral Documents.

“Post-Petition Interest” means interest, fees, expenses and other charges that pursuant to the Credit Agreement Documents or Other Fixed Assets Documents, as applicable, continue to accrue after the commencement of any Insolvency or Liquidation Proceeding, whether or not such interest, fees, expenses and other charges are allowed or allowable under the Bankruptcy Law or in any such Insolvency or Liquidation Proceeding.

“Proceeds” has the meaning set forth in Section 2.1(a).

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, defease, amend, modify, supplement, restructure, replace, refund or repay, or to issue other Indebtedness in exchange or replacement for, such Indebtedness in whole or in part and regardless of whether the principal amount of such Refinancing Indebtedness is the same, greater than or less than the principal amount of the Refinanced Indebtedness.  “Refinanced” and “Refinancing” shall have correlative meanings.

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“Registered Equivalent Notes” means, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act of 1933, substantially identical notes (having the same guarantees and substantially the same collateral) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Replacement Collateral Agent” means, in respect of any Replacement Credit Agreement, the collateral agent or person serving in similar capacity under the Replacement Credit Agreement.

“Replacement Credit Agreement” means any loan agreement, indenture or other agreement that (i) Refinances the Credit Agreement in accordance with Section 2.8 hereof so long as, after giving effect to such Refinancing, the agreement that was the Credit Agreement immediately prior to such Refinancing is no longer secured, and no longer required to be secured, by any of the Collateral and (ii) becomes the Credit Agreement hereunder by designation as such pursuant to Section 5.14.

“Replacement Credit Agreement Claimholders” means the holders of any Replacement Credit Agreement Obligations, including the “Secured Parties” as defined in the Replacement Credit Agreement or in the Replacement Credit Agreement Collateral Documents and the Replacement Representative and Replacement Collateral Agent.

“Replacement Credit Agreement Collateral Documents” means the Security Documents or Collateral Documents or similar term (as defined in the Replacement Credit Agreement) and any other agreement, document or instrument entered into for the purpose of granting a Lien to secure any Replacement Credit Agreement Obligations or to perfect such Lien (as each may be amended, restated, amended and restated, supplemented or otherwise modified from time to time).

“Replacement Credit Agreement Documents” means the Replacement Credit Agreement, each Replacement Credit Agreement Collateral Document and the other [Loan Documents] (as defined in the Replacement Credit Agreement), and each of the other agreements, documents and instruments providing for or evidencing any other Replacement Credit Agreement Obligation, as each may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Replacement Credit Agreement Obligations” means:

(a)           all amounts owing to any party pursuant to the terms of any Replacement Credit Agreement Document, including all amounts in respect of any principal, premium, interest (including any interest and fees accruing subsequent to the commencement of a Bankruptcy Case at the rate provided for in the Replacement Credit Agreement, whether or not such interest or fees are allowed claims under any such proceeding or under applicable state, federal or foreign law), penalties, fees, expenses, indemnifications, reimbursements, damages and other liabilities, and guarantees of the foregoing amounts and including the “Obligations” or similar term as defined in the Replacement Credit Agreement and all “Secured Obligations” or similar term as defined in the Replacement Credit Agreement Collateral Documents; and

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(b)           to the extent any payment with respect to any Replacement Credit Agreement Obligation (whether by or on behalf of any Grantor, as proceeds of security, enforcement of any right of setoff or otherwise) is declared to be a fraudulent conveyance or a preference in any respect, set aside or required to be paid to a debtor in possession, any Other Fixed Assets Claimholder, receiver or similar Person, then the obligation or part thereof originally intended to be satisfied shall, for the purposes of this Agreement and the rights and obligations of the Replacement Credit Agreement Claimholders and the Other Fixed Assets Claimholders, be deemed to be reinstated and outstanding as if such payment had not occurred.  To the extent that any interest, fees, expenses or other charges (including Post-Petition Interest) to be paid pursuant to the Replacement Credit Agreement Documents are disallowed by order of any court, including by order of a court of competent jurisdiction presiding over an Insolvency or Liquidation Proceeding, such interest, fees, expenses and charges (including Post-Petition Interest) shall, as between the Replacement Credit Agreement Claimholders and the Other Fixed Assets Claimholders, be deemed to continue to accrue and be added to the amount to be calculated as the “Replacement Credit Agreement Obligations”.

“Replacement Representative” means, in respect of any Replacement Credit Agreement, the administrative agent, trustee or person serving in similar capacity under the Replacement Credit Agreement.

“Representative” means, at any time, (i) in the case of any Initial Credit Agreement Obligations or the Initial Credit Agreement Claimholders, the Initial Fixed Assets Representative, (ii) in the case of any Replacement Credit Agreement Obligations or the Replacement Credit Agreement Claimholders, the Replacement Representative, (iii) in the case of the Initial Other Fixed Assets Obligations or the Initial Other Fixed Assets Claimholders, the Initial Other Representative, and (iv) in the case of any other Series of Other Fixed Assets Obligations or Other Fixed Assets Claimholders of such Series that becomes subject to this Agreement after the date hereof, the Additional Fixed Assets Representative for such Series.

“Series” means (a) with respect to the Fixed Assets Claimholders, each of (i) the Initial Credit Agreement Claimholders (in their capacities as such), (ii) the Initial Other Fixed Assets Claimholders (in their capacities as such), (iii) the Replacement Credit Agreement Claimholders (in their capacities as such), and (iv) the Other Fixed Assets Claimholders (in their capacities as such) that become subject to this Agreement after the date hereof that are represented by a common Representative (in its capacity as such for such Other Fixed Assets Claimholders) and (b) with respect to any Fixed Assets Obligations, each of (i) the Initial Credit Agreement Obligations, (ii) the Initial Other Fixed Assets Obligations, (iii) the Replacement Credit Agreement Obligations and (iv) the Other Fixed Assets Obligations incurred pursuant to any Other Fixed Assets Document, which pursuant to any Joinder Agreement, are to be represented hereunder by a common Representative (in its capacity as such for such Other Fixed Assets Obligations).

“Shared Collateral” means, at any time, Collateral in which the holders of two or more Series of Fixed Assets Obligations (or their respective Representatives or Collateral Agents on behalf of such holders) hold, or purport to hold, or are required to hold pursuant to the Fixed Assets Documents in respect of such Series, a valid security interest or Lien at such time.  If more than two Series of Fixed Assets Obligations are outstanding at any time and the holders of less than all Series of Fixed Assets Obligations hold, or purport to hold, or are required to hold

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pursuant to the Fixed Assets Documents in respect of such Series, a valid security interest or Lien in any Collateral at such time, then such Collateral shall constitute Shared Collateral for those Series of Fixed Assets Obligations that hold, or purport to hold, or are required to hold pursuant to the Fixed Assets Documents in respect of such Series, a valid security interest or Lien in such Collateral at such time and shall not constitute Shared Collateral for any Series which does not hold, or purport to hold, or are required to hold pursuant to the Fixed Assets Documents in respect of such Series, a valid security interest or Lien in such Collateral at such time.

“Subsidiary” of a Person means a Person of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or Controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that in the event that, by reason of mandatory provisions of law, any or all of the perfection or priority of, or remedies with respect to, any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions hereof relating to such perfection, priority or remedies.

“Underlying Assets” has the meaning set forth in Section 2.4(a).

SECTION 1.2                     Rules of Interpretation.

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as amended, restated, amended and restated, supplemented or otherwise modified from time to time and any reference herein to any statute or regulations shall include any amendment, renewal, extension or replacement thereof, (ii) any reference herein to any Person shall be construed to include such Person’s permitted successors and assigns from time to time, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections and Annexes shall be construed to refer to Articles, Sections and Annexes of this Agreement, (v) unless otherwise expressly qualified herein, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (vi) the term “or” is not exclusive.

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ARTICLE II.

PRIORITIES AND AGREEMENTS WITH RESPECT TO SHARED COLLATERAL

SECTION 2.1                     Priority of Claims.

(a)           Anything contained herein or in any of the Fixed Assets Documents to the contrary notwithstanding (but subject to Sections 2.1(b) and 5.19), if an Event of Default has occurred and is continuing, and the Applicable Collateral Agent is taking action to enforce rights in respect of any Collateral, or any distribution is made in respect of any Shared Collateral in any Bankruptcy Case of any Grantor or any Fixed Assets Claimholder receives any payment pursuant to any intercreditor agreement (other than this Agreement) or otherwise with respect to any Shared Collateral, the proceeds of any sale, collection or other liquidation of any Shared Collateral or Equity Release Proceeds received by any Fixed Assets Claimholder or received by the Applicable Collateral Agent or any Fixed Assets Claimholder pursuant to any such intercreditor agreement or otherwise with respect to such Collateral and proceeds of any such distribution (subject, in the case of any such distribution, to the sentence immediately following clause THIRD below) to which the Fixed Assets Obligations are entitled under any intercreditor agreement (other than this Agreement) or otherwise (all proceeds of any sale, collection or other liquidation of any Collateral comprising either Shared Collateral or Equity Release Proceeds and all proceeds of any such distribution and any proceeds of any insurance covering the Shared Collateral received by the Applicable Collateral Agent and not returned to any Grantor under any Fixed Assets Document being collectively referred to as “Proceeds”), shall be applied by the Applicable Collateral Agent in the following order:

(i)            FIRST, to the payment of all amounts owing to each Collateral Agent (in its capacity as such) and each Representative (in its capacity as such) secured by such Shared Collateral or, in the case of Equity Release Proceeds, secured by the Underlying Assets, including all reasonable costs and expenses incurred by each Collateral Agent (in its capacity as such) and each Representative (in its capacity as such) in connection with such collection or sale or otherwise in connection with this Agreement, any other Fixed Assets Document or any of the Fixed Assets Obligations, including all court costs and the reasonable fees and expenses of its agents and legal counsel, and any other reasonable costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Fixed Assets Document and all fees and indemnities owing to such Collateral Agents and Representatives, ratably to each such Collateral Agent and Representative in accordance with the amounts payable to it pursuant to this clause FIRST;

(ii)           SECOND, subject to Sections 2.1(b) and 5.19, to the extent Proceeds remain after the application pursuant to preceding clause (i), to each Representative for the payment in full of the other Fixed Assets Obligations of each Series secured by such Shared Collateral or, in the case of Equity Release Proceeds, secured by the Underlying Assets, and, if the amount of such Proceeds are insufficient to pay in full the Fixed Assets Obligations of each Series so secured then such Proceeds shall be allocated among the Representatives of each Series secured by such Shared Collateral or, in the case of Equity Release Proceeds, secured by the Underlying Assets, pro rata according to the amounts of such Fixed Assets Obligations owing to each such respective Representative and the

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other Fixed Assets Claimholders represented by it for distribution by such Representative in accordance with its respective Fixed Assets Documents; and

(iii)          THIRD, any balance of such Proceeds remaining after the application pursuant to preceding clauses (i) and (ii), to the Grantors, their successors or assigns from time to time, or to whomever may be lawfully entitled to receive the same, including pursuant to any ABL Intercreditor Agreement, if applicable.

If, despite the provisions of this Section 2.1(a), any Fixed Assets Claimholder shall receive any payment or other recovery in excess of its portion of payments on account of the Fixed Assets Obligations to which it is then entitled in accordance with this Section 2.1(a), such Fixed Assets Claimholder shall hold such payment or recovery in trust for the benefit of all Fixed Assets Claimholders for distribution in accordance with this Section 2.1(a).

(b)           (i)            Notwithstanding the foregoing, with respect to any Shared Collateral or Equity Release Proceeds for which a third party (other than a Fixed Assets Claimholder) has a Lien that is junior in priority to the Lien of any Series of Fixed Assets Obligations but senior (as determined by appropriate legal proceedings in the case of any dispute) to the Lien of any other Series of Fixed Assets Obligations (such third party an “Intervening Creditor”), the value of any Shared Collateral, Equity Release Proceeds or Proceeds which are allocated to such Intervening Creditor shall be deducted on a ratable basis solely from the Shared Collateral, Equity Release Proceeds or Proceeds to be distributed in respect of the Series of Fixed Assets Obligations with respect to which such Impairment exists.

(ii)           In furtherance of the foregoing and without limiting the provisions of Section 2.3, it is the intention of the Fixed Assets Claimholders of each Series that the holders of Fixed Assets Obligations of such Series (and not the Fixed Assets Claimholders of any other Series) (1) bear the risk of any determination by a court of competent jurisdiction that (x) any of the Fixed Assets Obligations of such Series are unenforceable under applicable law or are subordinated to any other obligations (other than another Series of Fixed Assets Obligations), (y) any of the Fixed Assets Obligations of such Series do not have a valid and perfected security interest in any of the Collateral securing any other Series of Fixed Assets Obligations and/or (z) any intervening security interest exists securing any other obligations (other than another Series of Fixed Assets Obligations) on a basis ranking prior to the security interest of such Series of Fixed Assets Obligations but junior to the security interest of any other Series of Fixed Assets Obligations and (2) not take into account for purposes of this Agreement the existence of any Collateral (other than Equity Release Proceeds) for any other Series of Fixed Assets Obligations that is not Shared Collateral (any such condition referred to in the foregoing clauses (1) or (2) with respect to any Series of Fixed Assets Obligations, an “Impairment” of such Series); provided that the existence of a maximum claim with respect to any real property subject to a mortgage which applies to all Fixed Assets Obligations shall not be deemed to be an Impairment of any Series of Fixed Assets Obligations.  In the event of any Impairment with respect to any Series of Fixed Assets Obligations, the results of such Impairment shall be borne solely by the holders of such Series of Fixed Assets Obligations, and the rights of the holders of such Series of Fixed Assets Obligations (including the right to receive distributions in respect of such Series of Fixed Assets Obligations pursuant to Section 2.1)

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set forth herein shall be modified to the extent necessary so that the effects of such Impairment are borne solely by the holders of the Series of such Fixed Assets Obligations subject to such Impairment.  Additionally, in the event the Fixed Assets Obligations of any Series are modified pursuant to applicable law (including pursuant to Section 1129 of the Bankruptcy Code), any reference to such Fixed Assets Obligations or the Fixed Assets Documents governing such Fixed Assets Obligations shall refer to such obligations or such documents as so modified.

(c)           It is acknowledged that the Fixed Assets Obligations of any Series may, subject to the limitations set forth in the then-existing Fixed Assets Documents and subject to any limitations set forth in this Agreement, be increased, extended, renewed, replaced, restated, supplemented, restructured, repaid, refunded, Refinanced or otherwise amended or modified from time to time, all without affecting the priorities set forth in Section 2.1(a) or the provisions of this Agreement defining the relative rights of the Fixed Assets Claimholders of any Series.

(d)           Notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Liens securing any Series of Fixed Assets Obligations granted on the Shared Collateral and notwithstanding any provision of the Uniform Commercial Code of any jurisdiction, or any other applicable law or the Fixed Assets Documents or any defect or deficiencies in the Liens securing the Fixed Assets Obligations of any Series or any other circumstance whatsoever (but, in each case, subject to Section 2.1(b)), each Fixed Assets Claimholder hereby agrees that the Liens securing each Series of Fixed Assets Obligations on any Shared Collateral shall be of equal priority.

SECTION 2.2                     Actions with Respect to Shared Collateral; Prohibition on Contesting Liens.

(a)           Notwithstanding Section 2.1, (i) only the Applicable Collateral Agent shall act or refrain from acting with respect to Shared Collateral (including with respect to any other intercreditor agreement with respect to any Shared Collateral), (ii) the Applicable Collateral Agent shall act only on the instructions of the Applicable Representative and shall not follow any instructions with respect to such Shared Collateral (including with respect to any other intercreditor agreement with respect to any Shared Collateral) from any Non-Controlling Representative (or any other Fixed Assets Claimholder other than the Applicable Representative) and (iii) no Other Fixed Assets Claimholder shall or shall instruct any Collateral Agent to, and any other Collateral Agent that is not the Applicable Collateral Agent shall not, commence any judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its security interest in or realize upon, or take any other action available to it in respect of, Shared Collateral (including with respect to any other intercreditor agreement with respect to Shared Collateral), whether under any Fixed Assets Collateral Document (other than the Fixed Assets Collateral Documents applicable to the Applicable Collateral Agent), applicable law or otherwise, it being agreed that only the Applicable Collateral Agent, acting in accordance with the Fixed Assets Collateral Documents applicable to it, shall be entitled to take any such actions or exercise any remedies with respect to such Shared Collateral at such time.

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(b)           Without limiting the provisions of Section 4.2, each Representative and Collateral Agent that is not the Applicable Collateral Agent hereby appoints the Applicable Collateral Agent as its agent and authorizes the Applicable Collateral Agent to exercise any and all remedies under each Fixed Assets Collateral Document with respect to Shared Collateral and to execute releases in connection therewith.

(c)           Notwithstanding the equal priority of the Liens securing each Series of Fixed Assets Obligations granted on the Shared Collateral, the Applicable Collateral Agent (acting on the instructions of the Applicable Representative) may deal with the Shared Collateral as if such Applicable Collateral Agent had a senior and exclusive Lien on such Shared Collateral.  No Non-Controlling Representative, Non-Controlling Claimholder or Collateral Agent that is not the Applicable Collateral Agent will contest, protest or object to any foreclosure proceeding or action brought by the Applicable Collateral Agent, the Applicable Representative or the Controlling Claimholders or any other exercise by the Applicable Collateral Agent, the Applicable Representative or the Controlling Claimholders of any rights and remedies relating to the Shared Collateral.  The foregoing shall not be construed to limit the rights and priorities of any Fixed Assets Claimholder, Collateral Agent or Representative with respect to any Collateral not constituting Shared Collateral.

(d)           Each of the Collateral Agents (other than the Credit Agreement Collateral Agent) and the Representatives (other than the Credit Agreement Representative) agrees that it will not accept any Lien on any Collateral for the benefit of any Series of Other Fixed Assets Obligations (other than funds deposited for the satisfaction, discharge or defeasance of any Other Fixed Assets Agreement) other than pursuant to the Fixed Assets Collateral Documents, and by executing this Agreement (or a Joinder Agreement), each such Collateral Agent and each such Representative and the Series of Fixed Assets Claimholders for which it is acting hereunder agree to be bound by the provisions of this Agreement and the other Fixed Assets Collateral Documents applicable to it.

(e)           Each of the Fixed Assets Claimholders agrees that it will not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the perfection, priority, validity or enforceability of a Lien held by or on behalf of any of the Fixed Assets Claimholders in all or any part of the Collateral or the provisions of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair (i) the rights of any Collateral Agent or any Representative to enforce this Agreement or (ii) the rights of any Fixed Assets Claimholder to contest or support any other Person in contesting the enforceability of any Lien purporting to secure obligations not constituting Fixed Assets Obligations.

SECTION 2.3                     No Interference; Payment Over; Exculpatory Provisions.

(a)           Each Fixed Assets Claimholder agrees that (i) it will not challenge or question or support any other Person in challenging or questioning in any proceeding the validity or enforceability of any Fixed Assets Obligations of any Series or any Fixed Assets Collateral Document or the validity, attachment, perfection or priority of any Lien under any Fixed Assets Collateral Document or the validity or enforceability of the priorities, rights or duties established by or other provisions of this Agreement; provided that nothing in this Agreement shall be

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construed to prevent or impair the rights of any Fixed Assets Claimholder from challenging or questioning the validity or enforceability of any Fixed Assets Obligations constituting unmatured interest or the validity of any Lien relating thereto pursuant to Section 502(b)(2) of the Bankruptcy Code, (ii) it will not take or cause to be taken any action the purpose or intent of which is, or could be, to interfere, hinder or delay, in any manner, whether by judicial proceedings or otherwise, any sale, transfer or other disposition of the Collateral by the Applicable Collateral Agent, (iii) except as provided in Section 2.2, it shall have no right to and shall not otherwise (A) direct the Applicable Collateral Agent or any other Fixed Assets Claimholder to exercise any right, remedy or power with respect to any Shared Collateral (including pursuant to any other intercreditor agreement) or (B) consent to, or object to, the exercise by, or any forbearance from exercising by, the Applicable Collateral Agent or any other Fixed Assets Claimholder represented by it of any right, remedy or power with respect to any Collateral, (iv) it will not institute any suit or assert in any suit, bankruptcy, insolvency or other proceeding any claim against the Applicable Collateral Agent or any other Fixed Assets Claimholder represented by it seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to any Collateral and (v) it will not attempt, directly or indirectly, whether by judicial proceedings or otherwise, to challenge the enforceability of any provision of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any of the Applicable Collateral Agent or any other Fixed Assets Claimholder (i) to enforce this Agreement or (ii) to contest or support any other Person in contesting the enforceability of any Lien purporting to secure obligations not constituting Fixed Assets Obligations.

(b)           Each Fixed Assets Claimholder hereby agrees that if it shall obtain possession of any Shared Collateral or shall realize any proceeds or payment in respect of any Shared Collateral, pursuant to any Fixed Assets Collateral Document or by the exercise of any rights available to it under applicable law or in any Insolvency or Liquidation Proceeding or through any other exercise of remedies (including pursuant to any intercreditor agreement), at any time prior to the Discharge of each of the Fixed Assets Obligations, then it shall hold such Shared Collateral, proceeds or payment in trust for the other Fixed Assets Claimholders having a security interest in such Shared Collateral and promptly transfer any such Shared Collateral, proceeds or payment, as the case may be, to the Applicable Collateral Agent, to be distributed by such Applicable Collateral Agent in accordance with the provisions of Section 2.1(a) hereof, provided, however, that the foregoing shall not apply to any Shared Collateral purchased by any Fixed Assets Claimholder for cash pursuant to any exercise of remedies permitted hereunder.

(c)           None of the Applicable Collateral Agent, any Applicable Representative or any other Fixed Assets Claimholder shall be liable for any action taken or omitted to be taken by the Applicable Collateral Agent, such Applicable Representative or any other Fixed Assets Claimholder with respect to any Collateral in accordance with the provisions of this Agreement.

SECTION 2.4                     Automatic Release of Liens.

(a)           If, at any time any Shared Collateral is transferred to a third party or otherwise disposed of, in each case, in connection with any enforcement by the Applicable Collateral Agent in accordance with the provisions of this Agreement, then (whether or not any Insolvency or Liquidation Proceeding is pending at the time) the Liens in favor of the other

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Collateral Agents for the benefit of each Series of Fixed Assets Claimholders (or in favor of such other Fixed Assets Claimholders if directly secured by such Liens) upon such Shared Collateral will automatically be released and discharged upon final conclusion of such disposition as and when, but only to the extent, such Liens of the Applicable Collateral Agent on such Shared Collateral are released and discharged; provided that any proceeds of any Shared Collateral realized therefrom shall be applied pursuant to Section 2.1 hereof.  If in connection with any such foreclosure or other exercise of remedies by the Applicable Collateral Agent, the Applicable Collateral Agent or related Applicable Representative of such Series of Fixed Assets Obligations releases any guarantor from its obligation under a guarantee of the Series of Fixed Assets Obligations for which it serves as agent prior to a Discharge of such Series of Fixed Assets Obligations, such guarantor also shall be released from its guarantee of all other Fixed Assets Obligations.  If in connection with any such foreclosure or other exercise of remedies by the Applicable Collateral Agent, the equity interests of any Person are foreclosed upon or otherwise disposed of and the Applicable Collateral Agent releases its Lien on the property or assets of such Person, then the Liens of each other Collateral Agent (or in favor of such other Fixed Assets Claimholders if directly secured by such Liens) with respect to any Collateral consisting of the property or assets of such Person will be automatically released to the same extent as the Liens of the Applicable Collateral Agent are released; provided that any proceeds of any such equity interests foreclosed upon where the Applicable Collateral Agent releases its Lien on the assets of such Person on which another Series of Fixed Assets Obligations holds a Lien on any of the assets of such Person (any such assets, the “Underlying Assets”) which Lien is released as provided in this sentence (any such Proceeds being referred to herein as “Equity Release Proceeds” regardless of whether or not such other Series of Fixed Assets Obligations holds a Lien on such equity interests so disposed of) shall be applied pursuant to Section 2.1 hereof.

(b)           Without limiting the rights of the Applicable Collateral Agent under Section 4.2, each Collateral Agent and each Representative agrees to execute and deliver (at the sole cost and expense of the Grantors) all such authorizations and other instruments as shall reasonably be requested by the Applicable Collateral Agent to evidence and confirm any release of Shared Collateral, Underlying Assets or guarantee provided for in this Section.

SECTION 2.5                     Certain Agreements with Respect to Bankruptcy or Insolvency Proceedings.

(a)           This Agreement shall continue in full force and effect notwithstanding the commencement of any proceeding under the Bankruptcy Code or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law by or against any Grantor or any of its subsidiaries.

(b)           If any Grantor shall become subject to a case (a “Bankruptcy Case”) under the Bankruptcy Code and shall, as debtor(s)-in-possession, move for approval of financing (“DIP Financing”) to be provided by one or more lenders (the “DIP Lenders”) under Section 364 of the Bankruptcy Code or the use of cash collateral under Section 363 of the Bankruptcy Code, each Fixed Assets Claimholder (other than any Controlling Claimholder or any Representative of any Controlling Claimholder) agrees that it will not raise any objection to any such financing or to the Liens on the Shared Collateral securing the same (“DIP Financing

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Liens”) or to any use of cash collateral that constitutes Shared Collateral, unless a Representative of the Controlling Claimholders shall then oppose or object to such DIP Financing or such DIP Financing Liens or use of cash collateral (and (i) to the extent that such DIP Financing Liens are senior to the Liens on any such Shared Collateral for the benefit of the Controlling Claimholders, each Non-Controlling Claimholder will subordinate its Liens with respect to such Shared Collateral on the same terms as the Liens of the Controlling Claimholders (other than any Liens of any Fixed Assets Claimholders constituting DIP Financing Liens) are subordinated thereto, and (ii) to the extent that such DIP Financing Liens rank pari passu with the Liens on any such Shared Collateral granted to secure the Fixed Assets Obligations of the Controlling Claimholders, each Non-Controlling Claimholder will confirm the priorities with respect to such Shared Collateral as set forth herein), in each case so long as (A) the Fixed Assets Claimholders of each Series retain the benefit of their Liens on all such Shared Collateral pledged to the DIP Lenders, including proceeds thereof arising after the commencement of such proceeding, with the same priority vis-à-vis all the other Fixed Assets Claimholders (other than any Liens of the Fixed Assets Claimholders constituting DIP Financing Liens) as existed prior to the commencement of the Bankruptcy Case, (B) the Fixed Assets Claimholders of each Series are granted Liens on any additional collateral pledged to any Fixed Assets Claimholders as adequate protection or otherwise in connection with such DIP Financing or use of cash collateral, with the same priority vis-à-vis the Fixed Assets Claimholders as set forth in this Agreement (other than any Liens of any Fixed Assets Claimholders constituting DIP Financing Liens), (C) if any amount of such DIP Financing or cash collateral is applied to repay any of the Fixed Assets Obligations, such amount is applied pursuant to Section 2.1(a) of this Agreement, and (D) if any Fixed Assets Claimholders are granted adequate protection with respect to the Fixed Assets Obligations subject hereto, including in the form of periodic payments, in connection with such use of cash collateral, the proceeds of such adequate protection are applied pursuant to Section 2.1(a) of this Agreement; provided that the Fixed Assets Claimholders of each Series shall have a right to object to the grant of a Lien to secure the DIP Financing over any Collateral subject to Liens in favor of the Fixed Assets Claimholders of such Series or its Representative that shall not constitute Shared Collateral (unless such Collateral fails to constitute Shared Collateral because the Lien in respect thereof constitutes a Declined Lien with respect to such Fixed Assets Claimholders or their Representative or Collateral Agent); provided, further, that the Fixed Assets Claimholders receiving adequate protection shall not object to any other Fixed Assets Claimholder receiving adequate protection comparable to any adequate protection granted to such Fixed Assets Claimholders in connection with a DIP Financing or use of cash collateral.

(c)           If any Fixed Assets Claimholder is granted adequate protection (A) in the form of Liens on any additional collateral, then each other Fixed Assets Claimholder shall be entitled to seek, and each Fixed Assets Claimholder will consent and not object to, adequate protection in the form of Liens on such additional collateral with the same priority vis-à-vis the Fixed Assets Claimholders as set forth in this Agreement, (B) in the form of a superpriority or other administrative claim, then each other Fixed Assets Claimholder shall be entitled to seek, and each Fixed Assets Claimholder will consent and not object to, adequate protection in the form of a pari passu superpriority or administrative claim or (C) in the form of periodic or other cash payments, then the proceeds of such adequate protection must be applied to all Fixed Assets Obligations pursuant to Section 2.1.

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SECTION 2.6       Reinstatement.  In the event that any of the Fixed Assets Obligations shall be paid in full and such payment or any part thereof shall subsequently, for whatever reason (including an order or judgment for disgorgement of a preference under Title 11 of the Bankruptcy Code, or any similar law, or the settlement of any claim in respect thereof), be required to be returned or repaid, the terms and conditions of this Agreement shall be fully applicable thereto until all such Fixed Assets Obligations shall again have been paid in full in cash.  This Section 2.6 shall survive termination of this Agreement.

SECTION 2.7       Insurance and Condemnation Awards.  As among the Fixed Assets Claimholders, the Applicable Collateral Agent (acting at the direction of the Applicable Representative), shall have the right, but not the obligation, to adjust or settle any insurance policy or claim covering or constituting Shared Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding affecting the Shared Collateral.  To the extent any Collateral Agent or any other Fixed Assets Claimholder receives proceeds of such insurance policy and such proceeds are not permitted or required to be returned to any Grantor under the applicable Fixed Assets Documents, such proceeds shall be turned over to the Applicable Collateral Agent for application as provided in Section 2.1 hereof.

SECTION 2.8       Refinancings.  The Fixed Assets Obligations of any Series may, subject to Section 5.14, be Refinanced, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is otherwise required to permit the Refinancing transaction under any Fixed Assets Document) of any Fixed Assets Claimholder of any other Series, all without affecting the priorities provided for herein or the other provisions hereof; provided that the Representative and Collateral Agent of the holders of any such Refinancing Indebtedness shall have executed a Joinder Agreement on behalf of the holders of such Refinancing Indebtedness.  If such Refinancing Indebtedness is intended to constitute a Replacement Credit Agreement, the Company shall so state in its Designation.

SECTION 2.9       Gratuitous Bailee/Agent for Perfection.

(a)           The Applicable Collateral Agent shall be entitled to hold any Possessory Collateral constituting Shared Collateral.

(b)           Notwithstanding the foregoing, each Collateral Agent agrees to hold any Possessory Collateral constituting Shared Collateral and any other Shared Collateral from time to time in its possession or control (or in the possession or control of its agents or bailees) as gratuitous bailee for the benefit of each other Fixed Assets Claimholder (such bailment being intended, among other things, to satisfy the requirements of Sections 8-106(d)(3), 8-301(a)(2) and 9-313(c) of the UCC) and any assignee, solely for the purpose of perfecting the security interest granted in such Shared Collateral, if any, pursuant to the applicable Fixed Assets Collateral Documents, in each case, subject to the terms and conditions of this Section 2.9.  Solely with respect to any Deposit Accounts constituting Shared Collateral under the control (within the meaning of Section 9-104 of the UCC) of any Collateral Agent, each such Collateral Agent agrees to also hold control over such Deposit Accounts as gratuitous agent for each other Fixed Assets Claimholder and any assignee solely for the purpose of perfecting the security interest in such Deposit Accounts, subject to the terms and conditions of this Section 2.9.

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(c)           No Collateral Agent shall have any obligation whatsoever to any Fixed Assets Claimholder to ensure that the Possessory Collateral and Control Collateral is genuine or owned by any of the Grantors or to preserve rights or benefits of any Person except as expressly set forth in this Section 2.9.  The duties or responsibilities of each Collateral Agent under this Section 2.9 shall be limited solely to holding any Possessory Collateral constituting Shared Collateral or any other Shared Collateral in its possession or control as gratuitous bailee (and with respect to Deposit Accounts, as gratuitous agent) in accordance with this Section 2.9 and delivering the Possessory Collateral constituting Shared Collateral as provided in Section 2.9(e) below.

(d)           None of the Collateral Agents or any of the Fixed Assets Claimholders shall have by reason of the Fixed Assets Documents, this Agreement or any other document a fiduciary relationship in respect of the other Collateral Agents or any other Fixed Assets Claimholder, and each Collateral Agent and each Fixed Assets Claimholder hereby waives and releases the other Collateral Agents and Fixed Assets Claimholders from all claims and liabilities arising pursuant to any Collateral Agent’s role under this Section 2.9 as gratuitous bailee with respect to the Possessory Collateral constituting Shared Collateral or any other Shared Collateral in its possession or control (and with respect to the Deposit Accounts, as gratuitous agent).

(e)           At any time the Applicable Collateral Agent is no longer the Applicable Collateral Agent, such outgoing Applicable Collateral Agent shall deliver the remaining Possessory Collateral constituting Shared Collateral in its possession (if any) together with any necessary endorsements (which endorsement shall be without recourse and without any representation or warranty), first, to the then Applicable Collateral Agent to the extent Fixed Assets Obligations remain outstanding and second, to the applicable Grantor to the extent no Fixed Assets Obligations remain outstanding (in each case, so as to allow such Person to obtain possession or control of such Shared Collateral) or to whomever may be lawfully entitled to receive the same, including pursuant to the ABL Intercreditor Agreement, if applicable.  The outgoing Applicable Collateral Agent further agrees to take all other action reasonably requested by the then Applicable Collateral Agent at the expense of the Company in connection with the then Applicable Collateral Agent obtaining a first-priority security interest in the Shared Collateral (or, with respect to the ABL Priority Collateral, a second-priority security interest).

SECTION 2.10                                                              Amendments to Fixed Assets Collateral Documents.

(a)           Without the prior written consent of each other Collateral Agent, each Collateral Agent agrees that no Fixed Assets Collateral Document may be amended, restated, amended and restated, supplemented, replaced or Refinanced or otherwise modified from time to time or entered into to the extent such amendment, supplement, Refinancing or modification, or the terms of any new Fixed Assets Collateral Document, would be prohibited by, or would require any Grantor to act or refrain from acting in a manner that would violate, any of the terms of this Agreement.

(b)           In determining whether an amendment to any Fixed Assets Collateral Document is permitted by this Section 2.10, each Collateral Agent may conclusively rely on an officer’s certificate of the Company stating that such amendment is permitted by this Section 2.10.

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SECTION 2.11              Similar Liens and Agreements.

The parties hereto agree that it is their intention that the Collateral be identical for all Fixed Assets Claimholders; provided, that this provision will not be violated with respect to any particular Series if the Fixed Assets Document for such Series prohibits the Collateral Agent for that Series from accepting a Lien on such asset or property or such Collateral Agent otherwise expressly declines to accept a Lien on such asset or property (any such prohibited or declined Liens with respect to a particular Series, a “Declined Lien”).  In furtherance of, but subject to, the foregoing, the parties hereto agree, subject to the other provisions of this Agreement:

(i)            upon request by any Collateral Agent, to cooperate in good faith (and to direct their counsel to cooperate in good faith) from time to time in order to determine the specific items included in the Shared Collateral and the steps taken to perfect their respective Liens thereon and the identity of the respective parties obligated under the Credit Agreement Documents and the Other Fixed Assets Documents; and

(ii)           that the documents and agreements creating or evidencing the Liens on Shared Collateral securing the Credit Agreement Obligations and the Other Fixed Assets Obligations shall, subject to the terms and conditions of Section 5.2, be in all material respects the same forms of documents as one another, except that the documents and agreements creating or evidencing the Liens securing the Other Fixed Assets Obligations may contain additional provisions as may be necessary or appropriate to establish the intercreditor arrangements among the various separate classes of creditors holding Other Fixed Assets Obligations and to address any Declined Lien.

ARTICLE III.

EXISTENCE AND AMOUNTS OF LIENS AND OBLIGATIONS

Whenever any Applicable Collateral Agent or any Applicable Representative shall be required, in connection with the exercise of its rights or the performance of its obligations hereunder, to determine the existence or amount of any Fixed Assets Obligations of any Series, or the Shared Collateral subject to any Lien securing the Fixed Assets Obligations of any Series, it may request that such information be furnished to it in writing by each other Representative or each other Collateral Agent and shall be entitled to make such determination or not make any determination on the basis of the information so furnished; provided, however, that if a Representative or a Collateral Agent shall fail or refuse reasonably promptly to provide the requested information, the requesting Applicable Collateral Agent or Applicable Representative shall be entitled to make any such determination or not make any determination by such method as it may, in the exercise of its good faith judgment, determine, including by reliance upon a certificate of the Company.  Each Applicable Collateral Agent and each Applicable Representative may rely conclusively, and shall be fully protected in so relying, on any determination made by it in accordance with the provisions of the preceding sentence (or as otherwise directed by a court of competent jurisdiction) and shall have no liability to any Grantor, any Fixed Assets Claimholder or any other person as a result of such determination.

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ARTICLE IV.

THE APPLICABLE COLLATERAL AGENT

SECTION 4.1                     Authority.

(a)           Notwithstanding any other provision of this Agreement, nothing herein shall be construed to impose any fiduciary or other duty on any Applicable Collateral Agent to any Non-Controlling Claimholder or give any Non-Controlling Claimholder the right to direct any Applicable Collateral Agent, except that each Applicable Collateral Agent shall be obligated to distribute proceeds of any Shared Collateral in accordance with Section 2.1 hereof.

(b)           In furtherance of the foregoing, each Non-Controlling Claimholder acknowledges and agrees that the Applicable Collateral Agent shall be entitled, for the benefit of the Fixed Assets Claimholders, to sell, transfer or otherwise dispose of or deal with any Shared Collateral as provided herein and in the Fixed Assets Collateral Documents, as applicable, without regard to any rights to which the Non-Controlling Claimholders would otherwise be entitled as a result of the Fixed Assets Obligations held by such Non-Controlling Claimholders.  Without limiting the foregoing, each Non-Controlling Claimholder agrees that none of the Applicable Collateral Agent, the Applicable Representative or any other Fixed Assets Claimholder shall have any duty or obligation first to marshal or realize upon any type of Shared Collateral (or any other Collateral securing any of the Fixed Assets Obligations), or to sell, dispose of or otherwise liquidate all or any portion of such Shared Collateral (or any other Collateral securing any Fixed Assets Obligations), in any manner that would maximize the return to the Non-Controlling Claimholders, notwithstanding that the order and timing of any such realization, sale, disposition or liquidation may affect the amount of proceeds actually received by the Non-Controlling Claimholders from such realization, sale, disposition or liquidation.  Each of the Fixed Assets Claimholders waives any claim it may now or hereafter have against any Collateral Agent or Representative of any other Series of Fixed Assets Obligations or any other Fixed Assets Claimholder of any other Series arising out of (i) any actions which any such Collateral Agent, Representative or any Fixed Assets Claimholder represented by it take or omit to take (including actions with respect to the creation, perfection or continuation of Liens on any Collateral, actions with respect to the foreclosure upon, sale, release or depreciation of, or failure to realize upon, any of the Collateral and actions with respect to the collection of any claim for all or any part of the Fixed Assets Obligations from any account debtor, guarantor or any other party) in accordance with the Fixed Assets Collateral Documents or any other agreement related thereto or in connection with the collection of the Fixed Assets Obligations or the valuation, use, protection or release of any security for the Fixed Assets Obligations; provided that nothing in this clause (i) shall be construed to prevent or impair the rights of any Collateral Agent or Representative to enforce this Agreement, (ii) any election by any Applicable Representative or any holders of Fixed Assets Obligations, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b) of the Bankruptcy Code or (iii) subject to Section 2.5, any borrowing, or grant of a security interest or administrative expense priority under Section 364 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law, by the Company or any of its Subsidiaries, as debtor-in-possession. Notwithstanding any other provision of this Agreement, the Applicable Collateral Agent shall not (i) accept any Shared Collateral in full or partial satisfaction of any Fixed Assets Obligations pursuant to Section 9-620

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of the Uniform Commercial Code of any jurisdiction, without the consent of each Representative representing holders of Fixed Assets Obligations for whom such Collateral constitutes Shared Collateral or (ii) “credit bid” for or purchase (other than for cash) Shared Collateral at any public, private or judicial foreclosure upon such Shared Collateral, without the consent of each Representative representing holders of Fixed Assets Obligations for whom such Collateral constitutes Shared Collateral.

SECTION 4.2                     Power-of-Attorney.

Each Non-Controlling Representative and Collateral Agent that is not the Applicable Collateral Agent, for itself and on behalf of each other Fixed Assets Claimholder of the Series for whom it is acting, hereby irrevocably appoints the Applicable Collateral Agent and any officer or agent of the Applicable Collateral Agent, which appointment is coupled with an interest with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Non-Controlling Representative, Collateral Agent or Fixed Assets Claimholder, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary to accomplish the purposes of this Agreement, including the exercise of any and all remedies under each Fixed Assets Collateral Document with respect to Shared Collateral and the execution of releases in connection therewith.

ARTICLE V.

MISCELLANEOUS

SECTION 5.1                     Integration/Conflicts.

This Agreement, together with the other Fixed Assets Documents and the Fixed Assets Collateral Documents, represents the entire agreement of each of the Grantors and the Fixed Assets Claimholders with respect to the subject matter hereof and thereof and supersedes any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof.  There are no promises, undertakings, representations or warranties by any Representative, Collateral Agent or Fixed Assets Claimholder relative to the subject matter hereof and thereof not expressly set forth or referred to herein or therein.  Subject to Section 5.19, in the event of any conflict between the provisions of this Agreement and the provisions of the Fixed Assets Documents the provisions of this Agreement shall govern and control.

SECTION 5.2                     Effectiveness; Continuing Nature of this Agreement; Severability.

This Agreement shall become effective when executed and delivered by the parties hereto.  This is a continuing agreement and the Fixed Assets Claimholders of any Series may continue, at any time and without notice to any Fixed Assets Claimholder of any other Series, to extend credit and other financial accommodations and lend monies to or for the benefit of the Company or any Grantor constituting Fixed Assets Obligations in reliance hereon.  Each Representative and each Collateral Agent, on behalf of itself and each other Fixed Assets Claimholder represented by it, hereby waives any right it may have under applicable law to revoke this Agreement or any of the provisions of this Agreement.  The terms of this Agreement shall

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survive, and shall continue in full force and effect, in any Insolvency or Liquidation Proceeding.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  The parties hereto shall endeavor in good-faith negotiations to replace any invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to those of the invalid, illegal or unenforceable provisions.  All references to the Company or any other Grantor shall include the Company or such Grantor as debtor and debtor in possession and any receiver, trustee or similar person for the Company or any other Grantor (as the case may be) in any Insolvency or Liquidation Proceeding.  This Agreement shall terminate and be of no further force and effect with respect to any Representative or Collateral Agent and the Fixed Assets Claimholders represented by such Representative or Collateral Agent and their Fixed Assets Obligations, on the date on which no Fixed Assets Obligations of such Fixed Assets Claimholders are any longer secured by, or required to be secured by, any of the Collateral pursuant to the terms of the applicable Fixed Assets Documents, subject to the rights of the Fixed Assets Claimholders under Section 2.6; provided, however, that such termination shall not relieve any such party of its obligations incurred hereunder prior to the date of such termination.

SECTION 5.3                     Amendments; Waivers.

(a)           No amendment, modification or waiver of any of the provisions of this Agreement shall be deemed to be made unless the same shall be in writing signed on behalf of each party hereto or its authorized agent and each waiver, if any, shall be a waiver only with respect to the specific instance involved and shall in no way impair the rights of the parties making such waiver or the obligations of the other parties to such party in any other respect or at any other time.  Notwithstanding the foregoing, the Company and the other Grantors shall not have any right to consent to or approve any amendment, modification or waiver of any provision of this Agreement except to the extent their rights are directly and adversely affected.

(b)           Notwithstanding the foregoing, without the consent of any Fixed Assets Claimholder, any Representative and Collateral Agent may become a party hereto by execution and delivery of a Joinder Agreement in accordance with Section 5.14 of this Agreement and upon such execution and delivery, such Representative and Collateral Agent and the Other Fixed Assets Claimholders and Other Fixed Assets Obligations of the Series for which such Representative and Collateral Agent is acting shall be subject to the terms hereof.

(c)           Notwithstanding the foregoing, without the consent of any other Representative or Fixed Assets Claimholder, the Applicable Collateral Agent may effect amendments and modifications to this Agreement to the extent necessary to reflect any incurrence of any Other Fixed Assets Obligations in compliance with the Credit Agreement and the other Fixed Assets Documents.

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SECTION 5.4                     Information Concerning Financial Condition of the Grantors and their Subsidiaries.

The Representative and Collateral Agent and the other Fixed Assets Claimholders of each Series shall each be responsible for keeping themselves informed of (a) the financial condition of the Grantors and their Subsidiaries and all endorsers and/or guarantors of the Fixed Assets Obligations and (b) all other circumstances bearing upon the risk of nonpayment of the Fixed Assets Obligations.  The Representative and Collateral Agent and the other Fixed Assets Claimholders of each Series shall have no duty to advise the Representative, Collateral Agent or Fixed Assets Claimholders of any other Series of information known to it or them regarding such condition or any such circumstances or otherwise.  In the event the Representative or Collateral Agent or any of the other Fixed Assets Claimholders, in its or their sole discretion, undertakes at any time or from time to time to provide any such information to the Representative, Collateral Agent or Fixed Assets Claimholders of any other Series, it or they shall be under no obligation:

(a)           to make, and such Representative and Collateral Agent and such other Fixed Assets Claimholders shall not make, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided;

(b)           to provide any additional information or to provide any such information on any subsequent occasion;

(c)           to undertake any investigation; or

(d)           to disclose any information, which pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.

SECTION 5.5                     Submission to Jurisdiction; Certain Waivers.

Each of the Company, each other Grantor, each Collateral Agent and each Representative, on behalf of itself and each other Fixed Assets Claimholder represented by it, hereby irrevocably and unconditionally:

(a)           submits for itself and its property in any legal action or proceeding relating to this Agreement and the Fixed Assets Collateral Documents (whether arising in contract, tort or otherwise) to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive (subject to Section 5.5(c) below) general jurisdiction of the courts of the State of New York sitting in the Borough of Manhattan, the courts of the United States for the Southern District of New York sitting in the Borough of Manhattan, and appellate courts from any thereof;

(b)           agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York state court or, to the fullest extent permitted by applicable law, in such federal court;

(c)           agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law and that nothing in this Agreement or any other Fixed Assets Document shall affect any right that any Collateral Agent, Representative or other Fixed Assets

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Claimholder may otherwise have to bring any action or proceeding relating to this Agreement or any other Fixed Assets Document against such Grantor or any of its assets in the courts of any jurisdiction;

(d)           waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Fixed Assets Collateral Document in any court referred to in Section 5.5(a) (and irrevocably waives to the fullest extent permitted by applicable law the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court);

(e)           consents to service of process in any such proceeding in any such court by registered or certified mail, return receipt requested, to the applicable party at its address provided in accordance with Section 5.7 (and agrees that nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law);

(f)            agrees that service as provided in Section 5.5(e) above is sufficient to confer personal jurisdiction over the applicable party in any such proceeding in any such court, and otherwise constitutes effective and binding service in every respect; and

(g)           waives, to the maximum extent not prohibited by law, any right it may have to claim or recover any special, exemplary, punitive or consequential damages.

SECTION 5.6                     WAIVER OF JURY TRIAL.

EACH PARTY HERETO, THE COMPANY AND OTHER GRANTOR HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER FIXED ASSETS DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT, BREACH OF DUTY, COMMON LAW, STATUTE OR ANY OTHER THEORY).  EACH PARTY HERETO AND THE COMPANY AND THE OTHER GRANTORS (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT EACH SUCH PARTY HERETO AND THE COMPANY AND EACH OTHER GRANTOR HAVE BEEN INDUCED TO ENTER INTO OR ACKNOWLEDGE THIS AGREEMENT AND THE OTHER FIXED ASSETS DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.  EACH PARTY HERETO AND THE COMPANY AND THE OTHER GRANTORS FURTHER REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

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SECTION 5.7                     Notices.

Unless otherwise specifically provided herein, any notice hereunder shall be in writing and may be personally served or sent by facsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of facsimile, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed.  For the purposes hereof, the addresses of the parties hereto shall be as set forth below each party’s name on the signature pages hereto or in the Joinder Agreement pursuant to which it becomes a party hereto, or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.

SECTION 5.8                     Further Assurances.

Each Representative and Collateral Agent, on behalf of itself and each other Fixed Assets Claimholder represented by it, and the Company and each other Grantor, agree that each of them shall take such further action and shall execute and deliver such additional documents and instruments (in recordable form, if requested) as any Representative and Collateral Agent may reasonably request to effectuate the terms of and the Lien priorities contemplated by this Agreement.

SECTION 5.9                     Agency Capacities.

Except as expressly provided herein, (a) Barclays Bank PLC is acting in the capacity of Initial Fixed Assets Representative and Initial Fixed Assets Collateral Agent solely for the Initial Credit Agreement Claimholders, (b) the Initial Other Representative and the Initial Other Collateral Agent is acting in the capacity of Representative and Collateral Agent, respectively, solely for the Initial Other Fixed Assets Claimholders, (c) each Replacement Representative and Replacement Collateral Agent is acting in the capacity of Representative and Collateral Agent, respectively, solely for the Replacement Credit Agreement Claimholders and (d) each other Representative and each other Collateral Agent is acting in the capacity of Representative and Collateral Agent, respectively, solely for the Other Fixed Assets Claimholders under the Other Fixed Assets Documents for which it is the named Representative or Collateral Agent, as the case may be, in the applicable Joinder Agreement.

SECTION 5.10              GOVERNING LAW.

THIS AGREEMENT, AND ANY DISPUTE, CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS AGREEMENT (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW RULES THAT WOULD RESULT IN THE APPLICATION OF A DIFFERENT GOVERNING LAW (OTHER THAN ANY MANDATORY PROVISIONS OF THE UCC RELATING TO THE LAW GOVERNING PERFECTION AND THE EFFECT OF PERFECTION OR PRIORITY OF THE SECURITY INTERESTS).

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SECTION 5.11              Binding on Successors and Assigns.

This Agreement shall be binding upon each Representative and each Collateral Agent, the Fixed Assets Claimholders, the Company and the other Grantors, and their respective successors and assigns from time to time.  If any of the Representatives and/or Collateral Agents resigns or is replaced pursuant to the applicable Fixed Assets Documents its successor shall be deemed to be a party to this Agreement and shall have all the rights of, and be subject to all the obligations of, this Agreement.  No provision of this Agreement will inure to the benefit of a trustee, debtor-in-possession, creditor trust or other representative of an estate or creditor of any Grantor, including where any such trustee, debtor-in-possession, creditor trust or other representative of an estate is the beneficiary of a Lien securing Collateral by virtue of the avoidance of such Lien in an Insolvency or Liquidation Proceeding.

SECTION 5.12              Section Headings.

Section headings and the Table of Contents used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

SECTION 5.13              Counterparts.

This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic imaging means), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission (e.g., “pdf” or “tif” format) shall be effective as delivery of a manually executed counterpart hereof.

SECTION 5.14              Other Fixed Assets Obligations.

(a)           To the extent, but only to the extent, not prohibited by the provisions of the Credit Agreement and the other Fixed Assets Documents, the Company may incur (i) additional Indebtedness (such Indebtedness, “Additional Fixed Assets Debt”), which for the avoidance of doubt shall include any Indebtedness incurred pursuant to a Refinancing, and Other Fixed Assets Obligations or other Replacement Credit Agreement Obligations after the date hereof that is secured on an equal and ratable basis with the Liens (other than any Declined Liens) securing the then-existing Fixed Assets Obligations and (ii) Other Fixed Assets Obligations.  Any such Additional Fixed Assets Debt and Other Fixed Assets Obligations or other Replacement Credit Agreement Obligations, as applicable, of a Series may be secured by a Lien on a ratable basis, in each case under and pursuant to the applicable Fixed Assets Collateral Documents of that Series, if, and subject to the condition that, the Additional Fixed Assets Collateral Agent and Additional Fixed Assets Representative of any such Additional Fixed Assets Debt, acting on behalf of the holders of such Additional Fixed Assets Debt and the holders of such Other Fixed Assets Obligations or Replacement Credit Agreement Obligations, as applicable, (such Additional Fixed Assets Collateral Agent, Additional Fixed Assets Representative and holders in respect of any Additional Fixed Assets Debt and the holders Other Fixed Assets Obligations or other Replacement Credit Agreement Obligations of such Series being referred to as “Additional Fixed Assets Claimholders”), each becomes a party to this Agreement by satisfying the conditions set forth in Section 5.14(b).

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(b)                                 In order for an Additional Fixed Assets Representative and Additional Fixed Assets Collateral Agent (including, in the case of a Replacement Credit Agreement, the Replacement Representative and the Replacement Collateral Agent in respect thereof) to become a party to this Agreement,

(i)                                     such Additional Fixed Assets Representative and such Additional Fixed Assets Collateral Agent shall have executed and delivered an instrument substantially in the form of Exhibit A (with such changes as may be reasonably approved by each Collateral Agent and such Additional Fixed Assets Representative and such Additional Fixed Assets Collateral Agent, as the case may be) pursuant to which such Additional Fixed Assets Representative becomes a Representative hereunder and such Additional Fixed Assets Collateral Agent becomes a Collateral Agent hereunder, and such Additional Fixed Assets Debt and the Other Fixed Assets Obligations or other Replacement Credit Agreement Obligations of such Series and the Additional Fixed Assets Claimholders of such Series become subject hereto and bound hereby;

(ii)                                  the Company shall have delivered to each Collateral Agent:

(a)                                 true and complete copies of each of the Other Fixed Assets Agreement or Replacement Credit Agreement, as applicable, and the Fixed Assets Collateral Documents for such Series, certified as being true and correct by a Responsible Officer of the Company;

(b)                                 a Designation substantially in the form of Exhibit B pursuant to which the Company shall (A) identify the Indebtedness to be designated as Other Fixed Assets Obligations or Replacement Credit Agreement Obligations, as applicable, and the initial aggregate principal amount or committed amount thereof, (B) specify the name and address of the Additional Fixed Assets Collateral Agent and Additional Fixed Assets Representative, (C) certify that such (x) Additional Fixed Assets Debt is permitted by each Fixed Assets Document and that the conditions set forth in this Section 5.14 are satisfied with respect to such Additional Fixed Assets Debt and the Other Fixed Assets Obligations or Replacement Credit Agreement Obligations, as applicable, of such Series and (D) in the case of a Replacement Credit Agreement, expressly state that such agreement giving rise to the new Indebtedness satisfies the requirements of a Replacement Credit Agreement and the Company elects to designate such agreement as a Replacement Credit Agreement; and

(iii)                               the Other Fixed Assets Documents or Replacement Credit Agreement Documents, as applicable, relating to such Additional Fixed Assets Debt shall provide, in a manner reasonably satisfactory to each Collateral Agent, that each Additional Fixed Assets Claimholder with respect to such Additional Fixed Assets Debt will be subject to and bound by the provisions of this Agreement in its capacity as a holder of such Additional Fixed Assets Debt.

(c)                                  Upon the execution and delivery of a Joinder Agreement by an Additional Fixed Assets Representative and an Additional Fixed Assets Collateral Agent, in each case, in

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accordance with this Section 5.14, each other Representative and Collateral Agent shall acknowledge such receipt thereof by countersigning a copy thereof, subject to the terms of this Section 5.14 and returning the same to such Additional Fixed Assets Representative and Additional Fixed Assets Collateral Agent, as applicable; provided that the failure of any Representative or Collateral Agent to so acknowledge or return shall not affect the status of such debt as Additional Fixed Assets Debt if the other requirements of this Section 5.14 are complied with.

SECTION 5.15                                                              Authorization.

By its signature, each Person executing this Agreement, on behalf of such party or Grantor but not in his or her personal capacity as a signatory, represents and warrants to the other parties hereto that it is duly authorized to execute this Agreement.

SECTION 5.16                                                              No Third Party Beneficiaries/ Provisions Solely to Define Relative Rights.

The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the Fixed Assets Claimholders in relation to one another.  None of the Company, any other Grantor or any other creditor thereof shall have any rights or obligations hereunder and no such Person is an intended beneficiary or third party beneficiary hereof, except, in each case, as expressly provided in this Agreement, and none of the Company or any other Grantor may rely on the terms hereof (other than Sections 2.4 and 2.8 and Article V).  Nothing in this Agreement is intended to or shall impair the obligations of any Grantor, which are absolute and unconditional, to pay the Fixed Assets Obligations as and when the same shall become due and payable in accordance with their terms.  Without limitation of any other provisions of this Agreement, the Company and each Grantor hereby (a) acknowledges that it has read this Agreement and consents hereto, (b) agrees that it will not take any action that would be contrary to the express provisions of this Agreement and (c) agrees to abide by the requirements expressly applicable to it under this Agreement.

SECTION 5.17                                                              No Indirect Actions.

Unless otherwise expressly stated, if a party may not take an action under this Agreement, then it may not take that action indirectly, or support any other Person in taking that action directly or indirectly.  “Taking an action indirectly” means taking an action that is not expressly prohibited for the party but is intended to have substantially the same effects as the prohibited action.

SECTION 5.18                                                              Additional Grantors.

Each Grantor agrees that it shall ensure that each of its Subsidiaries that is or is to become a party to any Fixed Assets Document shall either execute this Agreement on the date hereof or shall confirm that it is a Grantor hereunder pursuant to a joinder agreement substantially in the form attached hereto as Exhibit C that is executed and delivered by such Subsidiary prior to or concurrently with its execution and delivery of such Fixed Assets Document.

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SECTION 5.19                                                              ABL Intercreditor Agreement.

Notwithstanding anything herein to the contrary, the exercise of any right or remedy by any Representative or Collateral Agent hereunder is subject to the provisions of the ABL Intercreditor Agreement.  As between the ABL Claimholders (as defined in the ABL Intercreditor Agreement) on the one hand and the Fixed Assets Claimholders on the other, in the event of any conflict between the terms of the ABL Intercreditor Agreement and the terms of this Agreement, the terms of the ABL Intercreditor Agreement shall govern and control.  Solely as among the Fixed Assets Claimholders, in the event of any conflict between this Agreement and the ABL Intercreditor Agreement, the terms of this Agreement shall govern and control.

[Remainder of this page intentionally left blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BARCLAYS BANK PLC, as Initial Fixed Assets Representative and Initial Fixed Assets Collateral Agent

By:
Name:
Title:

[NOTICE ADDRESS]

[ ],
as Initial Other Collateral Agent

By:
Name:
Title:

[NOTICE ADDRESS]

[ ],
as Initial Other Representative

By:
Name:
Title:

[NOTICE ADDRESS]

Acknowledged and Agreed to by:

STAPLES, INC.

By:
Name:
Title:

[NOTICE ADDRESS]

[OTHER GRANTORS]

By:
Name:
Title:

Exhibit A
to Fixed Assets Pari Passu Intercreditor Agreement

FORM OF JOINDER AGREEMENT

JOINDER NO. [       ] dated as of [              ], 20[   ] (the “Joinder Agreement”) to the FIXED ASSETS PARI PASSU INTERCREDITOR AGREEMENT dated as of [         ], [  ], (the “Pari Passu Intercreditor Agreement”), among BARCLAYS BANK PLC, as Initial Fixed Assets Representative and as Initial Fixed Assets Collateral Agent, [                  ], as Initial Other Representative, and [                  ], as Initial Other Collateral Agent, and the additional Representatives and Collateral Agents from time to time a party thereto, and acknowledged and agreed to by STAPLES, INC., a Delaware corporation (the “Company”) and the other Grantors signatory thereto.

A.                                    Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Pari Passu Intercreditor Agreement.

B.                                    As a condition to the ability of the Company to incur [Other Fixed Assets Obligations][Replacement Credit Agreement Obligations under the Replacement Credit Agreement] and to secure such [Other Fixed Assets Obligations][Replacement Credit Agreement Obligations] with the liens and security interests created by the [Other Fixed Assets Collateral Documents][Replacement Credit Agreement Collateral Documents], the Additional Fixed Assets Representative in respect thereof is required to become a Representative and the Additional Fixed Assets Collateral Agent in respect thereof is required to become a Collateral Agent and the Fixed Assets Claimholders in respect thereof are required to become subject to and bound by, the Pari Passu Intercreditor Agreement.  Section 5.14 of the Pari Passu Intercreditor Agreement provides that such Additional Fixed Assets Representative may become a Representative, such Additional Fixed Assets Collateral Agent may become a Collateral Agent and such Additional Fixed Assets Claimholders may become subject to and bound by the Pari Passu Intercreditor Agreement, pursuant to the execution and delivery by the Additional Fixed Assets Representative and the Additional Fixed Assets Collateral Agent of an instrument in the form of this Joinder Agreement and the satisfaction of the other conditions set forth in Section 5.14 of the Pari Passu Intercreditor Agreement.  The undersigned Additional Fixed Assets Representative (the “New Representative”) and Additional Fixed Assets Collateral Agent (the “New Collateral Agent”) are executing this Joinder Agreement in accordance with the requirements of the Pari Passu Intercreditor Agreement.

Accordingly, the New Representative and the New Collateral Agent agree as follows:

SECTION 1.                            In accordance with Section 5.14 of the Pari Passu Intercreditor Agreement, (i) the New Representative and the New Collateral Agent by their signatures below become a Representative and a Collateral Agent respectively, under, and the related Additional Fixed Assets Debt and Additional Fixed Assets Claimholders become subject to and bound by, the Pari Passu Intercreditor Agreement with the same force and effect as if the New Representative and New Collateral Agent had originally been named therein as a Representative or a Collateral

Exhibit A - Page 1

Agent, respectively, and hereby agree to all the terms and provisions of the Pari Passu Intercreditor Agreement applicable to them as Representative, Collateral Agent and Additional Fixed Assets Claimholders, respectively.

SECTION 2.                            Each of the New Representative and New Collateral Agent represent and warrant to each other Collateral Agent, each other Representative and the other Fixed Assets Claimholders, individually, that (i) it has full power and authority to enter into this Joinder Agreement, in its capacity as [agent][trustee], (ii) this Joinder Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability, and (iii) the Fixed Assets Documents relating to such Additional Fixed Assets Debt provide that, upon the New Representative’s and the New Collateral Agent’s entry into this Joinder Agreement, the Additional Fixed Assets Claimholders represented by them will be subject to and bound by the provisions of the Pari Passu Intercreditor Agreement.

SECTION 3.                            This Joinder Agreement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Joinder Agreement shall become effective when each Collateral Agent and Representative shall have received a counterpart of this Joinder Agreement that bears the signatures of the New Representative and the New Collateral Agent.  Delivery of an executed signature page to this Joinder Agreement by facsimile transmission or other electronic means shall be effective as delivery of a manually signed counterpart of this Joinder Agreement.

SECTION 4.                            Except as expressly supplemented hereby, the Pari Passu Intercreditor Agreement shall remain in full force and effect.

SECTION 5.                            THIS JOINDER AGREEMENT, AND ANY DISPUTE, CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS JOINDER AGREEMENT (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW RULES THAT WOULD RESULT IN THE APPLICATION OF A DIFFERENT GOVERNING LAW (OTHER THAN ANY MANDATORY PROVISIONS OF THE UCC RELATING TO THE LAW GOVERNING PERFECTION AND THE EFFECT OF PERFECTION OR PRIORITY OF THE SECURITY INTERESTS).

SECTION 6.                            Any provision of this Joinder Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and in the Pari Passu Intercreditor Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  The parties hereto shall endeavor in good-faith negotiations to replace any invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to those of the invalid, illegal or unenforceable provisions.

Exhibit A - Page 2

SECTION 7.                            All communications and notices hereunder shall be in writing and given as provided in Section 5.7 of the Pari Passu Intercreditor Agreement.  All communications and notices hereunder to the New Representative and the New Collateral Agent shall be given to them at their respective addresses set forth below their signatures hereto.

SECTION 8.                            Sections 5.8 and 5.9 of the Pari Passu Intercreditor Agreement are hereby incorporated herein by reference.

[Remainder of this page intentionally left blank]

Exhibit A - Page 3

IN WITNESS WHEREOF, the New Representative and New Collateral Agent have duly executed this Joinder Agreement to the Pari Passu Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW REPRESENTATIVE], as [ ] for the holders of [ ],

By:
Name:
Title:

Address for notices:

attention of:
Telecopy:

[NAME OF NEW COLLATERAL AGENT], as [ ] for the holders of [ ],

By:
Name:
Title:

Address for notices:

attention of:
Telecopy:

Exhibit A - Page 4

Receipt acknowledged by: BARCLAYS BANK PLC, as Initial Fixed Assets Representative and Initial Fixed Assets Collateral Agent

By:
Name:
Title:

[ ],
as Initial Other Representative

By:
Name:
Title:

[ ],
as Initial Other Collateral Agent

By:
Name:
Title:

[OTHERS AS NEEDED]

Exhibit A - Page 5

Exhibit B
to Fixed Assets Pari Passu Intercreditor Agreement

[FORM OF]
DEBT DESIGNATION

Reference is made to the Fixed Assets Pari Passu Intercreditor Agreement dated as of            , 20   (as amended, restated, supplemented or otherwise modified from time to time, the “Pari Passu Intercreditor Agreement”) among BARCLAYS BANK PLC, as Initial Fixed Assets Representative and Initial Fixed Assets Collateral Agent, [         ], as Initial Other Representative, and [          ], as Initial Other Collateral Agent, and the additional Representatives and Collateral Agents from time to time a party thereto, and acknowledged and agreed to by STAPLES, INC., a Delaware corporation (the “Company”) and the other Grantors signatory thereto.  Capitalized terms used but not otherwise defined herein have the meanings assigned to them in the Pari Passu Intercreditor Agreement.  This Debt Designation is being executed and delivered in order to designate [additional Indebtedness and other related Fixed Assets Obligations][Credit Agreement Obligations] entitled to the benefit and subject to the terms of the Pari Passu Intercreditor Agreement.

The undersigned, the duly appointed [specify title] of the Company hereby certifies on behalf of the Company that:

(a)                                 [insert name of the Company or other Grantor] intends to incur Indebtedness in the initial aggregate [principal/committed amount] of [            ]  pursuant to the following agreement:  [describe [credit agreement, indenture, other agreement giving rise to Additional Fixed Assets Debt][Replacement Credit Agreement (“New Agreement”)]] which will be [Other Fixed Assets Obligations][Replacement Credit Agreement Obligations];

(b)                                 (i) the name and address of the [Additional Fixed Assets Representative for the Additional Fixed Assets Debt and the related Other Fixed Assets Obligations][Replacement Representative for the Replacement Credit Agreement] is:

Telephone:

Fax:

(ii) the name and address of the Additional Fixed Assets Collateral Agent for the Additional Fixed Assets Debt and the Other Fixed Assets Obligations or Replacement Credit Agreement Obligations, as applicable, is:

Exhibit B - Page 1

Telephone:

Fax:

[and]

(a)                                 such Additional Fixed Assets Debt and the Other Fixed Assets Obligations or Replacement Credit Agreement Obligations of such Series is permitted by each Fixed Assets Document and the conditions set forth in Section 5.14 of the Pari Passu Intercreditor Agreement are satisfied with respect to such [Additional Fixed Assets Debt and the Other Fixed Assets Obligations or Replacement Credit Agreement Obligations, [insert for Replacement Credit Agreements only: ; and

(b)                                 the New Agreement satisfies the requirements of a Replacement Credit Agreement and is hereby designated as a Replacement Credit Agreement].

Exhibit B - Page 2

IN WITNESS WHEREOF, the Company has caused this Debt Designation to be duly executed by the undersigned officer as of                    , 20    .

STAPLES, INC.

By:
Name:
Title:

Exhibit B - Page 3

Exhibit C
to Fixed Assets Pari Passu Intercreditor Agreement

FORM OF GRANTOR JOINDER AGREEMENT

GRANTOR JOINDER AGREEMENT NO. [ ] “this “Grantor Joinder Agreement”) dated as of [      ], 20[  ] to the PARI PASSU INTERCREDITOR AGREEMENT dated as of [      ], 20[  ] (the “Pari Passu Intercreditor Agreement”), among BARCLAYS BANK PLC, as Initial Fixed Assets Representative and Initial Fixed Assets Collateral Agent, and the additional Representatives and Collateral Agents from time to time a party thereto, and acknowledged and agreed to by STAPLES, INC., a Delaware corporation (the “Company”) and certain subsidiaries of the Company (each a “Grantor”).

Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Pari Passu Intercreditor Agreement.

The undersigned, [                    ], a [                     ], (the “New Grantor”) wishes to acknowledge and agree to the Pari Passu Intercreditor Agreement and become a party thereto to the limited extent contemplated by Section 5.16 thereof and to acquire and undertake the rights and obligations of a Grantor thereunder.

Accordingly, the New Grantor agrees as follows for the benefit of the Representatives, the Collateral Agents and the Fixed Assets Claimholders:

Section 1.                                           Accession to the Pari Passu Intercreditor Agreement.  The New Grantor (a) acknowledges and agrees to, and becomes a party to the Pari Passu Intercreditor Agreement as a Grantor to the limited extent contemplated by Section 5.16 thereof, (b) agrees to all the terms and provisions of the Pari Passu Intercreditor Agreement and (c) shall have all the rights and obligations of a Grantor under the Pari Passu Intercreditor Agreement.  This Grantor Joinder Agreement supplements the Pari Passu Intercreditor Agreement and is being executed and delivered by the New Grantor pursuant to Section 5.18 of the Pari Passu Intercreditor Agreement.

Section 2.                                           Representations, Warranties and Acknowledgement of the New Grantor.  The New Grantor represents and warrants to each Representative, each Collateral Agent and to the Fixed Assets Claimholders that (a) it has full power and authority to enter into this Grantor Joinder Agreement, in its capacity as Grantor and (b) this Grantor Joinder Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms of this Grantor Joinder Agreement.

Section 3.                                           Counterparts.  This Grantor Joinder Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  Delivery of an executed counterpart of a signature page of this Grantor Joinder Agreement or any document or instrument delivered in connection herewith by telecopy or other electronic means shall be effective as delivery of a manually executed counterpart of this Grantor Joinder Agreement or such other document or instrument, as applicable.

Exhibit C - Page 1

Section 4.                                           Section Headings.  Section heading used in this Grantor Joinder Agreement are for convenience of reference only and are not to affect the construction hereof or to be taken in consideration in the interpretation hereof.

Section 5.                                           Benefit of Agreement.  The agreements set forth herein or undertaken pursuant hereto are for the benefit of, and may be enforced by, any party to the Pari Passu Intercreditor Agreement subject to any limitations set forth in the Pari Passu Intercreditor Agreement with respect to the Grantors.

Section 6.                                           Governing Law.  THIS GRANTOR JOINDER AGREEMENT, AND ANY DISPUTE, CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS AGREEMENT (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW RULES THAT WOULD RESULT IN THE APPLICATION OF A DIFFERENT GOVERNING LAW (OTHER THAN ANY MANDATORY PROVISIONS OF THE UCC RELATING TO THE LAW GOVERNING PERFECTION AND THE EFFECT OF PERFECTION OR PRIORITY OF THE SECURITY INTERESTS).

Section 7.                                           Severability.  In case any one or more of the provisions contained in this Grantor Joinder Agreement should be held invalid, illegal or unenforceable in any respect, none of the parties hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Pari Passu Intercreditor Agreement shall not in any way be affected or impaired.  The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 8.                                           Notices.  All communications and notices hereunder shall be in writing and given as provided in Section 5.7 of the Pari Passu Intercreditor Agreement.  All communications and notices hereunder to the New Grantor shall be given to it at the address set forth under its signature hereto, which information supplements Section 5.7 of the Pari Passu Intercreditor Agreement.

Exhibit C - Page 2

IN WITNESS WHEREOF, the New Grantor has duly executed this Grantor Joinder Agreement to the Pari Passu Intercreditor Agreement as of the day and year first above written.

[ ]

By
Name:
Title:

Address:

Exhibit C - Page 3

EXHIBIT G-1

FORM OF SOLVENCY CERTIFICATE (CLOSING DATE)

To the Administrative Agent and each of the Lenders party to the Credit Agreement referred to below:

I, the undersigned, the Chief Financial Officer of STAPLES, INC., a corporation organized under the laws of the State of Delaware (“Staples”), in that capacity only and not in my individual capacity (and without personal liability), do hereby certify as of the date hereof, and based upon (i) facts and circumstances as they exist as of the date hereof (and disclaiming any responsibility for changes in such fact and circumstances after the date hereof) and (ii) such materials and information as I have deemed relevant to the determination of the matters set forth in this certificate, that:

1.                                      This certificate is furnished to the Administrative Agent and the Lenders pursuant to Section 4.01(e) of the Term Loan Credit Agreement, dated as of February 2, 2016, among Staples Escrow, LLC, a limited liability company organized under the laws of the State of Delaware (the “Escrow Borrower”), as Borrower, Staples, BARCLAYS BANK PLC, as Administrative Agent and Collateral Agent, and the Lenders and the other agents from time to time party thereto (the “Credit Agreement”). Unless otherwise defined herein, capitalized terms used in this certificate shall have the meanings set forth in the Credit Agreement.

2.                                      For purposes of this certificate, the terms below shall have the following definitions:

(a)                                 “Fair Value”

The amount at which the assets (both tangible and intangible), in their entirety, of Staples and the Escrow Borrower taken as a whole would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

(b)                                 “Present Fair Salable Value”

The aggregate amount of net consideration that could be expected to be realized from an interested purchaser by a seller, in an arm’s length transaction under present conditions in a current market for the sale of assets of a comparable business enterprise, where both parties are aware of all relevant facts and neither party is under any compulsion to act, where such seller is interested in disposing of an entire operation as a going concern, presuming the business will be continued, in its present form and character, and with reasonable promptness, not to exceed one year.

(c)                                  “Stated Liabilities”

The recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of Staples and the Escrow Borrower taken as a whole, as of the date hereof after giving effect to the consummation of the Transactions on the Closing Date

G-1-1

(including the execution and delivery of the Credit Agreement, the Escrow Agreement and any other applicable Loan Documents and the initial borrowing of the loans under the Credit Agreement), determined in accordance with GAAP consistently applied.

(d)                                 “Identified Contingent Liabilities”

The maximum estimated amount of liabilities reasonably likely to result from pending litigation, asserted claims and assessments, guaranties, uninsured risks and other contingent liabilities of Staples and the Escrow Borrower taken as a whole after giving effect to the Transactions on the Closing Date (including the execution and delivery of the Credit Agreement, the Escrow Agreement and any other applicable Loan Documents and the initial borrowing of the loans under the Credit Agreement) (including all fees and expenses related thereto but exclusive of such contingent liabilities to the extent reflected in Stated Liabilities), as identified and explained in terms of their nature and estimated magnitude by responsible officers of Staples.

(e)                                  “Can pay their Stated Liabilities and Identified Contingent Liabilities as they mature”

Staples and the Escrow Borrower taken as a whole after giving effect to the Transactions on the Closing Date (including the execution and delivery of the Credit Agreement, the Escrow Agreement and any other applicable Loan Documents and the initial borrowing of the loans under the Credit Agreement) have sufficient assets and cash flow to pay their respective Stated Liabilities and Identified Contingent Liabilities as those liabilities mature or (in the case of contingent liabilities) otherwise become payable.

(f)                                   “Do not have Unreasonably Small Capital”

Staples and the Escrow Borrower taken as a whole after giving effect to the Transactions on the Closing Date (including the execution and delivery of the Credit Agreement, the Escrow Agreement and any other applicable Loan Documents and the initial borrowing of the loans under the Credit Agreement) have sufficient capital to ensure that it is a going concern.

3.                                      For purposes of this certificate, I, or officers of Staples under my direction and supervision, have performed the following procedures as of and for the periods set forth below.

(a)                                 I have reviewed the financial statements (including the pro forma financial statements) referred to in Sections 5.01(a) and (b) and Section 3.04(b) of the Credit Agreement.

(b)                                 I have knowledge of and have reviewed to my satisfaction the Credit Agreement.

(c)                                  As chief financial officer of Staples, I am familiar with the financial condition of Staples and the Escrow Borrower.

G-1-2

4.                                      Based on and subject to the foregoing, I hereby certify on behalf of Staples that after giving effect to the consummation of the Transactions on the Closing Date (including the execution and delivery of the Credit Agreement, the Escrow Agreement and any other applicable Loan Documents and the initial borrowing of the loans under the Credit Agreement), it is my opinion that (i) each of the Fair Value and the Present Fair Salable Value of the assets of Staples and the Escrow Borrower taken as a whole exceed their Stated Liabilities and Identified Contingent Liabilities; (ii) Staples and the Escrow Borrower taken as a whole do not have Unreasonably Small Capital; and (iii) Staples and the Escrow Borrower taken as a whole can pay their Stated Liabilities and Identified Contingent Liabilities as they mature.

G-1-3

IN WITNESS WHEREOF, Staples has caused this certificate to be executed on its behalf by its Chief Financial Officer this    day of                .

[ ]

By:
Name:
Title: Chief Financial Officer

G-1-4

EXHIBIT G-2

FORM OF SOLVENCY CERTIFICATE (ACQUISITION EFFECTIVE DATE)

To the Administrative Agent and each of the Lenders party to the Credit Agreement referred to below:

I, the undersigned, the Chief Financial Officer of STAPLES, INC., a corporation organized under the laws of the State of Delaware (“Staples” or the “Borrower”), in that capacity only and not in my individual capacity (and without personal liability), do hereby certify as of the date hereof, and based upon (i) facts and circumstances as they exist as of the date hereof (and disclaiming any responsibility for changes in such fact and circumstances after the date hereof) and (ii) such materials and information as I have deemed relevant to the determination of the matters set forth in this certificate, that:

1.                                      This certificate is furnished to the Administrative Agent and the Lenders pursuant to Section 4.02(f) of the Term Loan Credit Agreement, dated as of February 2, 2016, among Staples (as successor to Staples Escrow, LLC, a limited liability company organized under the laws of the State of Delaware), as Borrower, BARCLAYS BANK PLC, as Administrative Agent and Collateral Agent, and the Lenders and the other agents from time to time party thereto (the “Credit Agreement”). Unless otherwise defined herein, capitalized terms used in this certificate shall have the meanings set forth in the Credit Agreement.

2.                                      For purposes of this certificate, the terms below shall have the following definitions:

(a)                                 “Fair Value”

The amount at which the assets (both tangible and intangible), in their entirety, of the Borrower and its Restricted Subsidiaries taken as a whole would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

(b)                                 “Present Fair Salable Value”

The aggregate amount of net consideration that could be expected to be realized from an interested purchaser by a seller, in an arm’s length transaction under present conditions in a current market for the sale of assets of a comparable business enterprise, where both parties are aware of all relevant facts and neither party is under any compulsion to act, where such seller is interested in disposing of an entire operation as a going concern, presuming the business will be continued, in its present form and character, and with reasonable promptness, not to exceed one year.

(c)                                  “Stated Liabilities”

The recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of the Borrower and its Restricted Subsidiaries taken as a whole, as of the date hereof after giving effect to the consummation of the Transactions on the Acquisition

G-2-1

Effective Date (including the entry into the Borrower Assumption Agreement, the other Loan Documents, the ABL Credit Agreement and the ABL Loan Documents, the initial borrowing under the ABL Credit Agreement, and the release of the Loan proceeds from the Escrow Account and the use of such proceeds on the date hereof), determined in accordance with GAAP consistently applied.

(d)                                 “Identified Contingent Liabilities”

The maximum estimated amount of liabilities reasonably likely to result from pending litigation, asserted claims and assessments, guaranties, uninsured risks and other contingent liabilities of the Borrower and its Restricted Subsidiaries taken as a whole after giving effect to the Transactions on the Acquisition Effective Date (including the entry into the Borrower Assumption Agreement, the other Loan Documents, the ABL Credit Agreement and the ABL Loan Documents, the initial borrowing under the ABL Credit Agreement, and the release of the Loan proceeds from the Escrow Account and the use of such proceeds on the date hereof) (including all fees and expenses related thereto but exclusive of such contingent liabilities to the extent reflected in Stated Liabilities), as identified and explained in terms of their nature and estimated magnitude by responsible officers of the Borrower.

(e)                                  “Can pay their Stated Liabilities and Identified Contingent Liabilities as they mature”

Borrower and its Restricted Subsidiaries taken as a whole after giving effect to the Transactions on the Acquisition Effective Date (including the entry into the Borrower Assumption Agreement, the other Loan Documents, the ABL Credit Agreement and the ABL Loan Documents, the initial borrowing under the ABL Credit Agreement, and the release of the Loan proceeds from the Escrow Account and the use of such proceeds on the date hereof) have sufficient assets and cash flow to pay their respective Stated Liabilities and Identified Contingent Liabilities as those liabilities mature or (in the case of contingent liabilities) otherwise become payable.

(f)                                   “Do not have Unreasonably Small Capital”

Borrower and its Restricted Subsidiaries taken as a whole after giving effect to the Transactions on the Acquisition Effective Date (including the entry into the Borrower Assumption Agreement, the other Loan Documents, the ABL Credit Agreement and the ABL Loan Documents, the initial borrowing under the ABL Credit Agreement, and the release of the Loan proceeds from the Escrow Account and the use of such proceeds on the date hereof) have sufficient capital to ensure that it is a going concern.

3.                                      For purposes of this certificate, I, or officers of Borrower under my direction and supervision, have performed the following procedures as of and for the periods set forth below.

(a)                                 I have reviewed the financial statements (including the pro forma financial statements) referred to in Sections 5.01(a) and (b) and Section 3.04(b) of the Credit Agreement.

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(b)                                 I have knowledge of and have reviewed to my satisfaction the Credit Agreement.

(c)                                  As chief financial officer of Borrower, I am familiar with the financial condition of Borrower and its Restricted Subsidiaries.

4.                                      Based on and subject to the foregoing, I hereby certify on behalf of Borrower that after giving effect to the consummation of the Transactions on the Acquisition Effective Date (including the entry into the Borrower Assumption Agreement, the other Loan Documents, the ABL Credit Agreement and the ABL Loan Documents, the initial borrowing under the ABL Credit Agreement, and the release of the Loan proceeds from the Escrow Account and the use of such proceeds on the date hereof), it is my opinion that (i) each of the Fair Value and the Present Fair Salable Value of the assets of Borrower and its Restricted Subsidiaries taken as a whole exceed their Stated Liabilities and Identified Contingent Liabilities; (ii) Borrower and its Restricted Subsidiaries taken as a whole do not have Unreasonably Small Capital; and (iii) Borrower and its Restricted Subsidiaries taken as a whole can pay their Stated Liabilities and Identified Contingent Liabilities as they mature.

G-2-3

IN WITNESS WHEREOF, Borrower has caused this certificate to be executed on its behalf by its Chief Financial Officer this    day of                         .

[ ]

By:
Name:
Title: Chief Financial Officer

G-2-4

EXHIBIT H

FORM OF SUBORDINATED INTERCOMPANY NOTE

Date:  [   ]

FOR VALUE RECEIVED, each of the undersigned (and its successors), to the extent a borrower from time to time with respect to any loan (a “Loan”) from any other entity listed on the signature page hereto (each, in such capacity, a “Payor”), hereby promises to pay on demand to such other entity listed below (each, in such capacity, a “Payee”) or its assigns, in immediately available funds in the currencies as shall be agreed from time to time between such Payor and Payee (or its assigns) at such location as the applicable Payee (or its assigns) shall from time to time designate, the unpaid principal amount of all Loans made by such Payee to such Payor.  Each Payor promises also to pay interest, if any, on the unpaid principal amount of all such loans in like money at said location from the date of such loans and advances until paid at such rate per annum as shall be agreed upon from time to time by such Payor and such Payee (or its assigns).

This intercompany note (“Note”) is a Subordinated Intercompany Note referred to in (i) the Term Loan Credit Agreement, dated as of February 2, 2016 (as amended, restated, amended and restated, extended, refinanced, replaced, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among STAPLES, INC., a Delaware corporation (as successor to STAPLES ESCROW, LLC, a Delaware limited liability company, the “Borrower”), BARCLAYS BANK PLC, as Administrative Agent and Collateral Agent, and the Lenders and the other agents from time to time party thereto and (ii) the ABL Credit Agreement, dated as of [  ], 2016 (as amended, restated, amended and restated, extended, refinanced, replaced, supplemented or otherwise modified in writing from time to time, the “ABL Credit Agreement”), among the Borrower, certain Subsidiaries of the Borrower, BANK OF AMERICA, N.A., as ABL Administrative Agent (together with the Administrative Agent, the “Administrative Agents”), and the Lenders (as defined in the ABL Credit Agreement) and the other agents from time to time party thereto. Capitalized terms used in this Note and not otherwise defined herein have the meanings specified in the Credit Agreement.

This Note evidences an Indebtedness of the type described in Section 6.01(c) of the Credit Agreement where (i) the Payor is a Loan Party and (ii) the Payee is a Restricted Subsidiary that is not a Loan Party (where clauses (i) and (ii) are satisfied, any such Payor and Payee with respect to any such Indebtedness, an “Affected Payor” or “Affected Payee”, as relevant).

Each Payee is hereby authorized (but not required) to record all Loans made by it to any Payor (all of which shall be evidenced by this Note), and all repayments or prepayments thereof, in its books and records, such books and records constituting prima facie evidence of the accuracy of the information contained therein.

Anything in this Note to the contrary notwithstanding, the indebtedness evidenced by this Note owed by an Affected Payor to any Affected Payee shall be subordinate and junior in right of payment, to the extent and in the manner hereinafter set forth, to all Obligations (as defined in the Credit Agreement, the “Fixed Asset Obligations”) and all Obligations (as defined in the ABL Credit Agreement, the “ABL Obligations” and, together with the Fixed Asset Obligations, the “Senior Obligations”) of such Affected Payor, including, without limitation, where applicable, under such Affected Payor’s guarantee of the Senior Obligations (the Senior Obligations and the foregoing obligations (including any obligations in connection with any renewal, refunding, restructuring or refinancing thereof), including interest thereon, if any, accruing after the commencement of any proceedings referred to in clause (i) below, whether or not such interest is an allowed or allowable claim in such proceeding, being hereinafter collectively referred to as “Senior Indebtedness”):

(i)                                     In the event of any insolvency or bankruptcy proceedings, and any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relative to any Affected Payor or to its creditors, as such, or to its property, and in the event of any proceedings for voluntary liquidation, dissolution or other winding up of such Affected Payor, whether or not involving insolvency or bankruptcy, then (x) the holders of Senior Indebtedness shall be paid in full in respect of all amounts constituting Senior Indebtedness (other than contingent obligations) before any Affected Payee is entitled to receive (whether directly or indirectly), or make any demands for, any payment on account of this Note and (y) until the holders of Senior Indebtedness are paid in full in respect of all amounts constituting Senior Indebtedness (other than contingent obligations), any payment or distribution to which such Affected Payee would otherwise be entitled (other than (A) equity securities or (B) debt securities of such issuer that are subordinated, to at least the same extent as this Note, to the payment of all Senior Indebtedness then outstanding (such securities being hereinafter referred to as “Restructured Debt Securities”)) in respect of this Note shall be made to the holders of Senior Indebtedness;

(ii)                                  (x) if any Event of Default under Sections 7.02(a), (b), (h) or (i) of the Credit Agreement, as applicable, occurs and is continuing with respect to any Senior Indebtedness and (y)  the Administrative Agent or the ABL Administrative Agent, as the case may be, delivers prior written notice to the Borrower instructing the Borrower that the Administrative Agent or the ABL Administrative Agent, as the case may be, is thereby exercising its rights pursuant to this clause (ii) (provided that no such notice shall be required to be given in the case of any Event of Default arising under Sections 7.02(h) or (i) of the Credit Agreement), then no payment or distribution of any kind or character shall be made by or on behalf of the Affected Payor or any other Person on its behalf with respect to this Note; and

(iii)                               if any payment or distribution of any character, whether in cash, securities or other property (other than Restructured Debt Securities), in respect of this Note shall (despite these subordination provisions) be received by any Payee in violation of clause (i) or (ii) before all Senior Indebtedness shall have been paid in full (other than contingent obligations not yet accrued and payable and Letters of Credit backstopped or Cash Collateralized), such payment or distribution shall be held for the benefit of, and shall be paid over or delivered to, the holders of Senior Indebtedness (or their representatives), ratably according to the respective aggregate amounts remaining unpaid thereon, to the extent necessary to pay all Senior Indebtedness (other than contingent obligations not yet accrued and payable and letters of credit backstopped or cash collateralized) in full.

Upon the cure of items (i), (ii) and (iii) above, all such payments or distributions that are prohibited or modified by such items shall be automatically permitted to be made as if such items had no effect.

To the fullest extent permitted by law, no present or future holder of Senior Indebtedness shall be prejudiced in its right to enforce the subordination of this Note by any act or failure to act on the part of any Affected Payor or by any act or failure to act on the part of such holder or any trustee or agent for such holder.  Each Affected Payee and each Affected Payor hereby agree that the subordination of this Note is for the benefit of the Administrative Agent, the Lenders and the other Secured Parties (collectively, the “Fixed Asset Creditors”) and the ABL Administrative Agent, the Lenders (as defined in the ABL Credit Agreement) and the other Secured Parties (as defined in the ABL Credit Agreement) (collectively, the “ABL Creditors” and, together with the Fixed Asset Creditors, the “Senior Facility Creditors”), and the Senior Facility Creditors are obligees under this Note to the same extent as if their names were written herein as such, and the Administrative Agents, on behalf of themselves or the other Senior Facility Creditors, as applicable, may proceed to enforce the subordination provisions herein to the extent applicable.  Notwithstanding anything to the contrary contained herein, the right to enforce the subordination of this Note may only be enforced by the Administrative Agents on behalf of the holder of any Senior Indebtedness. The foregoing subordination provisions shall be enforceable in any insolvency event in accordance with its terms and shall constitute a “subordination agreement” for purposes of the United States Bankruptcy Code. The foregoing subordination provisions shall not be amended or otherwise modified without the express written consent of the Senior Facility Creditors. Each of the holders of Senior Indebtedness is an express third party beneficiary of the foregoing subordination provisions of this Note.

Nothing contained in the subordination provisions set forth above is intended to or will impair, as between each Payor and each Payee, the obligations of such Payor, which are absolute and unconditional, to pay to such Payee the principal of and interest, if any, on this Note as and when due and payable in accordance with its terms, or is intended to or will affect the relative rights of such Payee and other creditors of such Payor other than the holders of Senior Indebtedness.  For the avoidance of doubt, this Note as between each Payor and each Payee contains additional terms to any intercompany loan agreement between them and this Note does not in any way replace such intercompany loans between them nor does this Note in any way change the principal amount of any intercompany loans between them.

Each Payor hereby waives (to the extent permitted by applicable law) presentment, demand, protest or notice of any kind in connection with this Note.  Except to the extent of any taxes required by law to be withheld, all payments under this Note shall be made without offset, counterclaim or deduction of any kind.

This Note shall be binding upon each Payor and its successors and permitted assigns, and the terms and provisions of this Note shall inure to the benefit of each Payee and its successors and permitted assigns, including subsequent holders hereof.

From time to time after the date hereof, additional Subsidiaries of Holdings may become parties hereto (as Payor and/or Payee, as the case may be) by executing a counterpart signature page to this Note (each additional subsidiary, an “Additional Party”).  Upon delivery of such counterpart signature page to the Payees, notice of which is hereby waived by the other Payors and Payees, each Additional Party shall be a Payor and/or a Payee, as the case may be, and shall be as fully a party hereto as if such Additional Party were an original signatory hereof.  Each Payor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Payor or Payee hereunder.  This Note shall be fully effective as to any Payor or Payee that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Payor or Payee hereunder.

Indebtedness governed by this Note shall be maintained in “registered form” within the meaning of Section 163(f) of the Internal Revenue Code of 1986, as amended.  The Payor or its designee (which shall, at the Administrative Agents’ request, be the Administrative Agents) shall record the transfer of the right to payments of principal and interest on the indebtedness governed by this Note to holders of the Senior Indebtedness in a register (the “Register”), and no such transfer shall be effective until entered in the Register.

THIS NOTE AND ANY DISPUTE, CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS AGREEMENT (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW RULES THAT WOULD RESULT IN THE APPLICATION OF A DIFFERENT GOVERNING LAW.

[Signature Pages Follow]

IN WITNESS WHEREOF, each Payor and Payee has caused this Intercompany Note to be executed and delivered by its proper and duly authorized officer as of the date set forth above.

[ ]

By:
Name:
Title:

EXHIBIT I

FORM OF NOTE

LENDER: [ ]	[New York, New York]
PRINCIPAL AMOUNT: $[ ]	[Date]

FOR VALUE RECEIVED, the undersigned, [STAPLES ESCROW, LLC, a Delaware limited liability company](33) [STAPLES, INC., a Delaware corporation](34) (together with its successors and permitted assigns, the “Borrower”), hereby promises to pay to the Lender set forth above (the “Lender”) or its permitted registered assigns, in lawful money of the United States of America in immediately available funds at the Administrative Agent’s Office (such term, and each other capitalized term used but not defined herein, having the meaning assigned to it in the Term Loan Credit Agreement, dated as of February 2, 2016 (as amended, restated, amended and restated, extended, refinanced, replaced, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among the Borrower, BARCLAYS BANK PLC, as Administrative Agent and Collateral Agent, and the Lenders and the other agents from time to time party thereto), (i) on the dates set forth in the Credit Agreement, the principal amounts set forth in the Credit Agreement with respect to the Loans made by the Lender to the Borrower pursuant to the Credit Agreement and (ii) on each Interest Payment Date, interest at the rate or rates per annum as provided in the Credit Agreement on the unpaid principal amount of all Loans made by the Lender to the Borrower pursuant to the Credit Agreement.

The Borrower hereby promises to pay interest, on written demand, on any overdue principal and, to the extent permitted by law, overdue interest from their due dates at the rate or rates provided in the Credit Agreement.

The Borrower hereby waives, to the extent permitted by applicable law, diligence, presentment, demand, protest and notice of any kind whatsoever, subject to entry in the Register.  The non-exercise by the holder hereof of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

All borrowings evidenced by this Note and all payments and prepayments of the principal hereof and interest hereon and the respective dates thereof shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, however, that the failure of the holder hereof to make such a notation or any error in such notation shall not affect the obligations of the Borrower under this Note.

This Note is one of the Notes referred to in the Credit Agreement that, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for optional and mandatory prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified.

(33)  Prior to the Acquisition Effective Date.

(34)  From and after the Acquisition Effective Date.

THIS NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE CREDIT AGREEMENT.  TRANSFERS OF THIS NOTE MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF THE CREDIT AGREEMENT.

THIS NOTE AND ANY DISPUTE, CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS AGREEMENT (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW RULES THAT WOULD RESULT IN THE APPLICATION OF A DIFFERENT GOVERNING LAW.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the Borrower has caused this Note to be executed and delivered by its duly authorized officer as of the day and year and at the place set for the above.

[STAPLES ESCROW, LLC][STAPLES, INC.]

By:
Name:
Title:

LOANS AND PAYMENTS

Date	Amount of Loan	Maturity Date	Payments of Principal/Interest	Principal Balance of Note	Name of Person Making the Notation

EXHIBIT J-1

FORM OF
UNITED STATES TAX COMPLIANCE CERTIFICATE
(For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Term Loan Credit Agreement, dated as of February 2, 2016 (as amended, restated, amended and restated, extended, refinanced, replaced, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among STAPLES ESCROW, LLC, a Delaware limited liability company, STAPLES, INC., a Delaware corporation, BARCLAYS BANK PLC, as Administrative Agent and Collateral Agent, and the Lenders and the other agents from time to time party thereto.  Capitalized terms used herein but not otherwise defined shall have the meaning given to such term in the Credit Agreement.

Pursuant to the provisions of Section 2.13(f) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) no payments in connection with any Loan Document are effectively connected with a United States trade or business conducted by the undersigned.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[Signature Page Follows]

J-1-1

[Lender]

By:
Name:
Title:

[Address]

Dated: , 20[ ]

J-1-2

EXHIBIT J-2

FORM OF
UNITED STATES TAX COMPLIANCE CERTIFICATE
(For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Term Loan Credit Agreement, dated as of February 2, 2016 (as amended, restated, amended and restated, extended, refinanced, replaced, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among STAPLES ESCROW, LLC, a Delaware limited liability company, STAPLES, INC., a Delaware corporation, BARCLAYS BANK PLC, as Administrative Agent and Collateral Agent, and the Lenders and the other agents from time to time party thereto.  Capitalized terms used herein but not otherwise defined shall have the meaning given to such term in the Credit Agreement.

Pursuant to the provisions of Section 2.13(f) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) no payments in connection with any Loan Document are effectively connected with a United States trade or business conducted by the undersigned or its partners/members.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption, provided that, for the avoidance of doubt, the foregoing shall not limit the obligation of the Lender to provide, in the case of a partner/member not claiming the portfolio interest exemption, an applicable IRS Form establishing any available exemption from U.S. federal withholding tax.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[Signature Page Follows]

J-2-1

[Lender]

By:
Name:
Title:

[Address]

Dated: , 20[ ]

J-2-2

EXHIBIT J-3

FORM OF
UNITED STATES TAX COMPLIANCE CERTIFICATE
(For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Term Loan Credit Agreement, dated as of February 2, 2016 (as amended, restated, amended and restated, extended, refinanced, replaced, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among STAPLES ESCROW, LLC, a Delaware limited liability company, STAPLES, INC., a Delaware corporation, BARCLAYS BANK PLC, as Administrative Agent and Collateral Agent, and the Lenders and the other agents from time to time party thereto.  Capitalized terms used herein but not otherwise defined shall have the meaning given to such term in the Credit Agreement.

Pursuant to the provisions of Section 2.13(f) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) no payments in connection with any Loan Document are effectively connected with a United States trade or business conducted by the undersigned.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[Signature Page Follows]

J-3-1

[Participant]

By:
Name:
Title:

[Address]

Dated: , 20[ ]

J-3-2

EXHIBIT J-4

FORM OF
UNITED STATES TAX COMPLIANCE CERTIFICATE
(For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Term Loan Credit Agreement, dated as of February 2, 2016 (as amended, restated, amended and restated, extended, refinanced, replaced, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among STAPLES ESCROW, LLC, a Delaware limited liability company, STAPLES, INC., a Delaware corporation, BARCLAYS BANK PLC, as Administrative Agent and Collateral Agent, and the Lenders and the other agents from time to time party thereto.  Capitalized terms used herein but not otherwise defined shall have the meaning given to such term in the Credit Agreement.

Pursuant to the provisions of Section 2.13(f) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) no payments in connection with any Loan Document are effectively connected with a United States trade or business conducted by the undersigned or its partners/members.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption, provided that, for the avoidance of doubt, the foregoing shall not limit the obligation of the undersigned to provide, in the case of a partner/member not claiming the portfolio interest exemption, an applicable IRS Form establishing any available exemption from U.S. federal withholding tax.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[Signature Page Follows]

J-4-1

[Participant]

By:
Name:
Title:

[Address]

Dated: , 20[ ]

J-4-2

EXHIBIT K

FORM OF BORROWING REQUEST

Date:                 ,

To:  Barclays Bank PLC,

as Administrative Agent

745 Seventh Avenue

New York, NY 10019

Attention: May Wong - US Agency Services

Facsimile: (917) 522-0569

Telephone: (212) 320-7890

Email: may.wong@barclays.com  / 12145455230@TLS.LDSPROD.com

Ladies and Gentlemen:

Reference is made to the Term Loan Credit Agreement, dated as of February 2, 2016 (as amended, restated, amended and restated, extended, refinanced, replaced, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among STAPLES ESCROW, LLC, a Delaware limited liability company (the “Escrow Borrower”), STAPLES, INC., a Delaware corporation, BARCLAYS BANK PLC, as Administrative Agent and Collateral Agent, and the Lenders and the other agents from time to time party thereto.  Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Escrow Borrower hereby gives you notice pursuant to Section 2.02 of the Credit Agreement that it requests a Borrowing under the Credit Agreement, and in connection therewith sets forth below the terms on which such Borrowing is requested to be made:

(A) Class of Borrowing(35)

(B) Date of Borrowing (which is a Business Day)

(C) Principal amount of Borrowing

(D) Type of Loan(36)

(E) Interest Period and the last day thereof(37)

(35)                          E.g., Initial Loans, Incremental Loans, Refinancing Loans of a given Refinancing Series or Extended Term Loans of a given Extension Series.

(36)                          Specify Adjusted LIBO Rate or Alternate Base Rate.

(37)                          Applicable for Borrowings of Eurocurrency Loans only.

(F) Wire instructions for the Escrow Account

The undersigned hereby represents and warrants to the Administrative Agent and the Lenders that each of the Specified Representations and the representations and warranties contained in Section 3.20 of the Credit Agreement are true and correct in all material respects on and as of the Closing Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties were true and correct in all material respects as of such earlier date); provided that any representation and warranty qualified by “materiality”, “Material Adverse Effect” or similar language are true and correct (after giving effect to any qualification therein) in all respects.

[The remainder of this page is intentionally left blank.]

STAPLES ESCROW, LLC

By:
Name:
Title:

EXHIBIT L

FORM OF INTEREST ELECTION REQUEST

Date:            ,

To:  Barclays Bank PLC,

as Administrative Agent

745 Seventh Avenue

New York, NY 10019

Attention: Lindsay Proud - US Agency Services

Facsimile: (917) 522-0569

Telephone: (212) 320-2350

Email: Lindsay.Proud@barclays.com / 12145455230@TLS.LDSPROD.com

Ladies and Gentlemen:

Reference is made to the Term Loan Credit Agreement, dated as of February 2, 2016 (as amended, restated, amended and restated, extended, refinanced, replaced, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among STAPLES ESCROW, LLC, a Delaware limited liability company (the “Escrow Borrower”), STAPLES, INC., a Delaware corporation, BARCLAYS BANK PLC, as Administrative Agent and Collateral Agent, and the Lenders and the other agents from time to time party thereto.  Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

This Interest Election Request is delivered to you pursuant to Section 2.04 of the Agreement and relates to the following:

1.              ☐  A conversion of a Borrowing  ☐  A continuation of a Borrowing (select one).

2.              In the aggregate principal amount of $        .

3.              which Borrowing is currently being maintained as [an ABR Borrowing] [a Eurocurrency Borrowing with an Interest Period ending on         , 20  ].

4.              (select relevant election)

☐  If such Borrowing is a Eurocurrency Borrowing, such Borrowing shall be continued as a Eurocurrency Borrowing having an Interest Period of [  ] months.

☐  If such Borrowing is a Eurocurrency Borrowing, such Borrowing shall be converted to a ABR Borrowing.

☐  If such Borrowing is an ABR Borrowing, such Borrowing shall be converted to a Eurocurrency Borrowing having an Interest Period of [  ] months.

L-1

5.              Such election to be effective on         , 20  (38) (a Business Day).

This Interest Election Request and the election made herein comply with the Credit Agreement, including Section 2.04 of the Credit Agreement.

[STAPLES ESCROW, LLC][STAPLES, INC.]

By:
Name:
Title:

(38)                          (i) In the case of converting any Eurocurrency Borrowing into an ABR Borrowing, this shall be not earlier than than three (3) Business Days after the delivery of the Interest Election Request; (b) in the case of converting any ABR Borrowing into a Eurocurrency Borrowing or continuing any Eurocurrency Borrowing as a Eurocurrency Borrowing for an additional Interest Period, this shall be not earlier than three (3) Business Days after the delivery of the Interest Election Request; and (c) in the case of converting the Interest Period with respect to any Eurocurrency Borrowing to another permissible Interest Period, this shall be not earlier than three (3) Business Days after the delivery of the Interest Election Request.

L-2

EXHIBIT M

FORM OF PERFECTION CERTIFICATE

PERFECTION CERTIFICATE

[                  ], 2016

In connection with (i) a proposed asset-based revolving credit facility to be entered into pursuant to that certain Credit Agreement, dated [         ], 2016 (the “ABL Credit Agreement”) among, inter alios, Staples, Inc., a Delaware corporation (“Staples”), as a borrower, Office Depot, Inc., a Delaware corporation (“Office Depot”), as a borrower, the other borrowers and guarantors party thereto, the lenders from time to time party thereto and Bank of America, N.A. as administrative agent and collateral agent (the “ABL Agent”) and (ii) a proposed term loan facility to be entered into pursuant to that certain Term Loan Credit Agreement, dated February 2, 2016 (the “Term Loan Credit Agreement”, and, together with the ABL Credit Agreement, the “Credit Agreements”) among, inter alios, Staples (as successor to Staples Escrow, LLC, a Delaware limited liability company), as the borrower, Office Depot, as a guarantor, the other guarantors party thereto, the lenders from time to time party thereto and Barclays Bank PLC as administrative agent and collateral agent (the “Term Loan Agent”, and, together with the ABL Agent, the “Agents”), [Staples][Office Depot] (the “Debtor”) and its subsidiaries specified below signatory hereto (the “Grantors”) hereby certify to the Agents as follows as of the date hereof:

I.                                        CURRENT INFORMATION

A.                                    Legal Names, Organizations, Jurisdictions of Organization and Organizational Identification Numbers.  The full and exact legal name (as it appears in each respective certificate or articles of incorporation, certificate of formation or similar organizational documents, in each case as amended to date or, for natural persons, the name as set forth on their valid driver’s license issued by their state of residence), the type of organization (or if the Debtor or a particular Grantor is a natural person, please indicate so), the jurisdiction of organization (or formation, as applicable), the organizational identification number and the federal taxpayer identification number of the Debtor and each other Grantor are set forth on Schedule I.A. attached hereto.

B.                                    Chief Executive Offices and Mailing Addresses.  The chief executive office address (or the principal residence if the Debtor or a particular Grantor is a natural person), the preferred mailing address (if different than chief executive office or residence) and any other location (if different than chief executive office or residence) in which any Grantor maintains any books or records related to the Collateral (as such term is defined in the ABL Credit Agreement) of the Debtor and each other Grantor are as set forth on Schedule I.B. attached hereto.

C.                                    Special Debtors and Former Article 9 Debtors.  Except as specifically identified on Schedule I.C. attached hereto none of the Grantors is: (i) a transmitting utility (as defined in Section 9-102(a)(80) of the UCC (used herein as that term is defined in the Term Loan Credit Agreement), (ii) primarily engaged in farming operations (as defined in Section 9-

102(a)(35) of the UCC), (iii) a trust, (iv) a foreign air carrier within the meaning of the Federal Aviation Act of 1958, as amended, (v) a branch or agency of a bank which bank is not organized under the law of the United States or any state thereof or (vi) located (within the meaning of Section 9-307 of the UCC) in the Commonwealth of Puerto Rico.

D.                                    Trade Names/Assumed Names.

Set forth on Schedule I.D. attached hereto is each trade name or assumed name currently used (or used at any time during the past five (5) years) by the Debtor or any other Grantor or by which the Debtor or any Grantor is known or is transacting any business (or has been known or has transacted any business at any time during the past five (5) years).

E.                                    Changes in Names, Jurisdiction of Organization or Corporate Structure.

Except as set forth on Schedule I.E. or Schedule I.G. attached hereto, neither the Debtor nor any other Grantor has changed its name, jurisdiction of organization or its corporate structure in any way (e.g. by merger, consolidation, change in corporate form, change in jurisdiction of organization or otherwise) within the past five (5) years.

F.                                     Prior Addresses.

Except as set forth on Schedule I.F. attached hereto, neither the Debtor nor any other Grantor has changed its chief executive office, or principal residence if the Debtor or a particular Grantor is a natural person, within the past five (5) years.

G.                                   Acquisitions of Equity Interests or Assets.

Except as set forth on Schedule I.G. attached hereto, neither the Debtor nor any Grantor has acquired the equity interests of another entity or substantially all the assets of another entity within the past five (5) years.

H.                                   Corporate Ownership and Organizational Structure.

Attached as Schedule I.H. hereto is a true and correct chart showing the ownership relationship of the Debtor and all of its affiliates.

I.                                        Schedule of Filings.

Set forth on Schedule I.I. attached hereto is a list of (i) the appropriate filing offices for the filing of UCC financing statements against each Debtor and each other Grantor and (ii) the appropriate filing offices for the filing of each Mortgage (as such term is defined in the ABL Credit Agreement) with respect to any Debtor or other Grantor subject to such Mortgage.

J.                                      Names on Filings with Internal Revenue Service.

Set forth on Schedule I.J. attached hereto is a list of all other names used by each Debtor and each other Grantor, or any other business or organization to which any Debtor or other

Grantor became successor by merger, consolidation, change in corporate form, change in jurisdiction of organization or otherwise, on any filings with the Internal Revenue Service the past five (5) years.

II.                                   INFORMATION REGARDING CERTAIN COLLATERAL

A.                                    Investment Related Property

1.                                      Equity Interests.  Set forth on Schedule II.A.1. attached hereto is a list of all equity interests owned by the Debtor and each Grantor together with the type of organization which issued such equity interests (e.g. corporation, limited liability company, partnership or trust).

2.                                      Securities Accounts.  Set forth on Schedule II.A.2. attached hereto is a list of all securities accounts in which the Debtor or any other Grantor customarily maintains securities or other assets.

3.                                      Deposit Accounts.  Set forth on Schedule II.A.3. attached hereto is a list of all bank accounts (checking, savings, money market or the like) which the Debtor or any other Grantor customarily maintains.

4.                                      Debt Securities & Instruments.  Set forth on Schedule II.A.4. attached hereto is a list of all debt securities and instruments owed to the Debtor or any other Grantor in the principal amount of greater than $250,000.

B.                                    Intellectual Property.  Set forth on Schedules II.B.1., II.B.2., and II.B.3. attached hereto are lists of all United States copyrights, patents, and trademark, all applications and licenses thereof and other United States intellectual property owned or used, or hereafter adopted, held or used, by the Debtor and each other Grantor.

C.                                    Tangible Personal Property.  Set forth on Schedule II.C. attached hereto are all the locations in the United States where the Debtor or any other Grantor currently maintains any of its tangible personal property (including goods, inventory and equipment) of such Debtor or any other Grantor (whether or not in the possession of such Debtor or any other Grantor), where the aggregate value of such tangible personal property is equal to at least $10,000,000 at each such location.

D.                                    Tangible Personal Property in Possession of Warehousemen, Bailees and Other Third Parties.  Except as set forth on Schedule II.D. attached hereto, no persons (including, without limitation, warehousemen and bailees) other than the Debtor or any other Grantor have possession of any tangible personal property of the Debtor or any other Grantor.

E.                                    Real Estate Related UCC Collateral.

1.                                      Fixtures.  Set forth on Schedule II.E.1. attached hereto are all the locations where the Debtor or any other Grantor owns any real property and locations (city, state and zipcode) where the Debtor or any other Grantor leases any real property.

2.                                      “As Extracted” Collateral.  Set forth on Schedule II.E.2. attached hereto are all the locations where the Debtor or any other Grantor owns, leases or has an interest in any wellhead or minehead.

3.                                      Timber to be Cut.  Set forth on Schedule II.E.3. attached hereto are all locations where the Debtor or any other Grantor owns goods that are timber to be cut.

F.                                     Commercial Tort Claims.  The Debtor and each Grantor currently have the following commercial tort claims where the amount of damages claimed by the Debt or such Grantor is greater than or equal to $5,000,000 against other parties, which are briefly described on Schedule II.F. attached hereto.

G.                                   No Unusual Transaction.  Except for those purchases, acquisitions, and other transactions as set forth on Schedule II.G. attached hereto, or otherwise set forth in this Perfection Certificate, all of the Collateral (as defined in each respective Credit Agreement) has been originated by the Debtor and each Grantor in the ordinary course of business or consists of goods which have been acquired by the Debtor and each Grantor in the ordinary course from a person in the business of selling goods of that kind, in each case within the past five (5) years.

[Signature Page Follows]

IN WITNESS WHEREOF, the Debtor and each Grantor have caused this Perfection Certificate to be duly executed by their respective authorized officers as of the date first written above.

[INSERT NAME OF THE DEBTOR AND EACH GRANTOR]

By:
Name:
Title:

SCHEDULE I.A.

Legal Names, Organizations, Jurisdictions of Organization and Organizational Identification Numbers

Name of Debtor/Grantor	Type of Organization (e.g. corporation, limited liability company, limited partnership)	Jurisdiction of Organization / Formation	Organizational Identification Number	Federal Employee Identification Number

SCHEDULE I.B.

Chief Executive Offices and Mailing Addresses

Name of Debtor/Grantor	Address of Chief Executive Office (or for natural persons, residence)	Mailing Address (if different than CEO or residence)	Other Locations where books and records are located (if different than CEO or residence)

SCHEDULE I.C.

Special Debtors and Former Article 9 Debtors

SCHEDULE I.D.

Trade Names/Assumed Names

Debtor/Grantor	Trade/Assumed Name

SCHEDULE I.E.

Changes in Names, Jurisdiction of Organization or Corporate Structure

SCHEDULE I.F.

Prior Addresses

SCHEDULE I.G.

Acquisitions of Equity Interests or Assets

Debtor/Grantor	Date of Acquisition	Entity Acquired	Description of Acquisition including full legal name of seller and seller’s jurisdiction of organization and seller’s chief executive office

SCHEDULE I.H.

Corporate Ownership and Organizational Structure

SCHEDULE I.I.

Schedule of Filings

Type of Filing	Entity	Applicable Collateral Document, if Mortgage	Jurisdiction

SCHEDULE I.J.

Names on Filings with Internal Revenue Service

Debtor/Grantor	Name Used by Debtor/Grantor on Filing with IRS	Date/Type Filing w/ IRS

Payroll Tax Filings

Debtor/Grantor	Name Used by Debtor/Grantor on Filing with IRS	Date/Type Filing w/ IRS

SCHEDULE II.A.1.

Equity Interests

Debtor/Grantor	Issuer	Type of Organization	# or % of Shares Owned	Total Shares Outstanding	Certificate No. (if uncertificated, please indicate so)	Par Value

SCHEDULE II.A.2.

Securities Accounts

Bank	Legal Entity	Type	Bank Account Number

SCHEDULE II.A.3.

Deposit Accounts

Bank	Legal Entity	Type	Bank Account Number

SCHEDULE II.A.4.

Debt Securities and Instruments

Debtor/Grantor	Issuer of Instrument	Principal Amount of Instrument	Maturity Date

SCHEDULE II.B.1

Copyrights, Copyright Applications and Copyright Licenses

Debtor/Grantor	Title	Filing Date/Issued Date	Status	Application/ Registration No.

SCHEDULE II.B.2

Patents, Patent Applications and Patent Licenses

OWNER	COUNTRY	TITLE	ISSUE DATE	FILING DATE	SERIAL NO	PATENT NO.	STATUS

SCHEDULE II.B.3.

Trademarks, Trademark Applications and Trademark Licenses

TRADEMARK	COUNTRY	OWNER	REG DATE	APP DATE	REG NO	APP NO	Status

SCHEDULE II.C.

Tangible Personal Property

Debtor/Grantor	Address	City/State	Zip Code	Description of Assets and Value

SCHEDULE II.D.

Tangible Personal Property in Possession of Warehousemen, Bailees and Other Third Parties

SCHEDULE II.E.1.

Fixtures

Owned Locations

Debtor/Grantor	Address	City	State	Zip

SCHEDULE II.E.1. (Continued)

Fixtures

Leased Locations

Lease Name	Debtor/Grantor	Location City	Location State

SCHEDULE II.E.2.

“As Extracted” Collateral

SCHEDULE II.E.3

Timber to be Cut

SCHEDULE II.F.

Commercial Tort Claims

SCHEDULE II.G

Unusual Transactions Within the Past Five (5) Years

M-1

EXHIBIT N

BORROWER ASSUMPTION AGREEMENT

THIS BORROWER ASSUMPTION AGREEMENT (this “Borrower Assumption Agreement”) is made as of [  ], 2016, by and among each of Staples Escrow, LLC, a Delaware limited liability company (“Escrow Borrower”), and Staples, Inc., a Delaware corporation (“Staples”), in favor of Barclays Bank PLC as administrative agent for the benefit of the Administrative Agent and the Lenders (the “Administrative Agent”). Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to them in the Credit Agreement (as defined below).

WITNESSETH:

WHEREAS, the Escrow Borrower, the Administrative Agent, the Lenders and the other parties thereto have entered into that certain Term Loan Credit Agreement dated as of February 2, 2016 (as the same may be amended, modified, restated or otherwise supplemented and in effect from time to time, the “Credit Agreement”);

WHEREAS, the Escrow Borrower desires to assign to Staples, and Staples desires to assume from the Escrow Borrower all of the obligations of the Escrow Borrower under the Credit Agreement and the other Loan Documents, and to become the “Borrower” under the Credit Agreement and the other Loan Documents with the same force and effect as if originally named therein as “Borrower,” the effect of which is, without limitation, that (x) each reference to “Borrower” in the Credit Agreement and the other Loan Documents is deemed to become a reference to Staples and (y) each reference to “Subsidiary Guarantors” in the Credit Agreement is deemed to be a reference to each Subsidiary of Staples that has become a guarantor of the Secured Obligations pursuant to the Guaranty and Collateral Agreement (or any joinder thereto) on or after the Acquisition Effective Date;

WHEREAS, Staples will derive both direct and indirect benefits from the Loans and other financial accommodations made pursuant to the Credit Agreement; and

WHEREAS, it is a condition precedent to the release of the Escrow Property from the Escrow Account to (or as directed by) Staples or the Escrow Borrower on the Acquisition Effective Date pursuant to Section 4.02(c)(A) of the Credit Agreement that the Escrow Borrower and Staples enter into this Borrower Assumption Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, each of the undersigned agrees as follows:

1.                     Assignment. The Escrow Borrower hereby assigns all of the Obligations of the Escrow Borrower under the Credit Agreement and the Loan Documents to Staples.

2.                     Assignment and Assumption. Staples hereby, effective as of the date and time of execution by each party hereto of this Borrower Assumption Agreement (the

1

“Effective Time”), assumes and agrees to keep, pay and perform, all of the Obligations of the Escrow Borrower as “Borrower” under the Credit Agreement and the other Loan Documents, and to become the “Borrower” under the Credit Agreement and the other Loan Documents with the same force and effect as if originally named therein as the “Borrower,” the effect of which is, without limitation, that (i) each reference to “Borrower” in the Credit Agreement and the other Loan Documents shall be deemed to be a reference to Staples and (ii) each reference to “Subsidiary Guarantors” in the Credit Agreement shall be deemed to be a reference to each Subsidiary of Staples that has become a guarantor of the Secured Obligations pursuant to the Guaranty and Collateral Agreement (or any joinder thereto) on or after the Acquisition Effective Date.  From and after the Effective Time, but subject to Section 6, (i) the Escrow Borrower is hereby released from all such Obligations of the “Escrow Borrower” and the “Borrower” under the Credit Agreement and the other Loan Documents, (ii) the term “Borrower” shall mean Staples, as assignee of the Escrow Borrower’s rights and obligations hereunder on the Acquisition Effective Date in accordance with the terms hereof and (iii) the Escrow Borrower shall not be deemed to be a Loan Party for purposes of any Loan Document (unless the Escrow Borrower is required to become a Subsidiary Guarantor in accordance with the terms of the Credit Agreement).

3.                     Representations and Warranties; Covenants; Reaffirmation. As of the Acquisition Effective Date, Staples hereby reaffirms each of the covenants and agreements applicable to the Borrower and its Subsidiaries contained in the Credit Agreement and make each of the representations and warranties contained in the Credit Agreement and the other Loan Documents, (i) with respect to Staples, to the extent applicable to the “Borrower”, (ii) with respect to each Loan Party to the extent applicable to Loan Parties, (iii) with respect to each Restricted Subsidiary of Staples to the extent applicable to Restricted Subsidiaries of the “Borrower” and (iv) with respect to each Subsidiary of Staples to the extent applicable to Subsidiaries of the “Borrower”. For purposes of such representations and warranties, covenants and agreements, Staples acknowledges that this Borrower Assumption Agreement is a Loan Document and that the entry into and performance of this Borrower Assumption Agreement constitutes a “Transaction”. To the extent Staples granted liens on or security interests in any of its properties pursuant to any Loan Document as security for or otherwise guaranteed any Obligations under or with respect to the Loan Documents, hereby ratifies and reaffirms as of the Acquisition Effective Date such guarantee and grant of security interests and liens and confirms and agrees that such security interests and liens hereafter secure all of the Obligations. Staples hereby acknowledges and affirms that each of the Loan Documents is in full force and effect as of the Acquisition Effective Date. Except as expressly set forth herein, the execution of this Borrower Assumption Agreement shall not operate as a waiver of any right, power or remedy of the Administrative Agent or the Lenders, nor constitute a waiver of any provision of any of the Loan Documents.

4.                     Successors and Assigns. This Borrower Assumption Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns. The successors and assigns of such entities shall include, without limitation, their respective receivers, trustees, or debtors-in-possession.

5.                     Further Assurances. Staples hereby agrees from time to time, as and when requested by the Administrative Agent or any Lender to execute and deliver or cause to be executed and delivered, all such documents, instruments and agreements and to take or cause to be taken such further or other action as the Administrative Agent or such Lender may reasonably deem necessary in order to carry out the intent and purposes of this Borrower Assumption Agreement and the Loan Documents.

6.                     Reinstatement.  Each of the parties hereto acknowledges and agrees that, if at any time on or after the Effective Time this Borrower Assumption Agreement shall be deemed ineffective or unenforceable against Staples, then the obligations of the Escrow Borrower under the Credit Agreement and the other Loan Documents shall be reinstated, and the Escrow Borrower shall keep, pay and perform, all of the Obligations of the “Borrower” under the Credit Agreement and the other Loan Documents and shall constitute the “Borrower” under the Credit Agreement and the other Loan Documents as though the assignment and assumption intended hereby had not been made.

7.                     Definitions. All references to the singular shall be deemed to include the plural and vice versa where the context so requires.

8.                     Governing Law. THIS BORROWER ASSUMPTION AGREEMENT AND ANY DISPUTE, CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS BORROWER ASSUMPTION AGREEMENT AGREEMENT (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW RULES THAT WOULD RESULT IN THE APPLICATION OF A DIFFERENT GOVERNING LAW.

9.                     Severability. Wherever possible, each provision of this Borrower Assumption Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Borrower Assumption Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Borrower Assumption Agreement.

10.              Execution in Counterparts. This Borrower Assumption Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Delivery by facsimile or other electronic transmission (including .pdf or .tif format) of an executed counterpart of a signature page to this Borrower Assumption Agreement shall be effective as delivery of an original executed counterpart of this Borrower Assumption Agreement.

11.              Section Headings. The section headings herein are for convenience of reference only, and shall not affect in any way the interpretation of any of the provisions hereof.

12.              No Amendment. Except as specifically modified hereby, all of the terms and

4

conditions of the Credit Agreement and other Loan Documents shall remain unchanged and in full force and effect. From and after the Effective Time, (i) the term “Agreement” in the Credit Agreement and the term “Credit Agreement” in each Loan Document shall refer to the Credit Agreement as modified by this Borrower Assumption Agreement and (ii) the term “Loan Documents” in the Credit Agreement and the other Loan Documents shall shall refer to the Loan Documents, as modified by this Borrower Assumption Agreement.  This Borrower Assumption Agreement shall constitute a “Loan Document” for purposes of the Credit Agreement and the other Loan Documents, whether or not reference is made to this Borrower Assumption Agreement in the Credit Agreement or in any other Loan Document or other document or instrument delivered in connection therewith.

13.              No Novation. Staples agrees and acknowledges that the Administrative Agent and each Lender have relied on the foregoing agreements, representations and warranties in entering into and performing their obligations under the Credit Agreement and the other Loan Documents and that the foregoing shall not constitute a novation of any of the Obligations.

IN WITNESS WHEREOF, this Borrower Assumption Agreement has been duly executed by each of the undersigned as of the day and year first set forth above.

STAPLES ESCROW, LLC, a Delaware limited liability company

By:
Name:
Title:

STAPLES, INC., a Delaware corporation

By:
Name:
Title:

ACCEPTED AND AGREED
as of the date first above written:

BARCLAYS BANK PLC, as Administrative Agent

By:
Name:
Title:

EXHIBIT O

FORM OF ABL CREDIT AGREEMENT

[Attached.]

Published CUSIP Number: [            ]

CREDIT AGREEMENT

dated as of

[                             ], 2016,

among

STAPLES, INC.,

as the Company,

the Subsidiaries of the Company Party Hereto as Borrowers,

the Subsidiaries of the Company Party Hereto from Time to Time as Subsidiary Guarantors,

the Lenders Party Hereto from Time to Time,

and

BANK OF AMERICA, N.A.,
as Administrative Agent and Collateral Agent,

and

BARCLAYS BANK PLC, WELLS FARGO BANK, NATIONAL ASSOCIATION
and HSBC SECURITIES (USA) INC.,
as Syndication Agents,

and

J.P. MORGAN SECURITIES LLC,

PNC CAPITAL MARKETS LLC,

TD BANK, N.A.,

U.S. BANK NATIONAL ASSOCIATION,

CAPITAL ONE, N.A.,

FIFTH THIRD BANK and

MUFG UNION BANK, N.A.,

as Documentation Agents

MERRILL LYNCH PIERCE FENNER & SMITH INCORPORATED,

BARCLAYS BANK PLC,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

HSBC SECURITIES (USA) INC.,

J.P. MORGAN SECURITIES LLC,

PNC CAPITAL MARKETS LLC,

TD BANK, N.A. and

U.S. BANK NATIONAL ASSOCIATION,

as Joint Lead Arrangers and Joint Bookrunners

i

(continued)

(continued)

(continued)

(continued)

v

SCHEDULES:

Schedule 1.01(a)	—	Commitment Schedule
Schedule 1.01(b)	—	Unrestricted Subsidiaries
Schedule 1.01(c)	—	Mortgaged Properties
Schedule 1.01(d)	—	Scheduled Account Debtors
Schedule 1.01(e)		Limited Conditionality Provision
Schedule 2.06	—	Existing Letters of Credit
Schedule 3.01	—	Good Standing Exceptions
Schedule 3.05	—	Properties
Schedule 3.06	—	Litigation and Environmental Matters
Schedule 3.10	—	ERISA
Schedule 3.15	—	Capitalization and Subsidiaries
Schedule 3.16	—	UCC Filing Jurisdictions
Schedule 5.15	—	Post-Closing Date Obligations
Schedule 6.01	—	Existing Indebtedness
Schedule 6.02	—	Existing Liens
Schedule 6.04	—	Existing Investments
Schedule 6.08	—	Transactions with Affiliates
Schedule 6.09	—	Existing Restrictions

EXHIBITS:

Exhibit A	—	Form of Assignment and Assumption
Exhibit B	—	Form of Collateral Agreement
Exhibit C	—	Form of Compliance Certificate
Exhibit D	—	Form of Intercreditor Agreement
Exhibit E	—	Form of Perfection Certificate
Exhibit F	—	Form of Solvency Certificate
Exhibit G	—	Form of Subordinated Intercompany Note
Exhibit H	—	Form of Note
Exhibit I	—	Form of U.S. Tax Compliance Certificate
Exhibit J	—	Form of Borrowing Request
Exhibit K	—	Form of Interest Election Request
Exhibit L	—	Form of Borrowing Base Certificate

CREDIT AGREEMENT dated as of [            ], 2016 (as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), among STAPLES, INC., a Delaware corporation (the “Company”), the Subsidiaries (such term and each other capitalized term used but not defined in this introductory statement having the meaning given to such term in Article I) of the Company party hereto as Borrowers, the Subsidiary Guarantors from time to time party hereto, the Lenders from time to time party hereto and BANK OF AMERICA, N.A., as Administrative Agent and Collateral Agent for the Lenders.

RECITALS:

WHEREAS, pursuant to that certain Agreement and Plan of Merger, dated as of February 4, 2015, by and among the Company, Staples AMS, Inc., a Delaware corporation and a wholly owned Subsidiary of the Company (“Merger Sub”), and Office Depot, Inc., a Delaware corporation (the “Target”), as waived and consented to in that certain Waiver Letter dated January [  ], 2016 by and between the Company and Target (the “Acquisition Agreement”, without giving effect to any further amendments, modifications, supplements, consents or waivers by the Company thereto, if such amendments, modifications, supplements, consents or waivers by the Company of any term thereof are materially adverse to any interest of the Lenders, unless consented to by the Arrangers, in each case subject to the provisions of the parenthetical at the end of Section 4.01(c)) the Company intends to acquire all of the Equity Interests in the Target; and

WHEREAS, the Lenders have agreed to extend credit in the form of a revolving credit facility in an aggregate principal amount of up to $3,000,000,000 to fund, subject to the conditions in this Agreement, among other things, a portion of the Acquisition consideration.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01                                 Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“2018 Notes” the Borrower’s 2.75% senior notes due 2018 issued under the 2018 and 2023 Notes Indenture.

“2019 Notes” the Target’s 9.75% Senior Secured Notes due 2019 issued under the 2019 Notes Indenture.

“2023 Notes” the Borrower’s 4.375% senior notes due 2023 issued under the 2018 and 2023 Notes Indenture.

“2018 and 2023 Notes Indenture” means that certain indenture, dated as of January 15, 2009, between the Company and HSBC Bank USA, National Association, as trustee.

“2019 Notes Indenture” means that certain indenture, dated as of March 14, 2012, between the Target and U.S. Bank National Association, as trustee.

“ABL Priority Collateral” has the meaning assigned to that term in the Intercreditor Agreement, provided that, for the purposes of this Agreement, ABL Priority Collateral shall not include Excluded Assets (as such term is defined in the Collateral Agreement).

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Accelerated Reporting Period” means any period (a)(i) commencing upon the occurrence of an Event of Default and (ii) ending on the first date when all Events of Default have been waived or remedied in accordance with the terms of the Loan Documents, (b)(i) commencing on the first date on which the Excess Availability Percentage for three (3) consecutive Business Days is less than 15% and (ii) ending on the first date on which the Excess Availability Percentage is greater than or equal to 15% for a period of thirty (30) consecutive days or (c)(i) commencing on the first date on which Excess Availability is less than $350,000,000 for three (3) consecutive Business Days and (ii) ending on the first date on which Excess Availability is greater than or equal to $350,000,000 for a period of thirty (30) consecutive days.

“Account” means, individually and collectively, (a) “accounts” as defined in the UCC or, if applicable, the PPSA, (b) all Payment Intangibles consisting of amounts owing from credit card and debit card issuers and processors and all rights under contracts relating to the creation or collection of such Payment Intangibles and (c) a right to payment of a monetary obligation, whether or not earned by performance, (i) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (ii) for services rendered or to be rendered, or (iii) arising out of the use of a credit or charge card or information contained on or for use with the card.

“Account Debtor” means any Person obligated on an Account.

“Acquisition” means that certain acquisition pursuant to the Acquisition Agreement whereby the Target will be merged with Merger Sub on the Closing Date, with the Target surviving as a wholly-owned Subsidiary of the Company.

“Acquisition Agreement” has the meaning assigned to that term in the Recitals hereto.

“Acquisition Agreement Representations” means the representations and warranties made by, or with respect to, the Target in the Acquisition Agreement that are material to the interests of the Lenders (but only to the extent that the Company or its Subsidiaries have the right (taking into account any applicable cure periods) to terminate its or their respective obligations under the Acquisition Agreement (or decline to consummate the transactions thereunder) as a result of a breach of such representations in the Acquisition Agreement).

“Administrative Agent” means Bank of America, in its capacity as administrative agent for the Lenders hereunder, and its successors and permitted assigns in such capacity.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties” has the meaning assigned to such term in Section 9.01(d).

“Agents” means, individually and collectively, the Administrative Agent, the Collateral Agent, the Syndication Agents and the Documentation Agents.

“Aggregate Commitments” means, at any time, the aggregate Commitments of all the Lenders.

“Aggregate Revolving Exposure” means, at any time, the aggregate Revolving Exposure of all the Lenders.

“Alternate Base Rate” means, for any day, a fluctuating rate per annum equal to the highest of (a) the Federal Funds Effective Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) the LIBO Rate plus 1.00%.  The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Alternative Currency” means each of the following currencies: Canadian Dollars, Euros or Sterling.

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or the applicable Issuing Bank, as the case may be, at such time on the basis of the Spot Selling Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with dollars.

“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to the Borrowers or their Subsidiaries from time to time concerning or relating to bribery or corruption, including the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions.

“Applicable Commitment Fee Rate” means, for any day relating to the Facility, with respect to the commitment fees payable hereunder, the applicable rate per annum set forth below, based upon the daily average Commitment Utilization Percentage during the most recent fiscal quarter of the Borrowers:

Commitment Utilization Percentage	Applicable Commitment Fee Rate
Category 1 greater than 40%	.250%
Category 2 less than or equal to 40%	.375%

For purposes of the foregoing, the Applicable Commitment Fee Rate shall be determined as of the end of each fiscal quarter of the Borrowers.

“Applicable Margin” means, for any day, with respect to any ABR Loan or Eurocurrency Loan, as the case may be, the applicable rate per annum set forth below under the caption “ABR Margin” or “Eurocurrency Margin”, as the case may be, based upon the Average Daily Availability Percentage during the most recent fiscal quarter of the Company then ended; provided that until the completion of one full fiscal quarter after the Closing Date, the Applicable Margin shall be the applicable rate per annum set forth below in Category 3:

Category	Average Daily Availability Percentage	ABR Margin	Eurocurrency Margin
1	Greater than 66.7%	0.25%	1.25%
2	Less than or equal to 66.7% but greater than or equal to 33.3%	0.50%	1.50%
3	Less than 33.3%	0.75%	1.75%

For purposes of the foregoing, the Applicable Margin shall be determined as of the end of each fiscal quarter of the Company based upon the Borrowing Base Certificates that are delivered from time to time pursuant to Section 5.01, provided that the Average Daily Availability Percentage shall be deemed to be in Category 3 (A) at any time that an Event of Default has occurred and is continuing (other than an Event of Default arising from the failure to deliver any Borrowing Base Certificate) or (B) at the option of the Administrative Agent or at the request of the Required Lenders if the Borrowers fail to deliver any Borrowing Base Certificate that is required to be delivered by them pursuant to Section 5.01, during the period from the expiration of the time for delivery thereof until each such Borrowing Base Certificate is so delivered; provided further that if any Borrowing Base Certificate is at any time restated or otherwise revised or if the information set forth in any Borrowing Base Certificate otherwise proves to be false or incorrect such that the Applicable Margin would have been higher than was otherwise in effect during any period, without constituting a waiver of any Default or Event of Default arising as a result thereof, interest due under this Agreement shall be immediately recalculated at such higher rate for any applicable periods and shall be due and payable on demand.  The Applicable Margin in respect of any Loans made in respect of Extended Commitments shall be the percentages per annum set forth in the applicable Extension Amendment.

“Applicable Percentage” means, with respect to any Lender, with respect to Revolving Loans, LC Exposure, Swingline Exposure or Protective Advances, a percentage equal to a fraction the numerator of which is such Lender’s Commitment and the denominator of which is the amount of the Aggregate Commitments; provided that in the case of Section 2.21 when a Defaulting Lender shall exist, such Defaulting Lender’s Commitment shall be disregarded in calculating any Lender’s “Applicable Percentage”.  If the Aggregate Commitments shall have expired or been terminated, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect with respect to the Aggregate Commitments, giving effect to any subsequent assignments.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means, individually and collectively, MLPFS, Barclays, Wells Fargo Bank, National Association, HSBC Securities (USA) Inc., J.P. Morgan Securities LLC, PNC Capital Markets LLC, TD Bank, N.A. and U.S. Bank National Association, each in its capacity as joint lead arranger and joint bookrunner.

“Asset Sale” shall mean any Disposition of property or series of related Dispositions of property (excluding any Disposition permitted by Section 6.05(a), Section 6.05(b), Section 6.05(c), Section 6.05(d), Section 6.05(f), Section 6.05(g), Section 6.05(h) with respect to Divested Properties only, Section 6.05(j), Section 6.05(k), Section 6.05(l), Section 6.05(n), Section 6.05(o), Section 6.05(p) or Section 6.05(q) which yields gross proceeds (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $15,000,000 with respect to any Disposition or series of related Dispositions or $50,000,000 in the aggregate during any fiscal year of the Borrowers.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, when used with respect to any Sale and Leaseback, as at the time of determination, the present value of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback, including any period for which such lease has been extended or may, at the option of the lessor, be extended.  Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided that, if such Sale and Leaseback results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of Capital Lease Obligation.

“Authorized Officer” means, as applied to any Person, the principal executive officer, president or any corporate vice president (or the equivalent thereof), principal financial officer, principal accounting officer or any director of such Person or an equivalent authorized Person with respect to any limited liability company or partnership.  Unless otherwise specified, an Authorized Officer shall refer to an Authorized Officer of the Company.

“Availability Period” means the period from and including the Closing Date to but excluding the earlier of (x) the Business Day immediately prior to the Maturity Date and (y) the date of termination of the Aggregate Commitments.

“Available Commitments” means, at any time, the amount of the Aggregate Commitments then in effect minus the Aggregate Revolving Exposure at such time; provided that in calculating the total Revolving Exposure for the purpose of determining Available Commitments pursuant to Section 2.12(a), the aggregate principal amount of Swingline Loans then outstanding shall be deemed to be zero.

“Average Daily Availability Percentage” means, for any period, the average of the percentages calculated for each day during such period by dividing (a) Excess Availability by (b) the lesser of (i) the amount of the Aggregate Commitments and (ii) the Borrowing Base.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank of America” means Bank of America, N.A., a national banking association, and its Subsidiaries and Affiliates.

“Banking Services” means, collectively, (in each case, whether existing on the Closing Date or arising thereafter, but excluding, in each case, any letter of credit facility or any letter of credit which is not issued under this Agreement) (a) Cash Management Services, (b) any products, services or facilities (other than Cash Management Services) provided to any Loan Party or any Subsidiary by the Administrative Agent or an Affiliate of the Administrative Agent or any Lender or any Affiliate of a Lender on account of (i) commercial credit cards, debit cards or purchasing cards (including so-called “procurement cards” or “p-cards”), (ii) stored value cards, (iii) merchant services, (iv) lease financing or related services or (v) supply chain financing, open account services and similar trade finance services, (c) any other banking products or services as may be requested by any Loan Party or any Subsidiary (including, without limitation, bank guarantees of obligations of Foreign Subsidiaries of the Loan Parties) from the Administrative Agent or an Affiliate of the Administrative Agent or any Lender or any Affiliate of a Lender which are approved by the Administrative Agent, and (d) any Swap Agreement provided to any Loan Party or any Subsidiary by any Swap Agreement Secured Party, provided that, (x) for any of the products or services set forth in the foregoing clauses (a) through (d) provided by any Person who becomes a Lender after the Closing Date (or Affiliate of such Lender), the Company must agree in writing that such products or services of such Lender (or such Lender’s Affiliates) existing at the time that such Person becomes a Lender constitute Banking Services for the purposes of this Agreement and the other Loan Documents, and (y) for any of the products or services set forth in the foregoing clauses (a) through (d) to be eligible for a Banking Services Reserve to be implemented with respect thereto and to be included for purposes of a distribution under the “eighth” clause of Section 2.18(b), (A) the Company must so agree in writing and (B) the applicable banking services provider and the Company must have provided written notice to Administrative Agent of: (i) the existence of such Banking Service, (ii) the maximum dollar amount of obligations arising thereunder which may be included as a Banking Services Reserve (“Banking Services Amount”) and (iii) the methodology to be used by the applicable bank services provider in determining the amount of the Banking Services Obligation owing from time to time (which agreement of the Company and notice from the banking services provider and the Company, in the case of a distribution under the “eighth” clause of Section 2.18(b), must have been received prior to the occurrence of the Event of Default resulting in the application of Section 2.18(b)).  Any Banking Services for the benefit of any Subsidiary that is not a Loan Party may name a Loan Party as a party thereto.  The Banking Services Amount may be changed from time to time upon written notice to Administrative Agent by the applicable Secured Party and the Company.  Notwithstanding anything to the contrary contained herein, (i) Banking Services provided by Bank of America or any of its branches or Affiliates shall not be subject to the requirements in the proviso of the first sentence of this definition in order for such Banking Services to be eligible for a Banking Services Reserve to be implemented with respect thereto or to be included for purposes of a distribution under the “eighth” clause of Section 2.18(b) and (ii) the Administrative Agent shall not be required to implement a Banking Services Reserve in respect of any Banking Services.

“Banking Services Amount” has the meaning assigned to such term in the definition of “Banking Services”.

“Banking Services Obligations” means any and all obligations of the Loan Parties and their Subsidiaries, whether absolute or contingent and howsoever and whensoever created, arising,

evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Banking Services Reserves” means all Reserves which the Administrative Agent from time to time establishes in its Permitted Discretion in respect of Banking Services Amounts for which the applicable banking services provider and the Company have provided written notice to the Administrative Agent (as provided in the definition of Banking Services) or in respect of Banking Services provided by Bank of America or its Affiliates.

“Bankruptcy Code” means the provisions of Title 11 of the United States Code, 11 USC. §§ 101 et seq.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Barclays” means Barclays Bank PLC.

“Blocked Account” has the meaning provided in Section 5.13.

“Blocked Account Agreement” has the meaning provided in Section 5.13.

“Blocked Account Bank” means each bank with whom Material Accounts are maintained and with whom a Blocked Account Agreement has been, or is required to be, executed in accordance with the terms hereof.

“Blocked Account Date” has the meaning assigned to such term in Section 5.13(b).

“Board” means the Board of Governors of the Federal Reserve System of the United States.

“Borrower” or “Borrowers” means, individually or collectively, the Company, the Borrowers identified on the signature pages hereto and each other Person who becomes a Borrower hereunder in accordance with this Agreement, in each case, which is a Person organized or formed under the laws of any state of the United States or the District of Columbia.  For the avoidance of doubt, the Borrower Representative may cause any wholly-owned Restricted Subsidiary that is not an Excluded Foreign Subsidiary to become a Borrower hereunder by causing such Restricted Subsidiary to satisfy the conditions set forth in Section 5.11(a), including, without limitation, executing a joinder to this Agreement and the other Loan Documents and taking such other actions, and delivering such other documents, agreements and certificates as shall reasonably be requested by the Administrative Agent and the Collateral Agent (including under applicable “know your customer”, anti-money laundering and Sanctions rules and regulations and the USA PATRIOT Act) and any other applicable items described in

Section 5.11(a), and, upon the satisfaction of such conditions, such Restricted Subsidiary shall be treated as a Borrower hereunder.  The Borrowers under this Agreement on the Closing Date are [(i) the Company, (ii) Staples Connecticut, Inc., a Connecticut corporation, (iii) Quill Corporation, a Delaware corporation, (iv) Quill Lincolnshire, Inc., a Delaware corporation, (v) SchoolKidz.com, LLC, a Delaware limited liability company, (vi) SOM Hagerstown, Inc., a Delaware corporation, (vii) Staples Contract & Commercial, Inc., a Delaware corporation, (viii) Staples AMS, Inc., a Delaware corporation, (ix) Staples of Maryland, L.L.C., a Delaware limited liability company, (x) Staples Shared Service Center, LLC, a Delaware limited liability company, (xi) Staples the Office Superstore East, Inc., a Delaware corporation, (xii) Staples the Office Superstore, LLC, a Delaware limited liability company, (xiii) Staples the Office Superstore, Limited Partnership, a Massachusetts limited partnership, (xiv) The Staples Group, Inc., a Delaware corporation, (xv) IN Designs Global, Inc., a Delaware corporation, (xvi) QS Quarterhouse Software, Inc., a Texas corporation, (xvii) Staples Project 2017, LLC, a Delaware limited liability company, (xviii) Staples Brands Sales, LLC, a Delaware limited liability company, (xix) Office Depot, Inc., a Delaware corporation, (xx) The Office Club, Inc., a California corporation, (xxi) 4SURE.com, Inc., a Delaware corporation, (xxii) Computers4SURE.com, Inc., a Connecticut corporation, (xxiii) Solutions4SURE.com, Inc., a Connecticut corporation, (xxiv) Swinton Avenue Trading Limited, Inc., a Delaware corporation, (xxv) 2300 South Congress LLC, a Delaware limited liability company, (xxvi) HC Land Company LLC, a Delaware limited liability company, (xxvii) Notus Aviation, Inc., a Delaware corporation, (xxviii) eDepot, LLC, a Delaware limited liability company, (xxix) Mapleby Holdings Merger Corporation, a Delaware corporation, (xxx) Reliable Express Corporation, a Delaware corporation, (xxxi) Picabo Holdings, Inc., a Delaware corporation, (xxxii) OMX, Inc., a Nevada corporation, (xxxiii) OfficeMax Southern Company, a Louisiana general partnership, (xxxiv) OfficeMax North America, Inc., an Ohio corporation, (xxxv) OfficeMax Incorporated, a Delaware corporation, (xxxvi) OfficeMax Corp, an Ohio corporation, (xxxvii) Minidoka Paper Company, a Delaware corporation, (xxxviii) BizMart, Inc., a Delaware corporation, (xxxix) BizMart (Texas), Inc., a Delaware corporation, (xl) Staples Escrow, LLC, a Delaware limited liability company, (xli) Happy Studio, Inc., a Delaware corporation, and (xlii) Staples Ventures, LLC, a Delaware limited liability company.](1)

“Borrower Materials” has the meaning assigned to such term in the last paragraph of Section 5.01.

“Borrower Representative” means the Company, in its capacity as contractual representative of the Borrowers pursuant to Article XI.

“Borrowing” means (a) Revolving Loans of the same Type, currency and Maturity Date, made, converted or continued on the same date, (b) a Swingline Loan and (c) a Protective Advance.

“Borrowing Base” means, at any time, with respect to the Borrowers, the result of:

(a) the sum of (i) the product of (A) 85% multiplied by (B) the Borrowers’ Eligible Accounts at such time, minus the Dilution Reserve, minus any other Reserve related to Accounts, (ii) the product of (A) 90% multiplied by (B) the Borrowers’ Eligible Credit Card Account Receivables at such time minus the Dilution Reserve, minus any other Reserve related to Credit Card Account Receivables, and (iii) the product of (A) 75% multiplied by (B) the Eligible Uninvoiced Accounts Receivable of the Borrowers at such time minus the Dilution Reserve minus any other Reserve related to Accounts plus

(b) the product of 90% multiplied by the Net Orderly Liquidation Value percentage identified in the most recent inventory appraisal received by the Administrative Agent multiplied by the

(1)  Note to Draft — Closing Date Borrowers remains subject to confirmation.

Borrowers’ Eligible Inventory, valued at the lower of cost (determined on a weighted average cost basis) or market value, at such time minus any Reserves related to Eligible Inventory, minus

(c) other Reserves (without duplication of any other Reserves accounted for in clauses (a) and (b) above).

The Administrative Agent may, in its Permitted Discretion, adjust Reserves used in computing the Borrowing Base, with any such changes to be effective three Business Days after delivery of notice thereof to the Borrower Representative and the Lenders.  The Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 5.01(g) of this Agreement.

“Borrowing Base Certificate” means a certificate, signed and certified as accurate and complete by a Financial Officer of the Borrower Representative, in substantially the form of Exhibit L or another form which is acceptable to the Administrative Agent in its sole discretion.

“Borrowing Request” means a request by the Borrower Representative for a Borrowing in accordance with Section 2.02 substantially in the form of, and containing the information prescribed by, Exhibit J.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in the applicable currency in which interest on such Eurocurrency Loan is calculated in the London interbank market.

“Canadian Credit Facility” has the meaning assigned to such term in Section 2.24(a).

“Canadian Credit Facility Amendment” has the meaning assigned to such term in Section 2.24(b).

“Canadian Dollars” or “C$” refers to the lawful currency of Canada.

“Canadian Dollar Sublimit” means an amount equal to the lesser of (x) the Aggregate Commitments and (y) C$ 300,000,000.  The Canadian Dollar Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Canadian Lenders” has the meaning assigned to such term in Section 2.24(a).

“Canadian Subsidiaries” means a Subsidiary of the Company organized under the laws of Canada (or any province or territory thereof).

“Capital Expenditures” means, without duplication, any expenditure for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Company and its Restricted Subsidiaries as shown in the statement of cash flows prepared in accordance with GAAP.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Equivalents” means, as at any date of determination, any of the following: (a) marketable securities (i) issued or directly and unconditionally guaranteed as to interest and principal by the United States government or (ii) issued by any agency of the United States and the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after the date of acquisition and having a rating of at least A-1 from S&P or at least P-1 from Moody’s; (c) certificates of deposit, time deposits, Eurocurrency time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender (or a lender under the Term Loan Credit Agreement) or by any commercial bank organized under the laws of the United States or any state thereof or the District of Columbia that (i) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator), (ii) has Tier 1 capital (as defined in such regulations) of not less than $1,000,000,000 and (iii) has a rating of at least A from S&P and A3 from Moody’s; (d) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within 270 days from the date of acquisition; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender (or a lender under the Term Loan Credit Agreement) or any commercial bank satisfying the requirements of clause (c) of this definition; and (g) shares of money market, mutual or similar funds which (i) invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; (ii) has net assets of not less than $500,000,000 and (iii) has the highest rating obtainable from either S&P or Moody’s; provided, that, in the case of any Investment by an International Subsidiary, “Cash Equivalents” shall also include: (I) direct obligations of the sovereign nation (or any agency thereof) in which such International Subsidiary is organized and is conducting business or in obligations fully and unconditionally guaranteed by such sovereign nation (or any agency thereof), in each case maturing within one year after such date, (II) investments of the type and maturity described in clauses (a), (b), (c) or (g) above of International Subsidiaries (with, in the case of clauses (a), (b) and (c), the references to the United States to also include the sovereign nation thereof, or any other sovereign nation with an equal or better rating that forms a part of any group of such sovereign nations, such as the Eurozone and the European Monetary Union), which Investments have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies, (III) repurchase obligations for underlying securities of the types described in clauses (a), (b) and (c) above (as modified pursuant to clause (II) above) entered into with any bank meeting the qualifications specified in clause (c) above and (IV) shares of money market mutual or similar funds which invest exclusively in assets otherwise satisfying the requirements of this definition (including this proviso).

“Cash Management Services” means any one or more of the following types of services or facilities provided to any Loan Party or any Subsidiary by the Administrative Agent or an Affiliate of the Administrative Agent or any Lender or any Affiliate of a Lender: (a) ACH transactions, (b) treasury and/or cash management services, including, without limitation, controlled disbursement services, depository, direct debit arrangements, overdraft, electronic funds transfer services, interstate depository network services and e-payable services, and (c) deposit accounts, other accounts and related services.

“Cash Pooling Arrangements” means any agreement entered into in the ordinary course of business consistent with past practice to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements, in a pooling agreement among one or more of the Company and its Restricted Subsidiaries and a financial institution (or an in-house bank) including, without limitation, the Cash Pool Agreement, dated July 25, 2013, among the Company, certain Restricted Subsidiaries and Bank Mendes Gans N.V.

“Cash Receipts” has the meaning assigned to such term in Section 5.13(c).

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of Equity Interests representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Company; or (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were neither (i) members of the board of directors of the Company on the Closing Date, nor (ii) nominated by the board of directors of the Company nor (iii) appointed or approved by directors so nominated (such approval either by a specific vote or by approval of the Company’s proxy statement).

“Change in Law” means (a) the adoption or taking effect of any law, rule, regulation, practice, treaty or concession after the date of this Agreement, (b) any change in any law, rule or regulation, practice, treaty or concession or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement, (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority, (d) compliance by any Lender (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement, (e) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III, regardless of the date enacted, adopted, issued or implemented or (f) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, regardless of the date enacted, adopted, issued or implemented.

“Charges” has the meaning assigned to such term in Section 9.17.

“Class” (a) when used in reference to any Commitments, refers to whether such Commitment is a Commitment or an Extended Commitment of a given Extension Series, (b) when used in reference to any Loans or a Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are Loans or Loans under an Extended Commitment of a given Extension Series and (c) when used with respect to Lenders, refers to whether such Lenders have a Commitment or Loan with respect to a particular Class of Loans or Commitments.

“Closing Date” means [        ], 2016.

“Closing Date Material Adverse Effect” means any event, change or effect (each, an “Event”), individually or in the aggregate with other such Events, that has a material adverse effect on the financial condition, business or results of operations of the Target and its Subsidiaries (for purposes of this definition, as defined in the Acquisition Agreement as of February 4, 2015), taken as a whole; provided, however, that a Closing Date Material Adverse Effect shall not include any Event directly or indirectly arising out of or attributable to: (i) any decrease in the market price of the shares of the Company Common Stock (for purposes of this definition, as defined in the Acquisition Agreement as of February 4, 2015), but not any Event underlying such decrease to the extent such Event would otherwise constitute a Closing Date Material Adverse Effect; (ii) conditions, events, or circumstances generally affecting the retail, contract, direct mail and/or internet businesses of the office supply industry; (iii) changes in GAAP, applicable Law (for purposes of this definition, as defined in the Acquisition Agreement as of February 4, 2015) or accounting standards, or in any interpretation of GAAP, applicable Law or accounting standards; (iv) any litigation arising from allegations of a breach of fiduciary duty or other violation of applicable Law relating to the Acquisition Agreement or the transactions contemplated by the Acquisition Agreement (or any public disclosure relating to such litigation); (v) any change, in and of itself, in any analyst’s recommendations, any financial strength rating or any other recommendations or ratings as to the Target or its Subsidiaries, or any failure, in and of itself, to meet analyst projections, but not any Event underlying such change or failure to the extent such Event would otherwise constitute a Closing Date Material Adverse Effect; (vi) the failure, in and of itself, of the Target to meet any expected or projected financial or operating performance target publicly announced or provided to the Company prior to the date of the Acquisition Agreement, as well as any change, in and of itself, by the Target in any expected or projected financial or operating performance target as compared with any target publicly announced or provided to the Company prior to the date of the Acquisition Agreement, but in each case not any Event underlying such failure or change to the extent such Event would otherwise constitute a Closing Date Material Adverse Effect; (vii) any changes or developments in United States, European, Asian or global economic, regulatory or political conditions in general (including the outbreak or escalation of hostilities or acts of war or terrorism), or generally affecting United States, European, Asian or global financial or securities markets; or (viii) any changes or developments resulting from the execution, delivery, existence of, or compliance with the Acquisition Agreement or announcement or consummation of the transactions contemplated by the Acquisition Agreement, including any loss of employees, customers, suppliers, vendors, licensors, licensees or distributors; provided, further, that the exceptions in subclauses (ii), (iii) and (vii) shall not apply to the extent that the Target and its Subsidiaries are materially disproportionately affected thereby compared to other participants in the industry or industries in which they operate.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all property of any Loan Party, now existing or hereafter acquired, that may at any time be or become subject to a Lien in favor of the Collateral Agent (for the benefit of the Secured Parties) pursuant to the Collateral Documents in order to secure the Secured Obligations.

“Collateral Agreement” means (a) the Collateral Agreement to be executed and delivered by each Borrower and each Subsidiary Guarantor, substantially in the form of Exhibit B, and (b) any other pledge or security agreement entered into, after the date of this Agreement by any other Loan Party (as required by this Agreement or any other Loan Document for the purpose of creating a Lien on the property of any Loan Party), in each case, as the same may be amended, restated, supplemented, replaced or otherwise modified from time to time.

“Collateral Access Agreement” means an agreement reasonably satisfactory in form and substance to the Administrative Agent and the Collateral Agent executed by, as the case may be, (a) a bailee, warehouseman or other Person in possession of Collateral, and (b) any landlord of any premises (including, without limitation, any warehouse, cross-docking facility, distribution center, regional distribution center, depot or retail store) leased by any Loan Party, pursuant to which such Person (i) acknowledges the Administrative Agent’s and Collateral Agent’s Lien on the Collateral, (ii) releases or subordinates such Person’s Liens in the Collateral held by such Person or located on such premises, (iii)

agrees to provide the Administrative Agent and the Collateral Agent with access to the Collateral held by such bailee, warehouseman or other Person or located in or on such premises for the purpose of conducting field examinations, appraisals or a liquidation and (iv) makes such other agreements with the Administrative Agent and the Collateral Agent as the Administrative Agent and the Collateral Agent may reasonably require.

“Collateral Agent” means Bank of America in its capacity as collateral agent for the Secured Parties, and its successors and permitted assigns in such capacity

“Collateral Documents” means, individually and collectively, the Collateral Agreement, the Intellectual Property Security Agreements, the Mortgages and each other collateral document or pledge agreement delivered to the Administrative Agent or Collateral Agent to grant a valid, perfected security interest in and Lien on any property of any Loan Party as collateral for the Secured Obligations, and any other document or instrument utilized to pledge, grant or perfect or purport to pledge, grant or perfect a Lien on any property as collateral for the Secured Obligations.

“Collection Account” has the meaning assigned to such term in Section 5.13(c).

“Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit, Protective Advances and Swingline Loans, expressed as an amount representing the maximum possible aggregate amount of such Lender’s Revolving Exposure hereunder, as such commitment may be reduced or increased from time to time pursuant to (a) Section 2.09, (b) assignments by or to such Lender pursuant to Section 9.04 and (c) Section 2.22.  The initial amount of each Lender’s Commitment is set forth on the Commitment Schedule, in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment or in the supplement to this Agreement pursuant to which such Lender shall have provided an additional Commitment in accordance with Section 2.22, as applicable.  The initial amount of the Aggregate Commitments on the Closing Date is $3,000,000,000.

“Commitment Schedule” means the Schedule attached hereto as Schedule 1.01(a).

“Commitment Utilization Percentage” means, on any date, the percentage equivalent to a fraction (i) the numerator of which is the Aggregate Revolving Exposure (excluding all Swingline Exposure) and (ii) the denominator of which is the amount of the Aggregate Commitments (or, on any day after termination of the Aggregate Commitments, the amount of the Aggregate Commitments in effect immediately preceding such termination).

“Company” means Staples, Inc., a Delaware corporation.

“Company Plan” has the meaning assigned to such term in Section 5.07(b).

“Compliance Certificate” has the meaning assigned to such term in Section 5.01(c).

“Confidential Information Memorandum” means the Confidential Information Memorandum dated April 2015 relating to the Borrowers and the Transactions.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consignment Transaction” means any consignment transaction between the Company or any of its Restricted Subsidiaries and an Original Vendor in which (i) inventory is sold to the Original

Vendor for fair market value in exchange for cash consideration and (ii) such inventory is consigned by the Original Vendor to the Company or any of its Restricted Subsidiaries for resale.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Covenant Initial Test Date” means the date upon which a Covenant Trigger Event initially occurs.

“Covenant Test Period” means, for any date of determination under this Agreement, the most recent period of four consecutive fiscal quarters of the Company ended on or prior to such time (taken as one accounting period) in respect of which financial statements for each quarter or fiscal year in such period have been (or have been required to be) delivered pursuant to Section 5.01(a) or 5.01(b), as applicable.

“Covenant Trigger Event” means, on any date, any of (a) the Excess Availability Percentage is less than 10%, (b) Excess Availability is less than $250,000,000 or (c) an Event of Default has occurred and is continuing.  For purposes of this Agreement, the occurrence of a Covenant Trigger Event shall be deemed to be continuing until all of the triggering events described in clauses (a), (b) and (c) of this definition no longer exist for thirty (30) consecutive day period, in which case a Covenant Trigger Event shall no longer be deemed to be continuing for purposes of this Agreement.

“Credit Card Account Receivables” means any receivables due to any Borrower in connection with purchases from and other goods and services provided by such Borrower on the following credit cards: Visa, MasterCard, American Express, Diners Club, Discover, Carte Blanche and such other credit cards as the Administrative Agent shall reasonably approve from time to time, in each case which have been earned by performance by such Borrower but not yet paid to such Borrower by the credit card issuer or the credit card processor, as applicable.

“Credit Card Notification” has the meaning assigned to such term in Section 5.13(b).

“Credit Exposure” means, as to any Lender at any time, the sum of (a) the outstanding principal amount of such Lender’s Revolving Loans and the outstanding amount of its LC Exposure plus (b) an amount equal to its Applicable Percentage of the aggregate principal amount of Swingline Loans outstanding at such time at such time, plus (c) an amount equal to its Applicable Percentage of the aggregate principal amount of Protective Advances outstanding at such time.

“Credit Extension” means the making of any Loan or the issuance, amendment, renewal or extension of any Letter of Credit.

“Currency of Payment” has the meaning assigned to such term in Section 9.19.

“Customer Credit Liability Reserves” means, at any time, the sum of (a) 50% of the aggregate remaining value at such time of (x) outstanding gift certificates and gift cards sold by the Loan Parties entitling the holder thereof to use all or a portion of the certificate or gift card to pay all or a portion of the purchase price of Inventory and (y) outstanding merchandise credits issued by the Loan Parties, and (b) all outstanding customer deposits received by the Loan Parties.

“Customer-Specific Inventory” means Inventory specifically identified or produced for a particular customer.

“DDAs” means any checking or other demand deposit account maintained by the Loan Parties.  All funds in such DDAs shall be conclusively presumed to be Collateral and proceeds of Collateral and the Administrative Agent, the Collateral Agent or the Lenders shall have no duty to inquire as to the source of the amounts on deposit in the DDAs.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Secured Party any other amount required to be paid by it hereunder, (b) has notified any Borrower or any Secured Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Secured Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event or a Bail-In Action.

“Departing Lender” has the meaning assigned to such term in Section 2.19(b).

“Dilution Factors” means, without duplication, with respect to any period, the aggregate amount of all deductions, credit memos, returns, adjustments, allowances, bad debt write-offs and other non-cash credits which are recorded to reduce accounts receivable in a manner consistent with current and historical accounting practices of the Borrowers.

“Dilution Ratio” means, at any date, the amount (expressed as a percentage) equal to (a) the aggregate amount of the applicable Dilution Factors for the 12 most recently ended fiscal months divided by (b) total gross sales resulting in Accounts or Credit Card Accounts Receivables (as applicable) for the 12 most recently ended fiscal months.

“Dilution Reserve” means, at any date, the applicable Dilution Ratio to the extent greater than 5.0% multiplied by the Eligible Accounts, Eligible Credit Card Account Receivables or Eligible Uninvoiced Accounts Receivables of the Borrowers on such date; provided that at all times that the Dilution Ratio is less than 5.0%, the Dilution Reserve shall be zero.

“Disinterested Director” means, with respect to any Person and transaction, a member of the board of directors of such Person who does not have any material direct or indirect financial interest in or with respect to such transaction.

“Disposition” means, with respect to any property, any sale, lease, sublease, assignment, conveyance, transfer, exclusive license or other disposition thereof (including by way of merger or consolidation, any Sale and Leaseback or any synthetic lease); and the terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Equity Interests” means any Equity Interests that, by their terms (or by the terms of any security or other Equity Interests into which they are convertible or for which they are exchangeable), or upon the happening of any event or condition, (a) require the payment of any dividends

(other than dividends payable solely in shares of Qualified Equity Interests), (b) mature or are mandatorily redeemable or subject to mandatory repurchase or redemption or repurchase at the option of the holders thereof (other than solely for Qualified Equity Interests), in each case in whole or in part and whether upon the occurrence of any event, pursuant to a sinking fund obligation on a fixed date or otherwise (including as the result of a failure to maintain or achieve any financial performance standards) or (c) are or become convertible into or exchangeable for, automatically or at the option of any holder thereof, any Indebtedness, Equity Interests or other assets other than Qualified Equity Interests, in the case of each of clauses (a), (b) and (c), prior to the date that is 91 days after the Latest Maturity Date at the time of issuance of such Equity Interests (other than (i) following payment in full of the Obligations (other than indemnification and other contingent obligations not yet due and owing) and termination of the Aggregate Commitments or (ii) upon a “change in control”; provided that any payment required pursuant to this clause (ii) is subject to the prior repayment in full of the Obligations (other than indemnification and other contingent obligations not yet due and owing) and the termination of the Aggregate Commitments); provided, however, that if such Equity Interests are issued to any employee or to any plan for the benefit of employees of the Borrowers or their Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by the Borrowers or any Restricted Subsidiary in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Disqualified Institution” means, on any date, (a) any Person designated by the Borrower Representative as a “Disqualified Institution” by written notice delivered to the Administrative Agent on or prior to February 4, 2015 and (b) any other Person that is a competitor of the Company or any of its Subsidiaries, which Person has been designated by the Borrower Representative as a “Disqualified Institution” by written notice to the Administrative Agent on or prior to February 4, 2015 or from time to time thereafter (such designation to take effect on the Business Day following receipt by the Administrative Agent of such notice); provided that (i) “Disqualified Institutions” shall not include any bona fide debt fund that is an Affiliate of a competitor of the Company or any of its Subsidiaries or any investment vehicle that is an Affiliate of such competitor and that is primarily engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its business and with respect to which none of such competitor or any of its subsidiaries makes investment decisions or has the power, directly or indirectly, to direct or cause the direction of such competitor’s investment decisions, (ii) no designation of any Person as a “Disqualified Institution” shall apply retroactively to disqualify a Person that was a Lender or an Affiliate of a Lender as of the Closing Date or that has previously acquired an assignment or participation interest in the Commitments to the extent such Person (or its Affiliates) was not a Disqualified Institution at the time of the applicable assignment or participation, as the case may be, and (iii) “Disqualified Institutions” shall exclude any Person that the Borrower Representative has designated as no longer being a “Disqualified Institution” by written notice delivered to the Administrative Agent from time to time.

“Divested Property” means the businesses, services or assets required to be divested, transferred or otherwise sold by the Borrowers or the Target (or any of their respective Restricted Subsidiaries, determined giving pro forma effect to the Transactions) in connection with the Acquisition pursuant to an agreement or order issued by any regulatory authority.

“Documentation Agents” means, individually and collectively, J.P. Morgan Securities LLC, PNC Capital Markets LLC, TD Bank, N.A., U.S. Bank National Association, Capital One, N.A., Fifth Third Bank and MUFG Union Bank, N.A., each in its capacity as Documentation Agents.

“Dollar Equivalent” means with respect to any amount at the time of determination thereof, (a) if such amount is expressed in dollars, such amount, and (b) if such amount is expressed in any Alternative Currency, the equivalent amount thereof in dollars as determined by the Administrative Agent or applicable Issuing Bank, as the case may be, at such time upon the basis of the Spot Selling Rate (as of such date of determination) for the purchase of dollars with such Alternative Currency.

“dollars” or “$” means the lawful money of the United States.

“DQ List” has the meaning assigned to such term in Section 9.04(h).

“EBITDA” means, for any period, an amount determined for the Company and its Restricted Subsidiaries on a consolidated basis equal to Net Income for such period, plus,

(a)                                 without duplication and, to the extent (other than in the case of clause (vii)) reducing Net Income for such period, the sum of:

(i)                                     Interest Expense for such period;

(ii)                                  income tax expense for such period;

(iii)                               all amounts attributable to depreciation and amortization expense for such period;

(iv)                              other non-cash charges (including, without limitation, any non-cash charges for tangible or intangible impairments or asset write downs for such period), but excluding any  write downs or write-offs of inventory, any non-cash charge in respect of an item that was included in Net Income in a prior period and any non-cash charge to the extent that it represents an accrual of or reserve for cash Capital Expenditures in any future period;

(v)                                 all amounts in respect of extraordinary, unusual or non-recurring losses, expenses or charges (including, without limitation, (A) any fees, expenses or charges associated with or related to any restructurings (including restructuring related to the OfficeMax Merger or the Acquisition and, for the avoidance of doubt, the effect of retention, headcount reductions, systems establishment costs, contract termination costs and excess pension charges), (B) any fees, expenses or charges relating to plant shutdowns, facility consolidations, business exits and discontinued operations, (C) acquisition integration costs, (D) any (I) severance, other employee termination benefits or relocation costs, expenses or charges, (II) one-time non-cash compensation charges recorded from grants or acceleration of vesting of stock options, restricted stock, restricted stock units, performance shares, stock appreciation rights and other equity-based awards, in each case to officers, directors and employees, (III) the costs and expenses after the Term Loan Closing Date relating to the employment of terminated employees, (IV) lease termination costs and (V) fees, expenses, charges or change in control payments which, in each case under clauses (A) through (D), shall not exceed (x) if such amounts result from or are related to the Acquisition $1,000,000,000, (y) if such amounts result from or are related to the OfficeMax Merger, $250,000,000 and (z) with respect to all other amounts, when taken together with amounts added back pursuant to subclause (y)(3) of clause (vii) of this definition, 15% of EBITDA for such period (calculated prior to giving effect to any adjustment pursuant to clauses (A) through (D) and subclause (y)(3) of clause (vii) of this definition) in the aggregate and (E) any expenses or charges relating to any offering of Equity Interests, Permitted Acquisition, or any Investment or Indebtedness permitted under this Agreement, in each case under this clause (E), whether or not successful);

(vi)                              any financial advisory fees, accounting fees, legal fees and other similar advisory and consulting fees and related out-of-pocket expenses incurred by the Company or any Restricted Subsidiary as result of the Transactions; and

(vii)                           the amount of cost savings and other operating expense reductions and synergies projected by the Company in good faith to be realized as a result of (A) the OfficeMax Merger within 18 months after the date hereof, (B) the Acquisition within 36 months after the consummation of the Acquisition, or (C) any Specified Transaction permitted hereunder within 18 months after the consummation of such Specified Transaction (in each case, calculated on a Pro Forma Basis as though such cost savings, operating expense reductions and synergies had been realized on the first day of such period for which EBITDA is being determined and as if such cost savings, operating expense reductions and synergies were realized during the entirety of such period), net of the amount of actual benefits realized during such period from such actions; provided, that (x) such cost savings, operating expense reductions and synergies are reasonably identifiable and factually supportable, (y) the aggregate amount of cost savings, operating expense reductions and synergies added back pursuant to this clause (vii), other than any cost savings, operating expense reductions and synergies of the type that would be permitted to be included in pro forma financial statements prepared in accordance with Regulation S-X under the Securities Act, shall not exceed (1) if such amounts are projected to be realized in connection with the OfficeMax Merger, $300,000,000, (2) if such amounts are projected to be realized in connection with the Acquisition, $1,000,000,000 and (3) with respect to all other amounts, when taken together with amounts added back pursuant to subclause (z) of clause (v) of this definition, 15% of EBITDA for such period (prior to giving effect to this clause (vii) and subclauses (A) through (D) of clause (v) of this definition) and (z) the Company shall provide to the Administrative Agent reasonable detail with respect to such cost savings, operating expense reductions and synergies and certify that such cost savings, operating expense reductions and synergies are projected by the Company in good faith to be realized within the applicable time periods set forth above,

(b)                                 minus, without duplication and to the extent included in Net Income, the sum of:

(i)                                     all amounts in respect of extraordinary, unusual or nonrecurring gains;

(ii)                                  cash payments made during such period in respect of non-cash charges that were added back pursuant to clause (a)(iv) above in a prior period; and

(iii)                               other non-cash gains increasing Net Income for such period (excluding any such non-cash gain to the extent it represents the reversal of an accrual or reserve for potential cash gain in any prior period) and all other non-cash items of income for such period, all calculated in accordance with GAAP.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person that is not a Disqualified Institution and meets the requirements to be an assignee under Section 9.04(b)(iv) and Section 9.04(b)(vi) (subject to such consents, if any, as may be required under Section 9.04(b)(iv)).

“Eligible Accounts” means, at any time, without duplication of any Eligible Credit Card Account Receivable or any Eligible Uninvoiced Account Receivable, the Accounts of any Borrower which in accordance with the terms hereof are eligible as the basis for the extension of Revolving Loans and Swingline Loans and the issuance of Letters of Credit hereunder.  Eligible Accounts shall not include any Account:

(a)                                 (i) with respect to which a Borrower does not have good and valid title thereto and (ii) which is not subject to a first priority perfected security interest in favor of the Collateral Agent (for the benefit of the Agents, the Lenders and the Issuing Banks);

(b)                                 which is subject to any Lien other than (i) a Lien in favor of the Collateral Agent (for the benefit of the Agents, the Lenders and the Issuing Banks), and (ii) a Permitted Encumbrance or other Permitted Liens pursuant to Section 6.02(i) and (o), in each case, which does not have priority over the Lien in favor of the Collateral Agent;

(c)                                  with respect to which (i) the scheduled due date is more than 60 days after the original invoice date, (ii) is unpaid more than (A) 90 days after the date of the original invoice therefor or (B) 60 days after the original due date, or (iii) which has been written off the books of a Borrower or otherwise designated as uncollectible (in determining the aggregate amount from the same Account Debtor that is unpaid hereunder there shall be excluded the amount of any net credit balances relating to Accounts due from an Account Debtor which are unpaid more than 90 days from the date of invoice or more than 60 days from the due date); provided that Accounts owing by Account Debtors whose securities are either rated BBB- or better by S&P or Baa3 or better by Moody’s in an aggregate amount not to exceed $25,000,000 at any time may be included in Eligible Accounts, so long as no such Account is not unpaid more than 120 days after the date of the original invoice therefor or more than 120 days after the original due date;

(d)                                 which is owing by an Account Debtor for which more than 50% of the Accounts owing from such Account Debtor and its Affiliates are ineligible hereunder;

(e)                                  (i) which is owing by an Account Debtor to the extent the aggregate amount of Accounts owing from such Account Debtor and its Affiliates to (i) such Borrower exceeds 15% of the aggregate amount of Eligible Accounts of such Borrower or (ii) all Borrowers exceeds 15% of the aggregate amount of Eligible Accounts of all Borrowers.

(f)                                   with respect to which any covenant, representation, or warranty contained in this Agreement or in a Collateral Agreement or any has been breached or is not true;

(g)                                  which (i) does not arise from the sale of goods or performance of services in the ordinary course of business, (ii) is not evidenced by an invoice or other documentation satisfactory to the Administrative Agent which has been sent to the Account Debtor, (iii) represents a progress billing, (iv) is contingent upon the Borrower’s completion of any further performance, (v) represents a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment (except, solely to the extent a Borrower is a consignee, to the extent of the amount of such Account that the consignee is not obligated to remit to the consignor), cash-on-delivery or any other repurchase or return basis or (vi) relates to payments of interest;

(h)                                 for which the goods giving rise to such Account have not been shipped to the Account Debtor or for which the services giving rise to such Account have not been performed by such Borrower or if such Account was invoiced more than once;

(i)                                     with respect to which any check or other instrument of payment has been returned uncollected for any reason to the extent of such returned payment;

(j)                                    which is owed by an Account Debtor that (i) has applied for or been the subject of a petition or application for, suffered, or consented to the appointment of any receiver, custodian, trustee, administrator, liquidator or similar official for such Account Debtor or its assets, (ii) has had possession of all or a material part of its property taken by any receiver, custodian, trustee or liquidator, (iii) filed, or had filed against it, under any Insolvency Laws, any assignment, application, request or petition for liquidation, reorganization, compromise, arrangement, adjustment of debts, stay of proceedings, adjudication as bankrupt, winding-up, or voluntary or involuntary case or proceeding, (iv) has admitted in writing its inability, or is generally unable to, pay its debts as they become due, (v) has become insolvent, or (vi) ceased operation of its business;

(k)                                 which is owed by any Account Debtor which has sold all or substantially all of its assets;

(l)                                     which is owed by an Account Debtor which (i) does not maintain an office in the United States (in each case, if any Account Debtor of the Borrowers) or (ii) is not organized under any applicable law of the United States, any State of the United States or the District of Columbia, unless, in any such case, such Account is backed by a letter of credit acceptable to the Administrative Agent which is in the possession of, has been assigned to and is directly drawable by the Administrative Agent;

(m)                             which is owed in any currency other than dollars;

(n)                                 that is subject to a securitization facility;

(o)                                 which is owed by any Affiliate, employee, officer, director, agent or stockholder of any Loan Party;

(p)                                 [reserved];

(q)                                 which is owing from an Account Debtor listed on Schedule 1.01(d) to which any Borrower is indebted, but only to the extent of such indebtedness, or is subject to any security, deposit, progress payment, retainage or other similar advance made by or for the benefit of such Account Debtor, in each case to the extent thereof; provided that (i) Schedule 1.01(d) shall, as of the Closing Date, and as such schedule shall be updated by the Borrower Representative from time to time upon the request of the Administrative Agent, set forth (as of the Closing Date or the date of such update, as applicable) all of the Account Debtors (other than a Lender, a Term Loan Lender or a Specified Account Debtor) (x) to which any Borrower is indebted or (y) with respect to which the related Accounts are subject to any security, deposit, progress payment, retainage or other similar advance made by or for the benefit of such Account Debtor and (ii) at any time that the Excess Availability Percentage is less than or equal to 15%, the Borrowers shall provide the Administrative Agent with reporting (in form and substance reasonably satisfactory to the Administrative Agent, and to include the amount of indebtedness owing by the Borrowers to any Lender, Term Loan Lender or Specified Account Debtor or the amount of any security, deposit, progress payment, retainage or other similar advance made by or for the benefit of any such Persons) in respect of Accounts included in the determination of the Borrowing Base that are owed by any such Persons (such reporting to be delivered contemporaneously with the delivery of each Borrowing Base Certificate);

(r)                                    which is owing from an Account Debtor listed on Schedule 1.01(d) and which is subject to any counterclaim, deduction, defense, setoff or dispute but only to the extent of any such counterclaim, deduction, defense, setoff or dispute; provided that (i) Schedule 1.01(d) shall, as of the Closing Date, and as such schedule shall be updated by the Borrower Representative from time to time upon the request of the Administrative Agent, set forth (as of the Closing Date or the date of such update, as applicable) all of the Account Debtors (other than a Lender, a Term Loan Lender or a Specified Account Debtor) owing Accounts subject to any counterclaim, deduction, defense, setoff or dispute and (ii) at any time that the Excess Availability Percentage is less than or equal to 15%, the Borrowers shall provide the Administrative Agent with reporting (in form and substance reasonably satisfactory to the Administrative Agent, and to include the amount of any setoff) in respect of Accounts included in the determination of the Borrowing Base that are owed by an Account Debtor that is (x) a Lender, (y) a Term Loan Lender or (z) a Specified Account Debtor owing Accounts subject to any counterclaim, deduction, defense, setoff or dispute (such reporting to be delivered contemporaneously with the delivery of each Borrowing Base Certificate);

(s)                                   which is owed by an Account Debtor located in any jurisdiction which requires filing of a “Notice of Business Activities Report” or other similar report in order to permit such Borrower to seek judicial enforcement in such jurisdiction of payment of such Account, unless such Borrower has filed such report or qualified to do business in such jurisdiction;

(t)                                    with respect to which such Borrower has made any agreement with the Account Debtor for any reduction thereof, other than discounts and adjustments given in the ordinary course of business, or any Account which was partially paid and such Borrower created a new receivable for the unpaid portion of such Account;

(u)                                 which does not comply in all material respects with the requirements of all applicable laws and regulations, whether federal, provincial, territorial, state or local, including without limitation the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Board;

(v)                                 which is for goods that have been sold under a purchase order or pursuant to the terms of a contract or other agreement or understanding (written or oral) that indicates or purports that any Person (other than a consignor, subject to the limits of clause (g) above) other than such

Borrower has an ownership interest in such goods, or which indicates any party other than such Borrower as payee or remittance party;

(w)                               which was created on cash on delivery terms;

(x)                                 which is subject to any limitation on assignments or other security interests (whether arising by operation of law, by agreement or otherwise), unless the Collateral Agent has determined that such limitation is not enforceable;

(y)                                 which is governed by the laws of any jurisdiction other than the United States, any State thereof or the District of Columbia;

(z)                                  in respect of which the Account Debtor is a consumer within applicable consumer protection legislation;

(aa)                          which the Administrative Agent in its Permitted Discretion determines may not be paid by reason of the Account Debtor’s inability to pay; or

(bb)                          unless otherwise determined by the Administrative Agent, such Account is owed by (1) the government of the United States (or any department, agency, public corporation, or instrumentality thereof), unless the Borrowers have complied with the Federal Assignment of Claims Act of 1940, as amended (31 USC. § 3727 et seq. and 41 USC. § 15 et seq.) or (2) any state, territory or other division of the United States, unless the Borrowers have complied with any applicable state or other “Assignment of Claims” laws or similar Requirements of Law.

In determining the amount of an Eligible Account, the face amount of an Account may, in the Administrative Agent’s Permitted Discretion, be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that such Borrower may be obligated to rebate to an Account Debtor pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by such Borrower to reduce the amount of such Account.  Standards of eligibility may be made more restrictive from time to time solely by the Administrative Agent in the exercise of its Permitted Discretion to reflect circumstances, conditions, events or contingencies arising after the Closing Date, with any such changes in standards of eligibility to be effective three days after delivery of notice thereof to the Borrower Representative and the Lenders.

“Eligible Credit Card Account Receivable” means, at any time, without duplication of any Eligible Accounts or any Eligible Uninvoiced Account Receivable, any Credit Card Account Receivable that (i) has been earned and represents the bona fide amounts due to a Borrower from a credit card processor and/or credit card issuer, and in each case originated in the ordinary course of business of the applicable Borrower and (ii) is not excluded as an Eligible Credit Card Account Receivable pursuant to any clause below.  Without limiting the foregoing, to qualify as an Eligible Credit Card Account Receivable, a Credit Card Account Receivable shall indicate no person other than a Borrower as payee or remittance party.  Eligible Credit Card Account Receivable shall not include any Credit Card Account Receivable if:

(a)                                 such Credit Card Account Receivable is not owned by a Borrower and such Borrower does not have good and valid title to such Credit Card Account Receivable;

(b)                                 (i) such Credit Card Account Receivable does not constitute an Account or (ii) such Credit Card Account Receivable has been outstanding more than five Business days;

(c)                                  the credit card issuer or credit card processor of the applicable credit card with respect to such Credit Card Account Receivable is the subject of any bankruptcy or insolvency proceedings;

(d)                                 such Credit Card Account Receivable is not a valid, legally enforceable obligation of the applicable credit card issuer with respect thereto;

(e)                                  such Credit Card Account Receivable is not subject to a properly perfected security interest in favor of the Administrative Agent, or is subject to any Lien whatsoever other than Permitted Encumbrances contemplated by the processor agreements and for which appropriate reserves (as determined by the Administrative Agent in its Permitted Discretion) have been established or maintained by the Borrowers or Permitted Liens pursuant to Section 6.02(i) and (o);

(f)                                   such Credit Card Account Receivable does not conform in all material respects to all representations, warranties or other provisions in the Loan Documents or in the credit card agreements relating to such Credit Card Account Receivable;

(g)                                  such Credit Card Account Receivable is subject to risk of set-off, non-collection or not being processed due to unpaid and/or accrued credit card processor fee balances, to the extent of the lesser of the balance of such Credit Card Account Receivable or unpaid credit card processor fees;

(h)                                 such Credit Card Account Receivable is evidenced by “chattel paper” or an “instrument” of any kind unless such “chattel paper” or “instrument” is in the possession of the Administrative Agent, and to the extent necessary or appropriate, endorsed to the Administrative Agent;

(i)                                     such Credit Card Account Receivables which are disputed, or with respect to which a claim, counterclaim, offset or chargeback has been asserted, by the related credit card processor (but only to the extent of such dispute, counterclaim, offset or chargeback);

(j)                                    such Credit Card Account Receivable is subject to a securitization facility; or

(k)                                 such Credit Card Account Receivable does not meet such other usual and customary eligibility criteria for Credit Card Account Receivables as the Administrative Agent may determine from time to time in its Permitted Discretion.

In determining the amount to be so included in the calculation of the value of an Eligible Credit Card Account Receivable, the face amount thereof shall be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all customary fees and expenses in connection with any credit card arrangements and (ii) the aggregate amount of all cash received in respect thereof but not yet applied by the applicable Borrower to reduce the amount of such Eligible Credit Card Account Receivable.

“Eligible Inventory” means, at any time, the Inventory of a Borrower which in accordance with the terms hereof is eligible as the basis for the extension of Revolving Loans and

Swingline Loans and the issuance of Letters of Credit hereunder.  Eligible Inventory shall not include any Inventory:

(a)                                 (i) with respect to which a Borrower does not have good and valid title thereto or (ii) which is not subject to a first priority perfected Lien in favor of the Collateral Agent (for the benefit of the Administrative Agent, the Collateral Agent, the Lenders and the Issuing Banks);

(b)                                 which is subject to any Lien other than (i) a Lien in favor of the Collateral Agent (for the benefit of the Administrative Agent, the Collateral Agent, the Lenders and the Issuing Banks) and (ii) a Permitted Encumbrance or other Permitted Lien pursuant to Section 6.02(i) and (o), in each case, which does not have priority over the Lien in favor of the Collateral Agent (for the benefit of the Agents, the Lenders and the Issuing Banks);

(c)                                  which, in the Administrative Agent’s Permitted Discretion, is determined to be slow moving, obsolete, unmerchantable, defective, used, unfit for sale or unacceptable due to age, type, category and/or quantity;

(d)                                 with respect to which any covenant, representation, or warranty contained in this Agreement or any applicable Security Agreement has been breached or is not true and which does not conform to all standards imposed by any Governmental Authority;

(e)                                  (i) which is held on consignment by a Borrower or (ii) in which any Person other than the applicable Borrower shall (x) have any direct or indirect ownership, interest or title to such Inventory (including without limitation any Inventory sold to an Original Vendor in connection with a Consignment Transaction pursuant to Section 6.05(n)) or (y) be indicated on any purchase order or invoice with respect to such Inventory as having or purporting to have an interest therein;

(f)                                   which is not finished goods, or which constitutes work-in-process, raw materials, spare or replacement parts, subassemblies, packaging and shipping material, manufacturing supplies, samples, prototypes, bill-and-hold goods, goods that are returned or marked for return, repossessed goods, defective or damaged or obsolete goods, goods held on consignment, or goods which are not of a type held for sale in the ordinary course of business;

(g)                                  which is not located in the United States;

(h)                                 which is located in any (i) warehouse, cross-docking facility, distribution center, regional distribution center or depot or (ii) any retail store located in a jurisdiction providing for a common law landlord’s lien on the personal property of tenants, in each case leased by the applicable Borrower unless (A) the lessor has delivered to the Administrative Agent a Collateral Access Agreement or (B) a Rent Reserve has been established by the Administrative Agent;

(i)                                     which is located in any third party warehouse or is in the possession of a bailee and is not evidenced by a Document, unless (i) such warehouseman or bailee has delivered to the Administrative Agent a Collateral Access Agreement and such other documentation as the Administrative Agent may require or (ii) a Rent Reserve has been established by the Administrative Agent;

(j)                                    which is being processed offsite at a third party location or outside processor, or is in-transit to or from said third party location or outside processor;

(l)                                     which is the subject of a consignment by the applicable Borrower as consignor;

(m)                             which a Borrower has acquired owing to a flash title transfer;

(n)                                 (i) which contains or bears any intellectual property rights licensed to the applicable Borrower unless the Administrative Agent is satisfied that it may sell or otherwise dispose of such Inventory without (w) the consent of each applicable licensor, (c) infringing the rights of such licensor, (y) violating any contract with such licensor, or (z) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Inventory under the current licensing agreement, or (ii) with respect to which (in respect of any Inventory labeled with a brand name or trademark that is licensed by a Loan Party to a licensee) the Administrative Agent would not have rights under such brand name or trademark to sell such Inventory in connection with a liquidation thereof;

(o)                                 which is not reflected in a current perpetual inventory report of such Borrower;

(p)                                 for which reclamation rights have been asserted by the seller;

(q)                                 for which any contract relating to such Inventory expressly includes an enforceable and perfected retention of title in favor of the vendor or supplier thereof;

(r)                                    which is Customer-Specific Inventory; or

(s)                                   which is located in any (i) warehouse, cross-docking facility, distribution center, regional distribution center or depot or (ii) any retail store, in any case, which is closed;

provided, that in determining the value of the Eligible Inventory, such value shall be reduced by, without duplication, any amounts representing (I) the shrink reserve and (II) the unreconciled discrepancy between the general inventory ledger and the perpetual Inventory ledger, to the extent the general Inventory ledger reflects less Inventory than the perpetual inventory ledger.

Standards of eligibility may be made more restrictive from time to time solely by the Administrative Agent in the exercise of its Permitted Discretion to reflect circumstances, conditions, events or contingencies arising after the Closing Date, with any such changes in standards of eligibility to be effective three days after delivery of notice thereof to the Borrower Representative and the Lenders.

“Eligible Uninvoiced Account Receivable” means, at any time, without duplication of any Eligible Accounts or any Eligible Credit Card Account Receivable, any Account of any Borrower that is not invoiced which would be excluded from eligibility as an Eligible Account solely as a result of the application of clause (c) or clause (g)(ii) in the definition thereof.  Eligible Uninvoiced Account Receivable shall not include any uninvoiced Account:

(a)                                 unless such uninvoiced Account relates to delivered goods; or

(b)                                 which remains uninvoiced more than 30 days after delivery of the goods relating thereto;

provided that the availability represented by the Eligible Uninvoiced Accounts Receivables in the Borrowing Base shall not exceed $100,000,000 at any time.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices, settlements or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, presence, Release or threatened Release of any Hazardous Material.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental investigation or remediation, governmental oversight costs, fines, penalties or indemnities), of any Borrower or any of their Restricted Subsidiary directly or indirectly resulting from or based upon (a) compliance or noncompliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, sale, treatment or disposal of any Hazardous Materials, (c) the presence of or exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract or agreement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period referred to in Section 4043(c) of ERISA is waived); (b) the existence with respect to any Plan of a non-exempt “prohibited transaction,” as defined in Section 406 of ERISA and Section 4975(f)(3) of the Code; (c) any failure of any Plan to satisfy the “minimum funding standard” applicable to such Plan (as such term is defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (d) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, the failure to make by its due date a required installment under Section 412(m) of the Code with respect to any Plan or the failure of any Loan Party or ERISA Affiliate to make any required contribution to any Multiemployer Plan; (e) the incurrence by any Loan Party or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan including, without limitation, the imposition of any Lien in favor of the PBGC or any Plan; (f) the receipt by any Loan Party or any ERISA Affiliate from the PBGC or a Plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan under Section 4042 of ERISA; (g) a determination that any Plan is, or is expected to be, in “at risk” status (within the meaning of Title IV of ERISA); (h) the incurrence by any Loan Party or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (i) the receipt by any Loan Party or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Loan Party or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA or in “endangered” or “critical status” within the meaning of Section 432 of the Code or Section 305 or Title IV of ERISA.

“Escrowed Proceeds” means the proceeds from the offering of any debt securities or other Indebtedness paid into an escrow account with an independent escrow agent on the date of the applicable offering or incurrence pursuant to escrow arrangements that permit the release of amounts on deposit in such escrow account upon satisfaction of certain conditions or the occurrence of certain events. The term “Escrowed Proceeds” shall include any interest earned on the amounts held in escrow.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Euro” or “€” refers to the single currency of the Participating Member States.

“Euro Sublimit” means an amount equal to the lesser of (x) the Aggregate Commitments and (y) €500,000,000.  The Euro Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Eurocurrency” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the LIBO Rate.

“Event” has the meaning assigned to such term in the definition of Closing Date Material Adverse Effect.

“Events of Default” has the meaning assigned to such term in Article VII.

“Excess Availability” means, at any time, an amount equal to (a) the Maximum Borrowing Amount minus (b) the Aggregate Revolving Exposure, provided that so long as an Event of Default has not occurred and is not continuing, Aggregate Revolving Exposure shall be reduced by the amount of outstanding LC Exposure that has been cash collateralized pursuant to Section 2.10(b).

“Excess Availability Percentage” means, as of any date, the ratio, expressed as a percentage, of (a) Excess Availability at such time to (b) the Maximum Borrowing Amount at such time.

“Excluded Foreign Subsidiary” means any Subsidiary that is (i) (x) a “controlled foreign corporation” within the meaning of Section 957 of the Code or (y) is not otherwise organized or formed under the laws of any state of the United States or the District of Columbia, (ii) a Subsidiary that holds no material assets other than (x) equity interests and debt instruments of an entity described in clause (i) or (y) the equity interests and debt instruments of an entity of the type otherwise described in this clause (ii) or (iii) a Subsidiary of an entity described in clause (i).

“Excluded Swap Obligation” means, with respect to any Subsidiary Guarantor, (a) any Swap Obligation in respect of a Swap if, and to the extent that, and only for so long as, all or a portion of the guarantee of such Subsidiary Guarantor of, or the grant by such Subsidiary Guarantor of a security interest to secure, as applicable, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Subsidiary Guarantor’s failure to constitute an “eligible contract participant,” as defined in the Commodity Exchange Act and the regulations thereunder (determined after giving effect to Section 10.13 hereof), at the time the guarantee of (or grant of such security interest by, as applicable) such Guarantor becomes or would become effective with respect to such Swap Obligation or (b) any other Swap Obligation designated as an “Excluded Swap Obligation” of such Subsidiary Guarantor as specified in any agreement between the relevant Loan Parties and counterparty applicable to such Swap Obligations, and agreed by the Administrative Agent.  If a Swap Obligation arises under a master agreement governing more than one

Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guarantee or security interest is or becomes illegal.

“Excluded Taxes” means, with respect to any Recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in the jurisdiction imposing such Tax(or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Tax imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect at the time (i) such Lender acquires such interest in the Loan or Commitment (other than as an assignee under Section 2.19(b)) or (ii) such Lender designates a new lending office, except, in each case, to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding Tax under Section 2.17(a), (c) Taxes attributable to a Lender’s failure to comply with Section 2.17(f), or (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Credit Agreements” means (i) that certain Amended and Restated Credit Agreement dated as of May 25, 2011 (as amended, restated, amended and restated, refinanced, replaced, modified or supplemented from time to time prior to the Closing Date), among, inter alios, the Target, JPMorgan Chase Bank, N.A., as administrative agent and US collateral agent, JPMorgan Chase Bank, N.A., London Branch, as European administrative agent and European collateral agent, and the other parties thereto and (ii) that certain Credit Agreement dated as of May 31, 2013 (as amended, restated, amended and restated, refinanced, replaced, modified or supplemented from time to time prior to the Closing Date), among, inter alios, the Company, Bank of America, N.A. as administrative agent and the other parties thereto.

“Existing Letters of Credit” means the letters of credit referred to on Schedule 2.06 hereto.

“Extended Commitments” has the meaning assigned to such term in Section 2.23(a).

“Extending Lender” has the meaning assigned to such term in Section 2.23(a).

“Extension” has the meaning assigned to such term in Section 2.23(a).

“Extension Amendment” has the meaning assigned to such term in Section 2.23(c).

“Extension Offer” has the meaning assigned to such term in Section 2.23(a).

“Extension Series” has the meaning assigned to such term in Section 2.23(f).

“Facility” means the Aggregate Commitments, including the Incremental Commitments and Extended Commitments, and the Credit Extensions made thereunder.

“Fair Value” means the amount at which the assets (both tangible and intangible), in their entirety, of the Borrowers and their Restricted Subsidiaries taken as a whole would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any regulations or official interpretations thereof.

“Favorable Determination” has the meaning assigned to such term in Section 4.01.

“Federal Funds Effective Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the Amended and Restated ABL Facility Fee Letter dated [February 2], 2016, among the Company, Bank of America, MLPFS and Barclays.

“FILO Credit Facility” has the meaning assigned to such term in Section 2.25(a).

“FILO Credit Facility Amendment” has the meaning assigned to such term in Section 2.25(b).

“FILO Lenders” has the meaning assigned to such term in Section 2.25(a).

“Financial Officer” means the chief financial officer, principal accounting officer, senior vice president — finance, treasurer or controller of a Borrower.

“Fixed Charges” means, with reference to any period, without duplication, cash Interest Expense (net of interest income), plus scheduled principal payments on Indebtedness made during such period (other than the payment at maturity of the 2018 Notes), plus dividends or distributions paid in cash, plus Capital Lease Obligation payments, plus cash contributions to any Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, all calculated for the Borrower Representative and its Restricted Subsidiaries on a consolidated basis.

“Fixed Charge Coverage Ratio” means, the ratio, determined as of the end of each fiscal quarter of the Company and its Restricted Subsidiaries for the most-recently ended four fiscal quarters, of (a) EBITDA minus the unfinanced portion of Capital Expenditures minus taxes paid in cash (net of tax refunds), to (b) Fixed Charges, all calculated for the Company and its Restricted Subsidiaries on a consolidated basis in accordance with GAAP.

“Flood Zone” means areas having special flood hazards as described in the National Flood Insurance Act of 1968, as amended from time to time, and any successor statute.

“Foreign Benefit Arrangements” means any employee benefit arrangement mandated by non-US law that is maintained or contributed to by any Loan Party.

“Foreign Lender” means any Lender that is not a “United States person” as defined by section 7701(a)(30) of the Code (“United States Person”).

“Foreign Plan” means each “employee benefit plan” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) that is not subject to US law and is maintained or contributed to by any Loan Party.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to each Issuing Bank, such Defaulting Lender’s Applicable Percentage of all outstanding LC Exposure other than LC Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or cash collateralized in accordance with the terms hereof.

“Full Cash Dominion Period” means any period (a)(i) commencing upon the occurrence of an Event of Default and (ii) ending on the first date when (x) all Events of Default have been waived or remedied in accordance with the terms of the Loan Documents and (y) any Full Cash Dominion Period occurring under clause (b) or (c) of this definition shall have ended, (b)(i) commencing on the first date on which the Excess Availability Percentage for three (3) consecutive Business Days is less than 12.5% and (ii) ending on the first date on which (x) the Excess Availability Percentage is greater than or equal to 12.5% for a period of thirty (30) consecutive days and (y) any Full Cash Dominion Period occurring under clause (a) or (c) of this definition shall have ended, or (c)(i) commencing on the first date on which Excess Availability is less than $300,000,000 for three (3) consecutive Business Days and (ii) ending on the first date on which (x) Excess Availability is greater than or equal to $300,000,000 for a period of thirty (30) consecutive days and (y) any Full Cash Dominion Period occurring under clause (a) or (b) of this definition shall have ended (such date described in clause (a)(ii), (b)(ii) or (c)(ii), as applicable, being hereinafter referred to as a “Full Cash Dominion Termination Date”); provided, however, that in no event shall a Full Cash Dominion Termination Date be deemed to have occurred more than three (3) times during any period of twelve (12) consecutive months.

“Full Cash Dominion Termination Date” has the meaning assigned to that term in the definition of Full Cash Dominion Period.

“Funded Debt” means, with respect to any Person, all Indebtedness of such Person of the types described in clauses (a), (b), (h) and (i) of the definition of “Indebtedness” (in the case of clause (i), to the extent that it is not a contingent obligation).

“Funding Account” means deposit accounts of the Company held in the United States, each of which shall be denominated in dollars and each other Alternative Currency, that the Borrower Representative has notified the Administrative Agent, in accordance with procedures satisfactory to the Administrative Agent, that the proceeds of Borrowings, in dollars and each other Alternative Currency, as applicable, requested or authorized pursuant to this Agreement should be transferred to.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means the government of the United States or any other nation or, in each case, any political subdivision thereof, whether state, provisional, territorial or local; the European Central Bank, the Council of Ministers of the European Union or any other supranational body; and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or other obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business or any customary indemnity obligations.

“Hazardous Materials” means all  materials, substances or wastes listed, classified, regulated, characterized or otherwise defined as hazardous, toxic, explosive, radioactive, or a pollutant under applicable Environmental Laws, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Identified Contingent Liabilities” means the maximum estimated amount of liabilities reasonably likely to result from pending litigation, asserted claims and assessments, guaranties, uninsured risks and other contingent liabilities of the Borrowers and their Restricted Subsidiaries taken as a whole after giving effect to the Transactions (including the execution and delivery of this Agreement, the making of the Loans hereunder the use of proceeds of such Loans on the Closing Date) (including all fees and expenses related thereto but exclusive of such contingent liabilities to the extent reflected in Stated Liabilities), as identified in terms of their nature and estimated magnitude by responsible officers of the Borrower Representative.

“Immaterial Subsidiary” means, at any date, any Restricted Subsidiary of the Company which the Borrower Representative designates in writing to the Administrative Agent as an “Immaterial Subsidiary” and which, on an individual basis, (i) does not, as of the most recently ended Test Period, have assets with a value in excess of 2.5% of the consolidated total assets of the Company and its Restricted Subsidiaries and (ii) did not, during the most recently ended Test Period, have revenues exceeding 2.5% of the total revenues of the Company and its Restricted Subsidiaries; provided that, the aggregate assets or revenues of all Immaterial Subsidiaries, determined in accordance with GAAP, may not exceed 5.0% of consolidated assets or consolidated revenues, respectively, of the Company and its Restricted Subsidiaries, collectively, at any time (and the Company will designate in writing to the Administrative Agent from time to time the Subsidiaries which will cease to be treated as “Immaterial Subsidiaries” in order to comply with the foregoing limitation).

“Impacted Loans” has the meaning assigned to such term in Section 2.15(g).

“Increased Amount Date” has the meaning assigned to such term in Section 2.22(a).

“Incremental Amendment” has the meaning assigned to such term in Section 2.22(e).

“Incremental Commitments” has the meaning assigned to such term in Section 2.22(a).

“Incremental Equivalent Term Loan Debt” means any secured debt securities issued by the Company pursuant to an indenture, note purchase agreement or otherwise in lieu of Indebtedness under the Term Loan Credit Agreement permitted to be incurred pursuant to Section 2.17 thereof (as in effect on the Term Loan Closing Date); provided that (i) on the date of such issuance, the aggregate principal amount of all Incremental Equivalent Term Loan Debt shall not exceed the “Maximum Incremental Facilities Amount” (as defined in the Term Loan Credit Agreement on the Term Loan

Closing Date) on such date, (ii) on the date of such issuance, such Indebtedness could have been incurred as “Incremental Commitments” (as defined in the Term Loan Credit Agreement on the Term Loan Closing Date) on such date under Section 2.17 of the Term Loan Credit Agreement (as in effect on the Term Loan Closing Date), (iii) such Incremental Equivalent Term Loan Debt shall not at any time be guaranteed by any Person that is not a Loan Party, (iv) such Incremental Equivalent Term Loan Debt shall not mature on or prior to the “Latest Maturity Date” (as defined in the Term Loan Credit Agreement on Term Loan Closing Date) at the time such Incremental Equivalent Term Loan Debt is issued, (v) the Weighted Average Life to Maturity of such Incremental Equivalent Debt shall be no shorter than the Weighted Average Life to Maturity of the then existing loans under the Term Loan Documents, (vi) the definitive documentation for such Incremental Equivalent Term Loan Debt shall not include other covenants that are more favorable to the lenders or holders providing such Incremental Equivalent Term Loan Debt than the covenants for the “Initial Facility” (as defined in the Term Loan Credit Agreement on the Term Loan Closing Date), taken as a whole and (vii) (A) such Indebtedness is not secured by any property or assets other than the Collateral, (B) any Liens securing such Indebtedness are pari passu with Liens securing the Term Loan Obligations, (C) any Liens on the ABL Priority Collateral securing such Indebtedness are junior and subordinate to the Liens securing the Secured Obligations on ABL Priority Collateral in the manner set forth in the Intercreditor Agreement, (D) the security agreements relating to such Indebtedness are substantially the same as or more favorable to the Loan Parties than the Collateral Documents (with such differences as are reasonably satisfactory to the Administrative Agent) and (E) a representative validly acting on behalf of the holders of such Indebtedness shall have become party to and bound by the Intercreditor Agreement.

“Incremental Lender” has the meaning assigned to such term in Section 2.22(a).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed by such Person, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations, purchase money Indebtedness and Attributable Indebtedness of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty for Indebtedness, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) obligations under any earn-out that have become a liability on the balance sheet of such Person, (l) all obligations of such Person in respect of Disqualified Equity Interests of such Person, (m) any other Off-Balance Sheet Liability and (n) for the purposes of Section 6.01 and Section 7.01(f) only, the net obligations of such Person in respect of Swap Agreements.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.  The amount of any Guarantee shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Information” has the meaning assigned to such term in Section 9.12.

“Insolvency Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Intellectual Property” means, individually and collectively, trademarks, service marks, tradenames, copyrights, patents, trade secrets, industrial designs, internet domain names and other intellectual property, including any applications and registrations pertaining thereto and with respect to trademarks, service marks and tradenames, the goodwill of the business symbolized thereby and connected with the use thereof.

“Intellectual Property Security Agreements” has the meaning assigned to such term in the Collateral Agreement.

“Intercreditor Agreement” means the Intercreditor Agreement dated as of the date hereof by and among the Borrowers, each Subsidiary Guarantor, the Administrative Agent and the Term Loan Administrative Agent, substantially in the form of Exhibit D.

“Interest Election Request” means a request by the Borrower Representative to convert or continue a Borrowing in accordance with Section 2.08 substantially in the form of, and containing the information prescribed by, Exhibit K.

“Interest Expense” means, with reference to any period, total interest expense (including that attributable to Capital Lease Obligations) of the Company and its Restricted Subsidiaries for such period with respect to all outstanding Indebtedness of the Company and its Restricted Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP), calculated on a consolidated basis for the Company and its Restricted Subsidiaries for such period in accordance with GAAP.

“Interest Payment Date” means (a) with respect to any ABR Loan, the first Business Day of each calendar quarter and the Maturity Date for such Loan, and (b) with respect to any Eurocurrency Loan, the last Business Day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each Business Day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and the Maturity Date for such Loan.

“Interest Period” means with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing or the date of any conversion or continuation as a Eurocurrency Loan and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, with the consent of each Lender, twelve months) thereafter, as the Borrower Representative may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurocurrency Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period pertaining to a Eurocurrency Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (iii) no Interest Period shall extend beyond the applicable Maturity Date.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made, and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“International Subsidiary” means any Subsidiary organized under the laws of any jurisdiction other than a jurisdiction within the United States.

“Investment” has the meaning assigned to such term in Section 6.04.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuing Bank” means, individually and collectively, each of (a) Bank of America, and (b) any other Lender from time to time designated by the Borrower Representative as an Issuing Bank, with the consent of the Administrative Agent and such Lender, each in its capacity of the issuer of Letters of Credit and its successors in such capacity as provided in Section 2.06(i).  Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate (it being agreed that such Issuing Bank shall, or shall cause such Affiliate to, comply with the requirements of Section 2.06 with respect to such Letters of Credit).  Anything herein to the contrary notwithstanding, as specified in Section 2.06(a), Barclays, in its capacity as an Issuing Bank, shall not be required to issue any trade Letters of Credit.

“Issuing Bank Sublimit” means, as of the Closing Date, (i) $500,000,000, in the case of Bank of America, (ii) $150,000,000, in the case of Barclays, (iii) $100,000,000, in the case of Wells Fargo Bank, National Association, and (iv) such amount as shall be designated to the Administrative Agent and the Borrower Representative in writing by an Issuing Bank.

“Latest Maturity Date” means, at any date of determination, the latest Maturity Date applicable hereunder at such time, including the latest maturity date of any Commitments, including any Incremental Commitments or Extended Commitments as extended in accordance with this Agreement from time to time.

“LC Canadian Dollar Sublimit” means an amount equal to the lesser of (x) the LC Sublimit and (y) C$300,000,000.  The LC Canadian Dollar Sublimit is part of, and not in addition to, the LC Sublimit.

“LC Collateral Account” has the meaning assigned to such term in Section 2.06(j).

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time for the account of the Borrowers plus (b) the aggregate amount of all LC Disbursements in respect of Letters of Credit that have not yet been reimbursed by or on behalf of the Borrowers at such time.  The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“LC Euro Sublimit” means an amount equal to the lesser of (x) the LC Sublimit and (y) €300,000,000.  The LC Euro Sublimit is part of, and not in addition to, the LC Sublimit.

“LC Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all LC Disbursements.  For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.07.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“LC Sterling Sublimit” means an amount equal to the lesser of (x) the LC Sublimit and (y) £100,000,000.  The LC Sterling Sublimit is part of, and not in addition to, the LC Sublimit.

“LC Sublimit” means an amount equal to the lesser of (x) the Aggregate Commitments and (y) $750,000,000.  The LC Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Lenders” means the Persons listed on the Commitment Schedule as having a Commitment, any other Person that shall acquire a Commitment pursuant to an Assignment and Assumption and any other Person that shall provide an additional Commitment in accordance with Section 2.22, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.  Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” means, individually and collectively, any letter of credit or similar instrument (including a bank guarantee) that is issued for the purpose of providing credit support to the Borrowers in accordance with this Agreement.

“Letter of Credit Request” has the meaning assigned to such term in Section 2.06(a).

“LIBO Rate” means:

(a)                                 with respect to any Borrowing or issuance, amendment, renewal or extension of any Letter of Credit:

(i)                                     denominated in a LIBOR Quoted Currency, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time), or if such rate is unavailable, a comparable or successor rate which rate is approved by the Administrative Agent, at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period;

(ii)                                  denominated in Canadian Dollars, the rate per annum equal to the Canadian Dealer Offered Rate (“CDOR”) as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time), or if such rate is unavailable, a comparable or successor rate which rate is approved by the Administrative Agent, at or about 10:00 a.m. (Toronto, Ontario time) on the Rate Determination Date with a term equivalent to such Interest Period; and

(b)                                 for any rate calculation with respect to an ABR Loan on any date, the rate per annum equal to LIBOR, at or about 11:00 a.m., London time determined two Business Days prior to such date for dollar deposits with a term of one month commencing that day;

provided that to the extent a comparable or successor rate is approved by the Administrative Agent in connection with any rate set forth in this definition, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent; and if the LIBO Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“LIBOR” has the meaning specified in the definition of LIBO Rate.

“LIBOR Quoted Currency” means each of the following currencies: dollars; Euro; Sterling; in each case, as long as there is a published LIBOR rate with respect thereto.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Limited Conditionality Provision” the provision set forth on Schedule 1.01(e).

“Loan Documents” means this Agreement, any Notes, any Letter of Credit applications, the Collateral Documents, each Intercreditor Agreement, any Incremental Amendment, any Extension Amendment and all other agreements, instruments, documents, amendments and certificates executed and delivered to, or in favor of, the Administrative Agent, the Collateral Agent or any Lenders and including all other pledges, powers of attorney, consents, assignments, contracts, notices, letter of credit agreements and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Loan Party, or any employee of any Loan Party, and delivered to the Administrative Agent, the Collateral Agent or any Lender in connection with this Agreement or the transactions contemplated thereby.  Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loan Guaranty” means Article X of this Agreement and each separate guaranty of the Secured Obligations, in form and substance satisfactory to the Administrative Agent, as it may be amended or modified and in effect from time to time.

“Loan Parties” means each of the Borrowers and each of the Subsidiary Guarantors.

“Loans” means the loans and advances made by the Lenders pursuant to this Agreement, including Revolving Loans, Swingline Loans and Protective Advances.

“Margin Stock” means “margin stock”, as such term is defined in Regulation U of the Board.

“Material Account” has the meaning assigned to such term in Section 5.13(b).

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or financial condition of the Loan Parties, taken as a whole, (b) the ability of the Loan Parties, taken as a whole, to perform any of their obligations under the Loan Documents to which they are party, or (c) the rights of or benefits available to the Administrative Agent, the Collateral Agent, any Issuing Bank or the Lenders thereunder.

“Material Indebtedness” means Indebtedness (other than the Loans), or obligations in respect of one or more Swap Agreements, of any one or more of any Borrower and any of its Restricted Subsidiaries in an aggregate principal amount exceeding $75,000,000; provided that, regardless of the aggregate principal amount thereof, “Material Indebtedness” shall include any Indebtedness incurred under the Term Loan Documents, any Term Loan Refinancing Indebtedness and any Incremental Equivalent Term Loan Debt.  For purposes of determining Material Indebtedness, the principal amount of the “obligations” of any Borrower or any Restricted Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Borrower or such Restricted Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Real Property” means any Real Estate Asset located in the United States that has a book value equal to or greater than $7,500,000 (on the Closing Date or, with respect to real property acquired after the Closing Date, at the time of acquisition, in each case, as reasonably estimated by the Borrower Representative in good faith).

“Maturity Date” means the earliest to occur of (i) [      ], 2021,(2) as such date may be extended pursuant to Section 2.23 hereof, (ii) any earlier date on which the Aggregate Commitments are reduced to zero or otherwise terminated pursuant to the terms hereof or (iii) the date that is 91 days prior to the final maturity date then in effect for the 2018 Notes (as such final maturity date may be extended from time to time in accordance with the terms of the 2018 Notes); provided that clause (iii) shall be disregarded if, as of the date that is 91 days prior to the final maturity date then in effect for the 2018 Notes, the principal amount of outstanding 2018 Notes is less than $300,000,000.

“Maximum Borrowing Amount” means, on any date of determination, an amount equal to the lesser of (x) the amount of the Aggregate Commitments in effect on such date and (ii) the Borrowing Base on such date.

“Maximum Incremental Commitment Amount” means, as of any date, the result of the following (which shall not be less than zero): (x) $500,000,000 minus (y) the aggregate principal amount of all Incremental Commitments incurred on or prior to such date.

“Maximum Rate” has the meaning assigned to such term in Section 9.17.

“Merger Sub” has the meaning assigned to such term in the Recitals hereto.

“MLPFS” means Merrill Lynch, Pierce, Fenner & Smith Incorporated.

(2)  Note to Draft — To be 5 years from Closing Date, but not less than 91 days prior to the Term Loan maturity.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means each of the mortgages and deeds of trust made by any Loan Party in favor of, or for the benefit of, the Collateral Agent for the benefit of the Secured Parties, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Mortgaged Property” has the meaning assigned to such term in Section 5.11(c).

“Mortgage Policies” has the meaning assigned to such term in Section 5.11(c).

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” means:

(a)                                 with respect to any Asset Sale, an amount equal to (determined solely with respect to the portion of the gross proceeds of such Asset Sale in excess of the thresholds described in the definition of Asset Sale):  (i) cash payments (including any cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received by the Borrowers or any of their Restricted Subsidiaries from such Asset Sale, minus (ii) without duplication, any bona fide direct costs incurred and payments made in connection with such Asset Sale, including (1) taxes paid or payable as a result thereof including transfer taxes and income or gains taxes payable as a result of any gain recognized in connection with such Asset Sale, (2) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans, the loans under the Term Loan Credit Agreement and Indebtedness that is secured on a pari passu basis with the Term Loan Obligations) that is secured by a Lien on the assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale, (3) a reasonable reserve established in accordance with GAAP retained by the Borrowers or the applicable Restricted Subsidiary, as applicable, including, without limitation for any indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchaser in respect of such Asset Sale undertaken by the Borrowers or any of their Restricted Subsidiaries in connection with such Asset Sale, (4) attorneys’ fees, accountants’ fees, investment banking fees, transfer taxes, other customary expenses and brokerage, consultant and other customary fees incurred in connection therewith and (5) in the case of any such Asset Sale occurring in a jurisdiction other than the United States (if the proceeds of such Asset Sale are in fact repatriated), the amount of all taxes paid (or reasonably estimated to be payable) by the Borrowers and their Restricted Subsidiaries that are directly attributable to the distribution of such cash proceeds from such jurisdiction or to the repatriation of such cash proceeds into the United States, but only to the extent the Borrowers and their Restricted Subsidiaries have used commercially reasonable efforts to reduce or eliminate such taxes, including by electing to prepay Loans in such a manner that would result in the lowest possible amount of such taxes; and

(b)                                 with respect to any Recovery Event, an amount equal to (determined solely with respect to the portion of the gross proceeds of such Recovery Event in excess of the thresholds described in the definition of Recovery Event): (i) any cash payments or proceeds received by the Borrowers or any of their Restricted Subsidiaries (1) under any casualty insurance policy in respect of a covered loss thereunder or (2) as a result of the taking of any assets of the Borrowers or any of their Restricted Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (ii) (1) any actual and reasonable costs incurred by the

Borrowers or any of their Restricted Subsidiaries in connection with the adjustment or settlement of any claims of the Borrowers or such Restricted Subsidiary in respect thereof, (2) any bona fide direct costs incurred in connection with any sale of such assets as referred to in preceding clause (i)(2), including income taxes payable as a result of any gain recognized in connection therewith and (3) in the case of any such event occurring in a jurisdiction other than the United States (if the proceeds of such Recovery Event are in fact repatriated), the amount of all taxes paid (or reasonably estimated to be payable) by the Borrowers and their Restricted Subsidiaries that are directly attributable to the distribution of such cash proceeds from such jurisdiction or to the repatriation of such cash proceeds into the United States, but only to the extent the Borrowers and their Restricted Subsidiaries have used commercially reasonable efforts to reduce or eliminate such taxes, including by electing to prepay Loans in such a manner that would result in the lowest possible amount of such taxes.

“Net Income” means, for any period, the consolidated net income (or loss) of the Company and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary of the Company or is merged into or consolidated with the Company or any of its Restricted Subsidiaries or that Person’s assets are acquired by the Company or any of its Restricted Subsidiaries, (b) the income (or loss) of any Person that is not a Subsidiary of the Company or that is an Unrestricted Subsidiary in which the Company or any of its Restricted Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Company or such Restricted Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.

“Net Orderly Liquidation Value” means, with respect to Inventory, equipment or intangibles of any Person, the orderly liquidation value thereof as determined in a manner acceptable to the Administrative Agent by an appraiser acceptable to the Administrative Agent, net of all costs of liquidation thereof.

“Net Tangible Assets” means the aggregate amount of total assets of the Company and its Restricted Subsidiaries (less applicable reserves and other properly deductible items) after deducting therefrom all goodwill, trade names, trademarks, patents, unamortized debt discount and expense, and other intangibles, all as set forth in the most recent consolidated balance sheet of the Company and its Restricted Subsidiaries and computed in accordance with GAAP; provided that, at all times prior to the first delivery of financial statements pursuant to Section 5.01(a) or Section 5.01(b), Net Tangible Assets shall be determined based on the Pro Forma Financial Statements.

“Non-Consenting Lender” means, in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 9.02(b) where the consent of Required Lenders shall have been obtained but the consent of one or more of such other Lenders whose consent is required shall not have been obtained, any such non-consenting Lender.

“Non-Funding Lender” has the meaning assigned to such term in Section 2.07.

“Non-Paying Guarantor” has the meaning assigned to such term in Section 10.11.

“Note” has the meaning assigned to such term in Section 2.10(e).

“Obligated Party” has the meaning assigned to such term in Section 10.02.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, Revolving Loans, Swingline Loans, Protective Advances or Letters of Credit (or which would have accrued but for the commencement of any bankruptcy, insolvency, receivership or similar proceeding, regardless of whether allowed or allowable in such proceeding), all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Loan Parties to any Lender, any Agent, any Arranger, any Issuing Bank or any indemnified party arising under the Loan Documents, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees, charges and disbursements of counsel to any Arranger, the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender that are required to be paid by the any Loan Party pursuant hereto) or otherwise.

“Off-Balance Sheet Liability” of a Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any indebtedness, liability or obligation under any so-called “synthetic lease” transaction entered into by such Person, or (c) any indebtedness, liability or obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheets of such Person (other than operating leases).

“OfficeMax” means OfficeMax Incorporated, a Delaware corporation.

“OfficeMax Merger” means the merger transaction pursuant to the OfficeMax Merger Agreement pursuant to which OfficeMax became a wholly-owned Subsidiary of the Target.

“OfficeMax Merger Agreement” means, collectively, the Agreement and Plan of Merger, dated as of February 20, 2013 (as amended, modified or supplemented from time to time), among the Target, Dogwood Merger Sub Inc., Dogwood Merger Sub LLC, Mapleby Holdings Merger Corporation, Mapleby Merger Corporation and OfficeMax, and all schedules, exhibits and annexes thereto and all material side letters and agreements affecting the terms thereof or entered into in connection therewith.

“Organizational Documents” means, collectively, with respect to any Person, (i) in the case of any corporation, the certificate of incorporation or deed of incorporation and by-laws (or similar constitutive documents) of such Person, (ii) in the case of any limited liability company, the certificate or articles of formation or organization and operating agreement or memorandum and articles of association (or similar constitutive documents) of such Person, (iii) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar constitutive documents) of such Person (and, where applicable, the equity holders or shareholders registry of such Person), (iv) in the case of any general partnership, the partnership agreement (or similar constitutive document) of such Person, (v) in any other case, the functional equivalent of the foregoing, and (vi) any shareholder, voting trust or similar agreement between or among any holders of Equity Interests of such Person.

“Original Vendor” means, with respect to any inventory, the vendor from which the Company or any Restricted Subsidiary purchased such inventory.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, or become a party to, performed its obligations or received payments under, received or perfected a security interest under, sold or assigned an interest in any Loan or Loan Document, or otherwise engaged in any other transaction pursuant to, or enforced, any Loan Documents).

“Other Debt Representative” means, with respect to any Incremental Equivalent Term Loan Debt or any series of Permitted Pari Passu Refinancing Notes, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes which arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19(b)).

“Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Participant” has the meaning assigned to such term in Section 9.04.

“Participant Register” has the meaning assigned to such term in Section 9.04.

“PATRIOT Act” means the Trading With the Enemy Act (50 U.S.C. §§ 1-44, as amended) and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107 56, signed into law October 26, 2001.

“Payment Conditions” means, at the time of determination with respect to a Specified Payment, that (a) no Default or Event of Default then exists or would arise as a result of the entering into such transaction or the making of such payment and (b) either (i) (A) Pro Forma Availability shall be equal to or greater than (x) for all purposes other than Investments under Section 6.04(r), fifteen percent (15.00%) of the Maximum Borrowing Amount and (y) solely for the purposes of Investments under Section 6.04(r), twelve and one-half percent (12.50%) of the Maximum Borrowing Amount, and (B) after giving effect to such Specified Payment, the Fixed Charge Coverage Ratio, on a Pro Forma Basis for the four Fiscal Quarters most recently preceding such transaction or payment, is equal to or greater than (x) for all purposes other than Investments under Section 6.04(r), 1.10:1.00 and (y) solely for the purposes of Investments under Section 6.04(r), 1.00:1.00 or (ii) Pro Forma Availability shall be equal to or greater than (x) for all purposes other than Investments under Section 6.04(r), twenty-five percent (25.00%) of the Maximum Borrowing Amount and (y) solely for the purposes of Investments under Section 6.04(r), twenty percent (20.00%) of the Maximum Borrowing Amount.  In accordance with Section 5.01(j) hereof, at least five (5) Business Days prior to the making of any such Specified Payment, the Borrower Representative shall deliver to the Administrative Agent a certificate of an Authorized Officer of the Borrower Representative certifying that the conditions set forth in clauses (a) and (b) are satisfied and attaching supporting documentation demonstrating the same, in a form reasonably satisfactory to the Administrative Agent.

“Payment Intangible” has the meaning given to such term in the UCC.

“Paying Guarantor” has the meaning assigned to such term in Section 10.11.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Perfection Certificate” means a certificate substantially in the form attached as Exhibit E with respect to the assets of each Loan Party.

“Permitted Acquisition” means any acquisition by the Company or any Restricted Subsidiary, whether by purchase, merger or otherwise, of all or substantially all of the assets of a Person, or any Equity Interests in a Person that becomes a Restricted Subsidiary (or is already a Restricted Subsidiary pursuant to a prior Permitted Acquisition), or a business line or unit or a division of, any Person; provided that:

(a)                                 such acquisition shall be consensual; provided, however, that the Loan Parties shall not be required to comply with this clause (a) for acquisitions in an aggregate cash consideration amount not to exceed $300,000,000 over the term of this Agreement so long as the Loan Parties do not use the proceeds of the Loans or Letters of Credit to fund (or otherwise support) any portion of the purchase price of such acquisition;

(b)                                 such acquisition shall be consummated in accordance with all Requirements of Law, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect;

(c)                                  in the case of the acquisition of Equity Interests, all of the Equity Interests (except for any such securities in the nature of directors’ qualifying shares) acquired (or otherwise issued) in connection with such acquisition (other than shares issued by the Company) shall be directly and beneficially owned by the Company or any of its Restricted Subsidiaries;

(d)                                 the Person or business to be acquired shall be, or shall be engaged in, a business of the type that the Company and its Restricted Subsidiaries are permitted to be engaged in under Section 6.03(b); and

(e)                                  no Event of Default has occurred and is continuing or would result therefrom as of the date the definitive agreement for such transaction is entered into;

provided further, that it is understood that to the extent the assets acquired are to be included in the Borrowing Base, due diligence (including, without limitation field examinations and appraisals) in respect of such acquired assets in a manner, and with results, satisfactory to the Administrative Agent, in its Permitted Discretion, shall have been completed before they are eligible for inclusion in the Borrowing Base.

“Permitted Convertible Notes” means any Indebtedness issued in a Permitted Convertible Notes Offering.

“Permitted Convertible Notes Offering” means any offering by the Company of unsecured Indebtedness permitted by Section 6.01 that is by its terms convertible, in whole or in part, into shares of the Company’s common stock or into cash based upon a conversion rate tied to the Company’s common stock.

“Permitted Discretion” means a determination made in good faith and in the exercise of commercially reasonable (from the perspective of a secured asset-based lender) business judgment,

provided that any standard of eligibility or reserve shall have a reasonable relationship to circumstances, events or conditions which are the basis for such standard of eligibility or reserves.

“Permitted Encumbrances” means:

(a)                                 Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 5.04;

(b)                                 carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in good faith by appropriate proceedings and for which appropriate reserves have been set aside;

(c)                                  pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d)                                 deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)                                  judgment liens in respect of judgments that do not constitute an Event of Default under Section 7.01(k);

(f)                                   easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not interfere with the ordinary conduct of business of any Loan Party or any Restricted Subsidiary;

(g)                                  Liens in favor of a credit card processor or a payment processor arising in the ordinary course of business under any processor agreement; and

(h)                                 Liens arising by virtue of precautionary UCC financing statement filings (or other similar filings under applicable law) regarding operating leases and consignments, in each case entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted International Subsidiary Factoring Facility” means any and all agreements or facilities entered into by any International Subsidiary that is not a Loan Party for the purpose of factoring, selling, transferring or disposing of its accounts receivable for cash consideration.

“Permitted Lien” means Liens permitted by Section 6.02.

“Permitted Pari Passu Term Refinancing Debt” means any Permitted Pari Passu Refinancing Notes and any Permitted Pari Passu Refinancing Term Loans.

“Permitted Pari Passu Refinancing Term Loans” means any Indebtedness incurred by the Company in the form of one or more tranches of term loans under the Term Loan Credit Agreement; provided that such Indebtedness (i) otherwise constitutes Term Loan Refinancing Indebtedness, (ii) is secured by the Collateral on a pari passu basis with the Term Loan Obligations (subject to the

Intercreditor Agreement in all respects) and is not secured by any property or assets other than the Collateral and (iii) is not at any time guaranteed by any Person that is not a Loan Party.

“Permitted Pari Passu Refinancing Notes” means any Indebtedness incurred by the Company in the form of one or more series of senior secured notes pursuant to an indenture or other agreement (other than the Term Loan Credit Agreement); provided that (i) such Indebtedness otherwise constitutes Term Loan Refinancing Indebtedness, (ii) such Indebtedness is not secured by any property or assets other than the Collateral, (iii) the Liens securing such Indebtedness are pari passu with Liens securing the Term Loan Obligations, (iv) the Liens on the ABL Priority Collateral securing such Indebtedness are junior and subordinate to the Liens securing the Secured Obligations on ABL Priority Collateral in the manner set forth in the Intercreditor Agreement, (v) such Indebtedness is not at any time guaranteed by any Person that is not a Loan Party, (vi) the security agreements relating to such Indebtedness are substantially the same as or more favorable to the Loan Parties than the Collateral Documents (with such differences as are reasonably satisfactory to the Administrative Agent) and (vii) the applicable Other Debt Representatives acting on behalf of the holders of such Indebtedness shall have become party to the Intercreditor Agreement.  Permitted Pari Passu Refinancing Notes shall include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Refinancing Indebtedness” means Indebtedness which represents any modification, refinancing, refunding, renewal, replacement, exchange or extension of any Indebtedness (the “Refinanced Debt”); provided that (a) the principal amount thereof does not exceed the principal amount of the Refinanced Debt except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal, replacement, exchange or extension and by an amount equal to any existing commitments unutilized thereunder, (b) such modification, refinancing, refunding, renewal, replacement, exchange or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Refinanced Debt, (c) at the time thereof, no Event of Default shall have occurred and be continuing, (d) the primary obligors and guarantors in respect of the Refinanced Indebtedness are not changed (provided that (i) an obligor or guarantor may be eliminated and (ii) an additional guarantor may be included if such guarantor is otherwise permitted to incur such guarantee pursuant to Section 6.01), (e) if the Refinanced Debt is or is required to be subordinated, in right of payment or as to Collateral, to the Obligations pursuant to the terms of the Loan Documents, (i) to the extent such Refinanced Debt is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal, replacement or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Refinanced Debt and (ii) if the Refinanced Debt was subject to an Intercreditor Agreement, the holders of such modified, refinanced, refunded, renewed, replaced or extended Indebtedness (if such Indebtedness is secured) or their representative on their behalf shall become party to such Intercreditor Agreement, (f) to the extent the Refinanced Debt is secured, such modification, refinancing, refunding, renewal, replacement or extension is secured by no more collateral than the Indebtedness being modified, refinanced, refunded, renewed or extended and (g) to the extent the Refinanced Debt is unsecured, such modification, refinancing, refunding, renewal, replacement or extension is unsecured.

“Permitted Restructuring Transactions” means, collectively, any transfers, dividends, distributions, intercompany Dispositions or Investments (collectively for purposes of this definition, “transfers”) either (1) to be undertaken concurrently with, or within the 36-month period following, the Closing Date, in order to achieve synergies related to the Acquisition and integration thereof (as reasonably determined by the Borrower Representative) or (2) in connection with corporate reorganizations in the ordinary course of business, in each case of clause (1) and (2) to the extent consisting of (x) transfers of any assets of any Excluded Foreign Subsidiary to any Excluded Foreign

Subsidiary (direct or indirect) or (y) transfers of the Equity Interests of any Excluded Foreign Subsidiary and any intercompany loans held by any Loan Party with respect to which such Excluded Foreign Subsidiary is the obligor to any other Excluded Foreign Subsidiaries (direct or indirect) or (z) the conversion to equity interests or the forgiveness of Indebtedness owed by a wholly-owned Excluded Foreign Subsidiary to any Loan Party.

“Permitted Unsecured Refinancing Debt” means any Indebtedness incurred by the Company in the form of one or more series of senior or subordinated unsecured notes or unsecured loans pursuant to an indenture, credit agreement or other agreement (other than the Term Loan Credit Agreement); provided that such Indebtedness (i) otherwise constitutes Term Loan Refinancing Indebtedness, (ii) does not mature or have scheduled amortization payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligations (except customary asset sale or change of control provisions that provide for the prior repayment in full of the Loans and all other Obligations), in each case on or prior to the Latest Maturity Date at the time such Indebtedness is incurred and (iii) is not at any time guaranteed by any Person that is not a Loan Party.  Permitted Unsecured Refinancing Debt shall include any Registered Equivalent Notes issued in exchange therefor.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as defined in Section 3(3) of ERISA) and in respect of which any Loan Party or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA, except for any Multiemployer Plan, Foreign Plan or Foreign Benefit Arrangement.

“Platform” has the meaning assigned to such term in the last paragraph of Section 5.01.

“PPSA” means the Personal Property Security Act of Ontario (or any successor statute) or similar legislation of any other Canadian jurisdiction, the laws of which are required by legislation to be applied in connection with the issue, perfection, enforcement, opposability, validity or effect of security interests.

“Present Fair Salable Value” means the aggregate amount of net consideration that could be expected to be realized from an interested purchaser by a seller, in an arm’s length transaction under present conditions in a current market for the sale of assets of a comparable business enterprise, where both parties are aware of all relevant facts and neither party is under any compulsion to act, where such seller is interested in disposing of an entire operation as a going concern, presuming the business will be continued, in its present form and character, for a period of at least one year from the time steps were first taken to effect a disposal of such business.

“Pro Forma Availability” means, for any date of calculation, Excess Availability as of the date of any Specified Payment and the projected Excess Availability at the end of each Fiscal Month during the immediately succeeding six (6) Fiscal Month period, in each case following, and after giving effect on a pro forma basis to, such Specified Payment.

“Pro Forma Basis” means, with respect to any test hereunder, that such test shall be calculated in connection with any event or transaction as follows: (i) such event or transaction will be given pro forma effect as if it happened on the first day of the relevant period, (ii) acquisitions or Investments by the Company or any Restricted Subsidiary that have been made by the Company or any of its Restricted Subsidiaries, including all increases in ownership of Restricted Subsidiaries, during the relevant period or subsequent to the last day of the relevant period and on or prior to the date on which the event or transaction for which calculation is made will be given pro forma effect as if such acquisition or Investment had occurred on the first day of the relevant period and (iii) the incurrence of any Indebtedness by the Company or any Restricted Subsidiary and any incurrence, repayment, issuance or redemption of other Indebtedness of the Company or any Restricted Subsidiary occurring at any time during the relevant period or subsequent to the last day of the relevant period and on or prior to the date on which the event or transaction for which calculation is made will be given pro forma effect as if such incurrence, repayment, issuance or redemption, as the case may be, occurred on the first day of the relevant period.

“Pro Forma Financial Statements” has the meaning assigned to such term in Section 3.04(b).

“Protective Advance Exposure” means, at any time, the aggregate principal amount of all outstanding Protective Advances at such time.  The Protective Advance Exposure of any Lender at any time shall be its Applicable Percentage of the total Protective Advance Exposure at such time.

“Protective Advances” has the meaning assigned to such term in Section 2.04.

“Public Lender” has the meaning assigned to such term in the last paragraph of Section 5.01.

“Qualified Equity Interests” means Equity Interests that are not Disqualified Equity Interests.

“Qualified Keepwell Provider” means, in respect of any Swap Obligation, each Loan Party that, at the time the relevant guarantee (or grant of the relevant security interest, as applicable) becomes effective with respect to such Swap Obligation, has total assets exceeding $10,000,000 or otherwise constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” with respect to such Swap Obligation at such time by entering into a keepwell pursuant to section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Rate Determination Date” means two (2) Business Days prior to the commencement of such Interest Period (or such other day as is generally treated as the rate fixing day by market practice in such interbank market, as determined by the Administrative Agent; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such other day as otherwise reasonably determined by the Administrative Agent).

“Real Estate Asset” means, at any time of determination, any fee interest then owned by any Loan Party in any real property.

“Recipient” means the Administrative Agent, the Collateral Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.

“Recovery Event” means any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Borrower or any of their Restricted Subsidiaries in excess of $15,000,000 with respect to any Recovery Event or series of related Recovery Events or $50,000,000 in the aggregate during any fiscal year of the Borrowers.

“Refinanced Debt” has the meaning assigned to such term in the definition of Permitted Refinancing Indebtedness.

“Refinancing Transactions” means (i) the repayment in full of all principal, accrued and unpaid interest, fees, premium, if any, and other amounts under the Existing Credit Agreements (other than (x) contingent obligations not then due and payable and that by their terms survive the termination of the applicable Existing Credit Agreement and (y) certain existing letters of credit outstanding thereunder that on the Closing Date will be deemed issued under the Facility), the termination of all of the commitments thereunder and the termination and release of all of the security interests and guaranties provided in connection therewith pursuant to a customary payoff letter and (ii) either (w) the redemption of the 2019 Notes on or prior to the 30th day after the Closing Date (with an irrevocable notice of redemption being delivered on or prior to the Closing Date to the Administrative Agent and the trustee under the 2019 Notes Indenture), (x) the irrevocable defeasance of the 2019 Notes in accordance with the 2019 Notes Indenture on or prior to the Closing Date, (y) the discharge of the 2019 Notes on or prior to the Closing Date (with an irrevocable notice of redemption being delivered on or prior to the Closing Date to the Administrative Agent and the trustee under the 2019 Notes Indenture) or (z) a tender offer and consent solicitation with respect to the 2019 Notes that closes on or prior to the Closing Date, as a result of which any provisions of the 2019 Notes Indenture conflicting with this Agreement are eliminated (and if any debt remains outstanding under the 2019 Notes Indenture after such tender offer and consent solicitation, the redemption, discharge or defeasance by the Target of such debt in the manner described in either clause (w) or (x) above (with an irrevocable notice of redemption being delivered on or prior to the Closing Date to the Administrative Agent and the trustee under the 2019 Notes Indenture)).

“Register” has the meaning assigned to such term in Section 9.04.

“Registered Equivalent Notes” means, with respect to any notes originally issued in an offering pursuant to Rule 144A under the Securities Act or other private placement transaction under the Securities Act of 1933, substantially identical notes (having the same guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective successors and assigns, partners, directors, officers, employees, agents, trustees, administrators, managers, advisors, representatives, controlling persons and members of such Person and such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching, or migration into or through the indoor or outdoor environment.

“Rent Reserve” means with respect to any store, warehouse, cross-docking facility, distribution center, regional distribution center or depot where any Inventory subject to Liens arising by operation of law is located and with respect to which no Collateral Access Agreement is in effect, a reserve equal to two months’ rent at such store, warehouse, cross-docking facility, distribution center, regional distribution center or depot.

“Required Lenders” means, at any time, Lenders having Credit Exposure and unused Commitments representing more than 50% of the sum of the total Credit Exposure and unused Commitments at such time.  The Credit Exposure and unused Commitments of any Defaulting Lender shall be disregarded in determining Required Lenders at any time; provided that, the amount of any participation in any Swingline Loan and LC Disbursements that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Lender shall be deemed to be held by the Lender that is the Swingline Lender or the applicable Issuing Bank, as the case may be, in making such determination.

“Requirement of Law” means, as to any Person, the Organizational Documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserves” means, individually and collectively, and without duplication, Customer Credit Liability Reserves, Rent Reserves, Banking Services Reserves and any other reserves which the Administrative Agent determines in its Permitted Discretion as being appropriate to (i) reflect the impediments to the Administrative Agent’s or Collateral Agent’s ability to realize upon the Collateral, (ii) reflect claims and liabilities that the Administrative Agent or Collateral Agent reasonably determines will need to be satisfied in connection with the realization upon the Collateral or (iii) to reflect criteria, events, conditions, contingencies or risks which adversely affect any component of the Borrowing Base, the Collateral or the validity or enforceability of this Agreement or the other Loan Documents or any material remedies of the Secured Parties hereunder or thereunder.

“Resignation Effective Date” has the meaning assigned to such term in Article VIII.

“Restricted Indebtedness” means, collectively, any Indebtedness of any Borrower or any of their Restricted Subsidiary that is (i) secured by a Lien that is junior in priority to the Lien securing the Secured Obligations, (ii) by its terms subordinated in right of payment to all or any portion of the Secured Obligations or (iii) unsecured.  The Term Loan Facility, any Term Loan Refinancing Indebtedness and any Incremental Equivalent Term Loan Debt shall constitute “Restricted Indebtedness” for the purposes of this Agreement and the other Loan Documents.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Company or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of (i) any such Equity Interests in the Company or any Restricted Subsidiary or (ii) any option, warrant or other right to acquire any such Equity Interests in the Company or any Restricted Subsidiary.

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

“Revaluation Date” means (a) with respect to any Loan, each of the following: (i) each date of a Borrowing of a Eurocurrency Loan denominated in an Alternative Currency, (ii) each date of a conversion or continuation of a Eurocurrency Loan denominated in an Alternative Currency pursuant to Section 2.08, and (iii) such additional dates as the Administrative Agent shall determine or the Required Lenders shall require; and (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit denominated in an Alternative Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof, (iii) each date of any payment by the Issuing Bank under any Letter of Credit denominated in an Alternative Currency, (iv) in the case of all Existing Letters of Credit denominated in Alternative Currencies, the Closing Date, and (v) such additional dates as the Administrative Agent or the applicable Issuing Bank shall determine or the Required Lenders shall require.

“Revolving Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure plus an amount equal to its Applicable Percentage of the aggregate principal amount of Swingline Loans and Protective Advances outstanding at such time.

“Revolving Loan” means a Loan made pursuant to Section 2.01.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc.

“Sale and Leaseback” has the meaning assigned to such term in Section 6.11.

“Sanctioned Country” means at any time, a country or territory which is itself the subject or target of any Sanctions (as of the date of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or by the United Nations Security Council, Canada, the European Union or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person.

“Sanctions” means international economic sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, (b) the Canadian Government, including but not limited to all regulations made under the United Nations Act, the Special Economic Measures Act and the Export and Import Permits Act, (c) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom or (d) any other relevant sanctions authority.

“SEC” shall mean the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.

“Secured Obligations” means all Obligations, together with all Banking Services Obligations (including all Swap Obligations owing to one or more Swap Agreement Secured Parties).

“Secured Parties” means, collectively, (a) each Lender, (b) each Issuing Bank, (c) the Administrative Agent and the Collateral Agent and their respective Affiliates and branches, (d) each Arranger, (e) any Person providing, entering into or furnishing any Banking Services, including each Swap Agreement Secured Party, that constitute a Secured Obligation entitled to the benefits of the Collateral Documents, (f) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document, and (g) the successors and permitted assigns of each of the foregoing.

“Senior Secured Net Debt” means all Total Net Debt which is secured by a Lien.

“Senior Secured Net Leverage Ratio” means, at any date, the ratio of (a) Senior Secured Net Debt on such day to (b) EBITDA for the most recently ended Test Period; provided that, for purposes of such calculation, the amount of Indebtedness outstanding under this Agreement shall be deemed to be the average daily amount of loans drawn under this Agreement during the immediately preceding Test Period.

“Settlement” has the meaning assigned to such term in Section 2.05(c).

“Settlement Date” has the meaning assigned to such term in Section 2.05(c).

“Specified Account Debtor” means an Account Debtor that, together with its Affiliates, is obligated on Accounts owing to the Borrowers with an aggregate balance of less than $750,000.

“Specified Payment” means any (i) Investment (including any Permitted Acquisition under Section 6.04(r) (but, for certainty, not Section 6.04(h)), (ii) incurrence of Indebtedness, (iii) Restricted Payment, (iv) payment made pursuant to Section 6.07(b)(vii) or (v) designation by the Company of any of its Subsidiaries as an Unrestricted Subsidiary or any of its Unrestricted Subsidiaries as a Restricted Subsidiary under Section 5.14 that, in each case, is subject to the satisfaction of the Payment Conditions under the terms of this Agreement.

“Specified Payment Conditions” means, at any time of determination with respect to a prepayment of Specified Restricted Indebtedness under Section 6.07(b)(vi), that (a) no Default or Event of Default then exists or would arise as a result of the entering into such transaction or the making of such payment and (b) Excess Availability as of the date of such determination, after giving effect on a pro forma basis to such prepayment of Specified Restricted Indebtedness, shall be equal to or greater than fifteen percent (15.00%) of the Maximum Borrowing Amount.  In accordance with Section 5.01(j) hereof, at least five (5) Business Days prior to the making of any such prepayment of Specified Restricted Indebtedness under Section 6.07(b)(vi), the Borrower Representative shall deliver to the Administrative Agent a certificate of an Authorized Officer of the Borrower Representative certifying that the conditions set forth in clauses (a) and (b) are satisfied and attaching supporting documentation demonstrating the same, in a form reasonably satisfactory to the Administrative Agent.

“Specified Prepayment Collateral” has the meaning assigned to such term in Section 2.11(b).

“Specified Representations” means the representations and warranties relating to the Loan Parties set forth in Sections 3.01 (solely with respect to the first sentence of such Section 3.01), 3.02, 3.03(c) (solely with respect to the absence of violation of, or default under, the Loan Parties’ Organizational Documents, the 2018 Notes, the 2023 Notes or the 2018 and 2023 Notes Indenture), 3.03(e), 3.07(b), 3.08, 3.13, 3.16, 3.18 and 3.19.

“Specified Restricted Indebtedness” means Restricted Indebtedness consisting of Indebtedness under the Term Loan Credit Agreement or the 2018 Notes.

“Spot Selling Rate” for a currency means the rate determined by the Administrative Agent or the applicable Issuing Bank, as applicable, to be the rate quoted by the Person acting in such capacity, as Administrative Agent or Issuing Bank, as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or the applicable Issuing Bank may obtain such spot rate from another financial institution designated by the Administrative Agent or the applicable Issuing Bank if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that applicable Issuing Bank may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.

“Stated Liabilities” means the recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of the Company and its Restricted Subsidiaries taken as a whole, as of the date hereof after giving effect to the consummation of the Transactions (including the execution and delivery of this Agreement, the making of the Loans and other Credit Extensions hereunder and the use of proceeds of such Loans and other Credit Extensions on the Closing Date), determined in accordance with GAAP consistently applied.

“Sterling” and “£” mean the lawful currency of the United Kingdom.

“Sterling Sublimit” means an amount equal to the lesser of (x) the Aggregate Commitments and (y) £300,000,000.  The Sterling Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Subordinated Intercompany Note” means the Subordinated Intercompany Note, substantially in the form of Exhibit G.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (i) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (ii) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any direct or indirect subsidiary of any Borrower or a Subsidiary Guarantor, as applicable.

“Subsidiary Guarantor” means, each of the Company’s Subsidiaries that has become a guarantor of the Secured Obligations pursuant to Article X (or any joinder thereto) and each Loan Guaranty.  The Subsidiary Guarantors under this Agreement on the Closing Date are (i) [      ].

“Supermajority Lenders” means, at any time, Lenders having Credit Exposure and unused Commitments representing at least 66 2/3% of the sum of the total Credit Exposure and unused Commitments at such time.  The Credit Exposure and unused Commitments of any Defaulting Lender shall be disregarded in determining Supermajority Lenders at any time; provided that, the amount of any participation in any Swingline Loan and LC Disbursements that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Lender shall be deemed to be held by the Lender that is the Swingline Lender or the applicable Issuing Bank, as the case may be, in making such determination.

“Swap” means any agreement, contract, or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Agreements” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Agreement Secured Parties” means, with respect to any Swap Agreement (in each case, whether existing on the Closing Date or arising thereafter), collectively, a Person that is (a) the Administrative Agent or an Affiliate of the Administrative Agent or (b) any Lender or any Affiliate of a Lender; provided that, with respect to this clause (b), for any Swap Agreement provided by any Person who becomes a Lender after the Closing Date (or Affiliate of such Lender) existing at the time that such Person becomes a Lender, the Company must agree in writing that such Swap Agreement constitutes Banking Services for the purposes of this Agreement and the other Loan Documents.

“Swap Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction.

“SWIFT” has the meaning assigned to such term in Section 2.06(f).

“Swingline Exposure” means, at any time, the aggregate principal amount of all outstanding Swingline Loans at such time.  The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

“Swingline Loan” has the meaning assigned to such term in Section 2.05(a)(i).

“Swingline Sublimit” means an amount equal to the lesser of (x) $150,000,000 and (y) the Aggregate Commitments.  The Swingline Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Swingline Lender” means Bank of America, in its capacity as lender of Swingline Loans hereunder, and its successors and assigns in such capacity.

“Syndication Agents” means Barclays, Wells Fargo Bank, National Association and HSBC Securities (USA) Inc., each in its capacity as Syndication Agent.

“Target” has the meaning assigned to such term in the Recitals hereto.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other similar charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loans” has the meaning assigned to the term “Loans” in the Term Loan Credit Agreement on the Term Loan Closing Date.

“Term Loan Administrative Agent” means Barclays Bank PLC, in its capacity as administrative agent and collateral agent under the Term Loan Credit Agreement and the Term Loan Documents, or any successor administrative agent and collateral agent under the Term Loan Documents.

“Term Loan Borrower Assumption Agreement” means an assumption agreement entered into by the Term Loan Escrow Borrower and the Company, and accepted by the Term Loan Administrative Agent, in the form attached as exhibit N to the Term Loan Credit Agreement on Term Loan Closing Date, with such changes to exhibit N after the Term Loan Closing Date as are reasonably acceptable to the Administrative Agent.

“Term Loan Credit Agreement” means (a) the Term Loan Credit Agreement dated as of the Term Loan Closing Date by and among the Term Loan Escrow Borrower, as the initial borrower thereunder, the Company, the lenders party thereto and Barclays Bank PLC, as Term Loan Administrative Agent (as in effect on the Term Loan Closing Date), as modified by the Term Loan Borrower Assumption Agreement pursuant to which the Company will assume all rights and obligations of the Term Loan Escrow Borrower on the Closing Date, as further amended, restated, amended and restated, supplemented or otherwise modified from time to time after the Closing Date in accordance with the Intercreditor Agreement, and (b) any credit agreement or other agreement providing for any Term Loan Refinancing Indebtedness in respect thereof, in each case, in accordance with the Intercreditor Agreement.

“Term Loan Closing Date” means [February 2], 2016.

“Term Loan Documents” means the Term Loan Credit Agreement, the Intercreditor Agreement, the Term Loan Borrower Assumption Agreement, and the other “Loan Documents” as defined in the Term Loan Credit Agreement (in each case, as in effect on the Term Loan Closing Date, and from and after the Closing Date, as amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance therewith and with the Intercreditor Agreement).

“Term Loan Escrow Account” has the meaning assigned to such term in the Term Loan Escrow Agreement (as in effect on the Term Loan Closing Date).

“Term Loan Escrow Agent” means JPMorgan Chase Bank, N.A., in its capacity as escrow agent under the Term Loan Escrow Agreement, together with its successors and assigns in such capacity.

“Term Loan Escrow Agreement” means the Escrow Agreement, dated as of the Term Loan Closing Date, among the Term Loan Escrow Borrower, the Term Loan Administrative Agent and the Term Loan Escrow Agent, as in effect on the Term Loan Closing Date.

“Term Loan Escrow Borrower” means Staples Escrow, LLC, a Delaware limited liability company.

“Term Loan Facility” means the term loan credit facility established pursuant to the Term Loan Credit Agreement.

“Term Loan Lenders” has the meaning assigned to the term “Lenders” in the Term Loan Credit Agreement.

“Term Loan Obligations” has the meaning assigned to the term “Obligations” in the Term Loan Credit Agreement.

“Term Loan Priority Collateral” has the meaning assigned to that term in the Intercreditor Agreement; provided that, for the purposes of this Agreement, Term Loan Priority Collateral shall not include Excluded Assets (as such term is defined in the Collateral Agreement).

“Term Loan Refinanced Debt” has the meaning assigned to that term in the definition of Term Loan Refinancing Indebtedness.

“Term Loan Refinancing Amendment” means an amendment to the Term Loan Credit Agreement executed by each of (a) the Company, (b) the Term Loan Administrative Agent and (c) each Term Lender that agrees to provide any portion of “Refinancing Loans” (as defined in the Term Loan Credit Agreement as in effect on the Term Loan Closing Date) incurred pursuant to the Term Loan Credit Agreement in accordance with Section 2.18 of the Term Loan Credit Agreement as in effect on the Term Loan Closing Date.

“Term Loan Refinancing Indebtedness” means (a) Permitted Pari Passu Term Refinancing Debt or (b) Permitted Unsecured Refinancing Debt, in each case, issued, incurred or otherwise obtained to refinance, in whole or part, existing Term Loans or any then-existing Term Loan Refinancing Indebtedness (“Term Loan Refinanced Debt”); provided that (i) such Indebtedness has a maturity no earlier, and a Weighted Average Life to Maturity equal to or greater, than the Term Loan Refinanced Debt, (ii) the principal amount of such Indebtedness does not exceed the principal amount of the Term Loan Refinanced Debt except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal, replacement or extension and by an amount equal to any existing commitments unutilized under the Term Loan Refinanced Debt, (iii) the terms and conditions of such Indebtedness (except as otherwise provided in clause (i) above and with respect to pricing, premiums, fees, rate floors and optional prepayment or redemption terms) (taken as a whole) are no more favorable to the lenders or holders providing such Indebtedness than the terms and conditions applicable to the Term Loan Refinanced Debt (except for covenants or other provisions applicable only to periods after the Latest Maturity Date at the time of incurrence of such Indebtedness), (iv) such Indebtedness is issued, incurred or otherwise obtained solely to refinance, in whole or part, Term Loan Refinanced Debt, (v) in the case of Indebtedness described in clause (a) above, the holders of such Indebtedness are bound by the Intercreditor Agreement and (vi) such Term Loan Refinanced Debt shall be repaid, repurchased, retired, defeased or satisfied and discharged, all accrued interest, fees, premiums (if any) and penalties in connection therewith shall be paid, and all commitments thereunder terminated, on the date such Term Loan Refinancing Indebtedness is issued, incurred or obtained.

“Test Period” means the most recent period of four consecutive fiscal quarters of the Company ended on or prior to such time (taken as one accounting period) in respect of which financial statements for each quarter or fiscal year in such period have been (or have been required to be) delivered pursuant to Section 5.01(a) or 5.01(b), as applicable.

“Total Assets” means, on any date, the portion of the amount that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of the Company in respect of the assets of the Company and its Restricted Subsidiaries.

“Total Net Debt” means, at any date, the aggregate principal amount of Funded Debt of the Company and its Restricted Subsidiaries, on a consolidated basis (net of Unrestricted Cash of the Company and its Restricted Subsidiaries as of such date up to $250,000,000 in the aggregate).

“Total Net Leverage Ratio” means, at any date, the ratio of (a) Total Net Debt on such date to (b) EBITDA for the most recently ended Test Period; provided that, for purposes of such calculation, the amount of Indebtedness outstanding under the this Agreement shall be deemed to be the average daily amount drawn under this Agreement during the immediately preceding Test Period.

“Trade Date” has the meaning assigned to such term in Section 9.04(g).

“Transactions” means (a) the entry into the Term Loan Credit Agreement, the Term Loan Escrow Agreement and any applicable Term Loan Documents on the Term Loan Closing Date and the initial borrowing under the Term Loan Credit Agreement on the Term Loan Closing Date, (b) the Acquisition, the Refinancing Transactions, the entry into this Agreement, the other Loan Documents and the initial borrowings and other extensions of credit hereunder on the Closing Date, the entry into the Term Loan Borrower Assumption Agreement (and the assumption by the Company of all of the rights and obligations of the borrower under the Term Loan Credit Agreement thereunder) and the other Term Loan Documents on the Closing Date, the release of the proceeds of the Term Loan Facility to the Company or the Term Loan Escrow Borrower from the Term Loan Escrow Account in accordance with the Term Loan Escrow Agreement on the Closing Date, the issuance of Equity Interests of the Company in connection with the Acquisition, and (c) all transactions in connection with or related to the foregoing clauses (a) and (b) and the payment of fees, costs and expenses relating to each of the foregoing clauses (a) and (b).

“Type” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the LIBO Rate or the Alternate Base Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the grant or perfection of security interests.

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).

“United States” and “US” means the United States of America.

“Unliquidated Obligations” means, at any time, any Secured Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Secured Obligation that is: (i) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it; (ii) any other obligation (including any guarantee) that is contingent in nature at such time; or (iii) an obligation to provide collateral to secure any of the foregoing types of obligations.

“Unreimbursed Amount” has the meaning assigned to such term in Section 2.06(e).

“Unreasonably Small Capital” means that the Company and its Restricted Subsidiaries taken as a whole after giving effect to the Transactions do not have sufficient capital to ensure that they are a going concern.

“Unrestricted Cash” means, as of any date of determination, the aggregate amount of all cash and Cash Equivalents on the consolidated balance sheet of the Company and its Restricted Subsidiaries that are not “restricted” for purposes of GAAP; provided, however, that Unrestricted Cash shall not include any cash or Cash Equivalents that are subject to a Lien (other than any Lien in favor of the Administrative Agent or Collateral Agent, the Term Loan Agent or any collateral agent for the benefit of holders of Indebtedness that is permitted by Section 6.01 and Section 6.02 to be incurred and secured on a pari passu basis with the Term Loan Obligations and that is secured on a pari passu basis with the Term Loan Obligations (and subject to the Intercreditor Agreement)).

“Unrestricted Subsidiary” means any Subsidiary of the Company specified on Schedule 1.01(b) as of the Closing Date and any Subsidiary of the Company designated by the board of directors of the Company (or a duly authorized committee thereof) as an “Unrestricted Subsidiary” pursuant to Section 5.14 hereof subsequent to the Closing Date, and any Subsidiary formed or acquired by an Unrestricted Subsidiary following such Unrestricted Subsidiary’s designation, other than any such Unrestricted Subsidiary that has been subsequently designated as a Restricted Subsidiary pursuant to Section 5.14.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(f)(iv).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:  (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment (without giving effect to any prepayments of such installments as of such date), sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (ii) the then outstanding principal amount of such Indebtedness.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Loan Party, the Administrative Agent, or the Collateral Agent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

“Yield” means, as to any Indebtedness, the yield thereof, whether in the form of interest rate, commitment fees, margin or interest rate “floor”, as determined in the reasonable judgment of the Administrative Agent consistent with generally accepted financial practices; provided that “Yield” shall not include (i) customary arrangement fees, structuring fees, underwriting fees or other similar fees paid to the arrangers of such Indebtedness or (ii) original issue discount or upfront fees paid in connection with incurring such Indebtedness.

“Yield Differential” has the meaning assigned to such term in Section 2.22(d).

SECTION 1.02                                 Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g. a “Eurocurrency Revolving Loan”).  Borrowings also may be classified and referred to by Class (e.g., a “Borrowing of Revolving Loans”) or by Type (e.g., a “Eurocurrency Borrowing”).

SECTION 1.03                                 Terms Generally; Times of Day.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) unless otherwise specified, any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

SECTION 1.04                                 Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time.  Notwithstanding any other provision contained herein, (a) all computations of amounts and ratios referred to in this Agreement shall be made without giving effect to any election under FASB ASC Topic 825 “Financial Instruments” (or any other financial accounting standard having a similar result or effect) to value any Indebtedness of the Company or its Subsidiaries at “fair value” as defined therein and (b) Indebtedness shall not include any obligations under leases that would be classified as operating leases under GAAP as in effect on the date hereof, and the payments thereon shall not constitute interest expense.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Company or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (A) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (B) the Company shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

SECTION 1.05                                 Currency Translations.   (a)  For purposes of this Agreement and the other Loan Documents, the Administrative Agent or the applicable Issuing Bank, as applicable, shall determine the Spot Selling Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Credit Extensions and Credit Exposure, LC Exposure, Revolving Exposure and other outstanding amounts denominated in Alternative Currencies.  Such Spot Selling Rates shall become effective as of such Revaluation Date and shall be the Spot Selling Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur.  Except for purposes of financial statements delivered by Loan Parties hereunder or as otherwise provided herein, the applicable amount of any currency (other than dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the applicable Issuing Bank, as applicable.

(b)                                 Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of an Eurocurrency Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in dollars, but such Borrowing, Eurocurrency Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the applicable Issuing Bank, as the case may be.

(c)                                  The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “LIBO Rate” or with respect to any comparable or successor rate thereto.

SECTION 1.06                                 Change of Currency.  (a)  Each obligation of the Loan Parties to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption.  If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.

(b)                                 Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c)                                  Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

SECTION 1.07                                 Letter of Credit Amounts.  Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any related Issuer Bank document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II

The Credits

SECTION 2.01                                 Commitments.  Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans (the “Revolving Loans”) from time to during the Availability Period to the Borrowers in dollars, Euros, Sterling and Canadian Dollars, if, in each case after giving effect thereto:

(i)                                     the Revolving Exposure of any Lender would not exceed such Lender’s Commitment;

(ii)                                  the Aggregate Revolving Exposure would not exceed the Maximum Borrowing Amount at such time;

(iii)          the Aggregate Revolving Exposure denominated in Canadian Dollars would not exceed the Canadian Dollar Sublimit;

(iv)          the Aggregate Revolving Exposure denominated in Euros would not exceed the Euro Sublimit; and

(v)           the Aggregate Revolving Exposure denominated in Sterling would not exceed the Sterling Sublimit;

subject, in the case of clause (ii) above, to the Administrative Agent’s authority, in its sole discretion, to make Protective Advances pursuant to the terms of Section 2.04.

Within the foregoing limits and subject to the terms and conditions set forth herein, each Borrower may borrow, prepay and reborrow its Revolving Loans.

SECTION 2.02           Procedure for Borrowings.  (a)  Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Type made by the Lenders ratably in accordance with their respective Commitments.  Each Protective Advance and Swingline Loan shall be made in accordance with the procedures set forth in Sections 2.04 and 2.05, respectively.

(a)           Subject to Section 2.14, (i) each Borrowing of Revolving Loans denominated in dollars shall be comprised entirely of ABR Loans or Eurocurrency Loans as the Borrowers may request in accordance herewith, and (ii) each Borrowing of Revolving Loans denominated in Euros, Sterling or Canadian Dollars shall be comprised entirely of Eurocurrency Loans.  Each Swingline Loan shall be denominated in dollars and shall be an ABR Loan.

(b)           At the commencement of each Interest Period for any Eurocurrency Borrowing of Revolving Loans, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000.  ABR Borrowing of Revolving Loans may be in any amount.  Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of 12 Eurocurrency Borrowings outstanding.

(c)           Notwithstanding any other provision of this Agreement, neither the Borrower Representative nor any Borrower shall be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03           Requests for Borrowing of Revolving Loans.  To request a Borrowing of Revolving Loans, the Borrower Representative (or the applicable Borrower) shall irrevocably notify the Administrative Agent, which notice may be given by (A) telephone or (B) a written Borrowing Request; provided that any telephonic notice must be confirmed immediately by delivery to the Administrative Agent of a written Borrowing Request.  Each Borrowing Request must be signed by the Borrower Representative (or the applicable Borrower) and must be received by the Administrative Agent as follows:

(a)           in the case of an ABR Borrowing, not later than 11:00 a.m. New York City time on the date of the proposed Borrowing (which shall be a Business Day), and

(b)           in the case of a Eurocurrency Borrowing, not later than 10:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing.

Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.01:

(i)            the name of the applicable Borrower;

(ii)           the aggregate amount of the requested Borrowing and a breakdown of the separate wires comprising such Borrowing;

(iii)          the date of such Borrowing, which shall be a Business Day;

(iv)          the currency of the requested Borrowing;

(v)           whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

(vi)          in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period.”

If no election as to the Type of Borrowing of Revolving Loans is specified, then (A) a Borrowing of Revolving Loans requested in dollars shall be an ABR Borrowing and (B) a Borrowing of Revolving Loans requested in Euros, Sterling or Canadian Dollars shall be a Eurocurrency Borrowing with an Interest Period of one month.  If no Interest Period is specified with respect to any requested Eurocurrency Borrowing of Revolving Loans, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.  Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.  No Borrowing may be converted into or continued as a Revolving Loan denominated in a different currency, but instead must be prepaid in the original currency of such Revolving Loan and reborrowed in the other currency.

SECTION 2.04           Protective Advances.  (a)  Subject to the limitations set forth below, the Administrative Agent is authorized by the Borrowers and the Lenders, from time to time after the occurrence and during the continuance of an Event of Default or during a Full Cash Dominion Period, in the Administrative Agent’s sole discretion (but shall have absolutely no obligation to), to make Loans to the Borrowers in dollars on behalf of the Lenders, which the Administrative Agent, in its Permitted Discretion, deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations or (iii) to pay any other amount chargeable to or required to be paid by any of the Borrowers pursuant to the terms of this Agreement, including payments of reimbursable expenses (including costs, fees, and expenses as described in Section 9.03) and other sums payable under the Loan Documents (any such Loans are herein referred to as “Protective Advances”); provided that no Protective Advance may remain outstanding for more than thirty (30) days; provided further that the aggregate amount of Protective Advances outstanding at any time shall not (x) exceed five percent (5%) of the Borrowing Base or (y) when added to the Aggregate Revolving Exposure, exceed the amount of the Aggregate Commitments (provided that, for purposes of clauses (y) above, at any time when any Lender is a Defaulting Lender, such Defaulting Lender’s Commitment shall be disregarded).  Protective Advances may be made even if the conditions precedent set forth in Section 4.02 have not been satisfied.  The Protective Advances shall be secured by the Liens in favor of the Collateral Agent (for the benefit of the Secured Parties) in and to the Collateral and shall constitute Obligations hereunder.  All Protective Advances shall be denominated in dollars and shall be ABR Borrowings.  The Administrative Agent’s authorization to make Protective Advances may be revoked at any time by the Required Lenders.  Any such revocation must be in writing and shall become effective prospectively three (3) Business Days after the Administrative Agent’s receipt thereof.  At any time that there is sufficient Excess Availability and the conditions precedent set forth in Section 4.02 have been satisfied, the Administrative Agent may request the Lenders to make a Revolving Loan to repay a Protective Advance.  At any other time the Administrative Agent may require the Lenders to fund their risk participations described in Section 2.04(b).  It is agreed that the Administrative Agent shall endeavor, but without any obligation, to notify the Borrower Representative promptly after the making of any Protective Advance.

(a)           Upon the making of a Protective Advance by the Administrative Agent in accordance with the terms hereof, each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Administrative Agent without recourse or warranty, an undivided interest and participation in such Protective Advance in proportion to its Applicable Percentage.  From and after the date, if any, on which any Lender is required to fund its participation in any Protective Advance purchased hereunder the Administrative Agent shall promptly distribute to such Lender, such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Protective Advance.

SECTION 2.05           Swingline Loans.  (a)  Swingline Loans.

(i)            The Administrative Agent, the Swingline Lender and the Lenders agree that in order to facilitate the administration of this Agreement and the other Loan Documents, promptly after the Borrower Representative requests an ABR Borrowing on behalf of the Borrowers, the Swingline Lender may elect, subject to the terms and conditions set forth herein and in reliance upon the agreements of the other Lenders set forth in this Section 2.05, to have the terms of this Section 2.05(a)(i) apply to such Borrowing Request by advancing, on behalf of the Lenders and in the amount so requested, same day funds to the Borrowers on the applicable Borrowing date to the Funding Account(s) (each such Loan, a “Swingline Loan”), with settlement among them as to the Swingline Loans to take place on a periodic basis as set forth in Section 2.05(c).  Each Swingline Loan shall be made in dollars and shall be subject to all the terms and conditions applicable to other ABR Loans funded by the Lenders, except that all payments thereon shall be payable to the Swingline Lender solely for its own account.  In addition, no Swingline Loan shall be made if, after giving effect thereto:

(A)          the aggregate principal amount of outstanding Swingline Loans would exceed the Swingline Sublimit;

(B)          the Revolving Exposure of any Lender would exceed such Lender’s Commitment; or

(C)          the Aggregate Revolving Exposure would exceed the Maximum Borrowing Amount;

subject, in the case of each of clause (A) and (C) above, to the Administrative Agent’s authority to make Protective Advances pursuant to the terms of Section 2.04.

(b)           Lender Participations.  Upon the making of a Swingline Loan (whether before or after the occurrence of a Default and regardless of whether a Settlement has been requested with respect to such Swingline Loan), each Lender, as applicable, shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the applicable Swingline Lender or the Administrative Agent, as the case may be, without recourse or warranty, an undivided interest and participation in such Swingline Loan in proportion to its Applicable Percentage of the Aggregate Commitments.  The applicable Swingline Lender or the Administrative Agent may, at any time, require the Lenders to fund their participations in dollars.  From and after the date, if any, on which the Lenders are required to fund their participations in any Swingline Loan purchased hereunder, the Administrative Agent shall promptly distribute to such Lenders, such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by such Agent in respect of such Loan.

(c)           Swingline Settlements.  The Administrative Agent, on behalf of the Swingline Lender, shall request settlement (a “Settlement”) with the Lenders on at least a weekly basis or on any earlier date that the Administrative Agent elects, by notifying the Lenders of such requested Settlement by facsimile or e-mail no later than 12:00 noon, New York time, on the date of such requested Settlement (the “Settlement Date”).  Each Lender (other than the Swingline Lender, in the case of the Swingline Loans) shall transfer the amount, in dollars, of such Lender’s Applicable Percentage of the outstanding principal amount of the applicable Loan with respect to which Settlement is requested to the Administrative Agent to an account of the Administrative Agent as the Administrative Agent may designate, not later than 2:00 p.m., New York time, on such Settlement Date.  Settlements may occur during the existence of a Default and whether or not the applicable conditions precedent set forth in Section 4.02 have then been satisfied.  Such amounts transferred to the Administrative Agent shall be applied against the amounts of the applicable Swingline Lender’s Swingline Loans and, together with such Swingline Lender’s Applicable Percentage of such Swingline Loan, shall constitute Revolving Loans of such applicable Lenders, respectively.  If any such amount is not transferred to the Administrative Agent by any applicable Lender on such Settlement Date, the applicable Swingline Lender shall be entitled to recover such amount on demand from such Lender together with interest thereon as specified in Section 2.07.

SECTION 2.06           Letters of Credit.  (a)  General.  Subject to the terms and conditions set forth herein, the Issuing Banks agree, in reliance upon the agreements of the Lenders set forth in this Section 2.06, that the Borrower Representative may request the issuance of Letters of Credit for its own account or for the account of another Borrower (or any Borrower may request the issuance of Letters of Credit for its own account), in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank (a “Letter of Credit Request”), at any time and from time to time during the Availability Period, provided that, anything herein to the contrary notwithstanding, Barclays, in its capacity as an Issuing Bank, shall not be required to issue any trade Letters of Credit..  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower Representative or any Borrower to, or entered into by the Borrower Representative or any Borrower with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b)           Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.  To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower Representative (or the applicable Borrower) shall hand deliver or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Administrative Agent (prior to 9:00 a.m., New York time, at least three (3) Business Days prior to the requested date of issuance, amendment, renewal or extension) a Letter of Credit Request, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the currency of such Letter of Credit (which shall be in dollars, Euros, Sterling or Canadian Dollars, subject to the limitations set forth in this Section 2.06(b)), the name and address of the beneficiary thereof, the documents to be presented by such beneficiary in case of any drawing thereunder, the full text of any certificate to be presented by such beneficiary in the case of any drawing thereunder, the purpose and nature of the requested Letter of Credit and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit.  If requested by the applicable Issuing Bank, the applicable Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit.  A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrowers shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension the (i) aggregate LC Exposure shall not exceed the LC Sublimit, (ii) aggregate LC Exposure issued in Canadian Dollars shall not exceed the LC Canadian Dollar Sublimit, (iii) aggregate LC Exposure issued in Euros shall not exceed the LC Euro Sublimit and (iv) aggregate LC Exposure issued in Sterling shall not exceed the LC Sterling Sublimit.  In addition, no Letter of Credit shall be issued, amended, renewed or extended if, after giving effect to such issuance, amendment, renewal or extension:

(A)          the Revolving Exposure of any Lender would exceed such Lender’s Commitment; or

(B)          the Aggregate Revolving Exposure would exceed the Maximum Borrowing Amount;

subject, in the case of clause (B) above, to the Administrative Agent’s authority, in its sole discretion, to make Protective Advances pursuant to the terms of Section 2.04.

Notwithstanding the foregoing or anything to the contrary contained herein, no Issuing Bank shall be obligated to issue or modify any Letter of Credit if, immediately after giving effect thereto, the outstanding LC Exposure in respect of all Letters of Credit issued by such Person and its Affiliates would exceed such Issuing Bank’s Issuing Bank Sublimit.  Without limiting the foregoing and without affecting the limitations contained herein, it is understood and agreed that the Borrowers may from time to time request that an Issuing Bank issue Letters of Credit in excess of its individual Issuing Bank Sublimit in effect at the time of such request, and each Issuing Bank agrees to consider any such request in good faith.  Any Letter of Credit so issued by an Issuing Bank in excess of its individual Issuing Bank Sublimit then in effect shall nonetheless constitute a Letter of Credit for all purposes of the Credit Agreement, and shall not affect the Issuing Bank Sublimit of any other Issuing Bank, subject to the limitations on the aggregate LC Exposure set forth in clause (i) of this Section 2.06(b) above.

Notwithstanding anything in the contrary in this Agreement, no Issuing Bank shall be under any obligation to issue, renew, amend or extend any Letter of Credit if: (a) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing, renewing, amending or extending the Letter of Credit, or any Requirement of Law applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance, renewal, amendment or extension of letters of credit generally or the Letter of Credit in particular or shall impose upon the Issuing Bank with respect to the Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Bank in good faith deems material to it; (b) the issuance, renewal, amendment or extension of the Letter of Credit would violate one or more policies of the Issuing Bank applicable to letters of credit generally; (c) the Issuing Bank does not as of the issuance date of the requested Letter of Credit issue, renew, amend or extend Letters of Credit in the requested currency; or (d) any Lender is at that time a Defaulting Lender, unless the Issuing Bank has entered into arrangements, including the delivery of Cash

Collateral, satisfactory to the Issuing Bank (in its sole discretion) with the Company or such Lender to eliminate the Issuing Bank’s actual or potential Fronting Exposure (after giving effect to Section 2.21) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued, renewed, amended or extended or that Letter of Credit and all other LC Exposure as to which the Issuing Bank has actual or potential Fronting Exposure, as it may elect in its sole discretion.

Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the Issuing Bank will also deliver to the Company and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)           Expiration Date.  Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension), subject to automatic extension or renewal for successive one-year periods and (ii) the date that is two Business Days prior to the Maturity Date.

(d)           Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of any Issuing Bank or the Lenders, the applicable Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the applicable Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, in the same currency as the applicable LC Disbursement, for the account of the applicable Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrowers on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrowers for any reason.  Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Aggregate Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)           Reimbursement.  If any Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the applicable Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent, in the currency in which the applicable Letter of Credit was issued, an amount equal to such LC Disbursement not later than 1:00 p.m., New York City time, on the date that such LC Disbursement is made, if the Borrower Representative or the applicable Borrower shall have received notice of such LC Disbursement prior to 9:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower Representative or the applicable Borrower prior to such time on such date, then not later than 11:00 a.m., New York City time, on the Business Day immediately following the day that the Borrower Representative or the applicable Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Borrower Representative on behalf of the applicable Borrower (or the applicable Borrower) may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.05 that such payment, if to be made in dollars, be financed with a Borrowing of Revolving Loans or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Borrowing of Revolving Loans or Swingline Loan; provided further that no such payment shall be permitted to be financed with a Eurocurrency Borrowing.  If any Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrowers in respect thereof (expressed in dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in an Alternative Currency) (the “Unreimbursed Amount”) and such Lender’s Applicable Percentage thereof.  Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent, in the same currency as the applicable LC Disbursement, its Applicable Percentage of the payment then due from the applicable Borrower, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Lenders.  Promptly following receipt by the Administrative Agent of any payment from a Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the applicable Issuing Bank, then the Administrative Agent shall distribute such payment to such Lenders and the applicable Issuing Bank as their interests may appear.  Any payment made by a Lender pursuant to this paragraph to reimburse the applicable Issuing Bank for any LC Disbursement (other than the funding of Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrowers or the Subsidiary Guarantors of their respective obligations to reimburse such LC Disbursement.

(f)            Obligations Absolute.  The Borrowers’ obligations to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, (iv) the existence of any claim, counterclaim, setoff, defense or other right that any Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Issuing Bank or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction, (v) any waiver by the Issuing Bank of any requirement that exists for the Issuing Bank’s protection and not the protection of any Borrower or any waiver by the Issuing Bank which does not in fact materially prejudice such Borrower, (vi) honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft, (vii) any payment made by the Issuing Bank in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under, such Letter of Credit if presentation after such date is authorized by the UCC, the ISP or the UCP, as applicable, or (viii) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrowers’ obligations hereunder.  Neither the Administrative Agent, the Collateral Agent, the Lenders nor the Issuing Banks, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the applicable Issuing Bank; provided that the foregoing shall not be construed to excuse the applicable Issuing Bank from liability to any Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by such Borrower that are caused by the applicable Issuing

Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.  None of any Issuing Bank, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of an Issuing Bank shall be liable to any Lender for (x) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (y) any action taken or omitted in the absence of gross negligence or willful misconduct; or (z) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit.  The Borrowers hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrowers’ pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of any Issuing Bank, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of a Issuing Bank shall be liable or responsible for any of the matters described in clauses (i) through (viii) of this Section 2.06(f); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrowers may have a claim against an Issuing Bank, and an Issuing Bank may be liable to the Borrowers, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrowers which the Borrowers prove were caused by an Issuing Bank’s willful misconduct or gross negligence or an Issuing Bank’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit.  In furtherance and not in limitation of the foregoing, an Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and an Issuing Bank shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.  An Issuing Bank may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

(g)           Disbursement Procedures.  The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  The applicable Issuing Bank shall promptly notify the Administrative Agent and the Borrower Representative (or applicable Borrower) by telephone (confirmed by facsimile) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrowers or the Subsidiary Guarantors of their obligations to reimburse the applicable Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h)           Interim Interest.  If any Issuing Bank shall make any LC Disbursement, then, unless a Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that a Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans (or, with respect to reimbursements of amount due in Canadian Dollars, Sterling or Euro, at the rate per annum then applicable to Eurocurrency Revolving Loans in such currency); provided that, if the Borrowers fail to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(c) shall apply.  Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i)            Replacement of the Issuing Banks.  Any Issuing Bank may be replaced at any time by written agreement among the Borrower Representative, the Administrative Agent (not to be unreasonably withheld or delayed), the replaced Issuing Bank and the successor Issuing Bank.  The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank.  At the time any such replacement shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b).  From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require.  After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j)            Cash Collateralization.  If any Event of Default shall occur and be continuing, on the Business Day that the Borrower Representative receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing more than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph or if any of the other provisions hereof require cash collateralization, the Borrowers shall deposit in an account with the Collateral Agent, in the name of the Collateral Agent and for the benefit of the Secured Parties (the “LC Collateral Account”), an amount, in cash and in the currency in which the applicable Letters of Credit are denominated, equal to 103% of the LC Exposure as of such date plus accrued and unpaid interest and fees thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any Borrower described in clause (h) or (i) of Article VII.  Such deposit shall be held by the Collateral Agent as collateral for the payment and performance of the Secured Obligations.  The Collateral Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account, such account shall be subject to a Blocked Account Agreement and/or acknowledgement of notice, as applicable, and each Borrower hereby grants the Collateral Agent (for the benefit of the Secured Parties) a security interest in the LC Collateral Account and all money or other assets on deposit therein or credited thereto.  Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Collateral Agent and at each Borrower’s risk and expense, such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall be applied by the Collateral Agent to reimburse the applicable Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing more than 50% of the total LC Exposure), be applied to satisfy other Secured Obligations.  If the Borrowers are required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the applicable Borrower or Borrower

Representative for the account of the applicable Borrower within two Business Days after all such Defaults have been cured or waived.

(k)           Applicability of ISP and UCP.  Unless otherwise expressly agreed by an Issuing Bank and the Borrowers when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit.  Notwithstanding the foregoing, no Issuing Bank shall be responsible to the Borrowers for, and each Issuing Bank’s rights and remedies against the Borrowers shall not be impaired by, any action or inaction of such Issuing Bank required under any law, order, or practice that is required to be applied to any Letter of Credit or this Agreement, including the applicable law or any order of a jurisdiction where such Issuing Bank or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(l)            Existing Letters of Credit.  On the Closing Date, (i) each Existing Letter of Credit, to the extent outstanding, shall be automatically and without further action by the parties thereto deemed converted into a Letter of Credit pursuant to this Section 2.06 at the request of the Borrowers and subject to the provisions hereof as if each such Existing Letter of Credit had been issued on the Closing Date, (ii) each such Existing Letter of Credit shall be included in the calculation of LC Exposure and (iii) all liabilities of the Borrowers and the other Loan Parties with respect to such Existing Letters of Credit shall constitute Obligations.

(m)          Letters of Credit Issued for Subsidiaries.  Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrowers shall be obligated to reimburse the applicable Issuing Bank hereunder for any and all drawings under such Letter of Credit.  The Borrowers hereby acknowledge that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Company and the other Borrowers, and that the Company’s and the other Borrowers’ business derives substantial benefits from the businesses of such Subsidiaries.

SECTION 2.07           Funding of Borrowings.  (a)  Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:00 p.m., New York City time, to the account of the Administrative Agent in an amount equal to such Lender’s Applicable Percentage; provided that Swingline Loans shall be made as provided in Section 2.05.  The Administrative Agent will make such Loans available to the Borrower Representative (or, if directed by the Borrower Representative, to the account of the applicable Borrower) by promptly crediting the amounts so received, in like funds, to the Funding Account(s); provided that Revolving Loans made to finance the reimbursement of (i) an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank and (ii) a Protective Advance shall be retained by the Administrative Agent and disbursed in its discretion.

(b)           Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent (a “Non-Funding Lender”), then the applicable Lender and the Borrowers agree (jointly and severally with each other Borrower, but severally and not jointly with the applicable Lender)

to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to the Administrative Agent at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrowers, the interest rate applicable to ABR Loans (or, with respect to amount due in an Alternative Currency, at the rate per annum then applicable to Eurocurrency Loans in such currency).  If the Borrowers and such Lender shall pay such interest to the Administrative Agent for the same or overlapping or an overlapping period, the Administrative Agent shall promptly remit to the Borrowers the amount of such interest paid by such Borrower for such period.  If such Lender pays such amount to the Administrative Agent then such amount shall constitute such Lender’s Loan included in such Borrowing.  Notwithstanding the foregoing, the Borrowers shall preserve their rights and remedies against any Non-Funding Lender which has not made Loans required by the terms and provisions hereof.

SECTION 2.08           Interest Elections.  (a)  Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request.  Thereafter, the Borrower Representative may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section.  The Borrower Representative may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.  This Section shall not apply to Swingline Borrowings or Protective Advances, which may not be converted or continued.  To make an election pursuant to this Section, the Borrower Representative shall notify the Administrative Agent of such election by telephone (i) in the case of a conversion of an ABR Borrowing to a Eurocurrency Borrowing, not later than 10:00 a.m., New York City time, three Business Days before the effective date of such election, (ii) in the case of a conversion of a Eurocurrency Borrowing to an ABR Borrowing, not later than 10:00 a.m., New York City time, on the Business Day before the effective date of such election and (iii) in the case of a continuation of a Eurocurrency Borrowing, in accordance with the applicable provisions of the definition of “Interest Period”.  Each such telephonic Interest Election Request shall be irrevocable and shall be immediately confirmed by hand delivery or facsimile to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower Representative.

(b)           Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.01:

(i)            the applicable Borrower and the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)           the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)          whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

(iv)          if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Borrower Representative shall be deemed to have selected an Interest Period of one month’s duration.

(c)           Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(d)           If the Borrower Representative fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing of Revolving Loans prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing; provided, however, that in the case of a failure to timely request a continuation of Loans denominated in Canadian Dollars, Sterling or Euro, such Loans shall be continued as Eurocurrency Loans in their original currency with an Interest Period of one month.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower Representative, then, so long as an Event of Default is continuing (i) no outstanding Borrowing of Revolving Loans may be converted to or continued as a Eurocurrency Borrowing (and the Required Lenders may demand that any or all of the then outstanding Eurocurrency Loans denominated in Canadian Dollars, Sterling or Euro be prepaid, or redenominated into dollars, on the last day of the then current Interest Period with respect thereto) and (ii) unless repaid, each Eurocurrency Borrowing of Revolving Loans shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.  No Loan may be converted into or continued as a Loan denominated in a different currency, but instead must be prepaid in the original currency of such Loan and reborrowed in the other currency.

(e)           Notwithstanding anything to the contrary in this Agreement, any Lender may exchange, continue or rollover all of the portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Company, the Administrative Agent, and such Lender.

SECTION 2.09           Termination and Reduction of Commitments.

(a)           Unless previously terminated, all Commitments shall terminate on the Maturity Date.

(b)           The Borrowers may at any time terminate in full the Commitments upon (i) the payment in full in cash of all outstanding Loans together with accrued and unpaid interest thereon and on any Letters of Credit, (ii) the cancellation and return of all outstanding Letters of Credit (or alternatively, with respect to each applicable Letter of Credit, the furnishing to the Collateral Agent of a cash deposit in the currency in which the applicable Letters of Credit are denominated (or at the discretion of the Administrative Agent a back up standby letter of credit satisfactory to the Administrative Agent and in the currency in which the applicable Letters of Credit are denominated) equal to 103% of the LC Exposure as of such date), (iii) the payment in full in cash of the accrued and unpaid fees and (iv) the payment in full in cash of all reimbursable expenses and other Obligations together with accrued and unpaid interest thereon.

(c)           The Borrowers may from time to time reduce the Commitments; provided that (i) each such reduction shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000, and (ii) the Borrowers shall not reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, the Aggregate Revolving Exposure would exceed the Maximum Borrowing Amount.

(d)           The Borrower Representative shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) or (c) of this Section at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each notice delivered by the Borrower Representative pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower Representative may state that such notice is conditioned upon the effectiveness of other credit facilities or the occurrence of one or more other transactions, in which case such notice may be revoked by the Borrower Representative (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Any termination or reduction of the Commitments shall be permanent.  Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

SECTION 2.10           Repayment of Loans; Evidence of Debt.  (a)  The Borrowers hereby unconditionally promise to pay to the Administrative Agent (i) for the account of each Lender the then unpaid principal amount of each Revolving Loan on the Maturity Date, (ii) for the account of the Swingline Lender the then unpaid principal amount of each Swingline Loan on the Maturity Date and (iii) the then unpaid amount of each Protective Advance on the earlier of the Maturity Date and demand by the Administrative Agent.

(b)           During any Full Cash Dominion Period, on each Business Day, the Administrative Agent shall apply all funds credited to any applicable Collection Account as of 10:00 a.m., New York time, on such Business Day (whether or not immediately available) first to prepay any Protective Advances that may be outstanding, pro rata, second to prepay the Revolving Loans (including Swingline Loans) (without a corresponding reduction in the Aggregate Commitments), pro rata, and then to cash collateralize outstanding LC Exposure, pro rata.  Notwithstanding anything to the contrary contained herein, after an Event of Default, funds credited to any applicable Collection Account shall be applied in accordance with Section 2.18(b)(y).

(c)           Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d)           The entries made in the accounts maintained pursuant to Section 2.10(c) shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement; provided, further, that in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

(e)           Any Lender may request that Loans made by it be evidenced by a promissory note, in addition to the accounts and records referred in clauses (c) and (d).  In such event, the Borrowers shall prepare, execute and deliver to such Lender a promissory note in favor of such Lender and its registered assigns and substantially in the form of Exhibit H (a “Note”).

SECTION 2.11           Prepayment of Loans.

(a)           Voluntary Prepayments.

(i)            At any time and from time to time (1) with respect to ABR Borrowings, the Borrowers may prepay any such Borrowings on any Business Day in whole or in part, in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount and (2) with respect to Eurocurrency Borrowings, the Borrowers may prepay any such Loans (in the currency of such Loan) on any Business Day in whole or in part in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount, in each case, without premium or penalty except with respect to Eurocurrency Loans, subject to Section 2.16.

(ii)           The Borrowers shall notify the Administrative Agent in writing of any prepayment hereunder (i) in the case of prepayment of a Eurocurrency Borrowing, not later than 10:00 a.m., New York City time, two Business Days before the date of prepayment, or (ii) in the case of prepayment of an ABR Borrowing, not later than 10:00 a.m., New York City time, on the Business Day before the date of prepayment.  Each such notice shall be irrevocable (but it may be conditioned upon the effectiveness of other Indebtedness or the occurrence of one or more other transactions) and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid.  Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof.  Each prepayment pursuant to this Section 2.11(a) shall be applied as set forth in Section 2.11(d)(i).  Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13 and any other amounts payable pursuant to Section 2.16.

(b)           Mandatory Prepayments.

(i)            In all cases subject to Section 2.11(b)(iii), only if an Event of Default or a Full Cash Dominion Period shall have occurred and be continuing, than no later than 10 Business Days following the date of receipt by (x) the Borrowers or any of their Restricted Subsidiaries of Net Cash Proceeds in respect of any Asset Sale with respect to any ABL Priority Collateral that constitutes Accounts, Credit Card Receivables, Inventory or other type of ABL Priority Collateral included from time to time in the calculation of the Borrowing Base (such ABL Priority Collateral, the “Specified Prepayment Collateral”) or (y) the Borrowers or any of their Restricted Subsidiaries (or the Administrative Agent or Collateral Agent as loss payee) of Net Cash Proceeds in respect of any Recovery Event with respect to any Specified Prepayment Collateral, the Borrowers shall repay the outstanding Loans as set forth in Section 2.11(d) and, if the Loans are repaid in full, the Borrowers shall cash collateralize the outstanding LC Exposure as set forth in Section 2.06(j) (without a permanent reduction of the Aggregate Commitments), in an aggregate amount equal to 100% of such Net Cash Proceeds.  Notwithstanding the foregoing, neither the Borrowers nor any of their Restricted Subsidiaries shall be required to repay the Loans or cash collateralize the LC Exposure with Net Cash Proceeds in respect of Specified Prepayment Collateral received by a Restricted Subsidiary that is an International Subsidiary to the extent that (a) the repatriation of such Net Cash Proceeds to fund such repayments would, in the good faith judgment of the Borrowers, result in material adverse tax consequences to the Borrowers or any of their Restricted Subsidiaries (taking into account any foreign tax credit or benefit received in connection with such repatriation) or conflict with applicable law; provided that, in any event, the Borrowers shall use commercially reasonable efforts to eliminate such tax effects in order to make such prepayments, and (b) such adverse tax consequences or legal limitation is not directly attributable to actions taken by the Borrowers or any of their Subsidiaries with the intent of avoiding or reducing repayments required pursuant to this Section 2.11(b)(i).

(ii)           In all cases subject to Section 2.11(b)(iii), no later than 10 Business Days following the date of receipt by the Borrowers or any of their Restricted Subsidiaries of Net Cash Proceeds in respect of a Divested Property in excess of $15,000,000 in any calendar year (in the aggregate for the Borrowers and their Restricted Subsidiaries for all Divested Property), an amount equal to 100% of such Net Cash Proceeds in excess of $15,000,000 shall be applied by the Borrowers to (x) repay the outstanding Loans (for application in accordance with Section 2.11(d)) and, solely to the extent a Full Cash Dominion Period shall have occurred and be continuing, to cash collateralize the LC Exposure (as set forth in Section 2.06(j)), (and if no Full Cash Dominion Period shall have occurred and be continuing, such Net Cash Proceeds that would otherwise cash collateralize the LC Exposure shall be retained by the Borrowers) (in each case under this clause (x), without a permanent reduction in the Aggregate Commitments) and (y) repay the loans then outstanding under the Term Facility (in accordance with the Term Loan Credit Agreement), on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Loans and the outstanding LC Exposure (without regard to the occurrence or non-occurrence of any Full Cash Dominion Period) and the outstanding principal amount of loans outstanding under the Term Facility at such time); provided that, if after giving pro forma effect to such prepayment of the Loans and, if applicable, cash collateralization of the LC Exposure outstanding under this Agreement, Excess Availability is less than $1,000,000,000, then the portion of such Net Cash Proceeds allocated to prepay the Obligations outstanding under this Agreement shall be increased in an amount sufficient to cause Excess Availability to equal $1,000,000,000 (and the portion allocated to prepay the loans outstanding under the Term Facility shall be reduced accordingly) after giving pro forma effect to such prepayment; provided, further, that if after giving pro forma effect to such prepayment of Loans and, if applicable, cash collateralization of the LC Exposure outstanding under this Agreement, the Senior Secured Net Leverage Ratio for the most recently ended Test Period is less than or equal to 2.00 to 1.00, such amount of Net Cash Proceeds that otherwise would have been required to be used to repay the Loans and cash collateralize LC Exposure shall be permitted to be reinvested as if they constituted Net Cash Proceeds from an Asset Sale pursuant to Section 2.07(b)(i) of the Term Loan Credit Agreement (as in effect on the Term Loan Closing Date) and, if not so reinvested at the end of the applicable period set forth in Section 2.07(b)(i) of the Term Loan Credit Agreement (as in effect on the Term Loan Closing Date) shall be used to repay the outstanding Loans and, solely to the extent that a Full Cash Dominion Period shall have occurred and be continuing, cash collateralize the LC Exposure with such Net Cash Proceeds in an amount equal to such Net Cash Proceeds as set forth in Section 2.11(d).  Notwithstanding the foregoing, neither the Borrowers nor any of their Restricted Subsidiaries shall be required to repay the Loans or, if applicable, cash collateralize the LC Exposure with Net Cash Proceeds in respect of any Divested Property by a Restricted Subsidiary that is an International Subsidiary to the extent that (a) the repatriation of such Net Cash Proceeds to fund such repayments would, in the good faith judgment of the Borrowers, result in material adverse tax consequences to the Borrowers or any of their Subsidiaries (taking into account any foreign tax credit or benefit received in connection with such repatriation) or conflict with applicable law; provided that, in any event, the Borrowers shall use commercially reasonable efforts to eliminate such tax effects in order to make such prepayments; and (b) such adverse tax consequences or legal limitation is not directly attributable to actions taken by the Borrowers or any of their Subsidiaries with the intent of avoiding or reducing repayments required pursuant to this Section 2.11(b)(ii).

(iii)          In the event and on such occasion that:

(A)          the Aggregate Revolving Exposure of any Lender exceeds such Lender’s Commitment; or

(B)          except for Protective Advances permitted under Section 2.04, the Aggregate Revolving Exposure exceeds the Maximum Borrowing Amount;

the Borrowers, as applicable, shall promptly prepay the Revolving Loans, LC Exposure (or cash collateralize undrawn Letters of Credit) and/or Swingline Loans in an aggregate amount equal to such excess.

(c)           Prepayment Certificate.  Concurrently with any prepayment pursuant to Section 2.11(b)(i) and (ii), the Borrower Representative shall deliver to the Administrative Agent a certificate of an Authorized Officer demonstrating the calculation of the amount of the applicable Net Cash Proceeds.  In the event that the Borrower Representative shall subsequently determine that the actual amount received exceeded the amount set forth in such certificate, the Borrowers shall promptly make an additional prepayment in an amount equal to such excess, and the Borrower Representative shall concurrently therewith deliver to the Administrative Agent a certificate of an Authorized Officer describing such excess.

(d)           Application of Prepayments/Reductions.

(i)            Each partial prepayment of any Borrowing of Revolving Loans shall be in an amount that would be permitted in the case of an advance of a Borrowing of Revolving Loans of the same Type as provided in Section 2.02.  Each payment or prepayment of a Borrowing of Revolving Loans shall be applied ratably to the Revolving Loans included in the prepaid Borrowing.

(ii)           The Borrower Representative shall notify the Administrative Agent (and in the case of prepayment of a Swingline Loan, the applicable Swingline Lender) by telephone (confirmed by facsimile) of any prepayment (or cash collateralization of LC Exposure) hereunder (i) in the case of prepayment of a Eurocurrency Borrowing of Revolving Loans, not later than 10:00 a.m., New York City time, two (2) Business Days before the date of prepayment, or (ii) in the case of prepayment of an ABR Borrowing of Revolving Loans, not later than 10:00 a.m., New York City time, on the Business Day before the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid (or cash collateralization of LC Exposure).  Promptly following receipt of any such notice relating to a Borrowing of Revolving Loans, the Administrative Agent shall advise the Lenders of the contents thereof.  Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13 and any other amounts payable pursuant to Section 2.16.

SECTION 2.12           Fees.  (a)   The Borrowers agree to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Commitment Fee Rate on the average daily amount of the Available Commitments of such Lender during the period from and including the Closing Date to but excluding the date on which the Lenders’ Commitments terminate.  Accrued commitment fees shall be payable in arrears on the first day of each calendar quarter and on the date on which the Aggregate Commitments terminate, commencing on the first such date to occur after the Closing Date.  All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed.

(b)           The Borrowers agree to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Margin in the case of standby Letters of Credit, and 50% of the Applicable Margin in the case of trade Letters of Credit, in each case used to determine the interest rate applicable to Eurocurrency Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the applicable Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date of termination of the Aggregate Commitments and the date on which there ceases to be any LC Exposure, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.  Participation fees and fronting fees accrued through and including the last day of each calendar quarter shall be payable within three Business Days of the end of each calendar quarter and on the date on which the Aggregate Commitments terminate, commencing on the first such date to occur after the date hereof; provided that all such fees shall be payable on the date on which the Aggregate Commitments terminate and any such fees accruing after the date on which the Aggregate Commitments terminate shall be payable on demand.  Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand.  All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed.

(c)           The Borrowers agree to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrowers and the Administrative Agent.

(d)           All fees payable hereunder shall be paid on the dates due, in immediately available dollars, to the Administrative Agent for distribution, in the case of commitment fees and participation fees, to the Arrangers or the Lenders, as applicable.  Fees paid shall not be refundable under any circumstances.

SECTION 2.13           Interest.  (a)   The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Margin for ABR Loans.

(b)           The Loans comprising each Eurocurrency Borrowing shall bear interest at the LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin for Eurocurrency Loans.

(c)           Notwithstanding the foregoing, during the occurrence and continuance of an Event of Default, (i) all Loans and participation fees on account of Letters of Credit shall bear interest at 2% plus the rate otherwise applicable to such Loans or participation fees, as applicable, as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount outstanding hereunder, such amount shall accrue at 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section 2.13.

(d)           Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to Section 2.13(c) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Availability Period, which shall be paid on the next Interest Payment Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)           All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on Bank of America’s “prime rate” shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed.  The applicable Alternate Base Rate and LIBO Rate shall be determined by the Administrative Agent and such determination shall be conclusive absent manifest error.

(f)            All interest hereunder shall be paid in the currency in which the Loan giving rise to such interest is denominated.

(g)           For the purposes of the Interest Act (Canada), (i) whenever a rate of interest or fee rate hereunder is calculated on the basis of a year (the “deemed year”) that contains fewer days than the actual number of days in the calendar year of calculation, such rate of interest or fee rate shall be expressed as a yearly rate by multiplying such rate of interest or fee rate by the actual number of days in the calendar year of calculation and dividing it by the number of days in the deemed year, (ii) the principle of deemed reinvestment of interest shall not apply to any interest calculation hereunder and (iii) the rates of interest stipulated herein are intended to be nominal rates and not effective rates or yields.

SECTION 2.14           [Reserved].

SECTION 2.15           Increased Costs; Illegality; Inability to Determine Rates.  (a)  If any Change in Law shall:

(i)            subject any Secured Party to any (or any increase in any) Taxes with respect to this Agreement or any other Loan Document, any Letter of Credit, or any participation in a Letter of Credit or any Loan made or Letter of Credit issued by it, except any Connection Income Taxes, Indemnified Taxes, or Taxes described in clause (b) through (d) of the definition of Excluded Taxes;

(ii)           impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any reserve requirement contemplated by Section 2.15(h)) or any Issuing Bank; or

(iii)          impose on any Lender or any Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurocurrency Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Secured Party of making or maintaining any Eurocurrency Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or such other Secured Party of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or such other Secured Party hereunder (whether of principal, interest or otherwise), then the Borrowers will pay to such Lender or such other Secured Party, as the case may be, such additional amount or amounts as will compensate such Lender or such other Secured Party, as the case may be, for such additional costs incurred or reduction suffered.

(b)           If any Lender or any Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy or liquidity), then from time to time the Borrowers will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c)           Notwithstanding anything herein to the contrary, (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith shall, in each case, be deemed to be a Change in Law, regardless of the date enacted, adopted or issued.

(d)           A certificate of a Lender or any Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower Representative and shall be conclusive absent manifest error.  The Borrowers shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(e)           Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrower Representative of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(f)            If any Lender determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to perform any of its obligations hereunder or make, maintain or fund or charge interest with respect to any Credit Extension or to determine or charge interest rates based upon the LIBO Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars or any Alternative Currency in the applicable interbank market, then, on notice thereof by such Lender to the Borrower Representative through the Administrative Agent, (i) any obligation of such Lender to issue, make, maintain, fund or charge interest with respect to any such Credit Extension or to make or continue Eurocurrency Loans in the affected currency or currencies or, in the case of Eurocurrency Loans in Dollars, to convert ABR Loans to Eurocurrency Loans, shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining ABR Loans the interest rate on which is determined by reference to the LIBO Rate component of the Alternative Base Rate, the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the LIBO Rate component of the Alternative Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower Representative that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, (x) the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable and such Loans are denominated in Dollars, convert all Eurocurrency Loans of such Lender to ABR Loans (the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the LIBO Rate component of the Alternative Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurocurrency Rate, the Administrative Agent shall during the period of such suspension compute the Alternate Base Rate applicable to such Lender without reference to the LIBO Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal  for such Lender to determine or charge interest rates based upon the LIBO Rate.  Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.

(g)           If in connection with any request for a Eurocurrency Loan or a conversion to or continuation thereof, (a) (i) the Administrative Agent determines that deposits (whether in dollars or an Alternative Currency) are not being offered to banks in the applicable offshore interbank market for such currency for the applicable amount and Interest Period of such Eurocurrency Loan, or (ii) adequate and reasonable means do not exist for determining the LIBO Rate for any requested Interest Period with respect to a proposed Eurocurrency Loan (whether denominated in Dollars or an Alternative Currency) or in connection with an existing or proposed ABR Loan (in each case with respect to clause (a) above, “Impacted Loans”), or (b) the Administrative Agent or the Required Lenders determine that for any reason the LIBO Rate for any requested Interest Period with respect to a proposed Eurocurrency Loan does not adequately and fairly reflect the cost to such Lenders of funding such Eurocurrency Loan, the Administrative Agent will promptly so notify the Borrower Representative and each Lender.  Thereafter, (x) the obligation of the Lenders to make or maintain Eurocurrency Loans in the affected currency or currencies shall be suspended, (to the extent of the affected Eurocurrency Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the LIBO Rate component of the Alternate Base Rate, the utilization of the LIBO Rate component in determining the Alternate Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, the Borrower Representative may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Loans in the affected currency or currencies (to the extent of the affected Eurocurrency Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of ABR Loans in the amount specified therein.

Notwithstanding the foregoing, if the Administrative Agent has made the determination described in this section, the Administrative Agent, in consultation with the Borrower Representative and the affected Lenders, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (1) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clause (i) of this Section 2.15(g), (2) the Administrative Agent notifies the Borrower Representative, or the Required Lenders notify the Administrative Agent and the Borrower Representative, that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans, or (3) any Lender determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Borrower Representative written notice thereof.

(h)           The Borrowers shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including LIBO or Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurocurrency Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which in each case shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower Representative shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest or costs from such Lender.  If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest or costs shall be due and payable 10 days from receipt of such notice.

SECTION 2.16           Break Funding Payments.  In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be conditioned under Section 2.09(d) and is revoked in accordance therewith), or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower Representative pursuant to Section 2.19, then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event.  In the case of a Eurocurrency Loan, such loss, cost or expense to any Lender shall be deemed to be an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurocurrency market.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower Representative and shall be conclusive absent manifest error.  The Borrowers shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.17           Taxes.  (a)  Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Taxes other than as required by applicable law; provided that if any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax or Other Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section) the Administrative Agent, the Collateral Agent, or any Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings for Indemnified Taxes or Other Taxes been made.

(b)           Without limiting the provisions of Section 2.17(a), the Borrowers shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the

Administrative Agent or the Collateral Agent, as applicable, timely reimburse it for the payment of, any Other Taxes.

(c)           The Borrowers shall jointly and severally indemnify each Recipient, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes payable by such Recipient (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A reasonably detailed certificate as to the amount of such payment or liability delivered to the Borrower Representative by the Administrative Agent, the Collateral Agent, or a Lender (with a copy to the Administrative Agent), as applicable, shall be conclusive absent manifest error.  This paragraph (c) shall not apply to the extent that the Indemnified Taxes or Other Taxes are compensated for by an increased payment under Section 2.17(a).  The Borrowers shall also, and do hereby, jointly and severally indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after written demand therefor, for any amount which a Lender for any reason fails to pay indefeasibly to the Administrative Agent as required by clause (d) of this Section.  A reasonably detailed certificate as to the amount of any such payment or liability delivered to the Borrower Representative by the Administrative Agent shall be conclusive absent manifest error. Upon making such payment to the Administrative Agent, the Borrowers shall be subrogated to the rights of the Administrative Agent pursuant to clause (d) below against the applicable defaulting Lender.

(d)           Each Lender shall indemnify within 10 days after written demand therefor, (i) the Administrative Agent or the Collateral Agent, as applicable, for the full amount of any Indemnified Taxes and Other Taxes attributable to such Lender (but, only to the extent that the Loan Parties have not already indemnified the Administrative Agent or the Collateral Agent for such Indemnified Taxes and Other Taxes and without limiting the obligation of the Loan Parties to do so), (ii) without duplication, the Administrative Agent, the Collateral Agent or the Loan Parties, as applicable, for any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04 relating to the maintenance of a Participant Register and (iii) the Administrative Agent, the Collateral Agent or the Loan Parties, as applicable, for any Excluded Taxes attributable to such Lender that, in each case, are payable or paid by the Administrative Agent, the Collateral Agent or any Loan Party, in connection with any Loan Document, plus, in each case, any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for the Administrative Agent, the Collateral Agent or the applicable Loan Party), whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent on its own behalf or on behalf of the Collateral Agent or a Loan Party shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent or Collateral Agent under this clause (d).

(e)           As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Loan Party to a Governmental Authority, the Borrower Representative shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)            Any Lender that is entitled to an exemption from or reduction of any applicable withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower Representative (with a copy to the Administrative Agent), at the time or times reasonably requested by the Borrower Representative or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower Representative or Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if requested by the Borrower Representative, the Administrative Agent or the Collateral Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower Representative or the Administrative Agent as will enable the Borrower Representative, the Administrative Agent or the Collateral Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such forms shall not be required (other than with respect to such documentation set forth in Sections 2.17(f)(i) through (v) below and the FATCA documentation set forth below) if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

Without limiting the generality of the foregoing, any Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower Representative and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter as required by applicable law or upon the request of the Borrower Representative or the Administrative Agent), whichever of the following is applicable:

(i)            in the case of a Lender that is a United States Person, duly completed copies of Internal Revenue Service Form W-9 certifying that such Lender is exempt from U.S. federal back-up withholding tax,

(ii)           in the case of a Foreign Lender claiming eligibility for benefits of an income tax treaty to which the United States is a party, duly completed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable,

(iii)          in the case of a Foreign Lender claiming an exemption from withholding with respect to effectively connected income, duly completed copies of Internal Revenue Service Form W-8ECI,

(iv)          in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit I-1 to the effect that (A) such Foreign Lender is not (I) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (II) a “10 percent shareholder” of the Company within the meaning of section 881(c)(3)(B) of the Code or (III) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (B) the interest payment in question is not effectively connected with the United States trade or business conducted by such Lender (a “U.S. Tax Compliance Certificate”) and (y) duly completed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable,

(v)           to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership or participating Lender granting a typical participation), an Internal Revenue Service Form W-8IMY, accompanied by a Form W 8ECI, W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-2 or Exhibit I-3, Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that, if the Foreign Lender is a partnership (and not a participating Lender) and one or more beneficial owners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-4 on behalf of each such beneficial owner, or

(vi)          any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made.

If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Withholding Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of the preceding sentence, “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower Representative and the Administrative Agent in writing of its legal inability to do so.

(g)           If the Administrative Agent, the Collateral Agent, or any Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified pursuant to this Section 2.17 (including such Taxes as to which additional amounts have been paid by any Loan Party pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made or additional amounts paid under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses (including any Taxes) of the Administrative Agent, the Collateral Agent, or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that such indemnifying party, upon the request of the Administrative Agent, the Collateral Agent, or such Lender, agrees to repay the amount paid over pursuant to this Section 2.17(g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, the Collateral Agent, or such Lender in the event the Administrative Agent, the Collateral Agent, or such Lender is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (g), in no event will the Administrative Agent, the Collateral Agent, or any Lender be required to pay any amount to any Loan Party the payment of which would place the Administrative Agent, the Collateral Agent, or such Lender in a less favorable net after-Tax position than the Administrative Agent, the Collateral Agent, or such Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid.  This paragraph shall not be construed to require the Administrative Agent, the Collateral Agent, or any Lender to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the Borrowers or any other Person nor shall it be construed to require the Administrative Agent, the Collateral Agent, or any Lender, as the case may be, to apply for or otherwise initiate any refund contemplated in this Section 2.17.

(h)           The agreements in this Section shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of this Agreement and the Aggregate Commitments and the payment of the Loans and all other Obligations and other amounts payable hereunder.

(i)            For purposes of this Section 2.17, the term “Lender” includes any Issuing Bank.

SECTION 2.18           Payments Generally; Allocation of Proceeds; Sharing of Set-offs.  (a)   The Borrowers shall make each payment required to be made by them hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 2:00 p.m., New York City time, on the date when due, in immediately available funds, free and clear of and without condition or deduction for set-off, defense, recoupment or counterclaim.  Except as otherwise expressly set forth herein, all payments of Loans shall be paid in the currency in which such Loans were made.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at its offices at: 100 Federal Street, Mail Code: MA5-100-09-09, Boston, MA 02110, Attention: Robert Protulis, except payments to be made directly to an Issuing Bank or a Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient, in like funds, promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day unless otherwise specifically set forth herein, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments hereunder shall be made in dollars, except that all payments in respect of Loans (and interest thereon) and LC Obligations shall be made in the same currency in which such Loan was made or Letter of Credit issued.  During any Full Cash Dominion Period, solely for purposes of determining the amount of Loans available for borrowing purposes, checks (in addition to immediately available funds applied pursuant to Section 2.10(b)) from collections of items of payment and proceeds of any Collateral shall be applied in whole or in part against the applicable Obligations as of 10:00 a.m., New York City time, on the Business Day of receipt, subject to actual collection.

(b)           With respect to any proceeds of Collateral received by the Administrative Agent either (x) not constituting (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Borrowers), (B) a mandatory prepayment (which shall be applied in accordance with Section 2.11) or (C) amounts to be applied from the Collection Account during a Full Cash Dominion Period (which shall be applied in accordance with Section 2.10(b)) or (y) after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct, such proceeds shall be applied ratably first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Administrative Agent, the Collateral Agent and any Issuing Bank from the Borrowers (other than in connection with Banking Services or Swap Obligations) ratably, second, to pay any fees or expense reimbursements then due to the Lenders from the Borrowers (other than in connection with Banking Services or Swap Obligations) ratably, third, to pay interest due in respect of the Protective Advances and Swingline Loans ratably, fourth, to pay the principal of the Protective Advances and Swingline Loans ratably, fifth, to pay interest then due and payable on the Loans (other than the Protective Advances and Swingline Loans) ratably, sixth, to prepay principal on the Loans (other than the Protective Advances and Swingline Loans) and unreimbursed LC Disbursements ratably, seventh, to pay an amount to the Collateral Agent equal to 103% of the aggregate undrawn face amount of all outstanding Letters of Credit, to be held as cash collateral for such Obligations, eighth, to the ratable payment of any amounts owing with respect to Secured Obligations that are Banking Services which are eligible for a Banking Services Reserve to be implemented with respect thereto, ninth, to the ratable payment of any amounts owing with respect to any other Banking Services that are Secured Obligations, tenth, to the ratable payment of any other Secured Obligation due to the Administrative Agent, the Collateral Agent, Issuing Bank or any Lender by the Borrowers, and eleventh, any balance remaining after the Secured Obligations shall have been paid in full and no Letters of Credit shall be outstanding (other than Letters of Credit which have been cash collateralized in accordance with the foregoing) shall be paid over to the applicable Borrower at its Funding Account.  Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrower Representative, or unless a Default is in existence, neither the Administrative Agent, the Collateral Agent nor any Lender shall apply any payment which it receives to any Eurocurrency Loan of a Class, except (a) on the expiration date of the Interest Period applicable to any such Eurocurrency Loan or (b) in the event, and only to the extent, that there are no outstanding ABR Loans of the same Class and, in any such event, the Borrowers shall pay the break funding payment required in accordance with Section 2.16.  To the extent applied under clauses first through tenth of this Section 2.18(b), each of the Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Secured Obligations consistent with this Section 2.18(b).  Notwithstanding the foregoing, no amount received from any Subsidiary Guarantor shall be applied to any Excluded Swap Obligation of such Subsidiary Guarantor.

(c)           At the election of the Administrative Agent and upon one (1) Business Days notice, all payments of principal, interest, LC Disbursements, fees, premiums, reimbursable expenses (including, without limitation, all reimbursement for fees and expenses pursuant to Section 9.03), and other sums payable under the Loan Documents, may be paid from the proceeds of Borrowings made hereunder whether made following a request by the Borrower Representative pursuant to Section 2.03 or a deemed request as provided in this Section.  Each Borrower hereby irrevocably authorizes the Administrative Agent to make a Borrowing for the purpose of paying each payment of principal, interest and fees due hereunder, or any other amount due under the Loan Documents, (i) if any such amount remains unpaid fifteen (15) days after its due date, (ii) if an Event of Default has occurred and is continuing or (iii) if such amount is not paid pursuant to this Section 2.18(c), an Event of Default would occur in respect of such amount, and, in each case, agrees that all such amounts charged shall constitute Loans (including Swingline Loans, but such a Borrowing may only constitute a Protective Advance if it is to reimburse costs, fees and expenses as described in Section 9.03) and that all such Borrowings shall be deemed to have been requested pursuant to Sections 2.03, 2.04 or 2.05, as applicable.

(d)           If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant; provided, further, that to the extent prohibited by applicable law as described in the definition of “Excluded Swap Obligation”, no amounts received from, or set off with respect to, any Subsidiary Guarantor shall be applied to any Excluded Swap Obligations of such Subsidiary Guarantor.  Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(e)           Unless the Administrative Agent shall have received notice from the Borrower Representative prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or an Issuing Bank hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable Issuing Bank, as the case may be, the amount due.  In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the applicable Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(f)            If any Lender shall fail to make any payment required to be made by it hereunder, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by it for the account of such Lender to satisfy such Lender’s obligations hereunder until all such unsatisfied obligations are fully paid.

SECTION 2.19           Mitigation Obligations; Replacement of Lenders.  If any Lender requests compensation under Section 2.15, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, if any Lender is a Non-Consenting Lender, or if any Lender is otherwise a Departing Lender (as defined below), then:

(a)           such Lender (other than a Non-Consenting Lender or Defaulting Lender) shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future, (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender (and the Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment) and (iii) would not breach any applicable law;

(b)           the Borrowers may, at their sole expense and effort, require any such Lender or any Non-Consenting Lender or any Defaulting Lender (each such Lender, a “Departing Lender”), upon notice to the Departing Lender and the Administrative Agent, to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and the consents required by, Section 9.04), all its interests, rights and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided, that (i) the Borrowers shall have received the prior written consent of the Administrative Agent (and if a Commitment is being assigned, the Issuing Banks and Swingline Lenders pursuant to Section 9.04), which consent shall not unreasonably be withheld or delayed, (ii) the Departing Lender shall have received payment of an amount equal to the outstanding principal of its Loans and LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.16), from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments, (iv) in the event such Departing Lender is a Non-Consenting Lender, any replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Departing Lender was a Non-Consenting Lender, (v) such assignment does not conflict with any Requirement of Law and (vi) the Borrowers shall have paid the assignment fee (if any) specified in Section 9.04(b).  A Departing Lender shall not be required to make any such assignment and delegation if, prior to the Borrowers contacting any potential replacement Lenders, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.  After such replacement of any Departing Lender, such Departing Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such Departing Lender to indemnification hereunder shall survive.  Each Lender agrees that if the Borrowers exercise their option hereunder to cause an assignment by such Departing Lender, such Departing Lender shall, promptly after receipt of written notice of such election, execute and deliver all documentation necessary to effectuate such assignment in accordance with Section 9.04; provided that, the failure of any such Lender to execute such documentation shall not render such assignment invalid and such assignment shall be in full force and effect and shall be recorded in the Register.

SECTION 2.20           Returned Payments.  If after receipt of any payment which is applied to the payment of all or any part of the Obligations, the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason, then to the extent permitted by applicable law, the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Administrative Agent, the Collateral Agent, such Issuing Bank or such Lender.  The provisions of this Section 2.20 shall be and remain effective notwithstanding any contrary action which may have been taken by the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender in reliance upon such payment or application of proceeds.  The provisions of this Section 2.20 shall survive the termination of this Agreement.

SECTION 2.21           Defaulting Lenders.  Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)           fees shall cease to accrue on the Available Commitments of such Defaulting Lender pursuant to Section 2.12(a);

(b)           the Commitment and Credit Exposure of such Defaulting Lender shall not be included in determining consent to any waiver, amendment or modification pursuant to Section 9.02; provided, that no such amendment, modification or waiver shall (i) increase the Commitment of such Defaulting Lender without the consent of such Defaulting Lender, (ii) reduce or forgive the principal amount of any Loan or LC Disbursement of such Defaulting Lender or reduce the rate of interest thereon, or reduce or forgive any interest or fees payable to such Defaulting Lender hereunder, without the written consent of such Defaulting Lender or (iii) postpone any scheduled date of payment of the principal amount of any Loan or LC Disbursement of such Defaulting Lender, or any date for the payment of any interest, fees or other Obligations payable hereunder to such Defaulting Lender, or reduce the amount of, waive or excuse any such payment to such Defaulting Lender, or postpone the scheduled date of expiration of such Defaulting Lender’s Commitment without the written consent of such Defaulting Lender;

(c)           if any Swingline Exposure, LC Exposure or Protective Advance Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i)            all or any part of the Swingline Exposure, LC Exposure and Protective Advance Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent the sum of all non-Defaulting Lenders’ Revolving Exposures plus such Defaulting Lender’s Swingline Exposure, LC Exposure and Protective Advance Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments;

(ii)           if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrowers shall within five Business Days following notice by the Administrative Agent (x) first, prepay such Protective Advance Exposure, (y) second, prepay such Swingline Exposure and (z) third, cash collateralize for the benefit of the Issuing Banks only the Borrowers’ obligations corresponding to such Defaulting Lender’s LC Exposure (in each case after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.06(j) for so long as such LC Exposure is outstanding;

(iii)          if the Borrowers cash collateralize any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv)          if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.12(a) and Section 2.12(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and

(v)           if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Bank or any other Lender hereunder, all letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the applicable Issuing Banks until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and

(d)           so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and each Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is reasonably satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrowers in accordance with Section 2.21(c), and participating interests in any newly made Swingline Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.21(c)(i) (and such Defaulting Lender shall not participate therein).

In the event that the Administrative Agent, the Borrowers, the Swingline Lender and each Issuing Bank each agrees that a Defaulting Lender has adequately remedied (in their reasonable judgment) all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure, LC Exposure and Protective Advance Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other

Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

Any amount payable to a Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise) may, in lieu of being distributed to such Defaulting Lender, be retained by Administrative Agent in a segregated non-interest bearing account and, subject to any Requirement of Law, be applied at such time or times as may be determined by Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent or Collateral Agent hereunder, (ii) second, pro rata, to the payment of any amounts owing by such Defaulting Lender to Issuing Banks or Swingline Lender hereunder, (iii) third, to the funding of any Loan or the funding or cash collateralization of any participation in any Swingline Loan or Letter of Credit in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Administrative Agent, (iv) fourth, if so determined by Administrative Agent, held in such account as cash collateral for future funding obligations of the Defaulting Lender under this Agreement, (v) fifth, pro rata, to the payment of any amounts owing (x) so long as no Default or Event of Default exists, to Borrowers or (y) the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Borrower or any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement and (vi) sixth, as otherwise determined by the Administrative Agent or as directed by a court of competent jurisdiction; provided, that if such payment is a prepayment of the principal amount of any Loans or LC Obligations in respect of which a Defaulting Lender has funded its participation obligations, such payment shall be applied solely to prepay the Loans of, and LC Obligations owed to, all non-Defaulting Lenders pro rata prior to being applied to the prepayment of any Loans of, or LC Obligations owed to, any Defaulting Lender.

SECTION 2.22           Incremental Commitments.  (a)  The Borrowers may by written notice to the Administrative Agent, at any time and from time to time after the Closing Date, elect to request additional or increased Commitments of any Class of Commitments hereunder (the “Incremental Commitments”) in an aggregate amount not to exceed the Maximum Incremental Commitment Amount on such date, and, in each case, not to be less than $25,000,000 individually (or such lesser amount which shall be approved by the Administrative Agent or such lesser amount that shall constitute the Maximum Incremental Commitment Amount on such date of determination), and integral multiples of $10,000,000 in excess of that amount.  Each such notice shall specify (A) the date (each, an “Increased Amount Date”) on which the Borrowers propose that the Incremental Commitments shall be effective, which shall be a date not less than 10 Business Days after the date on which such notice is delivered to the Administrative Agent and (B) the identity of each Lender or other Person that is an Eligible Assignee (each, an “Incremental Lender”) to whom the Borrowers propose any portion of such Incremental Commitments be allocated and the amounts of such allocations; provided that the Administrative Agent may elect or decline to arrange such Incremental Commitments in its sole discretion (it being acknowledged that the Borrowers may arrange such Incremental Commitments) and any Lender offered or approached to provide all or a portion of the Incremental Commitments may elect or decline, in its sole discretion, to provide an Incremental Commitment; provided, further, that any Incremental Lender shall be subject to the approval of the Administrative Agent, each Issuing Bank and the Swingline Lender (such approval not to be unreasonably withheld or delayed) if and to the extent that such approval would be required pursuant to Section 9.04 for an assignment of Commitments or Loans to such Incremental Lender.

(b)           Such Incremental Commitments shall become effective as of such Increased Amount Date; provided, that:

(i)            no Default or Event of Default shall have occurred and be continuing or would exist after giving effect to such Incremental Commitments;

(ii)           each of the representations and warranties of the Loan Parties set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of the effectiveness of such Incremental Commitments (both immediately before and after giving effect to such Incremental Commitments and the application of the proceeds any Borrowing thereunder) with the same effect as though made on and as of the date of the effectiveness of such Incremental Commitments, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date); provided that any representation and warranty qualified by “materiality”, “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects;

(iii)          the Incremental Commitments shall be effected pursuant to one or more Incremental Amendments executed and delivered by the Borrowers, the Incremental Lenders and the Administrative Agent;

(iv)          the Borrowers shall deliver or cause to be delivered any customary legal opinions, corporate authority documents or other documents as reasonably requested by the Administrative Agent in connection with any such transaction, including board resolutions and officer’s certificates consistent with those delivered on the Closing Date, reaffirmation agreements and any supplement or amendments to the Collateral Documents providing for such Incremental Commitments to be secured thereby;

(v)           any Incremental Commitments shall be permitted by the terms of the Intercreditor Agreement (to the extent any Intercreditor Agreement is then in effect) and the terms of all Material Indebtedness; and

(vi)          the Borrowers shall have paid all fees and expenses owing to the Administrative Agent, the Collateral Agent and the Lenders in respect of such Incremental Commitments.

(c)           On any Increased Amount Date on which any Incremental Commitments become effective, subject to the satisfaction of the foregoing terms and conditions, each Incremental Lender shall become a Lender hereunder with respect to the Incremental Commitment made pursuant thereto and each Lender with an Incremental Commitment shall have its Commitment adjusted accordingly.

(d)           The terms and provisions of the Incremental Commitments (and the loans in respect thereof) shall be (except with respect to arrangement, structuring or underwriting fees, original issue discount and upfront fees as set forth in clause (iv) of this Section 2.22(d)), identical to the Commitments and the Loans in respect of such Class.  In any case, (i) the maturity date with respect to the any Incremental Commitments shall be Maturity Date with respect to such Class, (ii) all loans in respect of the Incremental Commitments shall rank pari passu in right of payment and with respect to security with the Loans, (iii) all loans in respect of the Incremental Commitments shall be guaranteed by the Loan Parties and be secured by a lien on any property or asset that secures the Loans and other Credit Extensions under the Commitments and (iv) the Yield applicable to all loans in respect of the Incremental Commitments shall be equal to the applicable Yield payable pursuant to the terms of this Agreement as amended through the date of such calculation, provided that if the Yield applicable to loans in respect of the Incremental Commitments shall be greater than the applicable Yield payable pursuant to the terms of this Agreement as amended through the date of such calculation (the amount of any such excess, the “Yield Differential”), then the interest rate (together with, as provided in the proviso below, the Eurocurrency or Alternate Base Rate floor) with respect to all loans in respect of the existing Commitments shall be increased by the applicable Yield Differential; provided, further, that, if loans in respect of the Incremental Commitments include a Eurocurrency or Alternate Base Rate floor that is greater than the Eurocurrency or Alternate Base Rate floor applicable to all loans in respect of the existing Commitments such differential between interest rate floors shall be included in the calculation of Yield for purposes of this clause (iv), but only to the extent an increase in the Eurocurrency or Alternate Base Rate floor applicable to the existing Loans would cause an increase in the interest rate then in effect thereunder, and in such case the Eurocurrency and Alternate Base Rate floors (but not the applicable rate) applicable to the existing Loans shall be increased to the extent of such differential between interest rate floors.

(e)           Incremental Commitments shall be documented pursuant to an amendment or supplement (an “Incremental Amendment”) to this Agreement and, as appropriate, amendments to the other Loan Documents to be included in the Incremental Amendment, executed by the Borrowers, each Incremental Lender providing such Incremental Commitments and the Administrative Agent.  The Incremental Amendment may, without the consent of any other Loan Party, Agent or Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrowers, to effect the provisions of this Section 2.22.  The Borrowers may use the proceeds of the Credit Extensions in respect of Incremental Commitments for any purpose not prohibited by this Agreement.  No Lender shall be obligated to provide any Incremental Commitments.  Upon each increase in the Commitments pursuant to this Section 2.22,  and in case only to the extent necessary to re-allocate the Commitments and Loans of the applicable Class to effect the changes set forth herein, (x) each Lender of the applicable Class immediately prior to such increase will automatically and without further act be deemed to have assigned to each Incremental Lender in respect of such increase, and each such Incremental Lender will automatically and without further act be deemed to have assumed, a portion of such Lender’s participations hereunder in outstanding Letters of Credit, Swingline Loans and Protective Advances such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding (i) participations hereunder in Letters of Credit held by each Lender of the applicable Class (including each such Incremental Lender), (ii) participations hereunder in Swingline Loans held by each Lender of the applicable Class (including each such Incremental Lender) and (iii) participations in Protective Advances held by each Lender of the applicable Class (including each such Incremental Lender) will equal the percentage of the Aggregate Commitments of all Lenders of such Class represented by such Lender’s Commitment and (y) if, on the date of such increase, there are any Revolving Loans of such Class outstanding, such Revolving Loans shall on or prior to the effectiveness of such Incremental Commitments be prepaid from the proceeds of additional Revolving Loans of such Class made hereunder (reflecting such increase in Commitments of such Class), which prepayment shall be accompanied by accrued interest on the Revolving Loans of such Class being prepaid and any costs incurred by any Lender in accordance with Section 2.16.  The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

(f)            The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents (to be included in the Incremental Amendment) with the Loan Parties as may be necessary in respect of Commitments increased or extended pursuant to this Section 2.22 and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrowers in connection with the establishment of the Incremental Commitments, in each case, on terms consistent with this Section 2.22.

SECTION 2.23           Extensions of Commitments.

(a)           Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, a “Extension Offer”) made from time to time by the Borrower Representative to all

Lenders of a given Class of Commitments with the same Maturity Date on a pro rata basis (based on the aggregate amount of the respective Commitments of such Class) and on the same terms to each such Lender, the Borrower Representative may from time to time, with the consent of any Lender that shall have accepted such Extension Offer, extend the maturity date of the Commitments of each such Lender to a date that is no earlier than the then Latest Maturity Date of any other Commitment or Loan hereunder (each such transaction an “Extension”, any such Commitments so amended, “Extended Commitments”, and each group of Commitments as so extended, as well as the original Commitments not so extended, being a “Class”; any Extended Commitments shall constitute a separate Class of Commitments from the Class of Commitments from which they were converted), so long as the following terms are satisfied:

(i)            no Default or Event of Default shall exist at the time the notice in respect of an Extension Offer is delivered to the Lenders, and no Default or Event of Default shall exist immediately prior to or after giving effect to the effectiveness of any Extended Commitments;

(ii)           except as to interest rates, fees, final maturity date, and participation in prepayments (which shall, subject to Section 2.23(a)(iii), be determined by the Company and set forth in the relevant Extension Offer), the Extended Commitments of any Lender that agrees to an Extension Offer (each, an “Extending Lender”) shall have the same terms as the Class of Commitments subject to such Extension Offer;

(iii)          the final maturity date of any Extended Commitments shall be no earlier than the then Latest Maturity Date of any other Commitment or Loan hereunder and at no time shall the Commitments (including Extended Commitments) have more than five different maturity dates;

(iv)          if the aggregate principal amount of Commitments in respect of which Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Commitments offered to be extended by the Borrowers pursuant to such Extension Offer, then the Commitments of such Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Lenders have accepted such Extension Offer;

(v)           any Extended Commitments shall be permitted by the terms of the Intercreditor Agreement (to the extent any Intercreditor Agreement is then in effect) and the terms of all Material Indebtedness; and

(vi)          all documentation in respect of such Extension and Extended Commitments shall be consistent with the foregoing and in a form reasonably satisfactory to the Administrative Agent.

(b)           With respect to all Extensions consummated by the Borrowers pursuant to this Section 2.23, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.11(b) and (ii) no Extension Offer is required to be in any minimum amount or any minimum increment.  The Lenders hereby consent to the Extensions and other transactions contemplated by this Section 2.23 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Commitments on such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement (including, without limitation, any pro rata payment section) or any other Loan Document that may otherwise prohibit or restrict any such Extension or any other transaction contemplated by this Section 2.23.

(c)           Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended to give effect to each Extension (an “Extension Amendment”), without the consent of any Lenders other than extending Lenders, to the extent (but only to the extent) necessary to (A) reflect the existence and terms of the Extended Commitments incurred pursuant thereto, (B) modify the prepayments set forth in Section 2.11(b) to reflect the existence of the Extended Commitments and the application of prepayments with respect thereto and (C) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrowers, to effect the provisions of this Section 2.23, and the Lenders hereby expressly and irrevocably, for the benefit of all parties hereto, authorize the Administrative Agent and the Collateral Agent to enter into any such Extension Amendment.  Notwithstanding the foregoing, each of the Administrative Agent and the Collateral Agent shall have the right (but not the obligation) to seek the advice or concurrence of the Required Lenders with respect to any matter contemplated by this Section 2.23(c) and, if either the Administrative Agent or the Collateral Agent seeks such advice or concurrence, it shall be permitted to enter into such amendments with the Borrowers in accordance with any instructions actually received by such Required Lenders and shall also be entitled to refrain from entering into such amendments with the Borrowers unless and until it shall have received such advice or concurrence; provided, however, that whether or not there has been a request by the Administrative Agent or the Collateral Agent for any such advice or concurrence, all such amendments entered into with the Borrowers by the Administrative Agent or the Collateral Agent hereunder shall be binding and conclusive on the Lenders.  Without limiting the foregoing, in connection with any Extension, the respective Loan Parties shall (at their expense) deliver to the Collateral Agent such amendments to the Collateral Documents as may be reasonably requested by the Collateral Agent in order to ensure that such Extended Commitments are provided with the benefit of the applicable Loan Documents, including, as applicable, such amendments to any Mortgage that has a maturity date prior to the then Latest Maturity Date so that such maturity date is extended to the Latest Maturity Date after giving effect to such Extension (or such later date as may be advised by local counsel to the Collateral Agent).

(d)           In connection with any Extension, the Borrower Representative shall provide the Administrative Agent at least 10 Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.23.

(e)           Except as expressly provided herein in clause (a)(ii), all Extended Commitments effected pursuant to any Extension Offer and Extension Amendment shall be subject to the same terms (including, without limitation, borrowing terms, interest terms and payment terms), and shall be subject to the same conditions as the then existing Commitments (it being understood that customary arrangement or commitment fees payable to one or more Arrangers (or their Affiliates) or one or more Extending Lenders, as the case may be, may be different than those paid with respect to the existing Lenders under the then existing Commitments on or prior to the Closing Date or with respect to any other Extending Lenders in connection with any other Extended Commitments effected pursuant to this Section 2.23); provided, however, that at the election of the Borrower Representative (in consultation with the Administrative Agent), the Borrower Representative may offer to effect Extended Commitments with (i) interest and fees at different rates applicable solely with respect to such Extended Commitments (and related outstandings) and (ii) such other covenants and terms which apply to any period after the Latest Maturity Date that is in effect on the effective date of the Revolving Amendment related thereto (immediately prior to the establishment of such Extended Commitments).  After giving effect to any Extended Commitment, all borrowings under the Commitments (including any such Extended Commitment) and repayments thereunder shall be made on a pro rata basis (except for (x) any payments of interest and fees at different rates on any Extension Series (and related outstandings) and (y) repayments required upon the applicable Maturity Date of other Commitments).

(f)            Any Extended Commitments effected pursuant to an Extension Offer shall be designated a series (each, an “Extension Series”) of Extended Commitments for all purposes of this Agreement.

(g)           This Section 2.23 shall supersede any provisions in Section 2.18 or Section 9.03 to the contrary.

SECTION 2.24           Canadian Credit Facility.

(a)           Notwithstanding anything to the contrary contained in this Agreement, at any time after the Closing Date, the Company may request that one or more of its Canadian Subsidiaries join this Agreement as Canadian borrower(s) pursuant to a separate Canadian revolving credit facility provided by Canadian lenders holding Canadian revolving commitments (the “Canadian Lenders”) that are subject to a separate Canadian borrowing base (collectively, the “Canadian Credit Facility”); provided that the Canadian Credit Facility (A) may be guaranteed by the Loan Parties so long as the obligations in respect of any guarantee of the Canadian Credit Facility are subordinate to the Obligations (other than any Cash Management Services, Banking Services Obligations and Swap Obligations that constitute Secured Obligations) under Section 2.18(b); provided, however, that if the Canadian Credit Facility is guaranteed by the Loan Parties then the final maturity date of the Canadian Credit Facility shall not be earlier than the then Latest Maturity Date; (B) shall be on terms and conditions as determined by the Company, MLPFS, the Canadian Lenders and any collateral agent for the Canadian Lenders, subject to the approval of the Administrative Agent (it being understood and agreed that (x) such terms and conditions may include, without limitation, Canadian Credit Facility-specific borrowing base, advance rates, eligibility criteria, availability reserves (including a reserves implemented against the Borrowing Base with respect to obligations owing to the Canadian Lenders), representations, warranties, covenants and Events of Default, interest rates, fees, final maturity date, mandatory and voluntary prepayment and commitment termination provision as to the Canadian Credit Facility and Full Cash Dominion Period, post-Event of Default and enforcement “waterfall” provisions with respect to Canadian collateral and proceeds (including modifications to Section 2.18(b) which are not inconsistent with subclause (A) of the first proviso above) and amendment and waiver provisions (including modifications to Section 9.02(b) to provide for customary or market provisions in favor of the Canadian Lenders) in respect of or relating to the Canadian Credit Facility and other customary or market terms and conditions for asset-based credit facilities of this nature and (y) the arrangement of the Canadian Credit Facility, and any upfront, underwriting, arrangement or similar fees in respect of the Canadian Credit Facility, shall be agreed to by Company, MLPFS and the Canadian Lenders); (C) shall be subject to closing conditions as may be determined by the Administrative Agent and the Collateral Agent (or any of their respective Affiliates), the Canadian Lenders and the Company; (D) shall be subject to the condition precedent that no Event of Default shall have occurred and be continuing immediately before or after giving effect thereto; (E) the aggregate amount of the Canadian commitments under the Canadian Credit Facility shall not exceed $300,000,000 and (F) all documentation in respect of the Canadian Credit Facility shall be consistent with the foregoing and in form and substance reasonably satisfactory to the Administrative Agent and the Canadian Credit Facility and the Canadian Credit Facility Amendment shall have been approved by the Administrative Agent; and provided, further, that no Lender shall be obligated to participate in the Canadian Credit Facility.  Any Canadian Lender participating in the Canadian Credit Facility which is not then a Lender (or an Affiliate of such Lender or an Approved Fund with respect to such Lender) shall be subject to the prior approval of the Administrative Agent and the Borrower Representative (such consent not to be unreasonably withheld or delayed).

(b)           The Lenders hereby irrevocably authorize the Administrative Agent and Collateral Agent to enter into amendments, amendments and restatements or other supplements or modifications to this Agreement and the other Loan Documents with the Loan Parties, the Canadian

Subsidiaries and the Canadian Lenders as may be necessary or desirable in order to establish the Canadian Credit Facility, in each case on terms consistent with this Section 2.24 (collectively, “Canadian Credit Facility Amendment”) without the consent or approval of any Lender (other than any Lender participating in the Canadian Credit Facility).  The Lenders hereby consent to the Canadian Credit Facility and other transactions contemplated by this Section 2.24 (including, for the avoidance of doubt, the terms and condition illustrated in clause (a) above) and hereby waive the requirements of any provision of this Agreement (including, without limitation, any pro rata payment section or amendment or waiver section) or any other Loan Document that may otherwise prohibit or restrict the Canadian Credit Facility, the Canadian Credit Facility Amendment or any other transaction contemplated by this Section 2.24.  Notwithstanding the foregoing, each of the Administrative Agent and the Collateral Agent shall have the right (but not the obligation) to seek the advice or concurrence of the Required Lenders with respect to the Canadian Credit Facility and any matter contemplated by this Section 2.24 and, if either the Administrative Agent or the Collateral Agent seeks such advice or concurrence, it shall be permitted to enter into such amendments in accordance with any instructions actually received by such Required Lenders and shall also be entitled to refrain from entering into such amendments unless and until it shall have received such advice or concurrence; provided, however, that whether or not there has been a request by the Administrative Agent or the Collateral Agent for any such advice or concurrence, any such Canadian Credit Facility Amendment entered into by the Administrative Agent and/or the Collateral Agent pursuant to this Section 2.24 shall be binding and conclusive on the Lenders in all respects. This Section 2.24 shall supersede any provisions in Section 2.18 or Section 9.02 to the contrary.

SECTION 2.25           FILO Facility.

(a)           Notwithstanding anything to the contrary contained in this Agreement, at any time after the Closing Date, the Company may request a separate “first-in, last out” credit facility provided by lenders holding “first-in, last out” commitments (the “FILO Lenders”) that are subject to a separate “first-in, last out” incremental borrowing base (collectively, the “FILO Credit Facility”); provided that the FILO Credit Facility (A) shall constitute Obligations for all purposes under the Loan Documents (including for the purposes of being secured by the Collateral and being guaranteed by the Loan Parties) so long as the obligations in respect of the FILO Credit Facility are subordinate to the other Obligations (other than any Cash Management Services, Banking Services Obligations and Swap Obligations that constitute Secured Obligations) under Section 2.18(b); (B) shall be on terms and conditions as determined by the Company, MLPFS and the FILO Lenders, subject to the approval of the Administrative Agent (it being understood that (x) such terms and conditions may include, without limitation, FILO Credit Facility-specific borrowing base, advance rate (including seasonal or fluctuating advance rates), eligibility criteria, availability reserves (including reserves implemented against the Borrowing Base with respect to obligations owing to the FILO Lenders), representations, warranties, covenants and Events of Default, interest rates, fees, final maturity date, amortization, mandatory and voluntary prepayment and commitment termination provision as to the FILO Credit Facility and Full Cash Dominion Period, post-Event of Default and enforcement “waterfall” provisions (including modifications to Section 2.18(b) which are not inconsistent with subclause (A) of the first proviso above) and amendment and waiver provisions (including modifications to Section 9.02(b) to provide for customary or market provisions in favor of the FILO Lenders, which may include voting rights in favor of the FILO Lenders relating to modifications of the Borrowing Base that would affect the FILO Lenders) in respect of or relating to the FILO Credit Facility and other customary or market terms and conditions for asset-based “first in, last out” credit facilities of this nature; provided, however, that, (i) subject to amortization or mandatory FILO Credit Facility reduction terms and conditions, the stated maturity date of the FILO Credit Facility shall not be earlier than the then Latest Maturity Date and (ii) the advance rates in respect of the incremental borrowing base under FILO Credit Facility shall not exceed 7.5% on any class of assets eligible for inclusion therein; and (y) the arrangement of the FILO Credit Facility, and any upfront, underwriting, arrangement or similar fees in respect of the FILO Credit Facility shall be agreed to by Company, MLPFS and the FILO Lenders); (C) shall be subject to closing conditions as may be determined by the Administrative Agent and the Collateral Agent (or any of their respective Affiliates), the FILO Lenders and the Company; (D) shall be subject to the condition precedent that no Event of Default shall have occurred and be continuing immediately before or after giving effect thereto; (E) (x) the aggregate amount of the FILO commitments under the FILO Credit Facility shall not exceed $250,000,000 and (y) (i) the aggregate amount of the FILO commitments under the FILO Credit Facility, plus (ii) the Aggregate Commitments (including Incremental Commitments provided pursuant to Section 2.22), shall not exceed, at any time outstanding, $3,500,000,000 and (F) all documentation in respect of the FILO Credit Facility shall be consistent with the foregoing and in form and substance reasonably satisfactory to the Administrative Agent and the FILO Credit Facility and the FILO Credit Facility Amendment shall have been approved by the Administrative Agent; and provided, further, that no Lender shall be obligated to participate in the FILO Credit Facility.  Any FILO Lender participating in the FILO Credit Facility which is not then a Lender (or an Affiliate of such Lender or an Approved Fund with respect to such Lender) shall be subject to the prior approval of the Administrative Agent and the Borrower Representative (such consent not to be unreasonably withheld or delayed).

(b)           The Lenders hereby irrevocably authorize the Administrative Agent and Collateral Agent to enter into amendments, amendments and restatements or other supplements or modifications to this Agreement and the other Loan Documents with the Loan Parties and the FILO Lenders as may be necessary or desirable in order to establish the FILO Credit Facility, in each case on terms consistent with this Section 2.25 (“FILO Credit Facility Amendment”) without the consent or approval of any Lenders (other than the Lenders participating in the FILO Credit Facility).  The Lenders hereby consent to the FILO Credit Facility and other transactions contemplated by this Section 2.25 (including, for the avoidance of doubt, the terms and condition illustrated in clause (a) above) and hereby waive the requirements of any provision of this Agreement (including, without limitation, any pro rata payment section or amendment or waiver section) or any other Loan Document that may otherwise prohibit or restrict the FILO Credit Facility, the FILO Credit Facility Amendment or any other transaction contemplated by this Section 2.25.  Notwithstanding the foregoing, each of the Administrative Agent and the Collateral Agent shall have the right (but not the obligation) to seek the advice or concurrence of the Required Lenders with respect to the FILO Credit Facility and any matter contemplated by this Section 2.25 and, if either the Administrative Agent or the Collateral Agent seeks such advice or concurrence, it shall be permitted to enter into such amendments in accordance with any instructions actually received by such Required Lenders and shall also be entitled to refrain from entering into such amendments unless and until it shall have received such advice or concurrence; provided, however, that whether or not there has been a request by the Administrative Agent or the Collateral Agent for any such advice or concurrence, any such FILO Credit Facility Amendment entered into by the Administrative Agent and/or the Collateral Agent pursuant to this Section 2.25 shall be binding and conclusive on the Lenders in all respects.  This Section 2.25 shall supersede any provisions in Section 2.18 or Section 9.02 to the contrary.

ARTICLE III

Representations and Warranties

To induce the Administrative Agent, the Collateral Agent and the Lenders to enter into this Agreement and to make the Credit Extensions hereunder, the Borrowers, jointly and severally, represent and warrant to the Administrative Agent, the Collateral Agent and the Lenders that:

SECTION 3.01           Organization; Powers.  Each of the Loan Parties is duly organized or incorporated and validly existing under the laws of the jurisdiction of its organization or incorporation, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material

Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except as otherwise set forth on Schedule 3.01.  Each of the Loan Parties is in good standing under the laws of the jurisdiction of its organization.

SECTION 3.02           Authorization; Enforceability.  The Transactions are within each Loan Party’s organizational powers and have been duly authorized by all necessary organizational actions and, if required, actions by equity holders.  The Loan Documents to which each Loan Party is a party have been duly executed and delivered by such Loan Party and constitute a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, examination, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03           Governmental Approvals; No Conflicts.  The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect or except to the extent that the failure to make or obtain the same would not reasonably be expected to result in a Material Adverse Effect and except for filings necessary to perfect Liens created pursuant to the Loan Documents, (b) will not violate any Requirement of Law applicable to any Borrower or any of its Restricted Subsidiaries, which would reasonably be expected to result in a Material Adverse Effect, (c) will not violate or result in a default under any Borrower’s or any Restricted Subsidiary’s Organizational Documents or the 2018 Notes, the 2023 Notes, or the 2018 and 2023 Notes Indenture, require any consent or approval thereunder, or give rise to a right thereunder to require any payment to be made by any Borrower or any of its Restricted Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of any Borrower or any of its Restricted Subsidiaries, except Liens created pursuant to the Loan Documents and the Term Loan Documents, (e) consisting of the entry into this Agreement, the other Loan Documents and the initial borrowings and other extension of credit hereunder on the Closing Date will not violate or result in a default under the Term Loan Credit Agreement.

SECTION 3.04           Financial Condition; No Material Adverse Change.  (a)  The Company has heretofore furnished to the Administrative Agent (A) its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal years ended February 2, 2013, February 1, 2014, January 31, 2015, and each other fiscal year of the Company and its consolidated Subsidiaries ended at least 90 days prior to the Closing Date, reported on by Ernst & Young LLP, a registered public accounting firm, and (ii) as of and for the last day of, and for the most recently completed fiscal quarter (other than the fourth fiscal quarter) of the Company ended after the last fiscal year for which financial statements have been provided pursuant to clause (A)(i) above and ended at least 45 days before the Closing Date, certified by the Company’s chief financial officer and (B) the Target’s consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal years ended December 29, 2012, December 28, 2013, December 27, 2014, and each other fiscal year of the Target and its consolidated Subsidiaries ended at least 90 days prior to the Closing Date, reported on by Deloitte & Touche LLP, a registered public accounting firm, and (ii) as of and for the last day of, and for the most recently completed fiscal quarter (other than the fourth fiscal quarter) of the Target ended after the last fiscal year for which financial statements have been provided pursuant to clause (B)(i) above and ended at least 45 days before the Closing Date.  Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of with respect to the financial statements referred to in clause (A) above, the Company and its consolidated Subsidiaries and, with respect to the financial statements referred to in clause (B) above, the Target and its consolidated Subsidiaries, in each case as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clauses (A)(ii) and (B)(ii) above.

(a)           The Company has heretofore furnished to the Lenders a pro forma consolidated balance sheet and related pro forma statement of income of the Company and its consolidated Subsidiaries as of, and for the twelve-month period ending on, the last day of the most recently completed financial statements delivered pursuant to Sections 3.04(a)(A)(i) and 3.04(a)(B)(i), prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such income statements) which need not be prepared in compliance with Regulation S-X of the Securities Act of 1933, as amended, or include adjustments for purchase accounting (including adjustments of the type contemplated by Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations (formerly SFAS 141R)) (the “Pro Forma Financial Statements”).  The Pro Forma Financial Statements (A) have been prepared in good faith by the Company based upon (i) the assumptions stated therein (which assumptions are believed by it on the date of delivery thereof and on the Closing Date to be reasonable), (ii) accounting principles consistent with the financial statements delivered pursuant to Sections 3.04(a)(A)(i) and 3.04(a)(B)(i), and (B) present fairly, in all material respects the pro forma consolidated financial position and results of operations of the Company as of such date and for such periods, assuming that the Transactions had occurred at such dates.

(b)           No event, change or condition has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect, since January 31, 2015.

SECTION 3.05           Properties.  (a)  Each of the Borrowers and its Restricted Subsidiaries has good and indefeasible title to, or valid leasehold interests in, all its real and personal property, free of all Liens other than Permitted Liens, except as would not reasonably be expected to result in a Material Adverse Effect.  Except as disclosed on Schedule 3.05(a)(1), as of the Closing Date, neither the Company nor any of its Restricted Subsidiaries has received any notice of, nor has any knowledge of, any pending or contemplated condemnation proceeding affecting any Material Real Property.  Except as disclosed on Schedule 3.05(a)(2), as of the Closing Date, neither the Company nor or any of its Restricted Subsidiaries is obligated under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any Material Real Property.  The Perfection Certificate sets forth a list of each Material Real Property owned by the Company or any Subsidiary Guarantor that the Company or any Subsidiary Guarantor presently intends to sell as part of the restructuring and integration in connection with the Acquisition.

(b)           Each of the Borrowers and its Restricted Subsidiaries owns, or is licensed to use, all material Intellectual Property that is necessary to its business as currently conducted and the use thereof by each Borrower and its Restricted Subsidiaries does not infringe in any material respect upon the rights of any other Person, except, in each case, where the failure thereof would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06           Litigation and Environmental Matters.  (a)  There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Loan Party, threatened against or affecting (i) any Borrower or any of their Restricted Subsidiaries or the Transactions that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) this Agreement that would adversely affect the Lenders, the Arrangers or the Agents named herein, in any material respect, it being acknowledged that the existence of an appeal by the Federal Trade Commission of an order permitting the Acquisition shall not, in and of itself, constitute a Material Adverse Effect or adversely affect the Lenders, the Arrangers or the Agents (provided that such acknowledgment shall not extend to any results of any such appeal or the effect thereof on the Borrowers, their Restricted Subsidiaries or the Lenders, Arrangers or Agents).

(b)           Except as set forth on Schedule 3.06 (i) no Borrower nor any of its Restricted Subsidiaries is subject to any pending or, to the knowledge of any Loan Party, threatened claim with respect to any Environmental Liability or knows of any basis for any Environmental Liability and (ii) no Borrower nor any of its Restricted Subsidiaries (1) has failed to comply with any applicable Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law or (2) has become subject to any Environmental Liability or has knowledge of any existing facts or circumstances that are reasonably likely to form the basis for any such Environmental Liability, except, in each of clause (i) and (ii), where the same would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.07           Compliance with Laws, Organizational Documents and Agreements.  (a)   Each Borrower and its Restricted Subsidiaries is in compliance with all Requirements of Law applicable to it or its property, its Organizational Documents and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(b)           No Borrower nor any of its Restricted Subsidiaries is engaged principally, or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock.

SECTION 3.08           Investment Company Status.  No Borrower nor any of its Restricted Subsidiaries is (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940 and (b) subject to regulation under the Federal Power Act, any public utilities code or any other Requirement of Law regarding its authority to incur Indebtedness.

SECTION 3.09           Taxes.  Each Borrower and its Restricted Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (i) where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect or (ii) for Taxes that are being contested in good faith by appropriate proceedings and for which such Borrower or such Restricted Subsidiary, as applicable, has set aside on its books adequate reserves.  No tax liens have been filed and no claims are being asserted with respect to any such Taxes, other than (x) liens or claims that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect or (y) claims for Taxes that are being contested in good faith by appropriate proceedings and for which the Company or such Restricted Subsidiary, as applicable, has set aside on its books adequate reserves.  Each Borrower is not resident for Tax purposes in any jurisdiction outside of the United States.

SECTION 3.10           ERISA; Benefit Plans.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.  Each Loan Party and ERISA Affiliate is in compliance with the applicable provisions of ERISA, the Code and any other federal, state or local laws relating to the Plans, and with all regulations and published interpretations thereunder, except as could not reasonably be expected to result in a Material Adverse Effect.  Except as set forth on Schedule 3.10, the present value of all accumulated benefit obligations under each Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan.

SECTION 3.11           Disclosure.  Neither the Confidential Information Memorandum nor any of the other written reports, financial statements, certificates or other written information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, and taken as a whole, not materially misleading; provided that, with respect to projected financial information so furnished (as modified or supplemented by other information so furnished), the Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time furnished and as of the Closing Date, it being understood that such projections and forward-looking statements are subject to significant uncertainties and contingencies and that actual results during the period or periods covered by any such information may differ significantly from the projected results, and that no assurance can be given that the projected results will be realized.

SECTION 3.12           No Default.  No Borrower nor any of its Restricted Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound in any respect that could reasonably be expected to have a Material Adverse Effect.  No Default or Event of Default has occurred and is continuing.

SECTION 3.13           Solvency.  Immediately after the consummation of the Transactions to occur on the Closing Date (i) each of the Fair Value and the Present Fair Salable Value of the assets of Borrowers and their Restricted Subsidiaries taken as a whole exceed their Stated Liabilities and Identified Contingent Liabilities; (ii) the Borrowers and their Restricted Subsidiaries taken as a whole do not have Unreasonably Small Capital; and (iii) the Borrowers and their Restricted Subsidiaries taken as a whole can pay their Stated Liabilities and Identified Contingent Liabilities as they mature.

SECTION 3.14           Insurance.  The Company has provided to the Administrative Agent a description of all insurance maintained by or on behalf of the Loan Parties as of the Closing Date.  As of the Closing Date, all premiums in respect of such insurance have been paid (other than premiums paid in installments, which are current).  Each Borrower and its Restricted Subsidiaries is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which it is engaged.  No Borrower or any of its Restricted Subsidiaries has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers.

SECTION 3.15           Capitalization and Subsidiaries.  Schedule 3.15 sets forth, as of the Closing Date, a correct and complete list of the name and jurisdiction of each Borrower of each and all of such Borrower’s Subsidiaries.  The Perfection Certificate sets forth, as of the Closing Date, (a) a true and complete listing of authorized Equity Interests of each Subsidiary owned beneficially and of record and being pledged by any Loan Party, of which all of such issued shares are validly issued, outstanding, fully paid and non-assessable (to the extent such concepts are applicable), and (b) the type of entity of each such Loan Party and each of such Subsidiaries.  All of the issued and outstanding Equity Interests owned by any Loan Party in its Subsidiaries has been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and is fully paid and non-assessable.

SECTION 3.16           Security Interest in Collateral.  The provisions of this Agreement and the other Loan Documents create legal and valid Liens on all the Collateral in favor of the Collateral Agent, for the benefit of the Secured Parties (with respect to personal property, to the extent that Liens on such Collateral can be created under the UCC), and upon filing of UCC financing statements and the taking of actions or making of filings required for perfection under the laws of the relevant Collateral Documents, as necessary, and, if applicable, the taking of actions or making of filings with respect to Intellectual Property registrations or applications issued or pending, such Liens constitute perfected and continuing

Liens on the Collateral (with respect to personal property, to the extent that Liens on such Collateral can be perfected under the UCC), securing the Secured Obligations, enforceable against the applicable Loan Party and all third parties, and having priority (subject to (x) Permitted Liens to the extent any such Permitted Liens would have priority over the Liens in favor of the Collateral Agent by operation of any applicable law and (y) liens subject to the Intercreditor Agreement, which will be subject to the provisions thereof and have only the priority set forth therein) over all other Liens on the Collateral.  As of the Closing Date, the jurisdictions in which the filing of UCC financing statements are necessary are listed on Schedule 3.16.

SECTION 3.17           Employment Matters.  As of Closing Date, there are no strikes, lockouts or slowdowns, and no unfair labor practice charges, against any Borrower or its Restricted Subsidiaries pending or, to the knowledge of the Loan Parties, threatened, in each case, that could be reasonably expected to result in a Material Adverse Effect.  The terms and conditions of employment, hours worked by and payments made to employees of each Borrower and its Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act, or any other applicable federal, provincial, territorial, state, local or foreign law dealing with such matters, in each case, except as could not reasonably be expected to have a Material Adverse Effect.  All material payments due from any Borrower or any of its Restricted Subsidiaries, or for which any claim may be made against any Borrower or any of its Restricted Subsidiaries, on account of wages, vacation pay and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Borrower or such Restricted Subsidiary.

SECTION 3.18           Anti-Corruption Laws and Sanctions.  Each Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by such Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and each Borrower, its Subsidiaries and their respective officers and employees, and to the knowledge of each Borrower and its Subsidiaries, their directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in such Borrower being designated as a Sanctioned Person.  None of (a) any Borrower, any Subsidiary or any of their respective directors, officers or employees, or (b) to the knowledge of any Borrower, any agent of any Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the Facility established hereby, is a Sanctioned Person.  No Loan, use of proceeds thereof, Letter of Credit or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or applicable Sanctions.

SECTION 3.19           PATRIOT Act.  To the extent applicable, each Loan Party is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the PATRIOT Act.

SECTION 3.20           Common Enterprise.  The successful operation and condition of each Borrower and each other Loan Party is dependent on the continued successful performance of the functions of the group of the Borrowers and other Loan Parties as a whole and the successful operation of each of the Borrowers and other Loan Parties is dependent on the successful performance and operation of each other Borrower and other Loan Party.  Each Borrower and other Loan Party expects to derive benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive benefit), directly and indirectly, from (i) successful operations of each of the other Borrowers and Loan Parties and (ii) the credit extended by the Lenders to the Borrowers hereunder, both in their separate capacities and as members of the group of companies.  Each Borrower has determined that execution, delivery, and performance of this Agreement and any other Loan Documents to be executed by such Borrower and the other Loan Parties is within its purpose, will be of direct and indirect benefit to such Borrower and such other Loan Parties, and is in its and their best interest.

SECTION 3.21           EEA Financial Institution.  No Loan Party is an EEA Financial Institution.

SECTION 3.22           Deposit Accounts and Credit Card Arrangements.  As of the Closing Date, the Perfection Certificate sets forth (a) all banks and other financial institutions at which any Borrower or any of its Subsidiary Guarantors maintains any DDAs, other deposit accounts, securities accounts or commodities accounts (including any accounts subject to Blocked Account Agreements, which accounts are specifically noted thereon), and the Perfection Certificate correctly identifies the name of each depository, securities intermediary, commodities intermediary, as applicable, the name in which the account is held, a description of the purpose of the account and the complete account number therefor and (b) all arrangements to which any Borrower or any Subsidiary Guarantor is a party with respect to the payment to any Borrower or any Subsidiary Guarantor of the proceeds of all credit card and debit card charges for sales by such Borrower or such Subsidiary Guarantor.

ARTICLE IV

Conditions

SECTION 4.01           Conditions to Credit Extensions on the Closing Date.  The obligation of each Lender to make a Credit Extension on the Closing Date is subject to the satisfaction or waiver (in accordance with Section 9.02) of the following conditions on or before the Closing Date:

(a)           The Administrative Agent shall have received each of (i) this Agreement executed and delivered by an Authorized Officer of each Borrower, each Subsidiary Guarantor, the Administrative Agent, the Collateral Agent and each Lender, (ii) a Note executed and delivered by an Authorized Officer of each Borrower in favor of each Lender that has requested a Note at least two Business Days prior to the Closing Date and (iii) the Intercreditor Agreement, the Collateral Agreement, the Intellectual Property Security Agreements and Term Loan Documents, in each case, executed and delivered by an Authorized Officer of each party thereto.

(b)           The Administrative Agent shall have received (i) the Pro Forma Financial Statements, (ii) the financial statements described in Section 3.04(a) and (iii) projections of the Company for each month of the twelve month period following the Closing Date, prepared in good faith by the Company and based upon reasonable assumptions, demonstrating the projected Maximum Borrowing Amount and Excess Availability for each such month.

(c)           The Acquisition shall have been consummated, or will be consummated substantially concurrently with the initial Credit Extension and the release of the proceeds of the Term Loan Facility to the Company or the Term Loan Escrow Borrower from the Term Loan Escrow Account on the Closing Date, in accordance with the Acquisition Agreement without giving effect to any amendments, modifications, supplements, consents or waivers by the Company thereto (other than such amendments, modifications, supplements, consents or waivers by the Company of any term thereof that are not materially adverse to any interest of the Lenders) unless consented to by the Arrangers (it being understood that (i) any amendment, modification, supplement, consent or waiver by the Company to the definition of “Material Adverse Effect” or the “Xerox” provisions in Sections 8.5(b), 8.6, 8.11, the last sentence of 8.12 and the last sentence of 8.14 of the Acquisition Agreement shall be deemed to be materially adverse and (ii) any amendment, modification, supplement, consent or waiver by the Company that results in a decrease of up to 15% of the Cash Consideration (as defined in the Acquisition Agreement) shall not be deemed to be materially adverse so long as the “Initial Loans” (as such term is defined in the Term Loan Credit Agreement on the Term Loan Closing Date) are prepaid on a dollar for dollar basis (upon release from the Term Loan Escrow Account) in an amount equal to the amount of any such decrease).

(d)           The Refinancing Transactions shall have been consummated prior to, or shall be consummated substantially concurrently with the initial Credit Extension and the release of the proceeds of the Term Loan Facility to the Company or the Term Loan Escrow Borrower from the Term Loan Escrow Account on the Closing Date, and, substantially concurrently therewith, the Company shall have assumed all of the rights and obligations of the Term Loan Escrow Borrower under the Term Loan Credit Agreement, and the proceeds of the Term Loan Facility shall have been released to the Company or the Term Loan Escrow Borrower from the Term Loan Escrow Account in accordance with the Term Loan Escrow Agreement.

(e)           With respect to the Collateral (subject in all cases to the Limited Conditionality Provision):

(i)            The Collateral Agent shall have received, subject to the terms of the Intercreditor Agreement, (I) all certificates representing Equity Interests pledged under the Collateral Agreement to the extent certificated, accompanied by undated instruments of transfer or stock powers endorsed in blank, (II) the Subordinated Intercompany Note executed by the parties thereto accompanied by an undated instrument of transfer duly executed in blank and satisfactory to the Collateral Agent, (III) an Acknowledgment and Consent, substantially in the form of Exhibit D to the Collateral Agreement, duly executed by any issuer of Equity Interests pledged pursuant to the Collateral Agreement that is not itself a party to the Collateral Agreement and (IV) each promissory note pledged under the Collateral Agreement, duly executed (without recourse), in blank or accompanied by an undated instrument of transfer duly executed in blank and satisfactory to the Collateral Agent;

(ii)           All UCC or other applicable personal property and financing statements reasonably requested by the Collateral Agent to be filed, registered or recorded to perfect the Liens intended to be created by any Collateral Document shall have been delivered to the Collateral Agent for filing, registration or recording; and

(iii)          The Collateral Agent shall have received a complete Perfection Certificate, dated as of the Closing Date, executed by a duly authorized officer of each Loan Party, together with all attachments contemplated thereby.

(f)            The Lenders, the Arrangers, the Administrative Agent and the Collateral Agent shall have received or, simultaneously with the funding of the initial Borrowing and the release of the proceeds of the Term Loan Facility to the Company or the Term Loan Escrow Borrower from the Term Loan Escrow Account on the Closing Date, will receive, all fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced at least two Business Days prior to the Closing Date, reimbursement or payment of all out-of-pocket expenses (including reasonable fees, disbursements and other charges of counsel) required to be reimbursed or paid under any Loan Document, the Fee Letter or any other agreement.

(g)           The Administrative Agent shall have received a solvency certificate (a “Solvency Certificate”) substantially in the form attached hereto as Exhibit F, dated the Closing Date and after giving effect to the Transactions and signed by the chief financial officer of the Company.

(h)           The Administrative Agent shall have received a certificate of the Company, dated the Closing Date, confirming satisfaction of the conditions set forth in Sections 4.01(c), (d), (l), and (m).

(i)            The Administrative Agent shall have received a certificate of the secretary, assistant secretary or other Authorized Officer of each Loan Party dated the Closing Date, attaching the following:

(i)            copies of the Organizational Documents of such Loan Party (including each amendment thereto), certified (as of a date reasonably near the Closing Date) as being a true and correct copy thereof by the Secretary of State or other applicable Governmental Authority of the jurisdiction in which each such Loan Party is organized;

(ii)           a copy of resolutions duly adopted by the board of directors or similar governing body of such Loan Party approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party and the consummation of the Transactions, together with specimen signatures of the Persons authorized to execute the Loan Documents on such Loan Party’s behalf, certified as being true and correct and in full force and effect;

(iii)          a certificate of another officer as to the incumbency and specimen signature of the secretary, assistant secretary or other Authorized Officer executing the certificate pursuant to clause (ii) above; and

(iv)          a copy of the certificate of good standing of such Loan Party from the Secretary of State or other applicable Governmental Authority of the jurisdiction in which each such Loan Party is organized (dated as of a date reasonably near the Closing Date).

(j)            The Administrative Agent shall have received the following customary executed legal opinions:

(i)            the legal opinion of Wilmer Cutler Pickering Hale and Dorr LLP, special counsel to the Loan Parties; and

(ii)           the legal opinion of local counsel in each jurisdiction in which a Loan Party is organized, to the extent such Loan Party is not covered by the opinion referenced in Section 4.01(j)(i), as may be required by the Administrative Agent.

Each such legal opinion shall (a) be dated as of the Closing Date, (b) be addressed to the Administrative Agent, Collateral Agent and the Lenders and (c) cover such matters relating to the Loan Documents and the Transactions as the Administrative Agent may reasonably require.  The Loan Parties hereby instruct such counsel to deliver such opinions to the Administrative Agent, Collateral Agent and the Lenders.

(k)           At least three (3) Business Days prior to the Closing Date, Administrative Agent, Collateral Agent and the Lenders shall have received all documentation and other information required by bank regulatory authorities or reasonably requested by any Agent or any Lender under or in respect of applicable “know-your-customer” and anti-money laundering rules and regulations, including the PATRIOT Act, that was requested at least 10 Business Days prior to the Closing Date.

(l)            (A) Since September 27, 2014 through the date of the Acquisition Agreement, there not having been any Events that would, individually or in the aggregate, reasonably be expected to have a Closing Date Material Adverse Effect; provided that this clause (A) is qualified in its entirety by reference to (1) the information disclosed by the Target in any Company SEC Document (as defined in the Acquisition Agreement as in effect on February 4, 2015) filed under Sections 13(a), 14(a) or 15(d) of the Exchange Act (as defined in the Acquisition Agreement as in effect on February 4, 2015) during the period from December 31, 2013 through the Business Day (as defined in the Acquisition Agreement as in effect on February 4, 2015) prior to the date of the Acquisition Agreement (other than in any risk factor or other cautionary or forward-looking disclosure contained in such Company SEC Document) and (2) the exceptions set forth in the Company Disclosure Schedule (as defined in the Acquisition Agreement as in effect on February 4, 2015); it being understood and agreed that each exception set forth in the Company Disclosure Schedule shall qualify such condition to the extent such exception is specifically identified as being disclosed under Section 3.6 of the Acquisition Agreement or such exception is disclosed with reference to any other section of the Acquisition Agreement and it is reasonably apparent on the face of such disclosure that it relates to such Section 3.6, and (B) since the date of the Acquisition Agreement, there shall not have occurred any Events (other than Excluded Company Events (as defined in the Acquisition Agreement as in effect on February 4, 2015)) that, individually or in the aggregate, have had or would reasonably be expected to have a Closing Date Material Adverse Effect.

(m)          Each of the Specified Representations shall be true and correct in all material respects on and as of the Closing Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date); provided that any representation and warranty qualified by “materiality”, “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects.  Each of the Acquisition Agreement Representations shall be true and correct in all respects on the Closing Date, expect to the extent any such Acquisition Agreement Representation is stated to relate solely to an earlier date, in which case such Acquisition Agreement Representation shall be true and correct on and as of such earlier date specified in the Acquisition Agreement.

(n)           The Administrative Agent shall have received a fully executed and delivered Borrowing Request and Letter of Credit Request (if applicable) in accordance with the requirements hereof.

(o)           The Administrative Agent shall have received a certificate of the Company, dated the Closing Date, confirming (and attached such calculations as reasonably requested by the Administrative Agent) that if the Company, Target or any of their Restricted Subsidiaries (determined giving pro forma effect to the Transactions) have received Net Cash Proceeds in respect of any sales of Divested Property in excess of $15,000,000 (in the aggregate for all Divested Properties) prior to the Closing Date, then substantially concurrently with the closing of the Acquisition on the Closing Date, an amount equal to 100% of such Net Cash Proceeds in excess of $15,000,000 shall be applied by the Company, Target and their Restricted Subsidiaries to (1) prepay the outstanding amount of loans under the Term Loan Credit Agreement and (2) reduce the initial Credit Extension hereunder on the Closing Date on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of loans under the Term Loan Credit Agreement and the initial Credit Extensions intended to be borrowed hereunder on the Closing Date), to the extent required to cause, after giving pro forma effect to such prepayment and reduction, the Senior Secured Net Leverage Ratio for the most recently ended Test Period to be less than or equal to 2.00 to 1.00 as of the Closing Date, provided that, if after giving pro forma effect to such reduction of the initial Credit Extension on the Closing Date hereunder, the Borrower’s Excess Availability is less than $1,000,000,000, then the portion of such Net Cash Proceeds allocated to reduce the initial Credit Extensions on the Closing Date hereunder shall have been increased in an amount sufficient to cause the Excess Availability to equal $1,000,000,000 (and the portion allocated to prepay the outstanding amount of loans under the Term Loan Credit Agreement shall be reduced accordingly).

(p)           The Administrative Agent shall have received a Borrowing Base Certificate, prepared as of the last day of the most recent month ending at least twenty (20) days prior to the Closing Date, demonstrating that after giving effect to all Borrowings to be made on the Closing Date and the issuance of any Letters of Credit on Closing Date and payment of all fees and expenses due hereunder and the consummation of the Transactions, the Borrowers’ Excess Availability (on a pro forma basis after giving effect to the Transactions, and, for certainty, including the eligible assets of the Target and its Subsidiaries in such calculation) shall not be less than $750,000,000.

(q)           The Closing Date shall have occurred on or prior to 5:00 p.m. New York City time on May 10, 2016 (or, if prior to 5:00 p.m. New York City time on May 10, 2016, the Federal Trade Commission agrees to a settlement pursuant to which the Acquisition is permitted to proceed in accordance with the Acquisition Agreement or a court of competent jurisdiction determines pursuant to an order or judgment that the Acquisition is permitted to proceed in accordance with the Acquisition Agreement, in each case, as reasonably determined by MLPFS and Barclays, a “Favorable Determination”, on or prior to 5:00 p.m. New York City time on September 10, 2016).

Without limiting the generality of the provisions of the last sentence of clause (c) of Article VIII, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

SECTION 4.02           Conditions to each Credit Extension After the Closing Date.  The obligation of each Lender to make a Loan on the occasion of any Borrowing after the Closing Date, and of each Issuing Bank to issue, amend, renew or extend any Letter of Credit after the Closing Date, is subject to the satisfaction of the following conditions:

(a)           The representations and warranties of the Borrowers set forth in this Agreement shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except that such representations and warranties (i) that relate solely to an earlier date shall be true and correct as of such earlier date and (ii) shall be true and correct in all respects if they are qualified by a materiality standard.

(b)           At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

(c)           Each Borrowing and each issuance of any Letter of Credit shall be made in accordance with the terms of clauses (i) — (v) of Section 2.01.

(d)           The Administrative Agent and, if applicable, the Issuing Bank or the Swingline Lender shall have received a Borrowing Request or Letter of Credit Request, as applicable, in accordance with the requirements hereof.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in paragraphs (a), (b), (c) and (d) of this Section.

Notwithstanding the failure to satisfy the conditions precedent set forth in paragraphs (a), (b) or (d) of this Section, unless otherwise directed by the Required Lenders, the Administrative Agent may, but shall have no obligation to, continue to make Loans and an Issuing Bank may, but shall have no obligation to, issue or cause to be issued any Letter of Credit (or amend, renew or extend any Letter of Credit) for the ratable account and risk of Lenders from time to time if the Administrative Agent believes that making such Loans or issuing or causing to be issued (or amending, renewing or extending) any such Letter of Credit is in the best interests of the Lenders.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document have been paid in full in cash and all Letters of Credit have expired or terminated (or have been cash collateralized in accordance with Section 2.06(j) hereof) and all LC Disbursements shall have been reimbursed, the Borrowers covenant and agree, jointly and severally, with the Administrative Agent, the Collateral Agent and the Lenders that:

SECTION 5.01           Financial Statements and Other Information.  The Borrowers will furnish to the Administrative Agent (with copies to be provided to each Lender by the Administrative Agent):

(a)           as soon as available, and in any event within 90 days after the end of each fiscal year of the Company (or, if earlier, within 15 days after the date required to be filed with the SEC, giving effect to any extension permitted by the SEC), (i) its audited consolidated balance sheet and related statements of operations and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year and a management discussion and analysis, discussing and analyzing the results of operations for the Company and its Subsidiaries for such fiscal year (it being understood that the Borrowers shall be permitted to satisfy the requirements of this clause (i) by furnishing to the Administrative Agent the Company’s annual report on Form 10-K (or any successor form), and all supplements or amendments thereto, as filed with the SEC) and (ii) with respect to such consolidated financial statements a report thereon by Ernst & Young LLP or another registered public accounting firm of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, accompanied by any management letter prepared by such accountant;

(b)           as soon as available, and in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Company (or, if earlier, within 10 days after the date required to be filed with the SEC, giving effect to any extension permitted by the SEC), its consolidated balance sheet and related statements of operations and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year and a management discussion and analysis, discussing and analyzing the results of operations for the Company and its Subsidiaries for such fiscal quarter.  The Company shall be permitted to satisfy the requirements of this Section 5.01(b) by furnishing to the Administrative Agent the Company’s quarterly report on Form 10-Q (or any successor form), and all supplements or amendments thereto, as filed with the SEC;

(c)           concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Company in substantially the form of Exhibit C (each, a “Compliance Certificate”) (i) certifying, in the case of the financial statements delivered under clause (b), as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, (ii) certifying as to whether a Default or an Event Default has occurred and, if a Default or an Event of Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (iii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.14 (to the extent applicable) and (iv) stating whether any material change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of any material change on the financial statements accompanying such certificate;

(d)           within 5 Business Days after an Authorized Officer of a Loan Party obtains knowledge of the occurrence of a Covenant Trigger Event, a Compliance Certificate (i) certifying as to whether a Default or an Event Default has occurred and, if a Default or an Event of Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto and (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.14 (to the extent applicable);

(e)           concurrently with any required delivery of financial statements under clause (a) of this Section 5.01, but in any event not more than 75 days after the end of each fiscal year of the Company, a copy of the plan and forecast (including a projected consolidated balance sheet, income statement and cash flow statement and borrowing availability projections in form reasonably satisfactory to the Administrative Agent) of the Company for each month of the upcoming fiscal year in form reasonably satisfactory to the Administrative Agent;

(f)            concurrently with any delivery of financial statements under clause (a) or (b) above, the related consolidated financial statements reflecting the adjustments to eliminate the accounts of Unrestricted Subsidiaries (if any) from such financial statements referred to in clause (a) or (b);

(g)           as soon as available, but in any event within 15 Business Days of the end of each fiscal month (or within three Business Days of the end of each week at any time during an Accelerated Reporting Period), a Borrowing Base Certificate, in each case, which calculates the Borrowing Base, and supporting information reasonably requested in connection therewith, together with any additional reports with respect to the Borrowing Base as the Administrative Agent or Collateral Agent may reasonably request;

(h)           [reserved];

(i)            promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrowers or any Subsidiary, or compliance with the terms of this Agreement, or in respect of applicable “know-your-customer” and anti-money laundering rules and regulations (including the PATRIOT Act), as the Administrative Agent, the Collateral Agent or any Lender (through the Administrative Agent) may reasonably request; and

(j)            at least five (5) Business Days prior to the making of any Specified Payment or prepayment of Specified Restricted Indebtedness under Section 6.07(b)(vi), a certificate of an Authorized Officer of the Borrower Representative, in form and substance reasonably satisfactory to the Administrative Agent, certifying that the conditions specified in the definition of “Payment Conditions”

or “Specified Payment Conditions”, as applicable, have been satisfied and attaching reasonably detailed calculations demonstrating that the applicable conditions specified in clause (b) of the definition of “Payment Conditions” or “Specified Payment Conditions”, as applicable, are satisfied, with such supporting documentation as the Administrative Agent may reasonably request.

Each Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Issuing Banks and Lenders materials and/or information provided by or on behalf of such Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, Syndtrak, ClearPar, or a substantially similar electronic transmission system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrowers or their Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities, provided however, that each Public Lender shall identify at least one employee who may receive material non-public information with respect to the Borrowers or their securities.  Each Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” such Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, the Issuing Banks and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrowers or their securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.12); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”  Notwithstanding the foregoing, the Borrowers shall be under no obligation to mark any Borrower Materials “PUBLIC.”

SECTION 5.02           Notices of Material Events.  To the extent that an Authorized Officer of any Loan Party has actual knowledge thereof, the Borrowers will furnish to the Administrative Agent (for distribution to the Lenders in accordance with the last paragraph of Section 5.01) prompt written notice of the following:

(a)           the occurrence of any Default or Event of Default;

(b)           any actual knowledge of the Loan Parties of, or any receipt of any notice of, any governmental investigation or any litigation, arbitration or administrative proceeding (each, an “Action”) commenced or, to the knowledge of any Borrower, threatened against any Borrower or any of its Restricted Subsidiaries (i) that seeks damages in excess of $75,000,000 (provided that there is a reasonable likelihood that damages in excess of $75,000,000 shall be awarded in connection with such Action), (ii) that seeks injunctive relief (provided that there is a reasonable likelihood that such injunctive relief shall be granted and, if so granted, such injunctive relief would be reasonably likely to have a Material Adverse Effect on any Loan Party’s ability to perform its obligations under the Loan Documents or would have a Material Adverse Effect on the Collateral), (iii) that is asserted or instituted against any Plan, its fiduciaries or its assets (provided that such Action has a reasonable likelihood of success and seeks damages, or would result in liabilities, in excess of $75,000,000), (iv) that alleges criminal misconduct by any Loan Party or any of its Subsidiaries (provided that such criminal misconduct would be reasonably likely to result in a Material Adverse Effect), (v) that alleges or seeks remedies in connection with, any Environmental Liabilities (provided that such Action has a reasonable likelihood of success and seeks damages, or would result in liabilities, in excess of $75,000,000), or (vi) is made by any Borrower or any Restricted Subsidiary that contests any tax, fee, assessment, or other governmental charge in excess of $75,000,000;

(c)           any Lien (other than a Permitted Lien) or claim made or asserted against any of the Collateral; provided that such claim or assertion has a reasonable likelihood of success and would reasonably be expected to result in a Material Adverse Effect;

(d)           any loss, damage, or destruction to the Collateral in the amount of $75,000,000 or more per occurrence or related occurrences, whether or not covered by insurance;

(e)           any and all default notices received under or with respect to any leased location or public warehouse where Collateral with a fair market value in excess of $75,000,000 is located (which shall be delivered within 10 Business Days after an Authorized Officer of a Loan Party obtains knowledge of the receipt thereof);

(f)            the occurrence of any ERISA Event or breach of the representations and warranties in Section 3.10 that, alone or together with any other ERISA Events or breaches of such representations and warranties that have occurred, could reasonably be expected to result in liability of the Loan Parties and their Subsidiaries, whether directly or by virtue of their affiliation with any ERISA Affiliate, in an aggregate amount exceeding $75,000,000;

(g)           the Release of any Hazardous Material that is required by any applicable Environmental Law to be reported to a Governmental Authority and which would reasonably be expected to result in any Material Adverse Effect; and

(h)           any other development that results in, or would reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 5.02 shall be accompanied by a statement of an Authorized Officer of the Borrower Representative setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03           Existence; Conduct of Business.  Each Borrower will, and will cause each of its Restricted Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and, except where any of the following could not reasonably be expected to result in a Material Adverse Effect, the rights, qualifications, licenses, permits, franchises, governmental authorizations, Intellectual Property rights, licenses and permits used or useful in the conduct of its business, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

SECTION 5.04           Payment of Tax Obligations.  Each Borrower will, and will cause each of its Restricted Subsidiaries to, pay or discharge all Taxes, before the same shall become delinquent or in default, except where (i) (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, and (b) such Borrower or such Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (ii) the failure to make payment would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05           Maintenance of Properties.  Each Borrower will, and will cause each of its Restricted Subsidiaries to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.06           Books and Records; Inspection Rights.  Without limiting Section 5.16 or 5.17 hereof, each Borrower will, and will cause each of its Restricted Subsidiaries to, (a) keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities and (b) on up to one occasion per calendar year permit any representatives designated by the Administrative Agent or the Collateral Agent (including employees of the Administrative Agent, the Collateral Agent or any consultants, accountants, lawyers, appraisers and field examiners retained by the Administrative Agent, the Collateral Agent), upon reasonable prior notice, to visit and inspect its properties and to examine and make extracts from its books and records, and the Borrowers or the applicable Restricted Subsidiary will make its officers and independent accountants available to discuss its affairs, finances and condition with such representatives, all at such reasonable times as are requested; provided, however, that if an Event of Default has occurred and is continuing, there shall be no limitation on the number of such site visits and inspections.  For purposes of this Section 5.06, it is understood and agreed that a single site visit and inspection may consist of examinations conducted at multiple relevant sites and involve one or more relevant Loan Parties and their assets.  All such site visits and inspections shall be at the sole expense of the Loan Parties.  The Borrowers acknowledge that the Administrative Agent and the Collateral Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain reports pertaining to the Loan Parties’ and their respective Subsidiaries’ assets for internal use by the Administrative Agent, the Collateral Agent and the Lenders.

SECTION 5.07           Compliance with Laws.  (a)  Each Borrower will, and will cause each of its Restricted Subsidiaries to, comply with all Requirements of Law applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(b)           For each existing, or hereafter adopted, Plan and Foreign Plan (together, a “Company Plan”), each Borrower will, and will cause each Restricted Subsidiary to, in a timely fashion comply with and perform in all material respects all of its obligations under and in respect of such Company Plan, including under any funding agreements and all applicable laws and regulatory requirements (whether discretionary or otherwise), except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(c)           All employer or employee payments, contributions or premiums required to be remitted, paid to or in respect of each Company Plan by any Borrower or any Restricted Subsidiary shall be paid or remitted by each Borrower and each Restricted Subsidiary in a timely fashion in accordance with the terms thereof, any funding agreements and all applicable laws, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(d)           Each Borrower will, and will cause each Subsidiary Guarantor to, deliver to each Lender (i) if requested by such Lender, copies of each annual and other return, report or valuation with respect to each Company Plan, as filed with any applicable Governmental Authority; (ii) promptly following receipt thereof, copies of any documents described in Sections 101(k) or 101(l) of ERISA that any Loan Party or any ERISA Affiliate may request with respect to any Multiemployer Plan; provided, that if the Loan Parties or any of their ERISA Affiliates have not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, then, upon reasonable request of the Administrative Agent, the Loan Parties and/or their ERISA Affiliates shall promptly make a request for such documents or notices from such administrator or sponsor and the Borrowers shall provide copies of such documents and notices to the Administrative Agent (on behalf of each requesting Lender)

promptly after receipt thereof; (iii) promptly after receipt thereof, a copy of any material direction, order, notice, ruling or opinion that any Borrower or any Restricted Subsidiary may receive from any applicable Governmental Authority with respect to any Company Plan; (iv) notification within 30 days of any increases having a cost to the Borrowers and their Restricted Subsidiaries in excess of $20,000,000 per annum in the aggregate, in benefits, pursuant to amendment, of any existing Company Plan, or the establishment of any new Company Plan, or the commencement of contributions to any such plan to which any Loan Party was not previously contributing; and (v) notification within 30 days of any voluntary or involuntary termination of, or participation in, a Company Plan.

(e)           Each Borrower will, and will cause each of its Restricted Subsidiaries to, (i) be at all times in compliance with all Environmental Laws and (ii) ensure that their assets and operations are in compliance with all Environmental Laws and that no Hazardous Materials are, contrary to any Environmental Laws, Released, generated, used, stored, managed, transported or otherwise dealt with, except, in the case of both subclauses (i) and (ii), where failure to comply with any of the foregoing would not, either singly or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 5.08           Use of Proceeds.  The proceeds of the Loans made hereunder, and issuance of Letters of Credit issued hereunder, will be used only (a) on the Closing Date, provided that the aggregate amount of Loans made on such date shall not to exceed $1,800,000,000, or such lesser amount as is requested by the Borrowers (or available to the Borrowers as a result of the application of proceeds of Divested Properties on or prior to the Closing Date), to (i) finance a portion of the Refinancing Transactions, (ii) together with the proceeds of the Term Facility released to the Term Loan Escrow Borrower in accordance with the Term Loan Escrow Agreement, and cash on hand at the Company, the Target and their respective Subsidiaries, to finance the consideration for the Acquisition and pay fees and expenses in connection with the Transactions and (iii) to fund upfront fees or original issue discount in respect of the Facility and Term Facility, provided that after giving effect to the Transactions on the Closing Date (including, without limitation, the Loans and other extensions of credit made under the Facility on the Closing Date) and including the assets of the Target and its Subsidiaries in the Borrowing Base (subject to the eligibility criteria with respect thereto), pro forma Excess Availability shall not be less than $750,000,000, and (b) after the Closing Date, for working capital needs and general corporate purposes (including for Permitted Acquisitions and other Investments permitted under this Agreement) and only in compliance with (and not in contravention of) applicable Laws and each Loan Document.  No part of the proceeds of any Loan and no Letter of Credit will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

SECTION 5.09           Insurance.  Each Borrower will, and will cause each of its Restricted Subsidiaries to, maintain with financially sound and reputable (x) carriers having a financial strength rating of at least A- by A.M. Best Company or (y) captive insurance company subsidiary that is in compliance with all applicable laws and regulatory requirements applicable thereto (a) insurance in such amounts (with no greater risk retention) and against such risks (including loss or damage by fire and loss in transit; theft, burglary, pilferage, larceny, embezzlement, and other criminal activities that are usually and customarily covered under a commercial crime policy; business interruption; and general liability) and such other hazards, as is customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations and (b) all insurance required pursuant to the Collateral Documents.  Each Borrower will, and will cause each of its Restricted Subsidiaries to, furnish to the Lenders, upon request of the Administrative Agent, information in reasonable detail as to the insurance so maintained.  Without limiting the generality of the foregoing, each Borrower will, and will cause each of its Restricted Subsidiaries to, maintain or cause to be maintained (i) flood insurance that covers each Real Estate Asset subject to a Mortgage that is located in a Flood Zone, in each case in compliance with any applicable regulations of the Board of Governors, (ii) replacement value casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses.  Each such policy of insurance with respect to a Loan Party shall (i) name the Collateral Agent (for the benefit of the Secured Parties) as an additional insured party thereunder, (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement, satisfactory in form and substance to the Collateral Agent, that names the Collateral Agent, for the benefit of the Secured Parties, as the loss payee thereunder and (iii) provide that the insurer affording coverage (with respect to property and liability insurance) will provide for at least 30 days’ prior written notice to the Collateral Agent of any cancellation of such policy (and to the extent practicable after use of commercially reasonable efforts by the Borrowers, any material modification of such policy that would diminish any Borrower’s ability to meet its obligations under this Agreement).

SECTION 5.10           Casualty and Condemnation.  Each Borrower (a) will furnish to the Administrative Agent (for delivery to the Lenders) prompt written notice of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any material portion of the Collateral or interest therein under power of eminent domain or by condemnation or similar proceeding and (b) will ensure that the net proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with the applicable provisions of this Agreement and the Collateral Documents.

SECTION 5.11           Additional Collateral; Further Assurances.  (a)  Subject to applicable law (and, with respect to Real Property, Section 5.11(c)), each Borrower will, and will cause each Subsidiary Guarantor to cause each of its and their respective wholly-owned Restricted Subsidiaries (other than any Immaterial Subsidiary or any Excluded Foreign Subsidiary) not party hereto on the Closing Date or formed or acquired after the Closing Date or which ceases to be an Unrestricted Subsidiary, Immaterial Subsidiary or an Excluded Foreign Subsidiary (within thirty days after such formation or acquisition, or determination that such Subsidiary is no longer an Unrestricted Subsidiary, an Immaterial Subsidiary, or an Excluded Foreign Subsidiary, or such longer period as may be agreed to by the Administrative Agent) (A) to duly execute and deliver to the Administrative Agent or Collateral Agent (as appropriate) a joinder to this Agreement as a Borrower or a Subsidiary Guarantor, as the case may be, in form and substance satisfactory to the Administrative Agent or Collateral Agent (as appropriate), (B) to duly execute and deliver to the Administrative Agent an assumption agreement substantially in the form of Annex 1 to the Collateral Agreement, (C) to execute and deliver such amendments, supplements or documents of accession to any other Collateral Documents, or such new Collateral Documents, as the Collateral Agent deems necessary for such Restricted Subsidiary to grant to the Collateral Agent (for the benefit of the Secured Parties) a perfected first priority security interest (subject to (x) Permitted Liens to the extent any such Permitted Liens would have priority over the Liens in favor of the Collateral Agent by operation of any applicable law and (y) liens subject to the Intercreditor Agreement, which will be subject to the provisions thereof and have only the priority set forth therein) in the Collateral described in such Collateral Document with respect to such new Restricted Subsidiary or such Restricted Subsidiary that ceases to be an Unrestricted Subsidiary, an Immaterial Subsidiary or an Excluded Foreign Subsidiary, as applicable, (D) to deliver to the Administrative Agent with respect to each Material Real Property, any existing title reports, abstracts or environmental assessment reports, to the extent in the possession or control of the Borrowers; provided, however, that there shall be no obligation to deliver to the Administrative Agent any environmental assessment report whose disclosure to the Administrative Agent would require the consent of a Person other than the Borrowers or one of their Subsidiaries and (E) to deliver to the Administrative Agent such opinions, documents and certificates referred to in Section 4.01 as may be reasonably requested by the Administrative Agent, including, without limitation, under applicable “know your customer”, anti-money laundering and Sanctions rules and regulations and the USA PATRIOT Act.  Upon execution and delivery of such documents and agreements, each such Person

(i) shall automatically become a Loan Party hereunder and thereupon shall have all of the rights, benefits, duties, and obligations in such capacity under the Loan Documents and (ii) will grant Liens to the Collateral Agent (in each case for the benefit of the Secured Parties), in any property of such Loan Party which constitutes Collateral.

(b)           Without limiting the foregoing, each Borrower will, and will cause each Subsidiary Guarantor to, execute and deliver, or cause to be executed and delivered, to the Administrative Agent and the Collateral Agent such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements, Intellectual Property Security Agreements and other documents and such other actions or other deliveries of the type required by Section 4.01), which may be required by law or which the Administrative Agent or the Collateral Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents, all at the expense of the Loan Parties.  In addition, each Borrower will, and will cause each Subsidiary Guarantor to, execute and deliver, or cause to be executed and delivered, to the Administrative Agent and the Collateral Agent filings with any governmental recording or registration office in any jurisdiction or office required by the Collateral Documents in order to perfect or protect the Liens of the Collateral Agent granted under any Collateral Document in any Intellectual Property at the expense of the Loan Parties.

(c)           Without limiting the foregoing, (x) with respect to each Real Estate Asset listed on Schedule 1.01(c), not later than 120 days after the Closing Date (or such longer period as the Administrative Agent may agree in its reasonable discretion) and (y) with respect to (A) the acquisition by any Loan Party of Material Real Property or (B) the formation or acquisition of a Restricted Subsidiary which owns any Material Real Property, or determination that a Subsidiary which owns any Material Real Property is no longer an Unrestricted Subsidiary, an Immaterial Subsidiary or an Excluded Foreign Subsidiary, not later than 120 days (or such longer period as the Administrative Agent may agree in its reasonable discretion) following such acquisition, formation or determination, each Borrower will, and will cause each Subsidiary Guarantor to, execute and deliver, or cause to be executed and delivered, to the Administrative Agent and the Collateral Agent, with respect to each such Real Estate Asset (each, a “Mortgaged Property”), in each case, upon the election of the Administrative Agent in its sole discretion, deliver the following: (i) a Mortgage duly authorized and executed, in proper form for recording in the recording office of each jurisdiction where such Mortgaged Property to be encumbered thereby is situated in favor of the Collateral Agent, for the benefit of the Secured Parties, together with such other instruments as shall be necessary or appropriate (in the reasonable judgment of the Collateral Agent) to create and/or maintain a first priority Lien (subject to (x) Permitted Liens to the extent any such Permitted Liens would have priority over the Liens in favor of the Collateral Agent by operation of any applicable law and (y) liens subject to the Intercreditor Agreement, which will be subject to the provisions thereof and have only the priority set forth therein) on such Mortgaged Property; (ii) fully paid American Land Title Association Lender’s Extended Coverage title insurance policies (the “Mortgage Policies”), in amounts not less than 125% of the fair market value of the Mortgaged Property, issued, coinsured and reinsured by title insurers reasonably acceptable to and reasonably required by the Collateral Agent, insuring the Mortgages to be valid first and subsisting Liens on the property described therein, free and clear of all defects (including, but not limited to, mechanics’ and materialmen’s Liens) and encumbrances, other than Permitted Liens, and providing for such other standard and customary affirmative insurance and endorsements (including endorsements for future advances under the Loan Documents, for mechanics’ and materialmen’s Liens and for zoning of the applicable property); (iii) either (x) American Land Title Association/American Congress on Surveying and Mapping form surveys or such other forms of surveys as are reasonably acceptable to Collateral Agent, and dated no more than 90 days before the Closing Date or the date of such acquisition, formation or determination, as applicable (or such other dates as shall be reasonably acceptable to the Collateral Agent), certified to the Collateral

Agent and the issuer of the Mortgage Policies in a manner reasonably satisfactory to the Collateral Agent, or (y) in lieu of such aforementioned surveys, such affidavits, certificates, information, and/or instruments of indemnification as may be reasonably acceptable to the title companies issuing the Mortgage Policies in order to issue the applicable Mortgage Policies in accordance with this Section 5.11(c); (iv) policies or certificates of insurance of the type required by Section 5.09; (v) evidence of flood insurance required by Section 5.09, in form and substance reasonably satisfactory to Collateral Agent; and (vi) opinions of local counsel for the Loan Parties in states in which the Mortgaged Properties are located, with respect to the enforceability and validity of the Mortgages and any related fixture filings and other customary opinions reasonably requested by the Collateral Agent, in form and substance reasonably satisfactory to the Collateral Agent.  Notwithstanding anything to the contrary in this Section 5.11(c), so long as the 2018 and 2023 Note Indenture is in effect, the Loan Parties shall not be required to deliver a Mortgage with respect to any “Principal Property” or pledge any stock or indebtedness of any “Principal Subsidiary” (each as defined in the 2018 and 2023 Notes Indenture as then in effect).

SECTION 5.12           Anti-Corruption Laws, PATRIOT Act and Sanctions.  Each Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrowers, their Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, the PATRIOT Act and applicable Sanctions and the Borrowers and their Subsidiaries will conduct their business in compliance, in all material respects, with Anti-Corruption Laws.

SECTION 5.13           Cash Management .

(a)           Immediately upon the occurrence of any Full Cash Dominion Period, the Borrowers, upon the request of the Administrative Agent or Collateral Agent, shall deliver to the Administrative Agent and the Collateral Agent a schedule of all DDAs, other deposit accounts, securities accounts or commodities accounts, that to the knowledge of the Authorized Officers of the Loan Parties, are maintained by the Loan Parties, which schedule includes, with respect to each depository (i) the name and address of such depository; (ii) the account number(s) maintained with such depository; and (iii) a contact person at such depository.

(b)           Each Borrower shall, and shall cause each other Loan Party to:

(i)            on or prior to the thirty (30) day anniversary of the Closing Date or such later date as the Administrative Agent or Collateral Agent shall agree in writing, deliver to the Collateral Agent notifications (each, a “Credit Card Notification”), in form and substance satisfactory to the Collateral Agent, which have been executed on behalf of such Loan Party and addressed to such Loan Party’s credit card and debit card clearinghouses and processors listed on the Perfection Certificate; and

(ii)           on or prior to the ninety (90) day anniversary of the Closing Date, or such later date as Administrative Agent or Collateral Agent shall agree in writing in its reasonable discretion (such date, the “Blocked Account Date”), enter into a blocked account agreement (each, a “Blocked Account Agreement”), in form and substance reasonably satisfactory to the Collateral Agent, with each depository bank, securities intermediary and commodities intermediary, as applicable, with respect to the DDAs, other deposit accounts, securities accounts or commodities account in which material amounts (as reasonably determined by the Collateral Agent) of funds of any of the Loan Parties are received, maintained or concentrated (excluding, for the avoidance of doubt, Excluded Accounts (as defined below)) (collectively, the “Material Accounts” and, to the extent, subject to a Blocked Account Agreement, collectively, the “Blocked Accounts”); provided that in the event that any Material Account listed on the Perfection Certificate is not subject to a Blocked Account Agreement on or prior to Blocked Account Date, then not later than fifteen (15) days after the Blocked Account Date, the Loan Parties shall cause such Material Account which is not a Blocked Account to be closed and have all funds therein transferred to a Blocked Account, and all future deposits made to, a Blocked Account.

(c)           The Blocked Account Agreements entered into by the Loan Parties shall require (after delivery of notice to the Blocked Account Bank from the Collateral Agent or the Administrative Agent, as applicable (which notice may (or shall at the direction of the Required Lenders) be given by the Collateral Agent or the Administrative Agent, as applicable, only during the continuance of a Full Cash Dominion Period)) the ACH or wire transfer on each Business Day (and whether or not there is then an outstanding balance under the Facility) of all available cash receipts (the “Cash Receipts”) to the collection account maintained by the Collateral Agent at Bank of America (the “Collection Account”) from:

(i)            the sale of Inventory and other Collateral (but excluding, until the Term Facility is repaid in full, any Term Loan Priority Collateral);

(ii)           all proceeds of collections of Accounts;

(iii)          all Net Cash Proceeds on account of any event which requires a mandatory prepayment pursuant to Section 2.11(b)(i) or (ii) of this Agreement (other than, until the Term Facility or any permitted refinancing thereof is repaid in full, a mandatory prepayment arising in connection with the Term Loan Priority Collateral);

(iv)          each Blocked Account (including all cash deposited therein from each DDA or other deposit account, net of any minimum balance as may be required to be kept in such DDA or other deposit account by the institution at which such DDA is maintained to the extent set forth in the applicable Blocked Account Agreement); and

(v)           the cash proceeds of all credit card and debit card charges.

If any cash or Cash Equivalents owned by any Loan Party are deposited to any DDA, other deposit account, securities account or commodities account (or held or invested in any other manner), other than (subject to the timing requirements set forth in clause (b)(ii) above) in a (x) Blocked Account, (y) (i) petty cash accounts or other store depository accounts funded in the ordinary course of business, the deposits in which shall not aggregate more than $25,000,000 or exceed $2,000,000 with respect to any one account (or in each case, such greater amounts to which the Administrative Agent or Collateral Agent may agree in its sole discretion), (ii) payroll, trust and tax withholding accounts funded in the ordinary course of business, (iii) one or more zero balance disbursement accounts (the “Disbursement Accounts”) to be used by the Loan Parties solely for disbursements and payments (including payroll) in the ordinary course of business or as otherwise permitted hereunder and (iv) deposit accounts subject to Cash Pooling Arrangements permitted hereunder that solely holds funds supporting Cash Pooling Arrangements (such accounts described in this clause (y) shall be referred to herein as, the “Excluded Accounts”, provided that following deposit accounts shall not constitute “Excluded Accounts”: (I) deposit accounts that are concentration accounts, (II) deposit accounts into which the proceeds of credit card or debit card receivables are deposited or (III) deposit accounts that are lock-box accounts), then (a) the Loan Parties shall cause all funds in such accounts or so held or so invested to be transferred with such frequency as may be reasonably required by the Administrative Agent or Collateral Agent to a Blocked Account and (b) the Collateral Agent may require the applicable Loan Party to close such account and have all funds therein transferred to a Blocked Account, and all future deposits made to a Blocked Account.  In addition to the foregoing, during the continuance of a Full Cash Dominion Period, the Loan Parties shall provide the Collateral Agent with an accounting of the contents of the Blocked

Accounts, which shall identify, to the reasonable satisfaction of the Collateral Agent, the proceeds from the Term Loan Priority Collateral which were deposited into a Blocked Account and swept to the Collection Account.

(d)           The Loan Parties may close Material Accounts or Blocked Accounts and/or open new Material Accounts or Blocked Accounts, subject to the execution and delivery to the Collateral Agent of appropriate Blocked Account Agreements (unless expressly waived by the Collateral Agent) consistent with the provisions of this Section 5.13 and otherwise reasonably satisfactory to the Collateral Agent (provided that, the Loan Parties shall not be required to deliver a Blocked Account Agreement with respect to any Material Account acquired by a Loan Party in connection with a Permitted Acquisition until the date that is thirty (30) days (or such later date as the Administrative Agent or Collateral Agent may agree) after the consummation of such Permitted Acquisition).  The Loan Parties shall furnish the Collateral Agent with prior written notice of their intention to open or close a Material Account and the Collateral Agent shall promptly notify the Borrower Representative as to whether the Collateral Agent shall require a Blocked Account Agreement with the Person with whom such account will be maintained.  Unless consented to in writing by the Collateral Agent, the Borrowers shall not enter into any agreements with credit card or debit card processors other than the ones expressly contemplated herein unless contemporaneously therewith, a Credit Card Notification, is executed and delivered to the Collateral Agent.

(e)           [Reserved].

(f)            The Collection Account shall at all times be under the sole dominion and control of the Collateral Agent.  Each Loan Party hereby acknowledges and agrees that (i) such Loan Party has no right of withdrawal from the Collection Account, (ii) the funds on deposit in the Collection Account shall at all times continue to be collateral security for all of the Secured Obligations, and (iii) the funds on deposit in the Collection Account shall be applied as provided in this Agreement.  In the event that, notwithstanding the provisions of this Section 5.13, during the continuation of a Full Cash Dominion Period, any Loan Party receives or otherwise has dominion and control of any such proceeds or collections, such proceeds and collections shall be held in trust by such Loan Party for the Collateral Agent, shall not be commingled with any of such Loan Party’s other funds or deposited in any account of such Loan Party and shall promptly be deposited into the Collection Account or dealt with in such other fashion as such Loan Party may be instructed by the Collateral Agent.

(g)           Subject to Section 2.10(b), any amounts received in the Collection Account at any time when all of the Secured Obligations then due have been and remain fully repaid shall be remitted to the operating account of the Borrowers maintained with the Administrative Agent or Collateral Agent or financial institution reasonable acceptable to the Administrative Agent or Collateral Agent.

(h)           The Collateral Agent shall promptly furnish written notice to each Person with whom a Blocked Account is maintained of any termination of a Full Cash Dominion Period.

(i)            The following shall apply to deposits and payments under and pursuant to this Agreement:

(i)            Funds shall be deemed to have been deposited to the Collection Account on the Business Day on which deposited, provided that such deposit is available to the Administrative Agent by 4:00 p.m. on that Business Day (except that if the Obligations are being paid in full, by 2:00 p.m. New York City time, on that Business Day);

(ii)           Funds paid to the Administrative Agent, other than by deposit to the Collection Account, shall be deemed to have been received on the Business Day when they are good and collected funds, provided that such payment is available to the Administrative Agent by 4:00 p.m. on that Business Day (except that if the Obligations are being paid in full, by 2:00 p.m. New York City time, on that Business Day);

(iii)          If a deposit to the Collection Account or payment is not available to the Administrative Agent until after 4:00 p.m. on a Business Day, such deposit or payment shall be deemed to have been made at 9:00 a.m. on the then next Business Day;

(iv)          If any item deposited to the Collection Account and credited to the Loans or any other Secured Obligation is dishonored or returned unpaid for any reason, whether or not such return is rightful or timely, the Administrative Agent shall have the right to reverse such credit and charge the amount of such item to the applicable Loan or other Secured Obligations;

(v)           All amounts received under this Section 5.13 shall be applied in the manner set forth in Section 2.18(b) or 2.10(b), as applicable.

SECTION 5.14           Designation of Subsidiaries.  The Company may designate any of its Subsidiaries as an Unrestricted Subsidiary or any of its Unrestricted Subsidiaries as a Restricted Subsidiary; provided that:

(a)           (i) immediately before and after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing, (ii) immediately after giving effect to such designation, the Payment Conditions shall be satisfied on a pro forma basis and (iii) the Borrower Representative shall provide the Administrative Agent with an updated Borrowing Base Certificate, prepared on a pro forma basis immediately after giving effect to such designation;

(b)           no Subsidiary may be designated as an Unrestricted Subsidiary if such Subsidiary is a party to any agreement, contract, arrangement or understanding with any Borrower or any of its Restricted Subsidiaries that would not be permitted to be entered into pursuant to Section 6.08;

(c)           no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purpose of any Material Indebtedness or any Restricted Indebtedness, including, without limitation, the Term Loan Facility or any Term Loan Refinancing Indebtedness; and

(d)           no Borrower nor any of its Restricted Subsidiaries may at any time (i) provide a guarantee of, or similar credit support to, any Indebtedness of such Unrestricted Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness), (ii) be directly or indirectly liable for any Indebtedness of such Unrestricted Subsidiary or (iii) be directly or indirectly liable for any Indebtedness which provides that the holder thereof may (upon notice, lapse of time or both) declare a default thereon (or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity) upon the occurrence of a default with respect to any other Indebtedness that is Indebtedness of such Unrestricted Subsidiary (including any corresponding right to take enforcement action against such Subsidiary).

Any designation of a Restricted Subsidiary as an Unrestricted Subsidiary shall be deemed an Investment under Section 6.04 in an amount equal to the fair market value of the Subsidiary so designated and any such designation shall be evidenced by providing notice to the Administrative Agent of the copy of the resolution of the Company’s board of directors (or duly authorized committee thereof) giving effect to such designation and a certificate of an Authorized Officer certifying that such designation complies with the foregoing requirements.

The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time and (ii) a return on any Investment by any Borrower in such Subsidiary pursuant to the preceding sentence in an amount equal to the fair market value at the date of such designation of such Borrower’s Investment in such Subsidiary.

SECTION 5.15           Post-Closing Obligations.  Each Borrower and other Loan Party will cause each obligation specified on Schedule 5.15 hereto to be completed no later than the date set forth with respect to such obligation on such schedule, or such later date as the Administrative Agent shall reasonably agree.

SECTION 5.16           Appraisals.  On no more than one occasion during any consecutive twelve-month period (or as otherwise provided under Section 6.05(h)), at the request of the Administrative Agent, the Loan Parties will permit the Administrative Agent (and its representatives) to conduct appraisals (or updates existing appraisals) of their Inventory from an appraiser selected and engaged by the Administrative Agent, and prepared on a basis satisfactory to the Administrative Agent, such appraisals and updates to include, without limitation, information required by applicable law and regulations, provided that, in addition to the foregoing, within 60 days of a Favorable Determination, the Loan Parties will deliver an update to the Inventory appraisal conducted in the spring of 2015, on a basis satisfactory to the Administrative Agent (to the extent such updated Inventory appraisal has not been delivered prior to the Closing Date).  Notwithstanding the foregoing, in addition to the Inventory appraisals permitted above, (a) if the Excess Availability Percentage is less than 25% for a period of five (5) consecutive calendar days, one additional Inventory appraisal shall be permitted during any consecutive twelve-month period and (b) at any time that an Event of Default has occurred and is continuing, the Administrative Agent may conduct such additional Inventory appraisals as the Administrative Agent determines are appropriate (but not more than four (4) Inventory appraisals may be conducted during any consecutive twelve-month period).  For purposes of this Section 5.16, it is understood and agreed that a single Inventory appraisal may consist of examinations conducted at multiple relevant sites and involve one or more relevant Loan Parties and their assets.  All such Inventory appraisals shall be at the sole expense of the Loan Parties.

SECTION 5.17           Field Examinations.  On no more than one occasion during any consecutive twelve-month period, at the request of the Administrative Agent, the Loan Parties will permit, upon reasonable notice, the Administrative Agent (and its representatives) to conduct a field examination of the Collateral included in the Borrowing Base and related reporting and control systems provided that, in addition to the foregoing, within 60 days of a Favorable Determination, the Loan Parties will deliver an update to the field examination conducted in the spring of 2015, on a basis satisfactory to the Administrative Agent (to the extent such updated field examination has not been delivered prior to the Closing Date).  Notwithstanding the foregoing, in addition to the field examinations permitted above, (a) if the Excess Availability Percentage is less than 25% for a period of five (5) consecutive calendar days, one additional field examination shall be permitted during any consecutive twelve-month period and (b) at any time that an Event of Default has occurred and is continuing, the Administrative Agent may conduct such additional field examinations as the Administrative Agent determines are appropriate (but not more than four (4) field examinations may be conducted during any consecutive twelve-month period).  For purposes of this Section 5.17, it is understood and agreed that a single field examination may be conducted at multiple relevant sites and involve one or more relevant Loan Parties and their assets.  All such field examinations shall be at the sole expense of the Loan Parties.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document have been paid in full in cash and all Letters of Credit have expired or terminated (or have been cash collateralized in accordance with Section 2.06(j) hereof) and all LC Disbursements shall have been reimbursed, the Borrowers covenant and agree, jointly and severally, with the Administrative Agent, the Collateral Agent and the Lenders that:

SECTION 6.01           Indebtedness.  The Company will not, nor will it permit any of its Restricted Subsidiaries to, create, incur or suffer to exist any Indebtedness, except:

(a)           the Secured Obligations;

(b)           (i) Indebtedness incurred under the Term Loan Documents in an aggregate principal amount not to exceed $2,500,000,000 (plus Indebtedness incurred after the Closing Date pursuant to Section 2.17 and Section 2.19 of the Term Loan Credit Agreement, as such provisions of the Term Loan Credit Agreement are in effect on the Term Loan Closing Date) and any Term Loan Refinancing Indebtedness in respect thereof (as permitted under the Intercreditor Agreement); provided that, in each case, such Indebtedness and the related Liens (if any) shall be subject to the Intercreditor Agreement; and (ii) other Indebtedness existing on the Closing Date and set forth on Schedule 6.01 and Permitted Refinancing Indebtedness in respect thereof;

(c)           Indebtedness of the Company owing to any Restricted Subsidiary, and of any Restricted Subsidiary owing to the Company or any other Restricted Subsidiary, to the extent constituting an Investment permitted by Section 6.04(c) or set forth on Schedule 6.04; provided that (i) all such Indebtedness owed to a Loan Party shall be evidenced by a promissory note that is pledged to the Collateral Agent in accordance with the terms of the Collateral Agreement and (ii) all such Indebtedness of any Loan Party owed to any Restricted Subsidiary that is not a Loan Party shall be subordinated to the Obligations pursuant to the Subordinated Intercompany Note or other subordination or similar agreement reasonably acceptable to the Administrative Agent (it being understood that payments or prepayments of such Indebtedness shall be permitted if, immediately prior to or after giving effect to any such payments or prepayments, an Event of Default has not occurred);

(d)           Guarantees by the Company of Indebtedness of any Restricted Subsidiary and by any Restricted Subsidiary of Indebtedness of the Company or any other Restricted Subsidiary, provided that (i) the Indebtedness so Guaranteed is permitted to be incurred by the Borrowers or such Restricted Subsidiary by this Section 6.01, (ii) Guarantees by any Loan Party of Indebtedness of any Restricted Subsidiary that is not a Loan Party shall be permitted solely to the extent permitted by Section 6.04(c) and (iii) Guarantees permitted under this clause (d) shall be subordinated to the Secured Obligations of the Company or the applicable Restricted Subsidiary if, and on the same terms as, the Indebtedness so Guaranteed is subordinated to the Secured Obligations;

(e)           (x) Indebtedness of the Company or any Restricted Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, whether or not constituting purchase money Indebtedness (including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets); provided that (i) such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (e) shall not exceed, other than as referred to on Schedule 6.01, the greater of (1) $300,000,000 and (2) 2.25% of Net Tangible Assets, in each case at any time outstanding, and (y) Permitted Refinancing Indebtedness in respect thereof;

(f)            Indebtedness owed to any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such person, in each case incurred in the ordinary course of business;

(g)           Indebtedness of the Company or any Restricted Subsidiary in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the ordinary course of business;

(h)           any Incremental Equivalent Term Loan Debt and any Permitted Refinancing Indebtedness in respect thereof; provided that such Indebtedness and the related Liens shall be subject to the Intercreditor Agreement;

(i)            Indebtedness of International Subsidiaries; provided that the aggregate principal amount of Indebtedness permitted by this clause (i) (when taken together with the aggregate principal amount of any Indebtedness incurred under Section 6.01(j) by Restricted Subsidiaries that are not Loan Parties) shall not at any one time outstanding exceed the greater of (x) $300,000,000 and (y) 2.25% of Net Tangible Assets;

(j)            (x) Indebtedness of any Person that becomes a Restricted Subsidiary after the Closing Date and Indebtedness assumed in connection with a Permitted Acquisition or other Investment permitted pursuant to Section 6.04 and, in each case, Permitted Refinancing Indebtedness in respect thereof and (y) Indebtedness incurred to finance Permitted Acquisitions or other Investment permitted pursuant to Section 6.04 after the Closing Date; provided that, in each case, (i) the Total Net Leverage Ratio calculated on a Pro Forma Basis after giving effect to such incurrence or assumption of Indebtedness is either (A) less than or equal to 3.00 to 1.00 or (B) no greater than the Total Net Leverage Ratio immediately prior to giving effect to such incurrence or assumption of Indebtedness, (ii) if such Indebtedness is incurred to finance such Permitted Acquisition, such Indebtedness does not mature prior to the date that is the Latest Maturity Date of, or have a Weighted Average Life to Maturity less than the Weighted Average Life to Maturity of, any Loan outstanding at the time such Indebtedness is incurred or issued, and (iii) the aggregate principal amount of any such Indebtedness of Restricted Subsidiaries that are not Loan Parties (when taken together with the aggregate principal amount of Indebtedness incurred under Section 6.01(i)) does not at any one time outstanding exceed the greater of (x) $300,000,000 and (y) 2.25% of Net Tangible Assets;

(k)           Indebtedness incurred by a Restricted Subsidiary that is not a Loan Party pursuant to a Permitted International Subsidiary Factoring Facility that is non-recourse to any Loan Party;

(l)            Indebtedness of the Company and its Restricted Subsidiaries with respect to loans made to such Loan Party or Restricted Subsidiary on the cash surrender value of life insurance policies of employees and former employees of any Loan Party or any Restricted Subsidiary in the ordinary course of business; provided that the aggregate principal amount of all Indebtedness permitted by this clause (l) shall not exceed the cash surrender value (without giving effect to such loan) of such policies;

(m)          Indebtedness of the Company and its Restricted Subsidiaries in respect of Swap Agreements permitted by Section 6.06;

(n)           unsecured Indebtedness of the Company and its Restricted Subsidiaries in the form of debt securities issued pursuant to an indenture, note purchase agreement or otherwise; provided that (i) both before and after giving effect to such issuance on a Pro Forma Basis, the Total Net Leverage Ratio does not exceed 3.00:1.00, (ii) such Indebtedness shall not at any time be guaranteed by any Person that is not a Loan Party, (iii) such Indebtedness shall not mature on or prior to the then applicable Latest Maturity Date at the time such Indebtedness is issued, (iv) the Weighted Average Life to Maturity of such Indebtedness shall be no shorter than the Weighted Average Life to Maturity of the then existing Loans, (v) such Indebtedness shall not have scheduled amortization payments of principal and shall not be subject to mandatory redemption, repurchase, prepayment or sinking fund obligations (except customary asset sale or change of control provisions that provide for the prior repayment in full of the Loans and all other Obligations) on or prior to the then applicable Latest Maturity Date at the time such Indebtedness is issued and (vi) the definitive documentation for such Indebtedness shall not include other covenants that are more favorable to the lenders or holders providing such Indebtedness than the covenants in this Agreement, taken as a whole;

(o)           Indebtedness of the Company and its Restricted Subsidiaries under Cash Pooling Arrangements;

(p)           additional unsecured Indebtedness of the Company or any of its Restricted Subsidiaries in an aggregate principal amount not to exceed the greater of (x) $300,000,000 and (y) 2.25% of Net Tangible Assets at any time outstanding; and

(q)           intercompany Indebtedness issued to the Company or any Restricted Subsidiary in consideration of the transfer by the Company or such Restricted Subsidiary of the Equity Interests in, or Indebtedness of, an Excluded Foreign Subsidiary pursuant to a Permitted Restructuring Transaction.

SECTION 6.02           Liens.  The Company will not, nor will it permit any of its Restricted Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)           Liens created pursuant to any Loan Document;

(b)           Permitted Encumbrances;

(c)           any Lien on any property or asset of the Company or any Restricted Subsidiary existing on the Closing Date and set forth on Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of the Company or Restricted Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the Closing Date and Permitted Refinancing Indebtedness in respect thereof;

(d)           Liens on fixed or capital assets acquired, constructed or improved by the Company or any Restricted Subsidiary; provided that (i) such security interests secure Indebtedness permitted by Section 6.01(e), (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of the Company or such Restricted Subsidiary or any other Restricted Subsidiary;

(e)           any Lien existing on any property or asset (other than Accounts and Inventory of any Loan Party or any entity that is required to become a Loan Party hereunder) prior to the acquisition thereof by the Company or any Restricted Subsidiary (including in connection with a Permitted Acquisition) or existing on any property or asset (other than Accounts and Inventory of any Loan Party or any entity that is required to become a Loan Party hereunder) of any Person that becomes a Restricted Subsidiary after the date hereof prior to the time such Person becomes a Restricted Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Restricted Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of such Restricted Subsidiary and (iii) such Lien shall secure only those obligations permitted under Section 6.01(j)(x) which it secures on the date of such acquisition or the date such Person becomes a Restricted Subsidiary, as the case may be and Permitted Refinancing Indebtedness in respect thereof;

(f)            Liens (i) of a collecting bank arising in the ordinary course of business under Section 4-210 of the UCC in effect in the relevant jurisdiction covering only the items being collected upon or (ii) in favor of a banking institution arising as a matter of law, encumbering amounts credited to deposit or securities accounts (including the right of set-off) and which are within the general parameters customary in the banking industry;

(g)           Liens arising out of Sale and Leaseback transactions that are permitted by Section 6.11;

(h)           Liens granted by a Restricted Subsidiary that is not a Loan Party in favor of the Company or a Subsidiary Guarantor in respect of Indebtedness owed by such Restricted Subsidiary to such Loan Party;

(i)            Liens on the Collateral securing Incremental Equivalent Term Loan Debt and Term Loan Refinancing Indebtedness constituting Permitted Pari Passu Refinancing Notes; provided that, in each case, such Liens and the related Indebtedness shall be subject to the Intercreditor Agreement;

(j)            in the case of any Restricted Subsidiary that is not a wholly-owned Subsidiary, purchase options, calls or similar rights of a third party or customary transfer restrictions with respect to Equity Interests in such Subsidiary set forth in its Organizational Documents or any related joint venture or similar agreement;

(k)           leases, subleases, licenses and sublicenses of assets permitted by Section 6.05(j) or Section 6.05(o);

(l)            Liens granted in connection with a Permitted International Subsidiary Factoring Facility; provided that no such Liens shall encumber any property or assets of any Loan Party;

(m)          customary Liens on deposit accounts in favor of the financial institutions providing Cash Pooling Arrangements permitted under Section 6.01(o);

(n)           rights of lenders of Indebtedness under Section 6.01(l) to set off against the cash surrender value of the life insurance policies referenced to in such Section 6.01(l);

(o)           Liens securing Indebtedness under Section 6.01(b)(i) and Section 6.01(h) and related obligations in accordance with, and subject to, the terms of the Intercreditor Agreement; and

(p)           the owner’s interest in consigned inventory and other consigned goods sold or to be sold by the Company or any Restricted Subsidiary;

(q)           Liens on Escrowed Proceeds for the benefit of the related holders of debt securities or other Indebtedness (or the underwriters or arrangers thereof) and on cash set aside at the time of the incurrence of such Indebtedness (or government securities purchased with such cash), in order to prefund the payment of interest on such Indebtedness and which is held in an escrow account or pursuant to a similar arrangement to be applied for such purpose;

(r)            customary Liens on deposit accounts subject to Cash Pooling Arrangements in favor of the financial institutions providing such Cash Pooling Arrangements; and

(s)            Liens not otherwise permitted by this Section 6.02 so long as (i) no such Liens extend to ABL Priority Collateral, (ii) the aggregate outstanding principal amount of the obligations secured thereby does not exceed (as to the Company and its Restricted Subsidiaries) $300,000,000 at any one time and (iii) to the extent that such Liens apply to Term Loan Priority Collateral, such Liens shall be subordinated to the Liens securing the Obligations and the Liens described in Section 6.02(o) pursuant to a customary intercreditor agreement acceptable to the Administrative Agent.

Notwithstanding the foregoing, none of the Liens permitted pursuant to this Section 6.02 may at any time attach to any Loan Party’s (i) Accounts, other than those permitted under (x) clause (a) of the definition of Permitted Encumbrance, (y) clauses (a) and (p) above and (z) subject to the Intercreditor Agreement, clauses (i) and (o) above and (ii) Inventory, in each case other than those permitted under (x) clauses (a), (b) and (h) of the definition of Permitted Encumbrance, (y) clause (a) above and (z) subject to the Intercreditor Agreement, clauses (i) and (o) above.

In addition, the Company will not, nor will it permit any of its Restricted Subsidiaries to, create, incur, assume or permit to exist any Lien securing Indebtedness on any Real Estate Asset owned as of the Closing Date that is located in the United States that is not part of the Collateral.

SECTION 6.03           Fundamental Changes.  (a)   The Company will not, nor will it permit any of its Restricted Subsidiaries to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing, (i) any Restricted Subsidiary may merge into the Company in a transaction in which the  Company is the surviving entity, (ii) any Subsidiary Guarantor may merge into, or consolidate with, any other Loan Party, (iii) any Restricted Subsidiary may transfer its assets to a Loan Party and any Restricted Subsidiary which is a not a Loan Party may transfer its assets to another Restricted Subsidiary; provided that any such transfer involving a Person that is not a wholly-owned Restricted Subsidiary shall not be permitted unless also permitted by Section 6.04 and Section 6.05, (iv) any Restricted Subsidiary that is not a Loan Party may liquidate or dissolve if the Company determines in good faith that such liquidation or dissolution is in the best interests of the Company and is not materially disadvantageous to the Lenders, (v) any Restricted Subsidiary which is not a Loan Party may merge into, or consolidate with, another Restricted Subsidiary which is not a Loan Party; provided that any such merger involving a Person that is not a wholly-owned Restricted Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04 and Section 6.05, (vi) any Restricted Subsidiary that is not a Loan Party may merge into or consolidate with any Loan Party in a transaction in which the surviving entity is a Loan Party, (vii) any Restricted Subsidiary that is not a Loan Party may merge, consolidate, liquidate or dissolve and any Subsidiary Guarantor may merge or consolidate; provided that, with respect to this clause (vii), (1) in each case, any such merger, consolidation, liquidation or dissolution is, or the purpose of which is to effectuate (x) an investment or acquisition otherwise permitted by Section 6.04 or (y) a disposition otherwise permitted by Section 6.05 and (2) with respect to any merger or consolidation of any Subsidiary Guarantor (other than with respect to a disposition permitted by Section 6.05), the surviving entity is a Loan Party, (viii) the Company or any of its Restricted Subsidiaries may transfer its assets as part of the Permitted Restructuring Transactions and (ix) the Term Loan Escrow Borrower may liquidate or dissolve or merge into, or consolidate with, the Company or another Loan Party following the effectiveness of the Term Loan Borrower Assumption Agreement on the Closing Date.

(b)           The Company will not, nor will it permit any of its Restricted Subsidiaries to, engage in any business other than businesses of the type conducted by the Company and its Restricted Subsidiaries on the Closing Date and businesses reasonably related, complementary to or incidental thereto (including the provision of services).

SECTION 6.04           Investments, Loans, Advances, Guarantees and Acquisitions.  The Company will not, nor will it permit any of its Restricted Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a Loan Party and a wholly-owned Restricted Subsidiary prior to such merger) any Equity Interests, evidences of Indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (whether through purchase of assets, merger or otherwise) (collectively, “Investments”), except:

(a)           Investments in cash and Cash Equivalents and Investments in assets that were Cash Equivalents when such Investment was made;

(b)           Investments (and commitments (including consummation of any “put” arrangement in connection therewith) in respect thereof) in existence on the Closing Date and described on Schedule 6.04 and renewals, replacements, conversions and extensions thereof;

(c)           Investments by the Company or any of its Restricted Subsidiaries in the Company or any Restricted Subsidiary (including Investments pursuant to Cash Pooling Arrangements); provided that the aggregate amount of such Investments by Loan Parties made after the Closing Date in Restricted Subsidiaries that are not Loan Parties shall not exceed the greater of (x) $300,000,000 and (y) 2.25% of Net Tangible Assets (determined on the date such Investment is made, with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(d)           the Guarantees (i) constituting Indebtedness permitted by Section 6.01(d) or (ii) of operating leases (but not capital leases) or of other obligations that do not constitute Indebtedness, in each case of this clause (ii), entered into in the ordinary course of business (including Guarantees in the nature of “keepwells” or assurances of ongoing financial support);

(e)           loans or advances made by the Company and its Restricted Subsidiaries to their employees on an arms’-length basis in the ordinary course of business consistent with past practices for travel and entertainment expenses, relocation costs and similar purposes up to a maximum of $35,000,000 in the aggregate at any time outstanding during the first three years following the Closing Date and thereafter $15,000,000 in the aggregate at any time outstanding;

(f)            notes payable, or stock or other securities issued by account debtors to any Loan Party pursuant to negotiated agreements with respect to settlement of such account debtor’s accounts in the ordinary course of business, consistent with past practices;

(g)           Investments or other obligations in the form of Swap Agreements permitted by Section 6.06;

(h)           (i) Permitted Acquisitions and (ii) Investments of any Person existing at the time such Person becomes a Restricted Subsidiary or consolidates or merges with the Company or any Restricted Subsidiary (including in connection with a Permitted Acquisition), so long as such Investments described in this clause (ii) were not made in contemplation of such Person becoming a Restricted Subsidiary or of such merger; provided that (i) the aggregate amount of Permitted Acquisitions and Investments made pursuant to this Section 6.04(h) (and, for the avoidance of doubt, excluding amounts in respect of Permitted Acquisitions and Investments to the extent made under Section 6.04(k) below) shall not exceed the greater of (x) $250,000,000 and (y) 2.00% of Net Tangible Assets and (ii) the aggregate amount of Investments made by Loan Parties pursuant to this Section 6.04(h) (and, for the avoidance of doubt, excluding amounts in respect of Permitted Acquisitions and Investments to the extent made under Section 6.04(k) below) in assets that are not (or do not become) owned by a Loan Party or in Equity Interests in Persons that do not become Loan Parties upon consummation of such Permitted Acquisition (when taken together with Permitted Acquisitions by Loan Parties pursuant to this Section 6.04(h), directly or indirectly, in Persons that do not become Loan Parties) shall not exceed the greater of (x) $250,000,000 and (y) 2.00% of Net Tangible Assets;

(i)            Investments received in connection with dispositions of assets permitted by Section 6.05;

(j)            Investments constituting deposits described in clauses (c) and (d) of the definition of the term “Permitted Encumbrances”;

(k)           Investments and Permitted Acquisitions the payment for which consists of Equity Interests of the Company;

(l)            option, warrant and similar derivative transactions entered into by the Company in connection with a Permitted Convertible Notes Offering;

(m)          Investments made by Loan Parties in Subsidiaries that are not Loan Parties; provided that such Investments are part of a series of substantially simultaneous Investments by Loan Parties in other Loan Parties that results in substantially all the proceeds of the initial Investment being invested, loaned or advanced in one or more Loan Parties;

(n)           Investments by the Company or any of its Restricted Subsidiaries in (i) joint ventures or similar arrangements and (ii) Unrestricted Subsidiaries; provided that the aggregate amount of all such Investments made under this clause (n) does not exceed the greater of (x) $250,000,000 and (y) 2.00% of Net Tangible Assets (determined on the date such Investment is made, with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(o)           options to invest in or to lease Real Estate Assets to be used in the operations of the Company or any of its Restricted Subsidiaries, in each case, entered into in the ordinary course of business or otherwise consistent with past practice;

(p)           Investments by the Company and its Restricted Subsidiaries as part of the Permitted Restructuring Transactions;

(q)           Investments consisting of loans and advances to any unaffiliated third Person in an aggregate amount not to exceed $75,000,000 at any one time outstanding;

(r)            so long as both before and after giving effect thereto on a pro forma basis, the Payment Conditions are satisfied, Permitted Acquisitions and other Investments;

(s)            the payment of amounts not to exceed $2,000,000 to the existing shareholders of Corporate Express B.V. that are not Restricted Subsidiaries;

(t)            contributions, not to exceed $10,000,000 in any fiscal year, to Clearfield Insurance Limited; and

(u)           the consummation of the Transactions pursuant to and in accordance with the Acquisition Agreement and the Loan Documents.

For purposes hereof, the amount of any Investment shall be the amount originally invested without adjustment for increases or decreases in value, but giving effect to any cash returns or cash distributions of capital or repayment of principal with respect thereto.

SECTION 6.05           Dispositions.  The Company will not, nor will it permit any of its Restricted Subsidiaries to Dispose of any asset, including any Equity Interest owned by it, nor will the Company permit any Restricted Subsidiary to issue any additional Equity Interest in such Restricted Subsidiary (other than to the Company or any Restricted Subsidiary thereof in compliance with Section 6.04), except:

(a)           Dispositions of (i) inventory in the ordinary course of business and (ii) used, obsolete, worn out or surplus equipment or property in the ordinary course of business, provided that, for the avoidance of doubt, any retail store closure shall not constitute a Disposition in the ordinary course of business;

(b)           Dispositions by (i) any Loan Party to any Loan Party, (ii) any Loan Party to any Restricted Subsidiary that is not a Loan Party for no less than fair market value (as reasonably determined by the Company) or (iii) any Restricted Subsidiary that is not a Loan Party to (A) any Borrower or any other Loan Party for no more than fair market value (as reasonably determined by the Borrower Representative) or (B) any other Restricted Subsidiary that is not a Loan Party;

(c)           Dispositions for fair market value of accounts receivable in connection with the compromise, settlement or collection thereof;

(d)           (x) Dispositions of Investments permitted by Section 6.04(a) or Section 6.04(f) and (y) the unwinding of any Swap Agreement in accordance with its terms;

(e)           [Reserved];

(f)            Sale and Leaseback transactions permitted by Section 6.11, provided that the aggregate fair market value of all assets Disposed of in reliance on this clause (f) shall not exceed the greater of (x) $150,000,000 and (y) 1.00% of Net Tangible Assets;

(g)           Dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Company or any Restricted Subsidiary;

(h)           Dispositions of Divested Properties and other Dispositions of assets that are not permitted by any other clause of this Section, provided that (a) the aggregate fair market value of all assets Disposed of (excluding Dispositions of Divested Properties) in reliance upon this clause (h) in any fiscal year of the Company shall not exceed an amount equal to 10% of Total Assets as of the beginning of such fiscal year, (b) the number of retail stores closed since the date of the most-recently delivered appraisal received by the Administrative Agent shall not exceed 20% of the Company’s and its Restricted Subsidiaries’ retail store base as of the date of such appraisal, unless (x) Excess Availability Percentage (at the time such 20% threshold is reached and at all times thereafter) is greater than 35% or (y) the Administrative Agent shall have received an additional appraisal of the Loan Parties’ Inventory in the manner provided under Section 5.16, at the sole expense of the Loan Parties and (c) the proceeds of Dispositions of Divested Properties shall be applied in accordance with Section 2.11(b)(ii); provided, however, that if any such Disposition or related series of Dispositions under this clause (h) consists of Accounts or Inventory the value of which exceeds 5% of the Borrowing Base reflected on the most recently delivered Borrowing Base Certificate, then the Borrower Representative, prior to the consummation of such Disposition, shall have delivered to the Administrative Agent an updated Borrowing Base Certificate (determined after giving effect to such Disposition or related series of Dispositions);

(i)            [Reserved];

(j)            licenses of Intellectual Property that are in furtherance of, or integral to, other business transactions entered into by the Company or a Subsidiary in the ordinary course of business;

(k)           to the extent constituting Dispositions, Liens permitted by Section 6.02, fundamental changes permitted by Section 6.03 (other than Section 6.03(a)(vii)(1)(y)), Investments permitted by Section 6.04);

(l)            Dispositions of cash and Cash Equivalents in the ordinary course of business or in connection with a transaction otherwise permitted under this Agreement;

(m)          Dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(n)           Dispositions of inventory to an Original Vendor in connection with any Consignment Transaction for fair market value; provided that (i) the aggregate amount of Consignment Transactions (based on the amount paid to the Company or its Restricted Subsidiaries for the subject inventory by the Original Vendor) shall not exceed $100,000,000 in any fiscal year of the Company and (ii) at least 75% of the total consideration for any such Disposition shall be received by the Company and its Restricted Subsidiaries in the form of cash and Cash Equivalents (in each case, free and clear of all Liens at the time received, other than Permitted Encumbrances);

(o)           leases, subleases, licenses and sublicenses of assets entered into by the Company or any Restricted Subsidiary in the ordinary course of business that do not materially interfere with the conduct of the business of the Company and its Restricted Subsidiaries taken as a whole;

(p)           Dispositions of accounts receivable which do not constitute Collateral for fair market value pursuant to a Permitted International Subsidiary Factoring Facility;

(q)           Dispositions of assets that do not constitute ABL Priority Collateral pursuant to the Permitted Restructuring Transactions; and

(r)            Dispositions of other assets (other than ABL Priority Collateral) for fair market value not to exceed the greater of $150,000,000 and 1.75% of Net Tangible Assets per fiscal year of the Company; provided that (i) no Event of Default exists or would result therefrom and (ii) at least 75% of the total consideration for any such Disposition shall be received by the Company and its Restricted Subsidiaries in the form of cash and Cash Equivalents (in each case, free and clear of all Liens at the time received, other than Permitted Encumbrances); provided, however, that for the purposes of this clause (ii), the following shall be deemed to be cash: (A) any liabilities (as shown on the Company’s or its Restricted Subsidiaries’, as applicable, most recent balance sheet provided hereunder or in the footnotes thereto) of the Company or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the payment of the Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which the Borrowers and all of their Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, and (B) any securities received by the Company or the applicable Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 180 days following the closing of the applicable Disposition.

SECTION 6.06           Swap Agreements.  The Company will not, nor will it permit any of its Restricted Subsidiaries to, enter into any Swap Agreement, except Swap Agreements entered into in the ordinary course of business, and not for speculative purposes, to protect against changes in interest rates, commodity prices or foreign exchange rates or in connection with a Permitted Convertible Notes Offering.

SECTION 6.07           Restricted Payments; Certain Payments of Indebtedness.  (a)   The Company will not, nor will it permit any of its Restricted Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except:

(i)            any wholly-owned Restricted Subsidiary may make Restricted Payments to the Company or any other Restricted Subsidiary;

(ii)           the Company may declare and make Restricted Payments on any class of Equity Interests of the Company payable solely in the form of Qualified Equity Interests of the Company;

(iii)          (a) any non-wholly owned Restricted Subsidiary of the Company may declare and pay cash dividends, share premiums and other distributions to its equity holders generally, or redeem shares of its equity holders generally, so long as the Company or its Restricted Subsidiary which owns the equity interests in the Restricted Subsidiary paying such dividend, premium or distribution (or redeeming such shares) receives at least its proportional share thereof (based upon its relative holding of the equity interests in such Restricted Subsidiary and taking into account the relative preferences, if any, of the various classes of equity interest of such Restricted Subsidiary) and (b) Corporate Express B.V. may repurchase or redeem the shares of its shareholders that are not Restricted Subsidiaries in an amount not to exceed $2,000,000;

(iv)          the Company and its Restricted Subsidiaries may make Restricted Payments (a) not exceeding $10,000,000 in the aggregate during any fiscal year, pursuant to and in accordance with equity incentive plans or other benefit plans for management or employees of the Company and its Subsidiaries and for deceased and terminated employees and present and former directors (including from their estates) and (b) in accordance with the Acquisition Agreement, on account of equity awards made by the Target on or prior to the Closing Date;

(v)           the Company may enter into option, warrant and similar derivative transactions in connection with a Permitted Convertible Notes Offering and may settle such transactions in accordance with the terms thereof;

(vi)          Restricted Payments in respect of Permitted Convertible Notes permitted under Section 6.07(b);

(vii)         the Company may declare and pay dividends payable in cash with respect to its capital stock not to exceed $0.15 per share of stock during any fiscal quarter of the Company; provided that, no Event of Default shall have occurred and be continuing when any such dividend is declared;

(viii)        the Company may make Restricted Payments (other than in cash) pursuant to any shareholder rights plan or similar arrangement;

(ix)          the Company or any Restricted Subsidiary may make Restricted Payments to consummate the Transactions in accordance with the Acquisition Agreement;

(x)           any Restricted Subsidiary may make Restricted Payments consisting of Permitted Restructuring Transactions;

(xi)          so long as both before and after giving effect to any Restricted Payment on a pro forma basis the Payment Conditions are satisfied, the Company may make additional Restricted Payments.

(b)           The Company will not, nor will it permit any of its Restricted Subsidiaries to, (i) make or offer to make (or give any notice in respect thereof) any optional or voluntary payment, prepayment, repurchase or redemption of, or optionally or voluntary defease, or otherwise satisfy prior to the scheduled maturity thereof in any manner (including pursuant any sinking fund or similar deposit), any Restricted Indebtedness (including, for the avoidance of doubt, any cash payments pursuant to the Permitted Convertible Notes), or segregate funds for any such optional or voluntary payment, prepayment, repurchase, redemption or defeasance, or (ii) pay, offer to pay, repurchase, redeem, defease or otherwise satisfy any Indebtedness between or among the Company and its Subsidiaries that, by its terms, is subordinated in right of payment to all or any portion of the Secured Obligations (including Indebtedness permitted under Section 6.01(c)), except:

(i)            any payment, prepayment, repurchase, redemption, defeasance or refinancing of such Indebtedness with the proceeds of Permitted Refinancing Indebtedness;

(ii)           payment of Indebtedness owed to the Company or any wholly-owned Restricted Subsidiary that is a Loan Party;

(iii)          payment of Indebtedness owed by, and paid by, any Restricted Subsidiary that is not a Loan Party;

(iv)          payment by Restricted Subsidiaries that are not Loan Parties of Indebtedness under revolving and other lines of credit that have been entered into in the ordinary course of business;

(v)           so long as both before and after giving effect thereto no Event of Default has occurred and is continuing, the Loan Parties may make payments of intercompany

Indebtedness incurred by the Loan Parties after the Closing Date owing to Restricted Subsidiaries that are not Loan Parties in an aggregate amount not to exceed $75,000,000 in any consecutive 90 day period so long as such intercompany debt was incurred no more than 90 days prior to such payment;

(vi)          so long as both before and after giving effect thereto on a pro forma basis the Specified Payment Conditions are satisfied, the Company or any Restricted Subsidiary may prepay, repurchase, redeem, defease, or otherwise satisfy Specified Restricted Indebtedness; or

(vii)         so long as both before and after giving effect thereto on a pro forma basis the Payment Conditions are satisfied, the Company or any Restricted Subsidiary may prepay, repurchase, redeem, defease, or otherwise satisfy Restricted Indebtedness or pay, repurchase, redeem, defease or otherwise satisfy any Indebtedness between or among the Company and its Subsidiaries that, by its terms, is subordinated in right of payment to all or any portion of the Secured Obligations.

(c)           Notwithstanding anything to the contrary contained in this Section 6.07, nothing in this Section 6.07 shall prohibit the Company from issuing Permitted Convertible Notes as otherwise permitted under this Agreement.

(d)           Nothing in Section 6.07(b) shall be construed to allow the Company or any of its Restricted Subsidiaries to make any payment on Restricted Indebtedness which is otherwise prohibited by the express terms of any subordination or intercreditor agreement such Restricted Indebtedness is subject to.

SECTION 6.08           Transactions with Affiliates.  The Company will not, nor will it permit any of its Restricted Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates with an individual value in excess of $20,000,000, except (a) transactions that are at prices and on terms and conditions not less favorable to the Company or such Restricted Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Company and any Loan Party not involving any other Affiliate, (c) transactions between or among any Restricted Subsidiaries that are not Loan Parties not involving any other Affiliate, (d) Dispositions permitted by Section 6.05(b) and transactions permitted by Section 6.01(c) or (d) or Section 6.03, (e) any Investments permitted by Section 6.04(c) or (d) and any Restricted Payment permitted by Section 6.07, (f) the payment of reasonable fees to directors of the Company or of its Restricted Subsidiaries who are not employees of the Company or any of its Restricted Subsidiaries, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of the Company or its Restricted Subsidiaries, in each case in the ordinary course of business, (g) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options, equity incentive and stock ownership plans approved by the Company’s or any of its Restricted Subsidiaries’ board of directors, (h) payments to or from, and transactions with, joint ventures (to the extent any such joint venture is an Affiliate solely as a result of Investments by the Company or any Restricted Subsidiary in such joint venture) in the ordinary course of business to the extent otherwise permitted under Section 6.04, (i) the Transactions pursuant to and in accordance with the Acquisition Agreement and the Loan Documents and the Permitted Restructuring Transactions and (j) in existence on the Closing Date and described on Schedule 6.08.

For purposes of this Section 6.08, any transaction with any Affiliate shall be deemed to have satisfied the standard set forth in clause (a) of the first sentence of this Section 6.08 if such transaction is approved by a majority of the Disinterested Directors of the board of directors of the Company or such Restricted Subsidiary, as applicable.

SECTION 6.09           Restrictive Agreements.  The Company will not, nor will it permit any of its Restricted Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) its ability or the ability of any of its Restricted Subsidiaries to create, incur or permit to exist any Lien upon any of its property or assets to secure the Secured Obligations or (b) the ability of any of its Restricted Subsidiaries to pay dividends or other distributions with respect to any shares of its Equity Interests or to make or repay loans or advances to the Company or any other of its Restricted Subsidiaries or to Guarantee Indebtedness of the Company or any other Restricted Subsidiary; provided that the foregoing shall not apply to (i) restrictions and conditions imposed by law or by any Loan Document, (ii) restrictions and conditions imposed on the Loan Parties existing on the Closing Date identified on Schedule 6.09 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) in the case of this clause (b), customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or assets pending such sale, provided such restrictions and conditions apply only to the Subsidiary or assets that is to be sold and such sale is permitted hereunder, (iv) any restriction in any agreement of any Person in effect at the time such Person becomes a Restricted Subsidiary so long as such restriction is not entered into in contemplation of such Person becoming a Restricted Subsidiary, (v) customary restrictions contained in the documentation governing any Indebtedness incurred pursuant to Sections 6.01 (a), (b), (e) (limited to the assets subject to the related financing), (h), (i), (j)(x), (n) or (o) and the Liens securing such Indebtedness to the extent permitted under Section 6.02; provided that, other than in the case of Section 6.01(e) or (i), such restrictions shall be no more restrictive, taken as a whole, than the restrictions contained herein and (vi) customary provisions in joint venture agreements and similar agreements applicable to any joint venture entered into in the ordinary course of business.

SECTION 6.10           Amendment of Material Debt Agreements and Organizational Documents.  The Company will not, nor will it permit any of its Restricted Subsidiaries to (a) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of any Restricted Indebtedness, if, such amendment, modification, waiver, change or consent has the effect of (i) shortening the final maturity date or the Weighted Average Life to Maturity of such Restricted Indebtedness or (ii) with respect to any Restricted Indebtedness of any Loan Party, add any obligors and guarantors in respect of such Restricted Indebtedness that are not also obligors or guarantors in respect of the Secured Obligations, or (b) amend, restate, supplement or otherwise modify of any of its Organizational Documents or any agreement to which it is a party with respect to its Equity Interests (including any stockholders’ agreement), or enter into any new agreement with respect to its Equity Interests, other than any such amendments, modifications or changes or such new agreements which are not, and would not reasonably be expected to be, materially adverse to the interests of the Administrative Agent, the Collateral Agent or the Lenders.

SECTION 6.11           Limitations Sale and Leasebacks.  The Company will not, nor will it permit any of its Restricted Subsidiaries to, enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred (any such transaction, a “Sale and Leaseback”), unless (i) the sale of such property is made for cash (or Cash Equivalent) consideration in an amount not less than the fair market value of such property and (ii) such Sale and Leaseback would be permitted under Section 6.01, assuming the Attributable Indebtedness with respect to such Sale and Leaseback constituted Indebtedness under Section 6.01.

SECTION 6.12           Limitations on Changes in Fiscal Periods and Accounting Changes.  (a)  The Company will not change its method of determining fiscal years and fiscal quarters from that in effect on the Closing Date.

(b)           The Company will not, nor will it permit any of its Restricted Subsidiaries to, make any change in accounting policies or reporting practices, except (i) in connection with the integration of the Target and its subsidiaries or other Permitted Acquisitions or (ii) as required by GAAP or other applicable foreign accounting principles.

SECTION 6.13           Anti-Corruption Laws and Sanctions; PATRIOT Act.  No Borrower will request any Loan or any other Credit Extension, and the Company and other Loan Parties shall not use, and shall procure that their Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Loan or any other Credit Extension (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person or for any purpose in violation of any Anti-Corruption Laws or the PATRIOT Act, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C) in any manner that would result in the violation by any individual or entity (including any individual or entity participating in the transaction, whether as a Lender, Arranger, Administrative Agent, Collateral Agent, or otherwise) of any Sanctions.

SECTION 6.14           Minimum Fixed Charge Coverage Ratio.  Upon the occurrence and during the continuation of a Covenant Trigger Event (including, for the avoidance of doubt, on any Covenant Initial Test Date), the Company shall not permit the Fixed Charge Coverage Ratio to be less than 1.00 to 1.00 as of the last day of the applicable Covenant Test Period.

ARTICLE VII

Events of Default and Remedies

SECTION 7.01           Events of Default.  If any of the following events (each an “Event of Default”) shall occur:

(a)           the Borrowers shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)           the Borrowers shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in Section 7.01(a)) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;

(c)           any representation or warranty made or deemed made by or on behalf of any Loan Party or any Subsidiary in or in connection with this Agreement or any other Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made (or in any respect if such representation or warranty is by its terms already qualified as to materiality);

(d)           any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), Section 5.03 (with respect to any Borrower’s existence) or Section 5.08, Section 5.15 or in Article VI;

(e)           any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or any other Loan Document (other than those which constitute a Default under another Section of this Article), and such failure shall continue unremedied or unwaived (i) for a period of one day after the earlier of any Authorized Officer of any Loan Party’s knowledge of such breach or notice thereof from the Administrative Agent (which notice will be given at the request of any Lender) if such breach relates to terms or provisions of Section 5.01(g), in each case during an Accelerated Reporting Period, (ii) for a period of five days after the earlier of any Loan Party’s knowledge of such breach or notice thereof from the Administrative Agent (which notice will be given at the request of any Lender) if such breach relates to terms or provisions of Section 5.01 (other than, solely during an Accelerated Reporting Period, Section 5.01(g)), 5.02 (other than Section 5.02(a)), 5.03 (other than with respect to the Borrower’s existence), 5.06, 5.09 (solely with respect to ABL Priority Collateral), 5.10, Section 5.13(b), (c) and (f), 5.16 and 5.17 of this Agreement, (iii) otherwise, for a period of 30 days after the earlier of any Authorized Officer of any Loan Party’s knowledge of such breach or notice thereof from the Administrative Agent (which notice will be given at the request of any Lender);

(f)            any Borrower or any of its Restricted Subsidiaries shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (beyond any applicable grace or cure period);

(g)           any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both), and continues for a period of time that would permit, the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, or require an offer to prepay, repurchase, redeem or defease be made, prior to its scheduled maturity; provided that this Section 7.01(g) shall not apply to (i) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, (ii) voluntary early redemption, tender for, repurchase, defeasance or prepayment of Indebtedness that is permitted under this Agreement and not triggered by a Change of Control or (iii) any such requirement of prepayment contained in any Indebtedness which either (A) is calculated by reference to a percentage of excess cash flow or (B) so long as not in conflict with any applicable intercreditor agreement, arises in connection with a permitted asset sale and, in each case (A) and (B), which does not arise from a failure to pay obligations with respect to, or a default or event of default under (or other non-compliance with the terms of), such Material Indebtedness;

(h)           an involuntary proceeding (including the filing of any notice of intention in respect thereof) shall be commenced or an involuntary petition shall be filed (other than against an Immaterial Subsidiary) seeking (A) bankruptcy, liquidation, winding-up, dissolution, reorganization, examination, suspension of general operations or other relief in respect of any Borrower or any of its Restricted Subsidiaries or its debts, or of a substantial part of its assets, under any Insolvency Law now or hereafter in effect, (B) the composition, rescheduling, reorganization, examination, arrangement or readjustment of, or other relief from, or stay of proceedings to enforce, some or all of the debts or obligations of any Borrower or any of its Restricted Subsidiaries, (C) the appointment of a receiver, interim receiver, receiver and manager, liquidator, provisional liquidator, administrator, examiner, trustee, custodian, sequestrator, conservator, examiner, agent or similar official for any Borrower or any of its Restricted Subsidiaries or for any substantial part of its assets or (D) possession, foreclosure, seizure or retention, sale or other disposition of, or other proceedings to enforce security over any substantial part of the assets of any Borrower or any of its Restricted Subsidiaries and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)            any Borrower or any of its Restricted Subsidiaries (other than an Immaterial Subsidiary) shall (A) voluntarily commence any proceeding, file any petition, pass any resolution or make any application seeking liquidation, reorganization, administration or other relief under any Insolvency Law now or hereafter in effect, (B) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 7.01(h), (C) apply for or consent to the appointment of a receiver, interim receiver, receiver and manager, liquidator, assignee, trustee, custodian, sequestrator, administrator, examiner, conservator or similar official for any Borrower or any such Restricted Subsidiary or for a substantial part of its assets, (D) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (E) make a general assignment for the benefit of creditors or (F) take any action for the purpose of effecting any of the foregoing;

(j)            any Borrower or any of its Restricted Subsidiaries (other than an Immaterial Subsidiary) shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k)           one or more final judgments for the payment of money in an aggregate amount in excess of $75,000,000 (to the extent not covered by insurance or other creditworthy indemnitor as to which the relevant insurance company or creditworthy indemnitor has not denied coverage) shall be rendered against any Borrower, any of its Restricted Subsidiaries or any combination thereof and the same shall remain undischarged, unsatisfied or unappealed for a period of 30 consecutive days during which execution shall not be effectively stayed;

(l)            an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(m)          a Change in Control shall occur;

(n)           the guarantee contained in any Loan Guaranty shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of such guarantee, or any Loan Party shall deny that it has any further liability under such guarantee, or shall give notice to such effect;

(o)           any Collateral Document shall for any reason fail to create a valid and perfected first priority security interest (subject to (x) Permitted Liens to the extent any such Permitted Liens would have priority over the Liens in favor of the Collateral Agent by operation of any applicable law and (y) liens subject to the Intercreditor Agreement, which will be subject to the provisions thereof and have only the priority set forth therein) in any material portion of the Collateral purported to be covered thereby, except (i) as permitted by the terms of any Collateral Document or (ii) if such loss of perfection or priority results from the failure of the Administrative Agent to maintain possession of certificates actually delivered to it or to file UCC continuation statements, or any Collateral Document with respect to a material portion of the Collateral shall fail to remain in full force or effect or any action shall be taken by any of the Loan Parties to discontinue or to assert the invalidity or unenforceability of any Collateral Document; or

(p)           any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or any Loan Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms);

then, and in every such event (other than an event with respect to any Borrower described in Section 7.01(h), Section 7.01(i) or Section 7.01(j)), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower Representative, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; and in case of any event with respect to the Borrowers described in Section 7.01(h), Section 7.01(i) or Section 7.01(j), the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers.  Upon the occurrence and during the continuance of an Event of Default but subject to the Intercreditor Agreement, the Administrative Agent and the Collateral Agent may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to the Administrative Agent or the Collateral Agent under the Loan Documents or at law or in equity, including all remedies provided under the UCC.

SECTION 7.02           Application of Funds.  Subject to the Intercreditor Agreement, after the exercise of remedies provided for in Section 7.01 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 7.01), any amounts received by the Administrative Agent on account of the Secured Obligations shall be applied by the Administrative Agent as set forth in Section 2.18(b).

ARTICLE VIII

The Administrative Agent and the Collateral Agent

(a)           Each of the Lenders and Issuing Banks hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent and the Collateral Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent and the Collateral Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent and the Collateral Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent, the Collateral Agent, the Issuing Banks and the Lenders, and neither the Borrowers nor any Subsidiary Guarantor shall have rights as a third-party beneficiary of any of such provisions, except for the consent right provided in clause (f) of this Article VIII.  It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent and the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b)           Any Person serving as the Administrative Agent or the Collateral Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent or the Collateral Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent or Collateral Agent hereunder in its individual capacity, and such Person and its Affiliates may accept deposits from, lend money to, invest in, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Loan Parties or any Subsidiary of a Loan Party or other Affiliate thereof as if it were not the Administrative Agent or the Collateral Agent hereunder and without any duty to account therefor to the Lenders.

(c)           Neither the Administrative Agent nor the Collateral Agent shall have any duties or obligations except those expressly set forth in the Loan Documents, and their duties hereunder shall be administrative in nature.  Without limiting the generality of the foregoing, (x) neither the Administrative Agent nor the Collateral Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (y) neither the Administrative Agent nor the Collateral Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent or the Collateral Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02); provided that neither the Administrative Agent nor the Collateral Agent shall be required to take any action that, in the opinion of the Administrative Agent or the Collateral Agent or the opinion of any of their counsel, may expose the Administrative Agent or the Collateral Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Insolvency Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Insolvency Law, and (z) except as expressly set forth in the Loan Documents, neither the Administrative Agent nor the Collateral Agent shall have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Borrower or any of its Restricted Subsidiaries that is communicated to or obtained by the Person serving as the Administrative Agent or the Collateral Agent or any of its Affiliates in any capacity.  Neither the Administrative Agent nor the Collateral Agent shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment.  Neither the Administrative Agent nor the Collateral Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by the Borrower Representative or a Lender, and neither the Administrative Agent nor any Collateral Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the adequacy, accuracy or completeness of any information (whether oral or written) set forth or in connection with any Loan Document, (v) the legality, validity, enforceability, effectiveness, adequacy or genuineness of any Loan Document or any other agreement, instrument or document, (vi) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral, or (vii) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or the Collateral Agent.

(d)           The Administrative Agent and the Collateral Agent shall each be entitled to rely upon, and shall not incur any liability for relying upon, (i) any representation, notice, request, certificate, consent, statement, instrument, document or other writing or communication believed by it to be genuine and to have been authorized, signed or sent by the proper Person, (ii) any statement made to it orally or by telephone and believed by it to be made or authorized by the proper Person or (iii) any statement made by a director, authorized signatory or employee of any Person regarding any matters which may reasonably be assumed to be within his or her knowledge or within his or her power to verify.  In determining compliance with any condition hereunder to the making of a Loan or issuance of any Letter of Credit that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan.  The Administrative Agent and the Collateral Agent may consult with legal counsel (who may be counsel for any Borrower or any other Loan Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

(e)           The Administrative Agent and the Collateral Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent or the Collateral Agent, as the case may be.  The Administrative Agent and the Collateral Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of this Article VIII shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and the Collateral Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent and the Collateral Agent, as the case may be.  The Administrative Agent and the Collateral Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent and the Collateral Agent acted with gross negligence or willful misconduct in the selection of such sub-agents

(f)            Each of the Administrative Agent and the Collateral Agent may resign at any time upon 30 days’ notice to the Lenders, the Issuing Banks and the Borrower Representative.  Upon receipt of any such resignation, the Required Lenders shall have the right, with the consent of the Borrower Representative (so long as no Event of Default is then in existence), to appoint a successor (and which in no event shall be a Disqualified Institution).  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent or Collateral Agent, as the case may be, gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent or Collateral Agent, as the case may be, may (but shall not be obligated to), on behalf of the Lenders and Issuing Banks, with the consent of the Borrower Representative if no Event of Default is in existence (such consent not to be unreasonably withheld, conditioned or delayed), appoint its successor in such capacity, which shall be a commercial bank with an office in the United States, or an Affiliate of any such Person with an office in the United States, or a Lender, provided that in no event shall any successor Administrative Agent or Collateral Agent be a Defaulting Lender.  Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.  Upon the acceptance of its appointment as Administrative Agent or Collateral Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges, obligations and duties of the retiring Administrative Agent or Collateral Agent (other than as provided in Section 2.17(h) and other than any rights to indemnity payments or other amounts owed to the retiring Administrative Agent or Collateral Agent, as the case may be, as of the Resignation Effective Date), and the retiring Administrative Agent or Collateral Agent shall be discharged from its duties and any further obligations hereunder and under the other Loan Documents (if not already discharged therefrom as provided above in this Article).  The retiring Administrative Agent or Collateral Agent shall make available to the successor Administrative Agent or Collateral Agent any documents and records and provide any assistance which the successor Administrative Agent or Collateral Agent may reasonably request for the purposes of performing its functions as Administrative Agent or Collateral Agent under the Loan Documents.  The fees payable by the Borrowers to a successor Administrative Agent or Collateral Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor.  After the Administrative Agent’s or Collateral Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent or Collateral Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent or Collateral Agent.  Any resignation by Bank of America as Administrative Agent pursuant to this clause (f) shall also constitute its resignation as an Issuing Bank and Swingline Lender.  If Bank of America resigns as an Issuing Bank, it shall retain all the rights, powers, privileges and duties of the Issuing Bank hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Issuing Bank and all Obligations with respect to Letters of Credit with respect thereto, including the right to require the Lenders to make ABR Loans or fund risk participations in unreimbursed LC Disbursements pursuant to Section 2.06(e).  If Bank of America resigns as Swingline Lender, it shall retain all the rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make ABR Loans or fund risk participations in outstanding Swingline Loans pursuant to Section 2.05(b).  Upon the appointment by the Company of a successor Issuing Bank or Swingline Lender hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank or Swingline Lender, as applicable, (b) the retiring Issuing Bank and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor Issuer Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

(g)           Each Lender and Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent, the Collateral Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Collateral Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

(h)           In case of the pendency of any proceeding under any Insolvency Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or LC Obligations shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(i)            to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks, the Collateral Agent and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Banks, the Collateral Agent and the Administrative Agent

and their respective agents and counsel and all other amounts due the Lenders, the Issuing Banks, the Collateral Agent and the Administrative Agent due under the Loan Documents) allowed in such judicial proceeding; and

(ii)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders or Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.08 and 9.03.

The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of each Lender directly affected thereby, to credit bid all or any portion of the Secured Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Secured Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar laws in any other jurisdictions to which a Loan Party is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law.  In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in clauses (i) through (xi) of Section 9.02(b) of this Agreement), (iii) the Administrative Agent shall be authorized to assign the relevant Secured Obligations to any such acquisition vehicle pro rata by the Secured Parties, as a result of which each of the Secured Parties shall be deemed to have received a pro rata portion of any Equity Interests and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Secured Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action, and (iv) to the extent that Secured Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Secured Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Secured Obligations shall automatically be reassigned to the Secured Parties pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Secured Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

(i)            Each of the Lenders and Issuing Banks irrevocably authorizes the Administrative Agent and the Collateral Agent to enter into the Intercreditor Agreement and any other intercreditor or subordination agreement it deems reasonable (it being understood that the entry into the Intercreditor Agreement shall be deemed reasonable) in connection with any obligations not prohibited hereunder and that if any such other intercreditor or subordination agreement is posted to the Lenders and Issuing Banks three (3) Business Days before being executed and the Required Lenders shall not have objected to any such other intercreditor or subordination agreement the Required Lenders shall be deemed to agree that the Administrative Agent’s or the Collateral Agent’s entry into such other intercreditor or subordination agreement is reasonable and to have consented to such other intercreditor or subordination agreement and such Agent’s execution thereof.  The Administrative Agent and the Collateral Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s or the Collateral Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent or the Collateral Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

(j)            The Collateral Agent shall act as the secured party, for the benefit of the Secured Parties.

(k)           Anything herein to the contrary notwithstanding, the Arrangers, Syndication Agents and the Documentation Agents shall not have any right, power, obligation, liability, responsibility or duty under this Agreement or any other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, Collateral Agent, Swingline Lender, a Lender or the Issuer Bank hereunder.

(l)            The Administrative Agent and the Collateral Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions.  Without limiting the generality of the foregoing, the Administrative Agent and the Collateral Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender, Issuing Bank or Participant or prospective Lender, Issuing Bank or Participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution.

(m)          The Administrative Agent and the Collateral Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent and the Collateral Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Bank, the Administrative Agent and the Collateral Agent may presume that such condition is satisfactory to such Lender or the Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

(n)           No provider of Banking Services or Swap Agreement Secured Party that obtains the benefits of Section 2.18(b), any Collateral Agreement, any Loan Guaranty or any Collateral by virtue of the provisions hereof or of any Collateral Agreement, any Loan Guaranty or any other Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents.  The Administrative Agent and the Collateral Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Banking Services Obligations or any other Secured Obligations arising in connection with Banking Services notwithstanding that the Administrative Agent has received written notice of such Secured Obligations pursuant to the definition of “Banking Services”, together with such supporting documentation as the Administrative Agent may request, from the applicable provider of such Banking Services or Swap Agreement Secured Party and the Company, as the case may be.

ARTICLE IX

Miscellaneous

SECTION 9.01           Notices.  (a)  Subject to Section 9.01(b), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

(i)                                     if to any Loan Party, to the Borrower Representative at:

Staples, Inc.

500 Staples Drive

Framingham, MA 01702

Attention: Treasurer

Telephone: (508) 253-4766

E-Mail: john.buchta@staples.com

with a copy to the General Counsel:

Email: michael.williamsgc@staples.com

Telephone: (508) 253-0637

(ii)                                  if to the Administrative Agent or the Collateral Agent to:

Bank of America, N.A.

100 Federal Street

Boston, MA 02110

Attention: Andrew Cerussi

Facsimile: (617) 310-2686

(iii)                               if to the Swingline Lender to:

Bank of America, N.A.

100 Federal Street, Mail Code: MA5-100-09-09,

Boston, MA 02110,

Attention: Robert Protulis

Facsimile: (617) 535-9657

(iv)                              if to any Issuing Bank, as notified to the Administrative Agent and the Borrower Representative.

(v)                                 if to any Lender, to it at its address or facsimile number set forth in its Administrative Questionnaire.

All such notices and other communications (x) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received or (y) sent by facsimile shall be deemed to have been given when sent, provided that if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient.

(b)           Notices and other communications to the Lenders and Issuing Banks hereunder also may be delivered or furnished by electronic communications (including e-mail, FpML, and internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or Issuing Bank pursuant to Article II or to certificates delivered pursuant to Section 5.01(d) unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent, Swingline Lender, Issuing Banks or the Borrower Representative (on behalf of the Loan Parties) may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.  Unless the Administrative Agent otherwise prescribes, all such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (b)(i) of notification that such notice or communication is available and identifying the website address therefor.

(c)           Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the Borrower Representative, the Administrative Agent and the Collateral Agent.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.  Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Company or its securities for purposes of United States Federal or state securities laws.

(d)           THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Borrower, any Lender, any Issuing Bank or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Company’s, any Loan

Party’s or the Administrative Agent’s transmission of Borrower Materials or notices through the platform, any other electronic platform or electronic messaging service, or through the Internet, other than damages caused by one or more of the Agent Parties’ gross negligence or willful misconduct, as determined by a court of competent jurisdiction by final and non-appealable judgment.

(e)           The Administrative Agent, the Collateral Agent, the Issuing Banks and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices, Borrowing Notices and Letter of Credit applications) purportedly given by or on behalf of any Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Loan Parties shall indemnify the Administrative Agent, the Collateral Agent, each Issuing Bank, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of any Borrower.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

SECTION 9.02           Waivers; Amendments.  (a)   No failure or delay by the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent, the Collateral Agent, the Issuing Banks and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by this Section 9.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan, the issuance of a Letter of Credit or the making of any other Credit Extensions shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, the Collateral Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b)           Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (A) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrowers, Subsidiary Guarantors and the Required Lenders (or the Administrative Agent with the consent of the Required Lenders), (B) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent, the Collateral Agent (to the extent it is a party to such Loan Document) and each Loan Party that is a party thereto, with the consent of the Required Lenders or (C) as otherwise expressly provided for in this Section 9.02(b); provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce or forgive the principal amount of any Loan, LC Disbursement or reduce the rate of interest thereon, or reduce or forgive any interest, fees or reimbursement obligations payable hereunder, without the written consent of each Lender directly and adversely affected thereby, (iii) (A) postpone any scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any date for the payment of any interest, fees or other Obligations payable hereunder, or reduce the amount of, waive or excuse any such payment, (B) postpone (except in compliance with Section 2.23) the scheduled date of expiration of any Commitment or the date in clause (i) of the definition of Maturity Date, or (C) increase the advance rates set forth in the definition of Borrowing Base, without the written consent of each Lender directly and adversely affected thereby (for the avoidance of doubt, amendments to reduce the default rate of interest or to reduce or eliminate any mandatory prepayment required by Section 2.11(b) shall require only the consent of the Required

Lenders), (iv) impose modifications or restrictions on assignments and participations that are more restrictive than, or additional to, those set forth in Section 9.04 without the consent of each Lender directly and adversely affected thereby, (v) change Section 2.10(b), Section 2.11(d) or Section 2.18(b) or (d) in a manner that would alter the manner in which payments are shared or the relative priorities of such payments, in each case, without the written consent of each Lender directly and adversely affected thereby, (vi) modify eligibility criteria, as such eligibility criteria are in effect on the Closing Date (including adding new categories of eligible assets), in any manner that has the effect of increasing the amounts available to be borrowed hereunder without the written consent of the Supermajority Lenders, (vii) change any of the provisions of this Section 9.02(b) or the definition of “Required Lenders” or “Supermajority Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender, (viii) except as provided in clause (i) of the first sentence of Section 9.02(c), release any Borrower or any Subsidiary Guarantor or release all or substantially all of the value of the guarantees contained in the Loan Documents, including its Loan Guaranty, or limit their liability in respect of such guarantee, without the written consent of each Lender, (ix) except as provided in clause (i) of the first sentence of Section 9.02(c), release all or substantially all of the Collateral, without the written consent of each Lender, (x) subordinate all or part of the Obligations to any other Indebtedness without the prior written consent of each Lender directly and adversely affected thereby or (xi) except as provided in clause (i) of Article VIII and Section 9.02(c), subordinate all or part of the Liens securing the Obligations to any other Liens without the written consent of each Lender directly and adversely affected thereby; provided, further, that (I) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Collateral Agent, any Issuing Bank or any Swingline Lender hereunder, without the prior written consent of such Administrative Agent, such Collateral Agent, such Issuing Bank or such Swingline Lender, as the case may be and (ii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.  In addition to the foregoing, the Administrative Agent may also amend the Commitment Schedule to reflect assignments entered into pursuant to Section 9.04.

Notwithstanding anything to the contrary in this Agreement (including Section 9.02(b)), (a) the Administrative Agent may, with the consent of the Company only, amend, modify or supplement this Agreement or any other Loan Document to cure any ambiguity, omission, defect or inconsistency, so long as such amendment, modification or supplement does not adversely affect the rights of any Lender or the Lenders shall have received, at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment, (b) this Agreement may be amended, amended and restated or otherwise supplemented or modified without the consent of any Lender (but with the consent of Company and the Administrative Agent) if, upon giving effect to such amendment, amendment and restatement or other supplement or modification, such Lender shall no longer be a party to this Agreement (as so amended, amended and restated or otherwise supplemented or modified), the Commitments of such Lender shall have terminated (but such Lender shall be entitled to the benefits of the provisions of this Agreement which expressly survive the termination of such Lender’s Commitments as provided under Section 9.05), such Lender shall have no other obligation to provide additional Credit Extensions to the Borrowers under this Agreement and such Lender shall have been paid in full all Obligations owing to it or accrued for its account under this Agreement and (c) this Agreement may be amended, amended and restated or otherwise supplemented or modified by (i) Incremental Amendments pursuant to Section 2.22, (ii) Extension Amendments pursuant to Section 2.23, (iii) Canadian Credit Facility Amendments pursuant to Section 2.24 and (iv) FILO Credit Facility Amendments pursuant to Section 2.25, in each case, without the consent of the Required Lenders, the Supermajority Lenders or any other Lenders (other than those Lenders participating therein).

(c)                                  The Lenders and the Issuing Banks hereby irrevocably authorize the Collateral Agent and/or the Administrative Agent to release any Liens granted to the Collateral Agent and/or the Administrative Agent by the Loan Parties on any Collateral (i) upon the termination of the Aggregate Commitments, payment and satisfaction in full in cash of all Secured Obligations (other than (x) contingent indemnification obligations as to which no claim has been asserted or (y) Banking Services Obligations unless the Administrative Agent has received at least two (2) Business Days prior written notice from the provider thereof stating that such Banking Services Obligations are then due and payable) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the applicable Issuing Bank have been made), (ii) constituting property sold or otherwise disposed of if the Loan Party disposing of such property certifies to the Collateral Agent that the sale or disposition is made in compliance with the terms of this Agreement (and the Collateral Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property leased to a Loan Party under a lease which has expired or been terminated in a transaction permitted under this Agreement, (iv) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies by the Administrative Agent, the Collateral Agent or the Lenders pursuant to Article VII and the Intercreditor Agreement or (v) if such Liens were granted by any Loan Party which ceases to be a Subsidiary of the Company as a result of a transaction permitted under the Loan Documents (including, without limitation, pursuant to Section 9.02(e) or 10.08(b)).  The Lenders and Issuing Banks hereby also irrevocably authorize the Administrative Agent and Collateral Agent to (x) subordinate any Lien on any property granted to or held by the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(d) and (y) to release any Loan Party from its obligations under this Agreement and the Collateral Agreement if such Loan Party ceases to be a Subsidiary of the Company as a result of a transaction permitted under the Loan Documents (including, without limitation, pursuant to Section 9.02(e) or 10.08(b)).  Upon request by the Collateral Agent and/or the Administrative Agent, the Required Lenders will confirm in writing the Collateral Agent and/or the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Subsidiary Guarantor from its obligations under its Loan Guaranty and the Collateral Agreement pursuant to this Section 9.02(c).  Any such release shall not in any manner discharge, affect, or impair the Secured Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) any interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral.  In connection with any release of Collateral permitted under this Agreement, the Administrative Agent or the Collateral Agent, upon receipt of any certificates under Section 9.15 of the Collateral Agreement or other certificates or documents reasonably requested by it to confirm compliance with this Agreement, shall promptly execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such release.

(d)                                 Notwithstanding the foregoing, no Lender or Issuing Bank consent is required to effect any amendment or supplement to any Intercreditor Agreement or other intercreditor agreement or arrangement permitted under this Agreement that is for the purpose of adding the holders of Permitted Pari Passu Refinancing Debt, as expressly contemplated by the terms of such Intercreditor Agreement or other intercreditor agreement or arrangement permitted under this Agreement, as applicable (it being understood that any such amendment or supplement may make such other changes to the applicable intercreditor agreement as, in the good faith determination of the Administrative Agent, are required to effectuate the foregoing provided that such other changes are not adverse, in any material respect, to the interests of the Lenders); provided that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Collateral Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent or Collateral Agent, as applicable.

(e)                                  At the request and sole expense of the Loan Parties, a Subsidiary of the Company shall be released from its obligations as a Borrower under this Agreement in the event that all the Equity Interests of such Subsidiary shall be Disposed of in a transaction permitted by this Agreement (other than to a Subsidiary of the Company); provided that the Company shall have delivered to the Administrative Agent, at least three (3) Business Days prior to the date of the proposed release (or such shorter period as the Administrative Agent may agree in its reasonable discretion), (i) a written request for release identifying the relevant Subsidiary, together with a certification by the Borrower Representative stating that such transaction is in compliance with this Agreement and the other Loan Documents and that the Net Cash Proceeds of such Disposition will be applied in accordance herewith and therewith and that, after giving effect to such transaction, such release and the application of such Net Cash Proceeds, no Default or Event of Default shall exist and such other information required by Section 9.15 of the Collateral Agreement and (ii) an updated Borrowing Base Certificate, prepared on a pro forma basis immediately after giving effect to such release.

SECTION 9.03                                 Expenses; Indemnity; Damage Waiver.  (a)  The Loan Parties shall pay (i) all reasonable and documented or invoiced out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, each Arranger, each Issuing Bank and their respective Affiliates, including, without limitation, the reasonable and documented fees, charges and disbursements of counsel for the Administrative Agent, the Collateral Agent, each Arranger and each Issuing Bank (limited, in the absence of an actual conflict of interest, to the primary counsel of the Administrative Agent and Collateral Agent and one counsel in each relevant material jurisdiction and, in the case of an actual or perceived conflict of interest, where the party affected by such conflict informs the Borrower Representative of such conflict and thereafter retains its own counsel, of another firm of counsel for each such affected person), in connection with the syndication and distribution (including, without limitation, via the internet or through a service such as Intralinks) of the credit facilities provided for herein, and the preparation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions of this Agreement and the other Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented or invoiced out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented or invoiced out-of-pocket costs and expenses incurred by the Administrative Agent, the Collateral Agent, any Arranger, any Issuing Bank or any Lender (including, without limitation, the reasonable and documented fees, charges and disbursements of any counsel for the Administrative Agent, Collateral Agent, any Arranger, any Issuing Bank or any Lender) in connection with the enforcement, collection or protection of any rights and remedies under this Agreement and the other Loan Documents, including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Insolvency Law, and including all such costs and expenses in connection with any workout, restructuring or negotiations in respect of the Credit Extensions and the Loan Documents.  Expenses being reimbursed by the Loan Parties under this Section include, without limiting the generality of the foregoing, costs and expenses incurred in connection with:

(i)                                     appraisals and insurance reviews in accordance with this Agreement and the other Loan Documents;

(ii)                                  field examinations and the preparation of Reports in accordance with this Agreement and the other Loan Documents based on the fees charged by a third party retained by the Administrative Agent or either Collateral Agent or the internally allocated fees for each Person employed by the Administrative Agent or either Collateral Agent with respect to each field examination, together with the reasonable fees and expenses associated with collateral monitoring services performed by the Administrative Agent;

(iii)                               taxes, fees and other charges for (A) lien and title searches and title insurance and (B) recording the Collateral Documents, filing financing statements and continuations, and other actions to perfect, protect, and continue the Liens of each Collateral Agent; and

(iv)                              forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining the accounts and lock boxes, and costs and expenses of preserving and protecting the Collateral.

(b)                                 The Loan Parties shall, jointly and severally, indemnify each of the Administrative Agent (and any sub-agent thereof), the Collateral Agent (and any sub-agent thereof), each Issuing Bank, each Arranger, each Lender, and each Related Party of any of the foregoing Persons (each such Person, an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all costs, losses, claims, damages, penalties, liabilities and related expenses, (including, without limitation, the fees, charges and disbursements of any counsel for any Indemnitee) incurred by or asserted against any Indemnitee arising out of, in connection with, relating to, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby or by the Transactions, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property currently or formerly owned or operated by any Borrower or any of their Subsidiaries, or any Environmental Liability related in any way to any Borrower or any of their Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto or whether any claim, litigation or other proceeding is brought by a third party or a Loan Party or any Affiliate of any Loan Party or any creditor or shareholder of Loan Party; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or the material breach of such Indemnitee’s obligation to fund its Commitments hereunder or (y) result from any dispute solely among Indemnitees (other than any claims against an Indemnitee in its capacity or in fulfilling its role as an agent or arranger or any similar role under any Facility and other than any claims arising out of any act or omission of any Borrower or any of its Affiliates).  This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, or liabilities arising from any non-Tax claim.

(c)                                  To the extent that any Loan Party fails to indefeasibly pay any amount required to be paid by it to the Administrative Agent (and any sub-agent thereof), the Collateral Agent (and any sub-agent thereof), any Issuing Bank, any Swingline Lender or any Related Party of any Agent under Section 9.03(a) or Section 9.03(b), each Lender severally agrees to pay (whether or not any such amount arises, in whole or in part, out of the comparative, contributory or sole negligence of such Administrative Agent (and any sub-agent thereof), the Collateral Agent (and any sub-agent thereof), such Issuing Bank, such Swingline Lender or such Related Party) to such Administrative Agent (and any sub-agent thereof), the Collateral Agent (and any sub-agent thereof), such Issuing Bank, such Swingline Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided further that the unreimbursed expense or indemnified loss, claim, damage, penalty, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (and any sub-

agent thereof), the Collateral Agent (and any sub-agent thereof), such Issuing Bank, such Swingline Lender or such Related Party in its capacity as such.

(d)                                 To the fullest extent permitted by applicable law, no party hereto shall assert, and each hereby waives, any claim against any other party on any theory of liability for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof; provided that such waiver of special, indirect, consequential or punitive damages shall not, in any way, limit the indemnification obligations of the Loan Parties under this Section 9.03.  No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials distributed by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement, the other Loan Documents or the transactions contemplated hereby or thereby, unless determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee.

(e)                                  All amounts due under this Section 9.03 shall be payable promptly after written demand therefor.

(f)                                   The agreements in this Section shall survive the resignation of the Administrative Agent, the Collateral Agent, each Issuer Bank and the Swingline Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

SECTION 9.04                                 Successors and Assigns.  (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that the Borrowers may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except in accordance with this Section 9.04.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants to the extent provided in Section 9.04(e) and, to the extent expressly contemplated hereby, the Indemnitees and the Related Parties of each of the Administrative Agent, the Collateral Agent, any sub-agent thereof, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for the purposes of this subsection (b) participations in LC Obligations and in Swingline Loans) at the time owing to it); provided that, in each case, any such assignment shall be subject to the following conditions:

(i)                                     in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it, or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in Section 9.04(b)(ii) in the aggregate, or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned;

(ii)                                  in any case not described in Section 9.04(b)(i), the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $10,000,000, unless each of the Administrative Agent and, so long as no Event of Default pursuant to Section 7.01(a), Section 7.01(b), Section 7.01(h), Section 7.01(i) or Section 7.01(j) has occurred and is continuing, the Borrower Representative otherwise consents (each such consent not to be unreasonably withheld or delayed);

(iii)                               each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (iii) shall not apply to the Swingline Lender’s rights and obligations in respect of Swingline Loans;

(iv)                              no consent shall be required for any assignment except to the extent required by Section 9.04(b)(ii) and, in addition:

(A)                               the consent of the Borrower Representative (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default pursuant to Section 7.01(a), Section 7.01(b), Section 7.01(h), Section 7.01(i) or Section 7.01(j) has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower Representative shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof; provided, further, that the Borrower Representative’s consent shall not be required in connection with the primary syndication of the credit facility to Persons (or any Affiliate or Approved Fund thereof) which the Borrower Representative has previously consented to in writing (including by email);

(B)                               the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender;

(C)                               the consent of each Issuing Bank (such consent not to be unreasonably withheld or delayed) shall be required for assignments to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(D)                               the consent of the Swingline Lender (such consent not to be unreasonably withheld or delayed) shall be required for assignments to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender;

(v)                                 the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that (1) in the case of contemporaneous assignments by any Lender to one or more Approved Funds, only a single processing and recording fee shall be payable and (2) the Administrative Agent may, in its sole discretion, elect to waive or reduce such processing and recordation fee in the case of any assignment.  The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire;

(vi)                              no such assignment shall be made to (A) any Borrower or any of their Subsidiaries or Affiliates, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).

(c)                                  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or sub-participations, or other compensating actions, including funding, with the consent of the Borrower Representative and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, each Issuer Bank or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Applicable Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof pursuant to Section 9.04(d), from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.15, Section 2.16, Section 2.17 and Section 9.03).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (e) of this Section (or, with respect to assignments to Disqualified Institutions, as set forth in subsection (g) of this Section).

(d)                                 The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent, Swingline Lender, Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower Representative or any Issuing Bank or any Lender (but only, in the case of an Issuing Bank or a Lender, with respect to any entry related to such Issuing Bank or Lender’s Commitment) at any reasonable time and from time to time upon reasonable prior notice.

(e)                                  (i)  Any Lender may, without the consent of the Borrowers, the Administrative Agent, the Collateral Agent, any Issuing Bank or any Swingline Lender, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned or operated for the primary benefit of a natural Person, a Defaulting Lender or the Company or any of the Company’s Affiliates or Subsidiaries) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Collateral Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clauses (i), (ii), (iii)(A) and (B), (viii) and (ix) of the first proviso to Section 9.02(b) that affects such Participant.  Subject to Section 9.04(e)(ii), the Borrowers agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17  subject to the requirements and limitations therein including the requirements under Section 2.17(f) (it being understood that the documentation under Section 2.17(f) shall be delivered to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 9.04(b); provided that such Participant agrees to be subject to the provisions of Section 2.19 as if it were an assignee under paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(d) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, neither the Administrative Agent (in its capacity as Administrative Agent) nor the Collateral Agent (in its capacity as Collateral Agent) shall have any responsibility for maintaining a Participant Register.

(ii)                                  A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant.

(f)                                   Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender to a Federal Reserve Bank or any central bank having jurisdiction over such Lender, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)                                  No assignment or participation shall be made to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the assigning Lender entered into a binding agreement to sell and assign all or a portion of its rights and obligations under this Agreement to such Person (unless the Borrower Representative has consented to such assignment in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment or participation).  For the avoidance of doubt, with respect to any assignee that becomes a Disqualified Institution after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Disqualified Institution”), (x) such assignee shall not retroactively be disqualified from being a Lender and (y) the execution by the Borrowers of an Assignment and Assumption with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Institution.  Any assignment in violation of this Section 9.04(g) shall be voidable upon the request of the Borrower Representative, unless such Disqualified Institution no longer holds such assignment or participation and the holder of thereof is an Eligible Assignee.  If any assignment or participation is made to any Disqualified Institution without the Borrower Representative’s prior written consent in violation of this Section 9.04(g) above (and unless the Borrower Representative requests such assignment or participation be voided), or if any Person becomes a Disqualified Institution after the applicable Trade Date, the Borrower Representative may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, require such Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 9.04), all of its interest, rights and obligations under this Agreement to one or more Eligible Assignees at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder

(h)                                 The Administrative Agent shall have the right, and the Borrowers hereby expressly authorize the Administrative Agent, to (i) post the list of Disqualified Institutions provided by the Borrowers and any updates thereto from time to time (collectively, the “DQ List”) on the Platform, including that portion of the Platform that is designated for Public Lenders and/or (ii) provide the DQ List to each Lender requesting the same.  The Administrative Agent shall not be responsible or have liability for, or have any duty to ascertain, inquire into, monitor or enforce compliance with the provisions of the Loan Documents relating to Disqualified Institutions.

(i)                                     Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to subsection (b) above, Bank of America may, (i) upon 30 days’ notice to the Borrower Representative and the Lenders, resign as an Issuing Bank and/or (ii) upon 30 days’ notice to the Borrower Representative, resign as Swingline Lender.  In the event of any such resignation as an Issuing Bank or Swingline Lender, the Borrower Representative shall be entitled to appoint from among the Lenders a successor Issuing Bank or Swingline Lender hereunder; provided, however, that no failure by the Borrower Representative to appoint any such successor shall affect the resignation of Bank of America as an Issuing Bank or Swingline Lender, as the case may be.  If Bank of America resigns as an Issuing Bank, it shall retain all the rights, powers, privileges and duties of an Issuing Bank hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an Issuing Bank and all LC Obligations with respect thereto (including the right to require the Lenders to make ABR Loans or fund risk participations in unreimbursed LC Disbursements pursuant to Section 2.06(e)).  If Bank of America resigns as Swingline Lender, it shall retain all the rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make ABR Loans or fund risk participations in outstanding Swingline Loans pursuant to Section 2.05(b).  Upon the appointment of a successor Issuing Bank and/or Swingline Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank or Swingline Lender, as the case may be, and (b) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

SECTION 9.05                                 Survival.  All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and thereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and or any Letter of Credit is outstanding (unless the same has been cash collateralized in accordance with Section 2.06(j) hereof) and so long as the Commitments have not expired or terminated.  The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06                                 Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission (including .pdf format) shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07                                 Severability.  Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08                                 Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrowers or any Subsidiary Guarantor against any and all of the Secured Obligations held by such Lender or Affiliate, irrespective of whether or not such Lender  or Affiliate shall have made any demand under the Loan Documents and although such obligations may be unmatured; provided that no amounts set off with respect to any Subsidiary Guarantor shall be applied to any Excluded Swap Obligations of such Subsidiary Guarantor.  The applicable Lender shall promptly notify the Borrower Representative and the Administrative Agent of such set-off or application, provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section.  The rights of each Lender (and its respective Affiliates) under this

Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09                                 Governing Law; Jurisdiction; Consent to Service of Process.  (a)   THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT AND ANY DISPUTE, CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW RULES THAT WOULD RESULT IN THE APPLICATION OF A DIFFERENT GOVERNING LAW.

(b)                                 Each party hereto irrevocably and unconditionally submits, for itself and its property, to the exclusive (subject to the last sentence of this clause (b)) general jurisdiction of the courts of the State of New York sitting in the Borough of Manhattan, New York, the courts of the United States for the Southern District of New York sitting in the Borough of Manhattan, and appellate courts from any thereof in any action or proceeding arising out of or relating to any Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such courts.  Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(c)                                  Each party hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 9.09(b).  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)                                 Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.01.  Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10                                 WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11           Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12           Confidentiality.  Each of the Administrative Agent, the Collateral Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Related Parties and legal counsel (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential in accordance with customary practices); (b) to the extent required or requested by any regulatory or similar authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners or any other similar organization); (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same (or at least as restrictive) as those of this Section 9.12 (or as may otherwise be reasonably acceptable to the Borrower Representative), to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.22, or (ii) any actual or prospective party (or its Related Parties or its legal counsel) to any swap, derivative, credit insurance or other transaction relating to the Loan Parties and their obligations; (g) on a confidential basis to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Facility; (h) with the consent of any Borrower; or (i) to the extent that such Information (x) becomes publicly available other than as a result of a breach of this Section 9.12, or (y) becomes available to any Agent, any Lender, any Issuing Bank or any of their respective Affiliates on a non-confidential basis from a source other than the Borrowers.  In addition, each of the Administrative Agent, the Collateral Agent, Issuing Banks and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent, the Collateral Agent, Issuing Banks and the Lenders in connection with the administration of this Agreement, the other Loan Documents, the Commitments and the Credit Extensions.

“Information” means all information received from any Borrower or any of its Subsidiaries relating to such Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to any Agent, any Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Borrowers or any of their Subsidiaries.  Any Person required to maintain the confidentiality of Information as provided in this Section 9.12 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Issuing Banks and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Borrowers or their Subsidiaries, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

SECTION 9.13           Several Obligations; Nonreliance; Violation of Law.  The respective obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and Swingline Loans and to make payments pursuant to Section 2.17(d) and 9.03(c), are several and not joint and the failure of any Lender to make any Loan, to fund any such participation, to make any payment pursuant to Section 9.03(c) or perform any of its obligations on any date so required hereunder shall not relieve any other Lender from any of its obligations hereunder, and no Lender shall be responsible for the failure of any other Lender to make its Loans.  Each Lender hereby represents that it is not relying on or looking to any margin stock for the repayment of the Borrowings provided for herein.  Anything contained in this Agreement to the contrary notwithstanding, neither any Issuing Bank nor any Lender shall be obligated to extend credit to the Borrowers in violation of any Requirement of Law.

SECTION 9.14           USA PATRIOT Act.  Each Lender that is subject to the requirements of the PATRIOT Act and the Administrative Agent and the Collateral Agent (for themselves and not on behalf of any Lender) hereby notifies the Borrowers and the Subsidiary Guarantors that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrowers and the Subsidiary Guarantors, which information includes the name and address of the Borrowers and the Subsidiary Guarantors and other information that will allow such Lender or the Administrate Agent or Collateral Agent to identify the Borrowers and the Subsidiary Guarantors in accordance with such Act.  Each Borrower and each Subsidiary Guarantor shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

SECTION 9.15           Disclosure.  Each Loan Party and each Lender hereby acknowledges and agrees that the Administrative Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Loan Parties and their respective Affiliates.

SECTION 9.16           Appointment for Perfection.  Each Lender hereby appoints the Administrative Agent, the Collateral Agent and each other Lender as its agent for the purpose of perfecting Liens (in each case for the benefit of the Secured Parties) in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession.  Should any Lender (other than the Collateral Agent) obtain possession of any such Collateral, such Lender shall notify the Administrative Agent and, promptly upon the request of the Administrative Agent, shall deliver such Collateral to the Collateral Agent or otherwise deal with such Collateral in accordance with the instructions of the Collateral Agent.

SECTION 9.17           Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.18           Waiver of Immunity.  To the extent that any Borrower has, or hereafter may be entitled to claim or may acquire, for itself, any Collateral or other assets of the Loan Parties, any immunity (whether sovereign or otherwise) from suit, jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution or otherwise) with respect to itself, any Collateral or any other assets of the Loan Parties, such Borrower hereby waives such immunity in respect of its obligations hereunder and under any promissory notes evidencing the Loans hereunder and any other Loan Document to the fullest extent permitted by applicable Requirements of Law and, without limiting the generality of the foregoing, agrees that the waivers set forth in this Section 9.18 shall be effective to the fullest extent now or hereafter permitted under the Foreign Sovereign Immunities Act of 1976 (as amended, and together with any successor legislation) and are, and are intended to be, irrevocable for purposes thereof.

SECTION 9.19           Currency of Payment.  Each payment owing by any Borrower hereunder shall be made in the relevant currency specified herein or, if not specified herein, specified in any other Loan Document executed by the Administrative Agent or the Collateral Agent (the “Currency of Payment”) at the place specified herein (such requirements are of the essence of this Agreement).  If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum due hereunder in a Currency of Payment into another currency, the parties hereto agree that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase such Currency of Payment with such other currency on the Business Day preceding that on which final judgment is given.  The obligations in respect of any sum due hereunder to any Lender, any Issuing Bank or the Administrative Agent shall, notwithstanding any adjudication expressed in a currency other than the Currency of Payment, be discharged only to the extent that, on the Business Day following receipt by such Lender, such Issuing Bank or the Administrative Agent of any sum adjudged to be so due in such other currency, such Lender, such Issuing Bank or the Administrative Agent may, in accordance with normal banking procedures, purchase the Currency of Payment with such other currency.  Each Borrower agrees that (a) if the amount of the Currency of Payment so purchased is less than the sum originally due to such Lender, such Issuing Bank or the Administrative Agent in the Currency of Payment, as a separate obligation and notwithstanding the result of any such adjudication, such Borrower shall immediately pay the shortfall (in the Currency of Payment) to such Lender, such Issuing Bank or the Administrative Agent and (b) if the amount of the Currency of Payment so purchased exceeds the sum originally due to such Lender, such Issuing Bank or the Administrative Agent, such Lender, such Issuing Bank or the Administrative Agent shall promptly pay the excess over to such Borrower in the currency and to the extent actually received.

SECTION 9.20           Intercreditor Agreements.  Notwithstanding anything to the contrary in this Agreement or in any other Loan Document:  (a) the Liens granted to the Collateral Agent to secure the Secured Obligations pursuant to the Loan Documents and the exercise of any right related to any Collateral shall be subject, in each case, to the terms of the Intercreditor Agreement, (b) in the event of any conflict between the express terms and provisions of this Agreement or any other Loan Document, on the one hand, and of the Intercreditor Agreement, on the other hand, the terms and provisions of the Intercreditor Agreement shall control, and (c) each Lender and Issuing Bank authorizes the Administrative Agent and the Collateral Agent to execute any such Intercreditor Agreement on behalf of such Lender or Issuing Bank, and such Lender or Issuing Bank agrees to be bound by the terms thereof.

SECTION 9.21           Enforcement.  Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Article VIII for the benefit of all the Lenders and the Issuing Banks; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) each Issuing Issuer or the Swingline Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as Issuing Bank or Swingline Lender, as the case may be) hereunder and under the other Loan

Documents, (c) any Lender from exercising setoff rights in accordance with Section 9.08 (subject to the terms of Section 2.18(d)), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Insolvency Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Article VIII and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.18(d), any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

SECTION 9.22           No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Company and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Collateral Agent, the Arrangers, and the Lenders are arm’s-length commercial transactions between the Company, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent, the Collateral Agent, the Arrangers, and the Lenders, on the other hand, (B) each of the Company and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Company and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, the Collateral Agent, each Arranger and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Company, any other Loan Party or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent, the Collateral Agent, any Arranger nor any Lender has any obligation to the Company, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Collateral Agent, the Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company, the other Loan Parties and their respective Affiliates, and neither the Administrative Agent, the Collateral Agent, the Arranger, nor any Lender has any obligation to disclose any of such interests to the Company, any other Loan Party or any of their respective Affiliates.  To the fullest extent permitted by law, each of the Company and each other Loan Party hereby waives and releases any claims that it may have against the Administrative Agent, the Collateral Agent, the Arrangers or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 9.23           Acknowledgement and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)           the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and

(b)           the effects of any Bail-In Action on any such liability, including, if applicable:

(i)            a reduction in full or in part or cancellation of any such liability;

(ii)           a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)          the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

ARTICLE X

Loan Guaranty

SECTION 10.01         Guaranty.

(a)           Each Loan Party and any of its successors or assigns hereby agrees that it is jointly and severally liable for, and, as primary obligor and not merely as surety, absolutely and unconditionally guarantees, to the Lenders, the Administrative Agent, the Collateral Agent, the Issuing Banks and the other Secured Parties (collectively, the “Guaranteed Parties”) the prompt and complete payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Secured Obligations and all costs and expenses arising under Section 9.03 (such costs and expenses, together with the Secured Obligations, collectively the “Guaranteed Obligations”), provided that the “Guaranteed Obligations” shall exclude with respect to each Loan Party, any Excluded Swap Obligations of such Loan Party.  Each Loan Party further agrees that the Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal.

If any payment by a Loan Party or any discharge given by a Guaranteed Party (whether in respect of the obligations of any Loan Party or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event: (a) the liability of each Loan Party shall continue as if the payment, discharge, avoidance or reduction had not occurred; and (b) each Guaranteed Party shall be entitled to recover the value or amount of that security or payment from each Loan Party, as if the payment, discharge, avoidance or reduction had not occurred.

The obligations of each Loan Party under this Article X will not be affected by an act, omission, matter or thing which, but for this Article X, would reduce, release or prejudice any of its obligations under this Article X (without limitation and whether or not known to it or any Guaranteed Party) and each Loan Party hereby waives all rights, claims or defenses that it might otherwise have (now or in the future) with respect to each of the following: (a) any time, waiver or consent granted to, or composition with, any other Loan Party or other person; (b) the release of any other Loan Party or any other person under the terms of any composition or arrangement with any creditor; (c) the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any other Loan Party or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realize the full value of any security; (d) any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any other Loan Party or any other person; (e) any amendment, novation, supplement, extension (whether of maturity or otherwise) or restatement (in each case, however fundamental and of whatsoever nature) or replacement of a Loan Document or any other document or security with any other Loan Party; (f) any unenforceability, illegality or invalidity of any obligation of any other Loan Party or any person under any Loan Document or any other document or security against any other Loan Party; (g) any renewal, extension or acceleration of, or any increase in the amount of the Secured Obligations, or any amendment, supplement, modification or waiver of, or any consent to departure from, the Loan Documents; or (h) any other circumstance whatsoever which may or might in any manner or to any extent vary the risk of any Loan Party as an obligor in respect of the Secured Obligations or which constitutes, or might be construed to constitute, an equitable or legal discharge of any Borrower or any other Loan Party for the Secured Obligations, or of any such Loan Party under the Loan Guaranty contained in this Article X or of any security interest granted by any Loan Party, whether in an insolvency proceeding or similar proceedings or in any other instance.

Without prejudice to the generality of the above, each Loan Party expressly confirms, as permissible under applicable law, that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Loan Documents and/or any amount made available to itself or any other Loan Party under any of the Loan Documents for the purposes of or in connection with any of the following: acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

Each Loan Party waives any right it may have of first requiring any Guaranteed Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Loan Party under this Article X.  This waiver applies irrespective of any law or any provision of a Loan Document to the contrary.

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Guaranteed Party.

SECTION 10.02         Guaranty of Payment.  This Loan Guaranty is a continuing guaranty of payment and not of collection.  Each Loan Party waives any right to require the Administrative Agent, the Collateral Agent, any Issuing Bank, any Lender or any other Secured Party to sue any Borrower, any other Loan Party, any other guarantor, or any other Person obligated for all or any part of the Guaranteed Obligations (each, an “Obligated Party”), or otherwise to enforce its payment against any collateral securing all or any part of the Guaranteed Obligations.

SECTION 10.03         No Discharge or Diminishment of Loan Guaranty.

(a)           Except as otherwise provided for herein, the obligations of each Loan Party hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Guaranteed Obligations (other than contingent indemnification obligations)), including:  (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration, or compromise of any of the Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of any Borrower or any other guarantor of or other person liable for any of the Guaranteed Obligations; (iii) any insolvency, bankruptcy, winding-up, liquidation, reorganization or other similar proceeding affecting any Obligated Party, or their assets or any resulting release or discharge of any obligation of any Obligated Party; or (iv) the existence of any claim, setoff or other rights which any Loan Party may have at any time against any Obligated Party, the Administrative Agent, the Collateral Agent, any Issuing Bank, any Lender, or any other person, whether in connection herewith or in any unrelated transactions.

(b)           The obligations of each Loan Party hereunder are not subject to any defense or setoff, counterclaim, recoupment, or termination whatsoever by reason of the invalidity, illegality, or unenforceability of any of the Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Obligated Party, of the Guaranteed Obligations or any part thereof.

(c)           Further, the obligations of any Loan Party hereunder are not discharged or impaired or otherwise affected by: (i) the failure of the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations; (iii) any release, non-perfection, or invalidity of any indirect or direct security for the obligations of any Borrower for all or any part of the Guaranteed Obligations or any obligations of any other guarantor of or other person liable for any of the Guaranteed Obligations; (iv) any action or failure to act by the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender with respect to any collateral securing any part of the Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Loan Party or that would otherwise operate as a discharge of any Loan Party as a matter of law or equity (other than the indefeasible payment in full in cash of the Guaranteed Obligations (other than contingent indemnification obligations)).

SECTION 10.04         Defenses Waived.  To the fullest extent permitted by applicable law, each Loan Party hereby waives any defense based on or arising out of any defense of any Borrower or any other Loan Party or the unenforceability of all or any part of the Guaranteed Obligations from any cause, or the cessation from any cause of the liability of any Borrower or any other Loan Party, other than the indefeasible payment in full in cash of the Guaranteed Obligations (other than contingent indemnification obligations).  Without limiting the generality of the foregoing, each Loan Party irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any person against any Obligated Party, or any other person.  The Administrative Agent or the Collateral Agent may, at its election, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Guaranteed Obligations, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Obligated Party or exercise any other right or remedy available to it against any Obligated Party, without affecting or impairing in any way the liability of such Loan Party under this Loan Guaranty except to the extent the Guaranteed Obligations have been fully and indefeasibly paid in cash.  To the fullest extent permitted by applicable law, each Loan Party waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Loan Party against any Obligated Party or any security.

SECTION 10.05         Rights of Subrogation.  No Loan Party will assert any right, claim or cause of action arising under or with respect to this Loan Guaranty, including, without limitation, a claim of subrogation, contribution or indemnification that it has against any Obligated Party, or any collateral, until the Loan Parties have indefeasibly paid in full in cash all of the Guaranteed Obligations (other than contingent indemnification obligations) and fully performed all the Guaranteed Obligations.

SECTION 10.06         Reinstatement; Stay of Acceleration.  If at any time any payment of any portion of the Guaranteed Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, or reorganization of any Borrower or otherwise, each Loan Party’s obligations under this Loan Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Administrative Agent, the Collateral Agent, the Issuing Banks, the Lenders or the other Secured Parties are in possession of this Loan Guaranty.  If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of any Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the Loan Parties forthwith on demand by the Lender.

SECTION 10.07         Information.  Each Loan Party assumes all responsibility for being and keeping itself informed of the Borrowers’ financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Loan Party assumes and incurs under this Loan Guaranty, and agrees that neither the Administrative Agent, the Collateral Agent, any Issuing Bank nor any Lender shall have any duty to advise any Loan Party of information known to it regarding those circumstances or risks.

SECTION 10.08         Termination; Release of Subsidiary.

(a)           This Loan Guaranty is a continuing and irrevocable guaranty of all Guaranteed Obligations now or hereafter existing and shall remain in full force and effect until the termination of the Aggregate Commitments, payment and satisfaction in full in cash of all Secured Obligations (other than (x) contingent indemnification obligations as to which no claim has been asserted or (y) Banking Services Obligations unless the Administrative Agent has received at least two (2) Business Days prior written notice from the provider thereof stating that such Banking Services Obligations are then due and payable) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the applicable Issuing Bank have been made).

(b)           At the request and sole expense of the Loan Parties, a Subsidiary of the Company shall be released from its obligations under this Article X in the event that all the Equity Interests of such Subsidiary shall be Disposed of in a transaction permitted by this Agreement (other than to a Subsidiary of the Company); provided that the Company shall have delivered to the Administrative Agent, at least three (3) Business Days prior to the date of the proposed release (or such shorter period as the Administrative Agent may agree in its reasonable discretion), a written request for release identifying the relevant Subsidiary, together with a certification by the Borrower Representative stating that such transaction is in compliance with this Agreement and the other Loan Documents and that the Proceeds of such Disposition will be applied in accordance therewith.

SECTION 10.09         Taxes.  All payments of the Guaranteed Obligations will be made by each Loan Party in accordance with Section 2.17(a) regarding Taxes.

SECTION 10.10         Maximum Liability.  The provisions of this Loan Guaranty are severable, and in any action or proceeding involving any corporate law, or any provincial, state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Loan Party under this Loan Guaranty would otherwise be held or determined to be void, voidable, avoidable, invalid or unenforceable on account of the amount of such Loan Party’s liability under this Loan Guaranty, then, notwithstanding any other provision of this Loan Guaranty to the contrary, the amount of such liability shall, without any further action by the Loan Parties or the Lenders, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Loan Party’s “Maximum Liability”.  This Section 10.10 with respect to the Maximum Liability of each Loan Party is intended solely to preserve the rights of the Lenders to the maximum extent not subject to avoidance under applicable law, and no Loan Party nor any other person or entity shall have any right or claim under this Section with respect to such Maximum Liability, except to the extent necessary so that the obligations of any Loan Party hereunder shall not be rendered voidable under applicable law.  Each Loan Party agrees that the Guaranteed Obligations may at any time and from time to time exceed the Maximum Liability of each Loan Party without impairing this Loan Guaranty or affecting the rights and remedies of the Lenders hereunder, provided that, nothing in this sentence shall be construed to increase any Loan Party’s obligations hereunder beyond its Maximum Liability.

SECTION 10.11         Contribution.  In the event any Loan Party (a “Paying Guarantor”) shall make any payment or payments under this Loan Guaranty or shall suffer any loss as a result of any realization upon any collateral granted by it to secure its obligations under this Loan Guaranty, each other Loan Party (each a “Non-Paying Guarantor”) shall contribute to such Paying Guarantor an amount equal to such Non-Paying Guarantor’s “Applicable Percentage” of such payment or payments made, or losses suffered, by such Paying Guarantor.  For purposes of this Article X, each Non-Paying Guarantor’s “Applicable Percentage” with respect to any such payment or loss by a Paying Guarantor shall be determined as of the date on which such payment or loss was made by reference to the ratio of (i) such Non-Paying Guarantor’s Maximum Liability as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder) or, if such Non-Paying Guarantor’s Maximum Liability has not been determined, the aggregate amount of all monies received by such Non-Paying Guarantor from the Borrowers after the date hereof (whether by loan, capital infusion or by other means) to (ii) the aggregate Maximum Liability of all Loan Parties hereunder (including such Paying Guarantor) as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder), or to the extent that a Maximum Liability has not been determined for any Loan Party, the aggregate amount of all monies received by such Loan Parties from the Borrowers after the date hereof (whether by loan, capital infusion or by other means).  Nothing in this provision shall affect any Loan Party’s joint and several liability for the entire amount of the Guaranteed Obligations (up to such Loan Party’s Maximum Liability).  Each of the Loan Parties covenants and agrees that its right to receive any contribution under this Loan Guaranty from a Non-Paying Guarantor shall be subordinate and junior in right of payment to the payment in full in cash of the Guaranteed Obligations.  This provision is for the benefit of the Administrative Agent, the Collateral Agent, the Issuing Banks, the Lenders and the Subsidiary Guarantors and may be enforced by any one, or more, or all of them in accordance with the terms hereof.

SECTION 10.12         Liability Cumulative.  The liability of each Loan Party under this Article X are in addition to and shall be cumulative with all liabilities of each Loan Party to the Administrative Agent, the Collateral Agent, the Issuing Banks, the Lenders and the other Secured Parties under this Agreement and the other Loan Documents to which such Loan Party is a party or in respect of any obligations or liabilities of the other Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.  The obligations of each Loan Party under this Article X are those of primary obligor, and not merely as surety, and are independent of the Secured Obligations and the obligations of any other guarantor, and a separate action may be brought against each Loan Party to enforce this Loan Guaranty whether or not any Borrower, any other Loan Party or any other person or entity is joined as a party.

SECTION 10.13         Keepwell.  Each Qualified Keepwell Provider hereby jointly and severally absolutely, unconditionally, and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this guarantee in respect of any Swap Obligation (provided, however, that each Qualified Keepwell Provider shall only be liable under this Section 10.13 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 10.13, or otherwise under this guarantee, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount).  The obligations of each Qualified Keepwell Provider under this Section 10.13 shall remain in full force and effect until the payment in full of the Guaranteed Obligations and the release of such Qualified Keepwell Provider from its obligations hereunder pursuant to Section 9.02 of the Credit

Agreement.  Each Qualified Keepwell Provider intends that this Section 10.13 constitute, and this Section 10.13 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

ARTICLE XI

The Borrower Representative

SECTION 11.01         Appointment; Nature of Relationship.  The Company is hereby appointed by each of the Borrowers as its contractual representative (herein referred to as the “Borrower Representative”) hereunder and under each other Loan Document, and each of the Borrowers irrevocably authorizes the Borrower Representative to act as the contractual representative of such Borrower with the rights and duties expressly set forth herein and in the other Loan Documents.  The Borrower Representative agrees to act as such contractual representative upon the express conditions contained in this Article XI.  Additionally, each Borrower hereby appoints, to the extent the Borrower Representative requests any Loan on behalf of such Borrower, the Borrower Representative as its agent to receive all of the proceeds of such Loan in the Funding Account(s), at which time the Borrower Representative shall promptly disburse such Loan to such Borrower.  The Administrative Agent, the Collateral Agent, the Lenders, the Issuing Banks, the other Secured Parties and their respective officers, directors, agents or employees, shall not be liable to the Borrower Representative or any Borrower for any action taken or omitted to be taken by the Borrower Representative or the Borrowers pursuant to this Section 11.01.

SECTION 11.02         Powers.  The Borrower Representative shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Borrower Representative by the terms of each thereof, together with such powers as are reasonably incidental thereto.  The Borrower Representative shall have no implied duties to the Borrowers, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Borrower Representative.

SECTION 11.03         Employment of Agents.  The Borrower Representative may execute any of its duties as the Borrower Representative hereunder and under any other Loan Document by or through authorized officers.

SECTION 11.04         Successor Borrower Representative.  Upon the prior written consent of the Administrative Agent, the Borrower Representative may resign at any time, such resignation to be effective upon the appointment of a successor Borrower Representative acceptable to the Administrative Agent.  The Administrative Agent shall give prompt written notice of such resignation to the Lenders.

SECTION 11.05         Execution of Loan Documents; Borrowing Base Certificate.  The Borrowers hereby empower and authorize the Borrower Representative, on behalf of the Borrowers, to execute and deliver to the Administrative Agent, the Collateral Agent, the Issuing Banks and the Lenders the Loan Documents and all related agreements, certificates, documents, or instruments as shall be necessary or appropriate to effect the purposes of the Loan Documents, including without limitation, the any Borrowing Base Certificate and any certificates required pursuant to Article V.  Each Borrower agrees that any action taken by the Borrower Representative or the Borrowers in accordance with the terms of this Agreement or the other Loan Documents, and the exercise by the Borrower Representative of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Borrowers.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

STAPLES, INC., as the Company and Borrower Representative

By
Name:
Title:

BANK OF AMERICA, N.A., as Administrative Agent, Collateral Agent and Lender

By
Name:
Title:

BARCLAYS BANK PLC, as Lender

By
Name:
Title:

Schedule 1.01(e)

Limited Conditionality Provision

The requirements set forth in Section 4.01(e) (except to the extent a Lien in such Collateral may be perfected (x) by the filing of a financing statement under the Uniform Commercial Code or (y) by the possession of stock certificates (or equivalent certificated Equity Interests) of the Subsidiaries of the Company (including the Target) accompanied by applicable transfer powers) shall not constitute a condition precedent to the availability and effectiveness of the Facility on the Closing Date after the Company’s use of commercially reasonable efforts, without undue burden or expense, to provide such items on or prior to the Closing Date, but such items shall be required to be delivered no later than 90 days after the Closing Date in the case of a Lien in any other Collateral (in each case, as such date may be extended by the Administrative Agent acting reasonably) pursuant to arrangements to be mutually agreed by the Company and the Administrative Agent.